Filed Pursuant to Rule 424(b)(3)
Registration No. 333-206832

CONSENT SOLICITATION STATEMENT OF SUNGARD	PROSPECTUS OF FIDELITY NATIONAL INFORMATION SERVICES, INC.

October 22, 2015

To Stockholders of SunGard:

As you may be aware, SunGard and SunGard Capital Corp. II (which we refer to collectively as the SunGard Companies) entered into an Agreement and Plan of Merger, dated as of August 12, 2015 (which we refer to as the Merger Agreement), among Fidelity National Information Services, Inc. (which we refer to as FIS) and three of FIS’ wholly owned subsidiaries, pursuant to which, through a series of mergers, the SunGard Companies will be merged into wholly owned subsidiaries of FIS (which we collectively refer to as the Mergers).

The aggregate purchase price paid by FIS will consist of $2,288,700,000 in cash, subject to adjustment pursuant to the Merger Agreement, and 44,663,899 shares of FIS’ common stock (which we collectively refer to as the merger consideration), less the number of FIS shares representing unvested RSUs of the SunGard Companies that will be converted into RSUs of FIS upon completion of the Mergers.

FIS’ common stock is traded on the New York Stock Exchange under the symbol “FIS.” On August 11, 2015, the last trading day prior to the announcement of the Mergers, the last reported sale price of FIS common stock on the NYSE was $65.07. On October 22, 2015, the most recent practicable date prior to the printing of this consent solicitation statement/prospectus, the last reported sale price of FIS common stock on the NYSE was $70.57. We urge you to obtain current stock price quotations for FIS common stock from a newspaper, the internet or your broker.

The SunGard board of directors has considered the Mergers and the terms of the Merger Agreement and has unanimously determined that the Mergers and the Merger Agreement are advisable, fair to and in the best interest of SunGard and its stockholders. Accordingly, the SunGard board of directors has unanimously adopted and approved the Mergers and the Merger Agreement. However, the adoption of the Merger Agreement by (i) written consent of the holders of a majority of the outstanding shares of SunGard common stock entitled to vote, (ii) the affirmative vote or written consent of the Majority Principal Investors (as defined below) and (iii) the approval of the Requisite Principal Investors (as defined below) is required for the Mergers to close, and you are being sent this document to ask you to adopt and approve the Merger Agreement and the Mergers by executing and returning the written consent furnished with this consent solicitation statement/prospectus. No vote of FIS stockholders is required to complete the Mergers.

Following entry by the parties into the Merger Agreement, certain stockholders of SunGard, representing approximately 85% of the outstanding shares of SunGard common stock, entered into support and standstill agreements with FIS under which they have agreed to, promptly following such stockholders receipt of the accompanying consent solicitation statement/prospectus as declared effective by the Securities and Exchange Commission, execute and return consents with respect to their shares of SunGard common stock adopting and approving the Merger Agreement and the Mergers. Therefore, under the support agreements, we expect to receive a number of consents sufficient to satisfy the approval requirements described above.

The SunGard board of directors has set October 9, 2015 as the record date for determining holders of SunGard common stock entitled to execute and deliver written consents with respect to this solicitation. If you are a record holder of outstanding SunGard common stock on that date, you are urged to complete, date and sign the enclosed written consent and promptly return it to SunGard. See the section entitled “Solicitation of Written Consents” beginning on page 40.

We encourage you to read carefully this consent solicitation statement/prospectus and the documents incorporated by reference into this consent solicitation statement/prospectus in their entirety, including the section entitled “Risk Factors” beginning on page 28.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this consent solicitation statement/prospectus, or determined if this consent solicitation statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This consent solicitation statement/prospectus is dated October 22, 2015, and is first being mailed to SunGard stockholders on or about October 26, 2015.

Russell P. Fradin

President and Chief Executive Officer

ADDITIONAL INFORMATION

The accompanying consent solicitation statement/prospectus incorporates important business and financial information about FIS from documents that FIS has filed with the Securities and Exchange Commission (“SEC”) but that have not been included in or delivered with the accompanying consent solicitation statement/prospectus. For a listing of documents incorporated by reference into the accompanying consent solicitation statement/prospectus, see “Where You Can Find Additional Information” beginning on page 180 of the accompanying consent solicitation statement/prospectus.

FIS will provide you with copies of such documents (excluding all exhibits, unless FIS has specifically incorporated by reference an exhibit in the accompanying consent solicitation statement/prospectus), without charge, upon written or oral request to:

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attn: Investor Relations

Telephone: (904) 438-6282

To ensure timely delivery, any request should be made at least five business days before November 24, 2015, the targeted final date for receipt of written consents.

You should rely only on the information contained in or incorporated by reference into the accompanying consent solicitation statement/prospectus. Neither FIS nor SunGard has authorized anyone to provide you with different information. The accompanying consent solicitation statement/prospectus is dated as of October 22, 2015. You should not assume that information contained in the accompanying consent solicitation statement/prospectus is accurate as of any date other than that date. Neither the mailing of the accompanying consent solicitation statement/prospectus to SunGard stockholders nor the issuance by FIS of common stock in the Mergers will create any implication to the contrary.

ABOUT THE CONSENT SOLICITATION STATEMENT/PROSPECTUS

The accompanying consent solicitation statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the SEC by FIS, constitutes a prospectus of FIS under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of FIS common stock to be issued to SunGard stockholders and holders of SunGard equity-based awards in connection with the Mergers. The consent solicitation statement/prospectus also constitutes a consent solicitation statement of SunGard with respect to the proposal to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

SunGard

680 East Swedesford Road

Wayne, PA 19087

Notice of Solicitation of Written Consent

To Stockholders of SunGard:

Pursuant to an Agreement and Plan of Merger, dated as of August 12, 2015 (which we refer to as the Merger Agreement), among Fidelity National Information Services, Inc. (which we refer to as FIS), Seahawk Merger Sub 1, Inc., a wholly owned subsidiary of FIS (which we refer to as Merger Sub 1), Seahawk Merger Sub LLC, a wholly owned subsidiary of FIS (which we refer to as Merger Sub 2), Seahawk Merger Sub 3, Inc., a wholly owned subsidiary of FIS (which we refer to as Merger Sub 3), SunGard and SunGard Capital Corp. II (which we refer to as SCCII, and, together with SunGard, the SunGard Companies), Merger Sub 1 will merge with and into SunGard, with SunGard continuing as the surviving corporation (which we refer to as the Merger 1 Surviving Corporation), the Merger 1 Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company (which we refer to as the Follow-On 1 Surviving Company), Merger Sub 3 will merge with and into SCCII, with SCCII continuing as the surviving corporation (which we refer to as the Merger 2 Surviving Corporation), and the Merger 2 Surviving Corporation will merge with and into the Follow-On 1 Surviving Company, with the Follow-On 1 Surviving Company continuing as the surviving company (which we refer to as the Surviving Company) and as a wholly owned subsidiary of FIS (which mergers we collectively refer to as the Mergers).

This consent solicitation statement/prospectus is being delivered to you on behalf of the SunGard board of directors to request that holders of SunGard common stock as of the record date of October 9, 2015 execute and return written consents to adopt and approve the Merger Agreement and the Mergers.

This consent solicitation statement/prospectus describes the proposed Mergers and the actions to be taken in connection with the Mergers and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to this consent solicitation statement/prospectus.

A summary of the appraisal rights that may be available to you is described in the section entitled “The Mergers—Appraisal Rights” beginning on page 67 of the accompanying consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal rights you must not sign and return a written consent approving the Mergers, or a consent that fails to indicate a decision on the proposal. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the Mergers. In addition, you must take all other steps necessary to perfect your appraisal rights.

The SunGard board of directors has considered the Mergers and the terms of the Merger Agreement and has unanimously determined that the Mergers and the Merger Agreement are advisable, fair to and in the best interests of SunGard and its stockholders.

Please complete, date and sign the written consent furnished with this consent solicitation statement/prospectus and return it promptly to SunGard by one of the means described in the section entitled “Solicitation of Written Consents” beginning on page 40 of the accompanying consent solicitation statement/prospectus.

By Order of the Board of Directors,

Leslie S. Brush
Secretary

i

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of SunGard (“SunGard”) or SunGard Capital Corp. II (“SCCII,” and together with SunGard, the “SunGard Companies”), may have regarding the Mergers (as defined below), and brief answers to those questions. SunGard urges you to carefully read the remainder of this consent solicitation statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the Mergers. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this consent solicitation statement/prospectus. All references in this consent solicitation statement/prospectus to FIS refer to Fidelity National Information Services, Inc., a Georgia corporation. FIS following the completion of the Mergers is sometimes referred to in this consent solicitation statement/prospectus as the combined company. In this consent solicitation statement/prospectus, the common stock, par value $0.01 per share, of FIS is referred to as FIS common stock and the holders thereof are referred to as FIS stockholders, the Class L Common Stock, par value $0.001 per share (the “Class L Common Stock”) and classes A-1 through A-8 common stock, each par value $0.001 per share (collectively the “Class A Common Stock”), of SunGard is referred to as SunGard common stock, the 11.5% Cumulative Preferred Stock of SCCII, par value $0.001 per share, is referred to as the SCCII preferred stock. SunGard and SCCII stockholders are sometimes referred to in this consent solicitation statement/prospectus as “you.” Unless the context otherwise requires, all references in this consent solicitation statement/prospectus to SunGard refer to SunGard and its consolidated subsidiaries, including SCCII.

Q:	Why am I receiving this consent solicitation statement/prospectus?

A:	FIS has agreed to acquire SunGard under the terms of an Agreement and Plan of Merger, dated as of August 12, 2015, by and among FIS, Seahawk Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), Seahawk Merger Sub, LLC, a Delaware limited liability company (“Merger Sub 2”), Seahawk Merger Sub 3, Inc., a Delaware corporation (“Merger Sub 3”), each a wholly owned subsidiary of FIS, SunGard and SCCII (as may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Merger Sub 1 will merge with and into SunGard (“Merger 1”), with SunGard continuing as the surviving corporation (the “Merger 1 Surviving Corporation”), (ii) the Merger 1 Surviving Corporation will merge with and into Merger Sub 2 (the “Follow-On Merger 1”), with Merger Sub 2 continuing as the surviving company (the “Follow-On 1 Surviving Company”), (iii) Merger Sub 3 will merge with and into SCCII (“Merger 2”), with SCCII continuing as the surviving corporation (the “Merger 2 Surviving Corporation”), and (iv) the Merger 2 Surviving Corporation will merge with and into the Follow-On 1 Surviving Company (the “Follow-On Merger 2” and, together with Merger 1, Follow-On Merger 1 and Merger 2, the “Mergers”), with the Follow-On 1 Surviving Company continuing as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of FIS. See the section titled “The Merger Agreement” beginning on page 77 of this consent solicitation statement/prospectus. A copy of the Merger Agreement is attached to this consent solicitation statement/prospectus as Annex A. It is the legal document that governs the Mergers.

SunGard is providing these consent solicitation materials to the holders of SunGard common stock, and is soliciting such holders’ written consent to the Merger Agreement proposal. These consent solicitation materials also constitute a prospectus with respect to the shares of FIS common stock to be issued to the holders of Class L Common Stock and SCCII preferred stock and holders of Vested SunGard Awards and unvested RSUs in the Mergers (each as defined below). This consent solicitation statement/prospectus contains important information about the Mergers and the Merger Agreement, and you should read this consent solicitation statement/prospectus carefully.

Q:	What will happen to SunGard and SCCII as a result of the Mergers, and what will I receive in the Mergers?

A:	As a result of the Mergers, SunGard and SCCII will each merge with and into Merger Sub 2, a wholly owned subsidiary of FIS, and shares of SunGard common stock and SCCII common and preferred stock will be cancelled. Upon the closing of the Mergers, you will be entitled to receive a combination of cash and shares of FIS common stock.

Under the Merger Agreement, at the effective time of the Mergers and without any action on the part of the holder thereof, the outstanding shares of Class L Common Stock and SCCII preferred stock as well as all vested stock options, appreciation units and restricted stock units (“RSUs”) representing an interest in shares of SunGard and/or SCCII (collectively, “Vested SunGard Awards”) will be converted into the right to receive an aggregate of $2,288,700,000 in cash, subject to certain adjustments, and 44,663,899 shares of common stock of FIS less the number of FIS shares underlying unvested RSUs of SunGard that will, at the closing of the Mergers be converted into the number of RSUs of FIS common stock obtained by dividing the value, as of shortly prior to the closing of the Mergers, of the aggregate merger consideration that would have otherwise been payable in respect of the Class L Common Stock and SCCII preferred stock underlying such unvested RSU by the value, as of shortly prior to the closing of the Mergers, of a share of FIS common stock. Each outstanding share of Class A Common Stock and SCCII common stock will be cancelled, retired and cease to exist, and no consideration will be delivered in exchange therefor.

For a full description of the merger consideration, see the section titled “The Merger Agreement – Effects of the Mergers; Merger Consideration” beginning on page 78 of this consent solicitation statement/prospectus.

Q:	Why are FIS and SunGard proposing the Mergers?

A:	FIS and SunGard believe that combining the strengths of the two companies is in the best interests of their respective companies and stockholders. The Mergers of FIS and SunGard will position the combined company to offer a broad range of enterprise banking and capital markets capabilities to empower financial institutions and businesses worldwide. To review the reasons for the Mergers in greater detail, see the sections titled “The Mergers – Recommendation of the SunGard Board of Directors and Its Reasons for the Mergers” beginning on page 53 of this consent solicitation statement/prospectus and “The Mergers – FIS’ Reasons for the Mergers” beginning on page 62 of this consent solicitation statement/prospectus.

Q:	Does the board of directors of SunGard support the Mergers?

A:	Yes. The board of directors of SunGard (the “SunGard Board”) has declared that the Mergers and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of SunGard and its stockholders, and unanimously recommends that SunGard stockholders adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.

Q:	What happens if the Mergers are not completed?

A:	If the Merger Agreement is not adopted by the SunGard stockholders or if the Mergers are not completed for any other reason, you will not receive any payment for your shares of Class L Common Stock or SCCII preferred stock in connection with the Mergers. Instead, SunGard and SCCII will remain as independent companies.

Q:	What am I being asked to approve?

A:	You are being asked to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

Q:	Who is entitled to give a written consent?

A:	The SunGard Board has set October 9, 2015, which is referred to as the record date in this consent solicitation statement/prospectus, as the record date for determining SunGard stockholders entitled to sign and deliver written consents with respect to this consent solicitation. Holders of outstanding shares of SunGard common stock as of the close of business on the record date will be entitled to give a consent using the form of written consent furnished with this consent solicitation statement/prospectus. The holders of Class A Common Stock and Class L Common Stock vote together as a single class, with each share entitled to one vote.

Q:	What approval is required to adopt the Merger Agreement?

A:	The Mergers cannot be completed unless stockholders of SunGard adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement. Adoption of the Merger Agreement requires the approval of (i) the written consent of the holders of a majority of the outstanding shares of SunGard common stock entitled to vote, (ii) the affirmative vote or written consent of the Majority Principal Investors (as defined below) and (iii) the approval of the Requisite Principal Investors (as defined below). As of the close of business on the record date, there were 290,959,708 shares of SunGard common stock outstanding and entitled to vote.

Following entry by the parties into the Merger Agreement, certain beneficial owners of shares of SunGard common stock affiliated with Bain Capital Partners, LLC, Providence Equity Partners, Silver Lake Partners, The Blackstone Group, Goldman, Sachs & Co., KKR & Co., L.P. and TPG Capital (the “Sponsor Stockholders”), entered into Support and Standstill Agreements (the “Support and Standstill Agreements”) with FIS. The Class A Common Stock, Class L Common Stock and SCCII preferred stock subject to the Support and Standstill Agreements constituted approximately 85% of the outstanding shares of each of the Class A Common Stock, Class L Common Stock and SCCII preferred stock as of the date of the Merger Agreement. On the terms and conditions set forth in the Support and Standstill Agreements, each Sponsor Stockholder agreed to deliver a written consent adopting the Merger Agreement and approving the Mergers following the delivery of an effective registration statement on Form S-4 filed by FIS with respect to the shares of FIS common stock to be offered in the Mergers, and further, vote in favor of adopting the Merger Agreement and approving the Mergers at any meeting of SunGard and SCCII stockholders and against, among other things, another acquisition proposal or merger. Therefore, under the support and standstill agreements, SunGard expects to receive a number of consents sufficient to satisfy the approval requirement for the Merger Agreement. The Support and Standstill Agreements each contains a customary standstill provision, as well as a non-solicitation provision relating to certain members of the executive management team of SunGard, each of which are effective from the closing date of the Mergers until, in the case of the standstill provision, the date on which the applicable Sponsor Stockholders no longer beneficially own an aggregate of at least 0.5% of the common stock of FIS, and, in the case of the non-solicitation provision, the date that is one year following the closing date of the Mergers. The Support and Standstill Agreements will generally remain in full force and effect until fully performed by the parties thereto, with limited exceptions, including termination upon the termination of the Merger Agreement in accordance with its terms. See the section titled “Material Contracts Between the Parties – The Support and Standstill Agreements” beginning on page 97 of this consent solicitation statement/prospectus. A copy of each Support and Standstill Agreement entered into by the Sponsor Stockholders is attached to this consent solicitation statement/prospectus as Annexes B – H.

As of the close of business on the record date, excluding shares of SunGard common stock held by the Sponsor Stockholders, all directors and executive officers of SunGard collectively owned and were entitled to grant consents with respect to 1,017,623 shares of SunGard common stock, or approximately 0.35% of the issued and outstanding shares of SunGard common stock as of the close of business on that date. SunGard currently expects that its executive officers will deliver written consents adopting the Merger Agreement.

Q:	What options do I have with respect to the proposed Mergers?

A:	With respect to the shares of SunGard common stock that you hold, you may execute a written consent to approve the Merger Agreement proposal (which is equivalent to a vote for the proposal) or to disapprove the Merger Agreement proposal (which is equivalent to a vote against the proposal). If you are a record holder and you return a signed written consent without indicating your decision on the Merger Agreement proposal, you will have been deemed to have given your consent to approve the Merger Agreement proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent or abstain, it has the same effect as voting against the Merger Agreement proposal.

Q:	Can I dissent and require appraisal of my shares?

A:	If you are a SunGard stockholder who does not approve the Mergers by delivering a written consent adopting the Merger Agreement, you will, by strictly complying with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), be entitled to appraisal rights. Section 262 of the DGCL is attached to this consent solicitation statement/prospectus as Annex J. Failure to follow precisely any of the statutory procedures set forth in Annex J may result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a demand for appraisal to the Surviving Company after receiving a notice from SunGard or FIS that appraisal rights are available to you, which notice will be sent to non-consenting SunGard stockholders in the future. This consent solicitation statement/prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights. See the section titled “The Mergers – Appraisal Rights” beginning on page 67 of this consent solicitation statement/prospectus.

Q:	How can I return my written consent?

A:	If you hold shares of SunGard common stock as of the close of business on the record date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to SunGard. Once you have completed, dated and signed your written consent, deliver it to SunGard by faxing your written consent to SunGard, Attention: Secretary, at (646) 445-8171, by emailing a .pdf copy of your written consent to consent@sungard.com or by mailing your written consent to SunGard at 680 East Swedesford Road, Wayne, PA 19087, Attention: Secretary. SunGard does not intend to hold a stockholders’ meeting to consider the Merger Agreement proposal, and, unless SunGard decides to hold a stockholders’ meeting for such purpose, you will be unable to vote in person by attending a stockholders’ meeting.

Q:	What if I am a record holder and I don’t indicate a decision with respect to the Merger Agreement proposal?

A:	If you are a record holder and you return a signed written consent without indicating your decision on the Merger Agreement proposal, you will have been deemed to have given your consent to approve the Merger Agreement proposal.

Q:	What is the deadline for returning my written consent?

A:	The SunGard Board has set 11:59 p.m., on November 24, 2015 as the targeted final date for the receipt of written consents, which date is referred to as the target date in this consent solicitation statement/prospectus. The target date is the date on which SunGard expects to receive the written consents of the Sponsor Stockholders under the Support and Standstill Agreements. SunGard reserves the right to extend the final date for the receipt of written consents beyond November 24, 2015. Any such extension may be made without notice to SunGard stockholders. Once a sufficient number of consents to adopt the Merger Agreement have been received, the consent solicitation will conclude.

Q:	Can I change or revoke my written consent?

A:	Yes, you may revoke your consent (subject to any contractual obligations you may otherwise have) or, if you have previously revoked your consent, submit a new written consent at any time prior to 11:59 p.m., New York City time on November 24, 2015, the target date (or, if earlier, before the consents of a sufficient number of shares to approve the applicable proposal have been filed with the Secretary of SunGard), by faxing your revocation or new written consent to SunGard, Attention: Secretary, at (646) 445-8171, by emailing a .pdf copy of your revocation or new written consent to consent@sungard.com or by mailing your revocation or new written consent to SunGard at 680 East Swedesford Road, Wayne, PA 19087, Attention: Secretary.

Q:	Do I need to send in my SunGard or SCCII stock certificates now?

A:	No, although you may, provided that at whatever time you send your SunGard or SCCII stock certificates, you send them together with the letter of transmittal accompanying this consent solicitation statement/prospectus. Accompanying this consent solicitation statement/prospectus is a letter of transmittal and instructions on how to exchange certificates representing your shares of SunGard common stock and SCCII preferred stock for the merger consideration to which you are entitled under the Merger Agreement. Please complete and return this letter of transmittal along with your certificates (unless SunGard currently holds your certificates on your behalf) as provided in the instructions included with the letter of transmittal. If the Merger Agreement is terminated without the completion of the Mergers, if applicable, your certificates will be returned to you. On the closing date of the Mergers, FIS will cause the exchange agent to pay to each SunGard stockholder who has surrendered its SunGard or SCCII stock certificates, if applicable, and delivered a properly completed and duly executed letter of transmittal by the second business day prior to the closing date, the merger consideration to which such stockholder is entitled under the Merger Agreement. Following the closing date of the Mergers, the exchange agent will pay to each SunGard stockholder who has surrendered its SunGard or SCCII stock certificates, if applicable, and delivered a properly completed and duly executed letter of transmittal after the second business day prior to the closing date, the applicable merger consideration within five business days from receipt by the exchange agent of such certificates, if applicable, and properly completed and duly executed letter of transmittal. Do not submit a letter of transmittal and your stock certificates if you want to exercise rights of appraisal, as doing so may eliminate those rights.

Q:	What are the material United States federal income tax consequences of the Mergers to SunGard common stockholders and SCCII preferred stockholders?

A:	It is expected that Merger 2 together with the Follow-On Merger 2, and it is possible that Merger 1 together with the Follow-On Merger 1, will constitute a tax-free reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, there can be no assurance that this will be the case. For example, if the Parent Measurement Price (as defined below), is less than $62.63, then it is likely that Merger 1 together with the Follow-On Merger 1 will not constitute a tax-free reorganization for United States federal income tax purposes under the Code.

Assuming that the Mergers qualify as reorganizations as described above;

(i)	SunGard common stockholders who exchange their shares of SunGard common stock for shares of FIS common stock and cash must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of FIS common stock and cash received pursuant to Merger 1 (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of SunGard common stock surrendered pursuant to Merger 1), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to Merger 1, and

(ii)	SCCII preferred stockholders who exchange their shares of SCCII preferred stock for shares of FIS common stock and cash must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of FIS common stock and cash received pursuant to Merger 2 (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of SCCII preferred stock surrendered pursuant to Merger 2), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to Merger 2.

You should read the section titled “The Mergers – Material United States Federal Income Tax Consequences of the Transaction” beginning on page 72 of this consent solicitation statement/prospectus for a more complete discussion of the material United States federal income tax consequences of the Mergers. Tax matters can be complicated and the tax consequences of the Mergers to you will depend on your particular tax situation. FIS and SunGard urge you to consult your tax advisor to determine the tax consequences of the Mergers to you.

Q:	When are the Mergers expected to be completed?

A:	FIS and SunGard expect to complete the Mergers during the fourth quarter of 2015, subject to the receipt of regulatory approvals and the satisfaction or waiver of the other conditions to the Mergers contained in the Merger Agreement. However, it is possible that factors outside the control of FIS and SunGard could require FIS and SunGard to complete the Mergers at a later time or not complete them at all.

Q:	Who can help answer my questions?

A:	If you have any questions about the Mergers or how to return your written consent or letter of transmittal, or if you need additional copies of this consent solicitation statement/prospectus or a replacement written consent or letter of transmittal, you should contact equity@sungard.com.

SUMMARY

This summary highlights selected material information contained in this consent solicitation statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, FIS and SunGard encourage you to carefully read this entire consent solicitation statement/prospectus, including the attached annexes. In addition, FIS and SunGard encourage you to read the information incorporated by reference into this consent solicitation statement/prospectus, which includes important business and financial information about FIS that has been filed with the SEC. You may obtain the information incorporated by reference into this consent solicitation statement/prospectus without charge by following the instructions in the section titled “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus. FIS and SunGard have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

(see page 43)

Fidelity National Information Services, Inc.

FIS is a global leader in banking and payments technology as well as consulting and outsourcing solutions. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 130 countries. Headquartered in Jacksonville, Florida, FIS employs approximately 42,000 people worldwide and holds leadership positions in payment processing and banking solutions. Through its Capco brand, FIS delivers globally a wide range of information technology consulting, advisory and transformational services to financial institutions. Providing software, services and outsourcing of the technology that drives financial institutions, FIS is a member of the Fortune 500 and is a member of Standard & Poor’s 500® Index. Fidelity National Information Services, Inc. is a Georgia corporation and its executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that location is (904) 438-6000.

FIS common stock trades on the New York Stock Exchange (the “NYSE”) in this consent solicitation statement/prospectus, under the symbol “FIS.”

Additional information about FIS and its subsidiaries is included in the documents incorporated by reference into this consent solicitation statement/prospectus. See the section titled “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

Seahawk Merger Sub 1, Inc.

Merger Sub 1, a wholly owned subsidiary of FIS, is a Delaware corporation that was formed on August 10, 2015 solely for the purpose of entering into the Merger Agreement and effecting the Mergers and the other transactions contemplated by the Merger Agreement. Merger Sub 1 has not engaged, and does not expect to engage, in any other business activities.

Seahawk Merger Sub, LLC

Merger Sub 2, a wholly owned subsidiary of FIS, is a Delaware limited liability company that was formed on August 10, 2015 solely for the purpose of entering into the Merger Agreement and effecting the Mergers and the other transactions contemplated by the Merger Agreement. Merger Sub 2 has not engaged, and does not expect to engage, in any other business activities.

Seahawk Merger Sub 3, Inc.

Merger Sub 3, a wholly owned subsidiary of FIS, is a Delaware corporation that was formed on August 10, 2015 solely for the purpose of entering into the Merger Agreement and effecting the Mergers and the other transactions contemplated by the Merger Agreement. Merger Sub 3 has not engaged, and does not expect to engage, in any other business activities.

SunGard

SunGard is a leading provider of mission-critical software to financial institutions globally. Its solutions automate a wide range of complex business processes across the financial services industry, including those associated with trading, securities operations, administering investment portfolios, accounting for investment assets, and managing risk and compliance requirements. It is differentiated by the breadth of its offerings, leading edge technology, operating scale, deep domain expertise, and global reach. In 2014, SunGard generated $2.8 billion in revenue, 70% of which was recurring. As of December 31, 2014, SunGard employed approximately 13,000 people. SunGard is a Delaware corporation and its executive offices are located at 680 East Swedesford Road, Wayne, Pennsylvania 19087, and its telephone number at that location is (484) 582-5400.

SunGard serves a large, global customer base across multiple vertically focused groups in the financial services industry. SunGard has approximately 14,000 customers in more than 100 countries.

Neither SunGard common stock nor SCCII preferred stock is listed on an exchange or quoted on any automated services, and there is no established trading market for shares of SunGard common stock or SCCII preferred stock.

Additional information about SunGard and its subsidiaries is included in the section titled “Information about SunGard” beginning on page 133 of this consent solicitation statement/prospectus.

The Mergers

(see page 45)

FIS and SunGard agreed to the acquisition of SunGard by FIS under the terms of the Merger Agreement described in this consent solicitation statement/prospectus. Pursuant to the Merger Agreement, (i) Merger Sub 1 will merge with and into SunGard, with SunGard continuing as the surviving corporation, (ii) the Merger 1 Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company, (iii) Merger Sub 3 will merge with and into SCCII, with SCCII continuing as the surviving corporation, and (iv) the Merger 2 Surviving Corporation will merge with and into the Follow-On 1 Surviving Company, with the Follow-On 1 Surviving Company continuing as the surviving company and as a wholly owned subsidiary of FIS. FIS and SunGard have attached the Merger Agreement as Annex A to this consent solicitation statement/prospectus. FIS and SunGard encourage you to carefully read the Merger Agreement in its entirety.

Effects of the Merger; Merger Consideration

(see page 63)

At the effective time of the Mergers, each outstanding share of Class L Common Stock and SCCII preferred stock (together, “Consolidated Capital Stock”) (other than any shares of capital stock of SunGard and SCCII as to which the holders of such shares have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, which shares are referred to as dissenting shares in this consent solicitation statement/prospectus, and any shares of Consolidated Capital Stock owned by FIS, any Merger Sub or any subsidiary of FIS, or held in treasury of SunGard or SCCII or owned by SunGard, SCCII or any of SunGard’s subsidiaries) will be cancelled and automatically converted into the right to receive consideration consisting of a combination of cash and shares of FIS common stock, which consideration is referred to as the merger consideration in this consent solicitation statement/prospectus.

Upon the terms and subject to the conditions set forth in the Merger Agreement, holders of outstanding shares of Consolidated Capital Stock and holders of Vested SunGard Awards will receive in the aggregate:

•	44,663,899 shares of FIS common stock, less the number of shares of FIS common stock underlying unvested SunGard RSUs that will become Converted RSUs (as defined below) at the closing of the Mergers, which is referred to as the aggregate stock consideration in this consent solicitation statement/prospectus; and

•	$2,288,700,000 (subject to certain adjustments), which sum is referred to as the aggregate adjusted cash consideration in this consent solicitation statement/prospectus, and together with the aggregate stock consideration, the aggregate merger consideration.

The aggregate merger consideration will be allocated among holders of Consolidated Capital Stock and Vested SunGard Awards. Each outstanding share of Class A Common Stock (and all equity awards solely in respect of such stock) will be cancelled in the Mergers without consideration. In connection with the Mergers, FIS will also assume, repay or refinance all of SunGard’s outstanding debt, totaling approximately $4.6 billion as of June 30, 2015.

Following the completion of the transactions, FIS will have approximately 323 million shares of common stock outstanding with current FIS stockholders owning approximately 87% of the combined company.

FIS will not issue fractional shares of FIS common stock in the Mergers. As a result, SunGard and SCCII stockholders will receive cash for any fractional share of FIS common stock that they would otherwise be entitled to receive in the Mergers.

For a full description of the merger consideration, see the section titled “The Merger Agreement – Effects of the Mergers; Merger Consideration” beginning on page 78 of this consent solicitation statement/prospectus.

Treatment of SunGard Stock Options, SunGard Appreciation Units and SunGard RSUs

(see pages 64 and 81)

Immediately prior to the effective time of the Mergers, each stock option with respect to shares of SunGard and/or SCCII (“SunGard stock options”) that is unvested and each appreciation unit with respect to shares of SunGard and SCCII (“SunGard appreciation units”) that is unvested (other than any underwater stock option or appreciation unit) outstanding immediately prior to the effective time of the Mergers will fully vest. At the effective time of the Mergers, all vested SunGard stock options and SunGard appreciation units will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled SunGard stock option and SunGard appreciation unit (other than any underwater stock option or appreciation unit), a payment equal to the excess of the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such cancelled option and appreciation unit over the applicable exercise price or base price. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock. All SunGard stock options and SunGard appreciation units that are underwater stock options and appreciation units will be cancelled for no consideration at the effective time of the Mergers.

At the effective time of the Mergers, all RSUs with respect to shares of SunGard and SCCII (“SunGard RSUs”) that are vested will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled vested SunGard RSU, a payment equal to the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such cancelled SunGard RSU, provided that if the closing date occurs in 2015, a limited number of unvested SunGard RSUs granted prior to 2014 for which the performance and vesting periods will be completed by December 31, 2015 will be fully vested immediately prior to the effective time of the Mergers, and at the effective time, will be treated as vested SunGard RSUs as described herein. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock.

At the effective time of the Mergers, each unvested SunGard RSU outstanding immediately prior to the effective time of the Mergers will be converted into the number of RSUs of FIS common stock (“Converted RSUs”) obtained by dividing the value of the aggregate merger consideration that would have been otherwise payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such SunGard RSU had such SunGard RSU been vested by the volume weighted average price per share of FIS’ common stock on the NYSE for the five consecutive trading days ended on the fifth trading day prior to the closing date (such volume weighted average price, the “Parent Measurement Price”).

For a full description of the treatment of SunGard stock-based awards, see the sections titled “The Mergers – Treatment of SunGard Equity-Based Awards in the Mergers” beginning on page 64 of this consent solicitation statement/prospectus and “The Merger Agreement – Treatment of SunGard Equity-Based Awards in the Mergers” beginning on page 81 of this consent solicitation statement/prospectus.

Ownership of FIS Following the Mergers

(see page 65)

FIS expects to issue 44,663,899 shares of FIS common stock in the Mergers for the outstanding shares of Class L Common Stock, SCCII preferred stock and Vested SunGard Awards, less the number of shares of FIS common stock underlying unvested RSUs of SunGard and SCCII that will be converted into RSUs of FIS at the closing of the Mergers and the number of shares of FIS common stock that would have otherwise been issuable in respect of fractional shares. SunGard and SCCII stockholders and holders of Vested SunGard Awards immediately prior to the Mergers are expected to own, in the aggregate, approximately 13% of the then outstanding shares of FIS common stock.

For a full description of the merger consideration, see the section titled “The Merger Agreement – Effects of the Mergers; Merger Consideration” beginning on page 78 of this consent solicitation statement/prospectus.

Financing for the Mergers

(see page 99)

FIS intends to fund the cash portion of the merger consideration, the repayment or refinancing of debt currently in place at SunGard and other expenses of the Mergers, from cash resources, including cash on hand, its existing revolving credit facility, new term loan credit agreement and new unsecured notes. FIS currently expects to incur approximately $257 million in capitalizable costs and other aggregate fees and expenses in consummating the Mergers, including debt financing costs (including call premiums and settlement of Treasury Lock hedges), financial advisory fees and expenses, legal fees and expenses, accountants’ fees and expenses, SEC registration fees, and printing and mailing expenses.

On September 1, 2015 FIS entered into a new $1.5 billion term loan credit agreement among, inter alios, Merrill Lynch, Pierce Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as joint lead arrangers and joint bookrunners, Credit Agricole

Corporate and Investment Bank and U.S. Bank National Association as joint lead arrangers, Bank of America, N.A. as administrative agent and FIS as borrower, referred to as the new term loan credit agreement in this consent solicitation statement/prospectus. Additionally, on October 20, 2015, FIS completed a public offering of $4.5 billion principal amount of new senior notes, with maturities ranging from three to ten years. These notes are referred to as the new FIS notes in this consent solicitation statement/prospectus. The Merger Agreement does not contain any financing condition. For a more complete description of FIS’ debt financing for the Mergers, see the section titled “Debt Financing” beginning on page 99 of this consent solicitation statement/prospectus.

Risk Factors

(see page 28)

In evaluating the Merger Agreement and the Mergers, you should carefully read this consent solicitation statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 28 of this consent solicitation statement/prospectus.

Record Date; SunGard Stockholders Entitled to Consent

(see page 40)

The SunGard Board has set October 9, 2015 as the record date for determining the SunGard stockholders entitled to sign and deliver written consents with respect to adopting the Merger Agreement and approving the Mergers and the other transactions contemplated by the Merger Agreement, which is sometimes referred to in this consent solicitation statement/prospectus as the Merger Agreement proposal.

Only SunGard stockholders of record holding shares of common stock as of the close of business on the record date are entitled to sign and deliver written consents with respect to the Merger Agreement proposal. As of the close of business on the record date, there were 290,959,708 shares of SunGard common stock outstanding and entitled to sign and deliver written consents with respect to the Merger Agreement proposal, consisting of 261,863,739 shares of SunGard Class A Common Stock and 29,095,969 shares of SunGard Class L Common Stock. Each share of SunGard Class A Common Stock and SunGard Class L Common Stock is entitled to one vote and the shares of SunGard Class A Common Stock and SunGard Class L Common Stock shall vote together as a single class. You are urged to return a completed, dated and signed written consent by 11:59 p.m., New York City time, on November 24, 2015.

Consents; Required Consents

(see page 40)

Written consents from the holders of at least a majority of the outstanding shares of SunGard common stock entitled to vote are required to adopt the Merger Agreement. In addition, pursuant to the Second Amended and Restated Principal Investor Agreement, dated March 31, 2014, by and among SunGard, SCCII, SunGard Holding Corp., SunGard HoldCo LLC, SunGard Data Systems Inc. (collectively, the “SunGard Parties”) and certain principal investors party thereto (the “SunGard Investor Agreement”), the completion of the Mergers requires the approval of the Sponsor Stockholders that hold a number of shares of SunGard common stock that is at least two-thirds of the aggregate number of shares of SunGard common stock then held by the Sponsor Stockholders (the “Requisite Principal Investors”) and pursuant to SunGard’s Second Amended and Restated Certificate of Incorporation (the “SunGard Certificate of Incorporation”), the completion of the Mergers also requires the approval of the affirmative vote or written consent by (a) the Sponsor Stockholders who, in the aggregate, hold a majority of the shares of SunGard common stock then held by all of the Sponsor Stockholders in the aggregate, and (b) if there are more than five groups of Sponsor Stockholders, the Sponsor Stockholders who, in the aggregate, hold a majority of the shares of SunGard common stock then held by the five (or more in the case of a tie) groups of Sponsor Stockholders holding the greatest number of shares of SunGard common stock (the “Majority Principal Investors”).

Following entry by the parties into the Merger Agreement, each of the Sponsor Stockholders entered into a Support and Standstill Agreement with FIS. Under the Support and Standstill Agreements, each of the Sponsor Stockholders agreed, promptly following its receipt of this consent solicitation statement/prospectus as declared effective by the SEC, to execute and deliver a written consent with respect to the outstanding shares of SunGard common stock held by such Sponsor Stockholder adopting the Merger Agreement and approving the Mergers. The shares of SunGard common stock that are owned by the Sponsor Stockholders and subject to such Support and Standstill Agreements represent approximately 85% of the outstanding shares of SunGard common stock. The delivery of the written consents by the Sponsor Stockholders with respect to the shares of SunGard common stock that are owned by the Sponsor Stockholders adopting the Merger Agreement will be sufficient to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement and will constitute the approval required pursuant to the terms of the SunGard Investor Agreement and the SunGard Certificate of Incorporation.

Submission of Consents

(see page 41)

You may consent to the Merger Agreement proposal with respect to your shares of SunGard common stock by completing, dating and signing the written consent enclosed with this consent solicitation statement/prospectus and returning it to SunGard.

If you hold shares of SunGard common stock as of the close of business on the record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to SunGard. Once you have completed, dated and signed the written consent, you may deliver it to SunGard by faxing it to SunGard, Attention: Secretary, at (646) 445-8171, by emailing a .pdf copy of your written consent to consent@sungard.com or by mailing your written consent to SunGard at 680 East Swedesford Road, Wayne, PA 19087, Attention: Secretary.

The SunGard Board has set 11:59 p.m., New York City time, on November 24, 2015 as the target date for the receipt of written consents, which is the date on which SunGard expects to receive the written consents of the Sponsor Stockholders under the Support and Standstill Agreements. SunGard reserves the right to extend the final date for the receipt of written consents beyond November 24, 2015. Any such extension may be made without notice to SunGard stockholders. Once a sufficient number of consents to adopt the Merger Agreement have been received, the consent solicitation will conclude. The delivery of the written consent by the Sponsor Stockholders with respect to the shares of SunGard common stock that are owned by the Sponsor Stockholders adopting the Merger Agreement will be sufficient to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

Executing Consents; Revocation of Consents

(see page 41)

You may execute a written consent to either approve or disapprove of the Merger Agreement proposal. A written consent to approve the Merger Agreement proposal is equivalent to a vote for such proposal and a written consent to disapprove the Merger Agreement proposal is equivalent to a vote against such proposal.

If you do not return your written consent, it will have the same effect as a vote against the Merger Agreement proposal. If you are a record holder of shares of SunGard common stock and you return a signed written consent without indicating your decision on the Merger Agreement proposal, you will have consented to the proposal.

If you are a record holder of shares of SunGard common stock as of the close of business on the record date, you may change or revoke your written consent (subject to any contractual obligations you may otherwise have) at any time prior to 11:59 p.m., New York City time, on November 24, 2015 (or, if earlier, before the consents of a sufficient number of shares to approve the Merger Agreement proposal have been delivered to the Secretary of SunGard). If you wish to change or revoke your consent before that time, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case, by faxing it to SunGard, Attention: Secretary, at (646) 445-8171, by emailing a .pdf copy to consent@sungard.com or by mailing it to SunGard at 680 East Swedesford Road, Wayne, PA 19087, Attention: Secretary. However, pursuant to the Support and Standstill Agreements, the written consent to be received by SunGard from the Sponsor Stockholders will be irrevocable prior to the earlier of the effective time of the Mergers or the termination of the Merger Agreement.

Solicitation of Consents; Expenses

(see page 42)

The expense of preparing, printing and mailing these consent solicitation materials is being borne by SunGard. Officers and employees of SunGard may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of the SunGard Board of Directors and Its Reasons for the Merger

(see page 53)

After consideration, the SunGard Board adopted resolutions, by unanimous written consent of the directors in lieu of a meeting, determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to, and in the best interests of SunGard and its stockholders, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Mergers and directing that the Merger Agreement be submitted to the holders of SunGard common stock for consideration. The SunGard Board recommends that SunGard stockholders consent to the adoption of the Merger Agreement and thereby approve the Mergers and the transactions contemplated by the Merger Agreement by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.

For a description of various factors considered by the SunGard Board in reaching its decision to adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement, see the section titled “The Mergers – Recommendation of the Board of Directors of SunGard and Its Reasons for the Mergers” beginning on page 53 of this consent solicitation statement/prospectus.

Stock Ownership of SunGard Directors and Executive Officers

(see page 57)

As of the close of business on the record date, excluding shares of SunGard Class A Common Stock and Class L Common Stock and SCCII preferred stock held by the Sponsor Stockholders, the directors and executive officers of SunGard collectively owned and were entitled to vote (to the extent such shares are entitled to vote) (i) 915,861 shares of SunGard Class A Common Stock, which represent, in the aggregate, approximately 0.35% of SunGard Class A Common Stock outstanding on that date, (ii) 101,762 shares of SunGard Class L Common

Stock, which represent, in the aggregate, approximately 0.35% of SunGard Class L Common Stock outstanding on that date, and (iii) 26,823 shares of SCCII preferred stock, which represent, in the aggregate, approximately 0.35% of SCCII preferred stock outstanding on that date.

Interests of Executive Officers and Directors of SunGard in the Mergers

(see page 57)

In considering the recommendation of the SunGard Board that SunGard stockholders approve the Mergers, adopt the Merger Agreement and approve the transactions contemplated thereby, SunGard stockholders should be aware that the directors and executive officers of SunGard have interests in the Mergers that may be different from, or in addition to, the interests of SunGard stockholders generally. These interests relate to or arise from, among other things:

•	The employment agreements with the executive officers that provide severance compensation in connection with certain terminations of employment.

•	The treatment of stock options, appreciation units and restricted stock units held by the executive officers in connection with the Mergers and/or certain terminations of their employment.

•	The retention and transaction bonuses payable to certain executive officers contingent on the closing of the Mergers.

•	The right to continued indemnification and insurance coverage for directors and executive officers of SunGard following completion of the Mergers and other transactions contemplated by the Merger Agreement, pursuant to the terms of the Merger Agreement, as described in more detail on page 90 in “Directors’ and Officers’ Insurance and Indemnification.”

Goldman, Sachs & Co. (“Goldman Sachs”) is acting as one of the financial advisors to SunGard in connection with the Mergers. Pursuant to an engagement letter between SunGard and Goldman Sachs, SunGard has agreed to pay Goldman Sachs a transaction fee of $23,000,000, all of which is payable upon consummation of the Mergers. One director on the SunGard Board is a Managing Director of Goldman Sachs.

Listing of FIS Common Stock

(see page 67)

It is a condition to the completion of the Mergers that the shares of FIS common stock issuable in the Mergers be authorized for listing on the NYSE upon official notice of issuance.

Appraisal Rights

(see page 67)

Under the DGCL, if a holder of capital stock of SunGard does not wish to accept the merger consideration and the Mergers are completed, such stockholder has the right (assuming all statutory conditions are met) to seek appraisal of his, her or its shares of capital stock of SunGard, and to receive payment in cash for the fair value of such shares of capital stock of SunGard as determined by the Delaware Court of Chancery. To exercise appraisal rights, a SunGard stockholder must, among other things, submit a written demand for appraisal to SunGard or to the Surviving Company, as applicable, within 20 days after the date of mailing of a separate notice that will be mailed to non-consenting SunGard stockholders following SunGard’s receipt of the requisite written consents to adopt the Merger Agreement. The demand for appraisal must not be sent before the date of such separate notice. Under Delaware case law, a demand submitted before the date of the notice may not be effective to perfect appraisal rights. Only SunGard stockholders of record may submit a demand for appraisal. Therefore, if the shares of capital stock of SunGard held by a stockholder are not registered in his, her or its name, such stockholder will not be able to take these steps, but must have such steps taken by the record holder of such shares of capital stock. To preserve the right to demand appraisal of his, her or its shares of SunGard common stock, a SunGard stockholder must not submit a written consent adopting the Merger Agreement, or otherwise consent to or vote for the Merger Agreement proposal, or submit a written consent form that fails to indicate a decision, as such a consent form will be treated as a consent FOR the adoption of the Merger Agreement. However, so long as a SunGard stockholder does not return a consent form at all, it is not necessary for such stockholder to affirmatively vote against the Merger Agreement proposal or to affirmatively disapprove the Mergers. In addition, a SunGard stockholder, as applicable, must hold his, her or its shares of capital stock of SunGard continuously through the effective time of the Mergers and at the time of a demand for appraisal, meet other statutory conditions and take all other steps required to perfect his, her or its appraisal right, which are not all listed here. A copy of the relevant statute, Section 262 of the DGCL, is attached to this consent solicitation statement/prospectus as Annex J for information purposes only. This consent solicitation statement/prospectus is not intended to constitute the notice of appraisal rights under Section 262 of the DGCL.

Expected Timing of the Mergers

(see page 77)

FIS and SunGard currently expect to complete the Mergers during the fourth quarter of 2015, subject to the receipt of required regulatory approvals and the satisfaction or waiver of the other conditions to the Mergers contained in the Merger Agreement. However, it is possible that factors outside the control of FIS and SunGard could require FIS and SunGard to complete the Mergers at a later date or not complete it at all.

Regulatory Matters

(see page 66)

The completion of the Mergers is subject to a number of regulatory approvals, including the following rules and regulations:

United States Antitrust. Under the HSR Act (as defined below), certain transactions, including the Mergers, may not be completed until notifications have been filed with the Premerger Notification Office of the Federal Trade Commission (the “FTC”) and with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and until all statutory waiting periods have expired or terminated. FIS and SunGard have filed the Notification and Report Forms with the Premerger Notification Office and the Antitrust Division on August 21, 2015. The FTC granted early termination of the waiting period on September 2, 2015.

European Union Competition Law. Both FIS and SunGard conduct business in certain Member States of the European Union. The EU Merger Regulation requires notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before such mergers and acquisitions can be implemented. On September 22, 2015, FIS filed a Form CO with the European Commission. On October 16, 2015, the European Commission adopted a decision not to oppose the notified Mergers and to declare the transactions compatible with the law of the European Union.

South African Competition Law. Both FIS and SunGard conduct business in South Africa. The Competition Act 89 of 1998, as amended, requires the prior notification to the Competition Commission of mergers classified as intermediate or large on the basis of specified thresholds of combined annual turnover or assets. On August 31, 2015, the parties submitted a notification to the Competition Commission of the Mergers as an intermediate transaction. The Competition Commission approved the Mergers without conditions on September 15, 2015.

United Kingdom Financial Conduct Authority. Notification of the Mergers was filed on August 21, 2015 with the United Kingdom Financial Conduct Authority (“FCA”) pursuant to section 178 of the United Kingdom Financial Services and Markets Act 2000 because a SunGard subsidiary is authorized and regulated by the FCA. Approval of the FCA for a change of controller pursuant to such a notification is required prior to completion of the Mergers. The FCA granted approval on September 10, 2015, effective for a three month period which may be extended on request.

Financial Industry Regulatory Authority. A SunGard subsidiary is a U.S. registered broker-dealer. Accordingly, a continuing member application for a change in indirect ownership was filed on August 14, 2015 in connection with the Mergers pursuant to Rule 1017 of the National Association of Securities Dealers (“NASD”) Rules, which are administered by NASD’s successor, the Financial Industry Regulatory Authority, Inc. (“FINRA”). This Rule provides that a FINRA member entity must file an application for approval of a change in the equity ownership of the member that results in one person or entity directly or indirectly owning or controlling 25% or more of the equity capital of such member. FINRA approved the continuing membership application on September 2, 2015.

Other Laws. In addition to the regulatory approvals described above, notifications of the Mergers may be filed with other governmental agencies for their review and approval under foreign regulatory laws, such as foreign merger control laws. It is possible that any of the governmental entities with which filings may be made may seek various forms of relief with respect to the Mergers. However, such other regulatory approvals are not conditions to completion of the Mergers.

The foregoing is a summary of the material regulatory requirements for the Mergers, satisfaction or waiver of certain of which requirements is a condition to the completion of the Mergers. There can be no guarantee as to if and when any of the consents or approvals required for the Mergers will be obtained or as to the conditions that such consents and approvals may contain. For further information, see the section titled “Risk Factors” beginning on page 28 of this consent solicitation statement/prospectus.

Accounting Treatment

(see page 67)

FIS and SunGard prepare their financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Mergers will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with FIS considered as the accounting acquirer and SunGard as the accounting acquiree. Accordingly, consideration to be given by FIS to complete the Mergers with SunGard will be allocated to assets and liabilities of SunGard based on their estimated fair values as of the date of the completion of the merger, with any excess merger consideration being recorded as goodwill.

Exclusivity

(see page 87)

The Merger Agreement contains provisions that, among other things, prohibit SunGard and its affiliates (and require SunGard to prohibit its subsidiaries and its and their representatives) from, directly or indirectly, soliciting, initiating, knowingly encouraging or assisting, or responding to the submission of any proposal or offer from any third party relating to, with respect to SunGard or any of its subsidiaries, a Competing Transaction (as defined in the section titled “The Merger Agreement – Exclusivity” beginning on page 87 of this consent solicitation statement/prospectus), including any liquidation, dissolution or recapitalization, merger or consolidation, acquisition or purchase of all or a significant portion of the assets or equity interests of SunGard or any of its subsidiaries or any similar business combination. The Merger Agreement does not, however, prohibit the SunGard Board from responding to the submission of any proposal or offer from any third party relating to a competing transaction to the extent failure to respond to such submission would be inconsistent with the SunGard Board’s fiduciary duties.

Efforts to Complete the Mergers

(see page 88)

Subject to the terms of the Merger Agreement, FIS and SunGard have agreed to use their reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including using their reasonable best efforts to obtain any consents, licenses, permits, waivers, approvals, authorizations and orders of all governmental authorities and third parties that are required for the completion of the transactions contemplated by the Merger Agreement.

FIS and each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 (collectively, the “Merger Subs”), are required to, and will cause the FIS subsidiaries to, use reasonable best efforts to obtain approval of the completion of the transactions contemplated by the Merger Agreement by any governmental authority so as to enable the parties to close the transactions contemplated by the Merger Agreement prior to the Termination Date (as defined below); provided that with respect to antitrust laws, FCA and FINRA approvals, such reasonable best efforts include, among other things, the sale, divestiture, or other disposition of any and all share capital, assets or businesses of FIS, each of the Merger Subs, the subsidiaries of FIS, SunGard or the SunGard subsidiaries; provided that FIS will not be required to (and SunGard will not be permitted to without FIS’ consent) take any such action as would reasonably be expected to have a material adverse effect on FIS or SunGard, as applicable (assuming, with respect to FIS, that FIS and its subsidiaries were the same size in the aggregate as SunGard and its subsidiaries), nor will FIS or SunGard be obligated to make any divestiture not conditioned on the completion of the transactions. These requirements are described more fully in the section entitled “The Merger Agreement – Efforts to Complete the Mergers” beginning on page 88 of this consent solicitation statement/prospectus.

Conditions to Completion of the Mergers

(see page 92)

The obligations of each of FIS and SunGard to complete the Mergers are subject to the satisfaction (or waiver) of certain customary closing conditions, including, among others, the following conditions:

•	the requisite approval of the Mergers by the stockholders of SunGard having been obtained;

•	the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the Mergers;

•	the receipt of specified regulatory approvals or the expiration or termination of applicable waiting periods, including under the applicable antitrust laws of certain jurisdictions;

•	the absence of a material adverse effect on FIS or SunGard;

•	the effectiveness of the registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part;

•	approval of the shares of common stock of FIS to be issued in the Mergers for listing on the NYSE;

•	FIS’ legal counsel not having been informed in writing that the representations contained in certain tax representation letters delivered by SunGard and each of the Sponsor Stockholders are or have become untrue or incorrect in any respect;

•	the accuracy of the other party’s representations and warranties, subject to certain standards, including materiality and material adverse effect qualifications; and

•	the other party having performed or complied with, in all material respects, its obligations under the Merger Agreement required to be performed or complied with prior to the closing of the Mergers.

Neither FIS nor SunGard can give any assurance that all of the conditions to the Mergers will be either satisfied or waived or when or if the Mergers will occur.

Termination of the Merger Agreement

(see page 94)

The Merger Agreement may be terminated at any time prior to the effective time by the mutual consent of FIS and SunGard. The Merger Agreement may also be terminated by either FIS or SunGard, subject to the limitations set forth in the Merger Agreement, if (i) the Merger is not consummated by June 30, 2016 (the “Termination Date”) or (ii) any governmental authority of competent jurisdiction has taken any action prohibiting the completion of any of the Mergers substantially on the terms contemplated by the Merger Agreement. In addition, in certain circumstances, FIS may terminate the Merger Agreement if (i) SunGard stockholder approval is not obtained by the 25th business day following the effectiveness of the registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part or (ii) SunGard materially breaches any of its representations, warranties or covenants in the Merger Agreement (and does not cure such breach within 20 business days after written notice or, if earlier, by the third business day prior to the Termination Date) such that the closing conditions relating thereto cannot be satisfied. FIS also would have been entitled to terminate the Merger Agreement if the requisite percentage of Sponsor Stockholders did not enter into the Support and Standstill Agreements within 24 hours of the signing of the Merger Agreement; however, this condition was timely satisfied.

SunGard may terminate the Merger Agreement if (i) FIS or the Merger Subs fail to complete the transactions contemplated by the Merger Agreement when required pursuant to the terms of the Merger Agreement or (ii) FIS or any Merger Sub breaches any of its respective representations, warranties or covenants in the Merger Agreement (and does not cure such breach within 20 business days after written notice or, if earlier, by the third business day prior to the Termination Date) such that the closing conditions relating thereto cannot be satisfied.

Specific Performance

(see page 95)

The parties are entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of the Merger Agreement and to specifically enforce its terms and provisions. Such remedy is in addition to any other remedy to which the parties are entitled at law or equity.

Support and Standstill Agreements

(see page 97)

Following the entry by the parties into the Merger Agreement, FIS entered into Support and Standstill Agreements, each dated as of August 12, 2015, with the Sponsor Stockholders with respect to all shares of (a) Class A Common Stock, (b) Class L Common Stock, and (c) SCCII preferred stock, in each case, that each Sponsor Stockholder beneficially owned as of the date thereof, or thereafter acquired. The shares of Class A Common Stock, Class L Common Stock and SCCII preferred stock owned by the Sponsor Stockholders constituted approximately 85% of the outstanding shares of each of the Class A Common Stock, Class L Common Stock and SCCII preferred stock as of the date of the Merger Agreement. The Support and Standstill Agreements contain provisions requiring each Sponsor Stockholder to (i) deliver a written consent adopting the Merger Agreement and approving the Mergers following the delivery of an effective registration statement on Form S-4 filed by FIS with respect to the shares of FIS common stock to be offered in the Mergers, and (ii) vote in favor of adopting the Merger Agreement and approving the Mergers at any meeting of SunGard stockholders and against, among other things, another acquisition proposal or merger. Therefore, under the Support and Standstill Agreements, SunGard expects to receive a number of consents sufficient to satisfy the Required Stockholder Approval for the Merger Agreement.

The Support and Standstill Agreements also restrict, subject to limited exceptions, transfer of more than 25% of the shares of FIS common stock received by the Sponsor Stockholders in the Mergers during the first 90 days following the closing date of the Mergers and transfer of more than 50% of such shares during the first 180 days following such date. The Support and Standstill Agreements each contain a customary standstill provision.

The Support and Standstill Agreements will generally remain in full force and effect until fully performed by the parties thereto, with limited exceptions, including termination upon the termination of the Merger Agreement in accordance with the terms therein. For more information regarding the Support and Standstill Agreements, see the section titled “Material Contracts Between the Parties – The Support and Standstill Agreements” beginning on page 97 of this consent solicitation statement/prospectus. A copy of each Support and Standstill Agreement entered into by the Sponsor Stockholders is attached to this consent solicitation statement/prospectus as Annexes B–H.

Registration Rights Agreement

(see page 98)

In connection with the entry into the Merger Agreement, FIS entered into a registration rights agreement with the Sponsor Stockholders, dated as of the date of the Merger Agreement. Each Sponsor Stockholder is entitled to certain demand registration rights, piggyback registration rights and shelf registration rights following the closing of the Mergers, in each case, subject to certain limitations. For more information regarding the Registration Rights Agreement, see the section titled “Material Contracts Between the Parties – The Registration Rights Agreement” beginning on page 98 of this consent solicitation statement/prospectus. The Registration Rights Agreement is also attached to this consent solicitation statement/prospectus as Annex I.

Material United States Federal Income Tax Consequences of the Transaction

(see page 72)

It is expected that Merger 2 together with the Follow-On Merger 2 will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and it is possible that Merger 1 together with the Follow-On Merger 1 will also separately so qualify. However, there can be no assurance that this will be the case. For example, if the Parent Measurement Price is less than $62.63, then it is likely that Merger 1 together with the Follow-On Merger 1 will not constitute a tax-free reorganization for United States federal income tax purposes under the Code. If the Mergers so qualify as reorganizations, then, in general, for United States federal income tax purposes, (A) no gain or loss will be recognized by SunGard, SCCII, the Surviving Company or FIS as a result of the Mergers, (B) each holder of SunGard common stock who receives a combination of FIS common stock and cash in Merger 1 will generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of FIS common stock (including any fractional shares) and cash received pursuant to Merger 1 (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of SunGard common stock surrendered pursuant to Merger 1), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to Merger 1 and (C) each holder of SCCII preferred stock who receives a combination of FIS common stock and cash in Merger 2 will generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of FIS common stock (including any fractional shares) and cash received pursuant to Merger 2 (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of SCCII preferred stock surrendered pursuant to Merger 2), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to Merger 2. In certain circumstances all or part of the cash received by a shareholder could be treated as dividend income if the shareholder (combined with certain related persons) is a significant shareholder of FIS after the Mergers.

You should read the section titled “The Mergers – Material United States Federal Income Tax Consequences of the Transaction” beginning on page 72 of this consent solicitation statement/prospectus for a more complete discussion of the material United States federal income tax consequences of the Mergers. Tax matters can be complicated, and the tax consequences of the Mergers to you will depend on your particular tax situation. SunGard and FIS urge you to consult your tax advisor to determine the tax consequences of the Mergers to you.

Comparison of Stockholder Rights

(see page 117)

The rights of holders of SunGard common stock are currently governed by (i) Delaware law, (ii) SunGard’s Second Amended and Restated Certificate of Incorporation, as amended (“SunGard Certificate of Incorporation”), and its Amended and Restated Bylaws and (iii) the (A) Second Amended and Restated Stockholders Agreement, dated March 31, 2014, by and among the SunGard Parties and the stockholders party thereto (the “SunGard Stockholders Agreement”), (B) Second Amended and Restated Participation, Registration Rights and Coordination Agreement (the “SunGard Participation Agreement”), dated March 31, 2014, by and among the SunGard Parties and the stockholders party thereto, and (C) Second Amended and Restated Principal Investor Agreement, dated March 31, 2014, by and among the SunGard Parties and certain principal investors party thereto (the “SunGard Investor Agreement”). Upon completion of the Mergers, the SunGard stockholders will become FIS stockholders, and their rights will be governed by (i) Georgia law, (ii) the Amended and Restated Articles of Incorporation of FIS, as amended (the “FIS Articles of Incorporation”) and the Third Amended and Restated Bylaws of FIS, and (iii) for certain SunGard stockholders, the Registration Rights Agreement and the Support and Standstill Agreements. As a result, SunGard stockholders will have different rights once they become FIS stockholders due to the differences between the governing documents of SunGard and FIS. These differences are described in detail in the section titled “Comparison of Stockholder Rights” beginning on page 117 of this consent solicitation statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIS

The following table sets forth selected historical consolidated financial data of FIS. The summary historical consolidated financial data of FIS as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012 have been derived from FIS’ audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this consent solicitation statement/prospectus, except for the following sections, which were updated by the Current Report on Form 8-K dated May 8, 2015, also incorporated herein by reference: Part I, Item 1. “Business”; Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and Part II, Item 8. “Financial Statements and Supplementary Data”. FIS has derived the summary historical consolidated financial data as of December 31, 2012, 2011 and 2010 and for each of the years ended December 31, 2011 and 2010 from FIS’ audited historical financial statements, which are not incorporated by reference into this consent solicitation statement/prospectus.

The selected historical consolidated financial data of FIS as of June 30, 2015 and for the six-month periods ended June 30, 2015 and 2014 have been derived from FIS’ historical unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this consent solicitation statement/prospectus. The selected historical consolidated financial data of FIS as of June 30, 2014 has been derived from FIS’ historical unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is not incorporated by reference into this consent solicitation statement/prospectus. These financial statements are unaudited, but, in the opinion of FIS’ management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of FIS’ financial condition, results of operations and cash flows for the periods presented.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and should be read in conjunction with FIS’ management’s discussion and analysis of results of operations and financial condition and FIS’ consolidated financial statements and notes thereto incorporated by reference into this consent solicitation statement/prospectus. For additional information, see the section titled “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

	Six months ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(in millions, except per share data)	(unaudited)
Statement of Earnings Data:
Processing and services revenues	$3,141.6	$3,119.4	$6,413.8	$6,063.4	$5,795.8	$5,616.5	$5,138.9
Gross profit	1,002.3	982.5	2,081.1	1,970.7	1,839.6	1,692.0	1,579.3
Operating income	502.1	595.8	1,270.6	1,062.9	1,076.3	1,046.1	782.8
Net earnings attributable to FIS common stockholders	$351.1	$333.3	$679.1	$493.1	$461.2	$469.6	$404.5

Net earnings per share – basic	$1.25	$1.16	$2.38	$1.70	$1.58	$1.56	$1.17

Weighted average shares – basic	282.0	286.7	284.8	289.7	291.8	300.6	345.1

Net earnings per share – diluted	$1.23	$1.15	$2.35	$1.68	$1.55	$1.53	$1.15

Weighted average shares – diluted	285.6	290.5	288.7	294.2	297.5	307.0	352.0

	As of June 30,		As of December 31,
(in millions, except per share data)	2015	2014	2014	2013	2012	2011	2010
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$446.4	$793.7	$492.8	$547.5	$517.6	$415.5	$338.0
Total assets	14,303.5	14,440.8	14,520.5	13,960.1	13,549.7	13,873.2	14,176.3
Total long-term debt	5,043.3	4,923.5	5,067.7	4,468.6	4,385.5	4,809.8	5,192.1
Cash dividends declared per share	$0.52	$0.48	$0.96	$0.88	$0.80	$0.20	$0.20

The purchase price for FIS’ 2010 acquisition of Capco included future contingent consideration in addition to cash paid at closing. The liability for the earn-out provisions and for an employee incentive plan established in conjunction with the acquisition were increased in 2013 by a total of $129.1 million as a result of amendments based on management’s outlook and increased projections of Capco’s future results. The liability had previously been reduced by $22.3 million in 2011.

FIS has sold a number of businesses and has classified the results of operations of those businesses as discontinued for all periods presented. The most significant divestiture during this five year period was the healthcare benefit solutions business in 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUNGARD

The table below presents SunGard’s summary historical consolidated financial data as of the dates and for the periods indicated. SunGard has derived the summary historical consolidated financial data as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012 from SunGard’s audited consolidated financial statements included elsewhere in this consent solicitation statement/prospectus. SunGard has derived the summary historical consolidated financial data as of December 31, 2012, 2011 and 2010 and for each of the years ended December 31, 2011 and 2010 from SunGard’s audited historical financial statements, which are not included in this consent solicitation statement/prospectus. SunGard has derived the summary historical consolidated financial data as of June 30, 2015 and for each of the six months ended June 30, 2015 and June 30, 2014 from SunGard’s unaudited consolidated financial statements included elsewhere in this consent solicitation statement/prospectus, which have been prepared on the same basis as SunGard’s audited consolidated financial statements, and SunGard has derived the summary historical consolidated financial data as of June 30, 2014 from SunGard’s unaudited consolidated financial statements, which are not included in this consent solicitation statement/prospectus.

SunGard’s historical results are not necessarily indicative of future operating results. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SunGard’s consolidated financial statements and the related notes thereto included elsewhere in this consent solicitation statement/prospectus.

	Six months ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(in millions)	(unaudited)
Income Statement Data (1)
Revenue	$1,358	$1,326	$2,809	$2,761	$2,808	$2,921	$2,909
Operating income (loss)	223	(212)	86	404	348	242	59
Income (loss) from continuing operations	59	(320)	(208)	45	(43)	(78)	(463)
Income (loss) from discontinued operations	2	(17)	(14)	17	(23)	(73)	(107)
Net income (loss)	61	(337)	(222)	62	(66)	(151)	(570)

Cash Flow Data
Cash flow from continuing operations	$182	$86	$332	$421	$287	$164	N/A (2)
Cash flow from discontinued operations	—	34	33	324	(43)	514	N/A (2)

Cash flow from operations	182	120	365	745	244	678	721

Balance Sheet Data
Total assets	$6,405	$6,378	$6,511	$9,778	$10,018	$12,550	$12,968
Total short-term and long-term debt	4,672	4,671	4,669	6,384	6,658	7,823	8,050

(1)	Included in the 2010 loss from continuing operations is a goodwill impairment charge of $205 million and a loss on the extinguishment of debt of $58 million, including tender and call premiums of $39 million, associated with the early retirement of $1.6 billion senior notes due 2013 and euro denominated term loans. Included in the 2010 loss from discontinued operations is a goodwill impairment charge of $123 million and a loss on disposal of discontinued operations of $94 million.

Included in the 2011 loss from continuing operations is a goodwill impairment charge of $12 million related to prior-year period, which has been corrected in 2011, and an income tax benefit of $48 million reflecting amortization of the deferred tax liability, which benefit would have been reflected in prior years in the statement of comprehensive income. Included in the 2011 loss from discontinued operations is $135 million of deferred tax expense related to the book-over-tax basis difference of a Higher Education (“HE”) subsidiary that was classified as held for sale at December 31, 2011, and a goodwill impairment charge of $39 million.

Included in the 2012 loss from continuing operations is a loss on extinguishment of debt of $82 million, including tender and call premiums of $48 million, due primarily to the early extinguishments of the senior notes due 2015 and the senior subordinated notes due 2015, and the repayment of term loans in January and December 2012. Included in the 2012 loss from discontinued operations are gains on the sale of discontinued operations of $571 million primarily related to the sale of HE and a goodwill impairment charge of $385 million. The Availability Services (“AS”) business, which was split-off on March 31, 2014, and two small businesses within the FS segment, which were sold on January 31, 2014, are included in discontinued operations.

Included in the 2014 loss from continuing operations is a trade name impairment charge of $339 million as a result of the split-off of AS and how the trade name is being used following the split-off, and a $61 million loss on extinguishment of debt which includes (i) a $36 million loss associated with the exchange of approximately $425 million of senior notes issued by SunGard Availability Services Capital, Inc. for approximately $389 million of 7.375% senior notes due 2018 issued by SunGard Data Systems Inc. and (ii) the write-off of $25 million of deferred financing fees resulting from the repayment or retirement of debt during the first quarter of 2014.

See Notes 1, 3 and 5 of SunGard’s Notes to Consolidated Financial Statements included elsewhere in this consent solicitation statement/prospectus.

(2)	The split of cash flow from continuing operations and cash flow from discontinued operations is not available for 2010 due to reclassifications of businesses into discontinued operations.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table presents summary unaudited pro forma condensed combined financial information about the financial condition and results of operations of FIS after giving effect to the Mergers. The summary unaudited pro forma condensed combined statement of earnings data for the six months ended June 30, 2015 and the year ended December 31, 2014 give effect to the Mergers as if the Mergers had taken place on January 1, 2014. The summary unaudited pro forma condensed combined balance sheet data gives effect to the Mergers as if they had taken place on June 30, 2015. Certain line items of the balance sheet and income statements were combined or reclassified in order to make the information comparable.

The summary unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the consolidated financial statements and related notes of FIS incorporated by reference into this consent solicitation statement/prospectus, and the consolidated financial statements and related notes of SunGard included elsewhere in this consent solicitation statement/prospectus, together with the more detailed unaudited pro forma condensed combined financial information provided in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 102 of this consent solicitation statement/prospectus. The summary unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only and is not necessarily indicative of what the combined financial condition or results of operations actually would have been had the Mergers been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information presented below does not purport to project the combined financial condition or operating results for any future period.

Combined Statements of Earnings Data

(in millions)	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Processing and services revenues	$4,499.6	$8,957.8
Operating income	$559.4	$811.0
Net earnings (loss) from continuing operations attributable to FIS/SunGard common stockholders	$233.7	$(28.0)

Combined Balance Sheet Data

(in millions)	As of June 30, 2015
Cash and cash equivalents	$832.9
Total assets	$26,171.7
Total short and long-term debt, including current portion of long-term debt	$12,059.3

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth for the periods presented certain historical per share data of FIS common stock and SunGard common stock on a historical basis and on unaudited pro forma and pro forma equivalent bases after giving effect to the Mergers under the acquisition method of accounting. The historical per share data of FIS and SunGard has been derived from, and should be read in conjunction with, the historical financial statements of FIS incorporated by reference into this consent solicitation statement/prospectus and the historical financial statements of SunGard and notes thereto included elsewhere in this consent solicitation statement/prospectus. The unaudited pro forma per share data has been based on, and should be read in conjunction with, the unaudited pro forma condensed combined financial information provided in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 102 of this consent solicitation statement/prospectus. The unaudited pro forma and pro forma equivalent income and dividend per share data for the six months ended June 30, 2015 were prepared based on the unaudited condensed consolidated financial statements of FIS for the six-month period ended June 30, 2015 and the unaudited condensed consolidated financial statements of SunGard for the six-month period ended June 30, 2015. The unaudited pro forma and pro forma equivalent income and dividend per share data for the year ended December 31, 2014 were prepared based on the audited consolidated financial statements of FIS for the year ended December 31, 2014 and of SunGard for the year ended December 31, 2014. The pro forma and pro forma equivalent net book value per share reflect the Mergers as if they had been effective on June 30, 2015 and were prepared based on the unaudited condensed consolidated balance sheet of FIS as of June 30, 2015 and the unaudited consolidated balance sheet of SunGard as of June 30, 2015.

The unaudited pro forma equivalent data of SunGard was calculated by multiplying the corresponding unaudited pro forma consolidated data of FIS by the ratio 0.788532. The foregoing represents the ratio that the number of shares of FIS common stock assumed to be issued in the Mergers in respect of outstanding shares of Class L Common Stock bears to the number of outstanding shares of Class L Common Stock , assuming that (i) the closing of the Mergers occurs on December 1, 2015, (ii) the capitalization of SunGard and SCCII as of the closing remains the same as it was on July 31, 2015 (the date as of which SunGard made representations in the Merger Agreement), other than for the net after-tax exercise and/or settlement of any Vested SunGard Awards which are scheduled to expire and SunGard RSUs which are scheduled for distribution, in each case, following the date as of which such representation was made and prior to December 1, 2015, and (iii) the Parent Measurement Price as of the closing was $70 per share. These computations exclude the benefit to SunGard stockholders from receiving the cash portion of the merger consideration. The actual exchange ratio may vary as described in this consent solicitation statement/prospectus. This data shows how each share of SunGard Class L Common Stock would have participated in net income and book value of FIS if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of FIS.

	Six Months Ended June 30, 2015	Fiscal Year Ended December 31, 2014
	(Unaudited)
FIS – Historical
Per common share data:
Net earnings:
Basic	$1.26	$2.42
Diluted	$1.25	$2.39
Dividends declared per share	$0.52	$0.96
Book value per share (basic)	$22.84	$23.02

	Six Months Ended June 30, 2015	Fiscal Year Ended December 31, 2014
	(Unaudited)
SunGard – Historical
Per common share data:
Net earnings (loss):
Basic: Class L Common Stock	$19.34	$35.03
Basic: Class A Common Stock	$(2.25)	$(5.37)
Diluted: Class L Common Stock	$19.34	$35.03
Diluted: Class A Common Stock	$(2.26)	$(5.37)
Dividends declared per share:	—	—
Book value per Class L Common Stock share (basic), excluding Non Controlling Interest:	$(48.54)	$(46.74)

	Six Months Ended June 30, 2015	Fiscal Year Ended December 31, 2014
	(Unaudited)
FIS – Unaudited Pro Forma Combined with SunGard
Per common share data:
Net earnings:
Basic	$0.72	$(0.09)
Diluted	$0.71	$(0.08)
Dividends declared per share:	$0.52	$0.96
Book value per share (basic):	$28.89

	Six Months Ended June 30, 2015	Fiscal Year Ended December 31, 2014
	(Unaudited)
SunGard – Unaudited Pro Forma Equivalents
Per Class L Common Stock share data:
Net earnings:
Basic	$0.57	$(0.07)
Diluted	$0.56	$(0.06)
Dividends declared per share:	$0.41	$0.76
Book value per Class L Common Stock share (basic):	$22.78

RISK FACTORS

In addition to general investment risks and the other information included in or incorporated by reference into this consent solicitation statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38 of this consent solicitation statement/prospectus, SunGard stockholders should consider carefully the matters described below in determining whether to consent to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement. In addition, SunGard stockholders should read and consider the risks associated with an investment in FIS common stock. These risks can be found in FIS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this consent solicitation statement/prospectus as modified and supplemented in documents subsequently filed with the SEC and incorporated by reference into this consent solicitation statement/prospectus. The risks associated with the SunGard business are similar to those FIS faces in many respects and therefore the Mergers will in many cases increase FIS’ exposure to the foregoing risks. For further information regarding the documents incorporated into this consent solicitation statement/prospectus by reference, see the section titled “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

Risks Relating to the Mergers

There is no assurance when or if the Mergers will be completed.

The completion of the Mergers is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement. There can be no assurance that FIS and SunGard will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the Mergers, see the section titled “The Merger Agreement – Conditions to Completion of the Mergers” beginning on page 92 of this consent solicitation statement/prospectus. If the Mergers and the integration of the companies’ respective businesses are not completed within the expected time frame, such delay may materially and adversely affect the synergies and other benefits that FIS and SunGard expect to achieve as a result of the Mergers and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Mergers.

FIS and SunGard can agree at any time to terminate the Merger Agreement, even if SunGard stockholders have already adopted the Merger Agreement and thereby approved the Mergers and the other transactions contemplated by the Merger Agreement. FIS and SunGard can also terminate the Merger Agreement under other specified circumstances. See the section titled “The Merger Agreement – Termination of the Merger Agreement” beginning on page 94 of this consent solicitation statement/prospectus.

FIS is expected to incur substantial expenses related to the Mergers and the integration of SunGard.

FIS is expected to incur substantial expenses in connection with the Mergers and the integration of SunGard. Additionally, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including information technology, purchasing, accounting and finance, sales, billing, information security, risk, legal, marketing and human resources, including payroll and employee benefits. While FIS has attempted to estimate the after-tax integration and restructuring costs and other costs incurred to execute the transaction following completion of the Mergers, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses are likely, particularly in the near term, to exceed the savings that FIS expects to achieve from elimination of duplicative expenses and the realization of economies of scale and cost savings. Although FIS and SunGard expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, merger-related and restructuring costs over time, FIS and SunGard cannot give any assurance that this net benefit will be achieved in the near term, or at all.

In addition, there is a risk that FIS will be exposed to liabilities of SunGard that were not disclosed to FIS in connection with its entry into the Merger Agreement. Under the Merger Agreement, FIS has no contractual rights to indemnification for any undisclosed liabilities. Any such losses or liabilities could be material to FIS’ results of operations or financial condition.

FIS and SunGard may be unable to obtain the regulatory approvals required to complete the Mergers.

The completion of the Mergers is conditioned upon, among other conditions, the receipt of approval under applicable competition, fair trade or similar laws of the European Union. FIS and SunGard are pursuing all required approvals in accordance with the Merger Agreement. These approvals may impose conditions on or require divestitures relating to FIS’ or SunGard’s divisions, operations or assets or may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The Merger Agreement requires FIS and SunGard, among other things, to accept all such conditions, divestitures, requirements, limitations, costs or restrictions that may be imposed by regulatory entities, provided such conditions, divestitures, requirements, limitations, costs or restrictions do not have a material adverse effect on SunGard and its subsidiaries or FIS and its subsidiaries, assuming FIS and its subsidiaries were the same size as SunGard and its subsidiaries. Such conditions, divestitures, requirements, limitations, costs or restrictions may jeopardize or delay completion of the Mergers, may reduce the anticipated benefits of the Mergers or may result in the abandonment of the Mergers. Further, no assurance can be given that the required approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such approvals.

Covenants in the Merger Agreement place certain restrictions on SunGard and its subsidiaries’ conduct of business prior to the closing of the Mergers.

The Merger Agreement restricts SunGard and its subsidiaries from taking certain specified actions without FIS’ consent while the Mergers are pending. These restrictions may prevent SunGard from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the Mergers.

The announcement and pendency of the Mergers could have an adverse effect on FIS’ and/or SunGard’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Mergers could disrupt FIS’ and/or SunGard’s businesses in the following ways, among others:

•	FIS’ and/or SunGard’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect FIS’ and/or SunGard’s ability to retain, recruit and motivate key personnel;

•	the attention of FIS’ and/or SunGard’s management may be directed toward the completion of the Mergers and other transaction-related considerations and may be diverted from the day-to-day business operations of FIS and/or SunGard, as applicable, and matters related to the Mergers may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to FIS and/or SunGard, as applicable; and

•	customers, suppliers and other third parties with business relationships with FIS and/or SunGard may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with FIS and/or SunGard as a result of the Mergers, whether pursuant to the terms of their existing agreements with FIS and/or SunGard or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, FIS and/or SunGard.

The Merger Agreement contains provisions that limit SunGard’s ability to pursue alternatives to the Mergers, which could discourage a potential acquirer of SunGard from making an alternative transaction proposal.

The Merger Agreement contains provisions that make it more difficult for SunGard to sell its business to a party other than FIS. These provisions include the general prohibition on SunGard taking certain actions prior to the termination of the Merger Agreement that might lead to or otherwise facilitate a proposal by a third party for a competing transaction. These provisions might discourage a third party that might have an interest in acquiring all or a significant part of the stock, properties or assets of SunGard and its subsidiaries from considering or proposing such an acquisition. In addition, following entry by the parties into the Merger Agreement, certain Sponsor Stockholders owning approximately 85% of the outstanding shares of each of the SunGard Class A Common Stock, Class L Common Stock and SCCII preferred stock entered into the Support and Standstill Agreements with FIS, pursuant to which those Sponsor Stockholders have agreed to vote against (and withhold consent with respect to) any competing transaction.

Failure to complete the Mergers could negatively impact the future business and financial results of FIS and SunGard.

If the Mergers are not completed, the ongoing businesses of FIS and SunGard may be adversely affected. FIS and SunGard will be subject to several risks, including the following:

•	having to pay certain costs relating to the Mergers, such as legal, accounting, financial advisory, filing and printing fees; and

•	focusing each company’s management on the Mergers instead of on pursuing other opportunities that could have been beneficial to each company and its stockholders, in each case without realizing any of the benefits of having the Mergers completed.

FIS and SunGard cannot assure their respective stockholders that, if the Mergers are not completed, these risks will not materialize and will not materially adversely affect the business and financial results of either company.

FIS’ share price may fluctuate prior to the completion of the Mergers, and the value of the merger consideration at the closing of the Mergers may not be the same as at the time of the signing of the Merger Agreement or on the date of this consent solicitation statement/prospectus.

Upon completion of the Mergers, shares of SunGard Class L Common Stock and SCCII preferred stock will be converted into the right to receive the merger consideration, which will consist of cash and shares of FIS common stock. Any change in the market price of FIS common stock prior to completion of the Mergers will affect the dollar value of the merger consideration that SunGard stockholders receive upon completion of the Mergers. Changes in the market price of FIS common stock could result from a variety of factors, many of which are beyond FIS’ control, including:

•	general market and economic conditions, including market conditions in the financial services industry;

•	actual or expected variations in results of operations;

•	changes in recommendations by securities analysts;

•	operations and stock performance of industry participants;

•	significant acquisitions or strategic alliances by competitors;

•	sales of FIS common stock, including sales by FIS’ directors and officers or significant investors;

•	recruitment or departure of key personnel;

•	loss of customers or suppliers; and

•	failure to achieve the perceived benefits of the Mergers as rapidly as, or to the extent, expected.

The issuance of FIS common stock in connection with the Mergers could decrease the market price of FIS common stock.

In connection with the Mergers and as part of the merger consideration, FIS will issue shares of FIS common stock to SunGard stockholders. The issuance of FIS common stock in the Mergers may result in fluctuations in the market price of FIS common stock, including a stock price decrease.

SunGard stockholders will have a reduced ownership and voting interest in FIS after the Mergers relative to their current ownership and voting interest in SunGard and SCCII and, as a result, will be able to exert less influence over management.

In the Mergers, each SunGard and SCCII stockholder will receive shares of FIS common stock as a portion of the merger consideration, which will result in such SunGard and SCCII stockholders becoming stockholders of FIS with a percentage ownership of FIS after the Mergers that is smaller than such stockholder’s current percentage ownership of SunGard and SCCII, respectively. It is expected that SunGard and SCCII stockholders and holders of SunGard and SCCII equity-based awards immediately prior to the Mergers will own, in the aggregate, approximately 13% of the outstanding shares of FIS common stock immediately after the completion of the Mergers. Accordingly, SunGard and SCCII stockholders will have substantially less influence on the management and policies of FIS after the Mergers than they now have with respect to the management and policies of SunGard and SCCII.

There has been no public market for SunGard common stock and the lack of a public market makes it difficult to determine the fair market value of SunGard.

The outstanding Consolidated Capital Stock is privately held and is not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of SunGard and SCCII than if the Consolidated Capital Stock were traded publicly. The value ascribed to SunGard and SCCII’s securities in other contexts may not be indicative of the price at which the Consolidated Capital Stock may have traded if it were traded on a public market. The merger consideration to be paid to SunGard and SCCII stockholders was determined based on negotiations between the parties and likewise may not be indicative of the price at which the Consolidated Capital Stock may have traded if it were traded on a public market.

Directors and officers of SunGard may have conflicts of interest that may influence them to support or approve the Mergers.

Although the SunGard Board recommends to SunGard stockholders that they adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement, SunGard stockholders should be aware that certain members of the SunGard Board and executive officers of SunGard have interests in the transactions contemplated by the Merger Agreement that may be different from, or are in addition to, the general interests of SunGard stockholders, as described in the section titled “The Mergers – Interests of Executive Officers and Directors of SunGard and SCCII in the Mergers” beginning on page 57 of this consent solicitation statement/prospectus. These interests include, among other things, arrangements that provide for severance benefits in the event certain executives’ employment is terminated under certain circumstances following completion of the Mergers, retention and transaction bonuses, the vesting of equity-based awards and payments in return for cancellation of SunGard and SCCII equity-based awards, the rollover into FIS RSUs of unvested SunGard RSUs and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the Mergers. SunGard and SCCII stockholders should consider whether these interests may have influenced the directors and executive officers of SunGard to support or recommend the Mergers.

The Mergers may be completed even though material adverse changes may result from the announcement of the Mergers, industry-wide changes or other causes.

In general, either party can refuse to complete the Mergers if there is a material adverse effect affecting the other party prior to the closing of the Mergers. However, some types of changes do not permit either party to refuse to complete the Mergers, even if such changes would have a material adverse effect on FIS or SunGard. If adverse changes occur but FIS and SunGard still complete the Mergers, the market price of FIS common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on FIS or SunGard under the Merger Agreement, see the section titled “The Merger Agreement – Representations and Warranties” beginning on page 83 of this consent solicitation statement/prospectus.

Risks Relating to the Combined Company Following the Merger

Successful integration of SunGard with FIS and successful operation of the combined company is not assured and the combined company may not be able to realize the anticipated benefits of the Mergers. Also, integration efforts may divert the attention of management away from operations.

Realization of the anticipated benefits in the Mergers will depend, in part, on the combined company’s ability to successfully integrate the businesses and operations of SunGard and FIS. Integrating and coordinating certain aspects of the operations and personnel of SunGard with FIS will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, may disrupt the businesses of either or both of the companies and may not result in the full benefits expected by FIS and SunGard, including cost synergies expected to arise from overlapping functions. The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company;

•	consolidating corporate and administrative infrastructures;

•	difficulties attracting and retaining key personnel;

•	loss of customers and suppliers and inability to attract new customers and suppliers;

•	unanticipated issues in integrating information technology, communications and other systems; and

•	unforeseen and unexpected liabilities related to the Mergers or SunGard’s business.

Additionally, the integration of FIS’ and SunGard’s operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial condition and operating results. If the combined company is not successfully integrated, the anticipated benefits of the Mergers may not be realized fully or at all or may take longer to realize than expected. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset the integration costs over time.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Mergers.

The pro forma financial statements contained in this consent solicitation statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Mergers for several reasons. The pro forma financial statements have been derived from the historical financial statements of FIS and SunGard and adjustments and assumptions have been made regarding the combined company after giving effect to the Mergers. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Mergers. For example, the impact of any incremental costs incurred in integrating FIS and SunGard are not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the completion of the Mergers may not be consistent with these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Mergers. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of FIS common stock.

The combined company’s business and operating results could be adversely affected if it experiences business interruptions, errors or failure in connection with its or third-party information technology and communication systems and other software and hardware products used in connection with its business if it experiences defects or design errors in the software solutions it offers, or more generally, if the third-party vendors it relies upon are unwilling or unable to provide the services it needs to effectively operate its business.

The ability of each of FIS and SunGard to provide timely and accurate client solutions and services depends on the efficient and uninterrupted operation of its information technology and communications systems and other software and hardware used in connection with its business, whether owned by it or its vendors. Despite any precautions it may take, the systems, software and hardware of the combined company and those of its vendors could be exposed to damage or interruption from circumstances beyond its or their control, such as fire, natural disasters, systems failures, power outages, data protection breaches and other cyber-attacks, terrorism, energy loss, telecommunications failure, and computer viruses. An operational error, delay, failure or outage in the combined company’s information technology and communication systems, software and hardware or those of its vendors could result in loss of clients, damage to client relationships, reduced revenue and profits, refunds of client charges and damage to its reputation, and may result in additional expense to repair or replace damaged equipment and remedy data loss or corruption resulting from the interruption. Although FIS and SunGard each has taken steps to prevent system failures and has back-up systems and procedures to prevent or reduce disruptions, such steps may not prevent an interruption of services and their disaster recovery planning may not be sufficient to account for all contingencies. Additionally, insurance may not adequately compensate the combined company for all losses or failures that may occur. The occurrence of any one of the above events could have a material adverse effect on the combined company’s business, financial condition, results of operation and reputation.

Further, most of the solutions offered by the combined company are very complex software systems that are regularly updated. No matter how careful the design and development, complex software often contains errors and defects when first introduced and when major new updates or enhancements are released. If errors or defects are discovered in FIS’ or SunGard’s current or future products, FIS may not be able to correct them in a timely manner, if at all. In FIS’ or SunGard’s development of updates and enhancements to its software solutions, it may make a major design error that makes the product operate incorrectly or less efficiently. The failure of software to properly perform could result in the combined company and its clients being subjected to losses or liability, including censures, fines, or other sanctions by applicable regulatory authorities, and it could be liable to parties who are financially harmed by those errors. In addition, such errors could cause the combined company to lose revenues, lose clients or damage its reputation.

For approximately one week in August 2015, certain U.S. operations of a single SunGard customer were disrupted by an issue affecting its SunGard-hosted fund accounting platform that occurred following a recommended operating system update implemented by SunGard. The customer uses the platform for the processing of net asset values (NAVs) for certain mutual funds, exchange-traded funds and collective investment funds. No data was lost as a result of the incident. Delayed publication of NAVs or use of alternative NAVs may have affected some of the customer’s clients. No other SunGard customers were disrupted. SunGard is evaluating the possible impact of the event. At this preliminary stage, neither FIS nor SunGard is able to determine the amount of costs or any other consequences that the combined company may be subject to as a result of this incident.

In addition, each of FIS and SunGard generally depends on a number of third parties, both in the United States and internationally, to supply elements of its systems, computers, research and market data, connectivity, communication network infrastructure, other equipment and related support and maintenance. There is no assurance that any of these vendors will be able to continue providing these services to effectively meet the combined company’s evolving needs. If vendors fail to meet their obligations, provide poor or untimely service, or the combined company is unable to make alternative arrangements for the provision of these services, the combined company may in turn fail to provide its services or to meet its obligations to its customers, and its business, financial condition and operating results could be materially harmed.

The combined company’s business will be subject to the risks of doing business internationally.

The international operations of FIS represented approximately 22% of its total 2014 revenues, and are largely conducted in currencies other than the U.S. Dollar, including the Brazilian Real, British Pound, Euro and Indian Rupee. SunGard derives an even greater percentage of its total revenues outside the United States, primarily from customers located in Europe. Over the past few years SunGard has expanded its operations in certain emerging markets in Asia, Africa, Europe, the Middle East and South America. As a result, the combined company will to a greater degree be subject to risks associated with doing business internationally. Accordingly, its business and financial results could be adversely affected due to a variety of factors, including:

•	changes in a specific country or region’s political and cultural climate or economic condition, including change in governmental regime;

•	unexpected or unfavorable changes in foreign laws, regulatory requirements and related interpretations;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	inadequate intellectual property protection in foreign countries;

•	trade-protection measures, import or export licensing requirements such as Export Administration Regulations promulgated by the U.S. Department of Commerce and fines, penalties or suspension or revocation of export privileges;

•	trade sanctions imposed by the United States or other governments with jurisdictional authority over FIS’ business operations;

•	the effects of applicable and potentially adverse foreign tax law changes;

•	significant adverse changes in foreign currency exchange rates;

•	longer accounts receivable cycles;

•	managing a geographically dispersed workforce;

•	difficulties associated with repatriating cash in a tax-efficient manner; and

•	compliance with the United States Foreign Corrupt Practices Act, or FCPA, and the Office of Foreign Assets Control regulations, particularly in emerging markets.

In foreign countries, particularly in those with developing economies, certain business practices may exist that are prohibited by laws and regulations applicable to us, such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other anti-corruption laws. Although FIS’ and SunGard’s policies and procedures require compliance with these laws and are designed to facilitate compliance with these laws, FIS’ and SunGard’s employees, contractors and agents may take actions in violation of applicable laws or FIS’ policies. Any such violation, even if prohibited by FIS’ or SunGard’s policies, as applicable, could have a material adverse effect on the combined company’s business and reputation.

As the combined company expands its international operations, more of FIS’ clients may pay FIS in foreign currencies. Conducting business in currencies other than U.S. Dollars subjects FIS to fluctuations in currency exchange rates that can negatively impact our results, period to period, including relative to analyst estimates or guidance. FIS’ primary exposure to movements in foreign currency exchange rates relates to foreign currencies in Brazil, Europe, Australia and parts of Asia. The U.S. Dollar value of FIS net investments in foreign operations, the periodic conversion of foreign-denominated earnings to the U.S. Dollar (FIS’ reporting currency), FIS’ results of operations and, in some cases, cash flows, could be adversely affected in a material manner by movements in foreign currency exchange rates. These risks could cause an adverse effect on the business, financial position and results of operations of the combined company.

The combined company’s business may suffer if it does not retain its senior management.

The combined company’s future success requires it to continue to attract and retain competent personnel. In particular, the combined company’s future success will depend on its senior management. As a result of the Mergers, FIS and SunGard’s current and prospective employees could experience uncertainty about their future roles and the integration process. The loss of services of members of the combined company’s senior management team could adversely affect its business until suitable replacements can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and the combined company may be unable to locate or employ qualified personnel on acceptable terms.

FIS will incur substantial additional indebtedness in connection with the Mergers, which may adversely affect its business and results of operations.

In connection with the Mergers, FIS will incur significant new debt. This increased level of debt could, among other things:

•	require the combined company to dedicate a large portion of its cash flow from operations to the servicing and repayment of its debt, thereby reducing funds available for working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s ability to obtain additional financing to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which FIS operates;

•	restrict the combined company’s ability to make strategic acquisitions or dispositions or to exploit business opportunities;

•	place the combined company at a competitive disadvantage compared to its competitors that have less debt;

•	adversely affect the combined company’s credit rating, with the result that the cost of servicing the combined company’s indebtedness might increase;

•	adversely affect the market price of FIS common stock; and

•	limit the combined company’s ability to apply proceeds from an offering or asset sale to purposes other than the servicing and repayment of debt.

There could be significant liability for the combined company if all or part of the AS Split-Off were determined to be taxable for U.S. federal or state income tax purposes.

On March 31, 2014, SunGard completed the split-off of its AS business to its existing stockholders, including its private equity owners, on a tax-free and pro-rata basis (the “AS Split-Off”). At the time SunGard received opinions from outside tax counsel to the effect that the AS Split-Off should qualify for tax-free treatment as transactions described in Section 355 and related provisions of the Code. In addition, actions taken following the AS Split-Off, including the Mergers and certain 50 percent or greater changes by vote or value of the stock ownership of the new entity conducting the AS business, may cause the AS Split-Off to be taxable to the combined company. In connection with the Mergers, FIS and SunGard expect to receive opinions of outside tax counsel to the effect that the Mergers should not cause the AS Split-off to fail to so qualify, although receipt of such opinions is not a condition to the closing of the Mergers.

Notwithstanding the receipt of tax opinions, the tax-free treatment of the AS Split-off is not free from doubt, and there is a risk that the Internal Revenue Service (the “IRS”), a state taxing authority or a court could conclude to the contrary that the separation of the AS business from SunGard may not qualify as tax-free transactions. An opinion of tax counsel is not binding on the IRS, state taxing authorities or any court and as a result there can be no assurance that a tax authority will not challenge the tax-free treatment of all or part of the AS Split-Off or that, if litigated, a court would not agree with the IRS or a state taxing authority. Further, these tax opinions rely on certain facts, assumptions, representations, warranties and covenants from SunGard, the new entity conducting the AS business and from some of SunGard’s stockholders regarding the past and future conduct of the companies’ respective businesses, share ownership and other matters. If any of the facts, assumptions, representations, warranties and covenants on which the opinions rely is inaccurate or incomplete or not satisfied, the opinions may no longer be valid. Moreover, the IRS or state taxing authority could determine on audit that the AS Split-Off is taxable if it determines that any of these facts, assumptions, representations, warranties or covenants are not correct or have been violated or if it disagrees with one or more conclusions in the opinions or for other reasons.

If the AS Split-Off is determined to be taxable, the combined company and possibly its stockholders could incur significant income tax liabilities. These tax liabilities could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

Actions taken by SunGard Availability Services Capital, Inc. or its stockholders could cause the AS Split-Off to fail to qualify as a tax-free transaction, and SunGard Availability Services Capital, Inc. may be unable to fully indemnify SunGard for the resulting significant tax liabilities.

Pursuant to the Tax Sharing and Disaffiliation Agreement (“Tax Sharing Agreement”) that SunGard entered into with SunGard Availability Services Capital, Inc. (“SpinCo”), SpinCo is required to indemnify SunGard for certain taxes relating to the AS Split-Off that result from (i) any breach of the representations or the covenants made by SpinCo regarding the preservation of the intended tax-free treatment of the AS Split-Off, (ii) any action or omission that is inconsistent with the representations, statements, warranties and covenants provided to tax counsel in connection with their delivery of tax opinions to SunGard with respect to the AS Split-Off, and (iii) any other action or omission that was likely to give rise to such taxes when taken, in each case, by SpinCo or any of its subsidiaries. Conversely, if any such taxes are the result of such a breach or certain other actions or omissions by SunGard, SunGard would be wholly responsible for such taxes. In addition, if any part of the AS Split-Off fails to qualify for the intended tax-free treatment for reasons other than those for which SunGard or SpinCo would be wholly responsible pursuant to the provisions described above, SpinCo will be obligated to indemnify SunGard for 23% of the liability for taxes imposed in respect of the AS Split-Off and SunGard would bear the remainder of such taxes. If SpinCo is required to indemnify SunGard for any of the foregoing reasons, SpinCo’s indemnification liabilities could potentially exceed its net asset value and SpinCo may be unable to fully reimburse or indemnify SunGard for its significant tax liabilities arising from the AS Split-Off as provided by the Tax Sharing Agreement.

The market price of FIS common stock after the Mergers may be subject to significant fluctuations and may be affected by factors different from those currently affecting the market price of FIS common stock.

Upon completion of the Mergers, each SunGard stockholder will become an FIS stockholder. While FIS common stock has an observable trading history, FIS common stock on a post-Mergers basis may trade differently than its pre-Mergers trading history, and the market price of FIS common stock could be subject to significant fluctuations following the Mergers.

In addition, the businesses of FIS differ from those of SunGard in important respects and, accordingly, the results of operations of the combined company and the market price of FIS common stock following the Mergers may be affected by factors different from those currently affecting the independent results of operations of FIS and SunGard. For a discussion of the business of FIS and of certain factors to consider in connection with FIS’ business, see the documents incorporated by reference into this consent solicitation statement/prospectus referred to in the section titled “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus. For a discussion of the business of SunGard and of certain factors to consider in connection with SunGard and SCCII’s business, see the section titled “Information about SunGard” beginning on page 133 of this consent solicitation statement/prospectus.

If holders of Consolidated Capital Stock who receive FIS common stock in the transaction sell that stock immediately, it could cause a decline in the market price of FIS common stock.

All of the shares of FIS common stock to be issued in the transactions will be registered with the SEC under the registration statement of which this consent solicitation statement/prospectus is a part, and therefore will be immediately available for resale in the public market, subject to the limitations on resale by the Sponsor Stockholders during the first six months following the effective time of the Mergers under the Support and Standstill Agreements. As a result of future sales of such common stock, or the perception that these sales could occur, the market price of FIS common stock may decline and could decline significantly before or at the time the Mergers are completed, or thereafter.

The Mergers may cause dilution to FIS’ earnings per share, which may negatively affect the market price of FIS common stock.

Although FIS anticipates that the Mergers will have an immediate accretive impact on the adjusted earnings per share of FIS common stock, FIS’ current expectation is based on preliminary estimates as of the date of the public announcement of the Mergers, which may materially change. FIS could also encounter additional transaction-related costs or other factors, such as the failure to realize all of the benefits anticipated to result from the Mergers. In addition, FIS expects that SunGard stockholders and holders of SunGard and SCCII equity-based awards immediately prior to the Mergers will own, in the aggregate, approximately 13% of the then outstanding shares of FIS common stock following the Mergers, based on the number of outstanding shares of FIS common stock on July 30, 2015. Once its shares are issued in the Mergers, FIS’ earnings per share may be lower than it would have been in the absence of the Mergers. All of these factors could cause dilution to FIS’ earnings per share or decrease or delay the expected accretive effect of the Mergers, and cause a decrease in the market price of FIS common stock. There can be no assurance that any increase in FIS’ earnings per share will occur, even over the long term. Any increase in FIS’ earnings per share as a result of the Mergers is likely to require, among other things, FIS to successfully manage the operations of SunGard and increase the consolidated earnings of FIS after the Mergers.

The rights of SunGard stockholders who become FIS stockholders in the Mergers will be governed by the FIS certificate of incorporation and the FIS bylaws.

SunGard stockholders that receive shares of FIS common stock in the Mergers will become FIS stockholders and will be governed by the FIS certificate of incorporation and the FIS bylaws, rather than the SunGard certificate of incorporation and the SunGard bylaws. There are material differences between the current rights of SunGard stockholders, as compared to the rights they will have as FIS stockholders. For more information, see the section titled “Comparison of Stockholder Rights” beginning on page 117 of this consent solicitation statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation statement/prospectus and other documents incorporated by reference into this consent solicitation statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed Mergers between FIS and SunGard, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of FIS and SunGard and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled “Risk Factors” beginning on page 28 of this consent solicitation statement/prospectus. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to modifications to or the termination of the Merger Agreement;

•	the inability to complete the Mergers due to the failure to obtain stockholder approvals or governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the Mergers;

•	the failure of the Mergers to be completed for any other reason;

•	the risk that required governmental and regulatory approvals may delay the completion of the Mergers or result in the imposition of conditions that could cause the parties to abandon the Mergers;

•	legal or regulatory proceedings or other matters that affect the timing or ability to complete the Mergers as contemplated;

•	the risk that the proposed Mergers disrupt current plans and operations;

•	fluctuations in the market value of FIS common stock;

•	the effects of the Mergers on FIS’ financial results;

•	potential difficulties in employee retention as a result of the Mergers;

•	disruption from the Mergers, making it difficult to maintain business and operational relationships;

•	the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time-consuming and complex than anticipated;

•	the risk that cost savings and other synergies anticipated to be realized from the Mergers may not be fully realized or may take longer to realize than expected;

•	changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in either or both the United States and international lending, capital and financial markets;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy regulations;

•	the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for FIS and SunGard solutions;

•	failures to adapt solutions to changes in technology or in the marketplace;

•	internal or external security breaches of FIS and SunGard systems, including those relating to the unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting FIS and SunGard software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•	the risk that implementation of software (including software updates) for customers or at customer locations may result in the corruption or loss of data or customer information, interruption of business operations, exposure to liability claims or loss of customers;

•	the reaction of current and potential customers to communications from FIS or regulators regarding information security, risk management, internal audit or other matters;

•	competitive pressures on pricing related to FIS and SunGard solutions including the ability to attract new, or retain existing, customers; and

•	an operational or natural disaster at one of FIS’ or SunGard’s major operations centers.

For a further list and description of such risks and uncertainties, see periodic reports filed by FIS and SunGard with the SEC. Except as required by applicable law or regulation, neither FIS nor SunGard undertakes (and expressly disclaims) any obligation and does not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise. SunGard stockholders are cautioned not to place undue reliance on these forward-looking statements, since, while the respective managements of FIS and SunGard believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.

SOLICITATION OF WRITTEN CONSENTS

Purpose of the Consent Solicitation

You are being asked to consent to the Merger Agreement proposal and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

The SunGard Board has determined that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of SunGard and its stockholders and adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Mergers. The SunGard Board recommends that you consent to the Merger Agreement proposal and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

The Support and Standstill Agreements that FIS has entered into with the Sponsor Stockholders obligate each such Sponsor Stockholder, promptly following the registration statement on Form S-4 of which this consent solicitation statement/prospectus is a part being declared effective by the SEC and receipt of this consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the shares of SunGard common stock that are owned by the Sponsor Stockholders adopting the Merger Agreement and approving the Mergers. The shares of SunGard common stock that are owned by the Sponsor Stockholders and subject to such Support and Standstill Agreements represent approximately 85% of the outstanding shares of SunGard common stock. The delivery of the written consents by the Sponsor Stockholders adopting the Merger Agreement with respect to the shares of SunGard common stock owned by the Sponsor Stockholders will be sufficient to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

Record Date

The SunGard Board has set October 9, 2015 as the record date for determining the SunGard stockholders entitled to sign and deliver written consents with respect to the Merger Agreement proposal.

SunGard Stockholders Entitled To Consent

Only SunGard stockholders of record holding shares of common stock as of the close of business on the record date are entitled to sign and deliver written consents with respect to the Merger Agreement proposal. As of the close of business on the record date, there were 290,959,708 shares of SunGard common stock outstanding and entitled to sign and deliver written consents with respect to the Merger Agreement proposal, consisting of 261,863,739 shares of SunGard Class A Common Stock and 29,095,969 shares of SunGard Class L Common Stock. Each share of SunGard Class A Common Stock and SunGard Class L Common Stock is entitled to one vote and the shares of SunGard Class A Common Stock and SunGard Class L Common Stock shall vote together as a single class. You are urged to return a completed, dated and signed written consent by 11:59 p.m., New York City time, on November 24, 2015.

Consents; Required Consents

Written consents from the holders of at least a majority of the outstanding shares of SunGard common stock entitled to vote are required to adopt the Merger Agreement. In addition, pursuant to the SunGard Investor Agreement, the completion of the Mergers requires the approval of the Requisite Principal Investors and pursuant to the SunGard Certificate of Incorporation, the completion of the Mergers also requires the approval of the Majority Principal Investors.

Following entry by the parties into the Merger Agreement, each of the Sponsor Stockholders entered into a Support and Standstill Agreement with FIS. Under the Support and Standstill Agreements, each of the Sponsor

Stockholders agreed, promptly following its receipt of this consent solicitation statement/prospectus as declared effective by the SEC, to execute and deliver a written consent with respect to the outstanding shares of SunGard common stock held by such Sponsor Stockholder adopting the Merger Agreement and approving the Mergers. The shares of SunGard common stock that are owned by the Sponsor Stockholders and subject to such Support and Standstill Agreements represent approximately 85% of the outstanding shares of SunGard common stock. The delivery of the written consents by the Sponsor Stockholders with respect to the shares of SunGard common stock that are owned by the Sponsor Stockholders adopting the Merger Agreement will be sufficient to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement and will constitute the approval required pursuant to the terms of the SunGard Investor Agreement and the SunGard Certificate of Incorporation.

Submission of Consents

You may consent to the Merger Agreement proposal with respect to your shares of SunGard common stock by completing, dating and signing the written consent enclosed with this consent solicitation statement/prospectus and returning it to SunGard.

If you hold shares of SunGard common stock as of the close of business on the record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to SunGard. Once you have completed, dated and signed the written consent, you may deliver it to SunGard by faxing it to SunGard, Attention: Secretary, at (646) 445-8171, by emailing a .pdf copy of your written consent to consent@sungard.com or by mailing your written consent to SunGard at 680 East Swedesford Road, Wayne, PA 19087, Attention: Secretary.

The SunGard Board has set 11:59 p.m., New York City time, on November 24, 2015 as the target date for the receipt of written consents, which is the date on which SunGard expects to receive the written consents of the Sponsor Stockholders under the Support and Standstill Agreements. SunGard reserves the right to extend the final date for the receipt of written consents beyond November 24, 2015. Any such extension may be made without notice to SunGard stockholders. Once a sufficient number of consents to adopt the Merger Agreement has been received, the consent solicitation will conclude. The delivery of the written consent by the Sponsor Stockholders with respect to the shares of SunGard common stock that are owned by the Sponsor Stockholders adopting the Merger Agreement will be sufficient to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement.

Executing Consents; Revocation of Consents

You may execute a written consent to either approve or disapprove of the Merger Agreement proposal. A written consent to approve the Merger Agreement proposal is equivalent to a vote for such proposal and a written consent to disapprove the Merger Agreement proposal is equivalent to a vote against such proposal.

If you do not return your written consent, it will have the same effect as a vote against the Merger Agreement proposal. If you are a record holder of shares of SunGard common stock and you return a signed written consent without indicating your decision on the Merger Agreement proposal, you will have consented to the proposal.

If you are a record holder of shares of SunGard common stock as of the close of business on the record date, you may change or revoke your written consent (subject to any contractual obligations you may otherwise have) at any time prior to 11:59 p.m., New York City time, on November 24, 2015 (or, if earlier, before the consents of a sufficient number of shares to approve the Merger Agreement proposal have been delivered to the Secretary of SunGard). If you wish to change or revoke your consent before that time, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by faxing it to SunGard, Attention: Secretary, at (646) 445-8171, by emailing a .pdf copy to consent@sungard.com or by mailing it to

SunGard at 680 East Swedesford Road, Wayne, PA 19087, Attention: Secretary. However, pursuant to the Support and Standstill Agreements, the written consent to be received by SunGard from the Sponsor Stockholders will be irrevocable prior to the earlier of the effective time of the Mergers or the termination of the Merger Agreement.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by SunGard. Officers and employees of SunGard may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

THE COMPANIES

Fidelity National Information Services, Inc.

FIS is a global leader in banking and payments technology as well as consulting and outsourcing solutions. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 130 countries. Headquartered in Jacksonville, Florida, FIS employs approximately 42,000 people worldwide and holds leadership positions in payment processing and banking solutions. Through its Capco brand, FIS delivers globally a wide range of information technology consulting, advisory and transformational services to financial institutions. Providing software, services and outsourcing of the technology that drives financial institutions, FIS is a member of the Fortune 500 and is a member of Standard & Poor’s 500® Index. Fidelity National Information Services, Inc. is a Georgia corporation and its executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that location is (904) 438-6000.

FIS common stock trades on the NYSE under the symbol “FIS”.

Additional information about FIS and its subsidiaries is included in the documents incorporated by reference into this consent solicitation statement/prospectus. See the section titled “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

Seahawk Merger Sub 1, Inc.

Merger Sub 1, a wholly owned subsidiary of FIS, is a Delaware corporation that was formed on August 10, 2015 solely for the purpose of entering into the Merger Agreement and effecting the Mergers and the other transactions contemplated by the Merger Agreement. Merger Sub has not engaged, and does not expect to engage, in any other business activities.

Seahawk Merger Sub, LLC

Merger Sub 2, a wholly owned subsidiary of FIS, is a Delaware limited liability company that was formed on August 10, 2015 solely for the purpose of entering into the Merger Agreement and effecting the Mergers and the other transactions contemplated by the Merger Agreement. Merger Sub has not engaged, and does not expect to engage, in any other business activities.

Seahawk Merger Sub 3, Inc.

Merger Sub 3, a wholly owned subsidiary of FIS, is a Delaware corporation that was formed on August 10, 2015 solely for the purpose of entering into the Merger Agreement and effecting the Mergers and the other transactions contemplated by the Merger Agreement. Merger Sub has not engaged, and does not expect to engage, in any other business activities.

SunGard

SunGard is a leading provider of mission-critical software to financial institutions globally. Its solutions automate a wide range of complex business processes across the financial services industry, including those associated with trading, securities operations, administering investment portfolios, accounting for investment assets, and managing risk and compliance requirements. It is differentiated by the breadth of its offerings, leading-edge technology, operating scale, deep domain expertise, and global reach. In 2014, SunGard generated $2.8 billion in revenue, 70% of which was recurring. As of December 31, 2014, SunGard employed approximately 13,000 people. SunGard is a Delaware corporation and its executive offices are located at 680 East Swedesford Road, Wayne, Pennsylvania 19087, and its telephone number at that location is (484) 582-5400.

SunGard serves a large, global customer base across multiple vertically focused groups in the financial services industry. SunGard has approximately 14,000 customers in more than 100 countries.

Neither SunGard common stock nor SCCII preferred stock is listed on an exchange or quoted on any automated services, and there is no established trading market for shares of SunGard common stock or SCCII preferred stock.

Additional information about SunGard and its subsidiaries is included in the section titled “Information about SunGard” beginning on page 133 of this consent solicitation statement/prospectus.

THE MERGERS

The following is a description of the material aspects of the Mergers. While FIS and SunGard believe that the following description covers the material aspects of the Mergers, the description may not contain all of the information that is important to you. FIS and SunGard encourage you to carefully read this entire consent solicitation statement/prospectus, including the Merger Agreement attached to this consent solicitation statement/prospectus as Annex A, for a more complete understanding of the Mergers.

The Mergers

At the effective time of the Mergers, Merger Sub 1 will merge with and into SunGard (“Merger 1”), with SunGard continuing as the surviving corporation (the “Merger 1 Surviving Corporation”) and as a wholly owned subsidiary of FIS. Immediately following Merger 1, the Merger 1 Surviving Corporation will merge with and into Merger Sub 2 (the “Follow-On Merger 1”), with Merger Sub 2 continuing as the surviving company (the “Follow-On 1 Surviving Company”) and as a wholly owned subsidiary of FIS. Immediately following the Follow-On Merger 1, Merger Sub 3 will merge with and into SCCII (“Merger 2”), with SCCII continuing as the surviving corporation (the “Merger 2 Surviving Corporation”) and as a wholly owned subsidiary of FIS. Immediately following Merger 2, the Merger 2 Surviving Corporation will merge with and into the Follow-On 1 Surviving Company (the “Follow-On Merger 2”), with the Follow-On 1 Surviving Company continuing as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of FIS.

Background of the Mergers

In early January 2014, senior executives of FIS had contact with representatives of SunGard regarding scheduling a meeting between certain senior level management of FIS and SunGard and their representatives. In preparation for such meeting, on January 10, 2014, FIS, SunGard and certain affiliates of SunGard entered into a non-disclosure agreement.

On January 14, 2014, representatives of SunGard and FIS had dinner in New York City, followed by a meeting the next day at the offices of one of the principal investors of SunGard. The attendees discussed the general state of each other’s businesses, including their respective strategic directions, and ways that the companies could potentially work together commercially, in particular with respect to FIS’ Capco consulting business. SunGard updated FIS on its execution against its strategic plan and its focus on adding services to its product offerings to create more powerful solutions for its customers. There were no discussions about a possible sale, transfer or other acquisition of SunGard at the meeting. After this meeting, representatives of SunGard and FIS continued the conversations regarding ways in which the companies could work together with respect to FIS’ Capco consulting business at various meetings.

In November 2014, Mr. Fradin was contacted by the chief executive officer of a potential strategic acquirer (“Company A”). Thereafter, Mr. Fradin and another SunGard executive met with executives from Company A, and Company A proposed a possible acquisition of SunGard by Company A in which the consideration would consist 100% of Company A stock. Following this meeting and on multiple occasions until the end of May 2015, members of SunGard’s senior management and representatives of SunGard’s principal investors had conversations and meetings with members of Company A’s senior management regarding a possible acquisition of SunGard by Company A in which the consideration would consist 100% of Company A stock, and Company A conducted due diligence with respect to such potential acquisition.

On April 1, 2015, Mr. Charles Neral, Senior Vice President – Finance and Chief Financial Officer of SunGard, was contacted by e-mail by a representative of a financial sponsor (“Company B”), expressing an interest in exploring a potential acquisition of SunGard by Company B, but there was no mention of the economic terms of a potential acquisition in the e-mail.

In early April 2015, representatives of Company A indicated to representatives of SunGard that it was considering partnering with a financial sponsor (“Company C”), in connection with making a proposal for the acquisition of SunGard, shortly following which, SunGard entered into a non-disclosure agreement with Company C.

On April 17, 2015, a representative of another financial sponsor (“Company D”) spoke to one of the principal investors of SunGard. During the conversation, the representative of Company D indicated that Company D was interested in exploring a potential acquisition of SunGard but did not propose a value for SunGard or any other terms of such potential acquisition.

During April 2015, Mr. Fradin met and had discussions with the chief executive officer of a potential strategic acquirer (“Company E”). At the meeting, the chief executive officers of SunGard and Company E discussed their respective businesses. Following the meeting, the chief executive officer of Company E contacted Mr. Fradin expressing Company E’s interest in further discussions regarding the two companies’ businesses and indicating an interest in exploring a potential acquisition of SunGard.

In late April 2015, a representative of one of SunGard’s principal investors was contacted by the chief executive officer of a potential strategic acquirer (“Company F”).

On May 1, 2015, Mr. Rob Heyvaert, Corporate Executive Vice President and Head of Global Financial Solutions of FIS, had discussions with Mr. Fradin concerning the continued possibility of the companies working together. Mr. Heyvaert also raised the prospect of the potential benefits of a combination between SunGard and FIS. Mr. Heyvaert informed Mr. Fradin that he would discuss their conversation with Mr. Gary Norcross, President and Chief Executive of FIS, who would contact Mr. Fradin regarding appropriate next steps.

On May 4, 2015, the boards of directors of SunGard and SCCII, which is sometimes referred to collectively as the SunGard Board in this “—Background of the Mergers” section as the context may require, held a special meeting via telephone conference call to discuss the filing of a registration statement for a potential initial public offering of SunGard, referred to as the IPO in this consent solicitation statement/prospectus, and to select potential underwriters for an IPO process. At the meeting, the directors discussed that an IPO would allow SunGard to continue to execute its business plan while repaying a portion of its outstanding indebtedness, thereby reducing its leverage. Representatives of the principal investors of SunGard also then reviewed with the directors the unsolicited contacts that they and SunGard had received regarding a potential acquisition of SunGard. Following discussion, the SunGard Board approved proceeding with preparation of a registration statement on Form S-1 for the IPO while continuing to respond to unsolicited expressions of interest in a possible acquisition of SunGard. In connection therewith, the SunGard Board also approved the selection of the underwriters for the IPO and the selection of Goldman, Sachs & Co. (“Goldman”) and J.P. Morgan Securities LLC (“JPMorgan”) as financial advisors to SunGard, if needed to address any unsolicited inbound interest in an acquisition of SunGard.

Shortly following the May 4, 2015 meeting of the SunGard Board, there were press reports, without any official comment by SunGard, that SunGard was pursuing an initial public offering and that it would also consider offers to buy the company.

During the several weeks following the May 4, 2015 meeting of the SunGard Board and in accordance with the SunGard Board’s decision to continue pursuing preparations for an IPO, SunGard and its advisors continued with efforts to prepare a registration statement on Form S-1, with the goal of launching the IPO in September 2015.

On May 6, 2015, Mr. Fradin and Mr. Neral met with the board of directors of Company A to discuss a potential transaction between Company A and SunGard. Also in attendance at this meeting were representatives of Company C. Following the meeting with the board of directors of Company A, Mr. Fradin and Mr. Neral and a representative of SunGard’s principal investors met separately with representatives of Company C to discuss the business and operations of SunGard and a potential transaction between Company A and SunGard in which Company C would be involved.

Also on May 6, 2015, Mr. Fradin met with Mr. Norcross, at which they discussed their respective companies, including business strategies, the opportunity for FIS’ Capco consulting business to work with SunGard’s capital markets group and the possibility of a combination between FIS and SunGard.

On May 13, 2015, the SunGard Board met in person, in a regularly scheduled meeting, to review, among other things, the financial results of the first quarter and to receive an update regarding the IPO process with the intent that the Form S-1 would be filed in the next several weeks. At the meeting, Mr. Fradin reported to the board about the contact he had received since the last meeting of the SunGard Board and the meeting he and Mr. Neral had had with the board of directors of Company A. Mr. Greg Mondre, a Managing Partner and Managing Director of Silver Lake and an observer on the SunGard Board, reported on the unsolicited interest in a potential acquisition of the company.

On May 14, 2015, Mr. Heyvaert again met with Mr. Fradin, at which they continued their discussions regarding the continued possibility of the companies working together and the potential benefits of a combination between SunGard and FIS.

On May 15, 2015, SunGard held an organizational meeting with its advisors and underwriters in order to progress the IPO preparations and to finalize the timetable for the proposed offering.

Consistent with its fiduciary duties, the SunGard Board directed Goldman and JPMorgan to contact potential acquirers so that it could fully evaluate whether continuing to pursue an IPO or, in the alternative, engaging in an outright sale of SunGard would yield the greatest value to SunGard’s stockholders. During the two weeks commencing May 15, 2015, Goldman and JPMorgan had contact with more than a dozen parties, including those who had previously expressed unsolicited interest in a potential acquisition of SunGard, including FIS, other potential strategic acquirers and financial sponsors. Over the course of the next several weeks, SunGard, with the assistance of its outside counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), negotiated and entered into non-disclosure agreements with FIS, Companies B, D, E and F, a potential strategic acquirer with whom Company D had indicated it was considering jointly proposing to acquire SunGard (“Company G”) and three of the other financial sponsors who had expressed potential interest in an acquisition of SunGard, referred to as Companies H, I and J in this consent solicitation statement/prospectus. The remaining parties with whom Goldman and JPMorgan had contact declined to enter into non-disclosure agreements and did not express further interest in acquiring SunGard.

On May 18, 2015, SunGard received a preliminary indication of interest from Company D. The letter indicated Company D was prepared to complete its diligence and sign definitive transaction documentation by August 2015, but did not propose a valuation of SunGard.

On May 26, 2015, Mr. Fradin and certain other senior members of SunGard’s management met with members of FIS’ management to review the business and operations of SunGard and to discuss potential synergies that could be obtained as a result of the combination of the two businesses.

On May 29, 2015, Mr. Norcross of FIS contacted Mr. Fradin in order to set up a time for the companies to meet and discuss FIS’ possible interest in pursuing a transaction with SunGard. During the next several weeks, senior executives of SunGard and FIS had various discussions regarding a potential transaction between FIS and SunGard.

On June 1, 2015, SunGard received a non-binding indication of interest to acquire SunGard from Companies A and C. In the letter, Companies A and C proposed to acquire SunGard at a purchase price to be determined at the closing of the acquisition based on an enterprise value of SunGard of $7.1 billion. Contrary to earlier conversations with Company A, the equity consideration proposed in the letter consisted of a mix of cash and shares of Company A stock. The proposal was subject to satisfactory completion of customary due diligence and the entry into a six-week exclusivity period during which Companies A and C would conduct further due diligence on SunGard and the parties would negotiate and execute definitive documents with respect to the acquisition. The letter also indicated that the proposal would expire at 5 p.m. on June 5, 2015 if SunGard had not previously indicated its willingness to proceed.

On June 3, 2015, FIS submitted a non-binding indication of interest to acquire SunGard based on an enterprise value of $8.5 billion. FIS proposed equity consideration consisting of a mix of shares of FIS common stock and cash, with the amount of cash to be determined so as to maximize the amount of equity consideration paid in cash subject to FIS’ ability to preserve its investment grade credit rating. FIS also proposed that it would have the right to adjust the cash portion in its sole discretion. FIS’ proposal was subject to completion of satisfactory due diligence and the entry into a 45-day exclusivity period during which FIS would conduct due diligence on SunGard and the parties would negotiate and execute definitive documents with respect to the acquisition.

On June 4, 2015, consistent with the SunGard Board’s decision to pursue an IPO at its May 4, 2015 meeting, SunGard filed a registration statement on Form S-1 with the SEC in connection with the IPO. Later that day, there were press reports that there had been expressions of interest in acquiring SunGard, including from FIS.

On June 5, 2015, the SunGard Board held a special meeting via telephone conference call at which all the directors but one were present to update the directors on the non-binding indications of interest regarding a possible acquisition of SunGard received from FIS and Companies A and C. After review and discussion of the terms of each letter, the directors determined not to pursue a potential transaction with Companies A and C at such time as the proposed terms undervalued SunGard and instructed representatives of one of SunGard’s principal investors to deliver the board’s response to Company A. After further review and discussion, the directors instructed management and certain representatives of the principal investors of SunGard to proceed with preliminary discussions and additional due diligence with FIS and to encourage FIS to increase its enterprise valuation of SunGard.

On June 8, 2015, Mr. Mondre informed Company A that the SunGard Board had determined not to pursue a potential transaction with Companies A and C at such time.

On June 16, 2015, Mr. Fradin and Ms. Marianne Brown, Chief Operating Officer of SunGard Financial Systems, met in New York with Mr. Norcross, Mr. James Woodall, Corporate Executive Vice President, Chief Financial Officer of FIS, and Mr. Frank Martire, Executive Chairman of FIS, to discuss the businesses of their respective companies and a potential acquisition of SunGard by FIS.

On June 17 and 19, 2015, senior members of SunGard’s management and SunGard’s representatives held separate meetings with members of management and representatives of each of FIS, Company F and Company E to review the business and operations of SunGard.

On June 22, 2015, FIS submitted a revised non-binding indication of interest to acquire SunGard. In the revised letter, FIS indicated it continued to place an enterprise value on SunGard of approximately $8.5 billion and that the equity consideration, which would be agreed upon prior to the signing of definitive documents, would consist of a mix of shares of FIS common stock and cash, with the amount of cash to be determined so as to maximize the amount of equity consideration paid in cash subject to FIS’ ability to preserve its investment grade credit rating. FIS again proposed adjustment mechanisms to alter the consideration mix to include more cash at its sole discretion. The FIS proposal remained subject to the completion of satisfactory due diligence which was conditioned on the entry into an exclusivity agreement with SunGard, pursuant to which SunGard would negotiate exclusively with FIS for a period of at least 30 days from the execution of such exclusivity agreement.

Following FIS’ submission of its revised non-binding indication of interest on June 22, 2015, representatives of SunGard and FIS had various conversations via telephone during which the representatives discussed, among other items, FIS’ proposed enterprise valuation of SunGard. During these conversations, the

SunGard representatives informed FIS that the SunGard Board was not prepared at that time to accept a transaction based on the enterprise value of SunGard proposed by FIS and encouraged FIS to increase its enterprise valuation.

Between June 27 and 30, 2015, at the SunGard Board’s direction, Goldman sent process letters to Companies B, D, E, F, H and I requesting submission of preliminary, non-binding written indications of interest in connection with a possible acquisition of SunGard by July 7, 2015.

During this period, representatives of the principal investors of SunGard also had contact with some of the parties that received process letters.

Over the weekend of June 27, 2015, Mr. Norcross called Mr. Mondre to inform him that FIS was increasing its offer from the enterprise value of $8.5 billion indicated in its written indication of interest dated June 22, 2015, to $8.7 to $9.0 billion, with the precise amount within such range to be determined following completion of satisfactory due diligence.

On July 1, 2015 Mr. Mondre informed Mr. Norcross that SunGard would be willing to continue to engage in discussions with FIS regarding a transaction, but that any such transaction would need to reflect an enterprise value of SunGard of at least the high end of the range indicated by Mr. Norcross on June 27.

On July 2, 2015, Company F submitted a non-binding indication of interest to acquire SunGard for an enterprise value of $9.2 billion and that the proposed equity consideration would consist of a mix of cash and shares of Company F stock. In the letter, Company F indicated it expected to issue between $2 and $3 billion of its stock and that its offer was subject to the completion of satisfactory confirmatory due diligence.

On July 7, 2015, SunGard received an updated non-binding indication of interest from Company D. In its updated letter, Company D valued SunGard at an enterprise value of $7 to $9 billion and indicated the consideration it was prepared to offer would consist entirely of cash. Company D’s proposal was subject to satisfactory completion of a full diligence process.

Also on July 7, 2015, SunGard received a non-binding indication of interest from Company B. In its letter, Company B proposed to acquire SunGard for an enterprise value of $8.5 billion with the consideration consisting entirely of cash. Company B’s proposal was subject to completion of financial, legal, technology and business due diligence, including on-site due diligence.

Company E and Company I declined to submit written indications of interest.

On July 8, 2015, FIS’ Capco subsidiary entered into a professional services agreement with SunGard with respect to limited consulting services performed by Capco for SunGard. The revenues earned by Capco for these services were not material.

On July 9, 2015, Mr. Fradin and certain other senior members of SunGard’s management and SunGard’s representatives held another meeting with members of management and representatives of FIS to review the business and operations of SunGard, to discuss potential synergies which could be obtained as a result of the combination of the two businesses and for the companies to conduct due diligence on each other. Later that day, FIS sent a proposed exclusivity agreement to SunGard providing for an initial 30-day exclusivity period during which the parties would conduct due diligence and negotiate and execute definitive documents with respect to the acquisition.

On July 10, 2015, SunGard sent a non-binding term sheet to FIS containing certain key provisions which SunGard would expect to include in an initial draft merger agreement. The non-binding term sheet provided that the cash and stock components of the equity consideration would be fixed prior to execution of definitive documentation for the acquisition and not subject to adjustment at FIS’ discretion. The non-binding term sheet also provided for the transaction to be structured as a public company-style deal with no indemnification or other recourse to SunGard stockholders post-closing.

Later on July 10, 2015, SunGard received a non-binding indication of interest from Company H. In its letter, Company H proposed to acquire SunGard for an enterprise value of $8.75 to $9.25 billion with the consideration consisting entirely of cash. Company H’s proposal was subject to satisfactory completion of confirmatory business, financial, accounting, technical, legal and tax due diligence.

On July 11, 2015, FIS sent to SunGard a revised non-binding term sheet reflecting its comments to the non-binding term sheet which SunGard had delivered the day before. The revised non-binding term sheet reasserted FIS’ proposal that the cash component of the equity consideration could be increased at FIS’ sole discretion and provided for a cash escrow fund which would be used to pay any retention which might have become payable under a representation and warranty insurance policy which FIS proposed to obtain in connection with the transaction. The revised non-binding term sheet also indicated that any additional recourse would be determined based on continuing due diligence of material subjects.

On July 12, 2015, the SunGard Board held a special meeting via telephone conference call to discuss the indications of interest which had been received. Representatives of Goldman and JPMorgan reviewed the terms of each indication of interest and presented a preliminary valuation analysis of SunGard and the value implied by the various offers. The Goldman and JPMorgan representatives also reviewed valuation considerations of the potential IPO, including various potential IPO prices and a sell-down analysis, compared to a potential transaction, and also noted that FIS had made substantially more progress toward a potential transaction than the other potential parties. Representatives of the principal investors of SunGard then discussed their views of FIS and the shares of FIS common stock which SunGard stockholders would receive as part of the merger consideration, the terms of the revised non-binding term sheet which SunGard had received from FIS the day prior and conversations such representatives had had with representatives of FIS regarding a potential transaction. There ensued robust discussion of the offers received to date, the likelihood and ability of each party to enter into definitive documents with respect to an acquisition of SunGard and the expected timeframe each potential acquirer would require to do so. It was noted during the discussion that it was currently expected that a transaction with Company F would require the approval of Company F’s stockholders due to the amount of Company F stock proposed to be issued as consideration, that Company F had not made as much progress on its due diligence of SunGard as had FIS and that Company F would not be expected to have an investment grade credit rating following the consummation of the transaction. Following discussion, the directors instructed SunGard’s financial advisors and others involved in the negotiations with FIS to continue discussions with FIS regarding transaction terms and to report back to the SunGard Board with the results of those continued discussions.

Between July 12 and July 15, 2015, representatives of SunGard and FIS negotiated a non-binding term sheet and the terms of an exclusivity agreement.

On July 15, 2015, Mr. Norcross called Mr. Fradin to encourage SunGard to enter into the proposed exclusivity agreement.

On July 15, 2015, the SunGard Board held a special meeting via telephone conference call to update the directors on the status of negotiations with FIS. Mr. Mondre reviewed with the directors the terms of the non-binding term sheet which had been negotiated with FIS, noting in particular that the non-binding term sheet valued SunGard at an enterprise value of $9.1 billion, with the equity consideration consisting of a mix of cash and shares of FIS stock. Mr. Mondre explained that the amount of FIS stock would be determined prior to execution of the definitive documents with respect to a transaction based on a trailing five-day volume-weighted average price of shares of FIS common stock reflecting the unaffected price of such shares and that it would not be subject to adjustment thereafter. Mr. Mondre also noted that the non-binding term sheet provided that that there would be no cash escrow fund and no recourse to SunGard stockholders following closing of the transaction, that the non-binding term sheet contemplated SunGard’s principal investors entering into voting and support agreements with respect to the transaction and that FIS continued to insist on a 30-day exclusivity period during which the parties could negotiate and execute definitive documents with respect to the transaction. Mr. Mondre pointed out that the proposed terms of the exclusivity agreement expressly permitted SunGard to continue progress towards its proposed IPO. The directors then discussed the terms of the FIS proposal as well as the proposed terms included in the preliminary indications of interest which had been received from other potentially interested parties. Following discussion, the directors authorized the entry into an exclusivity agreement with FIS on the terms reviewed with the SunGard Board.

Later on July 15, 2015, SunGard and FIS entered into a mutual exclusivity agreement pursuant to which each party agreed to negotiate exclusively with the other for 30 days with a view toward executing definitive documents with respect to a transaction on the terms set forth in the non-binding term sheet attached thereto, referred to as the term sheet in this consent solicitation statement/prospectus.

On July 17, 2015, SunGard filed an amended registration statement on Form S-1 with the SEC in connection with the IPO. During the week of July 20, 2015, SunGard and FIS participated in various due diligence meetings regarding the business and operations of SunGard.

On July 22, 2015, the SunGard Board held a regularly scheduled meeting via telephone conference call. Mr. Fradin provided an update to the directors on the IPO process, noting that SunGard had filed an amended registration statement on Form S-1 the prior week. Ms. Victoria Silbey, Senior Vice President—Legal and Chief Legal Officer of SunGard, informed the directors that FIS had been conducting diligence and that additional diligence meetings were scheduled for the remainder of the week. Following discussion, the directors instructed management to continue discussions with FIS while concurrently making progress on the IPO with the intent that SunGard would be ready to commence the road show in late August or September.

On July 24, 2015, Simpson Thacher sent an initial draft of a Merger Agreement to Willkie Farr & Gallagher LLP, outside counsel to FIS (“Willkie Farr”).

On July 28, 2015, Willkie Farr sent an initial draft of a form of support and standstill agreement to be entered into by FIS and certain principal investors of SunGard as contemplated by the term sheet.

On July 30, 2015, Willkie Farr sent a revised draft of the Merger Agreement to Simpson Thacher.

Later on July 30, 2015, there were press reports that FIS was in exclusive talks to acquire SunGard. In light of the impact the press reports on July 30, 2015 had on the price of FIS common stock, the parties agreed to use the volume-weighted average price of FIS common stock for the five days up to and including July 29, 2015 for purposes of determining the amount of FIS common stock to be included in the merger consideration.

On July 31, 2015, SunGard held an introductory session in New York City for equity analysts that would be covering SunGard following completion of an IPO.

On August 1, 2015, Willkie Farr sent an initial draft of a registration rights agreement to be entered into by FIS and certain principal investors of SunGard as contemplated by the term sheet.

Between August 1 and August 10, 2015, representatives of SunGard and Simpson Thacher and FIS and Willkie Farr engaged in negotiations on the terms of the Merger Agreement, the registration rights agreement and the form of support and standstill agreement. As a result of the negotiations, among other things, the final consideration of an aggregate of 44,663,899 shares (less any shares attributable to Converted RSUs) and $2,288,700,000 in cash (less the amount of any Excess Company Transaction Expenses) was determined.

On the evening of August 10, 2015, the SunGard Board held a joint special meeting via telephone conference call, at which all the directors but one were present, to review the terms of the Merger Agreement. Representatives of Goldman and JPMorgan reviewed and discussed the financial terms of the Mergers with the directors. Following that presentation, representatives of and directors representing the principal investors of SunGard again discussed the valuation of SunGard, the amount and mix of merger consideration being offered, and their views of FIS and the shares of FIS common stock which SunGard stockholders would receive as part of the merger consideration. Simpson Thacher then reviewed with the directors the key terms of the Merger Agreement, including the treatment of outstanding equity and equity awards, the structure of the transaction, the representations and warranties and covenants contained in the Merger Agreement, the conditions to the closing of the transaction and the rights of each party to terminate the Merger Agreement, and noted those items which remained subject to ongoing negotiation between the parties. Simpson Thacher also summarized the material terms of the registration rights agreement and support and standstill agreements which FIS would enter into with certain of SunGard’s principal investors. Following each of these presentations, robust discussion ensued during which the directors asked questions of the presenters. Following discussion, Simpson Thacher reviewed with the directors the resolutions the directors would be asked to adopt by unanimous written consent once all the definitive documents in connection with the transaction were in agreed form.

In addition, at the same August 10, 2015 SunGard Board meeting, the compensation committee of the SunGard Board (the “Compensation Committee”), pursuant to its authority under SunGard’s employee benefit plan (the “Plan”) and the applicable grant agreements, determined, and the SunGard Board ratified such determination, that it was appropriate to adjust the performance goals for the 2014 and 2015 performance-based SunGard RSUs to provide for 150% of the performance-based SunGard RSUs granted in 2014 to be earned and 100% of the performance-based SunGard RSUs granted in 2015 to be earned, contingent on consummation of the Mergers. These percentages were based on the Compensation Committee’s best estimate of attainment of the compound annual growth rate (“CAGR”) performance goals for a majority of the performance-based SunGard RSUs granted in each of 2014 and 2015. The Compensation Committee estimated attainment of the CAGR performance goals based on SunGard stock performance through the date of the signing of the Merger Agreement and a projected closing date of December 1, 2015. The adjustments allowed the Compensation Committee to set the percentage of attainment of the CAGR performance goals prior to the closing date, so that CAGR performance would be measured without regard to future fluctuations in the price of FIS common stock or changes in the closing date. The Compensation Committee made these adjustments because the structure of the Mergers would make calculation of the CAGR performance goals as of the closing date of the Mergers susceptible to significant fluctuation. The Compensation Committee believed it was appropriate and in participants’ best interests to establish achievement of the CAGR performance goals as of the date of the Merger Agreement and not subject the performance attainment percentages to future variability.

Later in the evening of August 10, 2015 and throughout the day on August 11, 2015, representatives of Simpson Thacher and Willkie Farr negotiated and finalized the remaining open items in the definitive documents in connection with the transaction.

Also on August 11, 2015, the board of directors of SCCII adopted resolutions, by unanimous written consent of the directors in lieu of a meeting, approving an amendment to the liquidation rights of the holders of shares of SCCII’s preferred stock contained in SCCII’s certificate of incorporation, referred to as the SCCII charter amendment in this consent solicitation statement/prospectus. Later on August 11, 2015, the SCCII charter amendment was approved by the holder of all of the outstanding common stock of SCCII and the holders of a majority of the outstanding shares of SCCII preferred stock. Pursuant to the SCCII charter amendment, the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of SCCII and the consolidation or merger of SCCII with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of SCCII.

On August 11, 2015, the FIS board of directors met telephonically to review the proposed transaction. This meeting was the final meeting in a series of formal FIS board meetings and informal discussions with individual FIS directors with respect to the proposed transactions. After receiving presentations from management and advice from financial and legal advisors, and following a robust discussion, the FIS board of directors concluded that the terms of the proposed transaction were fair to and in the best interests of FIS, and unanimously approved the execution and delivery of the Merger Agreement and the other transaction documents and related matters.

Later on August 11, 2015, after considering, among other items, the proposed terms of the Merger Agreement with FIS, the views of SunGard’s management and the representatives of the principal investors of SunGard and the various information it received from its legal and financial advisors, and taking into consideration the factors described under “The Mergers—Recommendation of the SunGard Board of Directors and Its Reasons for the Mergers” beginning on page 53 of this consent solicitation statement/prospectus and “The Mergers—Interests of Executive Officers and Directors of SunGard and SCCII in the Mergers” beginning on page 57 of this consent solicitation statement/prospectus, the SunGard Board adopted resolutions, by unanimous written consent of the directors in lieu of a meeting, determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to, and in the best interests of SunGard and its stockholders, adopting, approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers, approving the entry into, and delivery and performance of, the Merger Agreement, directing that the Merger Agreement be submitted to the holders of SunGard common stock for consideration and recommending to the holders of SunGard common stock that such holders adopt and approve the Merger Agreement and the Mergers.

On August 12, 2015, the Merger Agreement was executed by FIS and SunGard and the parties to the Registration Rights Agreement executed such agreement. Following the entry by the parties into the Merger Agreement, FIS and the parties to the Support and Standstill Agreements executed such agreement. For a discussion of the Merger Agreement, the Registration Rights Agreement and the Support and Standstill Agreements, see the sections titled “The Merger Agreement” beginning on page 45 of this consent solicitation statement/prospectus, “Material Contracts Between the Parties—The Registration Rights Agreement” beginning on page 97 of this consent solicitation statement/prospectus and “Material Contracts Between the Parties—The Support and Standstill Agreements” beginning on page 97 of this consent solicitation statement/prospectus.

Before the NYSE opened on August 12, 2015, FIS issued a press release announcing the execution of the Merger Agreement.

On August 13, 2015, the SCCII charter amendment was filed with the Secretary of State of the State of Delaware and became effective.

Recommendation of the SunGard Board of Directors and Its Reasons for the Mergers

After consideration, the SunGard Board adopted resolutions, by unanimous written consent of the directors in lieu of a meeting, determining that the Merger Agreement, the Mergers contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to, and in the best interests of SunGard and its stockholders, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Mergers, directing that the Merger Agreement be submitted to the holders of SunGard common stock for consideration and recommending to the holders of SunGard common stock that such holders adopt and approve the Merger Agreement and the Mergers by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.

In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and resolving to recommend that SunGard stockholders adopt and approve the Merger Agreement and thereby approve the Mergers and the other transactions contemplated by the Merger Agreement, the SunGard Board consulted with SunGard’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of SunGard’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects, including uncertainties associated with achieving financial forecasts, and its knowledge of the financial and capital markets and the risks associated with pursuing an initial public offering of SunGard common stock. Among the various factors that the SunGard Board considered in favor of its decision are:

•	Benefits of the Merger Relative to Operating SunGard as a Standalone Company. The belief of the SunGard Board that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, were more favorable to SunGard and its stockholders than remaining independent and pursuing a potential initial public offering of SunGard common stock, in light of the risks and uncertainty of remaining an independent company, including the business, financial and execution risks inherent in continuing to execute on its business plan and that the execution of the initial public offering would also be dependent on the strength of the capital markets in the United States, a factor beyond SunGard’s control. In addition, the belief of the SunGard Board that the merger consideration provided SunGard stockholders with an opportunity to receive an immediate return on their investment that exceeded the near-term return SunGard stockholders would likely have received following an initial public offering of SunGard common stock and the greater certainty of value associated with such return as described below.

•	Significant Portion of Merger Consideration in Cash. The fact that a large portion of the merger consideration will be paid in cash, giving SunGard stockholders an opportunity to immediately realize value for a significant portion of their investment and providing certainty of value.

•	Participation in Potential Upside. The benefits to the combined company that could result from the Mergers, including an enhanced financial position, complementary product lines and the potential to realize synergies, including the expectation based on estimates by FIS’ and SunGard’s management prior to the execution of the Merger Agreement that the Mergers will (i) achieve a $100 million run rate of cost synergies by the end of 2016 and a $200 million run rate by the end of 2017 (taking into account FIS and its management’s excellent track record of achieving cost synergy targets, including the fact that FIS has historically exceeded cost synergy targets by an average of 30%) and (ii) be immediately accretive to FIS’ adjusted earnings per share without taking into account any cost synergies and approximately 20% accretive to FIS’ adjusted earnings per share after taking into account the full expected run rate of cost synergies. The fact that, since a portion of the merger consideration will be paid in FIS common stock, SunGard stockholders would have the opportunity to participate in any future earnings or growth of the combined company and any future appreciation in the value of FIS common stock following the Mergers should they decide to retain the shares of FIS common stock payable in the Mergers.

•	Fixed Stock Portion of the Merger Consideration. The fact that, because the stock portion of the merger consideration is a fixed number of shares of FIS common stock, SunGard stockholders will have the opportunity to benefit from any increase in the trading price of FIS common stock between the announcement of the Mergers and the completion of the Mergers.

•	Access to Liquidity. The SunGard Board also considered the liquidity, subject to contractual restrictions to which certain SunGard stockholders have separately agreed, that holding shares of FIS common stock would provide to SunGard stockholders who do not wish to hold shares of FIS common stock following the completion of the Mergers.

•	Business of FIS. The historical financial condition, results of operations, business and prospects of FIS, and the business reputation and capabilities of FIS and its management.

•	No Financing Condition; Financial Strength of FIS. The fact that FIS’ obligation to complete the Mergers is not subject to any financing condition and the likelihood that FIS would be able to finance the Mergers given FIS’ financial resources, investment grade credit rating and the financing commitments that it had obtained. The fact that FIS is expected to maintain its investment grade credit rating following the completion of the Mergers.

•

Efforts to Consummate the Mergers. The belief of the SunGard Board that the regulatory approvals and clearances necessary to complete the Mergers would likely be obtained. The obligations of FIS to use reasonable best efforts to obtain approvals or clearances from the applicable antitrust and competition authorities, including FIS’ obligation to commit to any sale, divestiture or other disposition of assets that may be required, other than any such sale, divestiture or other disposition of assets which would, individually or in the aggregate, have a material adverse effect on the business, results of operation or financial condition of SunGard or a material adverse effect on the business, results of operation or financial condition of FIS, assuming for this purpose that FIS was, in the aggregate, the same size and had the same aggregate results of operations and financial condition as SunGard.

•	Other Terms of the Merger Agreement. The limited conditions to FIS’ obligations to complete the Mergers, including the fact that neither the Merger Agreement nor the issuance of FIS common stock to SunGard stockholders as merger consideration is subject to the approval of FIS stockholders. The fact that SunGard’s obligation to complete the Mergers is conditioned on the absence of a material adverse effect on FIS. The ability of SunGard to specifically enforce the terms of the Merger Agreement. The determination that the terms of the Merger Agreement (including the parties’ representations, warranties and covenants and the conditions to their respective obligations) are fair and reasonable.

•	Absence of Superior Offers. The fact that SunGard received indications of interest following its filing of a registration statement for a potential IPO of SunGard common stock, none of which offers the SunGard Board considered to offer value and certainty greater than that offered by the merger consideration.

The SunGard Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the following:

•	Fixed Stock Portion of the Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed number of shares of FIS common stock, SunGard stockholders could be adversely affected by any decrease in the trading price of FIS common stock during the pendency of the Mergers, and the fact that the Merger Agreement does not provide SunGard with a price-based termination right or other similar protection.

•	Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the Mergers will not be realized or will not be realized within the expected time period, and the risks associated with the integration of FIS and SunGard. The risk that the cultures of FIS and SunGard may not be as compatible as anticipated.

•	Smaller Ongoing Equity Participation in the Combined Company by SunGard Stockholders. The fact that because only a portion of the merger consideration will be in the form of shares of FIS common stock, SunGard stockholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and any future appreciation in the value of FIS common stock following the Mergers) than they have in SunGard.

•	Cancellation of Class A Common Stock. The fact that, pursuant to the terms of the Merger Agreement, all of the outstanding shares of Class A Common Stock of SunGard will be cancelled in connection with the Mergers without any consideration being delivered in exchange therefore as a result of the aggregate value of the merger consideration being significantly less than the amount which would be necessary to fully satisfy the liquidation preference of the outstanding shares of Class L Common Stock of SunGard.

•	Terms of FIS’ Financing Commitments. The possibility that FIS will be unable to obtain financing for the Mergers, including the debt financing proceeds contemplated by the commitment letter it obtained.

•	Risk of Non-Completion. The possibility that the Mergers might not be completed and the effect the resulting public announcement of the termination of the Merger Agreement may have on SunGard’s business and operating results, particularly in light of the costs incurred in connection with the transaction.

•	Inability to Pursue an Initial Public Offering. The fact that, unless the Merger Agreement is terminated, SunGard would forego the opportunity to pursue an initial public offering of SunGard common stock and the potential value that SunGard could deliver to its stockholders as a public company if SunGard were to succeed in executing on its business plan.

•	Inability to Accept Competing Offers. The restrictions on SunGard’s ability to negotiate alternative transactions and the inability of SunGard to terminate the Merger Agreement even if the SunGard Board were to change its recommendation, both of which, although having the effect (in combination with the support and standstill agreements) of preventing SunGard stockholders from accepting a competing business combination transaction, the members of the SunGard Board understood were conditions to FIS’ willingness to enter into a transaction and which the members of the SunGard Board determined were fair and reasonable to SunGard and its stockholders in light of (among other things) the benefits of the Mergers to SunGard stockholders.

•	Possible Disruption to the Business and Incurrence of Costs and Expenses. The possible disruption to SunGard’s business that may result from the Mergers, including the distraction of the attention of SunGard’s management and potential attrition of SunGard’s employees, as well as the costs and expenses incurred in connection with completing the Mergers.

•	Restrictions on Operation of SunGard’s Business. The fact that, although SunGard will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the completion of the Mergers, the Merger Agreement generally obligates SunGard, subject to FIS’ prior consent (which consent may not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent SunGard from undertaking certain business opportunities that might arise pending completion of the Mergers.

•	Interests of SunGard Executive Officers and Directors. The fact that certain executive officers and directors of SunGard have interests in the Mergers that may be different from, or in addition to, the interests of SunGard stockholders generally, including the manner in which they would be affected by the Mergers, and the other matters disclosed in the section titled “The Mergers – Interests of Executive Officers and Directors of SunGard in the Mergers” beginning on page 57 of this consent solicitation statement/prospectus.

•	Other Risks. The risks described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” of this consent solicitation statement/prospectus.

The foregoing discussion of the factors considered by the SunGard Board is not intended to be exhaustive, but, rather, includes the material factors considered by the SunGard Board. In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, the SunGard Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SunGard Board considered all these factors as a whole, including discussions with, and questioning of, SunGard’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

The SunGard Board concluded that the potentially negative factors associated with the Mergers were outweighed by the potential benefits that it expected SunGard stockholders would receive as a result of the Mergers, including the belief of the SunGard Board that the Mergers would maximize the immediate value of shares of SunGard common stock and eliminate the risk and uncertainty affecting the future prospects of SunGard, including the potential execution risks associated with an initial public offering of SunGard common stock and pursuing its business plan as a public company. Accordingly, the SunGard Board determined that the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, SunGard and its stockholders, and adopted and approved, and declared advisable, the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The SunGard Board recommends that SunGard stockholders consent to the adoption of the Merger Agreement and thereby approve the Mergers and the transactions contemplated by the Merger Agreement.

Stock Ownership of SunGard and SCCII Directors and Executive Officers

As of the close of business on the record date, excluding shares of SunGard Class A Common Stock and Class L Common Stock and SCCII preferred stock held by the Sponsor Stockholders, the directors and executive officers of SunGard collectively owned and were entitled to vote (to the extent such shares are entitled to vote) (i) 915,861 shares of SunGard Class A Common Stock, which represent, in the aggregate, approximately 0.35% of SunGard Class A Common Stock outstanding on that date, (ii) 101,762 shares of SunGard Class L Common Stock, which represent, in the aggregate, approximately 0.35% of SunGard Class L Common Stock outstanding on that date, and (iii) 26,823 shares of SCCII preferred stock, which represent, in the aggregate, approximately 0.35% of SCCII preferred stock outstanding on that date.

Interests of Executive Officers and Directors of SunGard and SCCII in the Mergers

The directors and executive officers of SunGard have interests in the Mergers that may be different from, or in addition to, the interests of SunGard stockholders generally. The SunGard Board was aware of these interests and considered such interests, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. Certain of the executive officers of SunGard also hold SunGard common stock and SCCII preferred stock, which will be treated in the same way as SunGard common stock and SCCII preferred stock held by SunGard stockholders generally. None of SunGard’s directors (other than Mr. Fradin) hold SunGard common stock or SCCII preferred stock. See the section titled “—Stock Ownership of SunGard and SCCII Directors and Executive Officers” beginning on page 57 of this consent solicitation statement/prospectus.

Executive Officers and Directors

The following table sets forth the name and position of the individuals who currently serve as the executive officers and directors of SunGard.

Executive Officers

Name	Position
Regina Brab (1)	Senior Vice President of Professional Services Operations (formerly Senior Vice President and Chief Human Resources Officer)
Christopher P. Breakiron	Vice President and Chief Accounting Officer
Marianne C. Brown	Chief Operating Officer, Financial Systems
Patricia K. Cassidy	Senior Vice President – Human Resources and Chief Human Resources Officer
Vincent Coppola	Senior Vice President, Operations
Russell P. Fradin	President, Chief Executive Officer
Kevin J. McCurry	Senior Vice President – Corporate Development and Strategy
Charles J. Neral	Senior Vice President – Finance and Chief Financial Officer
Victoria E. Silbey	Senior Vice President – Legal and Chief Legal Officer
Brian A. Traquair	Executive Vice President, Financial Systems

Directors

Glenn H. Hutchins	Chairman of the Board of Directors
Russell P. Fradin	Director
David L. Johnson	Director
Ian K. Loring	Director
John W. Marren	Director
Sanjeev K. Mehra	Director
R. Davis Noell	Director
John I. Park	Director

(1)	As of February 2015, Ms. Brab no longer serves as an executive officer of SunGard.

Treatment of SunGard Equity-Based Awards Held by Executive Officers

As of the date of this consent solicitation statement/prospectus, SunGard’s employees (including its executive officers) hold stock options, appreciation units and restricted stock units. SunGard’s directors (other than Mr. Fradin) do not hold any outstanding SunGard equity awards. Except for Mses. Cassidy and Silbey and Mr. Traquair, who hold SunGard Class A options that will be cancelled at the effective time of the Mergers for no consideration, none of the executive officers hold SunGard stock options.

Pursuant to the terms of the Merger Agreement, SunGard equity-based awards held by SunGard’s employees (including its executive officers) that are outstanding immediately prior to the effective time of the Mergers will be subject to the following treatment.

Appreciation Units

The Merger Agreement provides that, immediately prior to the effective time of the Mergers, each unvested SunGard appreciation unit (other than any underwater appreciation unit) outstanding immediately prior to the effective time of the Mergers will fully vest. At the effective time of the Mergers, all vested SunGard appreciation units will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled SunGard appreciation unit (other than any underwater appreciation unit), a payment equal to the excess of the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such cancelled appreciation unit over the applicable base price. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock. Any SunGard appreciation units that are underwater appreciation units will be cancelled for no consideration at the effective time of the Mergers.

As of the date of this consent solicitation statement/prospectus, the executive officers held the following SunGard appreciation units:

Executive Officer	Appreciation Units (#) (1)	Base Price ($)	Estimated Value of Appreciation Units ($) (2)
Regina Brab (3)	102,034	15.96	767,296
Christopher P. Breakiron	0	0	0
Marianne C. Brown	340,115	15.96	2,557,665
Patricia K. Cassidy	0	0	0
Vincent Coppola	204,069	15.96	1,534,599
Russell P. Fradin	1,840,703	14.89	15,811,639
Kevin J. McCurry	68,023	15.96	511,533
Charles J. Neral	340,115	15.96	2,557,665
Victoria E. Silbey	136,046	15.96	1,023,066
Brian A. Traquair	340,115	15.96	2,557,665

(1)	Represents the number of SunGard appreciation units held by the executive officers that (i) are vested or will vest and (ii) be cancelled at the effective time of the Mergers in exchange for a payment equal to the excess of the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such appreciation unit over the applicable base price.
(2)	Represents the estimated value of the SunGard appreciation units based on the base price of such appreciation units and an estimated fair market value per unit of $23.48 as determined by the SunGard Board on August 10, 2015. The actual value of the appreciation units will vary depending on the value of the merger consideration as of the effective time of the Mergers (which is determined in part by the value of FIS common stock at such time).
(3)	As of February 2015, Ms. Brab no longer serves as an executive officer of SunGard.

Restricted Stock Units

The Merger Agreement also provides that, at the effective time of the Mergers, all vested SunGard RSUs will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled vested SunGard RSU, a payment equal to the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such cancelled SunGard RSU. In addition, if the closing date of the Mergers occurs during 2015, a limited number of unvested performance-based SunGard RSUs granted prior to 2014, for which the performance and vesting periods will be completed by December 31, 2015 (including those held by Mr. Neral), will fully vest immediately prior to the effective time of the Mergers, and at the effective time, will be treated as vested SunGard RSUs as described herein. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock.

The Merger Agreement also provides that, at the effective time of the Mergers, each unvested SunGard RSU outstanding immediately prior to the effective time of the Mergers will be converted into the number of Converted RSUs obtained by dividing the value of the aggregate merger consideration that would have been otherwise payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such SunGard RSU (had such SunGard RSU been vested) by the Parent Measurement Price.

The unvested SunGard RSUs that will become Converted RSUs include performance-based SunGard RSUs granted by SunGard in 2014 and 2015 and unvested time-based SunGard RSUs. The performance-based SunGard RSUs are earned subject to SunGard’s attainment of certain CAGRs based, in part, on SunGard’s stock price during a three-year performance period ending in either 2017 or 2018, as applicable, except that in connection with a change in control, performance will be determined as of the closing date. The earned awards are further subject to a three-year time-based vesting condition that began on the grant date of such awards. In connection with the Mergers, the Compensation Committee, pursuant to its authority under the Plan and the applicable grant agreements, determined that it was appropriate to adjust the performance goals for the 2014 and 2015 performance-based SunGard RSUs to provide for 150% of the performance-based SunGard RSUs granted in 2014 to be earned and 100% of the performance-based SunGard RSUs granted in 2015 to be earned, contingent on consummation of the Mergers. These percentages were based on the Compensation Committee’s best estimate of attainment of the CAGR performance goals for a majority of the performance-based SunGard RSUs granted in each of 2014 and 2015. The Compensation Committee estimated attainment of the CAGR performance goals based on SunGard stock performance through the date of the signing of the Merger Agreement and a projected closing date of December 1, 2015. The adjustments allowed the Compensation Committee to set the percentage of attainment of the CAGR performance goals prior to the closing date, so that CAGR performance would be measured without regard to future fluctuations in the price of FIS common stock or changes in the closing date. SunGard requested that certain members of the executive team enter into an agreement with SunGard acknowledging and agreeing to the foregoing adjustments to the performance-based SunGard RSUs. Certain members of the executive team entered into such an agreement with SunGard. Pursuant to the terms of the award agreements governing the SunGard RSUs, any SunGard RSUs which are earned, but do not vest, in connection with a change in control, which will become Converted RSUs subject to the same vesting terms, will vest in full if an executive officer is terminated without “cause” or for “good reason”, as applicable, prior to the date on which such earned SunGard RSUs are scheduled to vest.

As of the date of this consent solicitation statement/prospectus, the executive officers held the following SunGard RSUs:

Executive Officer	Vested RSUs (#) (1)	Value of Vested RSUs ($) (2)	Converted RSUs (#) (3)	Estimated Value of Converted RSUs ($) (4)	Estimated Value of All RSUs ($) (5)
Regina Brab (6)	45,133	1,059,712	73,662	1,729,574	2,789,286
Christopher P. Breakiron	10,408	244,368	48,240	1,132,664	1,377,032
Marianne C. Brown	26,134	613,617	188,020	4,414,708	5,028,325
Patricia K. Cassidy	9,697	245,255	22,903	540,279	785,534
Vincent Coppola	41,446	1,053,033	71,234	1,683,996	2,737,029
Russell P. Fradin	48,442	1,137,421	629,294	14,775,826	15,913,248
Kevin J. McCurry	15,036	353,046	60,101	1,411,169	1,764,215
Charles J. Neral (7)	153,916	4,056,838	133,597	3,180,669	7,237,507
Victoria E. Silbey	66,605	1,730,296	82,459	1,948,609	3,678,905
Brian A. Traquair	79,113	2,026,672	98,523	2,335,922	4,362,594

(1)	Represents the estimated number of previously vested SunGard RSUs and SunGard RSUs that will vest through December 1, 2015 or in connection with the Mergers.
(2)	Represents the estimated value of (i) the vested and vesting SunGard RSUs that will be cancelled in exchange for a payment equal to the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying such SunGard RSUs, based on an estimated fair market value per unit of $23.48 as determined by the SunGard Board on August 10, 2015 and (ii) the dividend equivalents that will be paid in respect of vested SunGard RSUs on the closing date or in respect of Converted RSUs following the closing date.
(3)	Represents the estimated number of unvested SunGard RSUs that will be earned based on performance through the closing date and converted into the number of Converted RSUs obtained by dividing the value of the aggregate merger consideration that would have been otherwise payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such SunGard RSU (had such SunGard RSU been vested) by the Parent Measurement Price. Pursuant to the Merger Agreement, the performance goals for the 2014 and 2015 performance-based SunGard RSUs were adjusted to provide for 150% of the performance-based SunGard RSUs granted in 2014 to be earned and 100% of the performance-based SunGard RSUs granted in 2015 to be earned, both contingent on consummation of the Mergers.
(4)	Represents the estimated value of (i) the unvested SunGard RSUs based on an estimated fair market value of $23.48 per unit as determined by the SunGard Board on the date the Merger Agreement was approved. The actual value of the SunGard RSUs will vary depending on the value of the merger consideration as of the effective time of the Mergers (which is determined in part by the value of FIS common stock at such time) and (ii) the dividend equivalents that will be paid in respect of vested SunGard RSUs on the closing date or in respect of Converted RSUs following the closing date.
(5)	Represents the estimated aggregate value of the SunGard RSUs held by each executive officer, including dividend equivalents.
(6)	As of February 2015, Ms. Brab no longer serves as an executive officer of SunGard.
(7)	Pursuant to the Merger Agreement, if the closing date occurs in 2015, Mr. Neral’s unvested performance-based SunGard RSU awards granted prior to 2014 for which the performance and vesting periods are completed by December 31, 2015, will fully vest immediately prior to the effective time of the Mergers, and at the effective time, will be treated as vested SunGard RSUs.

Severance Arrangements with SunGard Executive Officers

Each of the executive officers, other than Mr. Traquair, is party to an employment agreement with SunGard. These employment agreements provide for severance benefits upon certain terminations of employment, including a termination without “cause” or, in some cases, for “good reason” (each as defined in the applicable employment agreement) and in Mr. Neral’s case, an increased severance amount if the termination is in connection with a change in control. These severance benefits include payments or benefits of (i) a multiple of base salary and annual bonus, (ii) in certain cases, a pro-rata bonus for the year of termination, (iii) an amount equal to the cost of continued health care coverage, and (iv) in certain cases, other individual payments or benefits. The severance benefits Mr. Traquair would be entitled to receive upon a termination are based on SunGard’s compensation plans and Canadian law, which generally provide him with one months’ compensation for each year of completed service.

In addition, pursuant to the terms of the applicable award agreements, certain outstanding equity awards held by the executive officers would also vest if the executive officer was terminated without “cause” or for “good reason”, as applicable. The value of the equity awards held by the executive officers is described above on page 64 in “– Treatment of SunGard Equity-Based Awards Held by Executive Officers.”

Assuming the closing of the Mergers occurred on December 1, 2015 and all of SunGard’s executive officers had their employment terminated without cause on such date, they would be entitled to receive the estimated severance compensation amounts set forth below:

Executive Officer	Severance Payment
Regina Brab (1)	$850,000
Christopher P. Breakiron	$582,732
Marianne C. Brown (2)	$2,409,869
Patricia K. Cassidy	$506,784
Vincent Coppola (2)	$1,121,286
Russell P. Fradin (2)	$7,085,758
Kevin J. McCurry	$761,055
Charles J. Neral (2)	$2,850,984
Victoria E. Silbey (2)	$3,971,843
Brian A. Traquair (3)	$2,176,698

(1)	Value includes a payment of $100,000 that Ms. Brab is entitled to under her employment agreement in lieu of any other payments for health and welfare benefits.
(2)	Value includes the pro-rata bonus that the executive officer would be entitled to receive pursuant to their applicable employment agreements.
(3)	Mr. Traquair’s severance payment amount is based on him receiving 21 months’ worth of his base salary and bonus, plus health care continuation and retirement savings plan costs. The Severance Payment amounts have been converted to U.S. dollars at the currency exchange rate (used for purposes of the Company’s 2015 operating budget) of CAD 1 = USD 0.8922.

Retention and Transaction Bonuses

SunGard granted Mr. Breakiron a retention bonus opportunity of $150,000 that will be earned if he remains employed through the later of the closing date of the Mergers and December 31, 2015 unless he is terminated for cause prior to such date. In addition, it is expected that SunGard will grant a transaction related bonus in the amount of $250,000 to each of Ms. Cassidy, Mr. Neral and Ms. Silbey subject to the closing of the Mergers and other terms to be determined.

Directors’ and Officers’ Insurance and Indemnification

For six years following the effective time of Merger 1, FIS will cause the Surviving Company to indemnify and hold harmless the individuals who at any time prior to the effective time of Merger 1 were directors or officers of SunGard or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time to the same extent such persons were entitled to indemnification in such capacities under the organizational documents of SunGard or its subsidiary, as applicable, and applicable law; and promptly advance expenses as incurred to such persons to the same extent such persons were entitled to such advancement in such capacities thereunder.

Additionally, prior to the effective time of Merger 1, SunGard, or if SunGard is unable to, FIS will cause the Surviving Company to obtain and fully pay the premium for a non-cancellable extension of the directors’ and officers’ liability coverage of SunGard’s existing directors’ and officers’ insurance policies and its existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of Merger 1 with respect to any claim occurring at or prior to the effective time of Merger 1 in an amount and scope at least as favorable as SunGard’s existing policies. If such tail policies are not obtained, then the Surviving Company will maintain in effect its current D&O insurance in place as of the date of the Merger Agreement or FIS or the Surviving Company will cause to be obtained D&O insurance coverage for such matters for six years following the effective time. However, FIS and the Surviving Company will not be required to pay annual premiums in excess of 300% of the annual premium paid by SunGard for such insurance as of the date of the Merger Agreement.

Advisory Fee

Goldman Sachs is acting as one of the financial advisors to SunGard in connection with the Mergers. Pursuant to an engagement letter between SunGard and Goldman Sachs, SunGard has agreed to pay Goldman Sachs a transaction fee of $23,000,000, all of which is payable upon consummation of the Mergers. Sanjeev K. Mehra, a director of SunGard, is also a Managing Director of Goldman Sachs.

FIS’ Reasons for the Mergers

FIS believes that the acquisition of SunGard will enable FIS to expand its reach and serve clients in growing and geographically diverse markets. The acquisition of SunGard will position FIS to offer a broad range of enterprise banking and capital markets capabilities to financial institutions and businesses globally. The acquisition of SunGard complements FIS’ existing products and services and builds on prior strategic acquisitions such as FIS’ acquisitions of Clear2Pay and Capco. In approving the Mergers and the other transactions contemplated by the Merger Agreement, the FIS board of directors considered a variety of factors related to these strategic priorities, including the following:

•	the addition of SunGard’s solutions is expected to allow FIS to offer an even broader range of technology solutions in areas such as capital markets and asset management and will increase scale in North America and lead to modest expansion in Europe and Asia-Pacific;

•	the opportunity to address the respective client bases of FIS and SunGard and to strengthen the combined companies’ global, regional and community cross-selling opportunities and strengthen FIS’ presence in emerging markets; and

•	the transaction is expected to be accretive to FIS’ adjusted earnings per share immediately following the closing of the Mergers.

The FIS board of directors also considered potential risks and potentially negative factors concerning the Mergers in connection with its deliberations on the Mergers and the other transactions contemplated by the Merger Agreement, including the following:

•	the increased debt to be incurred by FIS in connection with the Mergers;

•	FIS’ ability to engage in additional acquisitions may be more limited after the Mergers;

•	the Mergers may face heightened regulatory scrutiny and the regulatory approval process could be protracted and result in remedies;

•	the anticipated synergies would be more difficult to achieve or would take longer to achieve than anticipated; and

•	the potential challenges of integrating FIS’ and SunGard’s operations.

The foregoing discussion of factors considered by the FIS board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the acquisition and the complexity of these matters, the FIS board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative weights to the factors that it considered. In addition, individual members of the FIS board of directors may have given differing weights to different factors. The FIS board of directors conducted an overall review of the factors described above and other material factors, including through discussions with, and inquiry of, FIS’ management and outside legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Effects of the Mergers; Merger Consideration

At the effective time of the Mergers, all shares of Class A Common Stock and SCCII common stock (in each case, other than any dissenting shares or shares of Class A Common Stock or SCCII common stock owned by FIS, any Merger Sub or any other subsidiary of FIS, or owned by SunGard, SCCII or any other subsidiary of SunGard) will be cancelled, and no payment will be made with respect to such shares.

At the effective time of the Mergers, each share of Class L Common Stock and SCCII preferred stock (in each case, other than any dissenting shares or shares of Class L Common Stock or SCCII preferred stock owned by FIS, any Merger Sub or any other subsidiary of FIS, or owned by SunGard, SCCII or any other subsidiary of SunGard) outstanding immediately prior to the effective time of the Mergers, together with all Vested SunGard Awards, will be cancelled and automatically converted into the right to receive a portion of the aggregate merger consideration consisting of:

•	44,663,899 shares of FIS common stock, less the number of shares of FIS common stock underlying unvested SunGard RSUs that will become Converted RSUs at the closing of the Mergers, which is referred to as the aggregate stock consideration in this consent solicitation statement/prospectus; and

•	$2,288,700,000, less the amount of Excess Company Transaction Fees (as defined below), which sum is referred to as the aggregate adjusted cash consideration in this consent solicitation statement/prospectus and together with the aggregate stock consideration, the aggregate merger consideration.

The number of FIS shares that will be included in the assumed RSUs will vary based on the number of unvested SunGard RSUs as of the time of the Mergers and the FIS stock price as of shortly prior to the time of the Mergers. Based on the closing price of FIS common stock on the NYSE on September 4, 2015, which was $67.06 per share, and assuming no change in the expected number of unvested SunGard RSUs, the number of shares underlying assumed RSUs would be equal to 2,409,729, and therefore the aggregate stock consideration in the Mergers would be equal to 42,254,175 shares of FIS common stock. The Excess Company Transaction Fees are equal to the amount by which certain expenses of SunGard and its subsidiaries in connection with the Mergers, including for fees of investment bankers and counsel, amounts payable to employees and third parties in connection with the change of control, and certain amounts paid to affiliates of the Sponsor Stockholders under the Amended and Restated Management Agreement, dated March 31, 2014 (the “Management Agreement”), by and among the SunGard Parties and certain affiliates of the Sponsor Stockholders in connection with the change of control, among others, exceed $25 million (the “Excess Company Transaction Fees”). Although the final amount of Excess Company Transaction Fees has not yet been determined, SunGard has advised FIS that it currently believes the amount of Company Excess Transaction Fees will be approximately $50 million, resulting in aggregate cash consideration of approximately $2.238 billion, although the actual amount of Excess Company Transaction Fees is likely to be higher or lower. SunGard has advised FIS that the affiliates of the Sponsor Stockholders party to the Management Agreement intend to waive any transaction fee they may be entitled to under the Management Agreement in connection with the Mergers.

The aggregate merger consideration will be allocated among holders of Class L Common Stock, SCCII preferred stock and Vested SunGard Awards. The precise amount of the consideration to be paid to each such holder will vary, depending on the closing date, the amount of the aggregate adjusted cash consideration and the number of shares of Class L Common Stock, SCCII preferred stock and Vested SunGard Awards outstanding immediately prior to the effective time of the Mergers.

For illustrative purposes only, assuming that (i) the closing of the Mergers occurs on December 1, 2015, (ii) the capitalization of SunGard and SCCII as of the closing remains the same as it was on July 31, 2015 (the date as of which SunGard made representations in the Merger Agreement), other than for the net after-tax exercise and/or settlement of any Vested SunGard Awards which are scheduled to expire and SunGard RSUs which are scheduled for distribution, in each case, following the date as of which such representation was made and prior to December 1, 2015, (iii) the Parent Measurement Price as of the closing was $70 per share, and (iv) for the purpose of calculating the aggregate adjusted cash consideration, that at the closing of the Mergers the amount of the Excess Company Transaction Fees equaled $50 million, each SunGard stockholder would receive an estimated (a) $60.15 in cash and 0.788532 shares of FIS common stock for each share of Class L Common Stock and (b) $55.10 in cash and 2.361531 shares of FIS common stock for each share of SCCII preferred stock. By comparison, based on the foregoing assumptions but assuming that the Parent Measurement Price was instead $60 per share, each SunGard stockholder would receive (a) $74.89 in cash and 0.440947 shares of FIS common stock for each share of Class L Common Stock and (b) 3.673492 shares of FIS common stock for each share of SCCII preferred stock.

FIS will not issue fractional shares of FIS common stock in the Mergers. As a result, SunGard stockholders will receive cash for any fractional share of FIS common stock that they would otherwise be entitled to receive in the Mergers. After the Mergers are completed, SunGard stockholders will have only the right to receive the merger consideration, any cash in lieu of such fractional shares of FIS common stock and any dividends or other distributions with respect to shares of FIS common stock and with a record date occurring after the effective time of the Mergers or, in the case of SunGard stockholders that properly exercise and perfect appraisal rights, the right to receive the fair market value for such shares.

If a change in the outstanding shares of capital stock of FIS occurs prior to the effective time of the Mergers by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, share dividend or share distribution, any number or amount contained in the Merger Agreement which is based on the price of FIS common stock or the number of shares of FIS common stock will be appropriately adjusted to reflect such reclassification, recapitalization, share split or combination, exchange or readjustment of shares, share dividend or share distribution and to provide to the holders of Consolidated Capital Stock as of immediately prior to the effective time of the Mergers the same economic effect as contemplated by the Merger Agreement prior to such event. Unless a change in the outstanding shares of capital stock of FIS occurs prior to the effective time of the Mergers by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, share dividend or share distribution, in no event will FIS be obligated to issue any shares of FIS common stock in excess of the aggregate stock consideration in connection with the Mergers.

For a full description of the merger consideration, see the section titled “The Merger Agreement – Effects of the Mergers; Merger Consideration” beginning on page 78 of this consent solicitation statement/prospectus.

Treatment of SunGard Equity-Based Awards in the Merger

Pursuant to the terms of the Merger Agreement, SunGard equity-based awards held by SunGard’s employees (including its executive officers), former employees, directors and consultants that are outstanding immediately prior to the effective time of the Mergers will be subject to the following treatment.

The Merger Agreement provides that, immediately prior to the effective time of the Mergers, each unvested SunGard stock option and each unvested SunGard appreciation unit (other than any underwater stock option or appreciation unit) outstanding immediately prior to the effective time of the Mergers will fully vest. At the effective time of the Mergers, all vested SunGard stock options and SunGard appreciation units will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled SunGard stock option and SunGard appreciation unit (other than any underwater stock option or appreciation unit), a payment equal to the excess of the amount of merger consideration payable in respect of the Class L

Common Stock and SCCII preferred stock underlying each such cancelled option and appreciation unit over the applicable exercise price or base price. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock. All SunGard stock options and SunGard appreciation units that are underwater stock options and appreciation units will be cancelled for no consideration at the effective time of the Mergers.

The Merger Agreement also provides that, at the effective time of the Mergers, all vested SunGard RSUs will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled vested SunGard RSU, a payment equal to the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such cancelled SunGard RSU. If the closing date occurs in 2015, a limited number of unvested SunGard RSUs granted prior to 2014 for which the performance and vesting periods will be completed by December 31, 2015 will be fully vested immediately prior to the effective time of the Mergers, and at the effective time, will be treated as vested SunGard RSUs as described herein. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock.

The Merger Agreement also provides that, at the effective time of the Mergers, each unvested SunGard RSU outstanding immediately prior to the effective time of the Mergers will be converted into the number of Converted RSUs obtained by dividing the value of the aggregate merger consideration that would have been otherwise payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such SunGard RSU had such SunGard RSU been vested by the Parent Measurement Price.

The unvested SunGard RSUs that will become Converted RSUs include performance-based SunGard RSUs granted by SunGard in 2014 and 2015. These SunGard RSUs are earned subject to SunGard’s attainment of certain CAGRs based, in part, on SunGard’s stock price during a three-year performance period ending in either 2017 or 2018, as applicable, except that in connection with a change in control, performance is determined as of the closing date. The earned awards are further subject to a three-year time-based vesting condition that begins on the grant date. In connection with the Mergers, the Compensation Committee, pursuant to its authority under the Plan and the applicable grant agreements, determined that it was appropriate to adjust the performance goals for the 2014 and 2015 performance-based RSUs to provide for 150% of the performance-based SunGard RSUs granted in 2014 to be earned and 100% of the performance-based SunGard RSUs granted in 2015 to be earned, contingent on consummation of the Mergers. These percentages were based on the Compensation Committee’s best estimate of attainment of the CAGR performance goals for a majority of the performance-based SunGard RSUs granted in each of 2014 and 2015. The Compensation Committee estimated attainment of the CAGR performance goals based on SunGard stock performance through the date of the signing of the Merger Agreement and a projected closing date of December 1, 2015. The adjustments allowed the Compensation Committee to set the percentage of attainment of the CAGR performance goals prior to the closing date, so that CAGR performance would be measured without regard to future fluctuations in the price of FIS common stock or changes in the closing date. SunGard requested that members of the executive team enter into an agreement with SunGard acknowledging and agreeing to the foregoing adjustments to the performance-based SunGard RSUs. Each member of the executive team entered into such an agreement with SunGard.

Ownership of FIS Following the Mergers

Based on the number of shares of FIS common stock outstanding on June 30, 2015, immediately after completion of the Mergers, SunGard stockholders and holders of SunGard and SCCII equity-based awards immediately prior to the Mergers are expected to own, in the aggregate, approximately 13% of the then-outstanding shares of FIS common stock.

The Mergers will not affect the continuing ownership by FIS stockholders of shares of FIS common stock owned prior to the effective time of the Mergers. Accordingly, FIS stockholders will hold the same number of shares of FIS common stock that they held immediately prior to the Mergers. However, because FIS will be issuing new shares of FIS common stock to SunGard stockholders and holders of SunGard and SCCII equity-based awards in the Mergers, each outstanding share of FIS common stock immediately prior to the Mergers will represent a smaller percentage of the total number of shares of FIS common stock outstanding after the Mergers. It is expected that FIS stockholders immediately prior to the Mergers will hold approximately 87% of the total FIS common stock outstanding upon completion of the Mergers.

Board of Directors and Management of FIS After the Mergers

The directors and officers of FIS immediately prior to the effective time of the Mergers will continue to be directors and officers of FIS immediately following the Mergers. Information about current directors and executive officers of FIS, including biographical information, executive compensation and stock ownership, can be found in FIS’ proxy statement for the 2015 annual meeting of FIS stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by the Current Report on Form 8-K dated May 8, 2015, all of which are filed with the SEC and incorporated by reference into this consent solicitation statement/prospectus. See the section titled, “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

Regulatory Matters

SunGard and FIS have agreed to use their reasonable best efforts, subject to certain limitations, to obtain all regulatory approvals required to consummate the Mergers, and in connection therewith, to take any action that would not have a material adverse effect on (i) SunGard and its subsidiaries, taken as a whole, or (ii) FIS and its subsidiaries, taken as a whole, assuming FIS and its subsidiaries were, in the aggregate, the same size as SunGard and its subsidiaries.

United States Antitrust. Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and related rules (collectively, the “HSR Act”), certain transactions, including the Mergers, may not be completed until notifications have been filed with the Premerger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice and until all statutory waiting periods have expired or terminated. FIS and SunGard filed the Notification and Report Forms with the Premerger Notification Office and the Antitrust Division on August 21, 2015. The FTC granted early termination of the waiting period on September 2, 2015.

European Union Competition Law. Both FIS and SunGard conduct business in certain Member States of the European Union. The EU Merger Regulation requires notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before such mergers and acquisitions can be implemented. On September 22, 2015, FIS filed a Form CO with the European Commission. On October 16, 2015 the European Commission adopted a decision not to oppose the notified Mergers and to declare the transactions compatible with the law of the European Union.

South African Competition Law. Both FIS and SunGard conduct business in South Africa. The Competition Act 89 of 1998, as amended, requires the prior notification to the Competition Commission of mergers classified as intermediate or large on the basis of specified thresholds of combined annual turnover or assets. On August 31, 2015, the parties submitted a notification to the Competition Commission of the Mergers as an intermediate transaction. The Competition Commission approved the Mergers without conditions on September 15, 2015.

United Kingdom Financial Conduct Authority. Notification of the Mergers was filed on August 21, 2015 with the FCA pursuant to section 178 of the United Kingdom Financial Services and Markets Act 2000 because a SunGard subsidiary is authorized and regulated by the FCA. Approval of the FCA for a change of controller pursuant to such a notification is required prior to completion of the Mergers. The FCA granted approval on September 10, 2015, effective for a three month period which may be extended on request.

Financial Industry Regulatory Authority. A SunGard subsidiary is a U.S. registered broker-dealer. Accordingly, a continuing member application for a change in indirect ownership was filed on August 14, 2015 in connection with the Mergers pursuant to Rule 1017 of the NASD Rules, which are administered by FINRA. This Rule 1017 provides that a FINRA member entity must file an application for approval of a change in the equity ownership of the member that results in one person or entity directly or indirectly owning or controlling 25% or more of the equity capital of such member. FINRA approved the continuing membership application on September 2, 2015.

Other Laws. In addition to the regulatory approvals described above, notifications of the Mergers may be filed with other governmental agencies for their review and approval under foreign regulatory laws, such as foreign merger control laws. It is possible that any of the governmental entities with which filings may be made may seek various forms of relief with respect to the Mergers.

General. In connection with obtaining the approval of all necessary governmental authorities to complete the Mergers, including, but not limited to, the governmental authorities specified above, there can be no assurance that:

•	governmental authorities will not impose any conditions on the granting of their approval and, if such conditions are imposed, that FIS and SunGard will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on FIS and SunGard after completion of the Mergers; or

•	the required regulatory approvals will be obtained within the time frame contemplated by FIS and SunGard or on terms that will be satisfactory to FIS and SunGard.

FIS and SunGard cannot assure you that a challenge to the Mergers will not be made or that, if a challenge is made, it will not prevail. See the section titled, “The Merger Agreement – Conditions to Completion of the Mergers” beginning on page 92 of this consent solicitation statement/prospectus.

Accounting Treatment

FIS and SunGard prepare their financial statements in accordance with GAAP. The Mergers will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with FIS considered as the accounting acquirer and SunGard as the accounting acquiree. Accordingly, consideration to be given by FIS to complete the Mergers with SunGard will be allocated to assets and liabilities of SunGard based on their estimated fair values as of the completion date of the Mergers, with any excess merger consideration being recorded as goodwill.

Listing of FIS Common Stock

It is a condition to the completion of the Mergers that the shares of FIS common stock issuable in the Mergers be authorized for listing on the NYSE upon official notice of issuance.

Appraisal Rights

Under the DGCL, if a holder of capital stock of SunGard does not wish to accept the merger consideration provided for in the Merger Agreement and the Mergers are consummated, such stockholder has the right to seek appraisal of his, her or its shares of capital stock of SunGard and to receive payment in cash for the fair value of his, her or its shares of capital stock of SunGard exclusive of any element of value arising from the accomplishment or expectation of the Mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of capital stock of SunGard. These rights are known as appraisal rights. The “fair value” of such shares of capital stock of SunGard as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of capital stock of SunGard under the terms of the Merger Agreement. Holders of capital stock of SunGard who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A holder of capital stock of SunGard who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement, or deliver a signed consent without indicating a decision on the Merger Agreement proposal. Any signed written consent returned without indicating a decision on the Merger Agreement proposal will be counted as approving the Merger Agreement proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a SunGard stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex J to this consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of capital stock of SunGard immediately prior to the effective time of the Mergers as to which appraisal rights are asserted. A person having a beneficial interest in shares of capital stock of SunGard held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Mergers are approved and no later than 10 days after the effective time of the Mergers. Only those SunGard stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by SunGard, if sent prior to the effective time of the Mergers, or the Surviving Company in the Mergers, if given after the effective time of the Mergers. If given at or after the effective time of the Mergers, the notice must also specify the effective time of the Mergers; otherwise, a supplementary notice will provide this information.

Following SunGard’s receipt of sufficient written consents to adopt the Merger Agreement, SunGard will send all non-consenting SunGard stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A SunGard stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all SunGard stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement, or deliver a signed written consent without indicating a decision on the Merger Agreement proposal. Consents that are executed and delivered without indicating a decision on the Merger Agreement proposal will be counted as approving the Merger Agreement proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the effective time of the Mergers.

If you elect to demand appraisal of your shares of capital stock of SunGard, you must deliver to SunGard or the Surviving Company, as applicable, at the specific address which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of capital stock of SunGard within 20 days after the date of the mailing of such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A holder of shares of capital stock of SunGard wishing to exercise appraisal rights must hold of record the shares of capital stock of SunGard on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of capital stock of SunGard through the effective time of the Mergers. Appraisal rights will be lost if your shares of capital stock of SunGard are transferred prior to the effective time of the Mergers. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of capital stock of SunGard fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Mergers are completed, you (assuming that you hold your shares through the effective time of the Mergers) will be entitled to receive payment for your shares of capital stock of SunGard as provided for in the Merger Agreement, but you will have no appraisal rights with respect to such shares of capital stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of capital stock of SunGard must reasonably inform SunGard or the Surviving Company, as applicable, of the identity of the stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of capital stock of SunGard, fully and correctly, as the stockholder’s name appears on the SunGard stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of capital stock of SunGard in connection with the Mergers. The demand cannot be made by the beneficial owner of shares of capital stock of SunGard if such beneficial owner does not also hold of record such shares of capital stock. The beneficial owner of shares of capital stock of SunGard must, in such cases, have the holder of record of such shares of capital stock submit the required demand in respect of such shares.

If shares of capital stock of SunGard are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of capital stock of SunGard are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a SunGard stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of capital stock of SunGard as a nominee for others, may exercise his, her or its right of appraisal with respect to such shares of capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of capital stock of SunGard as to which appraisal is sought. Where no number of shares of capital stock of SunGard is expressly mentioned, the demand for appraisal will be presumed to cover all shares of capital stock of SunGard held in the name of the record holder.

At any time within 60 days after the effective time of the Mergers, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of capital stock of SunGard by delivering to the Surviving Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Mergers will require written approval of the Surviving Company. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time of the Mergers, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any SunGard stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the Surviving Company does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of capital stock of SunGard.

Within 120 days after the effective time of the Mergers, but not thereafter, either the Surviving Company or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of capital stock of SunGard held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Company. FIS has no present intent to cause SunGard to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that the Surviving Company will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective time of the Mergers, any stockholder who has properly filed a written demand for appraisal and who did not submit a written consent adopting the Merger Agreement, upon written request, will be entitled to receive from the Surviving Company a statement setting forth the aggregate number of shares of capital stock of SunGard for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the Surviving Company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of capital stock of SunGard held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Company such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon the Surviving Company, then the Surviving Company will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of capital stock of SunGard and with whom agreements as to the value of their shares of capital stock of SunGard have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of capital stock of SunGard to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of capital stock of SunGard, the Delaware Court of Chancery will appraise such shares of capital stock, determining their fair value as of the effective time of the Mergers after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the SunGard stock certificates, representing their shares of capital stock of SunGard. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the Mergers through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Mergers and the date of payment of the judgment.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Mergers and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Holders of SCCII preferred stock are also technically entitled to appraisal rights under Section 262 of the DGCL. The foregoing discussion is also generally applicable to the SCCII preferred stock. However, because no vote of holders of such stock is being solicited, the discussion above with respect to delivery of written consents is not applicable. In addition, with respect to preferred stock such as the SCCII preferred stock, Delaware courts have held that if the issuer’s certificate of incorporation defines what holders are entitled to receive upon a merger, then that is the maximum amount such holders are entitled to pursuant to their appraisal rights. The amended and restated certificate of incorporation of SCCII calls for holders of its preferred stock to receive the aggregate liquidation preference of their shares of such stock together with all accrued and unpaid dividends upon a merger such as the Mergers. The Merger Agreement in turn calls for holders of SCCII preferred stock to receive this same amount, in shares of FIS common stock and cash. Accordingly, there should be no practical ability for stockholders to recover any amount pursuant to appraisal rights with respect to SCCII preferred stock.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the merger consideration. Moreover, none of SunGard, SCCII or FIS anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and SunGard, SCCII and FIS reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of capital stock of SunGard or SCCII is less than the per share merger consideration.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Company and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of capital stock of SunGard and SCCII entitled to appraisal. Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Mergers, be entitled to vote shares of capital stock of SunGard or SCCII subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of such capital stock, other than with respect to payments as of a record date prior to the effective time of the Mergers. However, if no petition for appraisal is filed within 120 days after the effective time of the Mergers, or if a stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will only be entitled to receive the merger consideration for his, her or its shares of capital stock of SunGard and SCCII pursuant to the Merger Agreement.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of capital stock of SunGard or SCCII who may wish to pursue appraisal rights should consult their legal and financial advisors.

Restrictions on Sales of Shares of FIS Common Stock Received in the Mergers

The shares of FIS common stock to be issued in connection with the Mergers will be freely transferable under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), and the Exchange Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of FIS for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with FIS and may include the executive officers, directors and significant stockholders of FIS. This consent solicitation statement/prospectus does not cover resales of FIS common stock received by any person upon completion of the Mergers, and no person is authorized to make use of this consent solicitation statement/prospectus in connection with any such resale.

The Support and Standstill Agreements include certain restrictions on transfers of the shares of FIS common stock by any of the Sponsor Stockholders, subject to certain exceptions. For a full description of the transfer restrictions in the Support and Standstill Agreements see the section titled, “Material Contracts Between the Parties – The Support and Standstill Agreements” beginning on page 97 of this consent solicitation statement/prospectus.

Material United States Federal Income Tax Consequences of the Transaction

The following is a summary of the material United States federal income tax consequences of the Mergers to U.S. Holders of SunGard common stock or SCCII preferred stock whose shares are converted into the right to receive the merger consideration under the Mergers. This summary is based on the Code, applicable Treasury regulations, and related administrative and judicial interpretations, each as in effect as of the date hereof. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect interpretations of current law. Any change could apply retroactively. None of SunGard, SCCII or FIS has requested, or plans to request, any rulings from the Internal Revenue Service (“IRS”) concerning the tax treatment of the Mergers. This summary assumes that holders of shares of SunGard common stock and SCCII preferred stock hold such shares as capital assets. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	mutual funds;

•	broker-dealers;

•	traders;

•	expatriates;

•	partnership, S corporations, or other pass-through entities;

•	tax-exempt organizations;

•	persons who are investors in a pass-through entity;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons who perfect appraisal rights;

•	persons who have a functional currency other than the United States dollar;

•	persons who acquired their shares of SunGard common stock or SCCII preferred stock upon the exercise of stock options or otherwise as compensation; or

•	persons who actually or constructively own 5% or more of the outstanding shares of SunGard common stock or SCCII preferred stock.

In addition, this discussion does not address any alternative minimum tax, United States federal estate, gift or other non-income tax, or any state, local or foreign tax consequences of the Mergers.

ALL SUNGARD AND SCCII STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of SunGard common stock or SCCII preferred stock who is:

•	a citizen or individual resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision of the United States (including the District of Columbia);

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States persons for United States federal income tax purposes.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds SunGard common stock or SCCII preferred stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding SunGard common stock or SCCII preferred stock, you should consult your tax advisor regarding the tax consequences of the Mergers.

General

It is expected that Merger 2 together with the Follow-On Merger 2 will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and it is possible that Merger 1 together with the Follow-On Merger 1 will also separately so qualify. However, there can be no assurance that this will be the case. For example, if the Parent Measurement Price is less than $62.63, then it is likely that Merger 1 together with the Follow-On Merger 1 will not constitute a tax-free reorganization for United States federal income tax purposes under the Code.

The following summary assumes that each of (i) Merger 1 together with the Follow-On Merger 1, and (ii) Merger 2 together with the Follow-On Merger 2, will be a tax-free reorganization for United States federal income tax purposes under the Code, and each of SunGard, SCCII, the Surviving Company and FIS will be a party to the reorganization within the meaning of Section 368(b) of the Code.

United States Federal Income Tax Consequences to SunGard, SCCII and FIS

None of SunGard, SCCII, the Surviving Company or FIS will recognize gain or loss in connection with the Mergers.

Assuming each of Merger 1 together with the Follow-On Merger 1 and Merger 2 together with the Follow-On Merger 2 constitutes a tax-free reorganization under Section 368(a) of the Code, the tax basis of the assets of SunGard and SCCII, respectively, in the hands of the Follow-On 1 Surviving Company will be the same as the tax basis of such assets in the respective hands of SunGard and SCCII immediately prior to the Mergers. The holding period of the assets of SunGard and SCCII, respectively, to be received by the Surviving Company will include the period during which such assets were held by SunGard and SCCII, respectively.

United States Federal Income Tax Consequences to U.S. Holders

Assuming that each of Merger 1 together with the Follow-On Merger 1 and Merger 2 together with the Follow-On Merger 2 constitutes a reorganization under Section 368(a) of the Code, a U.S. Holder who (i) exchanges, pursuant to Merger 1, shares of SunGard common stock for shares of FIS common stock and cash must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of FIS common stock and cash received pursuant to Merger 1 (excluding any cash received in lieu of fractional shares) over the U.S. Holder’s adjusted tax basis in its shares of SunGard common stock surrendered pursuant to Merger 1), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to Merger 1, or (ii) exchanges, pursuant to Merger 2, shares of SCCII preferred stock for shares of FIS common stock and cash must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of FIS common stock and cash received pursuant to Merger 2 (excluding any cash received in lieu of fractional shares) over the U.S. Holder’s adjusted tax basis in its shares of SCCII preferred stock surrendered pursuant to Merger 2), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to Merger 2. Since Class A Common Stock will be cancelled in the Mergers without consideration, a holder of Class A Common Stock should consult its tax advisors regarding the United States federal income tax consequences of the Mergers with respect to the Class A Common Stock to you.

A U.S. Holder must calculate the amount of gain realized separately for each share of SunGard common stock or SCCII preferred stock surrendered. If a U.S. Holder of SunGard common stock or SCCII preferred stock acquired different blocks of SunGard common stock or SCCII preferred stock at different times or at different prices, any gain will be determined separately with respect to each block of SunGard common stock or SCCII preferred stock. Each holder may expressly designate in the letter of transmittal on a share by share basis that FIS common stock or cash is to be received in exchange for particular shares of SunGard common stock or SCCII preferred stock. For purposes of determining the amount of gain recognized, any express share by share designations are intended to comply with certain Treasury regulations issued under Section 358 of the Code. Although the Treasury regulations appear to authorize holders to make economically reasonable express share by share designations, it is unclear whether such express designations comply with those Treasury regulations. As a result, no assurance can be given that, if a U.S. Holder reports gain on its United States federal income tax return on the basis of such express designations, the IRS will not challenge such designations. If the IRS successfully challenged the position taken by a U.S. Holder on such return, or if a U.S. Holder fails to make a share by share designation, the U.S. Holder could be required to recalculate its amount of gain recognized by allocating the shares of FIS common stock and the cash received on a pro rata basis to each share of SunGard common stock or SCCII preferred stock surrendered pursuant to the Mergers. You should consult your tax advisor with respect to the advisability of making express designations in the letter of transmittal.

A U.S. Holder’s aggregate tax basis in the FIS shares received in the Mergers will be equal to the aggregate tax basis in the SunGard common stock or SCCII preferred stock exchanged, decreased by the amount of cash received in the Mergers (except with respect to any cash received instead of a fractional share interest in FIS common stock), decreased by any tax basis attributable to a fractional share interest in FIS common stock for which cash is received, and increased by the amount of gain recognized on the exchange (excluding any gain or loss recognized with respect to a fractional share interest in FIS common stock for which cash is received). A U.S. Holder’s holding period in the FIS shares will include the U.S. Holder’s holding period in the SunGard common stock or SCCII preferred stock exchanged. Any gain or loss recognized would be long-term capital gain or loss if the holding period for the shares of SunGard common stock or SCCII preferred stock exceeded one year. Long term capital gains of certain non-corporate U.S. Holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. A holder of Class A Common Stock should consult its tax advisors regarding the appropriate effect of the aggregate tax basis in the Class A Common Stock on such holder’s tax basis in the Class L Common Stock and the FIS shares received in the Mergers.

If a U.S. Holder of SunGard common stock or SCCII preferred stock acquired different blocks of SunGard common stock or SCCII preferred stock at different times or at different prices, such U.S. Holder’s tax basis and holding period in the shares of FIS common stock received may be determined with reference to each block of SunGard common stock or SCCII preferred stock exchanged and/or with reference to any express share by share designation made by such U.S. Holder in the letter of transmittal. Any such U.S. Holder should consult its tax advisors regarding the manner in which cash and FIS common stock received in the exchange should be allocated among different blocks of FIS common stock received in the Mergers.

In some cases described above, the gain recognized by a U.S. Holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. Holders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

A U.S. Holder who receives cash in lieu of a fractional share of FIS common stock in the Mergers will be treated as having received a fractional share in the Mergers and then as having sold such fractional share for cash. As a result, such U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the U.S. Holder’s tax basis allocable to such fractional share. Any such capital gain or loss will be long-term capital gain or loss if the holding period of the SunGard common stock or SCCII preferred stock exchanged for the fractional share of FIS common stock is more than one year at the time of the Mergers.

If one or both of Merger 1 together with the Follow-On Merger 1, or Merger 2 together with the Follow-On Merger 2 fail to qualify as a tax-free reorganization under Section 368(a) of the Code, the receipt of the Merger consideration (which includes any cash received in lieu of fractional shares of FIS common stock), in connection with the Merger or Mergers not constituting a tax-free reorganization, in exchange for shares of SunGard common stock or SCCII preferred stock would be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives the Merger consideration in exchange for shares of SunGard common stock or SCCII preferred stock pursuant to the Mergers would recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the sum of cash received and the fair market value (as of the effective time of the Merger) of the shares of FIS common stock received, and (ii) the U.S. Holder’s adjusted tax basis in the shares of SunGard common stock or SCCII preferred stock exchanged for the merger consideration pursuant to the Merger or Mergers. Any gain or loss recognized would be long-term capital gain or loss if the holding period for the shares of SunGard common stock or SCCII preferred stock is more than one year at the time of the Merger or Mergers. Each U.S. Holder is urged to consult its own tax advisor as to the determination of the amount of gain realized in its particular circumstances.

Medicaid Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (i) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (ii) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold ($200,000 in the case of individuals filing separately and $250,000 in the case of joint filers). A U.S. Holder’s net investment income will generally include his, her or its gross interest income and his, her or its net gains from the disposition of shares of SunGard common stock or SCCII preferred stock, unless such interest or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in SunGard common stock or SCCII preferred stock.

Information Reporting and Backup Withholding

A U.S. Holder of SunGard common stock or SCCII preferred stock may be subject to information reporting and backup withholding on any cash payments received in the Mergers. A U.S. Holder generally will not be subject to backup withholding, however, if it:

•	timely furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on an IRS Form W-9 or other form described in the letter of transmittal that it will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional taxes and will generally be allowed as a refund or credit against a U.S. Holder’s United States federal income tax liability, provided such stockholder timely furnishes certain required information to the IRS.

A U.S. Holder of SunGard common stock or SCCII preferred stock owning at least 1% (by vote or value) of the outstanding shares of SunGard stock or SCCII stock, respectively, or having a basis of $1,000,000 or more in its shares of SunGard stock or SCCII stock, respectively, immediately before the Merger is required to file a statement with such U.S. Holder’s United States federal income tax return setting forth such U.S. Holder’s tax basis in, and the fair market value of, the SunGard common stock or SCCII preferred stock exchanged by such U.S. Holder pursuant to the Mergers. In addition, all U.S. Holders of SunGard common stock or SCCII preferred stock will be required to retain records pertaining to the Mergers.

Holders of SunGard common stock and holders of SCCII preferred stock are urged to consult their tax advisors as to tax consequences resulting from the Mergers in their particular circumstances, including the applicability and effect of state, local and other tax laws and the effect of any proposed changes in the tax laws.

THE MERGER AGREEMENT

This section of this consent solicitation statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this consent solicitation statement/prospectus and incorporated into this consent solicitation statement/prospectus by reference. FIS and SunGard urge you to read the full text of the Merger Agreement because it is the legal document that governs the Mergers.

The Merger Agreement contains representations and warranties made by each party thereto solely for the benefit of the other parties thereto. These representations and warranties are not intended to provide you with factual information about FIS or SunGard. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in disclosure schedules provided by SunGard to FIS and by FIS to SunGard in connection with the signing of the Merger Agreement and by certain information contained in certain of SunGard’s and FIS’ filings with the SEC. These disclosure schedules and SEC filings contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as facts, and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. In addition, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by FIS or SunGard. Accordingly, you should not rely on the representations and warranties in the Merger Agreement (or the summaries contained herein) as characterizations of the actual state of facts about FIS or SunGard.

In any event, the representations and warranties and other provisions of the Merger Agreement and the description of them in this consent solicitation statement/prospectus should not be read alone, but instead should be read in conjunction with the other information included or incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

The Mergers

The board of directors of each of FIS and SunGard have unanimously approved the Merger Agreement, which provides for the acquisition of SunGard by FIS through the Mergers. The Merger Agreement provides for the acquisition by FIS of SunGard through four successive mergers. First, Merger Sub 1 will merge with and into SunGard (“Merger 1”), with SunGard continuing as the surviving corporation (the “Merger 1 Surviving Corporation”) and as a wholly owned subsidiary of FIS. Immediately following Merger 1, the Merger 1 Surviving Corporation will merge with and into Merger Sub 2 (the “Follow-On Merger 1”), with Merger Sub 2 continuing as the surviving company (the “Follow-On 1 Surviving Company”) and as a wholly owned subsidiary of FIS. Immediately following the Follow-On Merger 1, Merger Sub 3 will merge with and into SCCII (“Merger 2”), with SCCII continuing as the surviving corporation (the “Merger 2 Surviving Corporation”) and as a wholly owned subsidiary of FIS. Immediately following Merger 2, the Merger 2 Surviving Corporation will merge with and into the Follow-On 1 Surviving Company (the “Follow-On Merger 2”), with the Follow-On 1 Surviving Company continuing as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of FIS.

Completion and Effectiveness of the Mergers

The Merger Agreement provides that the closing of the Mergers will take place at 10:00 a.m., New York City time, on the third business day following the satisfaction or waiver of all of the conditions to completion of the Mergers contained in the Merger Agreement (other than those conditions that by their nature are to be satisfied on the closing date, but subject to the satisfaction or waiver of such conditions on the closing date), which conditions are described below under “The Merger Agreement – Conditions to Completion of the Mergers” beginning on page 92 of this consent solicitation statement/prospectus, or such other date as FIS and SunGard may mutually agree upon in writing. Each of the Mergers will become effective upon the filing of the applicable certificate of merger with the Secretary of State of the State of Delaware.

Managers and Officers of the Surviving Company

The directors of Merger Sub 1 immediately prior to the effective time of Merger 1 will become the directors of the Merger 1 Surviving Corporation, and the officers designated by FIS immediately prior to the effective time of Merger 1 will become the initial officers of the Merger 1 Surviving Corporation.

The managers of Merger Sub 2 immediately prior to the effective time of the Follow-On Merger 1 will become the managers of the Follow-On 1 Surviving Company, and the officers of the Merger 1 Surviving Corporation following the effective time of Merger 1 and at the effective time of the Follow-On Merger 1 will become the initial officers of the Follow-On 1 Surviving Company.

The directors of Merger Sub 3 immediately prior to the effective time of Merger 2 will become the directors of the Merger 2 Surviving Corporation, and the officers of SCCII at the effective time of Merger 2 will become the initial officers of the Merger 2 Surviving Corporation.

The managers of the Follow-On 1 Surviving Company immediately prior to the effective time of the Follow-On Merger 2 will become the managers of the Surviving Company, and the officers of the Follow-On 1 Surviving Company at the effective time of the Follow-On Merger 2 will become the initial officers of the Surviving Company.

Effects of the Mergers; Merger Consideration

At the effective time of the Mergers, all shares of Class A Common Stock and SCCII common stock (in each case, other than any dissenting shares or shares of Class A Common Stock or SCCII common stock owned by FIS, any Merger Sub or any other subsidiary of FIS, or owned by SunGard, SCCII or any other subsidiary of SunGard) will be cancelled, and no payment will be made with respect to such shares.

At the effective time of the Mergers, each share of Class L Common Stock (other than any dissenting shares or shares of Class L Common Stock owned by FIS, any Merger Sub or any other subsidiary of FIS or held in treasury of SunGard or owned by any subsidiary of SunGard) outstanding immediately prior to the effective time of the Mergers, will be cancelled and automatically converted into the right to receive the Per Share Merger 1 Stock Amount and the Per Share Merger 1 Cash Amount.

At the effective time of the Mergers, each share of SCCII preferred stock (other than any dissenting shares or shares of SCCII preferred stock owned by FIS, any Merger Sub or any other subsidiary of FIS or held in treasury of SCCII or owned by SunGard or any other subsidiary of SunGard) outstanding immediately prior to the effective time of the Mergers will be cancelled and automatically converted into the right to receive the Per Share Merger 2 Stock Amount and the Per Share Merger 2 Cash Amount.

The following terms have the meanings ascribed below. The “Per Share Merger 2 Stock Amount” means, with respect to each share of SCCII preferred stock (including any underlying vested equity awards), a number of shares of FIS common stock equal to the quotient obtained by dividing (a) the product of (i) the liquidation preference of a share of the SCCII preferred stock, plus any accrued and unpaid dividends, multiplied by (ii) 75% (or 100% if the Parent Measurement Price is less than $62.63) (“Merger 2 Stock Percentage”) divided by (b) the Parent Measurement Price. The Merger Agreement provides that if the aggregate number of shares of FIS common stock payable to all holders of SCCII preferred stock and Vested SunGard Awards in accordance with the above formula plus the aggregate number of shares of FIS common stock underlying the unvested RSUs assumed by FIS would exceed 44,663,899 (the “Aggregate Stock Amount”), then the Merger 2 Stock Percentage will be reduced such that, if calculated in accordance with the Merger 2 Stock Percentage as so reduced, the Aggregate Stock Amount would not be exceeded.

The “Per Share Merger 2 Cash Amount” means, with respect to each share of SCCII preferred stock (including any underlying vested equity awards), an amount of cash equal to (a) the liquidation preference of a share of the SCCII preferred stock, plus any accrued and unpaid dividends less (b) the product of (i) the Per Share Merger 2 Stock Amount multiplied by (ii) the Parent Measurement Price.

The “Per Share Merger 1 Stock Amount” means, with respect to each share of Class L Common Stock (including any underlying vested equity awards), a number of shares of FIS common stock equal to the quotient of (a) the product of (i) the Per Share Merger 1 Consideration Value multiplied by (ii) the Merger 1 Stock Percentage divided by (b) the Parent Measurement Price.

The “Per Share Merger 1 Cash Amount” means, with respect to each share of Class L Common Stock (including any underlying a vested equity awards), the product of (a) the Per Share Merger 1 Consideration Value multiplied by (b) Merger 1 Cash Percentage.

The “Per Share Merger 1 Consideration Value” means, with respect to each share of Class L Common Stock (including any underlying equity awards (including any unvested RSU)), (a) the sum of (i) the value (based on the Parent Measurement Price) of remaining Aggregate Stock Amount and the aggregate adjusted cash consideration less the aggregate Per Share Merger 2 Stock Amount and Per Share Merger 2 Cash Amount paid to all holders of SCCII preferred stock plus (ii) the aggregate exercise price of all vested stock options and vested stock appreciation units (other than any underwater stock option or appreciation unit) that are outstanding immediately prior to the effective time of the mergers less (iii) the value (based on the Parent Measurement Price) of the Per Share Merger 2 Stock Amount and the Per Share Merger 2 Cash Amount which would be payable in respect of all shares of SCCII preferred stock underlying vested RSUs, vested stock options and vested stock appreciation units (other than any underwater stock option or appreciation unit) determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares underlying such awards were delivered to the applicable holders and that no shares were withheld in payment of any applicable exercise price or tax obligations less (vi) the aggregate liquidation preference of all shares of the SCCII preferred stock underlying unvested RSUs, plus any accrued and unpaid dividends thereon, determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares underlying such awards were delivered to the applicable holders and that no shares were withheld in payment of any applicable tax obligations divided by (b) the fully diluted outstanding Class L Common Stock immediately prior to the effective time of the Mergers.

The “Merger 1 Cash Percentage” means the quotient of (a) the Merger 1 Available Cash Amount divided by (b) the sum of (i) the Merger 1 Available Cash Amount and (ii) the product of (A) the Merger 1 Available Stock Amount multiplied by (B) the Parent Measurement Price.

The “Merger 1 Stock Percentage” means the quotient of (a) the product of (i) the Merger 1 Available Stock Amount multiplied by (ii) the Parent Measurement Price, divided by (b) the sum of (i) the Merger 1 Available Cash Amount plus (ii) the product of (A) the Merger 1 Available Stock Amount multiplied by (B) the Parent Measurement Price.

The “Merger 1 Available Cash Amount” means (a) the aggregate adjusted cash consideration less (b) the aggregate Per Share Merger 2 Cash Amount paid to all holders of SCCII preferred stock less (c) the product of (i) the Per Share Merger 2 Cash Amount multiplied by (ii) the sum of (x) the aggregate number of shares of SCCII preferred stock underlying all vested RSUs plus (y) the aggregate number of shares of SCCII preferred stock underlying all vested stock options and vested stock appreciation units, determined on a net-exercised and/or net-settled basis assuming that a ratable portion of the shares of SCCII preferred stock were withheld in payment of the applicable exercise price and that no shares were withheld in payment of any applicable tax obligations.

The “Merger 1 Available Stock Amount” means (a) the Aggregate Stock Amount less (b) the quotient of (A) the aggregate liquidation preference of all shares of the SCCII preferred stock underlying unvested RSUs, plus any accrued and unpaid dividends thereon, determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares underlying such awards were delivered to the applicable holders and that no shares were withheld in payment of any applicable tax obligations divided by (B) the Parent Measurement Price less (c) the aggregate Per Share Merger 2 Stock Amount paid to all holders of SCCII preferred stock less (d) the product of (i) the Per Share Merger 2 Stock Amount multiplied by (ii) the sum of (x) the aggregate number of shares of SCCII preferred stock underlying all vested RSUs plus (y) the aggregate number of shares of SCCII preferred stock underlying all vested stock options and vested stock appreciation units, determined on a net-exercised and/or net-settled basis assuming that a ratable portion of the shares of SCCII preferred stock were withheld in payment of the applicable exercise price and that no shares were withheld in payment of any applicable tax obligations.

Although the foregoing formulas are complex, their effect can be summarized as follows. All outstanding shares of SCCII preferred stock and shares of SCCII preferred stock underlying Vested SunGard Awards receive an amount of FIS common stock and, unless the Merger 2 Stock Percentage is 100%, cash with a value equal to the aggregate liquidation preference and accrued dividends with respect to such SCCII preferred stock. For this purpose, the value of the FIS common stock is determined based on the Parent Measurement Price, which is equal to the volume weighted average trading price of shares of FIS common stock on NYSE for the five consecutive trading days ending on the fifth trading day immediately preceding the Mergers. All shares of Class L Common Stock and shares of SunGard Class L Common Stock underlying Vested SunGard Awards receive the remaining aggregate cash consideration and aggregate stock consideration, after reducing the aggregate stock consideration for the number of shares of FIS common stock underlying unvested RSUs assumed by FIS.

For illustrative purposes only, assuming that (i) the closing of the Mergers occurs on December 1, 2015, (ii) the capitalization of SunGard and SCCII as of the closing remains the same as it was on July 31, 2015 (the date as of which SunGard made representations in the Merger Agreement), other than for the net after-tax exercise and/or settlement of any Vested SunGard Awards which are scheduled to expire and SunGard RSUs which are scheduled for distribution, in each case, following the date as of which such representation was made and prior to December 1, 2015, (iii) the Parent Measurement Price as of the closing was $70 per share, and (iv) for the purpose of calculating the aggregate adjusted cash consideration, that at the closing of the Mergers the amount of the Excess Company Transaction Fees equaled $50 million, each SunGard stockholder would receive an estimated (a) $60.15 in cash and 0.788532 shares of FIS common stock for each share of Class L Common Stock and (b) $55.10 in cash and 2.361531 shares of FIS common stock for each share of SCCII preferred stock. By comparison, based on the foregoing assumptions but assuming that the Parent Measurement Price was instead $60 per share, each SunGard stockholder would receive (a) $74.89 in cash and 0.440947 shares of FIS common stock for each share of Class L Common Stock and (b) 3.673492 shares of FIS common stock for each share of SCCII preferred stock.

FIS will not issue fractional shares of FIS common stock in the Mergers. As a result, SunGard stockholders will receive cash for any fractional share of FIS common stock that they would otherwise be entitled to receive in the Mergers. After the Mergers are completed, SunGard stockholders will have only the right to receive the merger consideration, any cash in lieu of such fractional shares of FIS common stock and any dividends or other distributions with respect to shares of FIS common stock and with a record date occurring after the effective time of the Mergers or, in the case of SunGard stockholders that properly exercise and perfect appraisal rights, the right to receive the fair market value for such shares.

If a change in the outstanding shares of capital stock of FIS occurs prior to the effective time of the Mergers by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, share dividend or share distribution, any number or amount contained in the Merger Agreement which is based on the price of FIS common stock or the number of shares of FIS common stock will be appropriately adjusted to reflect such reclassification, recapitalization, share split or combination, exchange or readjustment of shares, share dividend or share distribution and to provide to the holders of Consolidated Capital Stock as of immediately prior to the effective time of the Mergers the same economic effect as contemplated by the Merger Agreement prior to such event. Unless a change in the outstanding shares of capital stock of FIS occurs prior to the effective time of the Mergers by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, share dividend or share distribution, in no event will FIS be obligated to issue any shares of FIS common stock in excess of the aggregate stock consideration in connection with the Mergers.

Treatment of SunGard Equity-Based Awards in the Mergers

Pursuant to the terms of the Merger Agreement, SunGard equity-based awards held by SunGard’s employees (including its executive officers), former employees, directors and consultants that are outstanding immediately prior to the effective time of the Mergers will be subject to the following treatment.

The Merger Agreement provides that, immediately prior to the effective time of the Mergers, each unvested SunGard stock option and each unvested SunGard appreciation unit (other than any underwater stock option or appreciation unit) outstanding immediately prior to the effective time of the Mergers will fully vest. At the effective time of the Mergers, all vested SunGard stock options and SunGard appreciation units will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled SunGard stock option and SunGard appreciation unit (other than any underwater stock option or appreciation unit), a payment equal to the excess of the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such cancelled option and appreciation unit over the applicable exercise price or base price. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock. All SunGard stock options and SunGard appreciation units that are underwater stock options and appreciation units will be cancelled for no consideration at the effective time of the Mergers.

The Merger Agreement also provides that, at the effective time of the Mergers, all vested SunGard RSUs will be cancelled, and SunGard will deliver (or will cause the Surviving Company to deliver) in exchange for each cancelled vested SunGard RSU, a payment equal to the amount of merger consideration payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such cancelled SunGard RSU. If the closing date occurs in 2015, a limited number of unvested SunGard RSUs granted prior to 2014 for which the performance and vesting periods will be completed by December 31, 2015 will be fully vested immediately prior to the effective time of the Mergers, and at the effective time, will be treated as vested SunGard RSUs as described herein. The foregoing payments will be comprised of cash and FIS common stock in the same ratio as paid to holders of Class L Common Stock and SCCII preferred stock.

The Merger Agreement also provides that, at the effective time of the Mergers, each unvested SunGard RSU outstanding immediately prior to the effective time of the Mergers will be converted into the number of Converted RSUs obtained by dividing the value of the aggregate merger consideration that would have been otherwise payable in respect of the Class L Common Stock and SCCII preferred stock underlying each such SunGard RSU had such SunGard RSU been vested by the Parent Measurement Price.

The unvested SunGard RSUs that will become Converted RSUs include performance-based SunGard RSUs granted by SunGard in 2014 and 2015. These SunGard RSUs are earned subject to SunGard’s attainment of certain CAGRs based, in part, on SunGard’s stock price during a three-year performance period ending in 2017 and 2018, as applicable, except that in connection with a change in control, performance is determined as of the closing date. The earned awards are further subject to a three-year time-based vesting condition that begins on the grant date. In connection with the Mergers, the Compensation Committee, pursuant to its authority under the

Plan and the applicable grant agreements, determined that it was appropriate to adjust the performance goals for the 2014 and 2015 performance-based SunGard RSUs to provide for 150% of the performance-based SunGard RSUs granted in 2014 to be earned and 100% of the performance-based SunGard RSUs granted in 2015 to be earned, contingent on consummation of the Mergers. These percentages were based on the Compensation Committee’s best estimate of attainment of the CAGR performance goals for a majority of the performance-based RSUs granted in each of 2014 and 2015. The Compensation Committee estimated attainment of the CAGR performance goals based on SunGard stock performance through the date of the signing of the Merger Agreement and a projected closing date of December 1, 2015. The adjustments allowed the Compensation Committee to set the percentage of attainment of the CAGR performance goals prior to the closing date, so that CAGR performance would be measured without regard to future fluctuations in the price of FIS common stock or changes in the closing date. SunGard requested that members of the executive team enter into an agreement with SunGard acknowledging and agreeing to the foregoing adjustments to the performance-based SunGard RSUs. Each member of the executive team entered into such an agreement with SunGard.

Exchange Procedures

Prior to the closing of the Mergers, FIS will appoint an exchange agent reasonably acceptable to SunGard. As promptly as practicable after the Form S-4 is declared effective, SunGard and SCCII will cause to be delivered to their respective stockholders this consent solicitation statement/prospectus with the letter of transmittal in the form attached to the Merger Agreement and instructions for effecting the surrender of shares of Consolidated Capital Stock in exchange for the merger consideration.

At the closing of the Mergers, FIS will deposit, or cause to be deposited, with the exchange agent, in trust for the benefit of holders of Consolidated Capital Stock in connection with the Mergers, certificates or evidence of book-entry shares representing a number of shares of FIS common stock and an amount of cash sufficient to pay to holders of Consolidated Capital Stock the aggregate merger consideration.

On the closing date of the Mergers, FIS will cause the exchange agent to pay to each holder of Consolidated Capital Stock who has surrendered its SunGard or SCCII stock certificates, if applicable, and delivered a properly completed and duly executed letter of transmittal by the second business day prior to the closing date, the merger consideration to which such stockholder is entitled under the Merger Agreement. Following the closing date of the Mergers, the exchange agent will pay to each holder of Consolidated Capital Stock who has surrendered its SunGard or SCCII stock certificates, if applicable, and delivered a properly completed and duly executed letter of transmittal after the second business day prior to the closing date, the applicable merger consideration within five business days from receipt by the exchange agent of such certificates, if applicable, and properly completed and duly executed letter of transmittal. As of the effective time of the Mergers and until surrendered, each certificate or book-entry share of Consolidated Capital Stock (other than cancelled shares or dissenting shares) will represent solely the right to receive the applicable merger consideration, including any cash in lieu of fractional shares of FIS common stock related to such shares. After the effective time of Merger 1, there will be no transfers on the stock transfer books of the Surviving Company of any shares of Consolidated Capital Stock, Class A Common Stock or SCCII common stock that were outstanding immediately prior to the effective time of Merger 1.

Distributions with Respect to Unexchanged Shares

SunGard stockholders are entitled to receive any dividends or other distributions with respect to shares of FIS common stock with a record date occurring after the effective time of Merger 1, but only after such holder has surrendered its SunGard or SCCII stock certificates, as applicable, or uncertificated shares of Consolidated Capital Stock. Any dividends or other distributions with respect to shares of FIS common stock with a record date occurring after the effective time of the Mergers will be paid (i) at the time of such surrender, if the payment date is on or prior to the date of surrender, or (ii) at the appropriate payment date, if the payment date is subsequent to such surrender.

Lost, Stolen and Destroyed Certificates

If a SunGard or SCCII stock certificate has been lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact and, as a condition to receiving any merger consideration, must indemnify FIS and the Surviving Company against any claim that may be made against FIS or the Surviving Company with respect to the certificate claimed to have been lost, stolen or destroyed.

Dissenting Shares

A stockholder holding capital stock of SunGard or SCCII may exercise appraisal rights available under Section 262 of the DGCL, a copy of which is attached to this consent solicitation statement/prospectus as Annex J. The shares of capital stock of SunGard or SCCII held by holders who have properly exercised appraisal rights will not be converted into the right to receive the merger consideration discussed above, but will instead entitle their holders to such rights as are granted by Section 262 of the DGCL. See the sections titled, “The Mergers – Effects of the Mergers; Merger Consideration” beginning on page 63 of this consent solicitation statement/prospectus and “The Mergers – Appraisal Rights” beginning on page 67 of this consent solicitation statement/prospectus.

Withholding Rights

Each of the exchange agent, FIS and the Surviving Company will be entitled to deduct and withhold from any of the amounts payable to any person pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to such amounts payable to such person under any applicable provision of federal, state, local or foreign tax law. All amounts so deducted or withheld and paid over to the applicable governmental authority will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by SunGard to FIS and by FIS and the Merger Subs to SunGard.

SunGard made a number of representations and warranties to FIS in the Merger Agreement, including representations and warranties with respect to:

•	corporate organization, power, qualifications to do business and good standing;

•	capitalization and capital structure;

•	authorization to enter into the Merger Agreement and perform its obligations thereunder;

•	absence of any violation of its organizational documents or applicable law, and the absence of any conflict with or violation or breach of, or default that would cause a right of termination or similar right under, any contract or cause the suspension or revocation of any permits, in each case that would result from the execution of the Merger Agreement or the consummation of the Mergers;

•	consents or approvals required to complete the Mergers;

•	SEC filings and compliance with Sarbanes-Oxley Act of 2002;

•	accuracy of financial statements;

•	broker’s fees;

•	absence of certain changes or events since December 31, 2014;

•	absence of certain litigation and other legal proceedings;

•	taxes and tax returns;

•	employee benefits and other employment and labor matters;

•	compliance with applicable laws and permits;

•	certain material contracts and absence of breaches of such contracts;

•	absence of undisclosed liabilities;

•	environmental matters;

•	real and leased properties;

•	state takeover laws;

•	internal controls over financial reporting;

•	insurance;

•	intellectual property-related matters;

•	certain affiliate transactions;

•	ownership of FIS stock;

•	SunGard broker-dealer, investment adviser and transfer agent-related matters;

•	compliance with foreign corrupt practices, anti-bribery and other similar laws; and

•	data privacy matters.

FIS and the Merger Subs made a number of representations and warranties to SunGard in the Merger Agreement, including representations and warranties relating to the following matters:

•	corporate organization, power, qualifications to do business and good standing;

•	capitalization and capital structure;

•	authorization to enter into the Merger Agreement and perform its obligations thereunder;

•	absence of any violation of its organizational documents or applicable law, and the absence of any conflict with or violation or breach of, or default that would cause a right of termination or similar right under, any contract or cause the suspension or revocation of any permits, in each case that would result from the execution of the Merger Agreement or the completion of the Mergers;

•	consents or approvals required to complete the Mergers;

•	SEC filings and compliance with Sarbanes-Oxley Act of 2002;

•	accuracy of financial statements;

•	broker’s fees;

•	absence of certain changes or events since December 31, 2014;

•	absence of certain litigation and other legal proceedings;

•	compliance with applicable laws and permits;

•	absence of undisclosed liabilities;

•	state takeover laws;

•	ownership of SunGard and SCCII capital stock; and

•	debt financing-related matters

•	access to information regarding SunGard.

The representations and warranties in the Merger Agreement are generally qualified by a “materiality” or “material adverse effect” standard. For purposes of the Merger Agreement, “material adverse effect,” when used in connection with FIS or SunGard, as applicable, means any event, development, change, effect, condition or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on or with respect to (a) the ability of SunGard or any of its subsidiaries or FIS or any Merger Sub, as applicable, to consummate the transactions contemplated by the Merger Agreement, including any such event that prevents or materially impedes such party’s ability to consummate the transactions contemplated by the Merger Agreement, or (b) the business, results of operation or financial condition of SunGard and its subsidiaries taken as a whole or FIS and its subsidiaries taken as a whole, as the case may be; provided, however, that no such event, development, change, effect, condition or occurrence to the extent relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a material adverse effect:

•	general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, except to the extent that the applicable party and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which such party and its subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a material adverse effect);

•	general changes or developments in the industries in which SunGard or its subsidiaries, or FIS or its subsidiaries, as the case may be, operate, except to the extent that the applicable party and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which such party and its subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a material adverse effect);

•	the execution and delivery of the Merger Agreement or the public announcement or pendency of the Mergers or other transactions contemplated thereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of SunGard and its subsidiaries or FIS and the Merger Subs, as applicable, or the performance of the Merger Agreement and the transactions contemplated thereby (with this clause being given no effect for purposes of certain sections of the Merger Agreement);

•	changes or prospective changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof, except to the extent that the applicable party and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which such party and its subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a material adverse effect);

•	any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of terrorism, or national or international political or social conditions, except to the extent that the applicable party and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which such party and its subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a material adverse effect); or

•	any failure by SunGard or FIS to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that this clause shall not prevent a determination that any event underlying such failure to meet projections, budgets, plans or forecasts, earnings or other financial performance or results of operations has, individually or together with other events, resulted in a material adverse effect).

Covenants

Covenants Relating to the Conduct of SunGard’s Business

SunGard has agreed, from the date of the Merger Agreement until the effective time of Merger 1, subject to certain exceptions and limitations:

•	to conduct its business and that of its subsidiaries in the ordinary and usual course of business in all material respects consistent with past practice; and

•	to the extent consistent with the ordinary and usual course of business in all material respects consistent with past practice, use reasonable best efforts to preserve intact its and its subsidiaries’ business organization and relationships with customers, suppliers and others having business dealings with it and its subsidiaries.

In addition, SunGard has agreed, from the date of the Merger Agreement until the effective time of Merger 1, subject to certain exceptions and limitations, that it and its subsidiaries will not, among other things:

•	amend its organizational documents;

•	change its capitalization or capital structure or declare any dividends;

•	adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization or other reorganization;

•	acquire, sell or dispose of any person or any equity interests thereof or other business organization or division thereof;

•	incur, redeem, prepay or modify in any material respect any indebtedness or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, subject to certain exceptions for working capital and other ordinary course transactions;

•	make any material capital expenditures not provided in SunGard’s 2015 capital expenditures plan;

•	grant any increase in the compensation of, or enter into any new or amend any existing employment or severance agreement with, any employee whose total target annual cash compensation is in excess of $200,000 or any directors or executive officers or grant any increase in the compensation of any employee whose total target annual cash compensation is less than $200,000 other than in the ordinary course;

•	enter into, terminate or materially amend any benefit plan;

•	change the accounting methods of SunGard in any material respect or the standards applicable to the preparation of financial statements and accounts of SunGard subsidiaries;

•	change any material method of tax accounting, make or change any material tax election, amend any material tax return, settle any material tax liability, agree to an extension or waiver of any statute of limitations with respect to any assessment of material taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	make any non-monetary settlement of any action that would materially restrict the operation of SunGard or its subsidiaries’ material business lines or material product lines in any material territory or geography;

•	subject to certain exceptions, settle any action brought by any governmental entity or any material action against SunGard or any of its subsidiaries;

•	enter into any new line of business unrelated to an existing line of business;

•	modify, amend in any material respect, terminate, transfer or assign any material contracts, enter into any successor agreement that changes the terms of an expiring material contract or enter into any new material contracts; or

•	enter into any contract, commitment or arrangement to do any of the foregoing.

Covenants Relating to the Conduct of FIS’ Business

FIS has agreed, from the date of the Merger Agreement until the effective time of Merger 1, subject to certain exceptions and limitations to conduct its business and that of its subsidiaries in the ordinary and usual course of business in all material respects consistent with past practice.

In addition, FIS has agreed, from the date of the Merger Agreement until the effective time of Merger 1, subject to certain exceptions and limitations, that it and its subsidiaries will not, among other things:

•	amend the organizational documents of FIS;

•	change its capitalization or capital structure or declare any dividends (other than its regular quarterly dividends);

•	adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization or other reorganization of FIS;

•	acquire, sell or dispose of any person or any equity interests or other business organization or division thereof, in each case if such action would reasonably be expected to materially delay or prevent the regulatory approval of the Mergers or FIS’ ability to obtain debt financing with respect to the Mergers or otherwise materially delay, prevent or impede the consummation of the Mergers;

•	change the accounting methods of FIS in any material respect or standards applicable to the preparation of financial statements and accounts of FIS subsidiaries;

•	change any material method of tax accounting, make or change any material tax election, amend any material tax return, settle any material tax liability, agree to an extension or waiver of any statute of limitations with respect to any assessment of material taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund; or

•	enter into any contract, commitment or arrangement to do any of the foregoing.

Exclusivity

SunGard has agreed not to, and has agreed to cause its affiliates and the SunGard subsidiaries and their respective representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or assist, or respond to the submission of any proposal or offer from any third party relating, with respect to SunGard or its subsidiaries, to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, SunGard or any of its subsidiaries or (iv) similar transaction or business combination (a “Competing Transaction”);

•	participate in or continue any ongoing discussions or negotiations regarding, or participate in, or knowingly facilitate or encourage, any effort or attempt by any person to pursue or effect a Competing Transaction; or

•	enter into any agreement with respect to a Competing Transaction;

except, solely in the case of responding to the submission of any proposal or offer from any third party (and encouraging or assisting in any such proposal or offer, if responding to the submission of such proposal or offer would also constitute encouraging or assisting such offer) or participating or continuing in discussions or negotiations with any person, where the failure to do so would be inconsistent with the fiduciary duties of the SunGard Board under applicable law. Any information provided to any such person shall be provided only pursuant to a confidentiality agreement not less favorable to SunGard than the confidentiality agreement entered into by SunGard, SCCII, SunGard Data Systems Inc. and FIS in connection with their negotiation of the Mergers.

SunGard is required to, and is required to instruct its representatives acting on its and its affiliates’ behalf to, immediately cease any existing activities, discussions and negotiations with any persons with respect to any of the foregoing.

In addition, SunGard agreed to file, within five business days of the date of the Merger Agreement, and did file on August 17, 2015, a Registration Withdrawal Request on Form RW with the SEC with respect to its registration statement on Form S-1.

SunGard Stockholder Approval

SunGard and SCCII have agreed to cause this consent solicitation statement/prospectus to be mailed to SunGard and SCCII stockholders as soon as prudently practicable after the registration statement on Form S-4 of which this consent solicitation statement/prospectus is a part is declared effective, and to seek, by written consent, the adoption of the Merger Agreement by (i) the holders of a majority of the outstanding shares of SunGard common stock entitled to vote, (ii) the holders of a majority of the outstanding shares of common stock of SCCII entitled to vote, (iii) the affirmative vote or written consent of the Majority Principal Investors and (iv) the approval of the Requisite Principal Investors (the “Required Stockholder Approval”). SunGard has agreed to recommend through its board of directors to its stockholders that they give the Required Stockholder Approval; provided that the board of directors has the right to effect a change in recommendation if required pursuant to its fiduciary duties under applicable law. SunGard has agreed to cause all outstanding shares of SCCII common stock to be voted to adopt the Merger Agreement.

Efforts to Complete the Merger

Subject to the terms of the Merger Agreement, and except with regard to antitrust laws and the applicable laws associated with any Regulatory Approvals as discussed in the immediately following paragraph, FIS, each Merger Sub and SunGard have agreed to use their reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as reasonably practicable, including using their reasonable best efforts to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from all governmental authorities and third parties that are required for the consummation of the transactions contemplated by the Merger Agreement; provided that in connection therewith none of SunGard or its subsidiaries will without the prior written consent of FIS, make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations.

The Merger Agreement provides that the parties thereto will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and will make all other filings required by applicable antitrust laws of the European Union and South Africa (the “Foreign Antitrust Approvals”) and as required by FINRA and the FCA (collectively, “Regulatory Approvals”) with respect to the transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within ten days of the date of the Merger Agreement and shall request early termination of the applicable waiting period, (ii) for the applicable Foreign Antitrust Approvals will be submitted by the parties within 20 days of the date of the Merger Agreement and (iii) for applicable Regulatory Approvals will be submitted by the parties within 10 business days of the date of the Merger Agreement). The parties have also agreed to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required in connection with the Foreign Antitrust Approvals, other antitrust laws or any Regulatory Approvals. The Notification and Report Form pursuant to the HSR Act was filed on August 21, 2015. The FTC granted early termination of the waiting period on September 2, 2015.

FIS and each of the Merger Subs is required to, and will cause the FIS subsidiaries to, use reasonable best efforts to obtain any consents, clearances or approvals required under antitrust laws or applicable laws associated with the Regulatory Approvals, and to enable all waiting periods under antitrust laws or any Regulatory Approvals to expire and to avoid or eliminate impediments under applicable antitrust laws or the applicable laws associated with the Regulatory Approvals; provided that for this purpose using reasonable best efforts shall include but not be limited to:

•	promptly complying with or modifying any requests for additional information (including any second request) by any governmental entity;

•	offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the share capital, assets, rights, products, services or businesses of FIS, each Merger Sub and the FIS subsidiaries or SunGard and its subsidiaries or any interests or interests therein;

•	taking or committing to take actions that after the closing date would limit FIS’ freedom of action with respect to, or its ability to retain, one or more of the assets, rights, products, services or businesses of FIS, each Merger Sub, SunGard and SunGard’s subsidiaries or any interests or interests therein; and

•	contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling that would adversely affect the ability of any party to consummate the transactions contemplated by the Merger Agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof;

provided that neither FIS nor any Merger Sub will be required to, and SunGard and its subsidiaries will not be permitted to (without FIS’ consent), (i) take any such action which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operation or financial condition of SunGard and its subsidiaries taken as a whole or FIS and its subsidiaries taken as a whole assuming FIS and its subsidiaries were in the aggregate the same size as SunGard and its subsidiaries, or (ii) make any divestitures or take other actions or remedies, in each case, not conditioned on the consummation of the Mergers.

Furthermore, each of FIS and SunGard have agreed to (i) give each other reasonable advance notice of all meetings, telephone calls or discussions with any governmental entity in connection with or relating to any antitrust laws or any Regulatory Approvals, (ii) give each other an opportunity to participate in each of such meetings, telephone calls or discussions, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any governmental entity in connection with or relating to any antitrust laws or any Regulatory Approvals, (iv) promptly notify the other party of the substance of any substantive oral communication any governmental entity initiates relating to any antitrust laws or any Regulatory Approvals, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications with a governmental entity in connection with or relating to any antitrust laws or any Regulatory Approvals and (vi) provide each other with copies of all written communications to or from any governmental entity in connection with or relating to any antitrust laws or any Regulatory Approvals.

In furtherance of the foregoing, FIS and SunGard have agreed to cooperate with each other in connection with the making of all such filings, submissions, applications and requests and will use their reasonable best efforts to furnish to each other all information required for any filing, submission, application or request to be made pursuant to applicable law in connection with the transactions contemplated by the Merger Agreement.

Financing Cooperation

SunGard has agreed to provide, and to use reasonable best efforts to cause its subsidiaries and representatives to provide, FIS with all cooperation reasonably requested that is necessary and customary in connection with FIS’ planned financing of the Mergers. In connection with the financing, SunGard, subject to certain limitations, has agreed to provide financial information, participate in customary syndication and marketing activities, cooperate with the financing sources’ due diligence, reasonably cooperate with customary due diligence and marketing efforts, assist FIS in FIS’ preparation of materials in connection with a syndicated bank financing, securities offering or other debt offering and in FIS’ preparation of pro forma financial information, and instruct its certified independent auditors to allow use of such auditors’ reports and provide customary reports and comfort letters. SunGard has also agreed to use reasonable best efforts to provide customary certificates or closing documents as may be reasonably requested by FIS or the financing sources, cause the taking of corporate action reasonably necessary to permit completion of the financing, to the extent necessary use reasonable best efforts to facilitate the pledging of collateral and executing pledge and security documents, and provide any information required pursuant to “know your customer” and anti-money laundering rules and regulations , and provide to FIS such pertinent information reasonably requested by FIS for use in marketing or offering materials. FIS has agreed to reimburse SunGard for costs and expenses incurred in connection with this financing cooperation and subject to certain exceptions will indemnify SunGard and its subsidiaries and affiliates (and their representatives) in connection with the cooperation and information provided in relation to the financing.

Directors’ and Officers’ Insurance and Indemnification

FIS and each Merger Sub have agreed that all rights to exculpation or indemnification for acts or omissions occurring prior to the effective time of Merger 1 and existing as of the effective time in favor of directors and officers of SunGard and its subsidiaries in such capacities and the heirs, executors, trustees, fiduciaries and administrators of such officer or director in the respective organizational or governing documents of SunGard or its subsidiaries or in any indemnification agreement will survive the transactions contemplated by the Merger Agreement and will continue in full force and effect in accordance with their terms. After the effective time of Merger 1, FIS will cause the Surviving Company to fulfill and honor such obligations to the maximum extent permitted by applicable law. For a period of six years following the effective time of Merger 1, FIS shall, and shall cause the Surviving Company and its subsidiaries to, cause the limited liability company agreement (and other similar organizational documents) of the Surviving Company and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as those contained in the certification of incorporation or bylaws (or similar organizational documents) of SunGard and its subsidiaries immediately prior to the effective time of Merger 1, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified except as required by applicable law.

In addition to the above, for six years from and after the effective time of Merger 1, FIS will cause the Surviving Company to: indemnify and hold harmless the individuals who at any time prior to the effective time of Merger 1 were directors or officers of SunGard or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time to the same extent such persons were entitled to indemnification in such capacities under the organizational documents of SunGard or its subsidiary, as applicable, and applicable law; and promptly advance expenses as incurred to such persons to the same extent such persons were entitled to such advancement in such capacities thereunder.

Additionally, prior to the effective time of Merger 1, SunGard, or if SunGard is unable to, FIS will cause the Surviving Company to obtain and fully pay the premium for a non-cancellable extension of the directors’ and officers’ liability coverage of SunGard’s existing directors’ and officers’ insurance policies and its existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of Merger 1 with respect to any claim occurring at or prior to the effective time of Merger 1 in an amount and scope at least as favorable as SunGard’s existing policies. If such tail policies are not obtained, then the Surviving Company will maintain in effect its current D&O insurance in place as of the date of the Merger Agreement or FIS or the Surviving Company will cause to be obtained comparable D&O insurance coverage for such matters for six years following the effective time. However, FIS and the Surviving Company will not be required to pay annual premiums in excess of 300% of the annual premium paid by SunGard for such insurance as of the date of the Merger Agreement.

Employee Benefits

The Merger Agreement provides that, for at least 12 months following the effective time of the Mergers, each employee of SunGard and its subsidiaries who remains employed by FIS’ subsidiaries as of the closing date of the Mergers will (i) receive base salary or wage rates that, in the aggregate, are not less than those in effect for such employee immediately prior to the effective time and (ii) solely in FIS’ discretion either (A) maintain or cause its subsidiaries (including the Surviving Company) to maintain the SunGard benefit plans (excluding the SunGard equity plan, any defined benefit pension plan and any retiree medical plan, but including certain severance practices) at benefit levels that are, in the aggregate, no less favorable than are in effect as of immediately prior to the effective time, or (B) provide or cause its subsidiaries (including the Surviving Company) to provide employee benefits (excluding the SunGard equity plan, any defined benefit pension plan and any retiree medical plan, but including severance entitlements) that, in the aggregate, are no less favorable to each employee than those in effect for similarly situated employees of FIS or any of its subsidiaries.

Fiscal year 2015 bonus amounts under SunGard’s and its subsidiaries’ annual bonus cash incentive plans will be calculated consistent with past practice and paid in the ordinary course of business to the eligible employees with such bonus amounts calculated based on actual results and performance achieved in respect of fiscal year 2015 and such fiscal year 2015 bonus amounts will be paid in the ordinary course of business no later than March 15, 2016 for employees subject to U.S. taxation, so long as such employee was employed as of the closing date and was not thereafter terminated for “cause” and did not resign, without regard to whether such employee is employed on the payment date. To the extent that the closing occurs in fiscal year 2016, the employees will be eligible to participate (i) prior to the closing, in SunGard’s annual bonus cash incentive plans with such bonus amounts calculated based on target performance and pro-rated for the number of days in fiscal year 2016 that have occurred prior to the closing, with targets and budgets under such plans to be set in consultation with FIS and (ii) following the closing, in FIS’ applicable annual bonus or cash incentive plans for similarly situated employees of FIS or its subsidiaries, with such amounts calculated based on performance and pro-rated for the number of days in fiscal year 2016 that have occurred following the closing; provided that FIS will establish individual target incentive amounts for each employee that are, on a pro rata basis, at least 80% of each such employee’s target annual incentive amount for fiscal year 2015 (provided such employee is employed on the applicable payment date in 2017).

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including, among others, those relating to:

•	reasonable access by FIS and its representatives to certain information about SunGard and its subsidiaries during the period prior to the effective time of the Mergers;

•	confidentiality and restrictions on issuing press releases or other public announcements regarding the Mergers;

•	obligations of SunGard with respect to certain affiliate arrangements;

•	obligations of SunGard with respect to the treatment of SunGard’s and its subsidiaries’ existing indebtedness;

•	obligations with respect to certain tax matters;

•	obligations of SunGard with respect to notices required under the DGCL to be provided to non-consenting SunGard stockholders;

•	use of reasonable best efforts by FIS to cause the shares of FIS common stock to be issued in the Mergers to be authorized for listing on the NYSE;

•	obligations of SunGard and FIS to provide each other notice with respect to certain events; and

•	obligations of the SunGard Board to adopt a resolution providing that the disposition of stock and related equity awards pursuant to the Merger Agreement by any officer or director of SunGard who is or may become subject to the reporting requirements of Section 16 of the Exchange Act with respect to securities of SunGard is exempt under Rule 16b-3 under the Exchange Act and obligations of FIS’ board of directors to adopt a resolution providing that the acquisition of stock and related equity awards pursuant to the Merger Agreement by any officer or director of SunGard who may become subject to the reporting requirements of Section 16 of the Exchange Act with respect to securities of FIS is exempt under Rule 16b-3 under the Exchange Act.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Mergers is subject to the satisfaction or waiver of the following conditions:

•	the Required Stockholder Approval shall have been obtained;

•	no governmental entity having jurisdiction over SunGard, FIS or any Merger Sub shall have enacted, issued, promulgated, enforced or entered any law then in effect or issued an order, decree or ruling or taken any other material action, enjoining or otherwise prohibiting consummation of any of the Mergers substantially on the terms contemplated by the Merger Agreement, in each case whether temporary, preliminary or permanent (disregarding certain foreign antitrust laws);

•	(i) the waiting period (and any extensions thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or otherwise been terminated, and certain foreign antitrust approvals shall have been obtained, and (ii) the Regulatory Approvals shall have been received or obtained by the applicable person; provided that this condition will be deemed to be satisfied with respect to the required FINRA approval if, prior to the end of the 30-day period after the initial FINRA filing is submitted (or, if such filing is rejected pursuant to NASD Rule 1017(d), prior to the end of the 30-day period after an amended filing is accepted by FINRA), FINRA has not directed the parties not to complete the sale of SunGard’s broker-dealer (or, if such a direction is issued, it no longer is in effect);

•	the registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part shall have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement on Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC, and the consent solicitation statement/prospectus contained herein shall have been sent to the holders of Consolidated Capital Stock by not less than the period prior to the Effective Time required by General Instruction A.2 to Form S-4; and

•	the FIS common stock issuable in the Mergers shall have been authorized for listing on the NYSE upon official notice of issuance.

Conditions to FIS’ and the Merger Subs’ Obligations. The obligations of FIS and the Merger Subs to complete the Mergers are subject to the satisfaction or waiver of the following further conditions:

•

(i) the representations and warranties of SunGard in the Merger Agreement concerning capitalization of SunGard, SunGard’s outstanding indebtedness, and SunGard and SCCII’s power and authority to enter into the Merger Agreement and approval of the transactions contemplated thereby must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing of the Mergers as if made on and as of the closing date of the Mergers (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period) and (ii) all other representations and warranties must be true and correct as of the date of the Merger Agreement and as of the closing date of the Mergers (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SunGard;

•	SunGard has performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the closing of the Mergers;

•	Willkie Farr, counsel to FIS, shall not have been informed in writing by any person who signed the tax representation letter delivered by SunGard or a tax representation letter delivered by a Sponsor Stockholder that any of the statements made in the letter signed by such person are or have become untrue or incorrect in any respect; provided, however, that this condition will be deemed satisfied with respect to certain representations contained in such letters related to FIS in the event that at or immediately prior to the closing, FIS does not execute and deliver to Willkie Farr the tax representation letter in the form attached to the Merger Agreement;

•	Since December 31, 2014 there shall not (i) have occurred or come into existence and (ii) be continuing a material adverse effect on SunGard; and

•	FIS shall have received a certificate signed by an authorized officer of SunGard, dated as of the closing date, to the effect that, to the knowledge of such officer, the conditions set forth above (other than with respect to the representation letters) have been satisfied.

Conditions to SunGard’s Obligations. The obligations of SunGard and SCCII to complete the Mergers are subject to the satisfaction or waiver of the following additional conditions:

•	(i) the representations and warranties of FIS and the Merger Subs concerning capitalization, and their power and authority to enter into the Merger Agreement and to approve the transactions contemplated thereby, must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing of the Mergers as if made on and as of the closing date of the Mergers (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period) and (ii) all other representations and warranties must be true and correct as of the date of the Merger Agreement and as of the closing date of the Mergers (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on FIS;

•	FIS and each Merger Sub has performed in all material respects all of the respective obligations under the Merger Agreement required to be performed by FIS or such Merger Sub, as the case may be, at or prior to the closing of the Mergers;

•	Since December 31, 2014 there shall not (i) have occurred or come into existence and (ii) be continuing a material adverse effect on FIS; and

•	SunGard shall have received a certificate signed by an authorized officer of FIS, dated as of the closing of the Mergers, to the effect that, to the knowledge of such officer, the conditions set forth above have been satisfied.

Each of FIS and SunGard may, to the extent permitted by applicable law, waive the conditions to the performance of each other’s obligations under the Merger Agreement and complete the Mergers even though one or more of these conditions have not been met.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Mergers abandoned prior to the effective time of Merger 1 only as follows:

•	by mutual consent of FIS and SunGard;

•	by either FIS or SunGard:

•	if the Mergers shall not have occurred on or prior to June 30, 2016; provided, however, that such right will not be available to any party whose material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or prior to such date; or

•	if any governmental entity having jurisdiction over SunGard, FIS or any Merger Sub has issued an order, decree or ruling or taken any other action, in each case, such that the condition with respect to governmental actions set forth above would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate has not complied with its obligations with respect to the regulatory matters covenant; or

•	by SunGard if (i) SunGard is not in material breach of any of its obligations under the Merger Agreement and (ii) either (A) FIS or the Merger Subs fail to complete the transactions contemplated thereby when required to pursuant to the terms of the Merger Agreement or (B) FIS or any Merger Sub is otherwise in breach of any of its respective representations, warranties or obligations thereunder that would cause any of the closing conditions described above with respect to both parties, or with respect to FIS’ representations and warranties or compliance with its obligations, not to be satisfied, and with respect to clause (B) such breach is either (1) not capable of being cured prior to the Termination Date or (2) if curable, is not cured within the earlier of (I) 20 business days after the giving of written notice by SunGard to FIS and (II) three business days prior to the Termination Date; or

•	by FIS:

•	if (A) none of FIS or any Merger Sub is in material breach of any of their respective obligations under the Merger Agreement and (B) SunGard is in material breach of any of its representations, warranties or obligations thereunder that would render any of the closing conditions described above with respect to both parties, or with respect to SunGard’s representations and warranties or compliance with its obligations, not to be satisfied, and such breach is either (1) not capable of being cured prior to the Termination Date or (2) if curable, is not cured within the earlier of (I) 20 business days after the giving of written notice by FIS to SunGard and (II) three business days prior to the Termination Date; or

•	if SunGard stockholders representing at least eighty-four percent (84%) of each of the outstanding Class L Common Stock, Class A Common Stock, and SCCII preferred stock do not enter into Support and Standstill Agreements within 24 hours following the date of the Merger Agreement (such SunGard stockholders did in fact enter into Support and Standstill Agreements on August 12, 2015); or

•	if the Required Stockholder Approval shall not have been obtained by the 25th business day following the effectiveness of the registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part (provided that the Form S-4 continues to be effective throughout such 25-business day period).

Effect of Termination

If the Merger Agreement is terminated as described above, the Merger Agreement will become null and void and no party will have any liability under the Merger Agreement, except that:

•	nothing in the Merger Agreement will relieve or release any party from liability arising from any fraud or willful breach by such party of the Merger Agreement prior to such termination; and

•	designated provisions of the Merger Agreement will survive termination, including (i) those regarding the confidential treatment of information, (ii) provisions regarding reimbursement of costs and expenses incurred by SunGard and its subsidiaries in connection with payment of SunGard’s existing indebtedness, (iii) provisions regarding reimbursement of costs and expenses incurred by and indemnification of SunGard and its subsidiaries and affiliates in connection with FIS’ financing of the Mergers, and (iv) certain other general provisions governing the Merger Agreement.

Miscellaneous

Specific Performance

The parties are entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions thereof and to any further equitable relief, in addition to any other remedy to which any party is entitled under the Merger Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy will be in addition to any other remedy to which a party is entitled at law or in equity; provided, however, that neither SunGard nor any of its affiliates is entitled to seek the remedy of specific performance of the Merger Agreement against FIS’ financing sources.

Amendment and Modification; Waivers

The Merger Agreement may only be amended or modified by written agreement signed by each party thereto. In addition, any amendment of the provisions of the Merger Agreement relating to FIS’ debt financing sources in a manner that is adverse to such financing sources requires the prior written consent of such financing sources and no such amendment or modification may, after receipt of the Required Stockholder Approval, reduce or change the per share merger consideration or adversely affect the rights of SunGard’s or SCCII’s stockholders without re-obtaining the applicable component of the Required Stockholder Approval. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition under the Merger Agreement may only be waived by the party or parties entitled to the benefits thereof by a written instrument signed by the party granting such waiver, but such waiver will not operate as a waiver of any subsequent or other failure.

Release; Non-Recourse

As of the closing of the Mergers, FIS (on its own behalf and on behalf of the Surviving Company and each of SunGard’s subsidiaries) will release and forever discharge each holder of SunGard and SCCII stock party to the Support and Standstill Agreement or who delivers a letter of transmittal containing a release of FIS and its affiliates (including SunGard and its subsidiaries), and each of the equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of such stockholders, from any claims, rights, obligations, debts, liabilities, actions or causes of action of every kind, which any of FIS, the Surviving Company and each of SunGard’s subsidiaries had, now has or may in the future have, at law or in equity, against any released party in any way arising out of, in connection with, pertaining to or by reason of (a) their respective status as such (or as a director of SunGard or its subsidiaries or a fiduciary of any employee benefit plan of SunGard or of any of its present or former subsidiaries) or (b) any acts or omissions, or alleged acts or omissions, by any of them in their respective capacities as such, which acts or omissions existed or occurred at or prior to the closing. However, such release does not apply to any right or obligation (i) to the extent arising under the Merger Agreement, the Support and Standstill Agreement, the Registration Rights Agreement or the confidentiality agreement between FIS, SunGard, SCCII and SDS, (ii) with respect to claims or liabilities that arise as a result of fraud, intentional misrepresentation, willful misconduct or criminal acts by the released party or (iii) to the extent resulting from the released party’s status as an employee of SunGard or its subsidiaries.

The Merger Agreement also provides that the Merger Agreement may only be enforced, and any claims related thereto to may only be made, against the entities and persons expressly identified as parties thereto in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party thereto will have any liability for any obligations or liabilities of the parties thereto or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection therewith.

Third-Party Beneficiaries

The Merger Agreement is not intended to confer upon any person who is not a party to the Merger Agreement any right or remedy of any nature whatsoever, except for, among other things:

•	the right of the SunGard and SCCII stockholders and holders of SunGard equity-based awards to receive payment in accordance with the terms of the Merger Agreement;

•	pursuant to the provisions regarding indemnification of officers and directors of SunGard and its subsidiaries;

•	pursuant to the provisions regarding reimbursement of costs and expenses incurred by SunGard and its subsidiaries in connection with payment of SunGard’s existing indebtedness and provisions regarding reimbursement of costs and expenses incurred by SunGard and its subsidiaries in connection with the financing of the Mergers (which is intended for the benefit of affiliates of SunGard and its subsidiaries in addition to SunGard and its subsidiaries); and

•	the certain general provisions pursuant to which the financing sources are third-party beneficiaries.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

MATERIAL CONTRACTS BETWEEN THE PARTIES

The Support and Standstill Agreements

The following describes the material provisions of the Support and Standstill Agreements entered into by FIS with the Sponsor Stockholders with respect to all shares of (a) Class A Common Stock, (b) Class L Common Stock and (c) SCCII preferred stock in each case, that each Sponsor Stockholder beneficially owned as of the date thereof, or thereafter. The description in this section and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the Support and Standstill Agreements. This summary does not purport to be complete and may not contain all of the information about the Support and Standstill Agreements that is important to SunGard or SCCII stockholders. FIS and SunGard encourage SunGard and SCCII stockholders to carefully read the Support and Standstill Agreements, which are attached to this consent solicitation statement/prospectus as Annexes B – H, in their entirety.

Following the entry by the parties into the Merger Agreement, FIS entered into Support and Standstill Agreements, each dated as of the date of the Merger Agreement, with the Sponsor Stockholders with respect to all shares of (a) Class A Common Stock, (b) Class L Common Stock and (c) SCCII preferred stock, in each case, that each Sponsor Stockholder beneficially owned as of the date thereof, or thereafter. The Class A Common Stock, Class L Common Stock and SCCII preferred stock held by the Sponsor Stockholders constituted approximately 85% of the outstanding shares of Class A Common Stock, Class L Common Stock and SCCII preferred stock as of the date of the Merger Agreement. The Support and Standstill Agreements contain provisions requiring each Sponsor Stockholder to deliver a written consent adopting the Merger Agreement and approving the Mergers following the delivery of an effective registration statement on Form S-4 filed by FIS with respect to the shares of FIS common stock to be issued in the Mergers, and further, vote in favor of adopting the Merger Agreement and approving the Mergers at any meeting of SunGard and SCCII stockholders and against, among other things, another acquisition proposal or merger. Therefore, under the Support and Standstill Agreements, SunGard expects to receive a number of consents sufficient to satisfy the Required Stockholder Approval for the Merger Agreement.

The Support and Standstill Agreements also restrict, subject to limited exceptions, the transfer of more than 25% of the shares of FIS common stock received by the Sponsor Stockholders in the Mergers during the first 90 days following the closing date of the Mergers and the transfer of more than 50% of such shares during the first 180 days following such date.

Each of the Support and Standstill Agreements contain a customary standstill provision. This provision limits each Sponsor Stockholder’s ability to acquire beneficial ownership of any FIS common stock (outside of the merger consideration). Each Sponsor Stockholder is also prohibited from soliciting proxies or otherwise seeking to advise or influence any person with respect to the voting of FIS common stock. Each Sponsor Stockholder is barred from submitting proposals or offers for any of certain specified extraordinary transactions regarding FIS securities or material assets. The Sponsor Stockholders are also prohibited from participating in a group required to file a statement on Schedule 13D or 13G with respect to FIS common stock (with certain limited exceptions), presenting any proposal for consideration by the stockholders of FIS or nominating or seeking the removal of any FIS board member, subjecting the FIS common stock held by such Sponsor Stockholder to a voting agreement, issuing any public announcement in support of or against any solicitation of votes as regards FIS common stock, making certain information requests under the Georgia Business Corporation Code, or requesting any amendment of the section governing the standstill provisions described in this paragraph (except if the amendment would not be reasonably likely to require public disclosure by FIS or such Sponsor Stockholder). In addition, the Support and Standstill Agreement also limits each Sponsor Stockholder from transferring any FIS common stock acquired pursuant to the Merger Agreement to any person who would, prior to or after giving effect to the transfer, beneficially own 5% or more of FIS’ outstanding common stock, subject to certain exceptions including with the prior written consent of FIS. The standstill provision is effective from the closing date of the Mergers until the date on which the applicable Sponsor Stockholders no longer beneficially own an aggregate of at least 0.5% of the common stock of FIS.

The Sponsor Stockholders are also restricted by a non-solicitation provision relating to certain members of the executive management team of SunGard. This provision is effective from the closing date of the Mergers until the date that is one year following the closing date of the Mergers.

The Support and Standstill Agreements will generally remain in full force and effect until fully performed by the parties thereto, with limited exceptions, including termination upon the termination of the Merger Agreement in accordance with its terms.

The Registration Rights Agreement

The following describes the material provisions of the Registration Rights Agreement entered into by FIS and the Sponsor Stockholders. The description in this section and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the Registration Rights Agreement. This summary does not purport to be complete and may not contain all of the information about the Registration Rights Agreement that is important to SunGard and SCCII stockholders. FIS and SunGard encourage SunGard and SCCII stockholders to carefully read the Registration Rights Agreement, which is attached to this consent solicitation statement/prospectus as Annex I, in its entirety.

In connection with the entry by the parties into the Merger Agreement, FIS entered into a Registration Rights Agreement with each of the Sponsor Stockholders, dated as of the date of the Merger Agreement (the “Registration Rights Agreement”). Each Sponsor Stockholder is entitled to certain demand registration rights, piggyback registration rights and shelf registration rights following the closing of the Mergers, in each case, subject to certain limitations. These rights require a minimum offering size by the Sponsor Stockholders of at least $500 million. The registration rights terminate on the earlier of (i) the date on which the Merger Agreement is terminated in accordance with its terms, (ii) the fourth anniversary of the closing of the Mergers, or (iii) the date when the Sponsor Stockholders in the aggregate beneficially own less than 3% of the outstanding shares of FIS common stock. In connection with certain registered offerings, each party agrees to customary lock-up restrictions and indemnification provisions.

DEBT FINANCING

The purchase of SunGard equity will be paid for with a combination of cash and stock as described elsewhere herein. Additionally, as of June 30, 2015, SunGard had an aggregate of $2.458 billion of bank debt outstanding (consisting of SunGard’s Senior Secured Credit Facilities and Secured Accounts Receivable Facility) (the “SunGard Bank Debt”) and $2.211 billion of unsecured notes outstanding (the “SunGard Notes”). FIS intends (i) to pay the cash portion of the purchase price for the equity of SunGard, (ii) to refinance or repay all of the foregoing SunGard debt as of or shortly after the closing of the Mergers and (iii) to pay debt issuance costs of $40.9 million, settlement of the Treasury Lock hedges of $15.9 million and other related fees and expenses estimated at approximately $200 million using a combination of:

•	a $1.5 billion senior unsecured delayed draw term loan facility, referred to as the new term loan credit agreement in this consent solicitation statement/prospectus, which is described below; and

•	approximately $5.5 billion using a combination of $4.5 billion principal amount of new unsecured FIS notes, borrowings under FIS’ existing revolving credit facility and cash on hand.

New Term Loan Credit Agreement

Delayed Draw Term Loan

Pursuant to the new term loan credit agreement, filed as Exhibit 10.1 to FIS’ Current Report on Form 8-K dated September 1, 2015 and filed with the SEC on September 3, 2015, the proceeds of the new term loan will be available upon the satisfaction of certain conditions precedent on completion of the Mergers and, if drawn, will be used to finance, in part, the cash consideration for the Mergers, to pay fees and expenses incurred in connection with the Mergers, general corporate purposes and at FIS’ option the redemption of any SunGard Notes. The new term loan will mature on the third anniversary of the initial funding date.

Conditions Precedent

The obligations of the term lenders to provide the new term loan are subject to certain conditions, including contemporaneous completion of the Mergers, FIS’ delivery of certain financial statements, the accuracy in all material respects of certain representations, the payment of certain fees, delivery of a solvency certificate and other conditions to completion more fully set forth in the term loan agreement under which the new term loan will be made.

Covenants and Events of Default

The term loan agreement contains covenants relating to the following subjects: (i) financial statements; (ii) certificates and other information; (iii) notices; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) books and records; (x) inspection rights; (xi) use of proceeds; (xii) SunGard issuer guaranty; (xiii) further assurances; (xiv) designation of unrestricted subsidiaries; (xv) liens; (xvi) investments; (xvii) subsidiary indebtedness; (xviii) dispositions; and (xix) restricted payments.

In addition, the term loan agreement includes a maximum ratio of consolidated total debt to consolidated EBITDA and a minimum interest coverage ratio and a minimum ratio of consolidated EBITA to interest charges.

The term loan agreement also contains certain events of default, limited to: (i) nonpayment of principal, and, subject to grace periods, interest, fees or other amounts; (ii) any representation or warranty proving to have been incorrect or misleading when made or confirmed in any material and adverse respect; (iii) failure to perform or observe certain specified covenants set forth in the loan documentation; (iv) failure to perform or observe other covenants set forth in the loan documentation within 30 days following notice of non-compliance from the administrative agent to FIS; (v) cross-default to other indebtedness in an aggregate principal amount exceeding $225 million; (vi) bankruptcy and other insolvency defaults (with 60-day grace period for involuntary proceedings); (vii) monetary judgment defaults in an aggregate amount exceeding $225 million which are not covered by insurance and which remain unpaid and unstayed for a period of 60 days; (viii) admission of inability to pay debts or attachment is issued or levied against property in an amount exceeding $225 million which is not paid, released, vacated or fully bonded within 60 days after its issue or levy; (ix) change of control; and (x) ERISA defaults.

New FIS Notes

On October 20, 2015, FIS completed a public offering of $4.5 billion principal amount of new senior notes. The new FIS notes consist of $750,000,000 aggregate principal amount of 2.850% senior notes due 2018, $1,750,000,000 aggregate principal amount of 3.625% senior notes due 2020, $500,000,000 aggregate principal amount of 4.500% senior notes due 2022 and $1,500,000,000 aggregate principal amount of 5.000% senior notes due 2025 (the “2025 Notes”).

The new FIS notes will be general unsecured obligations of FIS and will (1) rank equally in right of payment with all of FIS’ existing and future unsecured senior debt, (2) be effectively junior to all of FIS’s existing and future secured debt to the extent of the value of the assets securing that secured debt, and (3) rank senior in right of payment to all of FIS’ future debt, if any, that is by its terms expressly subordinated to the new FIS notes. The new FIS notes will be structurally junior to any indebtedness of FIS’ subsidiaries, other than if any of FIS’ domestic wholly-owned subsidiaries guarantees or becomes a co-obligor of debt of FIS under any of its credit facilities in the future (in which case such subsidiaries will be required to also guarantee the new FIS notes).

If FIS does not consummate the Mergers on or prior to June 30, 2016, or if, prior to such date, FIS notifies the trustee in writing that the Merger Agreement is terminated, each series of the new FIS notes (other than the 2025 Notes) will be required to be redeemed in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of such series of new FIS notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. The 2025 Notes will not be subject to the special mandatory redemption and will remain outstanding even if the Mergers are not consummated. Upon the occurrence of a change of control triggering event, FIS must offer to purchase the new FIS notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the date of the purchase. The new FIS notes will be redeemable at FIS’ option in whole or in part, at any time and from time to time, at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest.

The indenture governing the new FIS notes contains customary covenants and events of default for obligations of this type.

MARKET PRICE AND DIVIDEND INFORMATION

FIS common stock is listed for trading on the NYSE under the trading symbol “FIS.” The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of FIS common stock as reported on the NYSE.

There is no established public trading market for SunGard common stock. The following table sets forth, for the periods indicated, dividends declared with respect to SunGard common stock. SunGard stockholders are urged to obtain current market quotations for FIS common stock and to carefully review the other information contained in this consent solicitation statement/prospectus or incorporated by reference into this consent solicitation statement/prospectus, when considering whether to adopt the Merger Agreement and thereby approve the Mergers and the other transactions contemplated thereby. See “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

Calendar Period	FIS Common Stock			SunGard Common Stock
	High	Low	Dividends Declared	Dividends Declared
2013				$0
First Quarter	$39.62	$35.57	$0.22
Second Quarter	$45.80	$39.05	$0.22
Third Quarter	$47.41	$42.80	$0.22
Fourth Quarter	$53.68	$44.90	$0.22
2014				$0
First Quarter	$56.55	$48.87	$0.24
Second Quarter	$55.29	$51.28	$0.24
Third Quarter	$58.51	$54.86	$0.24
Fourth Quarter	$64.04	$52.38	$0.24
2015				$0
First Quarter	$68.98	$60.36	$0.26
Second Quarter	$68.55	$60.79	$0.26
Third Quarter	$72.30	$61.57	$0.26
Fourth Quarter (through October 19, 2015)	$71.65	$66.16	$0.00

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of FIS and SunGard, giving effect to the Mergers as if they had occurred on June 30, 2015. The unaudited pro forma condensed combined statements of earnings combine the historical consolidated statements of earnings of FIS and SunGard, giving effect to the Mergers as if they had occurred on January 1, 2014. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following:

•	separate historical financial statements of FIS as of and for the six months ended June 30, 2015 and the related notes included in FIS’ Quarterly Report on Form 10-Q for the six-month period ended June 30, 2015 incorporated by reference herein,

•	separate historical financial statements of FIS as of and for the year ended December 31, 2014 and the related notes included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein, except for the following sections, which were updated by the Current Report on Form 8-K dated May 8, 2015, also incorporated herein by reference: Part I, Item 1. “Business”; Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and Part II, Item 8. “Financial Statements and Supplementary Data”.

•	separate historical financial statements of SunGard as of and for the six months ended June 30, 2015 and the related notes included in this consent solicitation statement/prospectus, and

•	separate historical financial statements of SunGard as of and for the year ended December 31, 2014 and the related notes included in this consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Mergers been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Transactions between FIS and SunGard during the periods presented in the unaudited pro forma condensed combined financial statements are not significant.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”). The acquisition method of accounting is dependent upon certain procedures, such as valuations, appraisals, and discussions and input from SunGard management, which have to be performed to obtain the necessary information to recognize the acquired assets and liabilities at fair value. At this time, these activities have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2015

	(in millions)
	FIS	SunGard	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$446.4	$538.0	$(151.5)	(a)	$832.9
Settlement deposits	239.2	—	—		239.2
Trade receivables, net	1,127.3	561.0	—		1,688.3
Settlement receivables	330.3	—	—		330.3
Other receivables	30.3	16.1	—		46.4
Due from Brazilian venture partner	34.9	—	—		34.9
Prepaid expenses and other current assets	204.0	83.6	—		287.6
Deferred income taxes	70.2	8.3	—		78.5

Total current assets	2,482.6	1,207.0	(151.5)		3,538.1
Property and equipment, net	495.0	149.0	—		644.0
Goodwill	8,751.8	3,744.0	3,586.8	(b)	16,082.6
Intangible assets, net	1,123.3	1,010.0	1,720.0	(c)	3,853.3
Computer software, net	905.6	222.0	324.0	(d)	1,451.6
Deferred contract costs, net	232.3	—	—		232.3
Other noncurrent assets	312.9	73.0	(16.1)	(e)	369.8

Total assets	$14,303.5	$6,405.0	$5,463.2		$26,171.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$794.6	$336.0	$(63.1)	(f)	$1,067.5
Settlement payables	539.3	—	—		539.3
Deferred revenues	318.9	541.0	(243.5)	(g)	616.4
Short term debt and current portion of long-term debt	13.5	3.0	(3.0)	(h)	13.5
Due to Brazilian venture partner	11.0	—	—		11.0

Total current liabilities	1,677.3	880.0	(309.6)		2,247.7
Long-term debt, excluding current portion	5,029.8	4,669.0	2,347.0	(h)	12,045.8
Deferred income taxes	837.7	506.6	716.0	(i)	2,060.3
Due to Brazilian venture partner	26.3	—	—		26.3
Deferred revenues	28.1	—	—		28.1
Other long-term liabilities	173.0	129.4	—		302.4

Total liabilities	7,772.2	6,185.0	2,753.4		16,710.6

Preferred and common stock subject to put options	—	100.0	(100.0)	(m)	—
Equity:
Preferred stock	—	—	—		—
Common stock	3.9	—	0.4	(j)	4.3
Additional paid in capital	7,386.0	2,672.0	410.2	(k)	10,468.2
Retained earnings	2,950.9	(3,928.0)	3,791.1	(l)	2,814.0
Accumulated other comprehensive earnings (loss)	(198.1)	(174.0)	158.1	(m)	(214.0)
Treasury stock, at cost	(3,702.2)	(26.0)	26.0	(m)	(3,702.2)

Total FIS/SunGard stockholders’ equity	6,440.5	(1,456.0)	4,385.8		9,370.3
Noncontrolling interest	90.8	1,576.0	(1,576.0)	(m)	90.8

Total equity	6,531.3	120.0	2,809.8		9,461.1

Total liabilities and equity	$14,303.5	$6,405.0	$5,463.2		$26,171.7

See accompanying notes to unaudited pro forma condensed combined financial statements. Pro forma adjustments are described in note 6.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2014

	(in millions, except per share data)
	FIS	SunGard	Pro Forma Adjustments			Pro Forma Combined
Processing and services revenues	$6,413.8	$2,809.0	$(265.0)	(g)		$8,957.8
Cost of revenues	4,332.7	1,701.3	289.6	(n)		6,323.6

Gross profit	2,081.1	1,107.7	(554.6)			2,634.2
Selling, general, and administrative expenses	810.5	682.7	(9.0)	(o)		1,484.2
Impairment charges	—	339.0	—			339.0

Operating income	1,270.6	86.0	(545.6)			811.0

Other income (expense):
Interest income (expense), net	(157.5)	(290.0)	50.0	(h	)	(397.5)
Other income (expense), net	(59.7)	(61.0)	—			(120.7)

Total other income (expense), net	(217.2)	(351.0)	50.0			(518.2)

Earnings from continuing operations before income taxes	1,053.4	(265.0)	(495.6)			292.8
Provision for income taxes	335.1	(57.0)	(159.1)	(p)		119.0

Earnings (loss) from continuing operations, net of tax	718.3	(208.0)	(336.5)			173.8
Net (earnings) loss attributable to noncontrolling interest	(27.8)	(174.0)	—			(201.8)

Net earnings (loss) from continuing operations attributable to FIS/SunGard common stockholders	$690.5	$(382.0)	$(336.5)			$(28.0)

Net earnings per share – basic from continuing operations attributable to FIS/SunGard common stockholders	$2.42					$(0.09)

Weighted average shares outstanding – basic	284.8		42.3	(q)		327.1

Net earnings per share – diluted from continuing operations attributable to FIS/SunGard common stockholders	$2.39					$(0.08)

Weighted average shares outstanding – diluted	288.7		43.3	(q)		332.0

See accompanying notes to unaudited pro forma condensed combined financial statements. Pro forma adjustments are described in note 6.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

	(in millions, except per share data)
	FIS	SunGard	Pro Forma Adjustments			Pro Forma Combined
Processing and services revenues	$3,141.6	$1,358.0	$—			$4,499.6
Cost of revenues	2,139.3	815.4	169.7	(n	)	3,124.4

Gross profit	1,002.3	542.6	(169.7)			1,375.2
Selling, general, and administrative expenses	500.2	319.6	(4.0)	(o	)	815.8

Operating income	502.1	223.0	(165.7)			559.4

Other income (expense):
Interest income (expense)	(73.2)	(141.0)	26.3	(h	)	(187.9)
Other income (expense), net	150.7	1.0	—			151.7

Total other income (expense), net	77.5	(140.0)	26.3			(36.2)

Earnings from continuing operations before income taxes	579.6	83.0	(139.4)			523.2
Provision for income taxes	214.2	24.0	(44.7)	(p	)	193.5

Earnings from continuing operations, net of tax	365.4	59.0	(94.7)			329.7
Net (earnings) loss attributable to noncontrolling interest	(9.0)	(87.0)	—			(96.0)

Net earnings (loss) from continuing operations attributable to FIS/SunGard common stockholders	$356.4	$(28.0)	$(94.7)			$233.7

Net earnings per share – basic from continuing operations attributable to FIS/SunGard common stockholders	$1.26					$0.72

Weighted average shares outstanding – basic	282.0		42.3	(q	)	324.3

Net earnings per share – diluted from continuing operations attributable to FIS/SunGard common stockholders	$1.25					$0.71

Weighted average shares outstanding – diluted	285.6		43.3	(q	)	328.9

See accompanying notes to unaudited pro forma condensed combined financial statements. Pro forma adjustments are described in note 6.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On August 12, 2015, FIS and SunGard entered into the Merger Agreement, pursuant to which SunGard and its subsidiary SCCII will each be merged with and into a single wholly-owned subsidiary of FIS.

Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of both FIS and SunGard and is pending regulatory and stockholder approvals, if the Mergers are completed, the holders of outstanding shares of SunGard Class L Common Stock and SCCII preferred stock, together with the holders of outstanding, fully vested SunGard and SCCII equity-based awards, will receive in the aggregate, (i) 44,663,899 shares of FIS common stock, less the number of FIS shares represented by certain unvested restricted stock units (“RSUs”) of SunGard that will be assumed by FIS in connection with the Mergers (the “aggregate stock consideration”) and (ii) $2.288 billion in cash, less the amount of Excess Company Transaction Fees (the “aggregate cash consideration” and together with the aggregate stock consideration, the “merger consideration”). The number of FIS shares that will be included in the assumed RSUs will vary based on the volume weighted average trading price of shares of FIS common stock on the New York Stock Exchange (“NYSE”) for the five consecutive trading days ending on the fifth trading day immediately preceding the Mergers. For purposes of these pro forma statements, the closing price of FIS common stock on the NYSE on October 16, 2015, which was $70.35 per share, has been used. This results in a number of shares underlying assumed RSUs equal to 2,359,545, and therefore aggregate stock consideration in the Mergers of 42,304,354 shares of FIS stock. In addition, the Excess Company Transaction Fees are assumed to equal $50 million for the purposes of these unaudited pro forma condensed combined financial statements, resulting in aggregate cash consideration of $2.238 billion, although the actual amount of Excess Company Transaction Fees is likely to be higher or lower.

FIS intends to fund the cash portion of the merger consideration and other expenses of the Mergers, as well as repay or redeem the existing SunGard debt, utilizing cash on hand, its existing revolving credit facility, and proceeds from a new $1.5 billion term loan and from the issuance of $4.5 billion aggregate principal amount of new FIS notes. The existing SunGard debt to be repaid or redeemed consists of SunGard’s Senior Secured Credit Facilities and Secured Accounts Receivable Facility (“SunGard Bank Debt”) and SunGard’s Senior Notes and Senior Subordinated Notes (“SunGard Notes”).

Completion of the Mergers is subject to certain conditions, including, among others, the receipt of required governmental and regulatory approvals and expiration of applicable waiting periods, the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard), material compliance by the other party with its obligations under the Merger Agreement, and the absence of a material adverse effect relating to either party. The Mergers are expected to be completed during the fourth quarter of 2015.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting as promulgated in Accounting Standards Codification Topic 805 (ASC 805) and is based on the historical financial statements of FIS and SunGard. Certain financial statement line items included in the historical financial statements of SunGard have been disaggregated, combined or classified differently to conform with FIS’ presentation, primarily related to the composition of cost of revenues, gross profit, and selling, general, and administrative expenses.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component of the merger consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements which has been based upon the closing price of FIS common stock on the NYSE on October 16, 2015 of $70.35 per share.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by FIS and SunGard are estimated to be approximately $200 million (including $50 million of Excess Company Transaction Fees, and including call premiums of $69.2 million in respect of the SunGard Notes) and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings, net of the estimated tax effect of $63.1 million at the statutory rate of 38% applied to deductible amounts. In addition, the new debt issuance costs of $40.9 million and the $15.9 million settlement of the Treasury Lock hedges are separately accounted for herein. There are no non-recurring transaction costs in the results of either company for the six months ended June 30, 2015 to be eliminated for the Pro Forma Condensed Combined Statement of Earnings as prescribed by Article 11 of Regulation S-X. In addition, the unaudited pro forma condensed combined financial statements do not reflect the anticipated realization of future cost savings nor any acquisition-related restructuring charges to be incurred in connection with the Mergers which will be expensed as incurred.

3.	Accounting Policies

Upon consummation of the Mergers, FIS will review SunGard’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial reporting to conform to those accounting policies that are determined to be the most appropriate for the combined entity. The unaudited pro forma condensed combined financial statements do not reflect the impact of any potential changes that may result from this review.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of SunGard (in millions, except share data):

	Shares	Estimated Fair Value
Aggregate cash consideration, less assumed Excess Company Transaction Fees of $50.0 million		$2,238.7
FIS Common Stock expected to be transferred at an assumed stock price of $70.35	42,304,354	2,976.1
Portion of converted SunGard RSUs attributable to prior service period		106.5

Estimate of consideration expected to be transferred (a)		$5,321.3

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the transaction is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the transaction at the then-current market price. This requirement will likely result in a per share equity component different from the $70.35 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, a 10% change in the fair value of FIS common stock transferred would be an increase or decrease of approximately $298 million in the total consideration transferred. Such an amount would result in an equivalent increase or decrease in the amount of goodwill recorded as a result of the Mergers.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by FIS in the Mergers, reconciled to the estimate of consideration expected to be transferred (in millions):

Book value of net assets acquired as of June 30, 2015	$120.0
Adjusted for:
Elimination of existing goodwill, software and intangible assets	(4,976.0)

Adjusted book value of net assets acquired	(4,856.0)
Adjustments to:
Identifiable intangible assets (I)	2,730.0
Other noncurrent assets	(57.0)
Deferred revenues	243.5
Software	546.0
Deferred income taxes (II)	(716.0)
Preferred and common stock subject to put options	100.0
Goodwill (III)	7,330.8

Estimate of consideration expected to be transferred	$5,321.3

(I)	As of the effective date of the Mergers, identifiable intangible assets are required to be measured at fair value, and those acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments. The fair value of identifiable intangible assets will be determined using the “income method,” which starts with a forecast of all the expected future net cash flows. At this time, FIS does not have sufficient information as to the amount, timing and risk of cash flows associated with the intangible assets to be acquired. For purposes of these unaudited pro forma condensed combined financial statements, intangible assets have been valued at 30% of the total purchase price including assumed debt, which is consistent with the historical experience of FIS in other acquisitions with similar characteristics.
(II)	As of the effective date of the Mergers, FIS will record deferred income taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles (see Note 6. Pro Forma Adjustments, item (i)).
(III)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6.	Pro Forma Adjustments

This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial statements. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Reflects the cash impact of the transactions contemplated, including the aggregate cash consideration paid, incremental borrowings on the FIS revolving credit agreement less payment of related debt issue costs, the repayment or redemption of the existing SunGard debt, and the payment of transaction related expenses (in millions):

Sources:
Borrowing under new term loan	$1,500.0
Borrowing under FIS notes	4,500.0
Borrowing under FIS existing revolving credit agreement	1,013.0

7,013.0

Uses:
Total cash consideration, net of assumed Excess Company Transaction Fees of $50.0 million	2,238.7
Repayment of existing SunGard Credit and AR facilities	2,458.0
Redemption of SunGard Notes	2,211.0
Debt issuance costs	40.9
Settlement of Treasury Lock hedges	15.9
Other transaction costs	200.0

7,164.5

Available cash on hand used	$(151.5)

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows (in millions):

Eliminate SunGard historical goodwill	$(3,744.0)
Estimated transaction goodwill	7,330.8

Total	$3,586.8

(c)	To adjust intangible assets to an estimate of fair value, as follows (in millions):

Eliminate SunGard historical intangible assets	$(1,010.0)
Estimated fair value of intangible assets acquired	2,730.0

Total	$1,720.0

Intangible assets are assumed to represent 30% of the total purchase price including assumed debt, which is consistent with FIS’ history for other acquisitions with similar characteristics.

(d)	To adjust computer software to an estimate of fair value, as follows (in millions):

Eliminate SunGard historical software	$(222.0)
Estimated fair value of computer software acquired	546.0

Total	$324.0

Computer software is assumed to represent 6% of the total purchase price including assumed debt, which is consistent with FIS’ history for other acquisitions with similar characteristics.

(e)	To eliminate SunGard’s deferred debt issue costs, which have no ongoing fair value under the acquisition method of accounting, and record the estimated issue costs associated with the new FIS debt (in millions):

Eliminate SunGard debt issue costs	$(57.0)
New FIS debt issue costs incurred	40.9

Total	$(16.1)

(f)	Reflects the impact on taxes payable of the deductible portion of transaction expenses.

(g)	To reduce SunGard’s deferred revenues to estimated fair value, determined as fulfillment cost plus a normal profit margin. Certain deferred revenues (e.g., software license, implementation and conversion fees) are deferred for accounting purposes but require minimal or no future incremental direct costs in order to be recognized. In determining a normal profit margin, we applied FIS’ historic profit margins to the estimated costs of services to be delivered for the remaining deferred revenue balances. The estimated net effect is a 45% reduction to total SunGard deferred revenues, or $243.5 million, as of June 30, 2015. A corresponding reduction of $265.0 million is reflected to revenue in the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2014, which is based on a 45% reduction of the outstanding balance as of January 1, 2014. Because deferred revenues are short-term in nature and the transactions are assumed to occur, for purposes of the unaudited pro forma condensed combined statements of earnings, as of January 1, 2014, no reduction in revenues is assumed for the six months ended June 30, 2015.

(h)	To record the net change in long-term debt as follows (in millions):

Repayment of the current portion of SunGard Bank Debt	$(3.0)

Total current portion of long-term debt	(3.0)

Repayment of the long-term portion of SunGard Bank Debt	(2,455.0)
Redemption of SunGard Notes	(2,211.0)
New FIS term loan	1,500.0
New FIS notes	4,500.0
New FIS borrowings on existing revolving credit agreement	1,013.0

Total long-term debt	2,347.0

Total	$2,344.0

FIS intends to utilize available cash balances and the proceeds from the increase in long-term debt to fund the cash portion of the merger consideration and the additional cash needs of the proposed transactions, including transaction expenses and debt issue costs. Based on the new debt components, debt issuance costs and repaid debt shown above, the resulting impact on pro forma interest expense for the full year 2014 pro forma results would be a decrease of approximately $50.0 million and a decrease of approximately $26.3 million for the six months ended June 30, 2015. For this purpose, the interest rate on each of FIS’ existing revolving credit facility and new term loan is assumed to be 1.5% per annum.

(i)	To record the estimated impact on deferred income taxes of fair value pro forma adjustments, as follows (in millions):

Intangible assets	$1,720.0
Software	324.0
Other non-current assets	(57.0)
Deferred revenues	243.5

2,230.5
Estimated blended statutory tax rate	32.1%

Total	$716.0

(j)	To record the stock portion of the merger consideration, at par.

(k)	To record the stock portion of the merger consideration at fair value less par, to eliminate SunGard additional paid-in capital, and to record the attribution of pre-combination service relative to the conversion of unvested SunGard RSUs as follows (in millions):

Eliminate SunGard additional paid-in-capital	$(2,672.0)
Issuance of FIS RSUs in the Mergers	106.5
Issuance of FIS aggregate stock consideration	2,975.7

Total	$410.2

(l)	To eliminate SunGard’s retained deficit, and to record estimated non-recurring costs of FIS for acquisition-related transaction costs, as follows (in millions):

Eliminate SunGard retained deficit	$3,928.0
Estimated $200 million acquisition related transaction costs net of tax at 38% (statutory tax rate in the U.S.) for the deductible portion	(136.9)

Total	$3,791.1

(m)	To eliminate SunGard’s preferred and common stock subject to put options, accumulated other comprehensive earnings, treasury stock and non-controlling interest, and to reflect the settlement of treasury lock hedges entered into in anticipation of issuing the new FIS notes.

(n)	To record the following adjustments (in millions):

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Estimated SunGard intangible asset amortization based on estimated fair value (15% of pro forma fair value using the accelerated, pattern-of-benefit amortization method)	$409.5	$191.1
Estimated SunGard computer software amortization based on estimated fair value (22% of pro forma fair value using the accelerated, pattern-of-benefit amortization method)	120.1	54.6
Eliminate SunGard intangible asset amortization	(136.0)	(42.0)
Eliminate SunGard computer software amortization	(104.0)	(34.0)

Total	$289.6	$169.7

The assumed life for intangible assets is 10 years and for software is 7 years, resulting in amortization for the first 5 years as follows (in millions):

	Intangible Assets	Computer Software
Year 1	$409.5	$120.1
Year 2	382.2	109.2
Year 3	354.9	98.3
Year 4	327.6	81.9
Year 5	300.3	65.5

(o)	To adjust selling, general and administrative expenses for the elimination of SunGard management fees.

(p)	To give tax effect to the pro forma revenue and expense adjustments based on the estimated blended statutory tax rate of 32.1%.

(q)	The weighted average shares outstanding – basic is adjusted by the number of FIS shares to be transferred as consideration (Note 4). The weighted average shares outstanding – diluted is adjusted further by the expected dilution attributable to assumed share-based awards that are not fully vested at the date of the Mergers.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount.

The unaudited pro forma condensed combined financial statements do not reflect the anticipated realization of future cost savings, which are expected to be derived from infrastructure consolidation, elimination of overhead redundancies, and organizational restructure. Although FIS management expects that cost savings will result from the Mergers, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated acquisition-related restructuring charges, integration costs, or capital expenditures associated with the expected cost savings.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of the Class A Common Stock and Class L Common Stock of SunGard and the preferred stock of SCCII as of September 1, 2015, by (1) each individual or entity known by us to be the beneficial owner of more than 5% of such equity securities, (2) each member of the SunGard Board, (3) each of SunGard’s named executive officers and (4) all of the members of SunGard’s board of directors and SunGard’s executive officers as a group. As of September 1, 2015, SunGard had 261,814,434 shares of Class A Common Stock outstanding and 29,090,490 shares of Class L Common Stock outstanding, each of which class of shares was owned by 800 holders of record. As of September 1, 2015, SCCII had 7,667,718 shares of preferred stock outstanding, which were owned by 800 holders of record.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To SunGard’s knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Securities subject to option grants and restricted stock units that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options or restricted stock units, but are not deemed outstanding for calculating the percentage ownership of any other person.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o SunGard, 680 East Swedesford Road, Wayne, Pennsylvania 19087.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)			Percent of Classes(2)
	Class A Common	Class L Common	Preferred
Investment funds affiliated with Bain Capital Investors, LLC (3)	34,849,657	3,872,184	1,020,636	13.31%
Investment funds affiliated with The Blackstone Group (4)	34,849,657	3,872,184	1,020,636	13.31%
Investment funds affiliated with Goldman, Sachs & Co. (5)	28,393,651	3,154,850	831,560	10.84%
Investment funds affiliated with KKR & Co. L.P. (6)	34,849,657	3,872,184	1,020,636	13.31%
Investment funds affiliated with Providence Equity Partners (7)	21,295,238	2,366,138	623,670	8.13%
Investment funds affiliated with Silver Lake Partners (8)	34,488,546	3,832,061	1,010,061	13.17%
Investment funds affiliated with TPG Capital (9)	34,849,657	3,872,184	1,020,636	13.31%
Marianne Brown (10) (named executive)	20,911	2,323	612	—
Russell P. Fradin (director & named executive) (10)	2,461,596	273,511	72,092	—
Glenn H. Hutchins (8)(11) (director)	—	—	—	—
David L. Johnson (12) (director)	—	—	—	—
Ian K. Loring (13) (director)	—	—	—	—
John W. Marren (14) (director)	—	—	—	—
Kevin J. McCurry (10) (named executive)	16,063	1,785	470	—
Sanjeev K. Mehra (5)(15) (director)	—	—	—	—
Charles J. Neral (10) (named executive)	252,162	28,018	7,385	—
R. Davis Noell (7)(16) (director)	—	—	—	—
John I. Park (17) (director)	—	—	—	—
Brian A. Traquair (10) (named executive)	174,255	19,362	5,103	—
All 16 directors and current executive officers as a group (10)(11)(12)(13)(14)(15)(16)(17)	3,266,201	362,911	95,657	1.25%

(1)	Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, SunGard believes that each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Class A shares of common stock of SunGard, Class L shares of common stock of SunGard and preferred shares of SCCII are referred to in the notes to this table as, respectively, Class A shares, Class L shares and preferred shares.
(2)	Unless otherwise indicated, the beneficial ownership of any named person does not exceed, in the aggregate, 1% of the outstanding equity securities of SunGard and SCCII on September 1, 2015, as adjusted as required by applicable rules.
(3)	Includes (i) 34,693,273 Class A shares, 3,801,832 Class L shares and 999,852 preferred shares held by Bain Capital Integral Investors, LLC (“Bain Integral”), whose administrative member is Bain Capital Investors, LLC (“BCI”); and (ii) 156,384 Class A shares, 70,352 Class L shares and 20,784 preferred shares held by BCIP TCV, LLC (“BCIP TCV” and, together with Bain Integral, the “Bain Funds”), whose administrative member is BCI. The governance, investment strategy and decision-making process with respect to investments held by the Bain Funds is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steve Barnes, Joshua Bekenstein, John Connaughton, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. The address of each of the entities and persons listed in this footnote is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(4)	Includes (i) 18,317,228 Class A shares, 2,035,248 Class L shares and 536,454 preferred shares held by Blackstone Capital Partners IV L.P. (“BCP IV”), whose general partner is Blackstone Management Associates IV L.L.C. (“BMA IV”); (ii) 289,253 Class A shares, 32,139 Class L shares and 8,471 preferred shares held by Blackstone Capital Partners IV-A L.P. (“BCP IV-A”), whose general partner is BMA IV; (iii) 810,541 Class A shares, 90,060 Class L shares and 23,738 preferred shares held by Blackstone Family Investment Partnership IV-A L.P. (“BFIP IV-A”), whose general partner is BCP IV Side-by-Side GP L.L.C.; (iv) 66,204 Class A shares, 7,356 Class L shares and 1,939 preferred shares held by Blackstone Participation Partnership IV L.P. (“BPP IV”), whose general partner is BCP IV Side-by-Side GP L.L.C.; (v) 14,444,444 Class A shares, 1,604,938 Class L shares and 423,032 preferred shares held by Blackstone GT Communications Partners L.P. (“BGTCP”), whose general partner is Blackstone Communications Management Associates I L.L.C. (“BCMA IV”); and (vi) 921,986 Class A shares, 102,443 Class L shares and 27,002 preferred shares held by Blackstone Family Communications Partnership I L.P. (“BFCP” and, collectively with BCP IV, BCP IV-A, BFIP IV-A, BPP IV and BGTCP, the “Blackstone Funds”), whose general partner is BCOM IV Side-by-side GP L.L.C. Blackstone Holdings III L.P. is the majority member of BMA IV, the general partner of BCMA IV and the sole member of each of BCP IV Side-by-Side GP L.L.C. and BCOM Side-by-Side GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such entities (other than the Blackstone Funds to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(5)

The Goldman Sachs Group, Inc., which is referred to as GS Group, Goldman, Sachs & Co., which is referred to as Goldman Sachs, and certain of their affiliates may be deemed to own beneficially and indirectly Class A shares, Class L shares and preferred shares which are owned directly or indirectly by investment partnerships of which affiliates of Goldman Sachs and GS Group are the general partner, managing limited partner, managing partner or investment advisor. These investment partnerships are referred to as the GS Limited Partnerships. Goldman Sachs is an affiliate of each of, and investment manager for certain of, the GS Limited Partnerships (collectively, the “GS Entities”). GS Group, Goldman

Sachs and the GS Limited Partnerships share voting power and investment power with certain of their respective affiliates. The GS Limited Partnerships and their respective beneficial ownership of shares of SunGard and SCCII include: (i) 8,034,125 Class A shares, 892,681 Class L shares and 235,294 preferred shares held by GS Capital Partners 2000, L.P.; (ii) 2,552,674 Class A shares, 283,630 Class L shares and 74,760 preferred shares held by GS Capital Partners 2000 Employee Fund, L.P.; (iii) 2,919,293 Class A shares, 324,366 Class L shares and 85,497 preferred shares held by GS Capital Partners 2000 Offshore, L.P.; (iv) 354,921 Class A shares, 39,436 Class L shares and 10,395 preferred shares held by Goldman Sachs Direct Investment Fund 2000, L.P.; (v) 335,812 Class A shares, 37,312 Class L shares and 9,835 preferred shares held by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (vi) 7,475,480 Class A shares, 830,609 Class L shares and 218,933 preferred shares held by GS Capital Partners V Fund, L.P.; (vii) 3,861,537 Class A shares, 429,060 Class L shares and 113,092 preferred shares held by GS Capital Partners V Offshore Fund, L.P.; (viii) 296,373 Class A shares, 32,930 Class L shares and 8,680 preferred shares held by GS Capital Partners V GmbH & Co. KG; and (ix) 2,563,436 Class A shares, 284,826 Class L shares and 75,075 preferred shares held by GS Capital Partners V Institutional, L.P. The address for GS Group, Goldman Sachs and the GS Limited Partnerships is 200 West Street, New York, New York 10282.
(6)	Includes (i) 33,937,852 Class A shares, 3,770,872 Class L shares and 993,933 preferred shares held by KKR Millennium Fund L.P. (“KKR Millennium Fund”), whose general partner is KKR Associates Millennium L.P., whose general partner is KKR Millennium GP LLC; and (ii) 911,806 Class A shares, 101,312 Class L shares and 26,704 preferred shares held by KKR Partners III, L.P. (“KKR III” and, together with KKR Millennium Fund, the “KKR Funds”), whose general partner is KKR III GP LLC. Each of KKR Associates Millennium L.P., KKR Millennium GP LLC, KKR III GP LLC, KKR Fund Holdings, (as the designated member of KKR Millennium GP LLC), KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P.); KKR Group Limited (as the general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the general partner of KKR & Co. L.P.); and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC and the managing members of KKR III GP LLC) may also be deemed to be the beneficial owners having shared voting power and shared investment power over these securities. The address of each of the entities and persons listed in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The principal business address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(7)	Includes (i) 18,390,397 Class A shares, 2,043,377 Class L shares and 538,597 preferred shares held by Providence Equity Partners V LP (“PEP V”), whose general partner is Providence Equity GP V LP, whose general partner is Providence Equity Partners V L.L.C. (“PEP V LLC”); and (ii) 2,904,841 Class A shares, 322,760 Class L shares and 85,074 preferred shares held by Providence Equity Partners V-A LP (“PEP V-A” and, together with PEP V, the “Providence Equity Funds”), whose general partner is Providence Equity GP V LP, whose general partner is PEP V LLC. PEP V LLC may be deemed to share beneficial ownership of the shares owned by PEP V and PEP V-A. Messrs. Angelakis, Creamer, Masiello, Mathieu, Nelson, Pelson and Salem are members of PEP V LLC and may also be deemed to possess indirect beneficial ownership of the securities owned by the Providence Equity Funds. The address of each of the entities listed in this footnote is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(8)	Includes (i) 34,440,889 Class A shares, 3,826,766 Class L shares and 1,008,665 preferred shares held by Silver Lake Partners II, L.P. (“SLP II”), whose general partner is Silver Lake Technology Associates II, L.L.C. (“SLTA II”); and (ii) 47,657 Class A shares, 5,295 Class L shares and 1,396 preferred shares held by Silver Lake Technology Investors II, L.P. (“SLTI II” and, together with SLP II, the “Silver Lake Funds”), whose general partner is SLTA II. The address of each of the entities listed in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(9)

Includes (i) 20,745,833 Class A shares, 2,305,093 Class L shares and 607,580 preferred shares held by TPG Partners IV, L.P. (“Partners IV”), whose general partner is TPG GenPar IV, L.P., whose general partner is TPG GenPar IV Advisors, LLC, whose managing member is TPG Holdings I, L.P., whose general partner is

TPG Holdings I-A, LLC, whose sole member is TPG Group Holdings (SBS), L.P., whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”); (ii) 2,349,389 Class A shares, 261,043 Class L shares and 68,806 preferred shares held by T3 Partners II, L.P. (“T3 Partners II”), whose general partner is T3 GenPar II, L.P. (“T3 GenPar II”), whose general partner is T3 Advisors II, Inc. (“T3 Advisors II”); (iii) 377,000 Class A shares, 41,889 Class L shares and 11,041 preferred shares held by T3 Parallel II, L.P. (“T3 Parallel II”), whose general partner is T3 GenPar II; (iv) 5,416,667 Class A shares, 601,852 Class L shares and 158,637 preferred shares held by TPG Solar III LLC (“Solar III”), whose managing member is TPG Partners III, L.P., whose general partner is TPG GenPar III, L.P., whose general partner is TPG Advisors III, Inc. (“Advisors III”); and (v) 5,960,768 Class A shares, 662,308 Class L shares and 174,572 preferred shares held by TPG Solar Co-Invest LLC (“Solar Co-Invest” and, collectively with Partners IV, T3 Partners II, T3 Parallel II and Solar III, the “TPG Funds”), whose managing member is TPG Advisors IV, Inc. (“Advisors IV”). David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors, T3 Advisors II, Advisors III and Advisors IV and may therefore be deemed to beneficially own the shares held by the TPG Funds. The address of TPG Funds and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(10)	Includes the following shares which the beneficial owner has the right to acquire within 60 days after September 1, 2015 by stock option exercise or RSU distribution:

Beneficial Owner	Shares of Class A Common Stock	Shares of Class L Common Stock	Shares of Preferred Stock
Marianne Brown	20,911	2,323	612
Russell P. Fradin	1,922,126	213,570	56,293
Kevin J. McCurry	16,063	1,785	470
Charles J. Neral	166,868	18,541	4,887
Brian A. Traquair	91,344	10,149	2,675
Directors and current executive officers as a group (16 persons)	2,383,124	264,792	69,794

(11)	The principal business address of Mr. Hutchins is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(12)	The principal business address of Mr. Johnson is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(13)	Does not include shares of SunGard Class A Common Stock, SunGard Class L Common Stock and SCCII preferred stock held by the Bain Funds. Mr. Loring is a Managing Director of BCI and as a result, by virtue of the relationships described in footnote 3 above, may be deemed to share beneficial ownership of the shares held by the Bain Funds. The principal business address of Mr. Loring is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(14)	The principal business address of Mr. Marren is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(15)	The principal business address of Mr. Mehra is c/o The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.
(16)	The principal business address of Mr. Noell is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(17)	The principal business address of Mr. Park is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

COMPARISON OF STOCKHOLDER RIGHTS

General

FIS, incorporated under the laws of the State of Georgia, and SunGard, incorporated under the laws of the State of Delaware, are accordingly governed by the Georgia Business Corporation Code (the “GBCC”) and the DGCL, respectively. Before the completion of the Mergers, the rights of SunGard stockholders are also governed by the SunGard Certificate of Incorporation, the SunGard bylaws, the SunGard Stockholders Agreement, the SunGard Investor Agreement and the SunGard Participation Agreement. Upon completion of the Mergers, each share of SunGard Class L Common Stock issued and outstanding immediately prior to the effective time of the Mergers (other than any dissenting shares of SunGard Class L Common Stock) will be converted into the right to receive the merger consideration, which will include shares of FIS common stock and cash. As a result, upon completion of the Mergers, the rights of SunGard stockholders who become FIS stockholders in the Mergers will be governed by the GBCC, the FIS articles of incorporation and the FIS bylaws, which will become effective at the closing of the Mergers.

Certain Differences Between the Rights of Stockholders of FIS and Stockholders of SunGard

The following is a summary of material differences between the rights of FIS stockholders and the rights of SunGard stockholders. While FIS and SunGard believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of FIS stockholders and SunGard stockholders, and it is qualified in its entirety by reference to the GBCC and the DGCL and the various documents of FIS and SunGard to which FIS and SunGard refer in this summary. FIS and SunGard urge you to carefully read this entire consent solicitation statement/prospectus, the relevant provisions of the GBCC and the DGCL and the other documents to which FIS and SunGard refer in this consent solicitation statement/prospectus for a more complete understanding of the differences between the rights of an FIS stockholder and the rights of a SunGard stockholder. FIS and SunGard have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find Additional Information” beginning on page 180 of this consent solicitation statement/prospectus.

	FIS	SunGard
Authorized Capital Stock	The authorized capital stock of FIS consists of 800,000,000 shares, of which there are (i) 600,000,000 shares of common stock, par value $0.01 per share, and (ii) 200,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of SunGard consists of 600,000,000 shares of common stock, par value $0.001 per share, separated into eight classes of Class A Common Stock totaling 550,000,000 shares and a single class of Class L Common Stock consisting of 50,000,000 shares.

Number of Directors	The FIS articles of incorporation provides that the FIS board of directors will consist of not less than five, nor more than 15, directors and will be fixed within such range by a resolution of the FIS board of directors. The FIS board of directors currently consists of 11 directors.	The SunGard Certificate of Incorporation provides that, so long as there is at least one group of specified Sponsor Stockholders and their permitted transferees holding a minimum number of shares of SunGard common stock (a “Principal Investor Group”), the number of directors of SunGard shall be a number not less than the number of Principal Investor Groups plus one, as determined by the Majority

	FIS	SunGard

Principal Investors. Should there be no Principal Investor Groups, the number of directors of SunGard will be no less than one and no more than 15, as determined by the SunGard Board from time to time. Pursuant to the SunGard Investor Agreement, prior to the closing of an IPO, approval of the Requisite Principal Investors is required to increase the number of directors to more than the sum of (i) the then current number of Principal Investor Groups and (ii) three. The SunGard Board currently consists of eight directors.

Classification of Board of Directors	FIS has one class of directors and the FIS articles of incorporation do not provide for a classified board of directors. The FIS articles of incorporation provide that each director shall hold office until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified.	SunGard has one class of directors and the SunGard Certificate of Incorporation does not provide for a classified board of directors. The SunGard bylaws provide that each director shall hold office until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified.

Election of Directors	The FIS bylaws provide that, in an uncontested election, directors will be elected by a majority of votes cast and that, in a contested election, directors will be elected by a plurality vote.	So long as there is at least one Principal Investor Group, each Principal Investor Group has the right to nominate one director (each a “Principal Investor Director”) and to require that each stockholder party to the SunGard Stockholders Agreement votes its shares to elect such Principal Investor Director. Any director that is not designated by a Principal Investor Group is to be elected by the holders of record of SunGard common stock (with election to office requiring a plurality of the votes properly cast when a quorum is present), and pursuant to the SunGard Investor Agreement, if prior to the closing of an IPO, such director must also be approved by the Requisite Principal Investors.

Cumulative Voting	The FIS articles of incorporation do not provide for cumulative voting and, accordingly, FIS stockholders do not have cumulative voting rights in connection with the election of directors.	The SunGard Certificate of Incorporation does not provide for cumulative voting and, accordingly, SunGard stockholders do not have cumulative voting rights in connection with the election of directors.

	FIS	SunGard
Removal of Directors	Section 14-2-808 of the GBCC provides that, subject to certain exceptions for corporations that have group voting, cumulative voting or whose board is staggered, the shareholders may remove one or more directors, with or without cause, at a meeting of stockholders called expressly for the purpose of removal.

The SunGard bylaws provide that, except as otherwise provided by law, the SunGard Certificate of Incorporation, the SunGard bylaws, or a stockholder agreement then in effect, a director may be removed from office with or without cause by the vote of the holders of a majority of the issued and outstanding shares of the particular class or series entitled to vote in the election of such directors.

The SunGard Stockholders Agreement generally provides that each stockholder party to the SunGard Stockholders Agreement will cast all votes to which such stockholder is entitled in such a manner as a Principal Investor Group may instruct by written notice to remove, with or without cause, any Principal Investor Director from the SunGard Board designated by such Principal Investor Group; provided, however, that upon the occurrence of any event that causes a stockholder or group of stockholders that formerly constituted a Principal Investor Group to no longer constitute a Principal Investor Group, such former Principal Investor Group shall cause the removal or resignation of its Principal Investor Director from the SunGard Board and the number of directors constituting the SunGard Board will likewise be reduced.

In addition, under the SunGard Stockholders Agreement, any director that is not designated by a Principal Investor Group may be removed at any time, with or without cause, by the stockholders entitled to vote on the election of directors holding a majority of such issued and outstanding shares; provided that, pursuant to the SunGard Investor Agreement, prior to the closing of an IPO, the removal of any such director requires the approval of the Requisite Principal Investors.

	FIS	SunGard
Vacancies on the Board of Directors	The FIS articles of incorporation provide that newly created directorships resulting from any increase in the number of directors and any vacancies resulting from death, resignation, retirement, disqualification, or removal will be filled by a majority of the remaining directors then in office, even if less than a quorum, and not by the stockholders.	The SunGard Stockholders Agreement provides that any vacancy occurring in the SunGard Board will be filled: (i) if the director whose office is vacant was a Principal Investor Director, by a majority of the directors then in office (even if less than a quorum) or by stockholders entitled to vote on the election of directors holding a majority of such issued and outstanding shares, in each case, with a designee of the Principal Investor Group that designated such Principal Investor Director; and (ii) otherwise, by stockholders entitled to vote on the election of directors holding a majority of such issued and outstanding shares; provided that, pursuant to the SunGard Investor Agreement, prior to the closing of an IPO, the filling of any vacancy pursuant to clause (ii) requires the approval of the Requisite Principal Investors.

Stockholder Action	The FIS bylaws provide that if a quorum exists, action on a matter (other than the election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action.	The SunGard bylaws provide that if a quorum exists at a meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office, shall decide the question, except when a larger vote is required by law, the SunGard Certificate of Incorporation or the SunGard bylaws.

Stockholder Action by Written Consent	The FIS articles of incorporation and bylaws are silent on stockholder action by written consent. Under such circumstances pursuant to Section 14-2-704 of the GBCC, action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting and without prior notice only if the action is taken by all the stockholders entitled to vote on the action. The action must be evidenced by one or more written consents, signed by such stockholders and delivered to FIS for inclusion in the minutes or filing with the corporate records.	Except as otherwise provided in the SunGard Certificate of Incorporation, any action permitted to be taken by stockholders may be taken without a meeting by the delivery of written consents signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. No written consent shall be effective unless written consents signed by a number of stockholders sufficient to take such action are properly delivered to SunGard within sixty days of the earliest dated consent so delivered. If

	FIS	SunGard

action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented.

Amendment to Certificate of Incorporation	The FIS articles of incorporation are silent on the right to amend, alter, change or repeal any provision contained in the FIS articles of incorporation. The GBCC provides that certain relatively technical amendments to a corporation’s articles of incorporation may be adopted by the directors without stockholder action. Under Section 14-2-1003 of the GBCC, an amendment to the FIS articles of incorporation generally requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation. The FIS articles of incorporation grant the FIS board of directors sole authority to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of preferred stock and at any time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of preferred stock, to eliminate the series where no shares are issued or to set or change in any respect the voting powers, preferences, rights or restrictions relating to the shares of any series.

The SunGard Certificate of Incorporation provides that any amendment, alteration, modification, waiver or repeal of any provision of the SunGard Certificate of Incorporation, including by means of merger, consolidation or otherwise, will require the affirmative vote or written consent of the Majority Principal Investors if there are any Principal Investor Groups remaining and that any amendment, alteration, modification, waiver or repeal that adversely affects the voting powers, preferences or other rights or privileges, or restricts the rights, privileges, powers or immunities of any class of SunGard common stock disproportionately to any other class of SunGard common stock requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of such affected class.

Pursuant to the SunGard Investor Agreement, any amendment of the SunGard Certificate of Incorporation requires the approval of the Majority Principal Investors, and furthermore, any amendment of a provision of the SunGard Certificate of Incorporation that requires the consent of the Requisite Principal Investors must be approved by the Requisite Principal Investors. The SunGard Stockholders Agreement further provides that each stockholder party to the SunGard Stockholders Agreement will cast all votes to which such stockholder is entitled in such a manner as the Requisite Principal Investors may instruct by written notice to approve any amendment to the SunGard Certificate of Incorporation that is approved by the Requisite Principal Investors and, if applicable, by a majority in interest of the stockholders of any class of shares

	FIS	SunGard

or of a group of investors specified in the SunGard Stockholders Agreement to the extent such amendment materially and adversely discriminates against such class of shares or specified group of investors, as the case may be. Pursuant to the SunGard Investor Agreement, each Principal Investor Group agrees that it will not amend specified provisions of the SunGard Certificate of Incorporation unless such amendment is approved by each Principal Investor Group.

Under Section 242 of the DGCL, an amendment to the SunGard Certificate of Incorporation generally requires approval of the SunGard Board and the holders of a majority of the outstanding shares of SunGard common stock entitled to vote.

Amendment of Bylaws

Under Section 14-2-1020 of the GBCC, a corporation’s shareholders may amend or repeal the corporation’s bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by its board of directors, provided that unless the articles of incorporation provide otherwise, the shareholders may not amend (but may repeal) a by-law adopted by the board of directors regarding cumulative or plurality voting regarding the election of directors.

The FIS articles of incorporation and the FIS bylaws provide that the FIS board of directors may alter, amend, change, add to, or repeal the FIS bylaws, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the FIS board of directors and its members. Pursuant to the FIS articles of incorporation, no by-law shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

Under Section 109 of the DGCL, the power to adopt, amend or repeal bylaws is held by the stockholders entitled to vote. In addition, Section 109 of the DGCL provides that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors (but may not divest the stockholders of that power). The SunGard Certificate of Incorporation provides that the SunGard Board have the power to make, adopt, alter, amend and repeal the SunGard bylaws, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal any bylaws made by the SunGard Board. The SunGard bylaws provide that, subject to the SunGard Certificate of Incorporation or any stockholders agreement then in effect, the SunGard Board may adopt, amend or repeal the bylaws by a majority vote of the directors then in office or by vote of a majority of the voting power of the stock outstanding and entitled to vote and that any by-law, whether adopted, amended or repealed by stockholders or directors, may be amended or reinstated by the stockholders or the directors.

	FIS	SunGard

The SunGard Certificate of Incorporation provides that any amendment of the SunGard bylaws requires the affirmative vote or written consent of the Majority Principal Investors if there are any Principal Investor Groups remaining and that any amendment that adversely affects the voting powers, preferences or other rights or privileges, or restricts the rights, privileges, powers or immunities of any class of SunGard common stock disproportionately to any other class of SunGard common stock requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of such affected class.

Pursuant to the SunGard Investor Agreement, any amendment of the SunGard bylaws requires the approval of the Majority Principal Investors, and furthermore, any amendment of a provision of the SunGard Certificate of Incorporation that requires the consent of the Requisite Principal Investors must be approved by the Requisite Principal Investors.

Quorum for Stockholder Meetings	The FIS bylaws provide that, except as otherwise required by law or by the FIS articles of incorporation, with respect to shares entitled to vote as a separate voting group on a matter, the holders of a majority of the votes entitled to be cast on such matter, whether by proxy or in person, will constitute a quorum.	The SunGard bylaws provide that, unless the SunGard Certificate of Incorporation or the DGCL provides otherwise, at all meetings of SunGard stockholders a majority of the votes entitled to be cast on a matter will constitute a quorum for action on such matter.

Voting Rights	The FIS articles of incorporation provide that holders of FIS common stock are entitled to one vote for each share of FIS common stock for the election of directors and upon all proposals presented to FIS stockholders on which the holders of FIS common stock are entitled to vote.	The SunGard Certificate of Incorporation provides that, subject to the rights of any class of stock having preference or priority over the common stock that SunGard may later authorize, the common stockholders will have and possess all powers, voting and other rights pertaining to the stock of SunGard and all common stockholders will vote together as a single class, with each share entitled to one vote.

	FIS	SunGard

The SunGard Stockholders Agreement further provides that, in certain circumstances, when voting on a change of control transaction or a recapitalization transaction in which one or more classes of securities of SunGard or one of its subsidiaries are, in whole or in part on a pro rata basis, converted into or exchanged for securities in another form, each stockholder party to the SunGard Stockholders Agreement will cast all votes to which such stockholder is entitled in such a manner as the Requisite Principal Investors may instruct by written notice, to approve any sale, merger, consolidation, reorganization or recapitalization in connection with, or in furtherance of, the exercise by the Requisite Principal Investors of their rights under the SunGard Stockholders Agreement.

Special Meeting of Stockholders	The FIS bylaws provide that special meetings of FIS stockholders may be called by the chairman of the board of directors, the vice chairman, the chief executive officer, the president, the board of directors by vote at a meeting, a majority of the directors in writing without a meeting, or by unanimous call of the shareholders.	The SunGard bylaws provide that a special meeting of SunGard stockholders may be called by notice to the SunGard secretary at any time by the chairman of the SunGard Board, the president, the board of directors or stockholders holding a majority of the voting power of SunGard. Any such request for a special meeting must state the purpose of the proposed meeting, as well as the place, date, and hour.

Notice of Stockholder Meetings	The FIS bylaws require that written notice of each meeting of FIS stockholders, stating the place, date and time of the meeting and the purpose for which the meeting was called, except for annual meetings for which the notice shall not need to state the purpose, shall be given to each FIS stockholder entitled to vote at such meeting. Such notice must be delivered not less than 10 nor more than 60 days before the date of the meeting. In the case of a special meeting of the stockholders, the notice of meeting shall state the purpose of such meeting and only business within the purpose described in such notice may be conducted at the meeting.	The SunGard bylaws require that written notice of each meeting or special meeting of SunGard stockholders, stating the date, time and place of the meeting (and, in the case of a special meeting, the purpose(s) for which such meeting is called), be given to each SunGard stockholder entitled to vote at such meeting, and to each stockholder who by law, by the SunGard Certificate of Incorporation or the SunGard bylaws is entitled to notice, not less than 10 nor more than 60 days before the date of the meeting.

	FIS	SunGard
Delivery and Notice Requirements of Stockholder Proposals and Nominations

The FIS bylaws provide that, to be properly brought before FIS stockholders for a vote, the stockholder submitting a proposal (the “Proponent”) must file a written notice, which must contain certain information about the Proponent and any person acting in concert with such Proponent, including any beneficial interest in FIS held by such person. Such proposal may be disregarded by the presiding officer at any meeting of the FIS stockholders should it be determined that such proposal was not made in accordance with the required procedure.

The FIS bylaws provide that only those persons who are selected and recommended by the FIS board of directors or who are nominated by stockholders in accordance with certain procedures are eligible for election, or qualified to serve, as directors. Nominations by stockholders must be made by written notice, which shall contain certain information about the FIS stockholder and the nominee, including any beneficial interest in FIS held by such person. Such nomination may be disregarded by the presiding officer at any meeting of the FIS stockholders should it be determined that such nomination was not made in accordance with the required procedure.

To be timely, a FIS stockholder’s proposal or nomination to be submitted at an annual meeting must be delivered to the Secretary of FIS at the principal executive offices of FIS at least 120 days before the first anniversary of the date FIS’ proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; or, in the case of a special meeting of the stockholders, no later than the close of business on the earlier of (i) the 30th day following the public announcement that a matter will be submitted to a vote of the stockholders at a special meeting or (ii) the 10th day following the day on which notice of the special meeting was given.

Neither the SunGard certificate of incorporation nor the SunGard bylaws contain specific provisions regarding advance notice procedures with respect to stockholder proposals and stockholder nominations of candidates for election as directors.

	FIS	SunGard
The FIS bylaws further provide that if a stockholder intends to solicit proxies from the FIS stockholders for any meeting, such stockholder must provide notice to FIS of its intent in accordance with SEC Rule 14a-4.

Proxy	The FIS bylaws provide that any FIS stockholder may vote by proxy pursuant to an appointment of proxy executed by the stockholder.

The SunGard bylaws provide that any SunGard stockholder may authorize another person or persons to act for him or her by proxy in all matters in which a stockholder is entitled to participate upon the execution of duly authorized proxy or other or similar transmission in accordance with law.

Pursuant to the SunGard Stockholders Agreement, the stockholders party to the SunGard Stockholders Agreement have appointed each principal investor as its proxy for the purpose of voting with respect to certain matters.

Preemptive Rights	The FIS articles of incorporation are silent as to stockholder preemptive rights. As a result, FIS stockholders do not have preemptive rights.	The SunGard Certificate of Incorporation is silent on preemptive rights and, accordingly, SunGard stockholders generally do not have preemptive rights. However, the SunGard Participation Agreement provides the investors and managers that are party to such agreement with the right to purchase a pro rata amount of shares of SunGard capital stock (or that of any subsidiary) in the event SunGard or such subsidiary issues or sells any shares (or share-equivalents) of its capital stock, subject to certain exceptions.

Dividends

The FIS articles of incorporation provide that, subject to the rights of FIS preferred stock having a preference over FIS common stock as to dividends, holders of FIS common stock will be entitled to receive dividends as may be declared by the FIS board of directors, such amounts to be paid out of any assets or funds of FIS legally available for the payment of dividends.

Under Section 14-2-640 of the GBCC, the FIS board of directors may, subject to any restrictions contained in its certificate of incorporation, declare and

The SunGard Certificate of Incorporation provides that the SunGard Board will make any distributions to stockholders in accordance with the order of priority specified therein (which, in general, requires that distributions be made first to holders of Class L Common Stock until a specified amount and internal rate of return have been paid to such holders, following which distributions are to be made to all holders of SunGard common stock on a pro rata basis) and that all distributions made thereunder will be made ratably among the stockholders of the class or

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pay a distribution to its shareholders, unless such distribution would:

•       prohibit the payment of FIS’ debts as they become due in the usual course of business; or

•       cause FIS’ total assets to fall below the total sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

classes of common stock, based on the number of shares of such class held by such stockholder.

The SunGard Certificate of Incorporation further provides that SunGard shall not, without the written approval of both (a) the holders of a majority of the outstanding shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the shares of Class L Common Stock outstanding at the time such common stock was converted into Class A Common Stock and (b) the Majority Principal Investors (if any), pay any dividend or make any other distribution on any share of capital stock or other security or interest in SunGard other than Class L Common Stock, or take any other action, so long as any share of Class L Common Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution or action might be to make (i) an increase of the amount that would then be required to be distributed with respect to any share of Class L Common Stock under the order of priority specified in the Certificate of Incorporation in order for no further distributions to be payable with respect to such share, (ii) a conversion of the Class L Common Stock into Class A Common Stock or (iii) an adjustment of the factor used for determining the conversion of Class L Common Stock into Class A Common Stock upon certain events, a taxable event to the holders of the Class L Common Stock.

Under Section 170 of the DGCL, the SunGard Board may, subject to any restrictions contained in the SunGard Certificate of Incorporation, declare and pay dividends upon the shares of its capital stock either:

•    out of SunGard’s surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL; or

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• in case there is no such surplus, out of SunGard’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Limitation of Personal Liability of Directors	The FIS articles of incorporation eliminate a director’s personal liability to FIS or FIS stockholders for monetary damages for any action taken, or any failure to take action, as a director, except for: (1) any appropriation of any business opportunity of FIS in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC (relating to a director’s personal liability for certain corporate distributions); or (4) any transaction from which the director received an improper personal benefit.	The SunGard Certificate of Incorporation eliminates a SunGard director’s personal liability to SunGard or SunGard stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities (i) for any breach of the director’s duty of loyalty to SunGard or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors / Insurance

The FIS articles of incorporation and FIS bylaws provide that FIS will indemnify to the full extent authorized by the GBCC any individual made a party to or involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of FIS. No amendment or repeal of the above provision will affect any rights to indemnification with respect to acts or omissions occurring prior to the amendment or repeal.

The FIS articles of incorporation provide that the FIS board of directors may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors.

The SunGard Certificate of Incorporation provides that SunGard will, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request will advance expenses to, any person (each, an “Indemnitee”) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnitee is or was or has agreed to be a director or officer of SunGard or while a director or officer is or was serving at the request of SunGard as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, against expenses (including, without limitation, attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such

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action, suit, proceeding or claim; provided, however, that the foregoing does not require SunGard to indemnify or advance expenses to any Indemnitee in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Indemnitee.

The SunGard Certificate of Incorporation provides that SunGard shall have the power to purchase insurance on behalf of any person who is or was a director, officer, employee or agent of SunGard against any liability incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not SunGard would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of the SunGard Certificate of Incorporation.

Advancement of Expenses	The FIS articles of incorporation provide that FIS will, before the final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer; provided that such director or officer must deliver to FIS a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior prohibiting indemnification and a written undertaking to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification under the FIS articles of incorporation or the GBCC.	The SunGard Certificate of Incorporation provides that SunGard will advance expenses to an Indemnitee to the maximum extent permitted from time to time under the law of the State of Delaware; provided, however, that the foregoing does not require SunGard to indemnify or advance expenses to any Indemnitee in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Indemnitee.

Exclusive Forum	The FIS articles of incorporation and bylaws are silent as to an exclusive forum.

The SunGard Certificate of Incorporation and bylaws are silent as to an exclusive forum.

The SunGard Stockholders Agreement and SunGard Investor Agreement provides that all claims arising under such agreement be governed by and construed in accordance with the

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domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of another jurisdiction.

Appraisal Rights

The GBCC provides that stockholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales, or exchanges of all or substantially all of the corporation’s assets, amendments to the articles of incorporation that materially adversely affect certain rights in respect of a dissenter’s shares, and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws, or a resolution of the board of directors. However, unless the corporation’s articles of incorporation provide otherwise, appraisal rights are not available:

•       to holders of shares of any class of shares not entitled to vote on the transaction;

•       in a sale of all or substantially all of the property of the corporation pursuant to a court order;

•       in a sale of all or substantially all of the corporation’s assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or

•       to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (1) in the case of a plan of merger or share exchange, the holders of the shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly

Holders of SunGard common stock may, in certain situations, have appraisal or dissenters’ rights under Section 262 of the DGCL in connection with a merger or a consolidation.

SunGard stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the Mergers. See “The Mergers – Appraisal Rights.”

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held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Neither the FIS articles of incorporation nor its bylaws provide for rights of appraisal or dissenters’ rights.

Certain Business Combination Restrictions	The FIS bylaws provide that FIS has elected to be governed by the “business combination” and “fair price” provisions of the GBCC, each of which could be viewed as having the effect of discouraging an attempt to obtain control of FIS. In addition, the FIS articles of incorporation authorizes the board of directors to issue, without stockholder consent, shares of preferred stock, which in some cases could discourage or make more difficult a change in control.	Section 203 of the DGCL restricts a wide range of transactions between a corporation and an interested stockholder. The SunGard Certificate of Incorporation provides that Section 203 of the DGCL will not apply to SunGard.

Transactions with Related Parties

Section 14-2-864 of the GBCC generally provides that no transaction between a corporation and one or more of its officers, or between a corporation and a related person of an officer, will be void, voidable, enjoined or give rise to an award of damages or sanctions solely for this reason, or solely because the officer is present at or participates in the meeting of the board or committee which authorizes the transaction, if: (i) the transaction was approved by the board of directors after required disclosure; (ii) the transaction was approved by the shareholders after required disclosure; or (iii) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation.

Section 14-2-862 of the GBCC generally provides that a transaction between a corporation and a director with a conflicting interest, as defined in

Consistent with Section 144 of the DGCL, the SunGard bylaws generally provide that no transaction between SunGard and one or more of its directors or officers, or between SunGard and any other corporation or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the

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Section 14-2-860 of the GBCC, shall be effective, so long as such director discloses to the directors voting on the transaction the existence and nature of the conflicting interest and informs the directors of the character of such, prior to the vote on the transaction, and such director plays no part, directly or indirectly, in the board’s deliberations or vote.

disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or a committee or the stockholders.

The SunGard Investor Agreement requires, subject to certain exceptions, that any transaction or agreement between SunGard or one of its subsidiaries, on the one hand, and a member of a Principal Investor Group or one of its affiliates, on the other requires the approval of the disinterested Principal Investor Groups holding a majority in interest of the shares of common stock held by all disinterested Principal Investor Groups or, if no Principal Investor Group is disinterested, the Majority Principal Investors unless the transaction (i) is entered into in the ordinary course of business, (ii) is negotiated by employees of SunGard or such subsidiary who are not executive officers of SunGard or affiliates of such Principal Investor Group, (iii) is on terms comparable to those that would be received on an arms’ length basis and (iv) does not involve the payment of funds to, or the provision of services by, such Principal Investor Group.

Corporate Opportunity	Neither the articles of incorporation nor bylaws of FIS address this topic.	The SunGard Certificate of Incorporation provides that, to the fullest extent permitted under the laws of the State of Delaware, SunGard renounces any interest or expectancy in the business opportunities presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders or affiliates who are employees of SunGard.

Rights Agreement	FIS does not have a rights agreement.	SunGard does not have a rights agreement.

INFORMATION ABOUT SUNGARD

Description of Business

SunGard is a leading provider of mission-critical software to financial institutions globally. SunGard’s solutions automate a wide range of complex business processes across the financial services industry, including those associated with trading, securities operations, administering investment portfolios, accounting for investment assets, and managing risk and compliance requirements. It is differentiated by the breadth of its offerings, leading edge technology, operating scale, deep domain expertise, and global reach. In 2014, SunGard generated $2.8 billion in revenue, 70% of which was recurring.

SunGard addresses a large and growing market opportunity. According to International Data Corporation (“IDC”), a market research firm specializing in information technology, IT spending in the financial services segments that SunGard serves totaled nearly $190 billion in 2014. Within this market, spending with external vendors was $87 billion in 2014 and is growing faster than internal spending. In particular, spending on third-party software is the fastest growing portion.

SunGard serves a large, global customer base across multiple vertically-focused groups in the financial services industry. SunGard has approximately 14,000 customers in more than 100 countries, encompassing some of the largest financial institutions in the world, including:

•	nearly 90% of the world’s 50 largest banks by total assets in 2014;

•	more than 80% of the world’s 50 largest asset managers by total assets under management as of December 31, 2014;

•	85% of the world’s top 20 private equity firms by five year fundraising totals; and

•	more than 80% of the world’s 50 largest insurance companies by total assets in 2014.

SunGard’s solutions are designed to address the needs of a broad range of end users, including asset managers, CFOs and treasurers, traders on the sell-side and buy-side, securities operations managers, fund administrators, risk and compliance officers, plan administrators, and registered investment advisors.

Financial institutions are undergoing rapid and substantial change as they seek to deliver satisfactory shareholder returns in an environment of intensifying regulatory complexity, increasing capital requirements, heightened demand for transparency, and continued competitive pressure. This change places significant and growing demands on SunGard’s customers’ operations. In response, SunGard believes its customers are increasingly relying on third-party IT providers to help them address these challenges. SunGard believes it is well-positioned to meet these market needs through its distinctive combination of capabilities, assets, and market position.

Throughout SunGard’s long history SunGard has established itself as a domain expert and a trusted partner to its customers, many of whom SunGard has served for well over a decade. This experience has enabled SunGard to accumulate the significant knowledge and capabilities required to address their greatest needs. As a result, SunGard’s customers use SunGard’s software to power many of their important business processes. For example, SunGard’s customers relied on it to:

•	provide trading connectivity via SunGard’s U.S. transaction network, handling trades that averaged more than 35 billion shares per month with a value of more than $1.5 trillion per month during the first quarter of 2015;

•	provide access to more than 150 global exchanges and trading venues during the first quarter of 2015;

•	process more than 75% of all global listed futures by value during the first five months of 2015;

•	process an average of 325 million securities finance accounting transactions annually over the past five years; and

•	provide the underlying fund accounting for more than $28 trillion in assets in 2014.

SunGard covers a comprehensive range of industry verticals that encompass the majority of the financial services industry. SunGard’s principal solutions are organized in the following vertically-focused groups:

•	Asset Management

•	Corporate Liquidity and Energy

•	Global Trading

•	Insurance

•	Post-Trade Processing

•	Risk and Compliance

•	Securities Finance and Processing

•	Wealth and Retirement Administration

The verticals SunGard serves share a core set of activities that frequently require software with common capabilities. Because of SunGard’s cross-vertical breadth, SunGard has acquired a cumulative set of capabilities and assets that enables SunGard to efficiently create and deliver robust solutions to its clients. For instance, SunGard’s positions, risk, and operations technology was originally developed for sell-side trading software, but is now also being deployed to meet the needs of alternative asset managers. Similarly, risk capabilities that were developed for firms in the capital markets area are now being used in the asset management vertical.

SunGard has continually augmented and expanded its offerings by developing services that complement its software, expanding its addressable market and creating new growth opportunities. SunGard’s services include software as a service (“SaaS”) offerings as well as hosting and application management services delivered from SunGard’s private cloud. SunGard also provides professional services that help its customers to install, optimize, and integrate SunGard’s software into their business environment. More recently, SunGard has expanded its offerings to encompass business process as a service (“BPaaS”), which includes utility offerings, where SunGard has the ability to manage and operate customer processes centered around SunGard’s software.

In addition to SunGard’s Financial Systems segment, SunGard’s Public Sector and Education (“PS&E”) segment provides domain specific, enterprise resource planning (“ERP”) and administrative software primarily to domestic local and state governments and K-12 learning institutions. PS&E represented 8% of SunGard’s revenue in 2014.

SunGard’s Business Model

SunGard’s business model is founded on software, which is surrounded by services, and generates recurring revenue streams with attractive profit margins. SunGard licenses its software in a number of models, such as:

•	Traditional Software License and Maintenance offerings – including perpetual and term license models coupled with a recurring maintenance contract.

•	Monthly Rental offerings – providing SunGard’s software on a monthly subscription basis, typically through a long term recurring contract, which provides both license and maintenance terms.

•	Software-as-a-Service offerings – SunGard’s SaaS offerings bundle SunGard’s license, maintenance and cloud delivery capabilities into a single long term contract, which is typically priced as a service with revenue recognized as services are provided over the contract life.

SunGard deploys its software either on the customer’s premises or delivered from SunGard’s private cloud. SunGard’s private cloud provides customers with a secure and reliable environment, which is designed to meet the special regulatory and performance needs of its financial services customers. It is often enhanced by SunGard’s application management services, leveraging SunGard’s expertise to ensure optimal performance.

SunGard surrounds its software with Professional and BPaaS capabilities to extend its value proposition and expand its addressable market. SunGard’s professional services resources are specifically skilled in the implementation and optimization of its software. SunGard’s BPaaS offerings provide processing services to SunGard’s customers based on SunGard software. The combination of SunGard’s industry and application knowledge, coupled with SunGard’s customers’ desire to focus on their core competencies, is resulting in continued growth in these offerings, including SunGard’s recently announced utility offerings.

SunGard’s business model is characterized by predictable and recurring revenue, as:

•	SunGard’s deeply embedded solutions and long-running contracts for software maintenance, rentals, SaaS, cloud, and BPaaS offerings comprised 70% of SunGard’s overall revenue stream in 2014; and

•	SunGard’s revenue retention rates were 95% for SunGard’s recurring revenue in 2014.

This recurring revenue allows SunGard to proactively manage spending and generate attractive operating profit margins and high cash flow conversion. SunGard’s spending efficiency stems from:

•	SunGard’s ability to use its scale in service delivery, sales, development, and back office administration;

•	SunGard’s global reach, which allows SunGard to efficiently sell, implement and support consistent offerings to the established and emerging markets of the world; and

•	SunGard’s use of low cost locations in development, delivery and administration.

In addition, the ongoing shift of SunGard’s management system from a distributed model to an integrated, enterprise-wide operating model has enabled SunGard to improve profitability, even as SunGard invests to grow the business.

SunGard’s Transformation

In 2011, SunGard embarked on a major transformation program to create a more integrated enterprise, focused primarily on the financial services industry. Led by a new executive leadership team, this effort focused on two core activities: (i) aligning the organization around a new, integrated operating model and (ii) shifting investment priorities to better drive organic growth and serve the evolving needs of SunGard’s customers.

SunGard also exited non-core business lines representing more than $2 billion of revenues, including the sale of Higher Education in January 2012 ($492 million in 2011 revenue) and the split-off of Availability Services in March 2014 ($1.4 billion in 2013 revenue) and other smaller divestitures. In addition, within SunGard’s Financial Systems segment, SunGard exited slower growing or low margin business lines representing $203 million in revenues since 2010. SunGard then instituted an enterprise-wide operating model supported by functional leaders from across the industry. SunGard is now a focused company providing vertical-specific software for the financial services industry. In 2014, SunGard’s Financial Systems segment contributed 92% of revenues as compared to 57% in 2011.

Over the same period, the financial services industry has changed significantly. In response to the new regulatory and financial realities, SunGard’s customers have shifted their IT spending priorities and have been forced to become more streamlined. Consequently, many firms are choosing to focus on their core competencies and are turning to third-party solutions rather than building in-house applications.

In response, SunGard’s business strategy has evolved to meet the new reality. SunGard embarked on an internally-funded organic growth strategy, which involved reallocating investments to SunGard’s most critical products, creating the integrated solutions that its customers require, and developing new solutions that address their most pressing needs. Further, in an effort to help SunGard’s customers streamline their businesses, SunGard invested in additional SaaS and cloud delivery models and selectively built BPaaS offerings that surround SunGard’s software. These capabilities enable SunGard to take on IT and operations functions previously performed by its customers, which SunGard believes increase its revenue opportunity and drive more value for its customers.

In addition, SunGard enhanced its go-to-market capabilities, allowing it to engage with higher level business leaders in its customers’ organizations. SunGard also added sales resources to enhance its sales capacity, effectiveness and global reach. Finally, SunGard added functional leadership from across the technology industry to bring best-in-class processes to SunGard.

SunGard believes its results validate its strategy and the success of its transformation. SunGard’s year-over-year revenue growth rate has improved since 2012 and has accelerated over time as SunGard’s investments in product development, sales and local delivery capacity have taken hold. SunGard’s revenue has now grown in six of the last seven quarters and SunGard’s most recent quarters have been its strongest. At constant currency, SunGard’s growth rate has been 4% in third quarter 2014, 5% in fourth quarter 2014, 6% in first quarter 2015 and 6% in second quarter 2015. The third quarter 2014 year-over-year comparison excludes the one-time benefit from the sale of a customer bankruptcy claim in third quarter 2013.

Industry Overview and Market Opportunity

The financial services industry is a large and growing market. Taken as a whole, the industry operates at an extraordinary scale, with approximately $64 trillion in assets under management in 2013, more than 6.6 billion in U.S. average daily volume in shares traded during the first half of 2015, and more than $600 trillion in notional OTC assets outstanding during each of the past two years. As the industry expands across geographies and asset classes, the scale and complexity of its activities will only continue to grow.

Technology lies at the center of this industry. Automated systems, networks, data and analytics are fundamental to the execution of financial institutions’ business processes, and are increasingly critical due to the market complexity and the regulatory environment.

According to IDC, IT spending in the financial services segments that SunGard serves totaled nearly $190 billion in 2014. Within this market, spending with external vendors was $87 billion in 2014 and is growing faster than internal spending. In particular, spending on third-party software is the fastest growing portion. SunGard believes this shift in spending represents a growing opportunity for market leaders that can comprehensively address the continually expanding needs of their customers.

Within this context, there are a number of interrelated macroeconomic trends shaping the industry. SunGard believes these trends will create further demand for SunGard’s solutions and enhance its competitive differentiation, given its unique combination of market leading software, deep domain expertise, and comprehensive service offerings. Specifically:

Increasing Regulatory and Compliance Burden. The financial services industry continues to be impacted by complex, changing and often inconsistent regulations from numerous regulatory bodies. New regulations (e.g., Dodd-Frank, Basel Accord, EMIR, Form PF, etc.) are demanding even higher capital requirements, greater transparency and risk management, and increased disclosure, reporting and compliance. The impact is far ranging, not only affecting large banks but also regional banks, asset managers, insurance companies, hedge funds, and private equity firms. To manage this complex environment, firms are increasingly turning to solution providers that have the scale and domain expertise to efficiently address these new regulatory rules, which would be very difficult and costly for a firm to otherwise address on its own.

The Proliferation of Electronic Financial Markets. The infrastructure of the financial markets is becoming increasingly automated. Many products that were once traded over-the-counter, such as interest rate swaps and credit default swaps, are now moving to electronic processing or trading venues. Increased regulation, the need for better transparency, faster clearing and settlement, and better risk management are all demanding improved processes and greater automation. These same forces are also resulting in increased demand for integration across systems, functions, and the front-, middle-, and back-office. As the industry becomes increasingly automated, SunGard believes that technology providers will be well positioned to benefit.

Increasing Importance of Buy-Side in Financial Markets. The demanding regulatory and compliance environment for sell-side financial institutions has helped drive asset managers, hedge funds, and private equity firms to assume a more prominent role in the global financial markets, including more actively engaging in traditional sell-side activities such as trading and market making. As a result of this, there has been a rise in spending on technology solutions across this vertical. SunGard believes that this will greatly benefit technology providers with the industry expertise and comprehensive offerings needed to successfully operate in this new environment.

Emerging Markets Growth. Emerging markets continue to exhibit strong growth as regional firms develop and expand, while multi-national firms are concurrently looking to move into these markets in pursuit of new growth. This trend is driving spending on financial technology in these markets. Local firms, unburdened by legacy offerings and with a wide range of needs, are frequently looking to technology providers that have global reach, a comprehensive set of solutions, and a full set of software and service capabilities that will help them expand on an accelerated basis. Moreover, multi-nationals often seek global partners that can help them operate locally while managing globally.

Streamlining and Focusing the Enterprise. In today’s environment, financial institutions must reevaluate their operating models as they seek to address the growing body of regulatory requirements, while simultaneously better managing their expenses. SunGard believes a key focus is to reduce internal spending in order to focus on areas that can provide competitive differentiation. Where firms once deployed many in-house solutions across all aspects of the enterprise, they are now increasingly looking to externally sourced software to reduce costs, streamline their enterprise, and improve speed-to-market. As part of this effort, SunGard expects firms to continue to embrace less resource-intensive delivery models (including SaaS, cloud, and BPaaS) and seek to standardize around market leading solutions, in recognition of a regulatory environment that increasingly values conformity.

SunGard’s Solutions

SunGard provides a robust solutions set across a large portion of the global financial services market, spanning buy-side to sell-side firms to corporates and energy companies. The breadth and depth of SunGard’s offerings support SunGard’s customers’ mission-critical processes around the world.

The foundation of SunGard’s capabilities is SunGard’s proprietary, leading edge software which SunGard enhances as technology and SunGard’s customers’ requirements change. SunGard’s solutions are grounded in a core set of competencies that are shared across the verticals SunGard serves, enabling it to use its cumulative knowledge and capabilities across the broader financial services industry. These competencies include:

•	Record-Keeping and Investment Accounting Functions. At the heart of many of SunGard’s solutions is the requirement to value and account for investment assets. Many of SunGard’s solutions such as InvestOne and Investran perform investment accounting activities calculating asset prices and portfolio values that form the books and records for institutions including asset managers, third-party administrators, private equity firms, hedge funds, global banks, and trusts. The output from SunGard’s solutions are often fundamental input into other systems such as risk and compliance, analytics, performance management, and accounting/general ledger applications.

•	Risk Measurement and Management. In today’s business environment, effective risk management is now a primary focus at many financial institutions. SunGard’s solutions enable customers to better manage risk along a variety of dimensions (e.g., investment risk, trading risk, banking risk, portfolio risk) and meet the changing regulatory demands across their global organizations. SunGard solutions like Adaptiv (in banking) or Prophet (in insurance) perform these key tasks.

•	Trade Enablement. SunGard’s comprehensive trade and connectivity solutions cover virtually every stage of the trading life cycle, including order management, electronic execution and order routing, connectivity to global trading venues, and pre- and post-trade risk and compliance. For example, SunGard’s Front Arena solution integrates all of this functionality onto a single, multi-asset class trading platform that continually evaluates the impact of trades on the risk and performance of an existing portfolio. SunGard’s robust and reliable global trading network addresses challenges with trade flow management, access to new markets, efficiency of data flows, and the sale of new products. These solutions are widely used by companies across the buy-side and sell-side, including asset managers, broker-dealers, banks, energy companies, and insurers.

•	Regulatory Reporting and Compliance. SunGard provides solutions which enable its customers to effectively meet the demands of the ever-changing global regulatory environment. SunGard helps ensure its customers’ compliance practices are current and increase their regulatory transparency, even while improving their operational efficiency. For example, SunGard’s Ambit Capital Management solution provides banks with an out-of-the-box compliance and reporting solution, helping them manage a wide range of tasks including stress testing, regulatory credit risk management, limit-setting and developing risk mitigation strategies.

•	Securities, Futures, and Transactions Processing. With capital markets becoming more multi-faceted, financial institutions increasingly need to be able to process any asset in any currency, while simultaneously managing growing volumes against on-going cost pressures. SunGard’s suite of global post-trade processing solutions helps financial services firms in the securities and derivatives markets efficiently manage their middle- and back-office processes and workflow. SunGard’s solutions help firms around the world increase performance and quality, while reducing operational complexity, risk and cost.

SunGard goes to market with SunGard’s solutions in its Financial Systems segment through a series of vertically-focused groups. These groups are organized around common customers and a core set of related products and solutions. SunGard’s groups are as follows:

•	Asset Management. These solutions help institutional investors, hedge funds, private equity firms, fund administrators and securities transfer agents improve both investment decision-making and operational efficiency, while managing risk and increasing transparency. SunGard’s solutions support every stage of the investment process, from research and portfolio management, to valuation, risk management, compliance, investment accounting, recordkeeping, transfer agency and customer reporting. For example, SunGard’s InvestOne investment accounting and reporting system is used by institutions managing more than $28 trillion in investment assets. In addition, SunGard’s Investran software is one of the leading private equity solutions in the marketplace. It is used by SunGard’s customers to manage the entire private equity investment life cycle including investment accounting, relationship management, investment tracking and performance, and reporting.

•	Corporate Liquidity and Energy. SunGard provides software that helps chief financial officers, treasurers, energy companies and hedge funds track and manage their risk, liquidity, and inventory. SunGard’s solutions span treasury, global cash management, receivables, payments, energy trading and operations. SunGard’s AvantGard suite of solutions improves monitoring, analysis, and collections of trade receivables, provides for sophisticated treasury and cash management and enables coordinated execution of payment processing with SWIFT connectivity. More than 2,000 organizations and more than 50,000 professionals in more than 50 countries relied on AvantGard in 2014. In addition, SunGard’s Aligne for energy trading, risk and operations was relied on by more than 75 energy companies in 2014.

•	Global Trading. These solutions include trading software, network and data services, order and position management, trade execution and related products and services across a variety of asset classes to brokerage/trading operations, asset managers, trusts and banks, corporations, custodians, and central banks. As of May 2015, SunGard’s suite of multi-asset trading solutions and global trading network linked more than 2,100 buy-side firms and more than 500 sell-side firms to 150 trading venues worldwide.

•	Insurance. SunGard’s insurance offerings provide solutions for a variety of insurance lines, including life and health, annuities and pensions, property and casualty and reinsurance. SunGard’s software and services help support front office and back office functions including actuarial risk calculations, policy administration, and financial and investment accounting and reporting. For example, SunGard’s Prophet solution for insurance risk management is relied on by insurers and financial institutions globally and in 2014 more than 9,000 users across more than 730 locations in more than 65 countries relied on it daily.

•	Post-Trade Processing. SunGard provides back-office software and services for post-trade derivatives and post-trade securities processing. SunGard’s systems are the leading global back-office processing solutions for listed and cleared OTC derivatives, providing clearing and accounting for global top-tier futures commission merchants (“FCMs”), investment banks, regional brokers and proprietary traders. SunGard’s post-trade processing systems supported more than 135 cleared derivatives markets in more than 35 countries.

•	Risk and Compliance. SunGard’s software helps monitor and manage multiple risk types, including banking book risk, trading book risk, commodities risk, compliance, and tax reporting. The breadth of SunGard’s risk and compliance offerings can be demonstrated by SunGard’s Adaptiv and Protegent solutions. SunGard’s Adaptiv handles trading book risk that covers credit limits, credit risk and market risk in a single solution to enable banks to manage counterparty and asset class exposure in a real-time consolidated view. SunGard’s Protegent solution enables customers to perform trade surveillance, insider trading detection, stock market manipulation analysis, personal trading monitoring, and institutional trade review.

•	Securities Finance and Processing. SunGard provides the leading books and records software solutions for the securities finance industry globally, complemented by subscription-based community services solutions, data and analytics offerings, and collateral management services. In addition, SunGard also provides a cloud-based order-to-settlement securities processing solution. In North America, for example, SunGard’s Loanet is a market leading securities finance product that offers trading, position management, operations, accounting, settlement, transaction analytics, regulatory compliance and trade automation services. SunGard’s XSP offering provides a complete end-to-end solution suite that automates the corporate actions process, from cleansing and standardizing data to providing firms a global, “golden copy” data set to be used by downstream systems.

•	Wealth and Retirement Administration. SunGard provides software that enables banks, trust companies, brokerage firms, benefit administrators and independent investment advisors to acquire, service, and grow their client relationships. SunGard provides solutions for client acquisition, transaction management, trust accounting, and recordkeeping that can be deployed as stand-alone products or as part of an integrated wealth management platform. SunGard’s scale in the retirement industry is demonstrated by the 400,000 retirement plans SunGard processed and more than $3.3 trillion in assets and more than 60 million participants that were administered on SunGard’s retirement systems in 2014.

In addition to SunGard’s primary Financial Systems segment, SunGard’s Public Sector and Education segment serves customers that rely on SunGard to provide innovative software and technology to address their most important ERP and administrative processes. In PS&E, SunGard’s offerings are designed to meet the specialized needs of local and state governments, public safety and justice agencies, and K-12 educational institutions. These ERP offerings support a range of specialized functions such as accounting, human resources, emergency dispatch operations, the operation of courts and jails, and K-12 student information systems.

Product Development and Maintenance

SunGard’s global technology staff continually develops new products and enhances existing products to address the changing needs of its customers. SunGard employs more than 4,700 development staff in a network of global development sites. SunGard’s ability to attract, motivate and retain these development resources is a key differentiator for it and ultimately a source of its organic growth. SunGard directs its development resources to develop the technologies that SunGard believes are most important to its customers, including such things as:

•	advanced user interfaces, increasingly based on HTML5 technology for browsers, tablets and mobile devices;

•	business intelligence and data analytics, using the large volume of data available to SunGard and providing its customers with the tools to improve their business, speed decision making and gain competitive advantage;

•	advanced proprietary risk and compliance engines; and

•	integration of cloud-based architectures into SunGard’s products.

SunGard is increasing its investment in these technologies in response to customer demand, and these investments are intended to further drive growth both domestically and internationally. Over the past three years, SunGard has invested $1.3 billion in global development across SunGard.

Sales and Marketing

SunGard operates a global sales and distribution network, largely through a direct sales approach. SunGard’s sales team is comprised of direct quota-carrying sales professionals who are teamed with pre- and post-sales support to help ensure that SunGard’s customers receive the best possible solutions for their business needs. Each member of SunGard’s sales organization goes through intensive training on SunGard’s products and services, which is designed to make them highly effective in diagnosing SunGard’s customers’ needs and prescribing the appropriate SunGard solutions. SunGard tracks the progress of its sales efforts on a frequent and consistent basis using a variety of key metrics, allowing SunGard to adjust its approach as the need arises.

SunGard’s solutions are generally sold on a global basis, with certain products adapted to specific geographic markets. The majority of SunGard’s revenue is sourced from North America and Western Europe. Contributions from the emerging markets have grown consistently for the last several years, which SunGard believes is due to its world-class solutions and continued investment in the reach of its global sales team. SunGard’s emerging markets include China, India, Southeast Asia, the Middle East, Africa, Latin America and Eastern Europe.

Brand and Intellectual Property

To protect SunGard’s proprietary services and software, SunGard relies upon a combination of copyright, patent, trademark and trade secret law, confidentiality restrictions in contracts with employees, customers and others, software security measures, and registered copyrights, trademarks and patents. SunGard also has established policies requiring its personnel and representatives to maintain the confidentiality of its proprietary property. SunGard has a number of patents and patent applications pending as well as a number of copyright registrations. SunGard plans to continue to apply for patents on a case-by-case basis.

SunGard owns registered trademarks for the SunGard name and owns or has applied for trademark registrations for many of its services and software products. Following the AS Split Off, AS has the right to use the “Sungard Availability Services” name, which does not include the right to use the “SunGard” name alone or the “SunGard Availability Services” name with any other word, design, name, mark, logo, symbol or slogan so as to form a composite mark without SunGard’s prior written consent.

Seasonality

Approximately 70% of SunGard’s revenue is recurring as a result of long-running contracts for software maintenance, rentals, SaaS, cloud and BPaaS offerings. The remaining 30% is primarily comprised of software license sales and professional services. SunGard’s software license revenue generally builds throughout the year with the least amount of license revenue recognized in the first quarter and the most recognized in the fourth quarter. In addition, since SunGard’s professional services are primarily tied to software implementation and optimization, the project milestones and related revenues tend to be more concentrated in the fourth quarter of each year, consistent with SunGard’s customers’ operating and budget cycles.

In addition, a few distinct items impact the timing of cash flow in SunGard’s business. First, semi-annual interest payments for SunGard’s senior and senior subordinated notes are a significant outflow in the second and fourth quarter of each year. Second, annual incentive payments, the related payroll taxes and other year-end liabilities lower SunGard’s first quarter cash flows. Finally, the collection of SunGard’s annual maintenance fees, which are typically billed in the fourth quarter, generally more than offset the impact of annual incentive payments in the first quarter. Due to the absence of any significant payments, such as interest and incentives, the highest operating cash flows generally occurs in the third quarter.

Competition

The markets for SunGard’s services and products continue to evolve and are intensely competitive. SunGard competes with numerous companies that provide similar services and products, including point solutions to address specific customers’ needs and broad solutions to address customers’ comprehensive needs. Nonetheless, SunGard believes that its client-focused business model and innovative product development allow SunGard to differentiate itself among providers and to increasingly attract customer loyalty.

SunGard also faces competition from the internal IT resources of SunGard’s customers and prospects, though the demands of increased regulation challenge customers and underscore the value of industry proven solutions such as those offered by SunGard. SunGard believes that it competes effectively through its innovative solutions, dedicated resources, quality of service and breadth of offerings. In addition, SunGard believes that its leadership, reputation and experience are important competitive advantages.

Employees

As of December 31, 2014, SunGard had approximately 13,000 employees. SunGard’s success depends partly on its continuing ability to retain and attract skilled technical, sales and management personnel. While skilled personnel are in high demand and competition exists for their talents, SunGard has been able to retain and attract highly qualified personnel.

Description of Property

SunGard leases space in many locations worldwide, primarily for data centers, sales offices, customer support offices and administrative offices. SunGard also owns some of its computer and office facilities. SunGard’s principal facilities are located in Voorhees, New Jersey; Hopkins, Minnesota; Salem, New Hampshire; Ridgefield, New Jersey; and Wayne, Pennsylvania. SunGard believes that its leased and owned facilities are adequate for its present operations.

Legal Proceedings

SunGard is party to certain legal actions arising from the ordinary course of business activities. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all current pending or threatened claims and litigation will not have a material effect on SunGard’s consolidated results of operations, financial position or liquidity.

Market Price of and Dividends on SunGard’s Common Equity

SunGard’s outstanding common stock is privately held, and there is no established public trading market for SunGard’s common stock. As of June 30, 2015, there were approximately 778 holders of record of each of the Class A Common Stock and Class L Common Stock of SunGard. For the years ended December 31, 2013 and December 31, 2014, and the six months ended June 30, 2015, SunGard did not pay any dividends on its common stock. SunGard does not intend to pay cash dividends on its common stock in the foreseeable future. Any decision to pay dividends in the future will be at the discretion of its board of directors and will depend on SunGard’s financial condition, capital requirements, restrictions contained in current or future financing instruments and other factors that SunGard’s board of directors deems relevant. Additionally SunGard’s ability to pay dividends is limited by restrictions on the ability of its operating subsidiaries to make distributions, including restrictions under the terms of the agreements governing its debt, among others. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Debt.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains management’s discussion and analysis of SunGard’s financial condition and results of operations and should be read together with “Selected Financial Data” and SunGard’s consolidated financial statements and related notes thereto included elsewhere in this consent solicitation statement/prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this consent solicitation statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

SunGard is a leading provider of mission-critical software to financial institutions globally. SunGard’s solutions automate a wide range of complex business processes across the financial services industry, including those associated with trading, securities operations, administering investment portfolios, accounting for investment assets, and managing risk and compliance requirements. It is differentiated by the breadth of its offerings, leading edge technology, operating scale, deep domain expertise, and global reach. In 2014, SunGard generated $2.8 billion in revenue, 70% of which was recurring.

In 2011, SunGard embarked on a major transformation program to create a more integrated enterprise, focused primarily on the financial services industry. Led by a new executive leadership team, this effort focused on two core activities: (i) aligning the organization around a new, integrated operating model and (ii) shifting investment priorities to better drive organic growth and serve the evolving needs of SunGard’s customers.

SunGard also exited non-core business lines representing more than $2 billion of revenues, including the sale of Higher Education in January 2012 ($492 million in 2011 revenue), the split-off of Availability Services in March 2014 ($1.4 billion in 2013 revenue) and other smaller divestitures. In addition, within SunGard’s Financial Systems segment, SunGard has exited slower growing or low margin business lines representing $203 million in revenue since 2010, which negatively impacted revenue growth in 2012 and 2013. SunGard is now a focused company providing vertical-specific software for the financial services industry.

SunGard’s Business Model

SunGard’s business model is founded on software, which is surrounded by services, resulting in recurring revenue streams with attractive profit margins and strong cash flows. At the heart of SunGard’s business model is its proprietary intellectual property that is licensed or rented to customers for periods typically ranging from three to seven years and also offered as a service, which SunGard refers to as its SaaS offering. SunGard’s license offerings have traditionally been run on SunGard’s customers’ premises but are increasingly delivered from SunGard’s private cloud. In addition, SunGard provides professional services and business processing as a service, or BPaaS (collectively, “Services”).

Because SunGard sells its software maintenance, rentals, SaaS, cloud and BPaaS offerings under long-term contracts and recognizes the revenue ratably over the term of the contracts, SunGard has good visibility into future revenue, which helps SunGard to manage spending proactively. SunGard refers to this contractually committed revenue as “recurring revenue.” SunGard’s revenue streams are recurring as a result of its deeply embedded solutions and long-running contracts typically ranging from three to seven years for software maintenance, rentals, SaaS, cloud and BPaaS offerings. In 2014, these offerings comprised 70% of SunGard’s revenue, with a revenue retention rate of 95%. SunGard’s retention rate is defined as the percentage of the prior year’s recurring revenue which is retained in the current year.

The remaining 30% of SunGard’s 2014 total revenue was comprised of software license fees and professional services revenue. Software license fees have generated revenue of $237 million, $240 million and $244 million for the fiscal years ended December 31, 2012, 2013 and 2014, respectively. Professional services have generated revenue of $520 million, $503 million and $528 million for the three fiscal years ended December 31, 2012, 2013 and 2014, respectively. SunGard expects this professional services revenue to grow as SunGard brings more software to market.

SunGard classifies SunGard’s revenue into three categories: Software revenue, SaaS and cloud revenue and Services revenue, as described below.

Software Revenue

SunGard’s Software revenue represented 40% of SunGard’s 2014 total revenue and is comprised of traditional software license fees, maintenance and support fees, and fees from the resale of third-party software licenses. These software license fees include term licenses, perpetual licenses and, for customers who would prefer a periodic fee instead of a larger up-front payment, rental fees. Maintenance and support fees provide customers with periodic technology updates and interactive support related to SunGard’s software.

Within Software, perpetual and term licenses revenue is generally recognized at the time of sale. The majority of SunGard’s software license revenue results from the sale of term licenses, which generally have terms of three to seven years. The scheduled renewals of these term licenses provide good visibility to SunGard’s future revenue pipeline. However, the timing of these license sales can significantly impact SunGard’s revenue and profitability in any given quarter.

SaaS and Cloud Revenue

SunGard’s SaaS and cloud offerings comprised 38% of its total revenue in 2014. SaaS and cloud offerings are delivered from SunGard’s private cloud to provide customers with a secure and reliable environment operated by qualified SunGard personnel. These offerings allow customers to take advantage of SunGard’s deep domain expertise while avoiding the upfront cost of licensing and IT infrastructure. SaaS and cloud revenue also includes revenue from SunGard’s proprietary trading algorithms and trade execution network.

SunGard’s cloud offerings have been a source of consistent growth in recent years as an increasing number of customers have opted to deploy their licensed SunGard applications in SunGard’s private cloud. In these instances, SunGard charges separately for hosting these licensed SunGard applications in SunGard’s private cloud. SunGard classifies that hosting revenue in SunGard’s SaaS and cloud revenue category, while the corresponding software license, maintenance and rental revenue is classified in SunGard’s Software revenue category.

SunGard’s SaaS offerings include fully integrated software, hosting and application management services, which are also delivered from SunGard’s private cloud. All revenue related to SunGard’s SaaS offerings is classified in SunGard’s SaaS and cloud revenue category, noting the fully integrated service that SunGard provides.

These SaaS and cloud offerings are generally sold on multi-year contracts. As such, they form a strong recurring revenue stream for SunGard and have historically generated high customer renewal rates. Consistent with industry trends, SunGard expects SaaS and cloud revenue to become a greater portion of its overall revenue going forward.

Services Revenue

Professional services and BPaaS revenue represented approximately 22% of SunGard’s 2014 total revenue. Professional services offerings help customers to install, optimize and integrate SunGard’s software into their computing environment.

As is typical in SunGard’s industry, SunGard’s profit margins on professional services revenue are lower than on its revenue from software offerings. SunGard is currently investing to expand its global professional services delivery capacity in order to further improve its customers’ adoption of its core technologies.

SunGard’s BPaaS offerings typically provide back-office processing services to SunGard’s customers where the process is built on a SunGard application. The combination of SunGard’s industry and application knowledge, coupled with SunGard’s customers’ desire to focus on their core competencies, is resulting in continued growth in these BPaaS offerings. Recently, SunGard has expanded its BPaaS services to include utility offerings covering derivatives processing and U.S. transfer agency services. These utilities are based on SunGard’s proprietary software and allow SunGard to service multiple customers from a single delivery center. SunGard expects revenue to grow from these utility offerings, modestly increasing the percentage of SunGard revenue that is recurring. However, the margins from these offerings are expected to be lower than SunGard’s software and SaaS & cloud revenue margins, especially over the next few years as SunGard invests to establish these offerings.

Profit and Cash Flow

SunGard’s business model generates attractive operating profits and strong cash flow, driven by:

•	SunGard’s competitively-differentiated and deeply embedded software offerings;

•	SunGard’s ability to use its scale in sales, development, service delivery and back office administration;

•	SunGard’s global reach, which allows SunGard to sell, implement and support consistent offerings to the established and emerging markets of the world; and

•	SunGard’s use of low cost locations in development, delivery and administration.

Over the past few years, SunGard has shifted from a distributed model to an integrated cross-company model in order to improve operating margins even as SunGard invests to grow its business.

Key Challenges and Risks

Within the financial services industry, firms are increasingly relying on third party providers over in-house solutions. While SunGard believes that it is well positioned to benefit from this trend, SunGard operates in an intensely competitive business environment which continues to evolve rapidly. To remain competitive and continue to grow, SunGard is continually investing to develop innovative software and integrated solutions and to expand its sales and global delivery capacity. SunGard is also surrounding its software with value-added services to deepen its customer relationships and expand its addressable market. Some of these new services, such as SunGard’s recently announced industry utility for post-trade derivatives, come with increased operational risk, particularly as SunGard ramps up its infrastructure and capabilities to address the expected demand from its customers. To address this risk, SunGard has enhanced its management team, including personnel with outside industry expertise that can aid in daily operations, customer onboarding, expansion, and the implementation of best practices.

For approximately one week in August 2015, certain U.S. operations of a single SunGard customer were disrupted by an issue affecting its SunGard-hosted fund accounting platform that occurred following a recommended operating system update implemented by SunGard. The customer uses the platform for the processing of net asset values (NAVs) for certain mutual funds, exchange-traded funds and collective investment funds. No data was lost as a result of the incident. Delayed publication of NAVs or use of alternative NAVs may have affected some of the customer’s clients. No other SunGard customers were disrupted. SunGard is evaluating the possible impact of the event. At this preliminary stage, SunGard is unable to determine the amount of costs or any other consequences that the combined company may be subject to as a result of this incident.

Additionally, given the nature of SunGard’s business, the ongoing operation of SunGard’s information technology, communication systems and those of SunGard’s external service providers is becoming increasingly important. SunGard faces risks associated with the processing, hosting, collection, use and retention of data and other proprietary information of, or on behalf of, its customers. As a result, SunGard has invested significant management attention and resources in its information technology infrastructure, in its privacy and security capabilities, and in limiting its contractual liability. SunGard expects to continue to do so in the future.

Geographic Operations

SunGard manages operations in four major geographies around the world, generating $2.8 billion in revenue for the year ended December 31, 2014, as described below.

Region	Percent of Total Revenue
North America	64%
Europe	22%
Asia Pacific	10%
Middle East, Africa, Central and South America	4%

Within these geographies, there are both established markets and emerging markets. The established markets, comprised of the United States, Western Europe, Japan and Australia, generated 88% of SunGard’s total revenue in 2014. These large, mature markets include some of SunGard’s largest customers and the most extensive use of SunGard’s technologies. The emerging markets, comprised of China, India, Southeast Asia, the Middle East, Africa, Latin America and Eastern Europe, comprised 12% of SunGard’s total revenue in 2014. These markets are less mature, but are much faster growing than the established markets. SunGard’s customers in these regions have purchased SunGard’s offerings as they compete on both a local and increasingly global basis.

Similar to SunGard’s revenue, SunGard’s resources and facilities are also geographically dispersed. This provides better local customer support and also results in natural currency hedges such that currency movements that may impact revenue growth have less of an impact on profit growth.

SunGard’s Segments

SunGard operates in two reporting segments, Financial Systems and Public Sector & Education.

Financial Systems

SunGard’s Financial Systems (“FS”) segment offers software and services that automate a wide range of complex business processes across the financial services industry, including those associated with trading, securities operations, administering investment portfolios, accounting for investment assets, and managing risk and compliance requirements. SunGard meets the needs of a broad range of end users, including asset managers, CFOs and treasurers, traders on the sell-side and buy-side, securities operations managers, fund administrators, risk and compliance officers, plan administrators, and registered investment advisors.

Public Sector & Education

In addition to SunGard’s primary FS segment, SunGard’s Public Sector & Education (“PS&E”) segment offerings are designed to meet the specialized needs of local and state governments, public safety and justice agencies, and K-12 educational institutions. These customers rely on SunGard to provide innovative software to address their most important enterprise resource planning (“ERP”) and administrative processes. These ERP offerings support a range of specialized functions such as accounting, human resources, emergency dispatch operations, the operation of courts and jails, and K-12 student information systems.

Results of Operations

SunGard evaluates its performance using both U.S. GAAP (accounting principles generally accepted in the United States) and non-GAAP measures. SunGard’s primary non-GAAP measure is Adjusted EBITDA. For a definition of Adjusted EBITDA and a reconciliation to net income, please refer to “Non-GAAP Financial Measures” included elsewhere in this consent solicitation statement/prospectus.

SunGard is also supplementing certain GAAP measures with comparable measures on a constant-currency basis, a non-GAAP measure, which exclude the impacts from changes in currency translation. SunGard believes providing the year-to-year variances in its results on a constant-currency basis is meaningful for assessing how its underlying businesses have performed due to the fact that SunGard has international operations that are material to its overall operations. As a result of SunGard’s international operations, total revenues and expenses are affected by changes in the U.S. Dollar against international currencies. To present SunGard’s constant currency year-over-year changes, current period results for entities reporting in currencies other than U.S. Dollars are converted to U.S. Dollars at the average exchange rate used in the prior-year period rather than the actual exchange rates in effect during the current-year period. In each of the tables below, SunGard presents the percent change based on actual, unrounded results in reported currency and in constant currency.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Consolidated Results of Operations – Unaudited

($ in millions)	Six Months Ended June 30,				Year-over- Year Change
	2014	2015	% of Revenue		As Reported		At Constant Currency
			2014	2015
Revenue	$1,326	$1,358	100%	100%	2%		6%
Costs and expenses:
Cost of sales and direct operating	542	551	41%	41%	2%		5%
Sales, marketing and administration	326	313	25%	23%	(4)%		0%
Product development and maintenance	196	173	15%	13%	(11)%		(6)%
Depreciation	51	56	4%	4%	8%		12%
Amortization of acquisition-related intangible assets	84	42	6%	3%	(50)%		(47)%
Trade name impairment	339	—	26%	—%	nm		nm

Total costs and expenses	1,538	1,135	116%	84%	(26)%		(23)%

Operating income (loss)	(212)	223	(16)%	16%	205%		202%

Operating margin	(16.0)%	16.5%			32.5	pts	31.5	pts
Other income (expense):
Interest income	1	1	0%	0%	nm		nm
Interest expense and amortization of deferred financing fees	(147)	(142)	(11)%	(10)%	(3)%		nm
Loss on extinguishment of debt	(61)	—	(5)%	—%	nm		nm
Other income (expense)	—	1	(0)%	0%	nm		nm

Other income (expense)	(207)	(140)	(16)%	(10)%	nm		nm

Income (loss) from continuing operations before income taxes	(419)	83	(32)%	6%	nm		nm
Provision for income taxes	99	(24)	7%	(2)%	nm		nm

Income (loss) from continuing operations before income taxes	(320)	59	(24)%	4%	nm		nm
Income (loss) from discontinued operations, net of tax	(17)	2	(1)%	0%	nm		nm

Net income (loss)	(337)	61	(25)%	5%	nm		nm
Income attributable to non-controlling interests	(90)	(87)	(7)%	(6)%	nm		nm

Net loss attributable to SunGard	$(427)	$(26)	(32)%	(2)%	nm		nm

Other Financial Information
Adjusted EBITDA (1)	$304	$353	23%	26%	16%		16%

Adjusted EBITDA margin	23.0%	26.0%			3.0	pts	2.1	pts

Note: Columns may not total due to rounding.

“nm” = not meaningful

pts = points

(1)	Adjusted EBITDA is a non-GAAP financial measure SunGard uses to evaluate its performance and the performance of its reportable segments. Please refer to “Non-GAAP Financial Measures” for more information and a reconciliation to the nearest comparable GAAP financial measure.

Revenue

Total revenue increased $32 million, or 2%, to $1.4 billion in the six months ended June 30, 2015. Foreign currency translation had a $44 million net unfavorable impact on these results. Excluding the effects of foreign currency changes, total revenue increased $76 million, or 6%, in the six months ended June 30, 2015. SunGard’s revenue growth was primarily due to increased license fees related to SunGard’s new technology and increased renewals, higher SaaS and broker-dealer volumes and adoption of SunGard’s cloud offerings, and growth in Services revenue related to SunGard’s BPaaS utilities and professional services. This growth was evident in both the established and emerging markets. For the six months ended June 30, 2015 and 2014, the mix of SunGard’s revenue was similar, with Software representing 38% of total revenue, SaaS and cloud revenue representing 40% of total revenue, and Services revenue representing 22% of total revenue.

Please refer to the Segment Results of Operations section for additional information about revenue for the six months ended June 30, 2015 and 2014.

Cost of Sales and Direct Operating

Cost of sales and direct operating increased $9 million, or 2%, to $551 million in the six months ended June 30, 2015. Foreign currency translation had a $21 million net favorable impact on these results. Excluding the effects of foreign currency changes, cost of sales and direct operating increased $30 million, or 5%, in the six months ended June 30, 2015. The variance in cost of sales and direct operating was primarily due to a $13 million increase in expenses associated with customer trading activity in SunGard’s broker/dealer business that have a direct correlation with trading volumes, including clearing fees, trading ticket charges, and electronic communication network (ECN) fees; and a $12 million increase in employment-related expenses related to the delivery of services and start-up of BPaaS utilities, consisting of wages, employer taxes and employee benefit costs. Cost of sales and direct operating was 41% of total revenue in each of the six months ended June 30, 2015 and 2014.

Sales, Marketing and Administration

Sales, marketing and administration expense decreased $13 million, or 4%, to $313 million in the six months ended June 30, 2015. Foreign currency translation had a $14 million net favorable impact on these results. Excluding the effects of foreign currency changes, sales, marketing and administration expense increased $1 million, or less than 1%, in the six months ended June 30, 2015. The variance in sales, marketing and administration expense was primarily due to $13 million of increased employment-related expenses related to sales commissions, investments in additional sales resources, and medical benefit costs, which were mostly offset by $11 million of one-time expenses in 2014 related to the AS Split Off. Sales, marketing and administration expense was 23% and 25% of total revenue in the six months ended June 30, 2015 and 2014, respectively.

Product Development and Maintenance

Product development and maintenance expense decreased $23 million, or 11%, to $173 million in the six months ended June 30, 2015. Foreign currency translation had an $11 million net favorable impact on these results. Excluding the effects of foreign currency changes, product development and maintenance expense decreased $12 million, or 6%, in the six months ended June 30, 2015. The variance in product development and maintenance expense was primarily due to an $8 million decrease in employment-related expenses consisting primarily of wages, employer taxes, employee benefit costs, and travel expenses stemming primarily from headcount reductions which occurred in late 2014. Product development and maintenance expense was 13% and 15% of total revenue in the six months ended June 30, 2015 and 2014, respectively.

Depreciation

Depreciation expense increased $5 million, or 8%, to $56 million in the six months ended June 30, 2015. Foreign currency translation had a $2 million net favorable impact on these results. Excluding the effects of foreign currency changes, depreciation expense increased $7 million, or 12%, in the six months ended June 30, 2015. The variance in depreciation expense was primarily due to increased capitalization of software assets in 2015 and 2014. Depreciation expense was 4% of total revenue in each of the six months ended June 30, 2015 and 2014.

Amortization of Acquisition-Related Intangible Assets

Amortization of acquisition-related intangible assets decreased $42 million, or 50%, to $42 million in the six months ended June 30, 2015. Foreign currency translation had a $2 million net favorable impact on these results. Excluding the effects of foreign currency changes, amortization of acquisition-related intangible assets decreased $40 million, or 47%, in the six months ended June 30, 2015. The variance in amortization of acquisition-related intangible assets was primarily due to the continued runoff of certain acquisition-related intangible assets primarily stemming from the LBO transaction in 2005. Amortization of acquisition-related intangible assets was 3% and 6% of total revenue in the six months ended June 30, 2015 and 2014, respectively.

Trade Name Impairment

As a result of the AS Split Off, SunGard recognized a $339 million impairment of the carrying value of the SunGard trade name as of March 31, 2014. There was no trade name impairment in the six months ended June 30, 2015.

Operating Income

Operating income increased $435 million, or 205%, to $223 million in the six months ended June 30, 2015. Foreign currency translation had a $6 million net favorable impact on these results. Excluding the effects of foreign currency changes, operating income increased $429 million, or 202%, and operating margin increased by 31.5 points in the six months ended June 30, 2015. Operating income was impacted by the items discussed above.

Adjusted EBITDA

Adjusted EBITDA increased $49 million, or 16%, to $353 million in the six months ended June 30, 2015. Foreign currency translation had a $2 million net favorable impact on these results. Excluding the effects of foreign currency changes, Adjusted EBITDA margin increased by 2.1 points in the six months ended June 30, 2015 primarily due to the growth in SunGard’s Software, SaaS and cloud, and Services revenues, improved professional services profitability, decreases in employee-related product development spending, and lower bad debt expense from the sale of a customer bankruptcy claim; which were partially offset by higher employment-related costs related to employee medical benefits, the start-up of BPaaS utilities, and higher incentive compensation for sales personnel.

Interest expense and amortization of deferred financing fees

Interest expense and amortization of deferred financing fees decreased $5 million, or 3%, to $142 million in the six months ended June 30, 2015. This decrease was primarily due to the write-off of deferred financing costs during the prior-year period resulting from the repayment and retirement of debt resulting from the AS Split Off, and from non-capitalizable fees paid in connection with the February 2014 amendment of SunGard’s Credit Agreement.

Loss on extinguishment of debt

Loss on extinguishment of debt was $61 million for the six months ended June 30, 2014. This loss on extinguishment of debt includes (i) a $36 million loss associated with the exchange of approximately $425 million of senior notes issued by Sungard Availability Services, Inc. (“SpinCo”) (“SpinCo Notes”) for approximately $389 million of senior notes due 2018 issued by SDS (“SunGard Notes”) in connection with the AS Split Off and (ii) the write-off of $25 million of deferred financing fees resulting from the early repayment of debt (see Note 1 of Notes to Condensed Consolidated Financial Statements included elsewhere in this consent solicitation statement/prospectus).

Benefit from (provision for) income taxes

The effective income tax rates for the six month periods ended June 30, 2015 and 2014 were 28% and 24%, respectively. SunGard’s effective tax rate reflects changes in the mix of income or losses in jurisdictions with a wide range of tax rates, permanent differences between GAAP and local tax laws, the impact of valuation allowances, unrecognized tax benefits, and the timing of recording discrete items. For the six months ended June 30, 2015, the provision for income taxes includes a benefit of $10 million recorded as a discrete item for the reversal of a reserve for uncertain tax positions, triggered by a favorable decision received by SunGard from an appellate body on a matter between the company and a state taxing authority during the period. SunGard has continued to generate losses in France which exceed the scheduled reversal of deferred tax liabilities. As a result, no benefit has been recorded for these losses for the six months ended June 30, 2015.

For the six months ended June 30, 2014, the benefit for income taxes includes a benefit of $138 million recorded as a book discrete item related to the impairment of the trade name, an expense of $46 million recorded as a discrete item due to changes in certain state deferred tax rates, primarily driven by the change in the legal entity ownership of the trade name caused by the AS Split Off, and an expense of $9 million recorded as a discrete item to increase the valuation allowance on state net operating losses driven by the change in management’s judgment of their realizability due to the AS Split Off.

In evaluating the realizability of deferred tax assets, management considered the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. Changes in the mix of income, losses in particular jurisdictions or the total amount of income for 2015 may significantly impact the estimated effective income tax rate for the year.

Income (loss) from discontinued operations, net of tax

Loss from discontinued operations, net of tax, was $(17) million in the six months ended June 30, 2014. On March 31, 2014, SunGard completed the AS Split Off. Income (loss) from discontinued operations reflects the results of SunGard’s AS business and two smaller FS subsidiaries that were sold in January 2014. Included in loss from discontinued operations in the six months ended June 30, 2014 is a gain on the sale of two FS businesses of approximately $23 million. Also included in loss from discontinued operations in the six months ended June 30, 2014 is sponsor management fee expense of approximately $15 million payable under the Management Agreement for services related to the issuance of the $1.025 billion AS term loan and $425 million of SpinCo Notes in connection with the AS Split Off.

Income attributable to noncontrolling interest

For SunGard, accreted dividends on SCCII’s cumulative preferred stock were $87 million and $90 million for the six months ended June 30, 2015 and 2014, respectively. The decrease in accrued dividends is due to the decrease in outstanding preferred shares resulting from the share exchange as part of the AS Split Off, partially offset by compounding of the cumulative, undeclared dividend.

Segment Results of Operations

SunGard’s business is organized into two segments: FS and PS&E. Corporate spending, which includes the costs of various support functions such as corporate finance, human resources, and legal, is not allocated to SunGard’s reporting segments. As reflected below, SunGard measures its financial performance using Adjusted EBITDA, which is a non-GAAP financial measure. SunGard believes Adjusted EBITDA is an effective tool to measure SunGard’s operating performance since it excludes non-cash items and certain variable charges. SunGard uses Adjusted EBITDA to measure the financial performance of SunGard and its reportable segments, and also to report SunGard’s results to its board of directors. Please refer to “Non-GAAP Financial Measures” for more information and a reconciliation to the nearest comparable GAAP financial measure.

Financial Systems Segment

			Year-over-Year Change
	Six Months Ended June 30,		As Reported		At Constant Currency
	2014	2015
	(in millions)
Software	$439	$445	1%		7%
SaaS and cloud	515	528	3%		4%
Services	264	275	4%		9%

Total FS Revenue	$1,218	$1,248	3%		6%

Adjusted EBITDA	$293	$347	19%		18%
Adjusted EBITDA margin	24.0%	27.8%	3.8	pts	2.7	pts

Revenue

Total FS revenue increased $30 million, or 3%, to $1.2 billion in the six months ended June 30, 2015. Foreign currency translation had a $44 million net unfavorable impact on these results. Excluding the effects of foreign currency changes, total FS revenue increased $74 million, or 6%, in the six months ended June 30, 2015. The variance in total FS revenue was driven by growth in Software, SaaS and cloud, and Services revenue. These results reflect the customer reception of SunGard’s new technology offerings, growth in the established and emerging markets, and growth in the array of services that surround and support SunGard’s software. In the six months ended June 30, 2015 and 2014, Software revenue was 36%, SaaS and cloud revenue was 42%, and Services revenue was 22% of total FS revenue.

FS Software revenue increased $6 million, or 1%, to $445 million in the six months ended June 30, 2015. Foreign currency translation had a $23 million net unfavorable impact on these results. Excluding the effects of foreign currency changes, FS Software revenue increased $29 million, or 7%, in the six months ended June 30, 2015. The variance in FS Software revenue was primarily due to strong license sales of SunGard’s latest technology to both new and existing customers and increased renewals, particularly within SunGard’s Risk and Compliance, Corporate Liquidity and Energy, and Asset Management businesses. Reported software license fee revenue was $92 million, a $23 million, or 34% increase, from the same period in the prior year.

FS SaaS and cloud revenue increased $13 million, or 3%, to $528 million in the six months ended June 30, 2015. Foreign currency translation had a $9 million net unfavorable impact on these results. Excluding the effects of foreign currency changes, FS SaaS and cloud revenue increased $22 million, or 4%, in the six months ended June 30, 2015. This variance in FS SaaS and cloud revenue was primarily due to increased SaaS and broker-dealer volumes and greater adoption of SunGard’s cloud offerings, delivered from SunGard’s private cloud, particularly within SunGard’s Asset Management business.

FS Services revenue increased $11 million, or 4%, to $275 million in the six months ended June 30, 2015. Foreign currency translation had a $12 million net unfavorable impact on these results. Excluding the effects of foreign currency changes, FS Services revenue increased $23 million, or 9%, in the six months ended June 30, 2015. The variance in FS Services revenue was primarily due to growth in SunGard’s BPaaS utilities and professional services tied to SunGard’s new technology offerings, as customers increased their spending to implement SunGard’s solutions and integrate them into their operating environments, particularly within SunGard’s Asset Management and Corporate Liquidity and Energy businesses.

FS total revenue from emerging markets, comprised of China, India, Southeast Asia, the Middle East, Africa, Latin America and Eastern Europe, increased 6% in the six months ended June 30, 2015. Excluding the effects of foreign currency changes, FS total revenue from emerging markets increased 9% in the six months ended June 30, 2015. FS total revenue in established markets, comprised of the United States, Western Europe, Japan and Australia, increased approximately 2% in the six months ended June 30, 2015 over the same period in the prior year. Excluding the effects of foreign currency changes, FS total revenue from established markets increased approximately 6% in the current-year quarter primarily due to strong Software, SaaS and cloud, and Services revenue.

Adjusted EBITDA

FS Adjusted EBITDA increased $54 million, or 19%, to $347 million in the six months ended June 30, 2015. Foreign currency translation had a $2 million net favorable impact on these results. Excluding the effects of foreign currency changes, FS Adjusted EBITDA margin increased by 2.7 points in the current-year quarter primarily due to the growth in SunGard’s Software, SaaS and cloud, and Services revenues, improved professional services profitability, decreases in employee-related product development spending, and lower bad debt expense from the sale of a customer bankruptcy claim; which were partially offset by higher employment-related costs related to employee medical benefits, the start-up of BPaaS utilities, and higher incentive compensation for sales personnel.

Public Sector & Education Segment

			Year-over-Year Change
	Six Months Ended June 30,		As Reported		At Constant Currency
	2014	2015
	(in millions)
Software	$69	$69	1%		1%
SaaS and cloud	18	19	1%		1%
Services	21	22	5%		5%

Total FS Revenue	$108	$110	2%		2%

Adjusted EBITDA	$33	$33	(1)%		(1)%
Adjusted EBITDA margin	30.7%	29.8%	(0.9	)pts	(0.9	)pts

Revenue

Total PS&E revenue increased $2 million, or 2%, to $110 million in the six months ended June 30, 2015 driven by growth in Services revenue. During the six months ended June 30, 2015 and 2014, PS&E Software revenue comprised 63% and 64%, respectively, PS&E SaaS and cloud revenue was approximately 17%, and PS&E Services revenue was approximately 20% and 19%, respectively, of total PS&E revenue. Total PS&E revenue, costs and expenses are unaffected by changes in foreign currency exchange rates since these businesses primarily transact in U.S. dollars.

PS&E Software revenue was $69 million for the six months ended June 30, 2015 and 2014, and increased 1% primarily due to an increase in software license fees for public safety solutions. PS&E SaaS and cloud revenue increased $1 million, or 1%, in the six months ended June 30, 2015 due to increased SaaS revenue, which was partially offset by lower cloud services. PS&E Services revenue increased $1 million, or 5%, in the six months ended June 30, 2015 primarily due to continuing to deliver the contracted backlog resulting from new software license sales and product upgrades from 2013 and 2014 which generate related implementation and integration services. There is no business processing services revenue in this segment.

Adjusted EBITDA

PS&E Adjusted EBITDA was $33 million for the six months ended June 30, 2015 and 2014, and decreased 1% in the period. The PS&E Adjusted EBITDA margin declined by 0.9 points during the six months ended June 30, 2015 to 29.8% driven by higher professional services revenue and higher costs associated with the delivery of SunGard’s professional services.

Corporate

Corporate spending, as measured on an Adjusted EBITDA basis, increased by approximately $5 million to $27 million during the six months ended June 30, 2015 mainly due to higher employee costs resulting from increased medical expenses.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Consolidated Results of Operations

	Year Ended December 31,				Year-over- Year Change
			% of Revenue		As	At Constant
(dollars in millions)	2013	2014	2013	2014	Reported	Currency
Revenue	$2,761	$2,809	100%	100%	2%	2%
Costs and expenses:
Cost of sales and direct operating	1,045	1,098	38%	39%	5%	5%
Sales, marketing and administration	634	667	23%	24%	5%	5%
Product development and maintenance	392	376	14%	13%	(4)%	(4)%
Depreciation	104	107	4%	4%	3%	3%
Amortization of acquisition-related intangible assets	182	136	7%	5%	(25)%	(25)%
Trade name impairment	—	339	0%	12%	nm	nm
Total costs and expenses	2,357	2,723	85%	97%	16%	16%

Operating income	404	86	15%	3%	(79)%	(78)%

Operating income margin	15%	3%			(11.6)%	(11.5)%
Other income (expense):
Interest income	1	1	0%	0%	nm	nm
Interest expense and amortization of deferred financing fees	(326)	(291)	(12)%	(10)%	11%	nm
Loss on extinguishment of debt	(6)	(61)	(0)%	(2)%	nm	nm
Other income (expense)	(2)	—	(0)%	0%	nm	nm

Other income (expense)	(333)	(351)	(12)%	(12)%	nm	nm

Income (loss) from continuing operations before income taxes	71	(265)	3%	(9)%	nm	nm
Benefit from (provision for) income taxes	(26)	57	(1)%	2%	nm	nm

Income (loss) from continuing operations	45	(208)	2%	(7)%	nm	nm
Income (loss) from discontinued operations, net of tax	17	(14)	1%	(1)%	nm	nm

Net income (loss)	62	(222)	2%	(8)%	nm	nm
Income attributable to non-controlling interests	(169)	(174)	(6)%	(6)%	nm	nm

Net loss attributable to SunGard	$(107)	$(396)	nm	nm	nm	nm

Other Financial Information
Adjusted EBITDA	$766	$765	27.7%	27.2%	0%	0%

Note: Columns may not total due to rounding.

“nm” = not meaningful

Revenue

Total revenue increased $48 million, or 2%, to $2.8 billion in 2014. Foreign currency translation had a $3 million net unfavorable impact on the current period results. Excluding the effects of foreign currency changes, total revenue increased $51 million, or 2%, in 2014. SunGard’s revenue growth was largely due to sales of SunGard’s new technology, continued growth in the emerging markets, and growth in SunGard’s Services revenue. In 2014 and 2013, Software revenue was approximately 40% and 41%, respectively, of total revenue, SaaS and cloud revenue was approximately 38% of total revenue in both years, and Services revenue was approximately 22% and 21%, respectively, of total revenue.

Please refer to the Segment Results of Operations section for additional information about revenue for the years ended December 31, 2014 and 2013.

Cost of Sales and Direct Operating

Cost of sales and direct operating expense increased $53 million, or 5%, to $1.1 billion in 2014. Foreign currency translation had no net impact on the current period results. The variance in cost of sales and direct operating expense was primarily due to a $14 million increase in expenses associated with customer trading activity in SunGard’s broker/dealer business that have a direct correlation with trading volumes, including clearing fees, trading ticket charges, and ECN fees; $12 million of additional reimbursable expenses associated with professional services projects billed on a time and materials basis; and $26 million of additional employment-related expenses consisting of wages, taxes and employee benefit costs related to investments in increased delivery capacity to support SunGard’s SaaS and cloud offerings and skilled resources to support SunGard’s professional services growth. Cost of sales and direct operating expense was 39% and 38% of total revenue in 2014 and 2013, respectively.

Sales, Marketing and Administration

Sales, marketing and administration expense increased $33 million, or 5%, to $667 million in 2014. Foreign currency translation had no net impact on the current period results. The variance in sales, marketing and administration expense was primarily due to $15 million of additional employment-related expenses consisting of wages, taxes and employee benefit costs primarily related to continued investments in sales resources and a $12 million increase in spending primarily related to one-time expenses associated with the AS Split Off. There were no other individually significant items that caused this year-to-year variance. Sales, marketing and administration expense was 24% and 23% of total revenue in 2014 and 2013, respectively.

Product Development and Maintenance

Product development and maintenance expense decreased $16 million, or 4%, to $376 million in 2014. Foreign currency translation had no net impact on the current period results. The variance in product development and maintenance expense was primarily due to $18 million of additional costs that were able to be capitalized related to SunGard’s software technology investments for new products compared to the same period in the prior year where personnel were assigned to activities which did not qualify for capitalization, such as maintenance of existing products. Product development and maintenance expense was 13% and 14% of total revenue in 2014 and 2013, respectively.

Depreciation

Depreciation expense increased $3 million, or 3%, to $107 million in 2014. Foreign currency translation had no net impact on the current period results. The variance in depreciation expense was primarily due to increased capitalization of software assets in 2014 and 2013. Depreciation expense was 4% of total revenue in both 2014 and 2013.

Amortization of Acquisition-Related Intangible Assets

Amortization of acquisition-related intangible assets decreased $46 million, or 25%, to $136 million in 2014. Foreign currency translation had no net impact on the current period results. The variance in amortization of acquisition-related intangible assets was primarily due to the continued runoff of certain acquisition-related intangible assets primarily stemming from the LBO transaction in 2005. Amortization of acquisition-related intangible assets was 5% and 7% of total revenue in 2014 and 2013, respectively.

Trade Name Impairment

As a result of the AS Split Off, SunGard recognized a $339 million impairment of the carrying value of the SunGard trade name as of March 31, 2014. There was no trade name impairment during 2013. For further information, refer to “Goodwill and Trade Name Impairment Tests” included in “ – Use of Estimates and Critical Accounting Policies” elsewhere in this consent solicitation statement/prospectus.

Operating Income

Operating income decreased $318 million, or 79%, to $86 million in 2014. Foreign currency translation had a $3 million net unfavorable impact on the current period results. Excluding the effects of foreign currency changes, operating income decreased $315 million, or 78%, and operating margin decreased by 11.5 points in 2014. Operating income was impacted by the items discussed above. SunGard’s operating margin decreased by 11.6 points primarily due to a 12.1 margin point reduction resulting from the $339 million trade name impairment charge, and a 0.4 margin point reduction resulting from the $12 million increase in one-time expenses related to the AS Split Off, partially offset by a 1.6 margin point increase due to the runoff of the amortization of certain acquisition-related intangible assets.

Adjusted EBITDA

Adjusted EBITDA decreased $1 million, or 0.1%, to $765 million in 2014. Foreign currency translation had a $3 million net unfavorable impact on the current period results. Excluding the effects of foreign currency, Adjusted EBITDA increased $2 million, or 0.2%, and Adjusted EBITDA margin decreased by 0.4 points in 2014, driven primarily by continued investments in sales resources, increased delivery capacity to support SunGard’s SaaS and cloud offerings and skilled resources to support SunGard’s professional services growth. Also impacting the year–to-year decline in Adjusted EBITDA margin for 2014 was the one-time gain associated with the sale of a customer bankruptcy claim in 2013.

Interest expense and amortization of deferred financing fees

Interest expense and amortization of deferred financing fees decreased $35 million, or 11%, to $291 million in 2014. This decrease was due primarily to (i) approximately $10 million of non-capitalizable debt issuance expenses incurred in 2013 associated with the March 2013 refinancing of SunGard’s senior secured credit facility and (ii) lower interest expense in 2014 resulting from the repayment of debt in 2013 and the first quarter of 2014 prior to the Split-Off of Availability Services. Interest expense associated with the debt that was repaid or retired on March 31, 2014 in connection with the AS Split Off is included in “Income (loss) from discontinued operations, net of tax” in the accompanying consolidated financial statements for all periods presented.

Loss on extinguishment of debt

Loss on extinguishment of debt was $61 million and $6 million for 2014 and 2013, respectively. The loss on extinguishment of debt in 2014 includes (i) a $36 million loss associated with the exchange of SpinCo Notes for SunGard Notes in connection with the AS Split Off and (ii) the write-off of $25 million of deferred financing fees resulting from the repayment or retirement of debt during the first quarter. See Notes 1 and 5 to SunGard’s consolidated financial statements included elsewhere in this consent solicitation statement/prospectus. Loss on extinguishment of debt in 2013 primarily includes the write-off of deferred financing fees associated with the March 2013 refinancing of $2.2 billion of term loans.

Benefit from (provision for) income taxes

The effective income tax rates for 2014 and 2013 were a benefit of 22% and a provision of 36%, respectively. SunGard’s effective tax rate fluctuates from period to period due to changes in the mix of income or losses in jurisdictions with a wide range of tax rates, permanent differences between U.S. GAAP and local tax laws, certain one-time items including tax rate changes, and adjustments related to the repatriation of earnings from foreign subsidiaries, net of a U.S. foreign tax credit. For 2014, the benefit for income taxes includes a benefit of $138 million related to the impairment of the SunGard trade name, an expense of $48 million due to changes in certain state deferred tax rates, which are primarily driven by the change in the legal entity ownership of the SunGard trade name caused by the AS Split Off, and an expense of $7 million to increase the valuation allowance on state net operating losses driven primarily by the change in management’s judgment of their realizability due to the AS Split Off. Also in the fourth quarter of 2014, after weighing the positive and negative evidence required, SunGard recorded a valuation allowance of $3 million against certain losses generated in France. These losses were larger than anticipated and exceeded the scheduled reversal of deferred tax liabilities. The tax benefit of the French losses totals $24 million at December 31, 2014 and has an indefinite carryforward period. In evaluating the realizability of SunGard’s deferred tax assets, SunGard considered the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and for losses that do not have an indefinite carryforward period, tax planning strategies. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced or as the reversal of certain deferred tax liabilities continues.

Income (loss) from discontinued operations, net of tax

Income (loss) from discontinued operations, net of tax, was a loss of $(14) million in 2014 and was income of $17 million in 2013. On March 31, 2014, SunGard completed the AS Split Off. Income (loss) from discontinued operations reflects the results of SunGard’s AS business and two smaller FS subsidiaries that were sold in January 2014. Included in loss from discontinued operations in 2014 is a gain on the sale of two FS businesses of approximately $22 million. Also included in loss from discontinued operations in 2014 is sponsor management fee expense of approximately $15 million payable under the Management Agreement for services related to the issuance of the $1.025 billion AS term loan and $425 million of SpinCo Notes in connection with the AS Split Off.

Income attributable to the non-controlling interest

Accrued dividends on SCCII’s cumulative preferred stock totaled $174 million and $169 million for 2014 and 2013, respectively. The increase in accrued dividends is due to compounding of the cumulative, undeclared dividend, partially offset by the decrease in outstanding preferred shares resulting from the share exchange as part of the AS Split Off.

Segment Results of Operations

Financial Systems Segment

			Year-over-Year Change
	Year Ended December 31,		Reported	Constant Currency
	2013	2014
	(dollars in millions)
Software	$987	$988	0%	0%
SaaS and cloud	1,021	1,040	2%	2%
Services	543	564	4%	4%

FS Revenue	$2,551	$2,592	2%	2%

FS Adjusted EBITDA	$746	$742	(1)%	0%
FS Adjusted EBITDA margin	29.2%	28.6%	(0.6)%	(0.5)%

Revenue

Total FS revenue increased $41 million, or 2%, to $2.6 billion in 2014. Foreign currency translation had a $3 million net unfavorable impact on the current period results. Excluding the effects of foreign currency changes, total FS revenue increased $44 million, or 2%, in 2014. The variance in total FS revenue was primarily driven by increases in SaaS and cloud and Services revenue. These results reflect the positive reception of SunGard’s new technology offerings, particularly within SunGard’s asset management, wealth management and treasury solutions, continued growth in the emerging markets, and growth in a broad array of services that surround and support SunGard’s software. In 2014 and 2013, FS Software revenue was 38% and 39%, respectively, of FS total revenue, SaaS and cloud revenue was 40% of FS total revenue in each year and FS Services revenue was 22% and 21%, respectively, of FS total revenue.

FS Software revenue increased $1 million, or 0.1%, to $988 million in 2014. Foreign currency translation had a $3 million net unfavorable impact on the current period results. Excluding the effects of foreign currency changes, FS Software revenue was approximately flat in 2014. The variance in FS Software revenue was primarily due to new technology offerings which resulted in revenue growth in both new and existing customers, offset by reductions in certain legacy products.

FS SaaS and cloud revenue increased $19 million, or 2% to $1.0 billion in 2014. Foreign currency translation had no net impact on the current period results. The variance in FS SaaS and cloud revenue was primarily driven by increased volumes from SunGard’s existing customers and increased adoption of SunGard’s SaaS and cloud offerings by new customers delivered from SunGard’s private cloud. The 2014 year-to-year growth was negatively impacted by approximately 1% due to the sale of a $12 million customer bankruptcy claim in the third quarter of 2013.

FS Services revenue increased $21 million, or 4%, to $564 million in 2014. Foreign currency translation had no net impact on the current period results. The variance in FS Services revenue was primarily due to broad-based growth in professional services tied to SunGard’s new technology offerings and increasing global reach, as customers increased their spending to implement SunGard’s software and integrate it into their operating environments.

FS total revenue from emerging markets, comprised of China, India, Southeast Asia, the Middle East, Africa, Latin America and Eastern Europe, increased 7% in 2014 driven by strong sales of SunGard’s technology. Excluding the effects of foreign currency changes, FS total revenue from emerging markets increased 8% in 2014. FS revenue in established markets, comprised of the United States, Western Europe, Japan and Australia, increased approximately 1% in 2014 over 2013. Excluding the effects of foreign currency changes, FS total revenue from established markets increased approximately 1% in 2014.

Adjusted EBITDA

FS Adjusted EBITDA decreased $4 million, or 1%, to $742 million in 2014. Foreign currency translation had a $3 million net unfavorable impact on the current period results. Excluding the effects of foreign currency changes, FS Adjusted EBITDA was flat and FS Adjusted EBITDA margin decreased by 0.5 points in 2014. The FS Adjusted EBITDA margin of 28.6% in 2014 decreased by 0.6 points from 2013 driven by continued investments in sales resources, increased delivery capacity to support SunGard’s SaaS and cloud offerings and skilled resources to support SunGard’s professional services growth. Also impacting the year-to-year margin decline was the one-time gain associated with the sale of a customer bankruptcy claim in 2013 as discussed above.

Public Sector & Education Segment

	Year Ended December 31,		Year-over-Year Change
	2013	2014	Reported	Constant Currency
	(dollars in millions)
Software	$137	$138	1%	1%
SaaS and cloud	36	37	6%	6%
Services	37	42	12%	12%

PS&E Revenue	$210	$217	4%	4%

PS&E Adjusted EBITDA	$66	$68	2%	2%
PS&E Adjusted EBITDA margin	31.6%	31.1%	(0.5)%	(0.5)%

Revenue

Total PS&E revenue increased $7 million, or 4%, to $217 million in 2014 driven by growth in Services revenue and accompanied by more modest increases in Software, and SaaS and cloud revenues. In 2014 and 2013, Software revenue represented 64% and 65%, respectively, of total PS&E revenue, SaaS and cloud revenue was 17% of total PS&E revenue in each year, and Services revenue was 19% and 18%, respectively, of total PS&E revenue. Total PS&E revenue, costs and expenses are unaffected by changes in foreign currency exchange rates since these businesses primarily transact in U.S. dollars.

PS&E Software revenue increased $1 million, or 1%, to $138 million in 2014 primarily due to annual price increases in SunGard’s software maintenance arrangements, sales to new customers and add-on sales to existing customers. PS&E SaaS and cloud revenue increased $1 million, or 6%, to $37 million in 2014 primarily due to the full year impact from new sales in 2013, add-on cloud services to existing customers and annual price increases. PS&E Services revenue increased $5 million, or 12%, to $42 million in 2014 due to new software license sales and product upgrades which generated related implementation and integration services.

Adjusted EBITDA

PS&E Adjusted EBITDA increased $2 million, or 2%, to $68 million in 2014. The PS&E Adjusted EBITDA margin was 31.1% and 31.6% for 2014 and 2013, respectively. The 0.5 margin point decrease was driven by investments in services and development resources to accelerate customer delivery and drive future revenue growth, partially offset by increased capitalization of software development costs.

Corporate

Corporate spending, as measured on an Adjusted EBITDA basis, decreased by approximately $1 million year-over-year to $45 million in 2014 mainly due to lower employee costs and reduced external services expenses. Corporate spending includes expenses for supporting functions such as corporate finance, human resources, and legal that are shared across SunGard’s reporting segments.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Consolidated Results of Operations

	Year-over-Year Change					At Constant Currency
			% of Revenue
(dollars in millions)	2012	2013	2012	2013	As Reported
Revenue	$2,808	$2,761	100%	100%	(2)%	(2)%
Costs and expenses:
Cost of sales and direct operating	1,082	1,045	39%	38%	(3)%	(3)%
Sales, marketing and administration	643	634	23%	23%	(1)%	(1)%
Product development and maintenance	422	392	15%	14%	(7)%	(7)%
Depreciation	96	104	3%	4%	9%	9%
Amortization of acquisition-related intangible assets	217	182	8%	7%	(17)%	(17)%
Trade name impairment	—	—	0%	0%	0%	0%

Total costs and expenses	2,460	2,357	88%	85%	(4)%	(4)%

Operating income	348	404	12%	15%	16%	12%

Operating income margin	12%	15%			2.3%	1.7%
Other income (expense):
Interest income	1	1	0%	0%	nm	nm
Interest expense and amortization of deferred financing fees	(360)	(326)	(13)%	(12)%	10%	nm
Loss on extinguishment of debt	(82)	(6)	(3)%	(0)%	nm	nm
Other income (expense)	1	(2)	0%	(0)%	nm	nm

Other income (expense)	(440)	(333)	(16)%	(12)%	nm	nm

Income (loss) from continuing operations before income taxes	(92)	71	(3)%	3%	nm	nm
Benefit from (provision for) income taxes	49	(26)	2%	(1)%	nm	nm

Income (loss) from continuing operations	(43)	45	(2)%	2%	nm	nm
Income (loss) from discontinued operations, net of tax	(23)	17	(1)%	1%	nm	nm

Net income (loss)	(66)	62	(2)%	2%	nm	nm
Income attributable to non-controlling interests	(251)	(169)	(9)%	(6)%	nm	nm

Net loss attributable to SunGard	$(317)	$(107)	nm	nm	nm	nm

Other Financial Information
Adjusted EBITDA	$749	$766	26.7%	27.7%	2%	0%

Note: Columns may not total due to rounding.

“nm” = not meaningful

Revenue

Total revenue decreased $47 million, or 2%, to $2.8 billion in 2013. Foreign currency translation had a $2 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, total revenue decreased $49 million, or 2%, in 2013. The revenue decline was largely due to customer attrition, including customer bankruptcies and mergers. In addition, SunGard exited certain lower-margin and legacy product lines as it refocused its product portfolio. Finally, a portion of the revenue reduction was due to lower professional services revenue, following completion of certain large projects in 2012. These decreases were partially offset by the impact of a one-time benefit associated with the sale of a $12 million customer bankruptcy claim in 2013. In 2013 and 2012, Software revenue was 41% and 40%, respectively, of total revenue, SaaS and cloud revenue was 38% and 39%, respectively, of total revenue and Services revenue was 21% of total revenue in each year.

Please refer to the Segment Results of Operations section for additional information about revenue for the years ended December 31, 2013 and 2012.

Cost of Sales and Direct Operating

Cost of sales and direct operating expense decreased $37 million, or 3%, to $1.0 billion in 2013. Foreign currency translation had a $5 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, cost of sales and direct operating expense decreased $32 million, or 3%, in 2013. The variance in cost of sales and direct operating expense was primarily due to $15 million of costs related to the exit of certain lower-margin product lines at the end of 2012, lower facilities-related costs in 2013 due to $7 million of incremental costs in 2012 related to the exit of certain facilities and headcount reductions, and $8 million of lower employment-related costs consisting of wages, taxes and employee benefit costs related to lower levels of required delivery capacity to support SunGard’s SaaS and cloud offerings and skilled resources to support SunGard’s professional services. Cost of sales and direct operating expense was 38% and 39% of total revenue in 2013 and 2012, respectively.

Sales, Marketing and Administration

Sales, marketing and administration expense decreased $9 million, or 1%, to $634 million in 2013. Foreign currency translation had a $4 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, sales, marketing and administration expense decreased $5 million, or 1%, in 2013. The remaining decrease was primarily driven by decreases in severance and facility closure costs and lower administrative spending, partially offset by continued investments in sales resources. Sales, marketing and administration expense was 23% of total revenue in each of 2013 and 2012.

Product Development and Maintenance

Product development and maintenance expense decreased $30 million, or 7%, to $392 million in 2013. Foreign currency translation had a $3 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, product development and maintenance expense decreased $28 million, or 7%, in 2013. Product development and maintenance expense decreased $19 million in 2013 due to a shift in spending from certain slower growing products to new technologies, which resulted in an increase in the software development spending that was able to be capitalized compared to the same period in the prior year where personnel were assigned to activities which did not qualify for capitalization, such as maintenance of existing products. Also, product development and maintenance expense decreased $7 million in 2013, which was related to lower facility costs as a result of exiting certain sites in 2012. Product development and maintenance expense was 14% and 15% of total revenue in 2013 and 2012, respectively.

Depreciation

Depreciation expense increased $8 million, or 9%, to $104 million in 2013. Foreign currency translation had no net impact on the current period results. The variance in depreciation expense was primarily due to increased capitalization of software assets in 2012 and 2013. Depreciation expense was 4% and 3% of total revenue in 2013 and 2012, respectively.

Amortization of Acquisition-Related Intangible Assets

Amortization of acquisition-related intangible assets decreased $35 million, or 17%, to $182 million in 2013. Foreign currency translation had no net impact on the current period results. The variance in amortization of acquisition-related intangible assets was primarily due to the continued runoff of certain acquisition-related intangible assets primarily stemming from the LBO transaction in 2005. Amortization of acquisition-related intangible assets was 7% and 8% of total revenue in 2013 and 2012, respectively.

Operating Income

Operating income increased $56 million, or 16%, to $404 million in 2013. Foreign currency translation had a $15 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, operating income increased $41 million, or 12%, and operating margin increased by 1.7 points in 2013. Operating income was impacted by the items discussed above. SunGard’s operating income margin increased by 2.3 points year-over-year primarily due to the 1.3 margin point improvement in 2013 from the decrease in amortization of acquisition-related intangible assets, a 0.9 margin point increase in 2013 from the decrease in severance and facility closure costs, and a 1.1 margin point increase in 2013 due to a shift in spending from certain slower growing products to new technologies, which resulted in an increase in capitalized software development, partially offset by a 0.6 margin point decrease in 2013 from increases in depreciation due to the increases in capitalized software costs and increased compensation expenses.

Adjusted EBITDA

Adjusted EBITDA increased $17 million, or 2%, to $766 million in 2013. Foreign currency translation had a $15 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, Adjusted EBITDA was flat and Adjusted EBITDA margin increased by 0.5 points in 2013. SunGard’s Adjusted EBITDA margin increased by 1 point to 27.7% in 2013 from the prior year driven primarily by improvements in SunGard’s administrative and development spending related to initiatives to exit certain slower growing products and shift SunGard’s investments to new technologies. This shift also led to an increase in capitalized software, further reducing in period development spending.

Interest expense and amortization of deferred financing fees

Interest expense and amortization of deferred financing fees decreased $34 million, or 9%, to $326 million in 2013. During 2012 and 2013, SunGard refinanced approximately $3.2 billion of debt, taking advantage of the attractive debt markets, and repaid certain higher-cost senior notes.

Loss on extinguishment of debt

The refinancing and repayments of debt described above resulted in a loss on extinguishment of debt of $6 million in 2013 and $82 million in 2012. The loss on extinguishment of debt in 2013 includes the loss related to the March 2013 refinancing of $2.2 billion of term loans. The loss on extinguishment of debt in 2012 is driven by the early extinguishment of SunGard’s senior notes due 2015, SunGard’s senior subordinated notes due 2015 and the partial repayment of term loans in January and December 2012.

Benefit from (provision for) income taxes

The effective income tax rates for 2013 and 2012 were a provision of 36% and a benefit of 53%, respectively. SunGard’s effective tax rate fluctuates from period to period due to changes in the mix of income or losses in jurisdictions with a wide range of tax rates, permanent differences between U.S. GAAP and local tax laws, certain one-time items including tax rate changes, and adjustments related to the repatriation of earnings of foreign subsidiaries, net of a U.S. foreign tax credit.

Income (loss) from discontinued operations, net of tax

Income (loss) from discontinued operations, net of tax, was $17 million in 2013 and $(23) million in 2012. On March 31, 2014, SunGard completed the AS Split Off. During 2012, SunGard sold its Higher Education business (“HE”) and an FS subsidiary. Also during 2012, SunGard recorded a combined gain on the sales of two businesses of $571 million and a goodwill impairment charge of $385 million. See Note 3 to SunGard’s consolidated financial statements included elsewhere in this consent solicitation statement/prospectus.

Income attributable to the non-controlling interest

Income (loss) attributable to the non-controlling interest represents accrued dividends on SCCII’s cumulative preferred stock. The amount of accrued dividends was $169 million and $251 million in 2013 and 2012, respectively. The decrease in accrued dividends is due to the declaration and payment of a $718 dividend in December 2012, partially offset by compounding

Segment Results of Operations

Financials Systems Segment

	Year Ended December 31,		Year-over- Year Change
	2012	2013	Reported	Constant Currency
	(dollars in millions)
Software	$982	$987	1%	0%
SaaS and cloud	1,051	1,021	(3)%	(3)%
Services	571	543	(5)%	(5)%

FS Revenue	$2,604	$2,551	(2)%	(2)%

FS Adjusted EBITDA	$727	$746	3%	1%
FS Adjusted EBITDA margin	27.9%	29.2%	1.3%	0.8%

Revenue

Total FS revenue decreased $53 million, or 2%, to $2.6 billion in 2013. Foreign currency translation had a $3 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, total FS revenue decreased $56 million, or 2%, in 2013. The variance in FS total revenue was primarily due to customer attrition, including customer bankruptcies and mergers. In addition, SunGard exited certain lower-margin or legacy product lines as it refocused its product portfolio. Finally, a portion of the revenue reduction was due to lower professional services revenue, following completion of certain large projects in 2012. These decreases were partially offset by the impact of a one-time benefit associated with the sale of a $12 million customer bankruptcy claim in 2013. In 2013 and 2012, FS Software revenue was approximately 39% and 38%, respectively, of FS total revenue, FS SaaS and cloud revenue was approximately 40% of FS total revenue in each year and FS Services revenue was approximately 21% and 22%, respectively, of FS total revenue.

FS Software revenue increased $5 million, or 1%, to $987 million in 2013. Foreign currency translation had a $3 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, FS Software revenue was approximately flat in 2013. The variance in FS Software revenue was primarily driven by new license sales of certain products, particularly in the emerging markets. In addition, during 2013, FS Software revenue benefitted from an acquisition in the fourth quarter of 2012. These increases in FS Software revenue were offset by reductions in certain legacy products.

FS SaaS and cloud revenue decreased $30 million, or 3%, to $1.0 billion in 2013. Foreign currency translation had no net impact on the current period results. The variance in FS SaaS and cloud revenue was primarily due to customer attrition, some of which was the result of customer bankruptcies and mergers. The decreases in FS SaaS and cloud revenue were partially offset by the sale of a $12 million customer bankruptcy claim in 2013 and growth of these offerings in SunGard’s Asset Management and Corporate Liquidity and Energy businesses.

FS Services revenue decreased $28 million, or 5%, to $543 million in 2013. Foreign currency translation had no net impact on the current period results. The variance in FS Services revenue was primarily due to a reduction in professional services reflecting the completion of certain large customer projects in 2012, partially offset by achieving significant customer milestones in the fourth quarter of 2013.

FS total revenue from emerging markets, comprised of China, India, Southeast Asia, the Middle East, Africa, Latin America and Eastern Europe, increased 8% in 2013 driven by strong sales of SunGard’s technology. Excluding the effects of foreign currency changes, FS total revenue from emerging markets increased 8% in 2013. FS revenue in established markets, comprised of the United States, Western Europe, Japan and Australia, decreased approximately 3% in 2013. Excluding the effects of foreign currency changes, FS total revenue from established markets decreased approximately 3% in 2013.

Adjusted EBITDA

FS Adjusted EBITDA increased $19 million, or 3%, to $746 million in 2013. Foreign currency translation had a $14 million net favorable impact on the current period results. Excluding the effects of foreign currency changes, FS Adjusted EBITDA increased $5 million, or 1%, and FS Adjusted EBITDA margin increased by 0.8 points in 2013. FS Adjusted EBITDA margin increased by 1.3 points to 29.2% in 2013 from the prior year. The margin expansion in 2013 was primarily due to the impact of various cost saving and productivity initiatives implemented during 2012 and 2013, and from improvements in SunGard’s development initiatives by exiting certain slower growing products or markets and shifting SunGard’s investments to address the faster growing products. This also resulted in increased capitalized software, further reducing in-period development expense.

Public Sector and Education Segment

Revenue

	Year Ended December 31,		Year-over-Year Change
			Reported	Constant Currency
	2012	2013
	(dollars in millions)
Software	$135	$137	1%	1%
SaaS and cloud	33	36	7%	7%
Services	36	37	4%	4%

PS&E Revenue	$204	$210	3%	3%

PS&E Adjusted EBITDA	$66	$66	0%	0%
PS&E Adjusted EBITDA margin	32.5%	31.6%	(0.9)%	(0.9)%

Total PS&E revenue increased $6 million, or 3%, to $210 million in 2013. PS&E revenue grew primarily due to an increase in sales of SunGard’s Public Sector solutions. In 2013 and 2012, PS&E Software revenue was approximately 65% and 66%, respectively, of total PS&E revenue, PS&E SaaS and cloud revenue was approximately 17% and 16%, respectively, of total PS&E revenue and PS&E Services revenue was approximately 18% of total PS&E revenue in each year. Total PS&E revenue, costs and expenses are unaffected by changes in foreign currency exchange rates since these businesses primarily transact in U.S. dollars.

PS&E Software revenue increased $2 million, or 1%, to $137 million in 2013, PS&E SaaS and cloud revenue increased $3 million, or 7%, to $36 million in 2013, and PS&E Services revenue increased $1 million, or 4%, to $37 million in 2013 due to increased demand for SunGard’s solutions.

Adjusted EBITDA

PS&E Adjusted EBITDA was $66 million in 2013, unchanged from the prior year. PS&E Adjusted EBITDA margin declined 0.9 points from 2012 to 31.6% in 2013. The 0.9 margin point reduction was driven by an increase in incentive compensation payments due to higher sales, and an increase in professional service personnel to reduce SunGard’s backlog and accelerate customer start dates.

Corporate

Corporate spending, as measured on an Adjusted EBITDA basis, increased by approximately $2 million to $46 million during 2013 primarily due to higher employee costs.

Non-GAAP Financial Measures

SunGard evaluates its performance using both GAAP and non-GAAP financial measures. Non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies.

SunGard’s primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is net income (loss). Adjusted EBITDA is defined as net income (loss) less income (loss) from discontinued operations, income taxes, loss on extinguishment of debt, interest expense and amortization of deferred financing fees net of interest income, depreciation, amortization of acquisition-related intangible assets, trade name and goodwill impairment charges, severance and facility closure charges, stock compensation expense, management fees from SunGard’s Sponsors, and certain other costs.

SunGard believes Adjusted EBITDA is an effective tool to measure its operating performance since it excludes non-cash items and certain variable charges. SunGard uses Adjusted EBITDA to measure the financial performance of SunGard and its reportable segments, and also to report SunGard’s results to its board of directors.

While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that SunGard may consider not to be indicative of SunGard’s ongoing operations. In particular, SunGard’s definition of Adjusted EBITDA adds back certain noncash, extraordinary or unusual charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. Further, SunGard’s debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure as calculated under SunGard’s debt instruments can be disproportionately affected by a particularly strong or weak quarter. Adjusted EBITDA may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of liquidity or as an alternative to operating income or net income as indicators of operating performance.

The following tables present reconciliations of Adjusted EBITDA, a non-GAAP measure, to net income (loss), which is the nearest comparable GAAP measure.

	Year Ended December 31,			Six months Ended June 30,
(dollars in millions)	2012	2013	2014	2014	2015
Net income (loss)	$(66)	$62	$(222)	$(337)	$61
Income (loss) from discontinued operations	(23)	17	(14)	(17)	2
Benefit from (provision for) income taxes	49	(26)	57	99	(24)
Loss on extinguishment of debt (a)	(82)	(6)	(61)	(61)	—
Other income	1	(2)	—	—	1
Interest expense and amortization of deferred financing fees	(360)	(326)	(291)	(147)	(142)
Interest income	1	1	1	1	1

Operating income (loss)	348	404	86	(212)	223
Depreciation (b)	96	104	107	51	56
Amortization of acquisition-related intangible assets	217	182	136	84	42
Trade name impairment charge	—	—	339	339	—
Restructuring charges (c)	42	17	27	7	4
Stock compensation expense	31	39	42	20	23
Management fees	9	8	9	3	4
Other costs (included in operating income) (d)	6	12	19	12	1

Adjusted EBITDA	$749	$766	$765	$304	$353

(a)	Loss on extinguishment of debt includes in 2012 the write-off of deferred financing fees associated with the January 2012 repayment of $1.22 billion of SunGard’s U.S. Dollar-denominated term loans, the April 2012 retirement of $500 million, 10.625% senior notes due 2015, the December 2012 retirement of $1 billion, 10.25% senior subordinated notes due 2015 and the December 2012 repayment of $217 million of U.S. Dollar-denominated term loans. Loss on extinguishment of debt for 2014 primarily includes (i) a $36 million loss associated with the exchange of SpinCo Notes for SunGard Notes and (ii) the write-off of deferred financing fees associated with (a) the repayment of $1.005 billion of term loans and the retirement of $389 million of senior notes due 2018, both resulting from the AS Split Off (see Note 1 and Note 5 of Notes to Consolidated Financial Statements included elsewhere in this consent solicitation statement/prospectus), (b) the $250 million reduction of the revolving credit facility and (c) the repayment of $60 million of the accounts receivable facility term loans.
(b)	Includes amortization of capitalized software.
(c)	Restructuring charges includes severance and related payroll taxes and reserves to consolidate certain facilities.
(d)	Other costs include strategic initiative expenses, certain expenses associated with acquisitions made by SunGard, and foreign currency gains and losses.

SunGard’s business is organized into two segments, FS and PS&E. Corporate spending is held above the segments as noted in the table below. Corporate spending includes support functions such as corporate finance, human resources, and legal. The following table details Adjusted EBITDA for each of SunGard’s two reportable segments and corporate spending to reconcile to total SunGard Adjusted EBITDA, as reconciled above.

	Adjusted EBITDA
	Year Ended December 31,			Six Months Ended June 30,
(dollars in millions)	2012	2013	2014	2014	2015
FS	$727	$746	$742	$293	$347
PS&E	66	66	68	33	33
Corporate	(44)	(46)	(45)	(22)	(27)

Total	$749	$766	$765	$304	$353

Quarterly Financial Data

The following tables set forth SunGard’s unaudited consolidated statement of operations for each of the ten quarters in the period ended June 30, 2015. The unaudited quarterly statement of operations set forth below have been prepared on the same basis as SunGard’s audited consolidated financial statements. SunGard’s historical results are not necessarily indicative of future operating results. Because the data in these tables are only a summary and do not provide all of the data contained in SunGard’s consolidated financial statements, the information should be read in conjunction with the “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial condition and Results of Operations,” and SunGard’s consolidated financial statements and related notes thereto included elsewhere in this consent solicitation statement/prospectus.

	Three Months Ended
(dollars in millions, except per share data)	Mar. 31, 2013	June 30, 2013		Sep. 30 2013		Dec. 31 2013	Mar. 31 2014		June 30, 2014	Sep. 30 2014		Dec. 31 2014	Mar. 31, 2015	June 30, 2015
Consolidated statements of income (loss)
Revenue	$639	$672		$678		$772	$653		$673	$691		$792	$671	$687
Cost of sales and direct operating (1)	267	258		251		269	269		273	280		276	268	283
Sales, marketing and administration	152	156		155		171	168		158	168		173	152	161
Product development and maintenance	105	95		98		94	99		97	90		90	86	87
Depreciation	24	25		24		31	24		27	28		28	29	27
Amortization of acquisition-related intangible assets	48	47		43		44	43		41	30		22	21	21
Trade name impairment charge	—	—		—		—	339		—	—		—	—	—

Total costs and expenses	596	581		571		609	942		596	596		589	556	579

Operating income (loss)	43	91		107		163	(289)		77	95		203	115	108
Income (loss) before income taxes	(52)	10	(2)	29	(2)(3)	84	(424	)(4)	5	22	(5)	132	44	39
Income (loss) from continuing operations	(35)	5	(2)	22	(2)(3)	53	(323	)(4)	3	11	(5)	101	26	33
Income (loss) from discontinued operations	(12)	10		1		18	(17)		—			3	2	—
Net income (loss)	(47)	15	(2)	23	(2)(3)	71	(340	)(4)	3	11	(5)	104	28	33
Income attributable to non-controlling interest	(25)	(47)		(49)		(48)	(50)		(40)	(42)		(42)	(43)	(44)
Net income (loss) attributable to SunGard	(72)	(32	)(2)	(26	)(2)(3)	23	(390	)(4)	(37)	(31	)(5)	62	(15)	(11)

(1)	Cost of sales and direct operating expenses represents the cost of providing SunGard’s software and services offerings to customers and excludes depreciation, amortization and the cost of maintenance.
(2)	During the second quarter of 2013, SunGard completed a review of its accounting practices related to vacation pay obligations. In countries where the vacation policy stipulated that vacation days earned in the current-year must be used in that same year, SunGard adjusted its quarterly estimate of accrued vacation costs to better match expense recognition with amounts payable to employees when leaving the company. The impact of the change in estimate was an aggregate decrease to costs and expenses of $10 million in the quarter ended June 30, 2013. The impact of this change was negligible for the full year since the balance would have naturally reversed, with a substantial majority of that reversal occurring during the fourth quarter.

(3)	SunGard received approximately $12 million in proceeds related to a bankruptcy claim assigned and sold to a third party in the third quarter of 2013. The claim related to an FS customer that filed for Chapter 11 bankruptcy in January 2013. The amount of the claim represented previously reserved revenue, which now has been recognized, and a termination charge related to the customer contract.
(4)	Includes a $339 million impairment charge of the trade name asset (see Note 1 of Notes to Consolidated Financial Statements included elsewhere in this consent solicitation statement/prospectus) and a $61 million loss on extinguishment of debt (see Note 5 of Notes to Consolidated Financial Statements included elsewhere in this consent solicitation statement/prospectus).
(5)	During the three months ended September 30, 2014, SunGard recorded a $17 million severance charge related to a workforce reduction plan to reduce headcount by approximately 3% of the total workforce.

Liquidity and Capital Resources

SunGard’s cash and cash equivalents totaled $538 million at June 30, 2015. Approximately $241 million was held by SunGard’s wholly-owned non-U.S. subsidiaries that is available to fund operations and strategic investment opportunities abroad. Also, approximately $43 million is related to SunGard’s broker/dealer operations, some of which is not readily available for general corporate use. The remaining cash and cash equivalents were held by SunGard’s wholly-owned U.S. subsidiaries and is available for general corporate use.

SunGard believes its cash flows in the United States continue to be sufficient to fund SunGard’s current domestic operations and obligations, including financing activities such as debt service. In addition, SunGard has several options available to improve liquidity in the short term in the United States, including repatriation of funds from foreign subsidiaries, borrowing funds under SunGard’s revolving credit facilities, and calling intercompany loans that are in place with certain foreign subsidiaries. To the extent SunGard elects to repatriate the earnings of its foreign subsidiaries, significant additional cash taxes could be payable. See Note 12 to SunGard’s consolidated financial statements included elsewhere in this consent solicitation statement/prospectus.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Cash Flow from Operations

Cash flow from continuing operations was $182 million for the six months ended June 30, 2015, an increase of $96 million from the prior year period. The increase in 2015 cash flow from continuing operations was primarily due to improved operating performance in the first half of 2015, non-recurring transaction costs incurred in the first quarter of 2014 related to the AS Split Off, and higher working capital contributions during the first half of 2015 mainly due to higher annual incentive payments paid in the first quarter of 2014 related to 2013 financial performance and a reduction of accounts receivable tied to improved collections.

Cash Flow from Investing Activities

Net cash used by continuing operations in investing activities was $79 million in the six months ended June 30, 2015, comprised mainly of $55 million of cash paid for property and equipment and capitalized software development and $25 million paid for two businesses acquired. This compares to $58 million in the six months ended June 30, 2014, comprised of cash paid for property and equipment and capitalized software development costs. Capitalized software development costs, which reflect investments in SunGard’s software solutions, increased $1 million in the first half of 2015 to $28 million.

Cash Flow from Financing Activities

Net cash used by continuing operations in financing activities was $10 million for the six months ended June 30, 2015, primarily related to payments of employee taxes from the net distribution of share-based awards to employees. Net cash used by continuing operations in financing activities was $1,347 million for the six months ended June 30, 2014, primarily related to repayment of $1,005 million of term loans as part of the AS

Split Off, repayment of the $250 million senior secured notes and $60 million of SunGard’s receivables facility term loan, and repayment of $7 million of SunGard’s tranche A term loan.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Cash Flow from Operations

Cash flow from continuing operations was $332 million in 2014, a decrease of $90 million versus 2013. In late 2012, SunGard instituted a series of working capital initiatives largely focused on improving accounts receivable collections. These initiatives, which generated a significant benefit to SunGard’s 2013 working capital, did not provide the same level of benefit during 2014. In addition, 2014 working capital was negatively impacted by higher annual incentive payments in 2014 related to 2013 financial performance, as well as from transaction costs incurred in 2014 associated with the AS Split Off. These items were partially offset by lower interest payments in 2014 resulting from the repayment of debt in 2013 and the first quarter of 2014 prior to the AS Split Off.

Cash Flow from Investing Activities

Net cash used by continuing operations in investing activities is primarily comprised of cash paid for property and equipment and capitalized software development, as well as cash paid to acquire businesses. In 2014, cash paid by continuing operations for investing activities increased by $35 million to $147 million primarily due to a $21 million increase in capitalized software development costs related to SunGard’s product investments, as well as investments to increase hosting and cloud capacity on a global basis. SunGard has been shifting its investment strategy to new product development initiatives to address the faster growing products, services and geographic markets. The remainder of the increase was primarily due to $7 million of purchased software and a $4 million increase related to the purchase of computer and telecommunications equipment.

Cash Flow from Financing Activities

In 2014, net cash from continuing operations used in financing activities was $1.355 billion, which included the repayment of $1.005 billion of term loans as part of the AS Split Off, $250 million senior secured notes, $60 million of SunGard’s receivables facility term loan and $7 million of SunGard’s tranche A term loan that matured in February 2014. In 2013, net cash from continuing operations used in financing activities was $325 million, which included refinancing $2.2 billion of term loans, additional repayments of $224 million of term loans and repayment of $50 million of SunGard’s receivables facility revolver.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Cash Flow from Operations

Cash flow from continuing operations in 2013 was $422 million, an increase of $135 million versus 2012. The improvement in cash flow from operations in 2013 was primarily due to lower interest expense resulting from the repayment of $1.2 billion of debt using the proceeds from the sale of HE in January 2012, and the repayment of $500 million of 10.625% senior unsecured notes in April 2012. Additionally, 2013 cash flow from operations benefited from improved operating results and from working capital initiatives largely focused on improving accounts receivable collections. These benefits were partially offset by a one-time benefit in 2012 from exiting certain lower margin services in SunGard’s Broker/Dealer business which required significant cash reserves.

Cash Flow from Investing Activities

In 2013, cash paid by continuing operations for investing activities decreased by $24 million from 2012 to $112 million primarily due to a $38 million decrease in cash paid for businesses acquired and a $5 million decrease in capital expenditures related to the purchase of computer and telecommunications equipment, partially offset by a $19 million increase in capitalized software development costs. SunGard has been very selective in its acquisition strategy, spending $2 million in 2013 for one acquisition and $40 million in 2012 for two acquisitions.

Cash Flow from Financing Activities

In 2013, net cash from continuing operations used in financing activities was $325 million, which included refinancing $2.2 billion of term loans, additional repayments of $224 million of term loans and repayment of $50 million of SunGard’s receivables facility revolver. In 2012, net cash from continuing operations used in financing activities was $2.04 billion, which included the repayment of $1.22 billion of term loans resulting from the sale of HE, $1.02 billion to repurchase and redeem $1 billion of senior subordinated notes due 2015, a $724 million preferred stock dividend, $527 million to redeem the 10.625% senior notes due 2015 and $217 million of optional prepayments of term loans. These financing outflows were partially offset by the issuance of $1 billion of senior subordinated notes due 2019 and a $720 million term loan to fund the dividend.

Debt

As a result of SunGard’s acquisition on August 11, 2005 by funds associated with SunGard’s Sponsors and certain co-investors, SunGard is highly leveraged. Total debt outstanding as of December 31, 2013, March 31, 2014 (post AS Split Off), December 31, 2014 and June 30, 2015 consists of the following:

(dollars in millions)	(pre AS Split-Off) December 31, 2013	(post AS Split-Off) March 31, 2014	December 31, 2014	June 30, 2015
Senior Secured Credit Facilities:
Secured revolving credit facility due March 8, 2018	$—	$—	$—	$—
Tranche A due February 28, 2014 effective interest rate of 1.92%	7	—	—	—
Tranche C due February 28, 2017, effective interest rates of 4.41%, 4.44%, 4.44% and 4.44%	427	400	400	400
Tranche D due January 31, 2020, effective interest rate of 4.5%	713	—	—	—
Tranche E due March 8, 2020, effective interest rates of 4.10%, 4.31%, 4.31% and 4.31%	2,183	1,918	1,918	1,918

Total Senior Secured Credit Facilities	3,330	2,318	2,318	2,318
Senior Secured Notes due 2014 at 4.875%	250	—	—	—
Senior Notes due 2018 at 7.375%	900	511	511	511
Senior Notes due 2020 at 7.625%	700	700	700	700
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	1,000	1,000
Secured accounts receivable facility, at 3.67%, 3.66%, 3.16% and 3.19%	200	140	140	140
Other	4	2	—	3

Debt – continuing operations	6,384	4,671	4,669	4,672
Debt – discontinued operations	8	—	—	—
Total debt	$6,392	$4,671	$4,669	$4,672

Leverage Metric per Credit Agreement	4.56x	5.42x	5.41x	4.95x
Weighted Average Interest Rate	5.42%	5.63%	5.61%	5.62%
Percent Fixed Rate (swap adjusted)	54%	67%	67%	67%
Percent Bonds of Total Debt	45%	47%	47%	47%

At June 30, 2015, contingent purchase price obligations that depend upon the operating performance of certain acquired businesses were a potential of $6 million, of which less than $0.5 million is included in other long-term liabilities. SunGard also had outstanding letters of credit and bid bonds that total approximately $17 million.

SunGard expects its available cash balances and cash flows from operations, combined with availability under the revolving credit facility and receivables facility, to provide sufficient liquidity to fund its current obligations, projected working capital requirements and capital spending for a period that includes at least the next 12 months.

SunGard’s ability to make dividend payments to its equity holders is governed by the covenants in its debt documents. Without obtaining an amendment to those documents, SunGard’s covenants currently limit such a dividend to a total of $200 million.

At December 31, 2013, March 31, 2014 (post AS Split Off), December 31, 2014 and June 30, 2015, the contractual future maturities of debt of continuing operations were as follows:

(dollars in millions)	(pre AS Split-Off) December 31, 2013	(post AS Split-Off) March 31, 2014	December 31, 2014	June 30, 2015
2014	$290	$—	$—	$—
2015	29	2	—	—
2016	29	—	—	3
2017	656	540	400	400
2018	929	511	511	511
2019	1,029	1,000	1,140	1,140
Thereafter	3,422	2,618	2,618	2,618

Total	$6,384	$4,671	$4,669	$4,672

See Notes 1 and 5 to SunGard’s consolidated financial statements included elsewhere in this consent solicitation statement/prospectus.

In 2012, 2013 and 2014, SunGard restructured its debt in light of the attractive credit markets. Specifically, SunGard has extended its maturities, lowered its interest rates, removed the financial maintenance covenants with respect to its term loan facility and used interest rate swaps to manage the amount of floating rate debt in order to reduce its exposure to variable rate interest payments.

Senior Secured Credit Facilities

SunGard had $593 million of available borrowing capacity and $7 million of outstanding letters of credit under SunGard’s $600 million revolving credit facility as of June 30, 2015. In addition, SunGard has $4 million of letters of credit outstanding at June 30, 2015 that did not impact availability under the revolving credit facility.

On February 7, 2014, SunGard amended and restated its Amended and Restated Credit Agreement dated as of August 11, 2005, as amended and restated from time to time (“Credit Agreement”) to, among other things, (a) amend certain covenants and other provisions of the Credit Agreement in order to permit the AS Split Off, including (i) the ability to effect the split-off without requiring an initial public offering, (ii) permitting AS to incur up to $1.5 billion of indebtedness in connection with the split-off, and (iii) requiring SDS’s consolidated total secured leverage ratio (less cash and Cash Equivalents in excess of $50 million), after giving pro forma effect to the split-off, to increase no more than 0.60x of Adjusted EBITDA as defined in the Credit Agreement at the time of the AS Split Off; and (b) amend certain covenants and other provisions in order to, among other things (i) modify the financial maintenance covenant included therein, and (ii) permit SunGard and its affiliates to repurchase term loans under the Credit Agreement subject to certain restrictions.

On February 28, 2014, SunGard repaid the remaining $7 million tranche A term loan under the Credit Agreement. On March 31, 2014 in connection with the AS Split Off, SunGard used the $1,005 million net cash proceeds it received from SpinCo from the issuance of a SpinCo term loan facility to repay approximately $27 million of SunGard’s tranche C term loan, $713 million of SunGard’s tranche D term loan and $265 million of SunGard’s tranche E term loan, in each case, under the Credit Agreement.

The tranche E term loan and the revolving credit commitments under the Credit Agreement are subject to certain springing maturities such that (a) the tranche E term loan will mature on March 8, 2020 unless (i) all but $250,000,000 in aggregate principal amount of the 2018 Notes are not repaid in full or extended, renewed or refinanced on or prior to August 16, 2018, which refinancing will not mature or require any scheduled amortization or payments of principal prior to the date that is 91 days after March 8, 2020, in which case the tranche E term loan will mature on August 16, 2018 or (ii) all but $250,000,000 in aggregate principal amount of the Senior Subordinated Notes are not repaid in full or extended, renewed or refinanced on or prior to August 2, 2019, which refinancing will not mature or require any scheduled amortization or payments of principal prior to the date that is 91 days after March 8, 2020, in which case the tranche E term loan will mature on August 2, 2019 and (b) the revolving credit commitments will mature on March 8, 2018, unless all but $250,000,000 in aggregate principal amount of the tranche C term loans under the Credit Agreement are not repaid in full or extended, renewed or refinanced on or prior to November 29, 2016, which refinancing will not mature or require any scheduled amortization or payments of principal prior to the date that is 91 days after March 8, 2018, in which case the revolving credit commitments will mature on November 29, 2016.

Secured Accounts Receivable Facility

SunGard also maintains a secured accounts receivables facility, which consists of an outstanding term loan of $140 million and a revolving credit commitment of $60 million as of June 30, 2015. At June 30, 2015, $381 million of accounts receivable secured the borrowings under the receivables facility, and no amount was drawn on the revolving commitment. During January 2014, SunGard removed AS sellers in the accounts receivable facility and, as a result, SunGard repaid $60 million of the term loan component which permanently reduced the facility limit. The impact of removing AS sellers and the resulting $60 million repayment of the term loan had the effect of reducing the amount available for borrowing to an aggregate of $200 million, which is comprised of a $140 million term loan and a $60 million revolving credit commitment.

The receivables facility contains certain covenants. SunGard is required to satisfy and maintain specified facility performance ratios, financial ratios and other financial condition tests.

On May 14, 2014, SunGard amended and restated its secured accounts receivable facility in order to, among other things, (i) extend the maturity date from December 19, 2017 to May 14, 2019 and (ii) reduce the applicable margin on the advances under the facility from 3.50% for LIBOR advances and 2.50% for base rate advances to 3.00% and 2.00%, respectively.

Interest Rate Swaps

SunGard uses interest rate swap agreements to manage the amount of SunGard’s floating rate debt in order to reduce its exposure to variable rate interest payments associated with the senior secured credit facilities. SunGard pays a stream of fixed interest payments for the term of the swaps, and in turn, receives variable interest payments based on one-month LIBOR or three-month LIBOR (0.19% and 0.28%, respectively, at June 30, 2015). The net receipt or payment from the interest rate swap agreements is included in interest expense. As of June 30, 2015, including the impact of SunGard’s outstanding interest rate swaps, the composition of SunGard’s debt was 67% fixed and 33% floating.

A summary of SunGard’s interest rate swaps at June 30, 2015 follows (dollars in millions):

Inception	Maturity	Notional amount (in millions)	Weighted- average Interest rate paid	Interest rate received (LIBOR)
August-September 2012	February 2017	$400	0.69%	1-Month
June 2013	June 2019	100	1.86%	3-Month
September 2013	June 2019	100	2.26%	3-Month
February-March 2014	March 2020	300	2.27%	3-Month

Total / Weighted-Average Interest Rate		$900	1.52%

Contractual Obligations

At December 31, 2014, SunGard’s contractual obligations follow:

(dollars in millions)	Total	2015	2016	2017	2018-2019	Thereafter
Short-term and long-term debt	$4,669	$—	$—	$400	$1,651	$2,618
Interest payments (1)	1,323	269	271	257	451	75
Operating leases	231	62	56	45	47	21
Purchase obligations (2)	123	94	19	6	4	—

Total	$6,346	$425	$346	$708	$2,153	$2,714

(1)	Interest payments consist of interest on both fixed-rate and variable-rate debt. Variable-rate debt consists primarily of the tranche E term loan facility ($1,418 million at 4.00%), and the secured accounts receivable facility ($140 million at 3.16%), each as of December 31, 2014. See Note 5 to SunGard’s consolidated financial statements included elsewhere in this consent solicitation statement/prospectus.
(2)	Purchase obligations include SunGard’s estimate of the minimum outstanding obligations under noncancelable commitments to purchase goods or services.

Gross reserves for uncertain tax positions approximated $104 million as of December 31, 2014. SunGard believes it is more-likely-than-not that the uncertain tax positions for which a benefit has been recognized are sustainable, based solely on their technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. However, SunGard has only recorded the portion of these tax benefits that are greater than fifty percent likely to be realized upon settlement with the taxing authority. To the extent that the relevant taxing authority disagrees with SunGard’s positions it may result in a future cash outlay, which is not included in the contractual obligations table above. See Note 12 to SunGard’s consolidated financial statements included elsewhere in this consent solicitation statement/prospectus.

At December 31, 2014, contingent purchase price obligations that depend upon the operating performance of certain acquired businesses were $6 million, of which approximately $0.5 million is included in other long-term liabilities. SunGard also has outstanding letters of credit and bid bonds that total approximately $19 million.

Depending on market conditions, SunGard, its Sponsors and their affiliates may from time to time repurchase debt securities issued by SDS, in privately negotiated or open market transactions, by tender offer or otherwise.

Use of Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires SunGard to make many estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. Those estimates and judgments are based on historical experience, future expectations and other factors and assumptions SunGard believes to be reasonable under the circumstances. SunGard reviews its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates. A summary of SunGard’s significant accounting policies is contained in Note 1 of Notes to Consolidated Financial Statements. A description of the most critical policies and those areas where estimates have a relatively greater effect in the financial statements follows. Management has discussed the critical accounting policies described below with SunGard’s audit committee.

Revenue Recognition

The following criteria must be met in determining whether revenue may be recorded: (1) persuasive evidence of a contract exists; (2) software has been delivered and/or services have been provided; (3) the price is fixed or determinable; and (4) collection is reasonably assured.

Revenue is recorded as the software is delivered and/or services are provided based on the relative fair value of each element. Unbilled receivables are created when services are performed or software is delivered and revenue is recognized in advance of billings. Deferred revenue is created when billing occurs in advance of performing services or when all revenue recognition criteria have not been met.

SunGard generates revenue from the following sources: (1) Software revenue, (2) SaaS and cloud revenue, and (3) Services revenue.

Software Revenue: SunGard’s Software revenue is comprised of traditional software license fees, maintenance and support fees, and fees from the resale of third-party software licenses. These software license fees include term licenses, perpetual licenses and rental fees. Term licenses generally have three to seven year terms and are generally billed upfront. For software licenses, revenue is recognized at the time the software is delivered assuming all revenue recognition criteria are met. Software rentals are generally offered under either annual or multi-year terms and are billed either monthly or annually in advance. Software rentals combine the license and maintenance services into a bundled element, and the fee is recognized ratably over the corresponding services period when the customer has the right to use the software product and receive maintenance and support services. Maintenance and support are generally offered under annual or multi-year terms and are billed either monthly or annually in advance. SunGard’s maintenance and support provides customers with periodic technology updates and interactive support related to SunGard’s software. Maintenance and support revenue is recognized ratably over the stated term.

SaaS and Cloud Revenue: SunGard’s SaaS and cloud offerings are delivered from its private cloud and are generally offered with three to seven year terms. These offerings are billed monthly and allow customers to take advantage of SunGard’s deep domain expertise while avoiding the upfront cost of licensing and IT infrastructure. SunGard’s SaaS and cloud revenue includes monthly fees, which may include a fixed minimum fee and/or variable fees based on a measure of volume or activity, such as the number of accounts, transactions, users or the number of hours of service. SunGard’s SaaS and cloud revenue also includes revenue from SunGard’s securities brokerage operations, which provide proprietary trading algorithms and a trade execution network. Revenue from SunGard’s securities brokerage operations is recognized as transactions are processed in the case of SunGard’s proprietary trading algorithms, on a fee sharing arrangement for fund processing activity through SunGard’s trade execution network, and on a monthly subscription basis for connectivity to SunGard’s trade execution network.

Services Revenue: SunGard’s services offerings help customers to install, optimize and integrate SunGard’s software into their computing environment. Provided all revenue recognition criteria have been met, for fixed-fee professional services contracts, revenue is recorded based upon proportional performance, measured by the actual number of hours incurred divided by the total estimated number of hours for the project. Changes in the estimated costs or hours to complete the contract, and losses, if any, are reflected in the period during which the change or loss becomes known. SunGard also provides professional services on a time and materials basis, recognized monthly based upon hours incurred to date provided all revenue recognition criteria has been met. In all cases, contract milestones, project risk profile and refund provisions are taken into consideration. Services also includes SunGard’s BPaaS offerings which provide back-office processing services to SunGard’s customers where the process is closely related to a SunGard application.

Revenue Recognition for Multiple-Element Software Arrangements

SunGard enters into arrangements with customers that purchase more than one of SunGard’s software-related products and/or services. Generally, these contracts are multiple-element arrangements since they usually include software products, professional services and ongoing software maintenance and support services. If the customer has possession of the software, or has the contractual right to take immediate possession of the software without significant penalty, software license fees are recognized upon the signing of the contract and delivery of the software if the license fee and fees for other elements within the arrangement are fixed or determinable, collection is probable, and there is sufficient vendor specific evidence of the fair value of each undelivered element.

With respect to multiple-element software arrangements, sufficient evidence of fair value is defined as vendor specific objective evidence (“VSOE”). VSOE of the fair value for each element within an arrangement is based on either historical stand-alone sales of the element to third parties or stated renewal rates within the contract. If evidence of the fair value of each of the elements does not exist, all revenue from the arrangement must be deferred until the earlier of when (1) such evidence does exist for each element, (2) all elements have been delivered, or (3) the evidence of fair value exists for the remaining undelivered elements. If there is no VSOE of the fair value of the delivered element (which is usually the software since the license is rarely if ever sold separately), but there is VSOE of the fair value of each of the undelivered elements (typically maintenance and professional services), then the residual method is used to determine the portion of the arrangement fee allocated to the delivered element. The revenue for each of the undelivered elements is set at the fair value of those elements using VSOE of the price paid when each of the undelivered elements is sold separately. The revenue remaining after allocation to the undelivered elements (i.e., the residual) is allocated to the delivered element.

When there are significant program modifications or customization, installation, systems integration or related services, professional services and license revenue are combined as a single element and recognized in accordance with contract accounting guidance using the proportional performance approach, measured in the manner described above.

When customer payments are extended beyond normal billing terms, license revenue is recorded as each installment becomes due, or at acceptance when there is significant acceptance, technology or service risk.

Revenue also is recorded over the longest service period in those instances where the software is bundled together with post-delivery services and there is not sufficient evidence of the fair value of each undelivered service element.

SunGard’s maintenance and support offerings entitle the customers to receive product upgrades and enhancements on a “when and if available” basis along with technical support, and revenue is recognized ratably over the term of the maintenance and support arrangement. VSOE supporting the fair value of maintenance and support is based on the stated (optional) renewal rates contained in the initial arrangement. VSOE for the maintenance element is dependent upon the software product and the annual maintenance fee is typically 18% to 20% of the software license fee. VSOE supporting the fair value of professional services is based on the standard daily rates charged when those services are sold separately, represented by a substantial portion of transactions falling within a reasonably tight pricing range.

In some software-related multiple-element arrangements, the maintenance or professional services rates are discounted. In these cases, a portion of the software license fee is deferred and recognized as the maintenance or professional services are performed based on VSOE of the services.

Revenue Recognition for Non-Software Multiple-Element Arrangements

SunGard also enters into arrangements with customers that purchase more than one of SunGard’s non-software related services. Non-software services include SunGard’s SaaS and cloud offerings, professional services as well as business process outsourcing services. Each element within a non-software multiple-element arrangement is accounted for as a separate unit of accounting provided the delivered services have value to the customer on a standalone basis, and, for an arrangement that includes a general right of return relative to the delivered services, delivery or performance of the undelivered service is considered probable and is substantially controlled by the company. Where the criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. Deliverables included in a multiple-element arrangement are recognized as a separate element if the deliverable represents the culmination of a separate earnings process. SunGard evaluates this based on the facts and circumstances of each customer arrangement. Any professional services determined to have standalone value are recognized as the services are delivered. Fees associated with professional services which do not have separate utility to the customer are deferred and amortized over the longer of the contract term or the expected customer relationship period of the on-going SaaS or cloud services.

Set-up fees charged to recover initial upfront costs do not meet the standalone value criteria and are deferred until the on-going service can be used as intended. The fees are then recognized as revenue ratably over the longer of the contract term or the expected customer relationship period. Direct costs incurred in connection with these set-up activities are deferred until revenue recognition commences, at which time they are amortized to costs of sales over the same period used for revenue recognition.

For non-software multiple-element arrangements, SunGard allocates revenue to each element based on a selling price hierarchy at the arrangement inception. The selling price for each element is based upon the following selling price hierarchy: VSOE, then third-party evidence (“TPE”), then best estimated selling price (“BESP”). The total arrangement consideration is allocated to each separate unit of accounting for each of the non-software deliverables using the relative selling prices of each unit based on this hierarchy. SunGard limits the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions.

To determine the selling price in non-software multiple-element arrangements, SunGard establishes VSOE of the selling price using the price charged for a deliverable when sold separately. Where VSOE does not exist, TPE is established by evaluating similar competitor products or services in standalone arrangements with similarly situated customers. If SunGard is unable to determine the selling price because VSOE or TPE doesn’t exist, it determines BESP for the purposes of allocating the arrangement consideration. BESP can be determined by considering pricing practices, margin objectives, contractually stated prices, competitive/market conditions and geographies.

Revenue Recognition for Multiple-Element Arrangements with Software and Non-software Elements

In some circumstances, software and non-software deliverables are sold together. At the inception of the contract, each element included in the arrangement must first be evaluated to determine whether it should be classified as a software or non-software element. The relative selling price method is used to allocate the arrangement consideration between the software and non-software elements in total. This is done using the fair value hierarchy as described above. Once this initial allocation is complete, the consideration allocated to software elements will be further allocated based on VSOE of the selling price for each software element, or the residual method for delivered items lacking VSOE. For the non-software elements, consideration is further allocated based on the relative selling price of each element. The amount of revenue recognized for a delivered item is limited to the amount that is not contingent upon the delivery of additional items or meeting a specified performance condition.

SunGard often enters into software license contracts that permit the customer to use a SunGard software product at the customer’s designated site or at the site of their choosing which can include third-party cloud environments as well as SunGard’s private cloud. Careful review is required to determine if the software products being run in these cloud environments are considered software or non-software elements. If the customer has the contractual right to take immediate possession of the software without significant penalty the element would be categorized as software and can be bifurcated from the ongoing services.

Goodwill and Trade Name Impairment Tests

Goodwill

SunGard tests goodwill for impairment annually, at the reporting unit level, and whenever events or circumstances make it likely that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell all or a portion of a reporting unit. SunGard performs its annual goodwill impairment test as of July 1 for each of its reporting units and monitors for interim triggering events on an ongoing basis.

Goodwill is reviewed for impairment utilizing a qualitative assessment or a two-step quantitative process. If SunGard chooses to perform a qualitative assessment and determines that the fair value more likely than not exceeds the carrying value, no further evaluation is necessary. As allowed, in the 2014 annual assessment, SunGard chose to assess the qualitative factors of its reporting units noting that each had a fair value of goodwill in excess of 20% of its respective carrying value as of the most recent step one quantitative test, which was either as of July 1, 2012 or July 1, 2013.

Examples of qualitative factors that management assessed include the company’s financial performance, market and competitive factors in the software and services industry, the amount of excess fair value over the carrying value of each reporting unit evident in prior years and other events specific to SunGard’s reporting units.

SunGard considered factors that would impact the reporting unit fair values as estimated by the market and income approaches used in the last step one test. SunGard reviewed current projections of cash flows and compared these current projections to the projections included in the most recent step one test, and considered the fact that no new significant competitors entered the marketplace in the industry and that consumer demand for the industry’s products remains relatively constant, if not growing slightly. Also, economic factors over the past year (or two years in the case of units that were last tested quantitatively as of July 1, 2012) did not significantly affect the discount rates used for the valuation of these reporting units. SunGard concluded that events occurring since the last step one test did not have a significant impact on the fair value of each of these reporting units. Therefore, SunGard determined that it was not necessary to perform a quantitative (step one) goodwill impairment test for these reporting units as the fair value of each reporting unit appeared to exceed its respective carrying value.

If a quantitative test is elected or required, in step one of the two-step process, SunGard estimates the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). SunGard then compares the estimated fair value to the carrying value. If there is a deficiency (the estimated fair value of a reporting unit is less than the carrying value), a step-two test is required. In step two, the amount of any goodwill impairment is measured by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of goodwill, with any resulting impairment reflected in operations. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Estimating the fair value of a reporting unit requires various assumptions including projections of future cash flows, perpetual growth rates and discount rates that reflect the risks associated with achieving those cash flows. The assumptions about future cash flows and growth rates are based on management’s assessment of a number of factors including the reporting unit’s recent performance against budget, performance of the market that the reporting unit serves, as well as industry and general economic data from third-party sources. Discount rate assumptions are based on an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit. There were no goodwill impairment charges in continuing operations in 2012, 2013 or 2014.

Trade Name

The trade name intangible asset represents the fair value of the SunGard trade name and is an indefinite-lived asset not subject to amortization. SunGard performed an interim impairment test as of March 31, 2014 as a result of the AS Split Off. The annual impairment test of the SunGard trade name was performed in the third quarter of 2014.

Interim Impairment Test

The AS Split Off triggered an interim impairment test of the carrying value of the SunGard trade name as of March 31, 2014 due to changes in how the trade name is being used following the AS Split Off. SunGard utilized an income approach known as the relief-from-royalty method to determine the fair value of the SunGard trade name. Under this method, a royalty rate was applied to SunGard’s projected revenues to determine the annual cash savings attributable to ownership of the trade name. This amount was then tax-effected and discounted to present value to ultimately arrive at the estimated fair value of the trade name.

SunGard developed certain assumptions and estimates related to the calculation of fair value of SunGard’s trade name. The fair value assumptions and estimates primarily included projections of future revenues, a royalty rate, a tax rate, and a discount rate. The loss of projected AS revenues due to the AS Split Off had a significant negative impact on the results of the trade name valuation. Based on the results of the impairment test, the fair value of the trade name was determined to be lower than its carrying value and resulted in a $339 million impairment of the trade name as of March 31, 2014.

In connection with the AS Split Off, SunGard and AS agreed to a two-year royalty-free period for AS’ limited use of a derivative of the trade name, after which it will pay a pre-determined royalty rate based on its annual revenue for a specified number of years. As of March 31, 2014, SunGard transferred an $8 million “right-to-use” asset representing the value of AS’ limited right to use the “SUNGARD AVAILABILITY SERVICES” trade name during the royalty-free period.

Annual Impairment Test

As of July 1, 2014, SunGard completed its annual impairment test and determined that the fair value of the trade name exceeded its carrying value, resulting in no further impairment of the trade name since the interim test performed as of March 31, 2014. From a sensitivity standpoint, a 50 basis point decrease in the assumed royalty rate would have resulted in an impairment of the trade name asset of approximately $123 million. A 50 basis point increase in the discount rate would result in an impairment of the trade name asset of approximately $24 million (100 basis point increase would result in an impairment of approximately $59 million). Furthermore, to the extent that additional businesses are sold, split-off or otherwise divested in the future, or revenues related to continuing operations decline, the revenue supporting the trade name will decline, which may result in further impairment charges.

See Note 1 to SunGard’s consolidated financial statements included elsewhere in this consent solicitation statement/prospectus.

Accounting for Income Taxes

SunGard is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgments are required in determining the consolidated provision for income taxes. Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are calculated based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using the enacted income tax rates expected to be in effect during the years in which the temporary differences are expected to reverse.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Significant judgment is required in determining whether a valuation allowance should be recorded against deferred tax assets. In assessing the need for a valuation allowance, SunGard considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that SunGard changes its determination as to the amount of deferred tax assets that can be realized, SunGard will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, SunGard recognizes tax liabilities based on estimates of whether additional taxes and interest might be due. These tax liabilities are recognized when, despite SunGard’s belief that its tax return positions are supportable, SunGard believes that certain positions may not be fully sustained upon review by tax authorities. SunGard believes that its accruals for tax liabilities are adequate for all years open to examination by taxing authorities based on its assessment of many factors, including past experience and interpretations of the tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that new information becomes available which causes SunGard to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. Judgment is required in assessing and estimating these amounts and differences between the actual outcome of these future tax consequences and SunGard’s estimates could have a material effect on its consolidated financial results.

The consolidated provision for income taxes will change period-to-period based on nonrecurring events, such as impairments of goodwill and certain intangible assets, the settlement of income tax examinations and changes in tax laws, as well as recurring factors including the geographic mix of income before taxes, the repatriation of earnings from foreign subsidiaries, state and local taxes and the effects of tax planning.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

SunGard does not use derivative financial instruments for trading or speculative purposes. SunGard has invested its available cash in short-term, highly liquid financial instruments, with a substantial portion having initial maturities of three months or less. When necessary, SunGard has borrowed to fund acquisitions.

Interest Rate Risk

At June 30, 2015, SunGard had total debt of $4.67 billion, including $2.46 billion of variable rate debt. SunGard has entered into interest rate swap agreements which fix the interest rates for $900 million of SunGard’s variable rate debt. Swap agreements expiring in February 2017 with a notional value of $400 million effectively fix SunGard’s interest rates at 0.69%. Swap agreements expiring in June 2019 with a notional value of $200 million effectively fix SunGard’s interest rates at 2.06%. Swap agreements expiring in March 2020 with a notional value of $300 million effectively fix SunGard’s interest rates at 2.27%. SunGard’s remaining variable rate debt of $1.56 billion is subject to changes in underlying interest rates, and, accordingly, SunGard’s interest payments will fluctuate. During the period when all of SunGard’s interest rate swap agreements are effective, a 1% change in interest rates would result in a change in interest of approximately $16 million per year. Upon the expiration of the $400 million interest rate swap agreements in February 2017, a 1% change in interest rates would result in an incremental change in interest of approximately $4 million, or a total of $20 million. Upon the expiration of the $200 million interest rate swap agreements in June 2019, a 1% change in interest rates would result in an incremental change in interest of approximately $2 million, or a total of $22 million. Upon the expiration of the $300 million interest rate swap agreements in March 2020, a 1% change in interest rates would result in an incremental change in interest of approximately $3 million, or a total of $25 million.

Foreign Currency Exchange Rate Risk

During 2014, approximately 39% of SunGard’s revenue was from customers outside the United States with approximately 64% of this revenue coming from customers located in the United Kingdom, Continental Europe and Canada. Only a portion of the revenue from customers outside the United States is denominated in other currencies, the majority being pound Sterling and Euros. Revenue and expenses of SunGard’s foreign operations are generally denominated in their respective local currencies. SunGard continues to monitor its exposure to currency exchange rates and it enters into currency hedging transactions from time to time to mitigate certain currency exposures.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough, LLP, Atlanta, Georgia, will pass upon the validity of the shares of FIS offered by this consent solicitation statement/prospectus.

EXPERTS

The consolidated financial statements of FIS as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014 and FIS’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SunGard as of December 31, 2014 and December 31, 2013 and for each of the three years in the period ended December 31, 2014 and SunGard’s management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2014 included in this consent solicitation statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

FIS and SunGard file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports, statements or other information filed by either FIS or SunGard at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of FIS and SunGard are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

You may consult FIS’ website for more information about FIS at www.fisglobal.com. Information included on FIS’ website is not incorporated by reference into this consent solicitation statement/prospectus. You should not rely on such information in deciding whether to adopt the Merger Agreement unless such information is in this consent solicitation statement/prospectus or has been incorporated by reference into this consent solicitation statement/prospectus.

FIS has filed with the SEC a registration statement on Form S-4, of which this consent solicitation statement/prospectus is a part, under the Securities Act, to register the issuance of FIS common stock in the Mergers. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about FIS, FIS common stock and SunGard. As allowed by SEC rules, this consent solicitation statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows FIS to “incorporate by reference” information into this consent solicitation statement/prospectus. This means that FIS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this consent solicitation statement/prospectus, except for any information that is superseded by information that is included directly in this consent solicitation statement/prospectus or incorporated by reference subsequent to the date of this consent solicitation statement/prospectus.

This consent solicitation statement/prospectus incorporates by reference the documents listed below that FIS has previously filed with the SEC. They contain important information about FIS and its financial condition. The following documents, which were filed by FIS with the SEC, are incorporated by reference into this consent solicitation statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	FIS’ definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2015;

•	FIS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015 except for the following sections, which were updated by the Current Report on Form 8-K dated May 8, 2015: Part I, Item 1. “Business”; Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and Part II, Item 8. “Financial Statements and Supplementary Data”;

•	FIS’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 8, 2015;

•	FIS’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 6, 2015;

•	FIS’ Current Report on Form 8-K dated May 8, 2015, filed with the SEC on May 8, 2015;

•	FIS’ Current Report on Form 8-K dated May 13, 2015, filed with the SEC on May 13, 2015;

•	FIS’ Current Report on Form 8-K dated May 27, 2015, filed with the SEC on June 1, 2015;

•	FIS’ Current Report on Form 8-K dated June 1, 2015, filed with the SEC on June 2, 2015;

•	FIS’ Current Report on Form 8-K dated August 12, 2015, filed with the SEC on August 12, 2015;

•	FIS’ Current Report on Form 8-K dated August 12, 2015, filed with the SEC on August 14, 2015;

•	FIS’ Current Report on Form 8-K dated August 21, 2015, filed with the SEC on August 25, 2015;

•	FIS’ Current Report on Form 8-K dated September 1, 2015, filed with the SEC on September 3, 2015;

•	FIS’ Current Report on Form 8-K dated October 13, 2015, filed with the SEC on October 13, 2015;

•	FIS’ Current Report on Form 8-K dated October 13, 2015, filed with the SEC on October 15, 2015;

•	FIS’ Current Report on Form 8-K dated October 20, 2015, filed with the SEC on October 20, 2015; and

•	The description of FIS’ common stock, par value $0.01 per share, contained in FIS’ Registration Statement on Form 10-12B/A filed with the SEC on June 11, 2004, including any amendment or report filed for the purpose of updating such description.

In addition, FIS incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this consent solicitation statement/prospectus and the date on which the Mergers are consummated. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information deemed furnished and not filed in accordance with SEC rules, as well as proxy statements.

FIS also incorporates by reference the Merger Agreement attached to this consent solicitation statement/prospectus as Annex A, the Support and Standstill Agreements attached to this consent solicitation statement/prospectus as Annexes B-H and the Registration Rights Agreement attached to this consent solicitation statement/prospectus as Annex I.

FIS has supplied all information contained in or incorporated by reference into this consent solicitation statement/prospectus relating to FIS, and SunGard has supplied all information contained in this consent solicitation statement/prospectus relating to SunGard.

You can obtain any of the documents incorporated by reference into this consent solicitation statement/prospectus from FIS or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from FIS without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit into this consent solicitation statement/prospectus. FIS stockholders and SunGard stockholders may request a copy of such documents by contacting: Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204 USA.

In addition, you may obtain copies of the information relating to FIS, without charge, by visiting www.fisglobal.com. FIS and SunGard have not authorized anyone to give any information or make any representation about the Mergers or FIS and SunGard that is different from, or in addition to, that contained in this consent solicitation statement/prospectus or in any of the materials that FIS has incorporated into this consent solicitation statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this consent solicitation statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this consent solicitation statement/prospectus does not extend to you. The information contained in this consent solicitation statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this consent solicitation statement/prospectus to stockholders nor the issuance of FIS common stock in the Mergers should create any implication to the contrary.

SUNGARD AND SUBSIDIARIES

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of SunGard’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Management conducted an assessment of the Companies’ internal control over financial reporting as of December 31, 2014 based on the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013). Based on the assessment, management concluded that, as of December 31, 2014, the Company’s internal control over financial reporting is effective.

The effectiveness of the Companies’ internal control over financial reporting as of December 31, 2014 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report with respect to the Company which appears herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SunGard

(formerly known as SunGard Capital Corp.):

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), of changes in equity and of cash flows present fairly, in all material respects, the financial position of SunGard, formerly known as SunGard Capital Corp., and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 25, 2015

SunGard

Consolidated Balance Sheets

(In millions except share and per-share amounts)

	December 31, 2013	December 31, 2014
Assets
Current:
Cash and cash equivalents	$675	$447
Trade receivables, less allowance for doubtful accounts of $17 and $22	565	572
Earned but unbilled receivables	92	114
Prepaid expenses and other current assets	127	116
Assets of discontinued operations	2,516	—

Total current assets	3,975	1,249
Property and equipment, less accumulated depreciation of $376 and $414	152	152
Software products, less accumulated amortization of $1,644 and $1,754	270	224
Customer base, less accumulated amortization of $486 and $531	421	360
Other assets, less accumulated amortization of $21 and $22	113	94
Trade name	1,019	672
Goodwill	3,828	3,760

Total Assets	$9,778	$6,511

Liabilities and Equity
Current:
Short-term and current portion of long-term debt	$290	$—
Accounts payable	8	21
Accrued compensation and benefits	245	227
Accrued interest expense	40	30
Other accrued expenses	129	131
Deferred revenue	589	589
Liabilities of discontinued operations	799	—

Total current liabilities	2,100	998
Long-term debt	6,094	4,669
Deferred and other income taxes	746	616
Other long-term liabilities	39	39

Total liabilities	8,979	6,322

Commitments and contingencies
Non-controlling interest in preferred stock of a subsidiary subject to a put option	42	37
Class L common stock subject to a put option	58	57
Class A common stock subject to a put option	4	3
Stockholders’ equity:
Class L common stock, convertible, par value $.001 per share; cumulative 13.5% per annum, compounded quarterly; aggregate liquidation preference of $7,040 million and $8,064 million; 50,000,000 shares authorized, 29,062,421 shares issued	—	—
Class A common stock, par value $.001 per share; 550,000,000 shares authorized, 261,565,118 shares issued	—	—
Capital in excess of par value	2,482	2,674
Treasury stock, 528,709 and 442,460 shares of Class L common stock; and 4,761,694 and 3,985,453 shares of Class A common stock	(47)	(38)
Accumulated deficit	(3,497)	(3,902)
Accumulated other comprehensive income (loss)	16	(132)

Total SunGard stockholders’ equity (deficit)	(1,046)	(1,398)
Non-controlling interest in preferred stock of a subsidiary	1,741	1,490

Total equity	695	92

Total Liabilities and Equity	$9,778	$6,511

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statements of Income (Loss)

(In millions)

	Year Ended December 31,
	2012	2013	2014
Revenue	$2,808	$2,761	$2,809
Costs and expenses:
Cost of sales and direct operating (excluding items described in Note 1)	1,082	1,045	1,098
Sales, marketing and administration	643	634	667
Product development and maintenance	422	392	376
Depreciation	96	104	107
Amortization of acquisition-related intangible assets	217	182	136
Trade name impairment charge	—	—	339

Total costs and expenses	2,460	2,357	2,723

Operating income	348	404	86
Other income (expense):
Interest income	1	1	1
Interest expense and amortization of deferred financing fees	(360)	(326)	(291)
Loss on extinguishment of debt	(82)	(6)	(61)
Other income (expense)	1	(2)	—

Other income (expense)	(440)	(333)	(351)

Income (loss) from continuing operations before income taxes	(92)	71	(265)
Benefit from (provision for) income taxes	49	(26)	57

Income (loss) from continuing operations	(43)	45	(208)
Income (loss) from discontinued operations, net of tax	(23)	17	(14)

Net income (loss)	(66)	62	(222)
Income attributable to the non-controlling interest	(251)	(169)	(174)

Net loss attributable to SunGard.	$(317)	$(107)	$(396)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statements of Comprehensive Income (Loss)

(In millions)

	Year Ended December 31,
	2012	2013	2014
Net income (loss)	$(66)	$62	$(222)
Other comprehensive income (loss):
Foreign currency translation, net	33	19	(65)
Unrealized gain (loss) on derivative instruments, net of tax	10	3	(5)
Other, net of tax	—	(3)	(3)

Other comprehensive income (loss), net of tax	43	19	(73)

Comprehensive income (loss)	(23)	81	(295)
Comprehensive income attributable to the non-controlling interest	(251)	(169)	(174)

Comprehensive loss attributable to SunGard	$(274)	$(88)	$(469)

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2012	2013	2014
Cash flow from operations:
Net income (loss)	$(66)	$62	$(222)
Income (loss) from discontinued operations	(23)	17	(14)

Income (loss) from continuing operations	(43)	45	(208)
Reconciliation of income (loss) from continuing operations to cash flow from (used in) operations:
Depreciation and amortization	313	286	243
Trade name impairment charge	—	—	339
Deferred income tax provision (benefit)	(54)	(24)	(104)
Stock compensation expense	31	39	42
Amortization of deferred financing fees and debt discount	36	37	18
Loss on extinguishment of debt	82	6	61
Other noncash items	(1)	1	—
Changes in working capital:
Accounts receivable and other current assets	58	(3)	(57)
Accounts payable and accrued expenses	(11)	(5)	(18)
Accrued interest	(49)	(1)	(5)
Accrued income taxes	(52)	7	12
Deferred revenue	(23)	33	9

Cash flow from (used in) continuing operations	287	421	332
Cash flow from (used in) discontinued operations	(43)	324	33

Cash flow from (used in) operations	244	745	365

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(40)	(2)	(4)
Additions to property and equipment, and software	(75)	(70)	(81)
Additions to capitalized software	(22)	(41)	(62)
Other investing activities	1	1	—

Cash provided by (used in) continuing operations	(136)	(112)	(147)
Cash provided by (used in) discontinued operations	1,597	(146)	7

Cash provided by (used in) investment activities	1,461	(258)	(140)

Financing activities:
Cash received from borrowings, net of fees	1,715	2,171	(7)
Cash used to repay debt	(2,943)	(2,475)	(1,326)
Premium paid to retire debt	(48)	—	—
Dividends paid	(724)	(3)	(2)
Cash used to purchase treasury stock	(22)	(10)	(9)
Other financing activities	(14)	(7)	(11)

Cash provided by (used in) continuing operations	(2,036)	(324)	(1,355)
Cash provided by (used in) discontinued operations	(3)	(2)	887

Cash provided by (used in) financing activities	(2,039)	(326)	(468)

Effect of exchange rate changes on cash	7	(1)	(16)

Increase (decrease) in cash and cash equivalents	(327)	160	(259)
Beginning cash and cash equivalents includes cash of discontinued operations: 2012, $41; 2013, $11; 2014, $31	873	546	706

Ending cash and cash equivalents includes cash of discontinued operations: 2012, $11; 2013, $31; 2014, $-	$546	$706	$447

Supplemental information:
Interest paid	$444	$363	$302

Income taxes paid, net of refunds of $8 million, $21 million and $19 million, respectively	$482	$86	$43

Non-cash financing activities:
Distribution of net assets of SpinCo (see Note 1)	$—	$—	$227

Receipt of SpinCo Notes in connection with AS Split-Off (see Note 1)	$—	$—	$425

Exchange of SpinCo Notes for SunGard Notes (see Note 5)	$—	$—	$389

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Consolidated Statement of Changes in Equity

(In millions)

			Permanent Equity
								Treasury Stock
	Temporary Equity			Common Stock				Common Stock
	Subject to a put option			Number of Shares issued				Shares
	Class L	Class A	Non- controlling Interest	Class L	Class A	Par Value	Capital in Excess of Par Value	Class L	Class A	Par Value	Amount
Balances at December 31, 2011	$47	$6	$28	29	260	$—	$2,768	—	3	$—	$(39)
Net income (loss)	—	—	1	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax expense of $2)	—	—	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	38	—	—	—	—
Dividends declared ($72.80 per preferred share)	—	—	(3)	—	—	—	(300)	—	—	—	—
Issuance of common and preferred stock	(1)	—	(1)	—	1	—	1	—	—	—	—
Purchase of treasury stock	(1)	—	—	—	—	—	(4)	1	2	—	(11)
Transfer intrinsic value of vested restricted stock units to temporary equity	18	1	10	—	—	—	(30)	—	—	—	—
Cancellation of put options due to employee terminations	(18)	(2)	(9)	—	—	—	24	—	—	—	—
Other	—	—	—	—	—	—	(14)	—	—	—	—

Balances at December 31, 2012	45	5	26	29	261	—	2,483	1	5	—	(50)
Net income (loss)	—	—	2	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax expense of $3)	—	—	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	46	—	—	—	—
Issue common and preferred stock	—	—	—	—	1	—	(9)	—	—	—	9
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	(6)
Transfer intrinsic value of vested restricted stock units to temporary equity	23	1	17	—	—	—	(41)	—	—	—	—
Cancellation of put options due to employee terminations	(10)	(2)	(3)	—	—	—	12	—	—	—	—
Other	—	—	—	—	—	—	(9)	—	—	—	—

Balances at December 31, 2013	58	4	42	29	262	—	2,482	1	5	—	(47)
Net income (loss)	—	—	1	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—
Net unrealized gain on derivative instruments (net of tax benefit of $3)	—	—	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	44	—	—	—	—
Issue common and preferred stock	(1)	—	—	—	—	—	(12)	(1)	(1)	—	15
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	(6)
Impact of exchange of SpinCo common stock for preferred stock of a subsidiary	—	—	(1)	—	—	—	174	—	—	—	—
Impact of modification of SunGard Awards	3	—	(4)	—	—	—	—	—	—	—	—
Impact of modification of SpinCo Awards	(8)	—	(6)	—	—	—	13	—	—	—	—
Transfer intrinsic value of vested restricted stock units to temporary equity	20	—	13	—	—	—	(33)	—	—	—	—
Cancellation of put options due to employee terminations	(15)	(1)	(8)	—	—	—	18	—	—	—	—
Other	—	—	—	—	—	—	(12)	—	—	—	—

Balances at December 31, 2014	$57	$3	$37	29	262	$—	$2,674	—	4	$—	$(38)

The accompanying notes are an integral part of these consolidated financial statements

SunGard

Consolidated Statement of Changes in Equity (continued)

(In millions)

	Permanent Equity
		Accumulated Other Comprehensive Income (Loss)
	Retained Earnings (Accumulated Deficit)	Foreign Currency Translation	Net Unrealized Gain (Loss) on Derivative Instruments	Other	Non-controlling Interest	Total
Balances at December 31, 2011	$(3,346)	$(37)	$(9)	$—	$2,038	$1,375
Net income (loss)	(317)	—	—	—	251	(66)
Foreign currency translation	—	33	—	—	—	33
Net unrealized gain on derivative instruments (net of tax expense of $2)	—	—	10	—	—	10
Stock compensation expense	—	—	—	—	—	38
Dividends declared ($72.80 per preferred share)	272	—	—	—	(714)	(742)
Issuance of common and preferred stock	—	—	—	—	—	1
Purchase of treasury stock	—	—	—	—	(6)	(21)
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	—	(30)
Cancellation of put options due to employee terminations	—	—	—	—	6	30
Other	—	—	—	—	—	(14)

Balances at December 31, 2012	(3,391)	(4)	1	—	1,575	614
Net income (loss)	(107)	—	—	—	167	60
Foreign currency translation	—	19	—	—	—	19
Net unrealized gain on derivative instruments (net of tax expense of $3)	—	—	3	—	—	3
Stock compensation expense	—	—	—	—	—	46
Issue common and preferred stock	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(4)	(10)
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	—	(41)
Cancellation of put options due to employee terminations	—	—	—	—	3	15
Other	1	—	—	(3)	—	(11)

Balances at December 31, 2013	(3,497)	15	4	(3)	1,741	695
Net income (loss)	(396)	—	—	—	173	(223)
Foreign currency translation	—	(65)	—	—	—	(65)
Net unrealized gain on derivative instruments (net of tax benefit of $3)	—	—	(5)	—	—	(5)
Stock compensation expense	—	—	—	—	—	44
Issue common and preferred stock	—	—	—	—	—	3
Purchase of treasury stock	—	—	—	—	(3)	(9)
Impact of exchange of SpinCo common stock for preferred stock of a subsidiary	(9)	(75)	—	—	(428)	(338)
Impact of modification of SunGard Awards	—	—	—	—	—	—
Impact of modification of SpinCo Awards	—	—	—	—	—	13
Transfer intrinsic value of vested restricted stock units to temporary equity	—	—	—	—	—	(33)
Cancellation of put options due to employee terminations	—	—	—	—	6	24
Other	—	—	—	(3)	1	(14)

Balances at December 31, 2014	$(3,902)	$(125)	$(1)	$(6)	$1,490	$92

The accompanying notes are an integral part of these consolidated financial statements.

SunGard

Notes to Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies:

SunGard (the “Company”), which was formerly named SunGard Capital Corp., is one of the world’s leading software and technology services companies and has two reportable segments: Financial Systems (“FS”) and Public Sector & Education (“PS&E”). The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

SunGard Data Systems Inc., a wholly owned subsidiary of SunGard, was acquired on August 11, 2005 in a leveraged buy-out (the “LBO”) by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake and TPG (collectively, the “Sponsors”). SunGard and certain other holding companies have no other operations beyond those of their ownership of SunGard Data Systems Inc.

On March 31, 2014, SunGard completed the split-off of its Availability Services (“AS”) business to its existing stockholders, including its private equity owners, on a tax-free and pro-rata basis. As part of that transaction, the assets and liabilities of the AS business were contributed to a new subsidiary, and then SunGard transferred all of its ownership interests in that subsidiary to Sungard Availability Services Capital, Inc. (“SpinCo”) in exchange for common stock of SpinCo, approximately $425 million of SpinCo senior notes (“SpinCo Notes”), and $1,005 million of net cash proceeds from the issuance of an AS term loan facility (“SpinCo Term Loan”). Immediately after these transactions, SunGard distributed the common stock of SpinCo through SunGard’s ownership chain ultimately to SunGard Capital Corp. II (SCCII), a subsidiary of SunGard, and then all stockholders of preferred stock of SCCII exchanged a portion of their shares of preferred stock for all of the shares of common stock of SpinCo on a pro-rata basis (together, with the transactions described above, the “AS Split-Off”). As a result, on March 31, 2014 the preferred stockholders of SCCII owned 100% of the common stock of SpinCo, a separate, independent company. The distribution of AS’ nets assets in connection with the AS Split-Off was based on the recorded amount of the net assets and did not result in a gain or loss upon disposal in the consolidated financial statements.

The AS business and two small FS businesses that were sold on January 31, 2014 have been included in the Company’s financial results as discontinued operations for all periods presented.

Certain prior year amounts have been reclassified to conform to current presentation. Refer to Note 2 of the Notes to Consolidated Financial Statements for information regarding the reclassification of facilities and information technology-related expenses to more accurately present them within the functional expense categories for the years ended December 31, 2012 and 2013.

The Consolidated Statements of Income (Loss) for the years ended December 31, 2012 and 2013 have been revised to present stock compensation expense and developer time spent on customer billable professional services projects in the correct functional expense categories. Refer to Note 2 of Notes to Consolidated Financial statements for additional details.

The Consolidated Balance Sheet as of December 31, 2013 has been revised to correct an immaterial misclassification of certain income tax receivable balances. Total assets and total liabilities each decreased by $7 million at December 31, 2013.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make many estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. The Company evaluates its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates.

Revenue Recognition

The following criteria must be met in determining whether revenue may be recorded: (1) persuasive evidence of a contract exists; (2) software has been delivered and/or services have been provided; (3) the price is fixed or determinable; and (4) collection is reasonably assured.

Revenue is recorded as the software is delivered and/or services are provided based on the relative fair value of each element. Unbilled receivables are created when services are performed or software is delivered and revenue is recognized in advance of billings. Deferred revenue is created when billing occurs in advance of performing services or when all revenue recognition criteria have not been met.

We generate revenue from the following sources: (1) Software revenue, (2) SaaS and cloud revenue, and (3) Services revenue.

Software Revenue: Our Software revenue is comprised of traditional software license fees, maintenance and support fees, and fees from the resale of third-party software licenses. These software license fees include term licenses, perpetual licenses and rental fees. Term licenses generally have three to seven year terms and are generally billed upfront. For software licenses, revenue is recognized at the time the software is delivered assuming all revenue recognition criteria are met. Software rentals are generally offered under either annual or multi-year terms and are billed either monthly or annually in advance. Software rentals combine the license and maintenance services into a bundled element, and the fee is recognized ratably over the corresponding services period when the customer has the right to use the software product and receive maintenance and support services. Maintenance and support are generally offered under annual or multi-year terms and are billed either monthly or annually in advance. Our maintenance and support provides customers with periodic technology updates and interactive support related to our software. Maintenance and support revenue is recognized ratably over the stated term.

SaaS and Cloud Revenue: Our SaaS and cloud offerings are delivered from our private cloud and are generally offered with three to seven year terms. These offerings are billed monthly and allow customers to take advantage of SunGard’s deep domain expertise while avoiding the upfront cost of licensing and IT infrastructure. Our SaaS and cloud revenue includes monthly fees, which may include a fixed minimum fee and/or variable fees based on a measure of volume or activity, such as the number of accounts, transactions, users or the number of hours of service. Our SaaS and cloud revenue also includes revenue from our securities brokerage operations, which provide proprietary trading algorithms and a trade execution network. Revenue from our securities brokerage operations is recognized as transactions are processed in the case of our proprietary trading algorithms, on a fee sharing arrangement for fund processing activity through our trade execution network, and on a monthly subscription basis for connectivity to our trade execution network.

Services Revenue: Our services offerings help customers to install, optimize and integrate SunGard’s software into their computing environment. Provided all revenue recognition criteria have been met, for fixed-fee professional services contracts, revenue is recorded based upon proportional performance, measured by the actual number of hours incurred divided by the total estimated number of hours for the project. Changes in the estimated costs or hours to complete the contract, and losses, if any, are reflected in the period during which the change or loss becomes known. The Company also provides professional services on a time and materials basis, recognized monthly based upon hours incurred to date provided all revenue recognition criteria has been met. In all cases, contract milestones, project risk profile and refund provisions are taken into consideration. Services also includes SunGard’s BPaaS offerings which provide back-office processing services to our customers where the process is closely related to a SunGard application.

Revenue Recognition for Multiple-Element Software Arrangements

We enter into arrangements with customers that purchase more than one of our software-related products and/or services. Generally, these contracts are multiple-element arrangements since they usually include software products, professional services and ongoing software maintenance and support services. If the customer has possession of the software, or has the contractual right to take immediate possession of the software without significant penalty, software license fees are recognized upon the signing of the contract and delivery of the software if the license fee and fees for other elements within the arrangement are fixed or determinable, collection is probable, and there is sufficient vendor specific evidence of the fair value of each undelivered element.

With respect to multiple-element software arrangements, sufficient evidence of fair value is defined as vendor specific objective evidence (“VSOE”). VSOE of the fair value for each element within an arrangement is based on either historical stand-alone sales of the element to third parties or stated renewal rates within the contract. If evidence of the fair value of each of the elements does not exist, all revenue from the arrangement must be deferred until the earlier of when (1) such evidence does exist for each element, (2) all elements have been delivered, or (3) the evidence of fair value exists for the remaining undelivered elements. If there is no VSOE of the fair value of the delivered element (which is usually the software since the license is rarely if ever sold separately), but there is VSOE of the fair value of each of the undelivered elements (typically maintenance and professional services), then the residual method is used to determine the portion of the arrangement fee allocated to the delivered element. The revenue for each of the undelivered elements is set at the fair value of those elements using VSOE of the price paid when each of the undelivered elements is sold separately. The revenue remaining after allocation to the undelivered elements (i.e., the residual) is allocated to the delivered element.

When there are significant program modifications or customization, installation, systems integration or related services, professional services and license revenue are combined as a single element and recognized in accordance with contract accounting guidance using the proportional performance approach, measured in the manner described above.

When customer payments are extended beyond normal billing terms, license revenue is recorded as each installment becomes due, or at acceptance when there is significant acceptance, technology or service risk.

Revenue also is recorded over the longest service period in those instances where the software is bundled together with post-delivery services and there is not sufficient evidence of the fair value of each undelivered service element.

Our maintenance and support offerings entitle the customers to receive product upgrades and enhancements on a “when and if available” basis along with technical support, and revenue is recognized ratably over the term of the maintenance and support arrangement. VSOE supporting the fair value of maintenance and support is based on the stated (optional) renewal rates contained in the initial arrangement. VSOE for the maintenance element is dependent upon the software product and the annual maintenance fee is typically 18% to 20% of the software license fee. VSOE supporting the fair value of professional services is based on the standard daily rates charged when those services are sold separately, represented by a substantial portion of transactions falling within a reasonably tight pricing range.

In some software-related multiple-element arrangements, the maintenance or professional services rates are discounted. In these cases, a portion of the software license fee is deferred and recognized as the maintenance or professional services are performed based on VSOE of the services.

Revenue Recognition for Non-Software Multiple-Element Arrangements

We also enter into arrangements with customers that purchase more than one of our non-software related services. Non-software services include our SaaS and cloud offerings, professional services as well as business process outsourcing services. Each element within a non-software multiple-element arrangement is accounted for as a separate unit of accounting provided the delivered services have value to the customer on a standalone basis, and, for an arrangement that includes a general right of return relative to the delivered services, delivery or performance of the undelivered service is considered probable and is substantially controlled by the Company. Where the criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. Deliverables included in a multiple-element arrangement are recognized as a separate element if the deliverable represents the culmination of a separate earnings process. The Company evaluates this based on the facts and circumstances of each customer arrangement. Any professional services determined to have standalone value are recognized as the services are delivered. Fees associated with professional services which do not have separate utility to the customer are deferred and amortized over the longer of the contract term or the expected customer relationship period of the on-going SaaS or cloud services.

Set-up fees charged to recover initial upfront costs do not meet the standalone value criteria and are deferred until the on-going service can be used as intended. The fees are then recognized as revenue ratably over the longer of the contract term or the expected customer relationship period. Direct costs incurred in connection with these set-up activities are deferred until revenue recognition commences, at which time they are amortized to costs of sales over the same period used for revenue recognition.

For non-software multiple-element arrangements, the Company allocates revenue to each element based on a selling price hierarchy at the arrangement inception. The selling price for each element is based upon the following selling price hierarchy: VSOE, then third-party evidence (“TPE”), then best estimated selling price (“BESP”). The total arrangement consideration is allocated to each separate unit of accounting for each of the non-software deliverables using the relative selling prices of each unit based on this hierarchy. The Company limits the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions.

To determine the selling price in non-software multiple-element arrangements, the Company establishes VSOE of the selling price using the price charged for a deliverable when sold separately. Where VSOE does not exist, TPE is established by evaluating similar competitor products or services in standalone arrangements with similarly situated customers. If the Company is unable to determine the selling price because VSOE or TPE doesn’t exist, it determines BESP for the purposes of allocating the arrangement consideration. BESP can be determined by considering pricing practices, margin objectives, contractually stated prices, competitive/market conditions and geographies.

Revenue Recognition for Multiple-Element Arrangements with Software and Non-software Elements

In some circumstances, software and non-software deliverables are sold together. At the inception of the contract, each element included in the arrangement must first be evaluated to determine whether it should be classified as a software or non-software element. The relative selling price method is used to allocate the arrangement consideration between the software and non-software elements in total. This is done using the fair value hierarchy as described above. Once this initial allocation is complete, the consideration allocated to software elements will be further allocated based on VSOE of the selling price for each software element, or the residual method for delivered items lacking VSOE. For the non-software elements, consideration is further allocated based on the relative selling price of each element. The amount of revenue recognized for a delivered item is limited to the amount that is not contingent upon the delivery of additional items or meeting a specified performance condition.

We often enter into software license contracts that permit the customer to use a SunGard software product at the customer’s designated site or at the site of their choosing which can include third-party cloud environments as well as our private cloud. Careful review is required to determine if the software products being run in these cloud environments are considered software or non-software elements. If the customer has the contractual right to take immediate possession of the software without significant penalty the element would be categorized as software and can be bifurcated from the ongoing services.

Cost of Sales and Direct Operating Expenses

Cost of sales and direct operating expenses represents the cost of providing the Company’s software and services offerings to customers and excludes depreciation, amortization and the cost of maintenance.

Cash and Cash Equivalents

Cash and cash equivalents consist of investments that are readily convertible into cash and have original maturities of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company sells a significant portion of its products and services to the financial services industry and could be affected by the overall condition of that industry. The Company believes that any credit risk associated with accounts receivable is substantially mitigated by the relatively large number of customer accounts and reasonably short collection terms. Accounts receivable are stated at estimated net realizable value, which approximates fair value. By policy, the Company places its available cash and short-term investments with institutions of high credit-quality and limits the amount of credit exposure to any one issuer.
Foreign Currency Translation

The functional currency of each of the Company’s foreign operations is generally the local currency of the country in which the operation is located. All assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates during the period. Increases and decreases in net assets resulting from currency translation are reflected in stockholder’s equity as a component of accumulated other comprehensive income (loss).

Allowance for Doubtful Accounts Receivable

A reconciliation of the beginning and ending balance of the allowance for doubtful accounts receivable follows (in millions):

	Continuing operations	Discontinued operations	Total
Balance at December 31, 2013	$17	$6	$23
Additions charged to operations	5	2	7
Translation adjustments and other (1)	—	(8)	(8)

Balance at December 31, 2014	$22	$—	$22

(1)	Translation adjustments and other for discontinued operations includes $7 million that was removed as a result of the AS Split-Off in 2014.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets (three to eight years for equipment and ten to 40 years for buildings and improvements). Leasehold improvements are amortized ratably over their remaining lease term or useful life, if shorter. Depreciation and amortization of property and equipment in continuing operations was $62 million in 2012, $63 million in 2013 and $55 million in 2014.

Software Products

Software development costs are expensed as incurred and consist primarily of design and development costs of new products, and significant enhancements to existing products incurred before the establishment of technological feasibility. Costs incurred subsequent to technological feasibility of new and enhanced products, costs incurred to purchase or to create and implement internal-use software, and software obtained through business acquisitions are capitalized. Such costs are amortized over the estimated useful lives of the related products, using the straight-line method. For purchased and internally developed software, costs are generally amortized over three to five years. For software acquired in business acquisitions, costs are generally amortized over three to twelve years (average life is nine years).

Amortization of all software products in continuing operations were as follows for 2012, 2013 and 2014 (in millions):

	2012	2013	2014
Amortization of all acquired and purchased software products	$173	$141	$102
Amortization of all internally developed software products (included in depreciation)	11	19	27

Purchase Accounting and Intangible Assets

Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets separate from goodwill. Identifiable intangible assets include customer base (which includes customer contracts and relationships), software, trade name and non-compete agreements. Goodwill represents the excess of cost over the fair value of net assets acquired.

The estimated fair values and useful lives of identifiable intangible assets are based on many factors, including estimates and assumptions of future operating performance and cash flows of the acquired business, the nature of the business acquired, the specific characteristics of the identified intangible assets, and our historical experience and that of the acquired business. The estimates and assumptions used to determine the fair values and useful lives of identified intangible assets could change due to numerous factors, including product demand, market conditions, technological developments, economic conditions and competition. In connection with determination of fair values, the Company may engage independent appraisal firms to assist with the valuation of intangible and certain tangible assets acquired and certain assumed obligations.

Customer Base Intangible Assets

Customer base intangible assets represent customer contracts and relationships obtained as a result of the LBO and as part of businesses acquired since the LBO and are amortized using the straight-line method over their estimated useful lives, ranging from three to 18 years (average life is 15 years). Amortization of all customer base intangible assets in continuing operations totaled $63 million in 2012, $61 million in 2013 and $58 million in 2014.

Other Assets

Other assets consist primarily of deferred financing costs incurred in connection with the Company’s outstanding debt (see Note 5), noncompetition agreements and long-term accounts receivable. Deferred financing costs are amortized over the term of the related debt. Noncompetition agreements are amortized using the straight-line method over their stated terms, ranging from three to five years.

Impairment Reviews for Long-Lived Assets

The Company periodically reviews the carrying values and useful lives of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors that could indicate an impairment include significant underperformance of the asset as compared to historical or projected future operating results, or significant negative industry or economic trends. When the Company determines that the carrying value of an asset may not be recoverable, the related estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset are compared to the carrying value of the asset. If the sum of the estimated future undiscounted cash flows is less than the carrying amount, an impairment charge is recorded based on the difference between the carrying value of the asset and its fair value, which the Company estimates based on discounted expected future cash flows. In determining whether an asset is impaired, the Company makes assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other relevant factors. If these estimates or their related assumptions change, impairment charges for these assets may be required.

Future Amortization of Acquisition-Related Intangible Assets

Based on amounts recorded at December 31, 2014, total expected amortization of all acquisition-related intangible assets in each of the years ended December 31 follows (in millions):

2015	$84
2016	67
2017	59
2018	54
2019	46

Trade Name

The trade name intangible asset represents the value of the SunGard trade name and is an indefinite-lived asset not subject to amortization. The Company completes its annual trade name impairment test as of July 1 of each year and more frequently when negative conditions or triggering events arise.

Interim Impairment Test

The AS Split-Off triggered an interim impairment test of the carrying value of the SunGard trade name as of March 31, 2014 due to changes in how the trade name was to be used following the AS Split-Off. The Company utilized an income approach known as the relief-from-royalty method to determine the fair value of the SunGard trade name. Under this method, a royalty rate was applied to SunGard’s projected revenues to determine the annual cash savings attributable to ownership of the trade name. This amount was then tax-effected and discounted to present value to ultimately arrive at the estimated fair value of the trade name.

The Company developed certain assumptions and estimates related to the calculation of fair value of its trade name. The fair value assumptions and estimates primarily included projections of future revenues, a royalty rate, a tax rate, and a discount rate. The loss of projected AS revenues due to the AS Split-Off had a significant negative impact on the results of the trade name valuation. Based on the results of the impairment test, the fair value of the trade name was determined to be lower than its carrying value and resulted in a $339 million impairment of the trade name as of March 31, 2014.

In connection with the AS Split-Off, SunGard and AS agreed to a two-year royalty-free period for AS’ limited use of a derivative of the trade name, after which it will pay a pre-determined royalty rate based on its annual revenue for a specified number of years. As of March 31, 2014, SunGard transferred an $8 million “right- to-use” asset representing the value of AS’ limited right to use the “SUNGARD AVAILABILITY SERVICES” trade name during the royalty-free period.

Annual Impairment Test

As of July 1, 2014, the Company completed its annual impairment test and determined that the fair value of the trade name exceeded its carrying value, resulting in no further impairment of the trade name since the interim test performed as of March 31, 2014. From a sensitivity standpoint, a 50 basis point decrease in the assumed royalty rate would have resulted in an impairment of the trade name asset of approximately $123 million. A 50 basis point increase in the discount rate would result in an impairment of the trade name asset of approximately $24 million (100 basis point increase would result in an impairment of approximately $59 million). Furthermore, to the extent that additional businesses are sold, split-off or otherwise divested in the future, or revenues related to continuing operations decline, the revenue supporting the trade name will decline, which may result in further impairment charges.

The following table summarizes changes in the value of the trade name for the year ended December 31, 2014 (in millions):

Trade name, net
Balance at December 31, 2013	$1,019
Transfer limited “right to use” trade name asset to AS	(8)
Trade name impairment	(339)

Balance at December 31, 2014	$672

Goodwill

July 1, 2014 Annual Impairment Test

The Company performs a goodwill impairment test annually and more frequently when negative conditions or triggering events arise. The Company completes its annual goodwill impairment test as of July 1 for each of its reporting units. The Company has the option of performing an assessment of certain qualitative factors to determine if it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying value (referred to as a “step-zero” test) or proceeding directly to a quantitative analysis (referred to as a “step-one” test).

Since each of the reporting units had an estimated fair value in excess of 20% of its respective carrying value as of the most recent step-one test, which was either as of July 1, 2012 or July 1, 2013, and no events were noted that would significantly decrease the fair value of the reporting unit, the Company elected to apply the qualitative assessment under the step-zero testing approach for all reporting units as of July 1, 2014. Based on the results of these tests, no step-one tests were determined to be necessary.

When performing a qualitative test, the Company assesses numerous factors to determine whether it is more likely than not that the fair value of the reporting units are less than their respective carrying values. Examples of qualitative factors that management assesses include the Company’s financial performance, market and competitive factors in the software and services industry, the amount of excess fair value over the carrying value of each reporting unit evident in prior years and other events specific to the Company’s reporting units.

Management considered factors that would impact the reporting unit fair values as estimated by the market and income approaches used in the last step-one test. Management reviewed current projections of cash flows and compared these current projections to the projections included in the most recent step-one test, and considered the fact that no new significant competitors entered the marketplace in the industry and that consumer demand for the industry’s products remains relatively constant, if not growing slightly. Also, economic factors over the past year (or two years in the case of units that were last tested quantitatively as of July 1, 2012) did not significantly affect the discount rates used for the valuation of these reporting units. Management concluded that events occurring since the last step one test did not have a significant impact on the fair value of each of these reporting units. Therefore, management determined that it was not necessary to perform a quantitative (step-one) goodwill impairment test for these reporting units as the fair value of each reporting unit appeared to exceed its respective carrying value.

July 1, 2013 Impairment Test

For the annual impairment test as of July 1, 2013, the Company chose to assess the qualitative factors of five of its reporting units and determined, for each of those five reporting units, a step-one test was not required. Management concluded that events occurring in 2013 did not have a significant impact on the fair value of each of these reporting units. Therefore, management determined that it was not necessary to perform a quantitative (step-one) goodwill impairment test for these reporting units. The Company performed a step-one test for the remaining six reporting units.

In step one, the estimated fair value of each reporting unit is compared to its carrying value. The Company estimated the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). An equal weighting of the income approach and the market approach was used in the July 1, 2013 test. If there is a deficiency (the estimated fair value of a reporting unit is less than its carrying value), a step-two test is required. In step two, the amount of any goodwill impairment is measured by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of goodwill, with the resulting impairment reflected as a charge to operations. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Estimating the fair value of a reporting unit requires various assumptions including projections of future cash flows, perpetual growth rates and discount rates. The assumptions about future cash flows and growth rates are based on management’s assessment of a number of factors, including the reporting unit’s recent performance against budget, performance in the market that the reporting unit serves, as well as industry and general economic data from third-party sources. Discount rate assumptions reflect an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit.

For the July 1, 2013 impairment test, the discount rates used were between 9% and 13.5% and the perpetual growth rates used were between 1.5% and 4%. Based on the results of the step-one tests, the Company determined that the fair values of each of the reporting units tested exceeded the respective carrying value and a step-two test was not required.

The Company determined that the excess of the estimated fair value over the carrying value of one of its reporting units, which is included in discontinued operations, was 9% of the carrying value as of the July 1, 2013 impairment test. This reporting unit’s goodwill balance at July 1, 2013 was $527 million. As mentioned above, the Company uses a combination of the income approach and market approach to determine the fair value of each reporting unit. Under the income approach, which is subject to variability based on the discount and perpetual growth rate assumptions used, a 50 basis point decrease in the perpetual growth rate or a 50 basis point increase in the discount rate would not have caused this reporting unit to fail the step-one test. A one hundred basis point decrease in the perpetual growth rate or a one hundred basis point increase in the discount rate would have caused this reporting unit to fail the step-one test and require a step-two analysis, and some or all of this goodwill could have been impaired. The other five reporting units for which the Company performed a step one test each had estimated fair values that exceeded the respective carrying value of the reporting unit by at least 25% as of the July 1, 2013 impairment test.

July 1, 2012 Annual Impairment Test

Based on the results of the July 1, 2012 step-one tests, the Company determined that the carrying value of the Availability Services North America (“AS NA”) reporting unit, which is included in discontinued operations, was in excess of its respective fair value and a step-two test was required. The primary driver for the decline in the fair value of the AS NA reporting unit compared to the prior year was the decline in the cash flow projections for AS NA when compared to those used in the 2011 goodwill impairment test as a result of a decline in the overall outlook of this reporting unit.

Prior to completing the step-two test, the Company first evaluated certain long-lived assets, primarily software, customer base and property and equipment, for impairment. In performing the impairment tests for long-lived assets, the Company estimated the undiscounted cash flows for the asset groups over the remaining useful lives of the reporting unit’s primary assets and compared that to the carrying value of the asset groups. There was no impairment of the long-lived assets.

In completing the step-two test to determine the implied fair value of goodwill and therefore the amount of impairment, management first determined the fair value of the tangible and intangible assets and liabilities. Based on the testing performed, the Company determined that the carrying value of goodwill exceeded its implied fair value and recorded a goodwill impairment charge of $385 million in discontinued operations.

For the July 1, 2012 impairment test, the discount rates used were between 10% and 12% and the perpetual growth rates used were between 3% and 4%.

The following table summarizes the 2012 goodwill impairment charge included in discontinued operations by reporting unit (in millions):

Segment	Reporting unit	Net goodwill balance before impairment	Impairment charge	Net goodwill balance after impairment
Availability Services	AS NA	$914	$(385)	$529

The following table summarizes changes in goodwill by segment for continuing operations (in millions):

	Cost			Accumulated impairment
	FS	PS&E	Subtotal	PS&E	Subtotal	Total
Balance at December 31, 2012	$3,485	$544	$4,029	$(217)	$(217)	$3,812
Adjustments related to the LBO and prior year acquisitions	(1)	—	(1)	—	—	(1)
Effect of foreign currency translation	17	—	17	—	—	17

Balance at December 31, 2013	3,501	544	4,045	(217)	(217)	3,828
Adjustments related to the LBO and prior year acquisitions	(2)	—	(2)	—	—	(2)
Effect of foreign currency translation	(66)	—	(66)	—	—	(66)

Balance at December 31, 2014	$3,433	$544	$3,977	$(217)	$(217)	$3,760

Other Long-Term Liabilities

Other long-term liabilities consist of straight-line rent expense accruals, asset retirement obligations for leased properties and a $17 million and $7 million dividend payable at December 31, 2013 and 2014, respectively (see Note 8).

Stock Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate service period. Fair value of restricted stock units (“RSUs”) with service-based or performance-based vesting is equal to the fair market value of the Company’s common and preferred stock at the time of grant. Fair value for stock options and share appreciation rights (“Appreciation Units”) with service-based or performance-based vesting is computed using the Black-Scholes pricing model. Fair value for Appreciation Units and RSUs with market-based vesting is computed using a Monte Carlo simulation. Determining the fair value of stock-based awards requires considerable judgment, including estimating the expected term of stock options, expected volatility of the Company’s stock price, the number of awards expected to be forfeited, and the expected performance of the Company’s stock price. In addition, for stock-based awards where vesting is dependent upon achieving certain operating performance goals, the Company estimates the likelihood of achieving the performance goals. Differences between actual results and these estimates could have a material effect on the consolidated financial results. A deferred income tax asset is recorded over the vesting period as stock compensation expense is recognized. The Company’s ability to use the deferred tax asset is ultimately based on the actual value of the stock option upon exercise or restricted stock unit or Appreciation Unit upon distribution. If the actual value is lower than the fair value determined on the date of grant, there could be an income tax expense for the portion of the deferred tax asset that cannot be used, which could have a material effect on the consolidated financial results.

Income Taxes

Income tax expense is based on income before income taxes, and is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded when it is not more likely than not that a deferred tax asset will be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Considerable judgment is required in assessing and estimating these amounts and the difference between the actual outcome of these future tax consequences and the estimates made could have a material impact on the consolidated results. To the extent that new information becomes available which causes the company to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

Recent Accounting Pronouncements

Recently Adopted

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in Foreign Entity.” This

new guidance clarified that when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business, the parent should only release the related cumulative translation adjustment (“CTA”) into net income if the deconsolidation or derecognition results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets resided. The adoption of ASU 2013-05 on January 1, 2014 did not have an impact on the consolidated financial statements as the Company has historically accounted for the removal of CTA related to sales of non-U.S. entities consistent with this new guidance.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” to eliminate diversity in practice in the presentation of unrecognized tax benefits in those instances. This ASU requires that companies net their unrecognized tax benefits against all same jurisdiction deferred tax assets for net operating losses or tax credit carryforwards that would be used to settle the position with a tax authority to the extent such deferred tax assets are available. If this criteria does not apply or the tax law of the applicable jurisdiction does not require the entity to use and the entity does not intend to use the deferred tax assets for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The adoption of ASU 2013-11 on January 1, 2014 did not have a material impact on the consolidated financial statements.

Recently Issued

In April 2014, the FASB issued ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” that changes the criteria for reporting a discontinued operation. According to the new guidance, only disposals of a component that represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results is a discontinued operation. The new guidance also requires expanded disclosures about discontinued operations and disposals of a significant part of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 is effective beginning January 1, 2015 with early adoption permitted, but only for disposals (or classifications as held for sale) that have not been reported in previously-issued financial statements. Once adopted, ASU 2014-08 will affect how the Company identifies and presents discontinued operations in the consolidated financial statements for future disposals.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. This new guidance establishes a five step process that companies must use in order to recognize revenue properly. Those five steps are: (i) identifying contract(s) with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations in the contract, and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. The new ASU will affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. ASU 2014-09 will be effective for the Company starting in the first quarter of fiscal 2017. ASU 2014-09 allows for two methods of adoption: (a) “full retrospective” adoption, meaning the standard is applied to all periods presented, or (b) “modified retrospective” adoption, meaning the cumulative effect of applying ASU 2014-09 is recognized as an adjustment to the fiscal 2017 opening retained earnings balance. The Company is in the process of determining the adoption method as well as the effects the adoption of ASU 2014-09 will have on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern,” which establishes that in connection with the preparation of financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. ASU 2014-15 requires management to consider qualitative and quantitative information about conditions and events known and reasonably knowable at the date the financial statements are issued. ASU 2014-15 will be effective for the Company for the annual period ending after December 15, 2016 and interim periods beginning after December 15, 2016. The adoption of ASU 2014-15 is not expected to have a material impact on the Company’s consolidated financial statements.

2. Expense Classification:

Effective January 1, 2014, within the Consolidated Statements of Income (Loss), the Company changed its presentation of facilities and information technology-related expenses that are not directly associated with the delivery of its products and services. Formerly, the Company presented these expenses within sales, marketing and administration expense. The Company’s new method for presenting facilities and information technology-related expenses includes allocating these items to all of its functional areas, which the Company considers a better presentation as it more accurately reflects the actual cost of these functions. The presentation of prior year amounts in the consolidated financial statements has been reclassified to conform to the current year presentation.

Also, the Company revised its presentation of stock compensation expense. Formerly, the Company presented this expense entirely within sales, marketing and administration expense. The Company’s revised presentation allocates these costs to the appropriate functional areas. Further, the Company has revised its presentation of the costs for developer time spent on customer billable professional services projects. Formerly, the Company presented this expense within product development and maintenance expense. The Company’s revised presentation records these amounts to cost of sales and direct operating expense.

There was no impact on total reported costs and expenses for any period as a result of the changes. Management does not believe these revisions are material to the previously issued financial statements.

The impact within the functional areas, including the impact of the reclassification of AS to discontinued operations, is as follows for the years ended December 31, 2012 and 2013 as compared to the results included in the Consolidated Statements of Comprehensive Income (Loss) included in the 2013 Annual Report on Form 10-K (in millions):

	Year Ended December 31, 2013
	As reported	Impact of discontinued operations	Reclassification of IT and facilities costs	Revised presentation of stock compensation expense	Revised presentation of developer time spent on professional services projects	As presented in the statement of income (loss)
Cost of sales and direct operating (excluding depreciation)	$1,706	$(738)	$52	$5	$20	$1,045
Sales, marketing and administration	964	(223)	(98)	(10)	—	633
Product development and maintenance	366	(5)	46	5	(20)	392

Total functional expenses	$3,036	$(966)	$—	$—	$—	$2,070

	Year Ended December 31, 2012
	As reported	Impact of discontinued operations	Reclassification of IT and facilities costs	Revised presentation of stock compensation expense	Revised presentation of developer time spent on professional services projects	As presented in the statement of income (loss)
Cost of sales and direct operating (excluding depreciation)	$1,712	$(713)	$64	$4	$15	$1,082
Sales, marketing and administration	996	(223)	(122)	(8)	—	643
Product development and maintenance	380	(5)	58	4	(15)	422

Total functional expenses	$3,088	$(941)	$—	$—	$—	$2,147

3. Acquisitions and Discontinued Operations:

Acquisitions

SunGard is focused on generating organic growth from innovative products and services marketed on a global basis. The Company will selectively acquire businesses to help it achieve this goal by enhancing its products and services or extending its geographic reach.

During each of 2013 and 2014, the Company completed one acquisition in its FS segment. Cash paid, net of cash acquired, was $1 million and $4 million in 2013 and 2014, respectively (see Note 18). In addition, in 2013 the Company paid approximately $1 million related to deferred purchase price from a prior year acquisition.

During 2012, the Company completed two acquisitions in its FS segment. Cash paid, net of cash acquired, was $39 million. In addition, the Company paid approximately $1 million related to deferred purchase price from prior year acquisitions.

The acquisitions discussed above were not material to the Company’s operations, financial position or cash flows.

At December 31, 2014, contingent purchase price obligations that depend upon the operating performance of certain acquired businesses were $6 million, of which less than $1 million is included in other long-term liabilities.

Discontinued Operations

In January 2014, the Company completed the sale of two small businesses within the FS segment in exchange for €27 million paid at closing, €9 million to be paid within three years (“deferred purchase price”) and €2 million to be paid upon the successful assignment of certain customer contracts. The deferred purchase price is unconditional and is secured by a bank guarantee. On March 31, 2014, AS was split-off from SunGard (see Note 1). These businesses are included in our financial results as discontinued operations for all periods presented.

In January 2012, the Company sold its Higher Education business (“HE”) and in July 2012 the Company sold one FS subsidiary. A $571 million gain was recorded on the sales. As a result of the HE sale, in 2012, the Company paid approximately $400 million in income tax payments, which is presented within income taxes paid, net of refunds on the Consolidated Statements of Cash Flows.

The results for the discontinued operations for the years ended December 31, 2012, 2013 and 2014 were as follows (in millions):

	Year ended December 31,
	2012	2013	2014
Revenue	$1,509	$1,421	$338
Operating income (loss), excluding goodwill impairment	106	71	(25)
Goodwill impairment charge	(385)	—	—

Operating income (loss)	(279)	71	(25)
Interest expense, net	(68)	(73)	(18)
Other income (expense)	(1)	1	—
Gain on sale of business	571	—	22

Income (loss) before income taxes	223	(1)	(21)
Benefit from (provision for) income taxes	(246)	18	4

Income (loss) from discontinued operations	$(23)	$17	$(17)

An additional $3 million benefit from income taxes was recorded in 2014 in income (loss) from discontinued operations in the statement of comprehensive income for SunGard due to the deduction of certain previously capitalized costs for income tax purposes available as a result of the AS Split-Off.

Assets of discontinued operations and liabilities of discontinued operations consisted of the following at December 31, 2013 (in millions):

December 31, 2013
Cash and cash equivalents	$31
Trade receivables, net	227
Prepaid expenses and other current assets	70
Property and equipment, net	669
Software products, net	40
Customer base, net	734
Other	10
Goodwill	735

Assets of discontinued operations	$2,516

Accounts payable	$47
Accrued compensation and benefits	45
Other accrued expenses	78
Deferred revenue	260
Current portion of long-term debt	2
Long-term debt	5
Deferred income taxes	282
Other long-term liabilities	80

Liabilities of discontinued operations	$799

4. Property and Equipment:

Property and equipment consisted of the following (in millions):

	December 31, 2013	December 31, 2014
Computer and telecommunications equipment	$349	$374
Leasehold improvements	81	84
Office furniture and equipment	68	67
Buildings and improvements	21	26
Land	2	2
Construction in progress	7	13

Property and equipment – total cost	528	566
Accumulated depreciation	(376)	(414)

Property and equipment, net	$152	$152

5. Debt and Derivative Instruments:

Debt consisted of the following (in millions):

	December 31, 2013	December 31, 2014
Senior Secured Credit Facilities:
Secured revolving credit facility due March 8, 2018 (A)	$—	$—
Tranche A due February 28, 2014, effective interest rate of 1.92% (A)	7	—
Tranche C due February 28, 2017, effective interest rate of 4.41% and 4.44% (A)	427	400
Tranche D due January 31, 2020, effective interest rate of 4.50% (A)	713	—
Tranche E due March 8, 2020, effective interest rate of 4.10% and 4.31% (A)	2,183	1,918

Total Senior Secured Credit Facilities	3,330	2,318
Senior Secured Notes due 2014 at 4.875% (B)	250	—
Senior Notes due 2018 at 7.375% (C)	900	511
Senior Notes due 2020 at 7.625% (C)	700	700
Senior Subordinated Notes due 2019 at 6.625% (C)	1,000	1,000
Secured accounts receivable facility, at 3.67% and 3.16% (D)	200	140
Other, primarily foreign bank debt, acquisition purchase price and capital lease obligations	4	—

Total debt	$6,384	$4,669

Short-term borrowings and current portion of long-term debt	$290	$—
Long-term debt	6,094	4,669

Long-term debt	$6,384	$4,669

The Company was in compliance with all covenants at December 31, 2014. Below is a summary of SunGard’s debt instruments.

(A) Senior Secured Credit Facilities

SDS has a $600 million revolving credit facility, of which $592 million was available for borrowing after giving effect to $8 million of outstanding letters of credit as of December 31, 2014. In addition, there were $4 million of letters of credit outstanding at December 31, 2014 that did not impact availability under the revolving credit facility.

On March 2, 2012, SDS amended its Amended and Restated Credit Agreement dated as of August 11, 2005, as amended and restated from time to time (“Credit Agreement”) to, among other things, extend the maturity date of approximately $908 million in aggregate principal amount of tranche A and incremental term loans from February 28, 2014 to February 28, 2017 (“tranche C”), extend the maturity of the $880 million revolving credit facility commitments from May 11, 2013 to November 29, 2016, and amend certain covenants and other provisions, in order to, among other things, permit the potential spin-off of AS. The revolving credit facility commitments and tranche C each have springing maturity provisions which are described in the Credit Agreement. The interest rate on tranche C is LIBOR plus 3.75%.

On December 17, 2012, SDS amended its Credit Agreement to, among other things, allow for the issuance of a $720 million term loan (“tranche D”), permit incremental credit extensions under the restated credit agreement in an amount up to $750 million; and modify certain covenants and other provisions in order to, among other things, permit additional restricted payments to be made with the net proceeds of the tranche D term loan and available cash in an aggregate amount not to exceed $750 million. Tranche D had certain springing maturities, and the interest rate was LIBOR plus 3.5% with a 1% LIBOR floor.

On December 31, 2012, SDS voluntarily prepaid $48 million of its tranche A term loan and the entire outstanding incremental term loan balance of $169 million.

On March 8, 2013, SDS amended and restated its Credit Agreement to, among other things, (i) issue an additional term loan of $2,200 million (“tranche E”) maturing on March 8, 2020, the proceeds of which were used to (a) repay in full the $1,719 million tranche B term loan and (b) repay $481 million of the tranche C term loan; (ii) replace the $880 million of revolving commitments with $850 million of new revolving commitments, which will mature on March 8, 2018; and (iii) modify certain covenants and other provisions in order to, among other things (x) modify (and in the case of the term loan facility, remove) the financial maintenance covenants included therein and (y) permit SDS to direct the net cash proceeds of permitted dispositions otherwise requiring a prepayment of term loans to the prepayment of specific tranches of term loans at SDS’s sole discretion. The interest rate on tranche E is LIBOR plus 3% with a 1% LIBOR floor.

During 2013, SDS repaid $200 million of tranche A term loans, $50 million outstanding on the revolving portion of the accounts receivable facility, and made the quarterly amortization payments on tranche D and E which totaled approximately $24 million.

On February 7, 2014, SDS amended and restated its Credit Agreement to among other things (a) amend certain covenants and other provisions of the Credit Agreement in order to permit the AS Split-Off, including (i) the ability to effect the split-off without requiring an initial public offering, (ii) permitting AS to incur up to $1.5 billion of indebtedness in connection with the split-off, and (iii) SunGard’s total secured leverage ratio (less cash and cash equivalents in excess of $50 million), after giving pro forma effect to the split-off, to increase no more than 0.60x of Adjusted EBITDA at the time of the split-off; and (b) amend certain covenants and other provisions in order to, among other things (i) modify the financial maintenance covenant included therein, and (ii) permit SDS and its affiliates to repurchase term loans.

On February 28, 2014, SDS repaid at maturity the remaining $7 million Tranche A term loan under the Senior Secured Credit Facilities.

On March 31, 2014, SDS used net cash proceeds from the issuance of the SpinCo Term Loan to repay term loans (see mandatory prepayments below). Also, as a result of the AS Split-Off on March 31, 2014, SDS’s revolving credit facility decreased from $850 million to $600 million.

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, at SDS’s option, one of the following:

•	LIBOR based on the costs of funds for deposits in the currency of such borrowing for either 30, 60, 90 or 180 days, or

•	a base rate that is the higher of:

•	the prime rate of JPMorgan Chase Bank, N.A. and

•	the federal funds rate plus one-half of 1%.

The applicable margin for borrowings under the various Credit Agreement tranches may change subject to attaining certain leverage ratios. In addition to paying interest on outstanding principal under the Credit Agreement, SDS pays a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. The commitment fee rate is currently 1.125% per annum and may change subject to attaining certain leverage ratios.

As of December 31, 2014, the applicable interest rates and the effective interest rates adjusted for swaps (if applicable) were as follows:

	Applicable interest rate	Effective rate adjusted for swaps
Revolving credit facility	3.67%	N/A
Tranche C	3.92%	4.44%
Tranche E	4.00%	4.31%

N/A: Not Applicable

All obligations under the Credit Agreement are fully and unconditionally guaranteed by SunGard Holdco LLC and by substantially all domestic, 100% owned subsidiaries, referred to, collectively, as Guarantors.

Mandatory Prepayments

The Credit Agreement requires SDS to prepay outstanding term loans, subject to certain exceptions, with 50% of annual excess cash flow (subject to attaining a certain leverage ratio) and proceeds from certain asset sales, casualty and condemnation events, other borrowings and certain financings under SDS’s secured accounts receivable facility. Any mandatory prepayment resulting from a permitted disposition or the AS Split-Off are applied pro rata to the lenders of specific tranches of term loans at SDS’s sole discretion. All other mandatory payments would be applied pro rata to the term loan lenders and to installments of the term loans in direct order of maturity. Pursuant to the terms of the Credit Agreement, SDS made the following mandatory prepayments:

•	In January 2012, SDS completed the sale of HE and used net cash proceeds (as defined in the Credit Agreement) of $1.22 billion to repay, on a pro-rata basis, $396 million, $689 million and $137 million of tranche A, tranche B and the incremental term loan, respectively. As a result of the prepayment, SDS incurred a loss on the extinguishment of debt of approximately $15 million; and

•	On March 31, 2014, SDS used the $1,005 million net cash proceeds from the issuance of the SpinCo Term Loan in connection with the AS Split-Off, to repay approximately $27 million of its tranche C term loan, $713 million of its tranche D term loan and $265 million of its tranche E term loan.

As a result of loan prepayments, SDS is no longer required to make quarterly principal payments on the tranche C or tranche E term loans.

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, SDS’s (and most or all of its subsidiaries’) ability to incur additional debt or issue preferred stock, pay dividends and distributions on or repurchase capital stock, create liens on assets, enter into sale and leaseback transactions, repay subordinated indebtedness, make investments, loans or advances, make capital expenditures, engage in certain transactions with affiliates, amend certain material agreements, change its lines of business, sell assets and engage in mergers or consolidations. In addition, under the revolving credit facility within the Credit Agreement, SDS may be required to satisfy the total leverage ratio covenant if there is an amount outstanding under the revolving credit facility (minus the lesser of (i) the amount of outstanding letters of credit issued under the Credit Agreement and (ii) $25 million) that is greater than or equal to 25% of the total revolving commitments available under the Credit Agreement. If applicable, the financial maintenance covenant allows a maximum total leverage ratio of 6.00x at the end of any quarter ending on or prior to December 31, 2015 and 5.75x thereafter.

SDS uses interest rate swap agreements to manage the amount of its floating rate debt in order to reduce its exposure to variable rate interest payments associated with the Credit Agreement. Each of these swap agreements is designated as a cash flow hedge. SDS pays a stream of fixed interest payments for the term of the swap, and in turn, receives variable interest payments based on LIBOR. At December 31, 2014, one-month LIBOR was 0.17% and three-month LIBOR was 0.26%. The net receipt or payment from the interest rate swap agreements is included in interest expense.

A summary of the Company’s interest rate swaps at December 31, 2014 follows:

Inception	Maturity	Notional Amount (in millions)	Interest rate paid	Interest rate received (LIBOR)
August-September 2012	February 2017	$400	0.69%	1-Month
June 2013	June 2019	100	1.86%	3-Month
September 2013	June 2019	100	2.26%	3-Month
February-March 2014	March 2020	300	2.27%	3-Month

Total / Weighted Average Interest Rate		$900	1.52%

The interest rate swaps are included at estimated fair value as an asset or a liability in the consolidated balance sheet based on a discounted cash flow model using applicable market swap rates and certain assumptions. For 2012 and 2013, the Company included unrealized after-tax gains of $2 million, $5 million respectively, and in 2014, the company had a $4 million unrealized after-tax loss in Other Comprehensive Income (Loss) related to the change in market value of the swaps. The market value of the swaps recorded in Other Comprehensive Income (Loss) may be recognized in the statement of operations if certain terms of the Credit Agreement change, are modified or if the loan is extinguished. The fair values of the swap agreements at December 31, 2013 are $4 million and are included in other assets. The fair values of the swap agreements at December 31, 2014 are $1 million and $5 million and are included in other assets and other accrued expenses, respectively. The effects of the interest rate swaps are reflected in the effective interest rate for the Credit Agreement loans in the components of the debt table above. The Company had no ineffectiveness related to its swap agreements as of December 31, 2014. The Company expects to reclassify in the next twelve months approximately $8 million from other comprehensive income (loss) into earnings related to the Company’s interest rate swaps based on the borrowing rates at December 31, 2014.

(B) Senior Secured Notes due 2014

On January 15, 2004, SDS issued $250 million of 4.875% senior unsecured notes due January 2014, which were subject to certain standard covenants. As a result of the LBO, these senior notes became collateralized on an equal and ratable basis with loans under the Credit Agreement and were guaranteed by all subsidiaries that guarantee the senior notes due 2018 and 2020 and senior subordinated notes due 2019. The Senior Secured Notes were fully repaid and retired in January 2014.

(C) Senior Notes due 2015, 2018 and 2020 and Senior Subordinated Notes due 2015 and 2019

In November 2010, SDS issued $900 million of 7.375% senior notes due 2018 (“SunGard 2018 Notes”) and $700 million of 7.625% of senior notes due 2020 (“SunGard 2020 Notes” and together with SunGard 2018 Notes “SunGard Senior Notes”). The proceeds, together with other cash, were used to retire the former $1.6 billion 9.125% senior notes that would have been due 2013. The SunGard Senior Notes (i) rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the SunGard Senior Notes, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iii) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the SunGard Senior Notes. All obligations under the SunGard Senior Notes are fully and unconditionally guaranteed, subject to certain exceptions, by substantially all domestic, 100% owned subsidiaries of SunGard.

On April 2, 2012, SDS redeemed for $527 million plus accrued and unpaid interest to the redemption date, all of its outstanding $500 million 10.625% senior notes due 2015 (“2015 Notes”) under the Indenture dated as of September 29, 2008 among SDS, the guarantors named therein, and The Bank of New York Mellon, as trustee, as amended or supplemented from time to time. In conjunction with the redemption of the 2015 Notes, the Company incurred a $37 million loss on the extinguishment of debt which included a $27 million premium.

On November 1, 2012, SDS issued $1 billion aggregate principal amount of 6.625% senior subordinated notes due 2019 (“Senior Subordinated Notes”) and used a portion of the net proceeds from this offering to repurchase approximately $490 million of its $1 billion 10.25% senior subordinated notes due 2015 (“existing 10.25% senior subordinated notes”). On December 3, 2012, SDS redeemed the remaining existing 10.25% senior subordinated notes. As a result of this transaction, the Company incurred a $29 million loss on the extinguishment of debt which included a $21 million premium.

On March 31, 2014, SDS exchanged the SpinCo senior notes with an aggregate principal amount of approximately $425 million for an aggregate principal amount of approximately $389 million of existing SunGard 2018 Notes which were then retired. The retirement of the SunGard 2018 Notes resulted in a $36 million loss on extinguishment of debt during the three months ended March 31, 2014. In addition, SDS wrote-off approximately $25 million of capitalized deferred financing fees resulting from the repayment or retirement of debt during the three months ended March 31, 2014.

The Senior Subordinated Notes are unsecured senior subordinated obligations that are subordinated in right of payment to the existing and future senior debt, including the senior secured credit facilities, the SunGard 2018 Notes and the SunGard 2020 Notes. The Senior Subordinated Notes (i) rank equally in right of payment to all future senior subordinated debt, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, (iii) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the Senior Subordinated Notes, and (iv) rank senior in right of payment to all future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes.

The SunGard Senior Notes and Senior Subordinated Notes are redeemable in whole or in part, at SDS’s option, at any time at varying redemption prices that generally include premiums, which are defined in the applicable indentures. In addition, upon a change of control, SDS is required to make an offer to redeem all of the SunGard Senior Notes and Senior Subordinated Notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

The indentures governing the SunGard Senior Notes and Senior Subordinated Notes contain a number of covenants that restrict, subject to certain exceptions, SDS’s ability and the ability of its restricted subsidiaries to incur additional debt or issue certain preferred shares, pay dividends on or make other distributions in respect of its capital stock or make other restricted payments, make certain investments, enter into certain types of transactions with affiliates, create liens securing certain debt without securing the SunGard Senior Notes or Senior Subordinated Notes, as applicable, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and designate its subsidiaries as unrestricted subsidiaries.

(D) Secured Accounts Receivable Facility

SunGard AR Financing LLC’s (“SunGard ARF”) syndicated secured accounts receivable facility limit was $200 million at December 31, 2014, which consists of a term loan of $140 million and a revolving commitment of $60 million. Advances may be borrowed and repaid under the revolving commitment with no impact on the facility limit. The term loan commitment may be repaid at any time at SunGard ARF’s option, but will result in a permanent reduction in the facility limit. The interest rate is one-month LIBOR plus 3.5% and one-month LIBOR plus 3.0% at December 31, 2013 and 2014 respectively, which were 3.67% and 3.16 % at December 31, 2013 and 2014 respectively. At December 31, 2014, $140 million was drawn against the term loan commitment and no amount was outstanding under the revolving credit commitment. Also at December 31, 2014, $364 million of accounts receivable secured the borrowings under the receivables facility.

On January 31, 2014, SunGard ARF removed AS as a seller and, as a result, repaid $60 million of the term loan commitment. Before the removal of AS and the $60 million repayment of the term loan, the aggregate facility limit was $275 million, consisting of a $200 million term loan commitment and a $75 million revolving credit commitment.

On May 14, 2014 SunGard ARF amended and restated its secured accounts receivables facility in order to, among other things, (i) extend the maturity date of the receivables facility from December 19, 2017 to May 14, 2019; and (ii) reduce the applicable margin on the advances under the facility from 3.50% for LIBOR advances and 2.50% for base rate advances to 3.00% and 2.00%, respectively.

SunGard ARF is subject to a fee on the unused portion of 0.75% per annum. The receivables facility contains certain covenants and SunGard ARF is required to satisfy and maintain specified facility performance ratios, financial ratios and other financial condition tests.

Future Maturities

At December 31, 2014, the contractual future maturities of debt are as follows (in millions):

Contractual
2015	$—
2016	—
2017	400
2018	511
2019	1,140
Thereafter	2,618

Total	$4,669

6. Accumulated Other Comprehensive Income (Loss):

The following table summarizes the unrealized gains (losses) on derivative instruments including the impact of components reclassified into net income from accumulated other comprehensive income (loss) for the years ended December 31, 2012, 2013 and 2014 (in millions):

	Year Ended December 31,			Affected Line Item in the Statement of Comprehensive Income (Loss) for Components Reclassified from OCI
Other Comprehensive Income (Loss) Components	2012	2013	2014
Unrealized gain (loss) on derivative instruments identified as accounting hedges	$(1)	$—	$(15)
Loss (gain) on derivatives reclassified into income:
Interest rate contracts	10	6	7	Interest expense and amortization of deferred financing fees
Forward Currency Hedges	3	—	—	Cost of sales and direct operating

Total reclassified into income	13	6	7
Income tax benefit (expense)	(2)	(3)	3

Amounts reclassified from accumulated other comprehensive income, net of tax	11	3	10

Unrealized gain (loss) on derivative instruments, net of tax	$10	$3	$(5)

The following table provides a rollforward of the components of accumulated other comprehensive loss, net of tax, through December 31, 2014 as follows (in millions):

	Gains and Losses on Cash Flow Hedges	Currency Translation	Other	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$1	$(4)	$—	$(3)
Other comprehensive income before reclassifications	—	19	(3)	16
Amounts reclassified from accumulated other comprehensive income net of tax	3	—	—	3

Net current-period other comprehensive income	3	19	(3)	19

Balance at December 31, 2013	4	15	(3)	16

Other comprehensive income before reclassifications	(15)	(65)	(3)	(83)
Amounts reclassified from accumulated other comprehensive income net of tax	10	—	—	10

Net current-period other comprehensive income	(5)	(65)	(3)	(73)
Impact from AS Split-Off	—	(75)	—	(75)

Balance at December 31, 2014	$(1)	$(125)	$(6)	$(132)

7. Fair Value Measurements:

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Company is required to classify certain assets and liabilities based on the following fair value hierarchy:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 – Unobservable inputs for the asset or liability.

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2014 (in millions):

		Fair Value Measures Using
	Balance Sheet Caption	Level 1	Level 2	Level 3	Total
Assets
Money market funds	Cash and cash equivalents	$106	$—	$—	$106
Interest rate swap agreements	Other assets	—	1	—	1
Currency forward contracts	Prepaid expenses and other current assets	—	3	—	3

Total		$106	$4	$—	$110

Liabilities
Interest rate swap agreements	Other accrued expenses	$—	$5	$—	$5
Currency forward contracts	Other accrued expenses	—	1	—	1

Total		$—	$6	$—	$6

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2013 (in millions):

		Fair Value Measures Using
	Balance Sheet Caption	Level 1	Level 2	Level 3	Total
Assets
Money market funds	Cash and cash equivalents	$407	$—	$—	$407
Interest rate swap agreements	Other assets	—	4	—	4
Currency forward contracts	Prepaid expenses and other current assets	—	2	—	2

Total		$407	$6	$—	$413

Money market funds are recognized and measured at fair value in the Company’s financial statements. Fair values of the interest rate swap agreements are calculated using a discounted cash flow model using observable applicable market swap rates and assumptions and are compared to market valuations obtained from brokers.

The Company uses currency forward contracts to manage its exposure to fluctuations in costs caused by variations in Indian Rupee (“INR”) exchange rates. These INR forward contacts are designated as cash flow hedges. The fair value of these currency forward contracts is determined using currency exchange market rates, obtained from reliable, independent, third-party banks, at the balance sheet date. This fair value of forward contracts is subject to changes in currency exchange rates. The Company has no ineffectiveness related to its use of currency forward contracts. The fair value of the INR forward contracts were an asset of $2 million and $3 million at December 31, 2013 and 2014, respectively. The Company expects to reclassify in the next twelve months approximately $2 million from other comprehensive income (loss) into earnings related to the Company’s INR forward contracts.

Certain assets and liabilities are measured on a non-recurring basis. During the first quarter of 2014, the trade name (a level 3 non-recurring fair value measure) was written down to a fair value of $672 million due to the recognition of a $339 million impairment charge, which was the result of the AS Split-Off (see Note 3). The fair value of the trade name is categorized as Level 3, a fair value measurement using significant unobservable inputs, and is estimated by discounted cash flows based on projected future revenues. This requires the use of various assumptions including projections of future cash flows, perpetual growth rates and discount rates. In 2012, goodwill (a level 3 non-recurring fair value measure) with a carrying value of $914 million was written down to a fair value of $529 million due to the recognition of a $385 million impairment loss, which is reflected in discontinued operations (see Note 1).

The fair value of goodwill is categorized in Level 3, fair value measurement using significant unobservable inputs, and is estimated by a combination of (i) discounted cash flows based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and EBITDA multiples of public companies in similar markets (the market approach). This requires the use of various assumptions including projections of future cash flows, perpetual growth rates and discount rates.

The following table summarizes assets and liabilities measured at fair value on a non-recurring basis at December 31, 2014 (in millions):

	Fair Value Measures Using
	Level 1	Level 2	Level 3
Assets
Trade name	$—	$—	$672

Fair Value of Financial Instruments

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments. The derivative financial instruments are carried at fair value. The fair value of the Company’s floating rate and fixed rate long-term debt (Level 2) is determined using actual market quotes and benchmark yields received from independent vendors. The following table presents the carrying amount and estimated fair value of the Company’s debt, including current portion and excluding the interest rate swaps (in millions):

	December 31, 2013		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Floating rate debt	$3,530	$3,548	$2,458	$2,431
Fixed rate debt	2,862	3,024	2,211	2,286

8. Preferred Stock

Preferred stock of SCCII is classified as non-controlling interest in the equity section and temporary equity of the balance sheet of SunGard.

SCCII has preferred and common stock outstanding at December 31, 2013 and 2014. The preferred stock is non-voting and ranks senior in right of payment to the common stock. Each share of preferred stock has a liquidation preference of $100 (the initial Class P liquidation preference) plus an amount equal to the accrued and unpaid dividends accruing at a rate of 11.5% per year of the initial Class P liquidation preference ($100 per share), compounded quarterly. Holders of preferred stock are entitled to receive cumulative preferential dividends to the extent a dividend is declared by the Board of Directors of SCCII at a rate of 11.5% per year of the initial Class P liquidation preference ($100 per share) payable quarterly in arrears. The aggregate amount of cumulative but undeclared preferred stock dividends at December 31, 2013 and 2014 was $764 million and $744 million, respectively ($77.35 and $98.64 per share, respectively).

Preferred shares and stock awards which include preferred shares are held by certain members of management. In the case of termination resulting from disability or death, an employee or his/her estate may exercise a put option which would require the Company to repurchase vested shares at the current fair market value. Accordingly, these shares of preferred stock must be classified as temporary equity (between liabilities and stockholder’s equity) on the balance sheet.

In December 2012, SunGard borrowed $720 million (see Note 5) and used the net proceeds, along with available cash, to finance a preferred stock dividend of approximately $718 million, or $72.80 per preferred share (equivalent to $3.64 per pre-split Unit, as defined in Note 10). As a result of the dividend, under the terms of various equity award agreements and the SunGard and SCCII Dividend Rights Plan, SunGard was required to make dividend-equivalent cash payments of up to approximately $30 million to equity award holders. Of the $30 million, approximately $6 million was paid in December 2012 and the remaining balance will be paid over approximately five years, subject to vesting of the underlying equity awards. The total dividend and dividend-equivalents paid in 2012 was $724 million. In order to effect this transaction, SDS declared a dividend of approximately $747 million through holding companies ultimately to SCCII, which in turn declared a dividend of approximately $718 million to the holders of the preferred stock and a dividend of approximately $30 million, representing the amount of the dividend-equivalent cash payments, to SunGard as the sole holder of the common stock. Also as a result of the dividend, all outstanding options on Units, except for the options with an exercise price of $4.50 per Unit, were modified to reduce the exercise price by $3.64 per Unit. There was no incremental stock compensation expense as a result of the dividend. Approximately $3 million and $2 million of dividend-equivalents were paid in 2013 and 2014, respectively.

On March 31, 2014, SCCII exchanged all of the common stock of SpinCo for 2,358,065 shares of its preferred stock held by its stockholders, which was recorded as treasury stock at the book value of the investment SCCII had in SpinCo. The decrease in the undeclared dividend is due to the reduced quantity of preferred stock outstanding partially offset by continued compounding.

9. Common Stock

SunGard has nine classes of common stock, Class L and Class A-1 through A-8. Class L common stock has identical terms as Class A common stock except as follows:

•	Class L common stock has a liquidation preference: distributions by SunGard are first allocated to Class L common stock up to its $81 per share liquidation preference plus an amount sufficient to generate a rate of return of 13.5% per annum, compounded quarterly (“Class L Liquidation Preference”). All holders of Common stock, as a single class, share in any remaining distributions pro rata based on the number of outstanding shares of Common stock; and

•	each share of Class L common stock automatically converts into Class A common stock upon an initial public offering or other registration of the Class A common stock and is convertible into Class A common stock upon a majority vote of the holders of the outstanding Class L common stock upon a change in control or other realization events. If converted, each share of Class L common stock is convertible into one share of Class A common stock plus an additional number of shares of Class A common stock determined by dividing the Class L Liquidation Preference at the date of conversion by the adjusted market value of one share of Class A common stock as set forth in the certificate of incorporation of SunGard.

The following table provides a rollforward of the Class L common stock liquidation preference in aggregate and on a per share basis for the three years ended December 31, 2014. The annual increases to the amount of additional liquidation preference are due to compounding.

	Class L Liquidation Preference
	Aggregate (in millions)	Per-share
Balance at December 31, 2011	$5,383	$189.18
2012 additional liquidation preference	771	26.86

Balance at December 31, 2012	6,154	216.04
2013 additional liquidation preference	886	30.68

Balance at December 31, 2013	7,040	246.72
2014 additional liquidation preference	1,024	35.03

Balance at December 31, 2014	$8,064	$281.75

In the case of termination resulting from disability or death, an employee or his/her estate may exercise a put option which would require the Company to repurchase vested shares at the current fair market value. Accordingly, these common shares must be classified as temporary equity (between liabilities and equity) on the balance sheet of SunGard.

10. Stock Option and Award Plans and Stock-Based Compensation:

The SunGard 2005 Management Incentive Plan as amended from time to time (“Plan”) was established to provide long-term equity incentives. The Plan authorizes the issuance of equity subject to awards made under the Plan for up to 70 million shares of Class A common stock and 7 million shares of Class L common stock of SunGard and 2.5 million shares of preferred stock of SCCII.

Under the Plan, awards of time-based and performance-based options have been granted to purchase “Units” in the Parent Companies. Each “Unit” consisted of 1.3 shares of Class A common stock and 0.1444 shares of Class L common stock of SunGard and 0.05 shares of preferred stock of SCCII before the AS Split-Off and 0.038 shares of preferred stock of SCCII after the AS Split-Off. The shares comprising a Unit are in the same proportion as the shares issued to all stockholders of the Parent Companies. From 2005 to 2007, options for Units were granted. Options for Units cannot be separately exercised for the individual classes of stock. Beginning in late 2007, awards were composed of RSUs for Units and options to purchase Class A common stock in SunGard. Class A options were no longer granted after September 2010. Currently, RSUs and Appreciation Units (discussed below) are granted. All awards under the Plan are granted at fair market value on the date of grant.

As a result of the AS Split-Off, the proportion of preferred stock of SCCII included in each “Unit” of equity in the Parent Companies changed from 0.05 shares to 0.038 shares, while there was no change in the proportion of the Class A or Class L common stock of SunGard. Accordingly, post-split, a “Unit” consists of 1.3 shares of Class A common stock and 0.1444 shares of Class L common stock of SunGard and 0.038 shares of preferred stock of SCCII.

In conjunction with the AS Split-Off, SunGard and SCCII amended all outstanding share-based awards to comply with the existing anti-dilution provisions in the Plan and respective share-based award agreements. The anti-dilution provisions require modification of the share-based awards in certain circumstances in order to prevent enlargement or dilution of benefits intended to be made available under the Plan.

To comply with the requirement of the Plan, all outstanding options and other long-term incentive equity awards were modified to (i) maintain the ratio of the exercise or base price to the fair market value of the stock prior to the modification and (ii) increase the quantity granted to maintain the intrinsic value of the awards based on the Unit price and the SpinCo share price, as applicable. In addition, all outstanding share-based awards were modified such that employees remaining with SunGard would hold awards in SunGard only and employees of AS would hold awards in SpinCo only. In order to achieve this result, all outstanding awards held by employees of AS were converted immediately prior to the AS Split-Off into SpinCo Awards. There was no incremental stock-based compensation expense as a result of these modifications.

Time-based options and RSUs granted generally vest over four or five years with monthly or annual vesting depending on the timing of the grant. Performance-based options and RSUs are earned upon the attainment of certain annual earnings goals based on Adjusted EBITA (defined as operating income before amortization of acquisition-related intangible assets, stock compensation expense and certain other items) or Adjusted EBITDA (defined as operating income before amortization of acquisition-related intangible assets, stock compensation expense, depreciation and certain other items) targets for the Company, depending on the date of grant, during a specified performance period. For awards granted prior to May 2011, there were generally five annual performance periods, of which 2014 was the last performance period included. For awards granted after May 2011, the performance period is generally 12 months at the end of which a portion of what was earned vests and the remainder of what was earned vests monthly or annually generally over three years. Time-based and performance-based options can partially or fully vest upon a change of control and certain other termination events, subject to certain conditions, and expire ten years from the date of grant. Once vested, time-based and performance-based RSUs become payable in shares upon the first to occur of a change of control, separation from service without cause, or the date that is four or five years (ten years for certain performance-based RSUs) after the date of grant.

In 2013 and 2014, certain senior executives of the Company were granted Appreciation Units to be settled in stock. The Appreciation Units vesting terms are either market-based dependent upon the performance of the Company’s Unit price (“Performance-based”) or time-based. Performance-based Appreciation Units will vest only if the average value per Unit at each measurement date (as defined in the agreements) increases over a base Unit value specified in the agreements and may be subject to continued employment through June 1, 2017. Time-based Appreciation Units will vest in annual installments over a period of years as specified in the applicable award agreement, subject to continued employment. The Company determined the fair value of the Performance-based Appreciation Units using a Monte Carlo valuation model and will record the aggregate expense over the measurement period on a straight-line basis regardless of vesting, subject to continued employment, if applicable. Time-based Appreciation Units were valued using the Black-Scholes pricing model, and will be expensed over the service period on a straight-line basis.

In June 2014, in addition to granting RSUs subject to time-based vesting, the Company granted RSUs with market-based vesting dependent upon the performance of the Company’s Unit price in relation to predetermined Unit price thresholds (“Market-based”). Each threshold signifies a level of vesting with interpolation between levels. Vesting is subject to continued employment through June 1, 2017, the measurement date. The Company determined the fair value of the Market-based RSUs using a Monte Carlo valuation model and will record the aggregate expense of $26 million over the three-year service period on a straight-line basis regardless of vesting, subject to continued employment, as required by GAAP.

The total fair value of options that vested for 2012, 2013 and 2014 was $4 million, $2 million and $1 million, respectively. The total fair value of Appreciation Units that vested during 2013 and 2014 was $2 million and $1 million, respectively. The total fair value of RSUs that vested for the years 2012, 2013 and 2014 was $30 million, $41 million and $32 million, respectively. At December 31, 2013 and 2014, approximately 3.2 million and 3.1 million RSUs, respectively, were vested.

The assumptions used in valuing the Appreciation Units and the RSUs with market-based vesting follow:

	Year ended December 31, 2013		Year ended December 31, 2014
Award type	Appreciation Units		Appreciation Units	RSUs
Vesting terms	Market-based	Time-based	Market-based	Market-based
Valuation model	Monte-Carlo	Black-Scholes	Monte-Carlo	Monte-Carlo
Weighted-average fair value on date of grant	$5.45	$5.91	$6.51	$16.44
Assumptions used to calculate fair value:
Volatility	38%	38%	45%	45%
Risk-free interest rate	0.8%	0.8%	0.9%	0.8%
Expected term	4 years	4 years	3.2 years	3 years
Dividends	zero	zero	zero	zero

Since the Company is not publicly traded, the Company utilizes equity valuations based on (a) stock market valuations of public companies in comparable businesses, (b) recent transactions involving comparable companies and (c) a discounted cash flow analysis of the Company’s enterprise value. Significant assumptions used in the discounted cash flow analysis include the Company’s projected financial results, the discount rate and the terminal growth rate. The risk-free rate for periods within the contractual life of the Appreciation Unit or RSU is based on the U.S. Treasury zero-coupon yield curve in effect at the time of grant for maturities similar to those of the expected term. Expected volatilities are based on the observed volatilities from market comparisons of certain publicly traded companies and other factors. The expected term of Appreciation Units and Market-based RSUs granted is the period from grant date until distribution date as defined in the grant agreements. The expected dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

For 2012, 2013 and 2014, the Company included stock compensation expense in the Consolidated Statements of Income (Loss) as follows:

	2012	2013	2014
Cost of sales and direct operating expenses	$4	$5	$7
Sales, marketing and administration	23	29	30
Product development and maintenance	4	5	5

Stock compensation expense – continuing operations	31	39	42
Stock compensation expense – discontinued operations	7	7	2

Total stock compensation	$38	$46	$44

At December 31, 2014, there was approximately $1 million and $45 million of unearned non-cash stock-based compensation related to time-based options and RSUs, respectively, that the Company expects to record as expense over a weighted average of 1.9 and 3.0 years, respectively. Also, at December 31, 2014, there was approximately $15 million of unearned non-cash stock compensation related to Appreciation Units that the Company expects to record over 2.4 years. In addition, at December 31, 2014, there was approximately $0.2 million and $9 million of unearned non-cash stock-based compensation related to performance-based options and RSUs, respectively, that the Company could record as expense over a weighted average of 2.1 and 2.5 years, respectively, primarily depending on continued service. Included in the unrecognized expense related to performance award amounts above are approximately 39,000 option Units ($0.2 million) and 559,000 RSUs ($9 million) that were earned during 2012 through 2014, but that will vest monthly or annually during 2015 through 2017. For time-based options and RSUs, compensation expense is recorded on a straight-line basis over the requisite service period of four or five years. For performance-based options and RSUs, recognition of compensation expense starts when the achievement of financial performance goals becomes probable and is recorded over the remaining service period.

The following table summarizes option, RSU and Appreciation Unit activity during 2014:

	Units
	Options (in millions)	Weighted- Average Exercise Price	RSUs (in millions)	Weighted- Average Grant Date Fair Value	Appreciation Units (in millions)	Weighted- Average Base Unit Value	Class A Options (in millions)	Weighted- Average Exercise Price
Outstanding at December 31, 2013	14.8	$14.30	9.4	$20.59	4.6	$17.37	5.4	$1.72
Granted	—		3.1	19.09	0.5	17.44	—
Exercised / released	(0.9)	8.69	(1.3)	20.25	—		—
Canceled	(0.6)	15.26	(1.5)	17.62	(0.5)	17.34	(1.7)	1.40
Impact of SunGard awards modified	0.6	n/a	0.9	n/a	0.5	n/a	—
Impact of SpinCo awards modified	(1.8)	14.41	(1.6)	20.56	—		—

Outstanding at December 31, 2014	12.1	13.08	9.0	18.67	5.1	16.58	3.7	1.86

Included in the table above are 1.4 million option Units (weighted-average exercise price of $13.43), 0.5 million RSUs (weighted-average grant-date fair value of $19.87) and 1.0 million Class A options (weighted-average exercise price of $1.82) that have not vested and for which the performance period has ended. These options and RSUs may be canceled in the future. Also, approximately 1.7 million of the RSUs granted in 2014 are subject to Market-based vesting and may vest of up to 200% of the quantity granted based upon the stock price on the measurement date.

Shares available for grant under the Plan at December 31, 2014 were approximately 27.9 million shares of Class A common stock and 2.7 million shares of Class L common stock of SunGard and 0.8 million shares of preferred stock of SCCII.

The total intrinsic value of options exercised during the years 2012, 2013 and 2014 was $22 million, $4 million and $8 million, respectively.

Cash proceeds received by SunGard, including proceeds received by SCCII, from exercise of stock options were $0.2 million in 2012. Cash proceeds received by SunGard and SCCII from exercise of stock options in 2013 was not material. Cash proceeds received by SunGard, including proceeds received from SCCII, from purchases of stock were $0.5 million in 2014. No cash proceeds from exercise of stock options were received in 2014.

The tax benefit from options exercised during 2012, 2013 and 2014 was $7 million, $1 million and $3 million, respectively. The tax benefit from release of RSUs during each of 2012, 2013 and 2014 was $6 million. The tax benefit is realized by SunGard since SunGard files as a consolidated group which includes SCCII and SunGard.

The following table summarizes information as of December 31, 2014 concerning options for Units, Appreciation Units and options for Class A shares that have vested and that are expected to vest in the future:

	Vested and Expected to Vest			Exercisable
Exercise Price ($)	Quantity Outstanding (in millions)	Weighted- average Remaining Life (years)	Aggregate Intrinsic Value (in millions)	Quantity (in millions)	Weighted- average Remaining Life (years)	Aggregate Intrinsic Value (in millions)
Option Units
4.03	0.21	0.2	$3	0.21	0.2	$3
12.87-15.31	10.04	0.9	39	9.94	0.9	39
15.85-18.91	0.37	5.4	—	0.33	5.2	—

Appreciation Units
14.89-15.96	2.00	2.4	3	n/a

Options for Class A shares
0.21-0.44	1.00	4.9	—	0.98	4.9	—
1.41	0.17	3.9	—	0.17	3.9	—
2.22-3.06	1.50	3.3	—	1.50	3.3	—

11. Savings Plans:

The Company and its subsidiaries maintain savings and other defined contribution plans. Certain of these plans generally provide that employee contributions are matched with cash contributions by the Company subject to certain limitations including a limitation on the Company’s contributions to 4% of the employee’s compensation. Total expense for continuing operations under these plans aggregated $43 million in 2012, $45 million in 2013 and $51 million in 2014.

12. Income Taxes:

Income (loss) from continuing operations before income taxes for 2012, 2013 and 2014 consisted of the following (in millions):

	2012	2013	2014
U.S. operations	$(154)	$(31)	$(363)
Foreign operations	62	102	98

Total	$(92)	$71	$(265)

The continuing operations provision (benefit) for income taxes for 2012, 2013 and 2014 consisted of the following (in millions):

	2012	2013	2014
Current:
Federal	$(21)	$5	$1
State	4	9	4
Foreign	22	36	42

Total current	5	50	47

Deferred:
Federal	(27)	(13)	(122)
State	1	—	33
Foreign	(28)	(11)	(15)

Total deferred	(54)	(24)	(104)

Total	$(49)	$26	$(57)

Differences between income tax expense (benefit) at the expected U.S. federal statutory income tax rate of 35% and the Company’s continuing operations reported income tax (benefit) expense and effective tax rate for 2012, 2013 and 2014 were as follows (in millions):

	2012	2013	2014
Tax at federal statutory rate	$(32)	$25	$(93)
State income taxes, net of federal benefit	2	5	(10)
Foreign taxes, net of U.S. foreign tax credit (1)	(20)	1	1
Tax rate changes (2)	7	(1)	46
Nondeductible expenses	2	3	4
Change in uncertain tax positions (3)	10	1	2
Research and development credit	(1)	(9)	(6)
Domestic Production Activities Deduction	—	(1)	(1)
U.S. income taxes on non-U.S. unremitted earnings	(20)	4	(3)
Other, net	3	(2)	3

Total	$(49)	$26	$(57)

Effective income tax rate	53%	36%	22%

(1)	Includes foreign taxes, dividends, utilization of foreign tax credits, and the rate differential between U.S. and foreign countries, and the change in foreign valuation allowance, as described in more detail below. Also includes $6 million, $4 million and $3 million in 2012, 2013 and 2014, respectively, related to benefits of tax holidays in Tunisia and India which expire in 2017 and 2024, respectively.
(2)	Tax rate changes in 2014 includes an expense of $48 million due to changes in certain state deferred income tax rates, which are primarily driven by the change in the legal entity ownership of the SunGard trade name caused by the AS Split-Off.
(3)	The change in uncertain tax positions recorded in continuing operations was an expense of $10 million, $1 million and $2 million in 2012, 2013 and 2014, respectively, which reflects the offsetting benefits recorded in prepaid expenses and other current assets and deferred income and other taxes on the balance sheet. The balance is recorded in discontinued operations.

Deferred income taxes are recorded based upon differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating and tax credit carryforwards. Deferred income tax assets and liabilities at December 31, 2013 and 2014 consisted of the following (in millions):

	December 31, 2013	December 31, 2014
Current:
Trade receivables and other current assets	$(2)	$—
Accrued expenses, net	28	17
Tax credit carryforwards	20	—
Other current	(11)	(5)

Total current deferred income tax asset (liability)	35	12
Valuation allowance	(5)	(4)
Net current deferred income tax asset (liability)	30	8

Less: amounts classified as related to discontinued operations	(13)	—

Net current deferred income tax asset (liability) – continuing operations	$17	$8

	December 31, 2013	December 31, 2014
Long-term:
Property and equipment	$1	$(2)
Intangible assets	(1,026)	(596)
Net operating loss carry-forwards	98	71
Stock compensation	62	55
U.S. income taxes on non-U.S. unremitted earnings	(24)	(13)
Other non-current	34	6
Other, net	(12)	15

Total long-term deferred income tax liability	(867)	(464)
Valuation allowance	(62)	(48)

Net long-term deferred income tax liability	(929)	(512)
Less: amounts classified as related to discontinued operations	282	—

Net long-term deferred income tax liability – continuing operations	$(647)	$(512)

The deferred income tax assets and liabilities include amounts classified as related to discontinued operations on the face of the financial statements for the year ended December 31, 2013.

As of December 31, 2014 the Company has net operating loss carryforwards, the tax effect of which is $71 million, which consist of $12 million for U.S. federal income tax purposes, $17 million for U.S. state income tax purposes and $42 million for foreign income tax purposes. The tax benefit recorded for net operating losses, net of valuation allowance, is $30 million, which consists of $6 million for U.S. federal income tax purposes, $2 million for U.S. state income tax purposes and $22 million for foreign income tax purposes. These tax loss carryforwards expire through 2034 and utilization is limited in certain jurisdictions. Some foreign losses have indefinite carryforward periods.

The valuation allowances of $67 million and $52 million at December 31, 2013 and 2014, respectively, were primarily related to federal, state and foreign net operating loss carryforwards that, in the judgment of management, are not more-likely-than-not to be realized.

A reconciliation of the beginning and ending balance of the valuation allowance follows (in millions):

	Continuing operations	Discontinued operations		Total
Balance at December 31, 2013	$41	$26		$67
Additions, net	12	1		13
Translation adjustments and other	(1)	(27	)(1)	(28)

Balance at December 31, 2014	$52	$—		$52

(1)	Translation adjustments and other for discontinued operations includes $27 million that was sold or removed as a result of the AS Split-Off in 2014.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. In the fourth quarter of 2014 after weighing the positive and negative evidence required, the Company recorded a valuation allowance of $3 million against certain losses generated in France. These losses were larger than anticipated and exceeded the scheduled reversal of deferred tax liabilities. The tax benefit of the French losses totals $24 million at December 31, 2014 and have an indefinite carryover period. Based upon the level of historical taxable income, projections for future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2013 and 2014. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced or as the reversal of certain deferred tax liabilities continues.

A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in millions):

	2012	2013	2014
Balance at beginning of year	$22	$94	$99
Additions for tax positions of prior years	22	7	4
Reductions for tax positions of prior years	—	(5)	(3)
Additions for tax positions of current year	50	3	7
Settlements for tax positions of prior years	—	—	(3)

Balance at end of year	$94	$99	$104

As of December 31, 2014 the Company had unrecognized tax benefits and related accrued interest of approximately $104 million which, if recognized, would favorably affect the effective tax rate. Included in prepaid and other assets are amounts that would partially offset the impact on the effective tax rate. Increases in 2012 relate primarily to state income tax related matters. Included in the balance of unrecognized tax benefits is accrued interest and penalties, net of federal benefits of $4 million, $6 million and $8 million for 2012, 2013 and 2014, respectively. The Company recognizes interest and penalties in income tax expense.

As part of the AS Split-Off, SunGard entered into a tax sharing and disaffiliation agreement with AS that apportions responsibility for U.S. federal, state and local and foreign income and other taxes between the parties. See Note 15 for further information.

Tax years after 2006 remain open for examination by the Internal Revenue Service, although years 2007-2010 are effectively settled. The Internal Revenue Service recently completed its examination of tax years 2009 and 2010. In addition, French tax authorities have just begun an examination of the tax year 2012. SunGard entities in other jurisdictions are also under examination at December 31, 2014 and tax years after 2005 remain open for audit by various state, local and other foreign jurisdictions. The Company anticipates that it is reasonably possible that between $0 and $38 million of unrecognized tax benefits may be resolved within the next 12 months.

During the fourth quarter of 2012 as a result of debt refinancing activities, the Company reevaluated the earnings of all its foreign subsidiaries and those that could be expected to be permanently reinvested outside the U.S. The Company determined that certain of its foreign subsidiaries earnings are permanently reinvested. The recognition of U.S. income tax is required when earnings of the foreign subsidiaries are not considered permanently reinvested outside the U.S. As of December 31, 2013 and 2014, the Company provided a deferred income tax liability of approximately $24 million and $13 million, respectively for non-U.S. withholding and U.S. income taxes associated with the future repatriation of earnings for certain non-U.S. subsidiaries. The Company has not provided deferred taxes on approximately $94 million of undistributed earnings of non-U.S. subsidiaries at December 31, 2014. Quantification of the related deferred tax liability, if any, associated with permanently reinvested earnings is not practicable.

13. Employee Termination Benefits and Facility Closures:

The following table provides a rollforward of the liability balances for workforce reductions and facility closures for 2012, 2013 and 2014 (in millions):

	Workforce- related	Facilities	Total
Balance at December 31, 2011	$24	$5	$29
Expense related to 2012 actions	34	12	46
Paid	(31)	—	(31)
Other adjustments (1)	(4)	—	(4)

Balance at December 31, 2012	23	17	40
Expense related to 2013 actions	20	2	22
Paid	(23)	(3)	(26)
Other adjustments (1)	(6)	(1)	(7)

Balance at December 31, 2013	14	15	29
Expense related to 2014 actions	28 (2)	4	32	(3)
Paid	(26)	(6)	(32)
Other adjustments (1)	(4)	—	(4	)(3)

Balance at December 31, 2014	$12	$13	$25

(1)	The other adjustments rows in the table principally relate to changes in estimates from when the initial charge was recorded and also foreign currency translation adjustments.
(2)	During the three months ended September 30, 2014, the Company recorded a $17 million severance charge related to a workforce reduction plan to reduce headcount by approximately 3% of the total workforce.
(3)	The sum of the expense related to 2014 actions and other adjustments in 2014 is the net amount of expense related to employee termination benefits and facility closures and may include rounding (see Note 14).

The workforce related actions are expected to be paid out over the next 18 months (the majority within 12 months). The facilities accruals are for ongoing obligations to pay rent for vacant space and are net of sublease reserves. The lengths of these obligations vary by lease with the majority ending in 2019. The $13 million of facilities reserves is included in the future minimum rentals under operating leases (see Note 16).

14. Segment Information:

The Company has two reportable segments: FS and PS&E.

FS primarily serves financial services companies through a broad range of software solutions that process their investment and trading transactions. The principal purpose of most of these systems is to automate the many detailed processes associated with trading securities, managing investment portfolios and accounting for investment assets.

PS&E primarily provides software and processing solutions designed to meet the specialized needs of local, state and federal governments, public safety and justice agencies, public schools, utilities, non-profits and other public sector institutions.

In reporting our results, we categorize revenue into three categories:

•	Software revenue

•	SaaS and cloud revenue

•	Services revenue

The Company’s measure of segment profit or loss is Adjusted EBITDA. Management believes Adjusted EBITDA is an effective tool to measure the Company’s operating performance since it excludes non-cash items, including depreciation (which includes amortization of capitalized software), amortization of acquisition-related intangible assets, trade name and goodwill impairment charges and stock compensation expense, and certain variable charges including severance and facility closure costs, management fees paid to the Sponsors and certain other costs. Management uses Adjusted EBITDA extensively to measure the financial performance of SunGard and its reportable segments, and also to report the Company’s results to its board of directors. The Company uses a similar measure, as defined in its senior secured credit agreement, for purposes of computing its debt covenants.

The operating results for the years ended December 31, 2014, 2013 and 2012 for each segment follow (in millions):

	Year Ended December 31, 2014
	FS	PS&E	Sum of segments	Corporate (1)		Total
Software	$988	$138	$1,126	$—		$1,126
SaaS and cloud	1,040	37	1,077	—		1,077
Services	564	42	606	—		606

Total revenue	$2,592	$217	$2,809	$—		$2,809

Adjusted EBITDA	$742	$68	$810	$(45)		$765
Depreciation (2)	95	9	104	3		107
Amortization of acquisition-related intangible assets	129	7	136	—		136
Capital expenditures	131	10	141	2		143
Total assets	6,225	833	7,058	(547	)(7)	6,511

	Year Ended December 31, 2013
	FS		PS&E	Sum of segments	Corporate (1)		Total
Software	$987		$137	$1,124	$—		$1,124
SaaS and cloud	1,021		36	1,056	—		1,057
Services	543		37	580	—		580

Total revenue	$2,551	(2)	$210	$2,761	$—		$2,761

Adjusted EBITDA	$746	(2)	$66	$812	$(46)		$766
Depreciation (2)	95		7	102	2		104
Amortization of acquisition-related intangible assets	168		13	181	1		182
Capital expenditures	102		8	110	1		111
Total assets	5,956		780	6,736	3,042	(7)	9,778

	Year Ended December 31, 2012
	FS	PS&E	Sum of segments	Corporate (1)		Total
Software	$982	$135	$1,117	$—		$1,117
SaaS and cloud	1,051	33	1,084	—		1,084
Services	571	36	607	—		607

Total revenue	$2,604	$204	$2,808	$—		$2,808

Adjusted EBITDA	$727	$66	$793	$(44)		$749
Depreciation (2)	88	7	95	1		96
Amortization of acquisition-related intangible assets	199	17	216	1		217
Capital expenditures	88	7	95	2		97
Total assets	5,718	730	6,448	3,570	(7)	10,018

(1)	Corporate is included to reconcile each item to the total for the Company.

Reconciliation of Adjusted EBITDA to income (loss) from continuing operations before income taxes:

	Year Ended December 31,
	2012		2013		2014
Adjusted EBITDA (including corporate)	$749		$766		$765
Depreciation (3)	(96)		(104)		(107)
Amortization of acquisition-related intangible assets	(217)		(182)		(136)
Trade name impairment charge	—		—		(339)
Severance and facility closure costs	(42	)(4)	(17	)(5)	(27	)(6)
Stock compensation expense	(31)		(39)		(42)
Management fees	(9)		(8)		(9)
Other costs (included in operating income)	(6)		(12)		(19)
Interest expense, net	(359)		(325)		(290)
Loss on extinguishment of debt	(82)		(6)		(61)
Other income (expense)	1		(2)		—

Income (loss) from continuing operations before income taxes	$(92)		$71		$(265)

(2)	SunGard received approximately $12 million in proceeds related to a bankruptcy claim assigned and sold to a third party in the third quarter of 2013. The claim related to a FS customer that filed for Chapter 11 bankruptcy in January 2013. The amount of the claim represented previously reserved revenue, which now has been recognized, and a termination charge related to the customer contract.
(3)	Includes amortization of capitalized software.
(4)	Includes $27 million, $2 million and $1 million of severance in FS, PS&E and corporate, respectively. Also includes $12 million of lease exit costs in FS.
(5)	Includes $13 million and $1 million of severance in FS and corporate, respectively. Also includes $3 million of lease exit costs in FS.
(6)	Includes $22 million and $1 million of severance in FS and PS&E, respectively. Also includes $4 million of lease exit costs in FS.
(7)	Includes items that are eliminated in consolidation, trade name, deferred income taxes and the assets of the Company’s assets of discontinued operations.

Geographic Presence

The Company transacts business and has operations globally. The Company’s revenue by customer location follows (in millions):

	Year ended December 31,
	2012	2013	2014
United States	$1,733	$1,685	$1,712
International:
United Kingdom	171	170	182
Continental Europe	466	453	428
Asia/Pacific	253	261	280
Canada	89	85	90
Other	96	107	117

Subtotal – International	1,075	1,076	1,097

Total	$2,808	$2,761	$2,809

The Company’s property and equipment by geographic location follows (in millions):

	December 31, 2012	December 31, 2013	December 31, 2014
United States	$98	$92	$99
International:
United Kingdom	20	16	16
Continental Europe	16	17	15
Canada	1	1	—
Asia/Pacific	27	23	19
Other	3	3	3

Total	$165	$152	$152

15. Related Party Transactions:

Sponsor Transactions

SunGard is required to pay management fees to affiliates of the Sponsors in connection with management consulting services provided to SunGard and the Parent Companies. These services include financial, managerial and operational advice and implementation strategies for improving the operating, marketing and financial performance of SunGard and its subsidiaries. In March 2014, the Company and the Sponsors amended the management agreement to increase the management fee from 1% to 1.1% of quarterly Adjusted EBITDA for five of seven Sponsors and fixed payments of $50,000 per quarter for each of the two remaining Sponsors. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and goodwill and trade name impairments, further adjusted to exclude unusual items and other adjustments as defined in the management agreement, which is consistent with the Credit Agreement. Management fees are payable quarterly in arrears. In addition, these affiliates of the Sponsors may be entitled to additional fees in connection with certain financing, acquisition, disposition and change in control transactions. For the years ended December 31, 2012, 2013 and 2014, SunGard recorded $9 million, $8 million and $9 million, respectively, relating to management fees in Consolidated Statements of Income (Loss), of which $4 million and $3 million is included in other accrued expenses at December 31, 2013 and 2014, respectively. In addition, for the years ended December 31, 2012 and 2013, SunGard recorded $23 million and $4 million, respectively, relating to management fees in discontinued operations in the Consolidated Statements of Income (Loss).

During 2012, Goldman, Sachs & Co. and/or its respective affiliates received fees in connection with the March 2012 amendment and restatement of SunGard’s Credit Agreement, November 2012 Senior Subordinated Notes issuance and December 2012 amendment and restatement of SunGard’s Credit Agreement. In connection with these transactions, Goldman, Sachs & Co. was paid approximately $3 million.

During 2013 and 2014, Goldman, Sachs & Co. and/or its respective affiliates received fees of approximately $1 million and less than $1 million, respectively, in connection with the March 2013 and February 2014 amendments of SunGard’s Credit Agreement.

In addition to the amounts above, on March 31, 2014 the Company recorded approximately $15 million of management fees, which is included in income (loss) from discontinued operations, as provided in the Management Agreement for services rendered in connection with the issuance of the $1.025 billion SpinCo Term Loan and $425 million of SpinCo Notes. Also during the first quarter of 2014, the Company recorded approximately $1 million of management fees which is included in income (loss) from discontinued operations resulting from the sale of two FS businesses.

AS Transactions

In connection with the AS Split-Off, the following agreements, among others, were entered into on March 31, 2014:

(i) a Trademark License Agreement (the “Trademark License Agreement”) between a wholly-owned subsidiary of SunGard that owns the trademark “SunGard” and SpinCo. The Trademark License Agreement sets forth the terms under which SpinCo and its affiliates are permitted to use the mark “SUNGARD AVAILABILITY SERVICES.” During the first two years following the AS Split-Off, the use of the licensed mark is royalty free. In years 3 through 5, SpinCo will pay a royalty payment of 0.30% of their worldwide revenue, subject to certain exceptions. In years 6 and 7, the royalty will be reduced to 0.15% and 0.075%, respectively. Following year 7, SpinCo will have a perpetual, royalty-free license to use the mark going forward assuming they maintain compliance with the Trademark License Agreement;

(ii) a Transition Services Agreement (“TSA”) whereby SunGard agreed to provide certain transitional and administrative support services, including employee benefits services, to AS and AS agreed to provide transitional and administrative support services to SunGard generally for up to twelve months. At December 31, 2014, the Company had recorded approximately $2 million of accounts receivable from AS under the TSA;

(iii) a Global Master Services Agreement (“GMSA”) replaced the existing agreements under which AS provides certain availability services, managed services, and recovery services to SunGard. SunGard agreed to spend a minimum of approximately $66 million under the GMSA for the period from the AS Split-Off through March 31, 2016. For the nine months ended December 31, 2014, the Company incurred expenses of $25 million for services provided under the GMSA, substantially all of which is included in cost of sales and direct operating expenses in the consolidated statement of comprehensive income (loss). At December 31, 2014, the Company had recorded approximately $1 million of accounts receivable, $4 million of accounts payable, and a $1 million prepaid maintenance contract related to AS under the GMSA; and

(iv) a Tax Sharing and Disaffiliation Agreement (the “Agreement”) between the Company and SpinCo. Pursuant to the Agreement, the parties allocated responsibility for U.S. federal, state and local, and foreign income and other taxes relating to taxable periods before and after the AS Split-Off, and provided for computation and apportionment of tax liabilities and tax benefits between the parties. AS is generally responsible for all taxes attributable to the AS business for periods subsequent to the AS Split-Off and non-income related taxes attributable to the AS business for any taxable period before and after the date of the AS Split-Off. The Company retains responsibility for U.S. federal, state and local, and foreign income taxes for periods ending on or before the date of the AS Split-Off and has recorded a related $3 million liability payable to AS at December 31, 2014.

In addition, during the nine months ended December 31, 2014, AS purchased certain data center outsourcing services and treasury products from FS, for which FS recognized approximately $2 million of revenue.

16. Commitments, Contingencies and Guarantees:

The Company leases a substantial portion of its computer equipment and facilities under operating leases. The Company’s leases are generally non-cancelable or cancelable only upon payment of cancellation fees. All lease payments are based on the passage of time, but include, in some cases, payments for insurance, maintenance and property taxes. There are no bargain purchase options on operating leases at favorable terms, but most facility leases have one or more renewal options and have either fixed or Consumer Price Index escalation clauses. Certain facility leases include an annual escalation for increases in utilities and property taxes. In addition, certain facility leases are subject to restoration clauses, whereby the facility may need to be restored to its original condition upon termination of the lease. There were a combined $10 million of restoration liabilities included in accrued expenses and other long term liabilities at December 31, 2014.

Future minimum rentals and sublease income under operating leases with initial or remaining non-cancelable lease terms in excess of one year for continuing operations at December 31, 2014 follow (in millions):

	Future minimum rentals	Future minimum sublease rental income
2015	$62	$5
2016	56	5
2017	45	5
2018	33	4
2019	14	—
Thereafter	21	—

	$231	$19

Rent expense from continuing operations aggregated to $69 million in 2012, $62 million in 2013 and $58 million in 2014. Sublease income was $3 million, $5 million and $6 million in 2012, 2013 and 2014, respectively. At December 31, 2014, the Company had unconditional purchase obligations of approximately $123 million which includes the amounts due under the GMSA (see Note 15) and $19 million of outstanding letters of credit and bid bonds issued primarily as security for performance under certain customer contracts.

In the event that the management agreement described in Note 15 is terminated by the Sponsors (or their affiliates) or SunGard and its Parent Companies, the Sponsors (or their affiliates) will receive a lump sum payment equal to the present value of the annual management fees that would have been payable for the remainder of the term of the management agreement. The initial term of the management agreement is ten years, and it extends annually for one year unless the Sponsors (or their affiliates) or SunGard and its Parent Companies provide notice to the other. The initial ten year term expires August 11, 2015.

The Company is presently a party to certain lawsuits arising in the ordinary course of its business. In the opinion of management, none of its current legal proceedings are expected to have a material impact on the Company’s business or financial results. The Company’s customer contracts generally include typical indemnification of customers, primarily for intellectual property infringement claims. Liabilities in connection with such obligations have not been material.

The Company has had patent infringement lawsuits filed against it or certain of its customers claiming that certain of its products infringe the intellectual property rights of others. Adverse results in these lawsuits may include awards of substantial monetary damages, costly royalty or licensing agreements, or limitations on the Company’s ability to offer certain features, functionalities, products, or services, and may also cause the Company to change its business practices, and require development of non-infringing products or technologies, which could result in a loss of revenues and otherwise harm the Company’s business. Also, certain agreements with previously owned businesses of the Company require indemnification to the new owners for certain matters as part of the sale of those businesses. At December 31, 2014, the Company does not have any significant accruals related to patent indemnification or infringement claims.

The Company evaluates, on a regular basis, developments in its legal matters. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated.

With respect to any current legal proceedings or claims pending against the Company for which it has not made an accrual, but for which it is reasonably possible that a loss may occur, the Company is unable to estimate a range of loss due to various reasons, including, among others: (1) that the proceedings are in early stages, (2) that there is uncertainty as to the outcome of pending appeals, motions, or settlements, (3) that there are significant factual issues to be resolved, and (4) that there are novel legal issues presented. Such legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company’s control. Based on current knowledge, the Company believes that the final outcome of the matters discussed above will not, individually or in the aggregate, have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. While the Company intends to vigorously defend these matters, in light of the uncertainties involved in such matters, there exists the possibility of adverse outcomes, and the final outcome of a particular matter could have a material adverse effect on results of operations or cash flows in a particular period.

The Company has recorded a reserve for unrecognized tax benefits and related accrued interest for certain matters. Also, the Company is under examination in various federal, state and local and foreign jurisdictions related to income and non-income tax matters. Based on current knowledge, the Company believes that resolution of these matters, giving recognition to the reserve for unrecognized tax benefits, will not have a materially adverse impact on its business, consolidated financial position, results of operations or cash flows.

The State of Delaware, Department of Finance, Division of Revenue (Unclaimed Property) and nine other states are currently conducting a joint examination of the books and records of certain wholly owned subsidiaries of the Company to determine compliance with the unclaimed property laws. Additionally, the Company has entered into voluntary disclosure agreements to address the potential unclaimed property exposure for certain entities not included in the scope of the ongoing unclaimed property examination. The potential exposure related to the examination and the voluntary disclosure programs is not currently determinable.

17. Quarterly Financial Data (unaudited):

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
2013
Revenue	$639		$672		$678		$772
Gross profit (excluding items described in Note 1) (1)	372		414		427		503
Income (loss) before income taxes	(52)		10	(2)	29	(2)(3)	84	(2)
Income (loss) from continuing operations	(35)		5	(2)	22	(2)(3)	53	(2)
Income (loss) from discontinued operations	(12)		10		1		18
Net income (loss)	(47)		15	(2)	23	(2)(3)	71	(2)
Net income (loss) attributable to SunGard	(72)		(32	)(2)	(26	)(2)(3)	23	(2)
2014
Revenue	$653		$673		$691		$792
Gross profit (excluding items described in Note 1) (1)	384		400		411		516
Income (loss) before income taxes	(424	)(4)	5		22	(5)	132
Income (loss) from continuing operations	(323	)(4)	3		11	(5)	101
Income (loss) from discontinued operations	(17)		—		—		3
Net income (loss)	(340	)(4)	3		11	(5)	104
Net income (loss) attributable to SunGard	(390	)(4)	(37)		(31	)(5)	62

(1)	Gross profit equals revenue less cost of sales and direct operating expenses.
(2)	During the second quarter of 2013, the Company completed a review of its accounting practices related to vacation pay obligations. In countries where the vacation policy stipulated that vacation days earned in the current year must be used in that same year, the Company adjusted its quarterly estimate of accrued vacation costs to better match expense recognition with amounts payable to employees when leaving the Company. The impact of the change in estimate was an aggregate decrease to costs and expenses of $10 million in the quarter ended June 30, 2013. The impact of this change was negligible for the full year since the balance would have naturally reversed, with a substantial majority of that reversal occurring during the fourth quarter.

(3)	SunGard received approximately $12 million in proceeds related to a bankruptcy claim assigned and sold to a third party in the third quarter of 2013. The claim related to an FS customer that filed for Chapter 11 bankruptcy in January 2013. The amount of the claim represented previously reserved revenue, which now has been recognized, and a termination charge related to the customer contract.
(4)	Includes a $339 million impairment charge of the trade name asset (see Note 1 of Notes to Consolidated Financial Statements) and a $61 million loss on extinguishment of debt (see Note 5 of Notes to Consolidated Financial Statements).
(5)	During the three months ended September 30, 2014, the Company recorded a $17 million severance charge related to a workforce reduction plan to reduce headcount by approximately 3% of the total workforce.

All of the previously-issued interim financial statements included in Quarterly Reports on Form 10-Q for 2014 included an error in the Condensed Consolidated Statements of Comprehensive Income (Loss) related to the removal of the cumulative foreign currency translation loss associated with the AS businesses that were split-off on March 31, 2014. The removal of the cumulative foreign currency translation loss was reflected in both the Condensed Consolidated Statements of Comprehensive Income (Loss) and the rollforwards of stockholders’ equity included in the notes to the condensed consolidated financial statements in each of the Quarterly Reports. However, the inclusion of this item in the 2014 Condensed Consolidated Statements of Comprehensive Income (Loss) was not appropriate since it relates to the distribution of the AS businesses to our owners and should have been excluded from the 2014 Other Comprehensive Income according to GAAP. Management does not believe the error is material to any of the previously-issued financial statements. The table below shows the impact of the correction of this error for each period. These revisions will also be reflected in the Company’s 2015 quarterly filings.

The following table presents the amounts as originally reported and as revised (in millions):

	Three Months Ended March 31, 2014		Six Months Ended June 30, 2014		Nine Months Ended September 30, 2014
	As reported	As revised	As reported	As revised	As reported	As revised
Other Comprehensive Income (Loss)	$(57)	$25	$(63)	$19	$(110)	$(35)
Comprehensive Income (Loss)	(397)	(315)	(400)	(318)	(436)	(361)
Comprehensive Income (Loss) attributable to SunGard	(447)	(365)	(490)	(408)	(568)	(493)

18. Supplemental Cash Flow Information:

Supplemental cash flow information for 2012, 2013 and 2014 follows (in millions):

	Year ended December 31,
	2012	2013	2014
Supplemental information:
Acquired businesses:
Property and equipment	$—	$—	$—
Software products	12	1	3
Customer base	12	—	1
Goodwill	28	1	—
Other assets	1	—	—
Deferred income taxes	(3)	—	—
Purchase price obligations and debt assumed	1	—	—
Net current assets (liabilities) assumed	(11)	—	—

Cash paid for acquired businesses, net of cash acquired of $2 million and $—million and $—million, respectively	$40	$2	$4

19. SunGard’s Holding Company Status

SunGard owns all of the common stock of SunGard Capital Corp. II, which owns all of the outstanding stock of SDS through a series of holding companies. The consolidated assets of SDS were $9,774 million and $6,507 million at December 31, 2013 and 2014, respectively.

On a standalone basis, SunGard has no material assets or operations other than its ownership in SunGard Capital Corp. II and its subsidiaries. Due to the agreements governing SDS’s indebtedness, there are restrictions on SunGard’s ability to obtain funds from SDS or any of its subsidiaries through dividends, loans or advances. Substantially all of the revenues, operating cash flows, and net assets of the Company as reported in the Company’s consolidated financial statements exist at the subsidiary level and are subject to these restrictions.

SunGard

Condensed Consolidated Balance Sheets

(In millions except share and per-share amounts)

(Unaudited)

	December 31, 2014	June 30, 2015
Assets
Current:
Cash and cash equivalents	$447	$538
Trade receivables, less allowance for doubtful accounts of $22 and $21	572	446
Earned but unbilled receivables	114	115
Prepaid expenses and other current assets	116	108

Total current assets	1,249	1,207

Property and equipment, less accumulated depreciation of $414 and $433	152	149
Software products, less accumulated amortization of $1,754 and $1,771	224	222
Customer base, less accumulated amortization of $531 and $555	360	338
Other assets, less accumulated amortization of $22 and $23	94	73
Trade name	672	672
Goodwill	3,760	3,744

Total Assets	$6,511	$6,405

Liabilities and Equity
Current:
Short-term and current portion of long-term debt	$—	$3
Accounts payable	21	15
Accrued compensation and benefits	227	167
Accrued interest expense	30	29
Other accrued expenses	131	125
Deferred revenue	589	541

Total current liabilities	998	880

Long-term debt	4,669	4,669
Deferred and other income taxes	616	604
Other long-term liabilities	39	32

Total liabilities	6,322	6,185

Commitments and contingencies

Noncontrolling interest in preferred stock of SCCII subject to a put option	37	40
Class L common stock subject to a put option	57	58
Class A common stock subject to a put option	3	2

Stockholders’ equity:
Class L common stock, convertible, par value $.001 per share; cumulative 13.5% per annum, compounded quarterly; aggregate liquidation preference of $8,064 million and $8,659 million; 50,000,000 shares authorized, 29,062,421 shares issued	—	—
Class A common stock, par value $.001 per share; 550,000,000 shares authorized, 261,565,118 shares issued	—	—
Capital in excess of par value	2,674	2,672
Treasury stock, 442,460 and 302,479 shares of Class L common stock; and 3,985,453 and 2,725,623 shares of Class A common stock	(38)	(26)
Accumulated deficit	(3,902)	(3,928)
Accumulated other comprehensive income (loss)	(132)	(174)

Total SunGard stockholders’ equity (deficit)	(1,398)	(1,456)
Non-controlling interest in preferred stock of SCCII	1,490	1,576

Total equity	92	120

Total Liabilities and Equity	$6,511	$6,405

The accompanying notes are an integral part of these condensed consolidated financial statements.

SunGard

Condensed Consolidated Statements of Income (Loss)

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2015
Revenue	$1,326	$1,358

Costs and expenses:
Cost of sales and direct operating (excluding items described in Note 1)	542	551
Sales, marketing and administration	326	313
Product development and maintenance	196	173
Depreciation	51	56
Amortization of acquisition-related intangible assets	84	42
Trade name impairment charge	339	—

Total costs and expenses	1,538	1,135

Operating income (loss)	(212)	223
Other income (expense):
Interest income	1	1
Interest expense and amortization of deferred financing fees	(147)	(142)
Loss on extinguishment of debt	(61)	—
Other income (expense)	—	1

Other income (expense)	(207)	(140)

Income (loss) from continuing operations before income taxes	(419)	83
Benefit from (provision for) income taxes	99	(24)

Income (loss) from continuing operations	(320)	59
Income (loss) from discontinued operations, net of tax	(17)	2

Net income (loss)	(337)	61
Income attributable to the non-controlling interest	(90)	(87)

Net loss attributable to SunGard	$(427)	$(26)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SunGard

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2015
Net income (loss)	$(337)	$61
Other comprehensive income (loss):
Foreign currency translation, net	21	(39)
Unrealized gain (loss) on derivative instruments, net of tax	(2)	(3)

Other comprehensive income (loss), net of tax	19	(42)

Comprehensive income (loss)	(318)	19
Comprehensive income attributable to the non-controlling interest	(90)	(87)

Comprehensive loss attributable to SunGard	$(408)	$(68)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SunGard

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2014	2015
Cash flow from operations:
Net income (loss)	$(337)	$61
Income (loss) from discontinued operations	(17)	2

Income (loss) from continuing operations	(320)	59
Reconciliation of income (loss) from continuing operations to cash flow from (used in) operations:
Depreciation and amortization	135	98
Trade name impairment charge	339	—
Deferred income tax provision (benefit)	(90)	(8)
Stock compensation expense	20	23
Amortization of deferred financing costs and debt discount	10	8
Loss on extinguishment of debt	61	—
Other noncash items	—	(1)
Changes in working capital:
Accounts receivable and other current assets	100	119
Accounts payable and accrued expenses	(111)	(83)
Accrued interest	(5)	(1)
Accrued income taxes	(25)	15
Deferred revenue	(28)	(47)

Cash flow from (used in) continuing operations	86	182
Cash flow from (used in) discontinued operations	34	—

Cash flow from (used in) operations	120	182

Investment activities:
Cash paid for acquired businesses, net of cash acquired	—	(25)
Additions to property and equipment, and software	(31)	(27)
Additions to capitalized software	(27)	(28)
Other investing activities	—	1

Cash provided by (used in) continuing operations	(58)	(79)
Cash provided by (used in) discontinued operations	5	1

Cash provided by (used in) investment activities	(53)	(78)

Financing activities:
Cash received from borrowings, net of fees	(7)	3
Cash used to repay debt	(1,324)	(1)
Cash used to purchase treasury stock	(7)	(2)
Other financing activities	(9)	(10)

Cash provided by (used in) continuing operations	(1,347)	(10)
Cash provided by (used in) discontinued operations	887	—

Cash provided by (used in) financing activities	(460)	(10)

Effect of exchange rate changes on cash	1	(3)

Increase (decrease) in cash and cash equivalents	(392)	91
Beginning cash and cash equivalents, including cash of discontinued operations: 2014, $31; 2015, $-	706	447

Ending cash and cash equivalents	$314	$538

Supplemental information:
Interest paid	$166	$135

Income taxes paid, net of refunds of $12 million and $19 million, respectively	$23	$16

Non-cash financing activities:
Distribution of net assets of SpinCo (See Note 1)	$223	$—

Receipt of SpinCo Notes in connection with the AS Split-Off (See Note 1)	$425	$—

Exchange of SpinCo Notes for SDS Notes	$389	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUNGARD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation:

SunGard (the “Company”), which was formerly named SunGard Capital Corp., is one of the world’s leading software and technology services companies and has two reportable segments: Financial Systems (“FS”) and Public Sector & Education (“PS&E”). The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

SunGard Data Systems, a wholly-owned subsidiary of SunGard, (“SDS”) was acquired on August 11, 2005 in a leveraged buy-out (the “LBO”) by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake and TPG (collectively, the “Sponsors”).

SDS is a wholly-owned, direct subsidiary of SunGard Holdco LLC, which is wholly owned by SunGard Holding Corp., which is wholly owned by SunGard Capital Corp. II (“SCCII”), which is a subsidiary of SunGard. All four of these companies were formed for the purpose of facilitating the LBO and are collectively referred to as the “Holding Companies.” The Holding Companies have no other operations beyond those of their ownership of SDS.

On March 31, 2014, the Company completed the split-off of its Availability Services (“AS”) business to its existing preferred stockholders, including its private equity owners, on a tax-free and pro-rata basis. As part of that transaction, the assets and liabilities of the AS business were contributed to a new subsidiary, and then SDS transferred all of its ownership interests in that subsidiary to Sungard Availability Services Capital, Inc. (“SpinCo”) in exchange for common stock of SpinCo, approximately $425 million of SpinCo senior notes (“SpinCo Notes”), and $1,005 million of net cash proceeds from the issuance of an AS term loan facility (“SpinCo Term Loan”). Immediately after these transactions, SDS distributed the common stock of SpinCo through SDS’ ownership chain ultimately to SCCII, and then all stockholders of preferred stock of SCCII exchanged a portion of their shares of preferred stock for all of the shares of common stock of SpinCo on a pro-rata basis (together, with the transactions described above, the “AS Split-Off”).

The AS business, which was split-off on March 31, 2014, and two small FS businesses, which were sold on January 31, 2014, have been included in our financial results as discontinued operations for all periods presented.

The accompanying interim consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), consistent in all material respects with those applied in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Interim financial reporting does not include all of the information and footnotes required by GAAP for annual financial statements. The interim financial information is unaudited, but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments necessary to provide a fair statement of results for the interim periods presented. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

The Condensed Consolidated Statement of Income (Loss) for the six months ended June 30, 2014 has been revised to present stock compensation expense and developer time spent on customer billable professional services projects in the correct functional expense categories. Refer to Note 2 for additional details.

All of the previously-issued interim financial statements included in Quarterly Reports on Form 10-Q for 2014 included an error in the Condensed Consolidated Statements of Comprehensive Income (Loss) related to the removal of the cumulative foreign currency translation loss associated with the AS businesses that were split-off on March 31, 2014. The removal of the cumulative foreign currency translation loss was reflected in both the

Condensed Consolidated Statements of Comprehensive Income (Loss) and the rollforwards of stockholders’ equity included in the notes to the condensed consolidated financial statements in each of the Quarterly Reports. However, the inclusion of this item in the 2014 Condensed Consolidated Statements of Comprehensive Income (Loss) was not appropriate since it relates to the distribution of the AS businesses to the Company’s owners and should have been excluded from the 2014 Other Comprehensive Income according to GAAP. Management does not believe the error is material to any of the previously-issued financial statements. The table below shows the impact of the correction of this error for the six months ended June 30, 2014.

The following table presents the amounts as originally reported and as revised for SunGard (in millions):

	Six Months Ended June 30, 2014
	As Reported	As Revised
Other Comprehensive Income (loss)	$(63)	$19
Comprehensive Income (Loss)	(400)	(318)
Comprehensive Income (Loss) attributable to SunGard	(490)	(408)

Cost of Sales and Direct Operating

Cost of sales and direct operating represents the cost of providing the Company’s software and services offerings to customers and excludes depreciation, amortization and the cost of maintenance.

Recent Accounting Pronouncements

Recently Adopted

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Auditing Standards Update (“ASU”) 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” that changes the criteria for reporting a discontinued operation. According to the new guidance, only disposals of a component that represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results is a discontinued operation. The new guidance also requires expanded disclosures about discontinued operations and disposals of a significant part of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 was effective beginning January 1, 2015, but only for disposals (or classifications as held for sale) that have not been reported in previously-issued financial statements. ASU 2014-08 will affect how the Company identifies and presents discontinued operations in the consolidated financial statements.

Recently Issued

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. This new guidance establishes a five step process that companies must use in order to recognize revenue properly. Those five steps are: (i) identifying contract(s) with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations in the contract, and (v) recognizing revenue when (or as) the entity satisfies a performance obligation. The new ASU will affect any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. ASU 2014-09 was to be effective for the Company starting in the first quarter of fiscal 2017. However, in July 2015, the FASB voted to defer the effective date of the new revenue standard by one year, and to permit entities to adopt one year earlier if they choose (i.e., the original effective date). ASU 2014-09 allows for two methods of adoption: (a) “full retrospective” adoption, meaning the standard is applied to all periods presented, or (b) “modified retrospective” adoption, meaning the cumulative effect of applying ASU 2014-09 is recognized as an adjustment to the opening retained earnings balance. The Company is in the process of determining the adoption method as well as the effects the adoption of ASU 2014-09 will have on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” in conjunction with their initiative to reduce complexity in accounting standards. This new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with presentation of a debt discount. The new standard is limited to the presentation of debt issuance costs and will not affect the recognition and measurement of debt issuance costs. ASU 2015-03 will be effective for the Company for the fiscal year beginning after December 15, 2015 and within those fiscal years with early adoption permitted. The adoption of ASU 2015-03 is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” Under the new standard, customers will apply the same criteria as vendors to determine whether a cloud computing arrangement contains a software license or is solely a service contract. For public companies, the new standard is effective for annual periods, including interim periods, beginning after December 15, 2015. The adoption of ASU 2015-05 is not expected to have a material impact on the Company’s consolidated financial statements.

2. Expense Classification:

Effective December 31, 2014, within the Condensed Consolidated Statements of Comprehensive Income (Loss), the Company revised its presentation of stock compensation expense. Formerly, the Company presented this expense entirely within sales, marketing and administration expense. The Company’s revised presentation allocates these costs to the appropriate functional areas. Further, the Company has revised its presentation of the costs for developer time spent on customer billable professional services projects. Formerly, the Company presented this expense within product development and maintenance expense. The Company’s revised presentation records these amounts to cost of sales and direct operating. There was no impact on total reported costs and expenses for any period as a result of the changes. Management does not believe these revisions are material to the previously issued financial statements.

The impact of these items within the functional areas for the six months ended June 30, 2014 is as follows (in millions):

	Six Months Ended June 30, 2014
	As reported	Revised presentation of stock compensation expense	Revised presentation of developer time spent on professional services projects	As presented in the statement of comprehensive income (loss)
Cost of sales and direct operating (See Note 1)	$528	$3	$11	$542
Sales, marketing and administration	332	(6)	—	326
Product development and maintenance	204	3	(11)	196

Total functional expenses	$1,064	$—	$—	$1,064

3. Acquisitions and Discontinued Operations:

Acquisitions

During March 2015, the Company completed one acquisition in its FS segment, and in June 2015, the Company completed one acquisition in its PS&E segment. Total combined cash paid, net of cash acquired was $25 million. Below is a summary of the combined purchase price allocation (in millions):

Six months ended June 30, 2015
Acquired businesses:
Software products	$11
Customer base	6
Goodwill	17
Other intangible assets	2
Deferred income taxes	(6)
Net current assets (liabilities) assumed	(5)

Cash paid for acquired businesses	$25

The acquisitions discussed above for March and June of 2015 were not material to the Company’s operations, financial position, or cash flows.

Discontinued Operations

On January 31, 2014, the Company completed the sale of two small businesses within the FS segment in exchange for €27 million paid at closing, €9 million to be paid no later than March 2016 (“deferred purchase price”), which is included in trade receivables, and €2 million to be paid upon the successful assignment of certain customer contracts. The deferred purchase price is unconditional and is secured by a bank guarantee. During the first quarter of 2015, the Company successfully assigned certain of these customer contracts and recognized a $2 million gain in discontinued operations. Also included in discontinued operations are the results of our former AS business as a result of the AS Split-Off (see Note 1), which was completed on March 31, 2014. These businesses have been included in our financial results as discontinued operations for all periods presented.

The results for discontinued operations for the six months ended June 30, 2014 and 2015 were as follows (in millions):

	Six Months Ended June 30,
	2014	2015
Revenue	$338	$—

Operating income (loss)	(26)	—
Interest expense	(18)	—
Gain on sale of business	23	2

Income (loss) before income taxes	(21)	2
Benefit from income taxes	4	—

Income (loss) from discontinued operations	$(17)	$2

4. Intangible Assets and Goodwill:

Goodwill

The following table summarizes the changes in goodwill, by segment, for the six months ended June 30, 2015 (in millions):

	Cost			Accumulated impairment
	FS	PS&E	Subtotal	PS&E	Total
Balance at December 31, 2014	$3,433	$544	$3,977	$(217)	$3,760
2015 acquisitions	2	15	17	—	17
Effect of foreign currency translation	(32)	—	(32)	—	(32)
Other	(1)	—	(1)	—	(1)

Balance at June 30, 2015	$3,402	$559	$3,961	$(217)	$3,744

A portion of the Company’s goodwill is denominated in currencies other than the U.S. Dollar.

Intangible Asset amortization

The total expected amortization of acquisition-related intangible assets for years ended December 31 is as follows (in millions):

2015	$85
2016	70
2017	61
2018	56
2019	49

5. Accumulated Other Comprehensive Income:

The following table provides a rollforward of the components of accumulated other comprehensive loss, net of tax, for the six months ended June 30, 2015 (in millions):

	Gains and Losses on Cash Flow Hedges	Currency Translation	Other	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2014	$(1)	$(125)	$(6)	$(132)

Other comprehensive loss before reclassifications	(10)	(39)	—	(49)
Amounts reclassified from accumulated other comprehensive income, net of tax	7	—	—	7

Net current-period other comprehensive loss	(3)	(39)	—	(42)

Balance at June 30, 2015	$(4)	$(164)	$(6)	$(174)

The following table summarizes the unrealized gains (losses) on derivative instruments, including the impact of components reclassified into net income from accumulated other comprehensive income, for the six months ended June 30, 2014 and 2015 (in millions):

	Six months ended June 30,		Affected Line Item in the Statement of Comprehensive Income (Loss) for Components Reclassified from OCI
Other Comprehensive Income (Loss) Components	2014	2015
Unrealized gain (loss) on derivative instruments	$(6)	$(10)

Loss (gain) on derivatives reclassified into income:
Interest rate contracts	3	4	Interest expense and amortization of deferred financing fees
Forward currency hedges	—	1	Cost of sales and direct operating

Total reclassified into income	3	5
Income tax benefit (expense)	1	2

Amounts reclassified from accumulated other comprehensive income, net of tax	4	7

Unrealized gain (loss) on derivative instruments, net of tax	$(2)	$(3)

6. Debt and Derivatives:

On June 30, 2015, SDS had $593 million of available borrowing capacity and $7 million of outstanding letters of credit under its $600 million revolving credit facility. In addition, there were $4 million of letters of credit outstanding at June 30, 2015 that did not impact availability under the revolving credit facilities.

The ability to make dividend payments to SunGard’s equity holders is governed by the covenants in its debt agreements. Without obtaining an amendment to those documents, SunGard’s covenants currently limit such a dividend to a total of $200 million.

Debt consisted of the following (in millions):

	December 31, 2014	June 30, 2015
Senior Secured Credit Facilities:
Secured revolving credit facility due March 8, 2018	$—	$—
Tranche C due February 28, 2017, effective interest rate of 4.44% and 4.44%	400	400
Tranche E due March 8, 2020, effective interest rate of 4.31% and 4.31%	1,918	1,918

Total Senior Secured Credit Facilities	2,318	2,318
Senior Notes due 2018 at 7.375%	511	511
Senior Notes due 2020 at 7.625%	700	700
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000
Secured Accounts Receivable Facility, at 3.16% and 3.19%	140	140
Other	—	3

Total debt	$4,669	$4,672

Short-term borrowings and current portion of long-term debt	$—	$3
Long-term debt	4,669	4,669

Total debt	$4,669	$4,672

Future Maturities

At June 30, 2015, the contractual future maturities of debt are as follows (in millions):

Contractual Maturities
2015	$—
2016	3
2017	400
2018	511
2019	1,140
Thereafter	2,618

Total debt	$4,672

SDS uses interest rate swaps to manage the amount of its floating rate debt in order to reduce its exposure to variable rate interest payments associated with the Amended and Restated Credit Agreement dated as of August 11, 2005, as amended from time to time (“Credit Agreement”). Each swap agreement is designated as a cash flow hedge. SDS pays a stream of fixed interest payments for the term of the swap, and in turn, receives variable interest payments based on LIBOR. At June 30, 2015, one-month and three-month LIBOR were 0.19% and 0.28%, respectively. The net receipt or payment from the interest rate swap agreements is included in the Condensed Consolidated Statements of Income (Loss) as interest expense. The interest rates in the components of the debt table above reflect the impact of the swaps.

A summary of the Company’s interest rate swaps at June 30, 2015 follows (in millions):

Inception	Maturity	Notional amount (in millions)	Weighted- average Interest rate paid	Interest rate received (LIBOR)
August-September 2012	February 2017	$400	0.69%	1-Month
June 2013	June 2019	100	1.86%	3-Month
September 2013	June 2019	100	2.26%	3-Month
February-March 2014	March 2020	300	2.27%	3-Month

Total / Weighted-Average Interest Rate		$900	1.52%

The fair values of the swap agreements at December 31, 2014 were $1 million and $5 million and were included in other assets and other accrued expenses, respectively. The fair value of the swap agreements at June 30, 2015 was $7 million and was included in other accrued expenses.

The Company has no ineffectiveness related to its swap agreements. During the next twelve months, the Company expects to reclassify approximately $8 million from accumulated other comprehensive income (loss) into earnings, specifically interest expense and amortization of deferred financing fees, related to the Company’s interest rate swaps based on the borrowing rates at June 30, 2015.

7. Fair Value Measurements:

Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Under this guidance, the Company is required to classify certain assets and liabilities based on the following fair value hierarchy:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 – Unobservable inputs for the asset or liability.

The following table summarizes assets and liabilities measured at fair value on a recurring basis at June 30, 2015 (in millions):

		Fair Value Measures Using
	Balance Sheet Caption	Level 1	Level 2	Level 3	Total
Assets
Money market funds	Cash and cash equivalents	$55	$—	$—	$55
Currency forward contracts	Prepaid expenses and other current assets	—	2	—	2

Total		$55	$2	$—	$57

Liabilities
Interest rate swap agreements	Other accrued expenses	$—	$7	$—	$7
Currency forward contracts	Other accrued expenses	—	2	—	2

		$—	$9	$—	$9

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2014 (in millions):

		Fair Value Measures Using
	Balance Sheet Caption	Level 1	Level 2	Level 3	Total
Assets
Money market funds	Cash and cash equivalents	$106	$—	$—	$106
Interest rate swap agreements	Other assets	—	1	—	1
Currency forward contracts	Prepaid expenses and other current assets	—	3	—	3

Total		$106	$4	$—	$110

Liabilities
Interest rate swap agreements	Other accrued expenses	$—	$5	$—	$5
Currency forward contracts	Other accrued expenses	—	1	—	1

Total		$—	$6	$—	$6

Money market funds are recognized and measured at fair value in the Company’s financial statements. Fair values of the interest rate swap agreements are calculated using a discounted cash flow model using observable applicable market swap rates and assumptions and are compared to market valuations obtained from brokers.

The Company uses currency forward contracts to manage its exposure to fluctuations in costs caused by variations in Indian Rupee (“INR”) exchange rates. These INR forward contracts are designated as cash flow hedges. The fair value of these currency forward contracts is determined using currency exchange market rates, obtained from reliable, independent, third party banks, at the balance sheet date. The fair value of forward contracts is subject to changes in currency exchange rates. The Company has no ineffectiveness related to its use of currency forward contracts in connection with INR cash flow hedges. The Company expects to reclassify in the next twelve months approximately $2 million from other comprehensive income (loss) into earnings related to the Company’s INR forward contracts.

The fair value of the trade name is categorized as Level 3, a non-recurring fair value measurement using significant unobservable inputs, and is estimated by discounted cash flows based on projected future revenues. This requires the use of various assumptions including projections of future cash flows, perpetual growth rates and discount rates. During the six months ended June 30, 2014, the Company recorded a $339 million trade name impairment charge. See Notes 1 and 7 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments. Derivative financial instruments are recorded at fair value. The fair value of the Company’s floating rate and fixed rate long-term debt (Level 2) is determined using actual market quotes and benchmark yields received from independent vendors.

The following table presents the carrying amount and estimated fair value of the Company’s debt, including the current portion and excluding the interest rate swaps, as of December 31, 2014 and June 30, 2015 (in millions):

	December 31, 2014		June 30, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Floating rate debt	$2,458	$2,431	$2,458	$2,458
Fixed rate debt	2,211	2,286	2,214	2,293

8. Equity and Non-controlling Interest:

A rollforward of SunGard’s temporary and permanent equity for the six months ended June 30, 2015 is as follows (in millions):

	Temporary Equity		Permanent Equity
	Class L	Class A	Additional Paid in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Permanent Equity Excluding Non-controlling Interest
Balances at December 31, 2014	$57	$3	$2,674	$(3,902)	$(38)	$(132)	$(1,398)
Net income	—	—	—	(26)	—	—	(26)
Foreign currency translation	—	—	—	—	—	(39)	(39)
Net unrealized gain on derivative instruments	—	—	—	—	—	(3)	(3)
Stock compensation expense	—	—	23	—	—	—	23
Issue common and preferred stock stock	—	—	(12)	—	13	—	1
Purchase of treasury stock	—	—	—	—	(1)	—	(1)
Transfer intrinsic value of vested restricted stock units to temporary equity	11	—	(18)	—	—	—	(18)
Cancellation of put options due to employee terminations	(10)	(1)	14	—	—	—	14
Other	—	—	(9)	—	—	—	(9)

Balances at June 30, 2015	$58	$2	$2,672	$(3,928)	$(26)	$(174)	$(1,456)

A rollforward of SunGard’s non-controlling interest for the six months ended June 30, 2015 is as follows (in millions):

	Non-controlling interest
	Temporary equity	Permanent equity	Total
Balances at December 31, 2014	$37	$1,490	$1,527
Net income	2	85	87
Purchase of treasury stock	—	(1)	(1)
Transfer intrinsic value of vested restricted stock units to temporary equity	6	—	6
Cancellation of put options due to employee terminations	(5)	2	(3)

Balances at June 30, 2015	$40	$1,576	$1,616

A rollforward of SunGard’s non-controlling interest for the six months ended June 30, 2014 follows (in millions):

	Non-controlling interest
	Temporary equity	Permanent equity	Total
Balances at December 31, 2013	$42	$1,741	$1,783
Net income	—	90	90
Purchase of treasury stock	—	(2)	(2)
Impact of exchange of SpinCo common stock for SCCII preferred stock	(1)	(428)	(429)
Impact of modification of SunGard Awards	(4)	—	(4)
Impact of modification of SpinCo Awards	(6)	—	(6)
Transfer intrinsic value of vested restricted stock units to temporary equity	7	—	7
Cancellation of put options due to employee terminations	(6)	5	(1)

Balances at June 30, 2014	$32	$1,406	$1,438

9. Income Taxes:

The effective income tax rates for the six month periods ended June 30, 2015 and 2014 were 28% and 24%, respectively. The Company’s effective tax rate reflects changes in the mix of income or losses in jurisdictions with a wide range of tax rates, permanent differences between GAAP and local tax laws, the impact of valuation allowances, unrecognized tax benefits, and the timing of recording discrete items. For the six months ended June 30, 2015, the provision for income taxes includes a benefit of $10 million recorded as a discrete item for the reversal of a portion of the Company’s reserve for uncertain tax positions, triggered by a favorable decision received by the Company from an appellate body on a matter between the Company and a state taxing authority during the period. Also for the period, the Company continued to generate losses in France which exceed the scheduled reversal of deferred tax liabilities. As a result, no benefit has been recorded for these losses for the six months ended June 30, 2015.

For the six months ended June 30, 2014, the benefit for income taxes includes a benefit of $138 million recorded as a discrete item related to the impairment of the trade name, an expense of $46 million recorded as a discrete item due to changes in certain state deferred tax rates, primarily driven by the change in the legal entity ownership of the trade name caused by the AS Split-Off, and an expense of $9 million recorded as a discrete item to increase the valuation allowance on state net operating losses driven by the change in management’s judgment of their realizability due to the AS Split-Off.

In evaluating the realizability of deferred tax assets, management considered the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. Changes in the mix of income, losses in particular jurisdictions or the total amount of income for 2015 may significantly impact the estimated effective income tax rate for the year.

10. Segment Information:

The Company’s measure of segment profit or loss is Adjusted EBITDA. Management believes Adjusted EBITDA is an effective tool to measure the Company’s operating performance since it excludes non-cash items, including depreciation (which includes amortization of capitalized software), amortization of acquisition-related intangible assets, trade name and goodwill impairment charges and stock compensation expense, and certain variable charges including severance and facility closure costs, management fees paid to the Sponsors and certain other costs. Management uses Adjusted EBITDA extensively to measure the financial performance of the Company and its reportable segments, and also to report the Company’s results to its board of directors. The Company uses a similar measure, as defined in SDS’s Credit Agreement, for purposes of computing its debt covenants.

The operating results for the six months ended June 30, 2015 and 2014 for each segment follow (in millions):

	Six Months Ended June 30, 2015
	FS	PS&E	Sum of segments	Corporate (1)	Total
Software	$445	$69	$514	$—	$514
SaaS and cloud	528	19	547	—	547
Services	275	22	297	—	297

Total revenue	$1,248	$110	$1,358	$—	$1,358

Adjusted EBITDA	$347	$33	$380	$(27)	$353
Depreciation (2)	50	5	55	1	56
Amortization of acquisition-related intangible assets	40	2	42	—	42
Capital expenditures	46	7	53	2	55

	Six Months Ended June 30, 2014
	FS	PS&E	Sum of segments	Corporate (1)	Total
Software	$439	$69	$508	$—	$508
SaaS and cloud	515	18	533	—	533
Services	264	21	285	—	285

Total revenue	$1,218	$108	$1,326	$—	$1,326

Adjusted EBITDA	$293	$33	$326	$(22)	$304
Depreciation (2)	46	4	50	1	51
Amortization of acquisition-related intangible assets	79	4	83	1	84
Capital expenditures	53	5	58	—	58

(1)	Corporate is included to reconcile each item to the total for the Company.

Reconciliation of consolidated Adjusted EBITDA to income (loss) from continuing operations before income taxes:

	Six Months Ended June 30,
	2014	2015
Adjusted EBITDA (including corporate)	$304	$353
Depreciation (2)	(51)	(56)
Amortization of acquisition-related intangible assets	(84)	(42)
Trade name impairment	(339)	—
Severance and facility closure costs	(7)	(4)
Stock compensation expense	(20)	(23)
Management fees	(3)	(4)
Other costs (included in operating income)	(12)	(1)
Interest expense, net	(146)	(141)
Loss on extinguishment of debt	(61)	—
Other income (expense)	—	1

Income (loss) from continuing operations before income taxes	$(419)	$83

(2)	Includes amortization of capitalized software.

11. Employee Termination Benefits and Facility Closures:

The following table provides a rollforward of the liability balances for workforce reductions and facility closures for the six months ended June 30, 2015 (in millions):

	Workforce-related	Facilities	Total
Balance at December 31, 2014	$12	$13	$25
Expense related to 2015 actions	7	—	7
Paid	(10)	(3)	(13)
Other adjustments	(3)	—	(3)

Balance at June 30, 2015	$6	$10	$16

The majority of the workforce-related actions are expected to be completed over the next 12 months. The facilities accruals are for ongoing obligations to pay rent for vacant space and are net of sublease reserves. The lengths of these obligations vary by lease with the majority ending in 2019.

12. Related Party Transactions:

Sponsor Transactions

In accordance with the Management Agreement between the Company and affiliates of the Sponsors, the Company recorded $4 million of management fees in sales, marketing and administration expenses for each of the six month periods ended June 30, 2014 and 2015. In the six months ended June 30, 2014, the Company recorded approximately $1 million of management fees in income (loss) from discontinued operations. At December 31, 2014 and June 30, 2015, the Company had accrued management fees included in other accrued expenses of $3 million and $2 million, respectively.

For the six months ended June 30, 2014, Goldman Sachs & Co. and/or its respective affiliates, received less than $1 million in connection with amendments to SDS’s Credit Agreement.

In addition to the amounts above, on March 31, 2014 the Company recorded $15 million of management fees, which is included in income (loss) from discontinued operations, as provided in the Management Agreement for services rendered in connection with the issuance of the $1.025 billion SpinCo Term Loan and $425 million of SpinCo Notes. Also during the first quarter of 2014, the Company recorded $1 million of management fees which is included in income (loss) from discontinued operations resulting from the sale of two FS businesses.

AS Transactions

In connection with the Global Master Services Agreement (“GMSA”) with AS, the Company incurred expenses of $18 million for services provided under the GMSA, most of which are included in cost of sales and direct operating, in the condensed consolidated statement of comprehensive income (loss) for the six months ended June 30, 2015. At June 30, 2015, the Company had recorded approximately $3 million of accounts payable due to AS under the GMSA. The Company has incurred a total of $42 million to date under the GMSA, and has a remaining commitment, which expires on March 31, 2016, of approximately $24 million.

In addition, for each of the six months ended June 30, 2015, AS purchased certain data center outsourcing services and treasury products from FS, for which FS recognized revenue of approximately $1 million. At June 30, 2015, the Company had recorded approximately $1 million of accounts receivable related to certain data center outsourcing and treasury products provided to AS.

13. Commitments and Contingencies:

The Company is presently a party to certain lawsuits arising in the ordinary course of its business. In the opinion of management, none of its current legal proceedings are expected to have a material impact on the Company’s business or financial results. The Company’s customer contracts generally include typical indemnification of customers, primarily for intellectual property infringement claims. Liabilities in connection with such obligations have not been material.

The Company has had patent infringement lawsuits filed against it or certain of its customers claiming that certain of its products infringe the intellectual property rights of others. Adverse results in these lawsuits may include awards of substantial monetary damages, costly royalty or licensing agreements, or limitations on the Company’s ability to offer certain features, functionalities, products, or services, and may also cause the Company to change its business practices, and require development of non-infringing products or technologies, which could result in a loss of revenues and otherwise harm the Company’s business. Also, certain agreements with previously owned businesses of the Company require indemnification to the new owners for certain matters as part of the sale of those businesses. At June 30, 2015, the Company does not have any significant accruals related to patent indemnification or infringement claims.

The Company evaluates, on a regular basis, developments in its legal matters. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated.

With respect to any current legal proceedings or claims pending against the Company for which it has not made an accrual, but for which it is reasonably possible that a loss may occur, the Company is unable to estimate a range of loss due to various reasons, including, among others: (1) that the proceedings are in early stages, (2) that there is uncertainty as to the outcome of pending appeals, motions, or settlements, (3) that there are significant factual issues to be resolved, and (4) that there are novel legal issues presented. Such legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company’s control. Based on current knowledge, the Company believes that the final outcome of the matters discussed above will not, individually or in the aggregate, have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. While the Company intends to vigorously defend these matters, in light of the uncertainties involved in such matters, there exists the possibility of adverse outcomes, and the final outcome of a particular matter could have a material adverse effect on results of operations or cash flows in a particular period.

The Company has recorded a reserve for unrecognized tax benefits and related accrued interest for certain matters. Also, the Company is under examination in various federal, state and local and foreign jurisdictions related to income and non-income tax matters. Based on current knowledge, the Company believes that resolution of these matters, giving recognition to the reserve for unrecognized tax benefits, will not have a materially adverse impact on its business, consolidated financial position, results of operations or cash flows.

The State of Delaware, Department of Finance, Division of Revenue (Unclaimed Property) and nine other states are currently conducting a joint examination of the books and records of certain wholly owned subsidiaries of the Company to determine compliance with the unclaimed property laws. Additionally, the Company has entered into voluntary disclosure agreements to address the potential unclaimed property exposure for certain entities not included in the scope of the ongoing unclaimed property examination. The potential exposure related to the examination and the voluntary disclosure programs is not currently determinable.

14. Subsequent Event

For several days in August 2015, certain U.S. operations of a single customer were disrupted by an issue affecting its SunGard-hosted InvestOne fund accounting platform that occurred following a recommended and scheduled operating system maintenance update. SunGard is evaluating the possible impact of the event.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FIDELITY NATIONAL INFORMATION SERVICES, INC.,

SEAHAWK MERGER SUB 1, INC.

SEAHAWK MERGER SUB, LLC

SEAHAWK MERGER SUB 3, INC.

SUNGARD,

and

SUNGARD CAPITAL CORP. II

August 12, 2015

A-i

A-ii

EXHIBIT A – Certificate of Incorporation of the Merger 1 Surviving Corporation

EXHIBIT B – Certificate of Incorporation of the Merger 2 Surviving Corporation

EXHIBIT C – Form of Support and Standstill Agreements

EXHIBIT D – Form of Registration Rights Agreement

EXHIBIT E – Form of Letter of Transmittal

EXHIBIT F – Parent Representation Letter

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2015 (this “Agreement”), by and among SunGard, a Delaware corporation (the “Company”), SunGard Capital Corp. II, a Delaware corporation (“SCCII”), Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), Seahawk Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 1”), Seahawk Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub 2”), and Seahawk Merger Sub 3, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 3”, and, together with Merger Sub 1 and Merger Sub 2, the “Merger Subs”).

WHEREAS, the board of directors of each of Parent, Merger Sub 1, Merger Sub 3, the Company and SCCII and the managers of Merger Sub 2, have (a) determined that the Mergers are advisable and fair to, and in the best interests of, Parent, the Merger Subs, the Company or SCCII, as the case may be, and (b) approved and adopted this Agreement and the transactions contemplated hereby and thereby, including the Mergers;

WHEREAS, for United States federal income tax purposes, to the extent provided in Section 2.7, (a) it is intended that Merger 1 and Follow-On Merger 1, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (b) it is intended that Merger 2 and Follow-On Merger 2, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (c) this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, Parent is executing a registration rights agreement together with and in favor of certain holders of Consolidated Capital Stock attached hereto as Exhibit D (the “Registration Rights Agreement”); and

WHEREAS, Parent, the Merger Subs and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“280G Stockholder Approval” has the meaning set forth in Section 6.16.

“280G Waivers” has the meaning set forth in Section 6.16.

“Action” has the meaning set forth in Section 4.9(a).

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,”

“controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), (b) for the avoidance of doubt, if such specified Person is an investment fund, any other investment fund, the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, and (c) if such specified Person is a natural Person, any family member of such natural Person. “Controlled” and “controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of the Company include any “portfolio company” (as such term is customarily used among institutional investors) of any holder of Consolidated Capital Stock or its affiliated investment funds.

“Affiliate Agreement” has the meaning set forth in Section 4.21.

“Aggregate Cash Amount” means $2,288,700,000 less the Excess Company Transaction Fees.

“Aggregate Merger 2 Cash Amount” means the aggregate Per Share Merger 2 Cash Consideration paid to all holders of SCCII Preferred Shares.

“Aggregate Merger 2 Stock Amount” means the aggregate Per Share Merger 2 Stock Amount paid to all holders of SCCII Preferred Stock.

“Aggregate Stock Amount” means 44,663,899 shares of Parent Common Stock.

“Aggregate Stockholder Cash Consideration” means, (a) for a holder of Class L Common Stock, an amount of cash consideration equal to the product of (i) the Per Share Merger 1 Cash Amount multiplied by (ii) the number of shares of Class L Common Stock held by such holder and converted into the right to receive the Per Share Merger 1 Consideration pursuant to this Agreement and (b) for a holder of SCCII Preferred Stock, an amount of cash consideration equal to the product of (i) the Per Share Merger 2 Cash Amount multiplied by (ii) the number of shares of SCCII Preferred Stock held by such holder and converted into the right to receive the Per Share Merger 2 Consideration pursuant to this Agreement.

“Aggregate Vested Equity Award Preferred Shares” means the sum of (a) the aggregate amount of Net Option/Appreciation Unit Preferred Shares in respect of all Vested Options and Vested Appreciation Units plus (b) the number of shares of SCCII Preferred Stock underlying all Vested RSUs.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 6.8(a).

“Applicable Withholding Amount” means such amounts as are required to be withheld or deducted under the Code or any applicable provision of Law with respect to the payment made in connection with the cancelation of a Company Equity Award.

“AS Spinco” means SunGard Availability Services Capital, Inc., a Delaware corporation.

“Available Financing” has the meaning set forth in Section 6.14(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in the State of New York are authorized or required by law or other action of a Governmental Entity to close.

“Business Intellectual Property” shall mean all Intellectual Property used in the conduct of the business of the Company or any Company Subsidiary;

“Cancelled Shares” has the meaning set forth in Section 3.1(g).

“Cap Rep Date” has the meaning set forth in Section 4.2(a).

“Cash Ratio” means (a) with respect to Class L Common Stock, a fraction, the numerator of which is the Per Share Merger 1 Cash Amount and the denominator of which is the sum of (i) the product of (A) the Per Share Merger 1 Stock Amount multiplied by (B) the Parent Measurement Price plus (ii) the Per Share Merger 1 Cash Amount and (b) with respect to SCCII Preferred Stock, a fraction, the numerator of which is the Per Share Merger 2 Cash Amount and the denominator of which is the sum of (i) the product of (A) the Per Share Merger 2 Stock Amount multiplied by (B) the Parent Measurement Price plus (ii) the Per Share Merger 2 Cash Amount.

“Certificate” means a stock certificate which, immediately prior to the Effective Time, represents shares of Company Common Stock or shares of SCCII Capital Stock, as applicable.

“Certificates of Merger” has the meaning set forth in Section 2.3(d).

“Change of Control Payments” means all amounts payable under any Company Employment Agreement, Company Benefit Plan or other “change of control,” termination, retention, severance, compensation or other similar provisions in any written or unwritten plans, policies, programs or agreements or arrangements of the Company or any Company Subsidiary that are paid or payable to any current or former employees, officers, consultants, managers or directors of the Company or any Company Subsidiary solely and exclusively as a result of the consummation of the transactions contemplated by this Agreement (and, for the avoidance of doubt, excluding any such liability resulting from a termination of employment, or change in employment conditions, as of or following the Closing); provided that (a) any amounts in excess of $4,535,000 owed and payable as of the Closing, accrued as of the Closing or otherwise paid after March 31, 2015 and prior to the Closing pursuant to payments due under or in respect of Company Equity Awards in connection with any dividends declared and paid prior to the date hereof shall be considered Change of Control Payments; (b) any amounts payable in respect of Company Equity Awards pursuant to Section 3.4 (including the employer portion of applicable payroll taxes in respect of such amounts) shall not be considered Change of Control Payments; (c) any retention amounts (i) referenced as item 1 of Section 6.1(b)(ix) of the Company Disclosure Schedule (as it may be amended with the consent of Parent) or (ii) granted after the date hereof without the prior written consent of Parent, in each case, which (x) are paid by the Company or any of the Company Subsidiaries to any of their employees after the date hereof and prior to the Closing or (y) are owed or may be due and payable by the Company or any of the Company Subsidiaries to any of their employees after the Closing, shall be deemed to be a Change of Control Payment and (d) in no event shall a Change of Control Payment include the employer portion of applicable payroll taxes in respect of such Change of Control Payment.

“Class A-1 Common Stock” means the Class A-1 Common Stock of the Company, par value $0.001 per share.

“Class A-2 Common Stock” means the Class A-2 Common Stock of the Company, par value $0.001 per share.

“Class A-3 Common Stock” means the Class A-3 Common Stock of the Company, par value $0.001 per share.

“Class A-4 Common Stock” means the Class A-4 Common Stock of the Company, par value $0.001 per share.

“Class A-5 Common Stock” means the Class A-5 Common Stock of the Company, par value $0.001 per share.

“Class A-6 Common Stock” means the Class A-6 Common Stock of the Company, par value $0.001 per share.

“Class A-7 Common Stock” means the Class A-7 Common Stock of the Company, par value $0.001 per share.

“Class A-8 Common Stock” means the Class A-8 Common Stock of the Company, par value $0.001 per share.

“Class A Common Stock” means the Class A-1 Common Stock, the Class A-2 Common Stock, the Class A-3 Common Stock, the Class A-4 Common Stock, the Class A-5 Common Stock, the Class A-6 Common Stock, the Class A-7 Common Stock and the Class A-8 Common Stock, collectively.

“Class L Common Stock” means the Class L Common Stock of the Company, par value $0.001 per share.

“Clearance Action” has the meaning set forth in Section 6.8(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Appreciation Unit” means a right granted under the Company Equity Plan to receive a number of shares of Class A Common Stock, Class L Common Stock and SCCII Preferred Stock based on the difference between a set base price and the fair market value of such shares of Company Common Stock as of the payment date, or other applicable date.

“Company Benefit Plan” means any “employee benefit plan,” within the meaning of ERISA and all other compensation and benefits plans, programs, policies, practices, or other arrangements (other than any Company Employment Agreement) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is required to contribute, or under which the Company or any Company Subsidiary has any current or potential liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, collective bargaining, change of control or fringe benefit plan, program or policy.

“Company Broker-Dealer” means SunGard Brokerage & Securities Services LLC.

“Company Bylaws” has the meaning set forth in Section 4.1(c).

“Company Charter” has the meaning set forth in Section 4.1(c).

“Company Common Stock” means the Class A Common Stock and the Class L Common Stock.

“Company Credit Agreements” means the Company Receivables Facility Agreement and the Company Revolving and Term Loan Facility Agreement, as applicable.

“Company Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

“Company Employment Agreement” means any (a) contract, (b) offer letter, (c) agreement or (d) arrangement of the Company or any Company Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee, independent contractor or consultant pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Equity Award” means any Company Appreciation Unit, Company Stock Option or Company Restricted Stock Unit.

“Company Equity Award Aggregate Value” means, for each Company Stock Option, Company Appreciation Unit and Company Restricted Stock Unit, the sum of (a) the product of (i) the number of shares of Class L Common Stock underlying such Company Equity Award multiplied by (ii) the Per Share Merger 1 Consideration Value plus (b) the product of (i) the number of shares of SCCII Preferred Stock underlying such Company Equity Award multiplied by (ii) the Per Share Merger 2 Consideration Value.

“Company Equity Plan” means the SunGard 2005 Management Incentive Plan, as amended from time to time.

“Company Financial Statements” has the meaning set forth in Section 4.6.

“Company Investment Adviser” means Seahawk Financial Strategies, LLC.

“Company IP” means each of the following that are owned by the Company or any Company Subsidiary: (i) patented or registered Intellectual Property, (ii) pending patent applications or applications for registration of other Intellectual Property, (iii) all Internet domain names and social media accounts owned by the Company or any Company Subsidiary, and (iv) all copyrights in the Company Software.

“Company IP Contract” means any Contract concerning Intellectual Property to which the Company or any Company Subsidiary is a party (other than (a) non-exclusive license agreements granted to customers in the ordinary course of business, (b) click-wrap, browse-wrap and other non-negotiable agreements, (c) agreements relating to generally commercially-available, off-the-shelf software and/or (d) “open source” or “copyleft” agreements).

“Company IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations and all other information technology equipment used by the Company and the Company Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.16(b).

“Company Material Adverse Effect” means any event, development, change, effect, condition or occurrence (collectively, “Events”) that, individually or in the aggregate with all other Events, has or would reasonably be expected to have a material adverse effect on or with respect to (a) the ability of Company or any Company Subsidiaries to consummate the transactions contemplated hereby, including any such Event that prevents or materially impedes the Company’s or any Company Subsidiary’s ability to consummate the transactions contemplated by this Agreement; or (b) the business, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole, provided, however, that no Events to the extent relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or the Company Subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and the Company Subsidiaries, or the

performance of this Agreement and the transactions contemplated hereby (provided that no effect shall be given to this clause (iii) for the purposes of Section 4.3(d), Section 4.4, Section 4.11(e) and Section 4.17 and the certificate contemplated by Section 7.2(e) insofar as it relates to such Sections), (iv) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of terrorism, or national or international political or social conditions, or (vi) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that this clause (vi) shall not prevent a determination that any Event underlying such failure to meet projections, budgets, plans or forecasts, earnings or other financial performance or results of operations has, individually or together with other Events, resulted in a Company Material Adverse Effect); except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which the Company and the Company Subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Material Contract” has the meaning set forth in Section 4.13(a).

“Company Owned Properties” has the meaning set forth in Section 4.16(a).

“Company Permits” has the meaning set forth in Section 4.12(b).

“Company Plan” means any Company Benefit Plan other than a Multiemployer Plan and each Company Employment Agreement.

“Company Principal Investor Agreement” means the Second Amended and Restated Principal Investor Agreement, dated March 31, 2014, by and among the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, SDS and certain stockholder parties provided therein, as amended.

“Company Products and Services” shall mean the products and services offered, manufactured, distributed, licensed or sold by the Company or any Company Subsidiary as of the date hereof.

“Company Qualified Plans” has the meaning set forth in Section 4.11(c).

“Company Receivables Facility Agreement” means the Third Amended and Restated Credit and Security Agreement, dated as of May 14, 2014, by and among SunGard AR Financing LLC, as borrower, the financial institutions party thereto from time to time as lenders and General Electric Capital Corporation as a lender, swing line lender and administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Registered Subsidiaries” means Company Investment Adviser, Company Broker-Dealer, Company Transfer Agent and Company UK Broker-Dealer.

“Company Registration Rights Agreement” means the Second Amended and Restated Participation, Registration Rights and Coordination Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, and certain stockholder parties provided therein, as amended.

“Company Regulatory Agreement” has the meaning set forth in Section 4.9(b).

“Company Regulatory Reports” has the meaning set forth in Section 4.23(c).

“Company Reports” has the meaning set forth in Section 4.5.

“Company Representation Letter” means that certain tax representation letter delivered on the date of this Agreement by the Company to Willkie Farr & Gallagher LLP.

“Company Restricted Stock Unit” means a restricted stock unit granted under the Company Equity Plan.

“Company Revolving and Term Loan Facility Agreement” means the Amended and Restated Credit Agreement, dated as of August 11, 2005, by and among SDS, SunGard Holdco LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Company Software” shall mean any Software owned or purported to be owned by the Company.

“Company Source Code” shall mean, collectively, any software source code, any material portion or aspect of software source code, and any information, annotations, commentary or algorithm contained in or relating to any software source code, of any of the Company Products and Services that are owned by the Company or any Company Subsidiary.

“Company Stock Option” means an option granted under the Company Equity Plan to purchase Class A Common Stock, Class L Common Stock and/or SCCII Preferred Stock at a fixed exercise price.

“Company Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, and the stockholder parties provided therein.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Company Transfer Agent” means SunGard Investor Services, LLC.

“Company UK Broker-Dealer” means SunGard Global Execution Services Ltd.

“Competing Transaction” has the meaning set forth in Section 6.3.

“Confidentiality Agreement” means that certain letter agreement dated June 16, 2015, by and between the Company, SCCII, SDS and Parent.

“Consent Solicitation Statement/Prospectus” has the meaning set forth in Section 6.7(d).

“Consolidated Capital Stock” means the Company Common Stock and the SCCII Capital Stock.

“Contract” means any note, bond, mortgage, indenture, deed of trust, lease, license, contract or agreement.

“Controlled Group Liability” means, with respect to the Company or Parent, any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans or the Parent Benefit Plans, as applicable.

“Converted RSUs” has the meaning set forth in Section 3.4(e).

“D&O Indemnitee” has the meaning set forth in Section 6.6(a).

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“Data Protection Laws” has the meaning set forth in Section 4.25(a).

“Debt Commitment Letter” has the meaning set forth in Section 5.14, provided that for the purposes of Section 6.14(a) it shall also include that certain commitment letter dated on or about the date hereof, by and among Fidelity National Information Services, Inc., Bank of America, MLPFS, Wells Fargo Bank and WFS, entered into with respect to the senior unsecured delayed draw term loan facility.

“Debt Financing” has the meaning set forth in Section 5.14.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Effective Time” has the meaning set forth in Section 2.3(a).

“Employees” has the meaning set forth in Section 6.4(a).

“Environmental Claims” has the meaning set forth in Section 4.15.

“Environmental Laws” means any Laws concerning pollution or protection of the environment, or protection of public health and safety or worker health and safety (insofar as affected by exposure to any hazardous substance or waste).

“Equity Awards List” has the meaning set forth in Section 4.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would, at the relevant time, be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Excess Company Transaction Fees” means the amount by which (a) the costs, fees and expenses of investment bankers, accountants, legal counsel and similar outside advisors incurred prior to, or upon, the Closing by the Company and the Company Subsidiaries in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (excluding those contemplated by, and subject to reimbursement by Parent pursuant to, Section 6.12(c) and Section 6.14(b)), plus (b) all Change of Control Payments plus (c) the fees set forth on Section 1.1(b) of the Company Disclosure Schedule, exceed $25,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Events” has the meaning set forth in this Section 1.1 in the definition of “Company Material Adverse Effect.”

“Final Effective Time” has the meaning set forth in Section 2.3(d).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or any other Available Financing, including any party to the

Debt Commitment Letter and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their successors and assigns.

“FINRA” means the Financial Industry Regulatory Authority.

“First Certificate of Merger” has the meaning set forth in Section 2.3(a).

“Follow-On 1 Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Follow-On 1 Effective Time” has the meaning set forth in Section 2.3(b).

“Follow-On 1 Surviving Company” has the meaning set forth in Section 2.1(b).

“Follow-On 2 Certificate of Merger” has the meaning set forth in Section 2.3(d).

“Follow-On Merger 1” has the meaning set forth in Section 2.1(b).

“Follow-On Merger 2” has the meaning set forth in Section 2.1(d).

“Foreign Antitrust Approvals” has the meaning set forth in Section 6.8(a).

“Form S-4” has the meaning set forth in Section 6.7(a).

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or omission of a fact, material to the transactions contemplated by this Agreement made or omitted with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort Laws.

“Fully-Diluted Outstanding Class L Stock” means, as of any date, the total number of shares of Class L Common Stock outstanding as of such date, including shares of Class L Common Stock underlying (a) Vested RSUs, Vested Options and Vested Appreciation Units and (b) Unvested RSUs determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of Class L Common Stock underlying such awards are delivered to the applicable holders and that no shares of Class L Common Stock are withheld in payment of any applicable exercise price or tax obligations; provided, however, that any Underwater Option and Underwater Appreciation Unit shall, in each case, be disregarded for purposes of this definition.

“GAAP” has the meaning set forth in Section 4.6.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Intellectual Property Licenses” shall mean any grant (or covenant not to assert) by another person to the Company or any Company Subsidiary of or regarding any right relating to or under any third person’s

Intellectual Property or third person’s technology (excluding commercially-available off-the-shelf software programs licensed pursuant to “shrink wrap” licenses or “click through” licenses).

“Indebtedness” of a Person means, without duplication, the outstanding principal amount of, and all interest, premiums, penalties, prepayment fees and other amounts accrued and unpaid in respect of, (a) any indebtedness for borrowed money of such Person, whether or not recourse to such Person, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all leases of such Person capitalized pursuant to GAAP, (d) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (e) any reimbursement obligation of such Person with respect to letters of credit (excluding letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of such Person, (f) all obligations to pay the deferred purchase price of property or services to the extent such deferral period exceeds one (1) year, (g) all obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements and (h) any obligation of the type referred to in clauses (a) through (g) of another Person the payment of which such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, in each case, excluding accounts payable and other current liabilities arising in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world including all (a) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (b) patents and inventions and discoveries, whether patentable or not, and improvements; (c) Trade Secrets; (d) copyrights and works of authorship (including in any form or media) (whether or not copyrightable); (e) computer software programs (including source and object code), systems, data, databases and other compilations of information (and including all middleware, firmware, tools, applications and related documentation; (f) disclosures, issuances, applications and registrations and any renewals thereof, and all extensions, modifications, reexaminations, renewals, divisionals, continuations, continuations-in-part, reissues, restorations and reversions for or related to, as applicable, any of the foregoing; and (g) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means such facts and other information that as of the date of determination are actually known to (a) with respect to the Company, the Persons set forth on Section 1.1(a) of the Company Disclosure Schedule and (b) with respect to Parent, the Persons set forth on Section 1.1(b) of the Parent Disclosure Schedule.

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute, treaty, code, rule, by-law, writ, injunction, decision, arbitration award, franchise, license, agency requirement, permit or other award of any Governmental Entity, or any policy, guideline, notice or protocol, in each case, to the extent that it has the force of law.

“Leased Real Property” has the meaning set forth in Section 4.16(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(c)(i).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset. For the avoidance of doubt, Lien does not include any non-exclusive license or similar right granted in the ordinary course of business with respect to any Intellectual Property.

“Merger 1” has the meaning set forth in Section 2.1(a).

“Merger 1 Available Cash Amount” means the Remaining Cash Amount less the product of (a) the Per Share Merger 2 Cash Amount multiplied by (b) the sum of (i) the aggregate number of shares of SCCII Preferred Stock underlying all Vested RSUs plus (ii) the aggregate Net Option/Appreciation Unit Preferred Shares.

“Merger 1 Available Stock Amount” means (a) the Remaining Stock Amount less (b) the product of (i) the Per Share Merger 2 Stock Amount multiplied by (ii) the sum of (A) the aggregate number of shares of SCCII Preferred Stock underlying all Vested RSUs plus (B) the aggregate Net Option/Appreciation Unit Preferred Shares less (c) the quotient of (A) the aggregate Company Equity Award Aggregate Value of all Unvested RSUs divided by (B) the Parent Measurement Price.

“Merger 1 Cash Percentage” means the quotient of (a) the Merger 1 Available Cash Amount divided by (b) the sum of (i) the Merger 1 Available Cash Amount and (ii) the product of (A) the Merger 1 Available Stock Amount multiplied by (B) the Parent Measurement Price.

“Merger 1 Stock Percentage” means the quotient of (a) the product of (i) the Merger 1 Available Stock Amount multiplied by (ii) the Parent Measurement Price, divided by (b) the sum of (i) the Merger 1 Available Cash Amount plus (ii) the product of (A) the Merger 1 Available Stock Amount multiplied by (B) the Parent Measurement Price.

“Merger 1 Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Merger 1 Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a).

“Merger 2” has the meaning set forth in Section 2.1(c).

“Merger 2 Effective Time” has the meaning set forth in Section 2.3(c).

“Merger 2 Stock Percentage” means 75%; provided that, if the Parent Measurement Price is less than the Parent Reference Price, then the Merger 2 Stock Percentage shall instead be 100%.

“Merger 2 Surviving Corporation” has the meaning set forth in Section 2.1(c).

“Merger 2 Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(d).

“Merger Effective Times” has the meaning set forth in Section 2.3(d).

“Merger Sub 1” has the meaning set forth in the Preamble.

“Merger Sub 1 Common Stock” has the meaning set forth in Section 3.1(a).

“Merger Sub 2” has the meaning set forth in the Preamble.

“Merger Sub 2 Units” has the meaning set forth in Section 3.1(c).

“Merger Sub 3” has the meaning set forth in the Preamble.

“Merger Sub 3 Common Stock” has the meaning set forth in Section 3.1(d).

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in Section 2.1(d).

“Money Laundering Laws” has the meaning set forth in Section 4.24(b).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” has the meaning set forth in Section 4.11(d).

“Net Option/Appreciation Unit Class L Share” means, with respect to a Vested Option or Vested Appreciation Unit, a number of shares of Class L Common Stock equal to the product of (a) the number of shares of Class L Common Stock underlying such Vested Option or Vested Appreciation Unit multiplied by (b) the quotient of (i) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit less the aggregate exercise price of such Vested Option or Vested Appreciation Unit divided by (ii) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit.

“Net Option/Appreciation Unit Preferred Share” means, with respect to a Vested Option or Vested Appreciation Unit, a number of shares of SCCII Preferred Stock equal to the product of (a) the number of shares of SCCII Preferred Stock underlying such Vested Option or Vested Appreciation Unit multiplied by (b) the quotient of (i) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit less the aggregate exercise price of such Vested Option or Vested Appreciation Unit divided by (ii) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit.

“Non-Recourse Party” has the meaning set forth in Section 9.18.

“Notes” means SDS’s 7.375% Senior Notes due 2018, 7.625% Senior Notes due 2020, and 6.625% Senior Subordinated Notes due 2019.

“NYSE” means the New York Stock Exchange, but if the New York Stock Exchange is not then the principal U.S. trading market for the Parent Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock, or such other applicable common share, is then traded.

“NYSE Rules” means the rules and regulations of the NYSE.

“Open Source Software” has the meaning set forth in Section 4.20(f).

“Orders” has the meaning set forth in Section 4.9(a).

“Owned Business Intellectual Property” shall mean all Business Intellectual Property owned by the Company or any Company Subsidiary.

“Parachute Payments” has the meaning set forth in Section 6.16.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Parent Employment Agreement) providing benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

“Parent Bylaws” has the meaning set forth in Section 5.1(b).

“Parent Charter” has the meaning set forth in Section 5.1(b).

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedule” has the meaning set forth in the introduction to Article V.

“Parent Employment Agreement” means any material contract, offer letter or agreement of Parent or any Parent Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Parent or any Parent Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Parent Equity Plans” means the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 27, 2015.

“Parent Financial Statements” has the meaning set forth in Section 5.6.

“Parent Material Adverse Effect” means any Event that, individually or in the aggregate with all other Events, has or would reasonably be expected to have a material adverse effect on or with respect to (a) the ability of Parent or any Merger Sub to consummate the transactions contemplated hereby, including any such Event that prevents or materially impedes Parent’s or any Merger Sub’s ability to consummate the transactions contemplated by this Agreement; or (b) the business, results of operation or financial condition of Parent and the Parent Subsidiaries taken as a whole, provided, however, that no Events relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (a) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (b) general changes or developments in the industries in which Parent or the Parent Subsidiaries operate, (c) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of Parent and the Parent Subsidiaries (provided that no effect shall be given to this clause (c) for the purposes of Section 5.3(d) and Section 5.4 and the certificate contemplated by Section 7.3(d) insofar as it relates to such Sections), (d) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (e) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of terrorism, or national or international political or social conditions, or (f) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that this clause (f) shall not prevent a determination that any Event underlying such failure to meet projections, budgets, plans or forecasts, earnings or other financial performance or results of operations has, individually or together with other Events, resulted in a Parent Material Adverse Effect); except in the cases of clauses (a), (b), (d) or (e), to the extent that Parent and the Parent Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which Parent and the Parent Subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Measurement Price” means the volume weighted average trading price of shares of Parent Common Stock on NYSE for the five (5) consecutive trading days ending on the fifth (5th) trading day immediately preceding the Closing Date.

“Parent Preferred Stock” has the meaning set forth in Section 5.2.

“Parent Reference Price” means $62.63.

“Parent Related Representations” means (i) paragraph 1 of the Company Representation Letter and paragraph 1 of each of the Sponsor Representation Letters, in each case, to the extent the statements in such paragraphs relate to Parent and (ii) paragraph 2 of the Company Representation Letter.

“Parent Reports” has the meaning set forth in Section 5.5.

“Parent Representation Letter” means a tax representation letter executed and delivered by Parent to Willkie Farr & Gallagher LLP in the form attached hereto as Exhibit F.

“Parent Restricted Share Units” has the meaning set forth in Section 5.2.

“Parent Stock Options” has the meaning set forth in Section 5.2.

“Parent Stock Plans” has the meaning set forth in Section 5.2.

“Parent Stock Units” has the meaning set forth in Section 5.2.

“Parent Subsidiary” means any direct or indirect Subsidiary of Parent.

“Per Share Merger 1 Cash Amount” means, with respect to each share of Class L Common Stock (including any underlying a Vested Equity Award), the product of (a) the Per Share Merger 1 Consideration Value multiplied by (b) Merger 1 Cash Percentage.

“Per Share Merger 1 Consideration” means, with respect to each share of Class L Common Stock (including any underlying a Vested Equity Award), each of (a) the Per Share Merger 1 Cash Amount and (b) the Per Share Merger 1 Stock Amount.

“Per Share Merger 1 Consideration Value” means, with respect to each share of Class L Common Stock (including any underlying a Company Equity Award (including any Unvested RSU)), (a) the sum of (i) the product of (x) the Remaining Stock Amount multiplied by (y) the Parent Measurement Price plus (ii) the Remaining Cash Amount plus (iii) the Vested Option/Appreciation Unit Aggregate Proceeds less (iv) the product of (x) the Vested Equity Award Preferred Stock Amount multiplied by (y) the Parent Measurement Price less (v) Vested Equity Award Preferred Cash Amount less (vi) the product of (x) the Unvested Equity Award Preferred Stock Amount multiplied by (y) the Parent Measurement Price divided by (b) the Fully-Diluted Outstanding Class L Stock immediately prior to the Effective Time.

“Per Share Merger 1 Stock Amount” means, with respect to each share of Class L Common Stock (including any underlying a Vested Equity Award), a number of shares of Parent Common Stock, rounded to six decimal places, equal to the quotient of (a) the product of (i) the Per Share Merger 1 Consideration Value multiplied by (ii) the Merger 1 Stock Percentage divided by (b) the Parent Measurement Price.

“Per Share Merger 2 Cash Amount” means an amount of cash equal to (a) the Per Share Merger 2 Consideration Value less (b) the product of (i) the Per Share Merger 2 Stock Amount multiplied by (ii) the Parent Measurement Price.

“Per Share Merger 2 Consideration” means, with respect to each share of SCCII Preferred Stock (including any underlying a Vested Equity Award), each of (a) the Per Share Merger 2 Cash Amount and (b) the Per Share Merger 2 Stock Amount.

“Per Share Merger 2 Consideration Value” means an amount equal to the Liquidation Preference (as defined in the SCCII Charter) of the SCCII Preferred Stock, plus the accrued and unpaid cumulative dividends in respect of a share of SCCII Preferred Stock as of the Closing Date as determined in accordance with the SCCII Charter, as such SCCII Charter may be amended following the date of this Agreement in the form attached to Section 1.1(c) of the Company Disclosure Letter.

“Per Share Merger 2 Stock Amount” means a number of shares of Parent Common Stock, rounded to six decimal places, equal to the quotient of (a) the product of (i) the Per Share Merger 2 Consideration Value multiplied by (ii) the Merger 2 Stock Percentage divided by (b) the Parent Measurement Price; provided that, if the (x) Aggregate Merger 2 Stock Amount plus (y) the product of (A) the Per Share Merger 2 Stock Amount multiplied by (B) the Aggregate Vested Equity Award Preferred Shares plus (z) the quotient of (A) the aggregate Company Equity Award Aggregate Value of all Unvested RSUs divided by (B) the Parent Measurement Price, would, if calculated in accordance with the above formulas, exceed the Aggregate Stock Amount, then the Merger 2 Stock Percentage shall be reduced such that, if calculated in accordance with the Merger 2 Stock Percentage as so reduced, the Aggregate Stock Amount would not be exceeded.

“Per Share Merger Consideration” means the Per Share Merger 1 Consideration or the Per Share Merger 2 Consideration, as applicable.

“Performance-Based Appreciation Unit” means a Company Appreciation Unit, the vesting of which is subject to performance-based criteria.

“Performance-Based Option” means a Company Stock Option, the vesting of which is subject to performance-based criteria

“Performance-Based RSU” means a Company Restricted Stock Unit, the vesting of which is subject to performance-based criteria.

“Permits” has the meaning set forth in Section 4.12(b).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith, in each case for which adequate reserves (as determined in accordance with GAAP), if required under GAAP, have been established on the most recent balance sheet of the Company included in the Company Reports, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (c) Liens expressly disclosed in the footnotes to the most recent balance sheet of the Company included in the Company Reports, as applicable, (d) Liens in effect as of the date hereof under the Company Credit Agreements or the indentures governing the Notes, (e) with respect to any real property that is subject to a Company Lease, Liens that do not materially impair the value or use of such lease, (f) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity and (g) with respect to the Company Owned Properties, minor title defects or irregularities that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Personal Data” means all information that identifies an individual, either alone or when combined with other personal or identifying information, and that is linked or linkable to a specific individual and is processed or stored by the Company or a Company Subsidiary.

“Redemption Notice” has the meaning set forth in Section 6.12(a).

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in Section 6.7(a).

“Released Claim” has the meaning set forth in Section 9.19.

“Released Party” has the meaning set forth in Section 9.19.

“Releasing Party” has the meaning set forth in Section 9.19.

“Remaining Cash Amount” means the Aggregate Cash Amount less the Aggregate Merger 2 Cash Amount.

“Remaining Stock Amount” means the Aggregate Stock Amount less the Aggregate Merger 2 Stock Amount.

“Representatives” has the meaning set forth in Section 6.2.

“Required Stockholder Approval” has the meaning set forth in Section 4.3(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5.

“SCCII” has the meaning set forth in the Preamble.

“SCCII Bylaws” has the meaning set forth in Section 4.1(c).

“SCCII Capital Stock” means the SCCII Common Stock and the SCCII Preferred Stock.

“SCCII Charter” has the meaning set forth in Section 4.1(c).

“SCCII Common Stock” means the Common Stock of SCCII, par value $0.001 per share.

“SCCII Preferred Stock” means 11.5% Cumulative Preferred Stock of SCCII, par value $0.001 per share with a liquidation preference of $100 per share.

“SDS” means SunGard Data Systems Inc., a Delaware corporation.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Sponsor Representation Letters” means those certain tax representation letters delivered on the date of this Agreement by those stockholders who are contemplated to be parties to the Support and Standstill Agreements to Willkie Farr & Gallagher LLP.

“ST&B” has the meaning set forth in Section 9.20.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (b) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Support and Standstill Agreements” has the meaning set forth in Section 8.1(d)(ii).

“Surviving Company” has the meaning set forth in Section 2.1(d).

“Tax” or “Taxes” means all United States federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Tax Sharing Agreement” means the Tax Sharing and Disaffiliation Agreement, dated March 31, 2014, among the Company, SDS, AS Spinco, and SunGard Availability Services Holdings, LLC.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Trade Secrets” means any confidential or proprietary information, trade secrets or know-how (including processes, schematics, business and other methods, formulae, drawings, specifications, prototypes, models, designs, plans, data, research and development, pricing and cost information, business and marketing plans and proposals, vendor, customer and supplier lists).

“Underwater Appreciation Unit” shall mean any Company Appreciation Unit with an aggregate exercise or base price equal to or in excess of the Company Equity Award Aggregate Value of such Company Appreciation Unit, it being understood that Underwater Appreciation Units shall be determined on an iterative basis.

“Underwater Option” shall mean any Company Stock Option with an aggregate exercise price equal to or in excess of the Company Equity Award Aggregate Value of such Company Stock Option, it being understood that Underwater Options shall be determined on an iterative basis.

“United States” or “U.S.” means the United States of America.

“Unvested Equity Award Preferred Stock Amount” means a number of shares of Parent Common Stock equal to the product of (a) the quotient of (i) the Per Share Merger 2 Consideration Value divided by (ii) the Parent Measurement Price multiplied by (b) the aggregate number of shares of SCCII Preferred Stock underlying Unvested RSUs determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of SCCII Preferred Stock underlying such awards are delivered to the applicable holders and that no shares of SCCII Preferred Stock are withheld in payment of any applicable tax obligations.

“Unvested RSUs” means any Company Restricted Stock Units that are unvested immediately prior to the Effective Time and that do not vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Vested Appreciation Units” means any Company Appreciation Units that are vested immediately prior to the Effective Time or that vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Vested Equity Award Preferred Cash Amount” means an amount of cash equal to the product of (a) the Per Share Merger 2 Cash Amount multiplied by (b) the aggregate number of shares of SCCII Preferred Stock underlying Vested RSUs, Vested Options and Vested Appreciation Units determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of Consolidated Capital Stock underlying such awards are delivered to the applicable holders and that no shares of Consolidated Capital Stock are withheld in payment of any applicable exercise price or tax obligations; provided, however, that any Underwater Option and Underwater Appreciation Unit shall, in each case, be disregarded for purposes of this definition.

“Vested Equity Award Preferred Stock Amount” means a number of shares of Parent Common Stock equal to the product of (a) the Per Share Merger 2 Stock Amount multiplied by (b) the aggregate number of shares of SCCII Preferred Stock underlying Vested RSUs, Vested Options and Vested Appreciation Units determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of SCCII Preferred Stock underlying such awards are delivered to the applicable holders and that no shares of SCCII Preferred Stock are withheld in payment of any applicable exercise price or tax obligations; provided, however, that any Underwater Option and Underwater Appreciation Unit shall, in each case, be disregarded for purposes of this definition.

“Vested Equity Awards” means the Vested Options, Vested RSUs or the Vested Appreciation Units, as applicable.

“Vested Option/Appreciation Unit Aggregate Proceeds” means the aggregate exercise price that would be payable to the Company upon exercise or settlement of all Vested Options and all Vested Appreciation Units that are outstanding immediately prior to the Effective Time (assuming that an amount in cash equal to the full exercise price or base price of each Vested Option and each Vested Appreciation Unit were delivered to the Company, regardless of whether the Vested Option or Vested Appreciation Unit requires payment of an exercise price); provided, however, that any Underwater Option and Underwater Appreciation Unit shall be disregarded for purposes of this definition.

“Vested Options” means Company Stock Options, including any Performance-Based Options, that are vested immediately prior to the Effective Time or that vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Vested RSUs” means any Company Restricted Stock Units that are vested immediately prior to the Effective Time or that vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Willful Breach” means with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement. For the avoidance of doubt, a party’s failure to consummate the Closing when required pursuant to Section 2.2 shall be a Willful Breach of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Other Definitional Provisions; Interpretation. The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified. Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa; words denoting any gender shall be deemed to include all genders; and words denoting natural persons shall be deemed to include business entities and vice versa. References to dollars or “$” are to United States of America dollars. Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGERS

Section 2.1. The Mergers.

(a) At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into the Company (“Merger 1”), the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving corporation (the “Merger 1 Surviving Corporation”) and as a wholly owned subsidiary of Parent.

(b) Immediately following the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the DLLCA, the Merger 1 Surviving Corporation shall be merged with and into Merger Sub 2 (“Follow-On Merger 1”), the separate corporate existence of the Merger 1 Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving company (the “Follow-On 1 Surviving Company”) and as a wholly owned subsidiary of Parent.

(c) Immediately following the Follow-On 1 Effective Time and subject to, and upon the terms and conditions of, this Agreement and the applicable provisions of the DGCL, Merger Sub 3 shall be merged with and into SCCII (“Merger 2”), the separate corporate existence of Merger Sub 3 shall cease and SCCII shall continue as the surviving corporation (the “Merger 2 Surviving Corporation”) and as a wholly owned subsidiary of Parent.

(d) Immediately following the Merger 2 Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the DLLCA, the Merger 2 Surviving Corporation shall be merged with and into the Follow-On 1 Surviving Company (“Follow-On Merger 2” and, together with Merger 1, Follow-On Merger 1 and Merger 2, the “Mergers”), the separate corporate existence of Merger 2 Surviving Corporation shall cease and the Follow-On 1 Surviving Company shall continue as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of Parent.

Section 2.2. Closing. The closing of the Mergers (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 A.M., New York City time, on the third Business Day following the day on which the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.3. Merger Effective Times.

(a) Contemporaneously with the Closing, the Company and Parent will cause Merger 1 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “First Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Merger 1 shall become effective at the time when the First

Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the First Certificate of Merger (the “Effective Time”).

(b) Immediately following the Effective Time, Parent will cause Follow-On Merger 1 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Follow-On 1 Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA. Follow-On Merger 1 shall become effective at the time when the Follow-On 1 Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Follow-On 1 Certificate of Merger (the “Follow-On 1 Effective Time”).

(c) Immediately following the Follow-On 1 Effective Time, Parent will cause Merger 2 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Second Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Merger 2 shall become effective at the time when the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Second Certificate of Merger (the “Merger 2 Effective Time”).

(d) Immediately following the Merger 2 Effective Time, Parent will cause Follow-On Merger 2 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Follow-On 2 Certificate of Merger” and, together with the First Certificate of Merger, the Follow-On 1 Certificate of Merger and the Second Certificate of Merger, the “Certificates of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA. Follow-On Merger 2 shall become effective at the time when the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Second Certificate of Merger (the “Final Effective Time” and, together with the Effective Time and the Follow-On 1 Effective Time and the Merger 2 Effective Time, the “Merger Effective Times”).

Section 2.4. Effect of the Mergers. At the Merger Effective Times, the effect of the Mergers shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Merger 1 Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the Merger 1 Surviving Corporation, (b) at the Follow-On 1 Effective Time, all the property, rights, privileges, powers and franchises of the Merger 1 Surviving Corporation and Merger Sub 2 shall vest in the Follow-On 1 Surviving Company, and all debts, liabilities and duties of the Merger 1 Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Follow-On 1 Surviving Company, (c) at the Merger 2 Effective Time, all the property, rights, privileges, powers and franchises of SCCII and Merger Sub 3 shall vest in the Merger 2 Surviving Corporation, and all debts, liabilities and duties of SCCII and Merger Sub 3 shall become the debts, liabilities and duties of the Merger 2 Surviving Corporation, and (d) at the Final Effective Time, all the property, rights, privileges, powers and franchises of Merger 2 Surviving Corporation and the Follow-On 1 Surviving Company shall vest in the Surviving Company, and all debts, liabilities and duties of Merger 2 Surviving Corporation and the Follow-On 1 Surviving Company shall become the debts, liabilities and duties of the Surviving Company.

Section 2.5. Organizational Documents of the Merger 1 Surviving Corporation, the Merger 2 Surviving Corporation and the Surviving Company.

(a) Subject to Section 6.6 hereof, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated by virtue of Merger 1 at the Effective

Time to read in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Merger 1 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such certificate of incorporation. Subject to Section 6.6 hereof, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read in the form of the bylaws of Merger Sub 1 as in effect immediately prior to the Effective Time (except that the name of the Company will not change) and, as so amended and restated, shall be the bylaws of the Merger 1 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such bylaws.

(b) Subject to Section 6.6 hereof, the certificate of formation of Merger Sub 2, as in effect immediately prior to the Follow-On 1 Effective Time, shall be amended by virtue of Follow-On Merger 1 at the Follow-On 1 Effective Time to provide that the name of the Follow-On 1 Surviving Company shall be “SunGard, LLC” and, as so amended, shall be the certificate of formation of the Follow-On 1 Surviving Company immediately following the Follow-On 1 Effective Time until thereafter amended in accordance with applicable Law and as provided in such certificate of formation. Subject to Section 6.6 hereof, the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Follow-On 1 Effective Time, shall be amended as of the Follow-On 1 Effective Time to provide that the name of the Follow-On 1 Surviving Company shall be “SunGard, LLC” and, as so amended, shall be the limited liability company agreement of the Follow-On 1 Surviving Company immediately following the Follow-On 1 Effective Time until thereafter amended in accordance with applicable Law and as provided in such limited liability company agreement.
(c) Subject to Section 6.6 hereof, the certificate of incorporation of SCCII, as in effect immediately prior to the Merger 2 Effective Time, shall be amended and restated by virtue of Merger 2 at the Merger 2 Effective Time to read in the form attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Merger 2 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such certificate of incorporation. Subject to Section 6.6 hereof, the bylaws of SCCII, as in effect immediately prior to the Merger 2 Effective Time, shall be amended and restated as of the Merger 2 Effective Time to read in the form of the bylaws of Merger Sub 3, as in effect immediately prior to the Merger 2 Effective Time (except that the name of SCCII will not change), and, as so amended and restated, shall be the bylaws of the Merger 2 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such bylaws.

(d) Subject to Section 6.6 hereof, the certificate of formation of the Follow-On 1 Surviving Company, as in effect immediately prior to the Final Effective Time, shall be the certificate of formation of the Surviving Company at and after the Final Effective Time until thereafter amended in accordance with applicable Law and as provided in such certificate of formation. Subject to Section 6.6 hereof, the limited liability company agreement of the Follow-On 1 Surviving Company, as in effect immediately prior to the Final Effective Time, shall be the limited liability company agreement of the Surviving Company at and after the Final Effective Time until thereafter amended in accordance with applicable Law and as provided in such limited liability company agreement.

Section 2.6. Directors and Officers of the Surviving Company.

(a) The directors of Merger Sub 1 as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Merger 1 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 1 Surviving Corporation’s certificate of incorporation and bylaws. The persons designated by Parent prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Merger 1 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 1 Surviving Corporation’s certificate of incorporation and bylaws.

(b) The managers of Merger Sub 2 as of immediately prior to the Follow-On 1 Effective Time shall, from and after the Follow-On 1 Effective Time, be the managers of the Follow-On 1 Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Follow-On 1 Surviving Company’s certificate of formation and limited liability company agreement. The officers of the Merger 1 Surviving Corporation following the Effective Time and at Follow-On 1 Effective Time shall, from and after the Follow-On 1 Effective Time, be the initial officers of the Follow-On 1 Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Follow-On 1 Surviving Company’s certificate of formation and limited liability company agreement.

(c) The directors of Merger Sub 3 as of immediately prior to the Merger 2 Effective Time shall, from and after the Merger 2 Effective Time, be the directors of the Merger 2 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 2 Surviving Corporation’s certificate of incorporation and bylaws. The officers of SCCII at the Merger 2 Effective Time shall, from and after the Merger 2 Effective Time, be the initial officers of the Merger 2 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 2 Surviving Corporation’s certificate of incorporation and bylaws.

(d) The managers of the Follow-On 1 Surviving Company as of immediately prior to the Final Effective Time shall, from and after the Final Effective Time, be the managers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of formation and limited liability company agreement. The officers of the Follow-On 1 Surviving Company at the Final Effective Time shall, from and after the Final Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of formation and limited liability company agreement.

Section 2.7. Tax Consequences. It is intended that Merger 1 and Follow-On Merger 1, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. It is also intended that Merger 2 and Follow-On Merger 2, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The parties shall use all reasonable best efforts to cause (a) Merger 1 and Follow-On Merger 1, taken together, and (b) Merger 2 and Follow-On Merger 2, taken together, in each case, to constitute a reorganization under Section 368(a) of the Code. The parties agree to report (a) Merger 1 and Follow-On Merger 1, taken together, and (b) Merger 2 and Follow-On Merger 2, taken together, in each case, for all relevant Tax purposes in a manner entirely consistent with this Section 2.7 and shall not take any position inconsistent therewith in the filing of any Tax Return or in the course of any audit, Tax review or proceeding relating to any Tax Return by a taxing authority. This Section 2.7 shall apply only if (a) the Per Share Merger 1 Stock Amount equals 40% or more of the Per Share Merger 1 Consideration Value and/or (b) the Per Share Merger 2 Stock Amount plus the fair market value of the shares of SCCII held by Merger Sub 2 equals 40% or more of (i) the Per Share Merger 2 Consideration Value plus (ii) the fair market value of the shares of SCCII held by Merger Sub 2.

Section 2.8. FIRPTA Certificate. At Closing, the Company and SCCII shall each deliver to Parent a duly executed certificate pursuant to Treasury Regulation Section 1.1445-2(c)(3), stating that the Company and SCCII (as applicable) is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code.

ARTICLE III

EFFECT ON CAPITAL STOCK; PURCHASE PRICE

Section 3.1. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub 1 (“Merger Sub 1 Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Merger 1 Surviving Corporation (the “Merger 1 Surviving Corporation Common Stock”).

(b) The following provisions shall be applicable to the conversion of the Company Common Stock in connection with Merger 1:

(i) At the Effective Time, each share of Class L Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) and all rights in respect thereof, shall, by virtue of Merger 1 and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger 1 Consideration, and such shares shall otherwise cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (or uncertificated shares as reflected in the books and records of the Company) that immediately prior to the Effective Time represented any such shares of Class L Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger 1 Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions thereon to which holders become entitled upon the surrender of such shares of Class L Common Stock in accordance with Section 3.2(c), without interest.

(ii) At the Effective Time, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) and all rights in respect thereof, by virtue of Merger 1 and without any action on the part of the holder thereof, shall cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each holder of a Certificate (or uncertificated shares as reflected in the books and records of the Company) that immediately prior to the Effective Time represented any such shares of Class A Common Stock shall cease to have any rights with respect thereto.

(c) The following provisions shall be applicable to the Merger 1 Surviving Corporation Common Stock and the membership units of Merger Sub 2 (“Merger Sub 2 Units”) in connection with Follow-On Merger 1:

(i) At the Follow-On 1 Effective Time, each of the Merger Sub 2 Units outstanding immediately prior to the Follow-On 1 Effective Time shall remain outstanding immediately following the Follow-On 1 Effective Time as outstanding membership units of the Follow-On 1 Surviving Company.

(ii) At the Follow-On 1 Effective Time, each share of Merger 1 Surviving Corporation Common Stock issued and outstanding immediately prior to the Follow-On 1 Effective Time shall cease to be outstanding, shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Merger 2 Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub 3 (“Merger Sub 3 Common Stock”) issued and outstanding immediately prior to the effective time of Merger 2 shall be converted into and become one share of common stock, par value $0.01 per share, of the Merger 2 Surviving Corporation (the “Merger 2 Surviving Corporation Common Stock”).

(e) The following provisions shall be applicable to the conversion of SCCII Capital Stock in connection with Merger 2:

(i) At the Merger 2 Effective Time, each share of SCCII Common Stock issued and outstanding immediately prior to the Merger 2 Effective Time and all rights in respect thereof, by virtue of Merger 2 and without any action on the part of the holder thereof, shall cease to be outstanding, shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor. Each holder of a Certificate (or uncertificated shares as reflected in the books and records of SCCII) that immediately prior to the Merger 2 Effective Time represented any such shares of SCCII Common Stock shall cease to have any rights with respect thereto.

(ii) At the Merger 2 Effective Time, each share of SCCII Preferred Stock issued and outstanding immediately prior to the Merger 2 Effective Time (other than Cancelled Shares and Dissenting Shares) and all rights in respect thereof, shall, by virtue of Merger 2 and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger 2 Consideration, and such shares shall otherwise cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (or uncertificated shares as reflected in the books and records of the Company) that immediately prior to the Merger 2 Effective Time represented any such shares of SCCII Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger 2 Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions thereon to which holders become entitled upon the surrender of such shares of SCCII Preferred Stock in accordance with Section 3.2(c), without interest.

(f) The following provisions shall be applicable to the Merger 2 Surviving Corporation Common Stock and the membership units of the Follow-On 1 Surviving Company in connection with Follow-On Merger 2:

(i) At the Final Effective Time, each of the membership units of the Follow-On 1 Surviving Company outstanding immediately prior to the Follow-On Effective Time shall remain outstanding immediately following the Final Effective Time as outstanding membership units of the Surviving Company.

(ii) At the Final Effective Time, each share of Merger 2 Surviving Corporation Common Stock issued and outstanding immediately prior to the Final Effective Time shall cease to be outstanding, shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

(g) (i) All shares of Company Common Stock that are owned by the Company as treasury shares, (ii) all shares of SCCII Capital Stock that are owned by SCCII as treasury shares, (iii) any shares of Company Common Stock or SCCII Capital Stock owned by Parent, any Merger Sub or any other direct or indirect wholly owned Parent Subsidiary and (iv) any shares of Company Common Stock or SCCII Capital Stock owned by any Company Subsidiary (“Cancelled Shares”) shall, at the Effective Time in the case of shares of Company Common Stock or at the Merger 2 Effective Time in the case of shares of SCCII Capital Stock, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h) If at any time between the date of this Agreement and the Effective Time any change in the number of issued or outstanding shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into shares of Parent Common Stock) with a record date during such period, the amount of the Aggregate Stock Amount shall be equitably adjusted to reflect such change and, if such change occurs after the date on which the Parent Measurement Price is determined, the Parent Measurement Price shall be equitably adjusted to reflect such change as well.

(i) No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers, but in lieu thereof each holder of Class L Common Stock, SCCII Preferred Stock or a Vested Equity Award that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificates (or, for holders of uncertificated shares of Class L Common Stock or SCCII Preferred Stock, upon proper delivery of a fully executed Letter of Transmittal) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.2(c)(v), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Measurement Price. Shares of Parent Common Stock representing the aggregation of all fractional shares of Parent Common Stock that otherwise would be received by the holder of any Consolidated Capital Stock or Vested Equity Award pursuant to the terms of this Agreement but that instead are paid in cash as described in this Section 3.1(i) will be returned to Parent following Closing as and when cash is paid in lieu of any amount of fractional shares that equals a whole number of shares (based on the Parent Measurement Price). Notwithstanding anything in this Agreement to the contrary, Parent shall in no event as a result of any rounding or otherwise be required to (i) issue more shares of Parent Common Stock at the Closing than the Aggregate Stock Amount less (A) the number of shares of Parent Common Stock required to be returned to Parent pursuant to the preceding sentence and (B) the number of shares of Parent Common Stock underlying the Converted RSUs (assuming for this purpose that such number of shares had not been rounded to the nearest whole number of shares as provided in Section 3.4(e) and without limiting the obligation of Parent to issue such shares of Parent Common Stock upon the settlement of such Converted RSUs in accordance with the terms thereof) or (ii) pay more cash than the Aggregate Cash Amount plus the aggregate amount of cash in lieu of fractional shares of Parent Common Stock payable pursuant to this Section 3.1(i).

Section 3.2. Payment of Merger Consideration.

(a) Prior to the Closing, Parent shall appoint a bank or trust company of national recognition reasonably acceptable to the Company, or Parent’s transfer agent, to act as exchange agent (the “Exchange Agent”) hereunder. At the Closing, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Class L Common Stock and SCCII Preferred Stock, for exchange in accordance with this Section 3.2, (i) certificates or evidence of book-entry shares representing a number of shares of Parent Common Stock sufficient to pay the holders of shares of Class L Common Stock and SCCII Preferred Stock the Per Share Merger 1 Stock Amount and the Per Share Merger 2 Stock Amount, respectively, in respect of each share of Class L Common Stock and SCCII Preferred Stock held by such holders and (ii) an amount of cash sufficient to pay (A) the holders of shares of Class L Common Stock and SCCII Preferred Stock the Per Share Merger 1 Cash Amount and the Per Share Merger 2 Cash Amount, respectively, in respect of each share of Class L Common Stock and SCCII Preferred Stock held by such holders plus (B) the cash to be paid to such holders in lieu of fractional shares pursuant to Section 3.1(i) (such shares of Parent Common Stock together with such cash, the “Exchange Fund”). On the Closing Date, Parent shall cause the Exchange Agent to pay from the Exchange Fund to each holder of Class L Common Stock and each holder of SCCII Preferred Stock who has surrendered its Certificates, if applicable, and delivered a properly completed and duly executed Letter of Transmittal by the second (2nd) Business Day prior to the Closing Date, the Per Share Merger 1 Consideration for each share of Class L Common Stock held by such holder and the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock held by such holder, and following the Closing Date, Parent shall cause the Exchange Agent to pay from the Exchange Fund to each other holder of Class L Common Stock (who has thereafter surrendered its Certificates, if applicable, and delivered a properly completed and duly executed Letter of Transmittal) the Per Share Merger 1 Consideration for each share of Class L Common Stock held by such holder and to each other holder of SCCII Preferred Stock (who has thereafter surrendered its Certificates, if applicable, and delivered a properly completed and duly executed Letter of Transmittal) the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock held by such holder, in each case in accordance with the procedures and timing set forth herein.

(b) At, or as promptly as reasonably practicable after the Final Effective Time, Parent shall or shall cause the Surviving Company to deliver (i) in exchange for each Vested Option and Vested Appreciation Unit which is cancelled pursuant to Section 3.4(c) and Section 3.4(d), the Per Share Merger 1 Consideration for each Net Option/Appreciation Unit Class L Share and the Per Share Merger 2 Consideration for each Net Option/Appreciation Unit Preferred Share relating to each such Vested Option or Vested Appreciation Unit net of the Applicable Withholding Amounts in accordance with Section 3.4(c) and Section 3.4(d) and (ii) in exchange for each Vested RSU which is cancelled pursuant to Section 3.4(f), the Per Share Merger 1 Consideration for each share of Class L Common Stock underlying such Vested RSU and the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock underlying such Vested RSU net of the Applicable Withholding Amount in accordance with Section 3.4(f).

(c) The following provisions shall be applicable to payment of the Per Share Merger 1 Consideration and the Per Share Merger 2 Consideration:

(i) At the time specified in Section 6.7(d), the Company will deliver or mail or will cause to be delivered or mailed to each holder of Class L Common Stock and SCCII Preferred Stock a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), which shall specify that delivery shall be effected, only upon proper delivery of the related Certificates (or, for holders of uncertificated shares, upon proper delivery of a fully executed Letter of Transmittal) in accordance therewith to the Company or the Surviving Company, as applicable, and instructions for use in surrendering such shares of Class L Common Stock and SCCII Preferred Stock and receiving the applicable Per Share Merger Consideration in respect of the Class L Common Stock and SCCII Preferred Stock evidenced thereby. Upon the surrender of each such Certificate, if applicable, and a properly completed and duly executed Letter of Transmittal at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall, on the Closing Date following the Final Effective Time, pay the holder of such shares of Class L Common Stock and SCCII Preferred Stock the applicable Per Share Merger Consideration in consideration therefor, and such shares of Class L Common Stock and SCCII Preferred Stock and any related Certificate shall (A) in the case of shares of Class L Common Stock be cancelled at and as of the Effective Time, and (B) in the case of shares of SCCII Preferred Stock be cancelled at and as of the Merger 2 Effective Time. Upon the surrender of each such Certificate, if applicable, and a properly completed and duly executed Letter of Transmittal any time after the second (2nd) Business Day prior to the Closing Date, the Exchange Agent shall, no earlier than at the Closing following the Final Effective Time and as soon as reasonably practicable, which shall not exceed five (5) Business Days from receipt by the Exchange Agent of such Certificates, if applicable, and a properly completed and duly executed Letter of Transmittal, pay the holder of such shares of Class L Common Stock and SCCII Preferred Stock the applicable Per Share Merger Consideration in consideration therefor, and such shares of Class L Common Stock and SCCII Preferred Stock and any related Certificate shall (A) in the case of shares of Class L Common Stock be cancelled at and as of the Effective Time, and (B) in the case of shares of SCCII Preferred Stock be cancelled at and as of the Merger 2 Effective Time. Until so surrendered, each such Certificate (other than Certificates representing Cancelled Shares or Dissenting Shares) shall represent solely the right to receive the applicable Per Share Merger Consideration relating thereto.

(ii) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of any shares of Consolidated Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Class L Common Stock and SCCII Preferred Stock are presented to the Exchange Agent, they shall be surrendered and cancelled against delivery of the applicable Per Share Merger Consideration as provided in this Article III.

(iii) No interest shall accrue or be paid on the Per Share Merger Consideration payable upon the delivery of Certificates or Letters of Transmittal. None of Parent, the Surviving Company, the Exchange Agent or any of their respective Affiliates shall be liable to a holder of Consolidated Capital Stock or holder of Company Equity Awards for any cash or interest thereon or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by holders of Class L Common Stock and SCCII Preferred Stock or amounts unclaimed by holders of Company Equity Awards twelve (12) months after the applicable Merger Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claim or interest of any Person previously entitled thereto. Any portion of the Exchange Fund which remains unclaimed shall, at Parent’s option, be paid to Parent.

(iv) After the Closing Date, any holder of Class L Common Stock and SCCII Preferred Stock or holder of Company Equity Awards will be entitled to look only to the Surviving Company for payment of their respective claims for the consideration set forth in this Article III, without interest thereon, but will have no greater rights against the Surviving Company than may be accorded to general creditors thereof under applicable Law.

(v) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Article III; provided that the Person to whom such payments are made shall, as a condition precedent to the payment thereof, indemnify Parent and the Surviving Company against any claim that may be made against Parent or the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

(vi) Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(vii) If payment of the Per Share Merger Consideration in respect of a share of Class L Common Stock or SCCII Preferred Stock is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not payable.

(viii) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or uncertificated shares of Class L Common Stock and SCCII Preferred Stock or holder of a Company Equity Award) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment with respect to any cash portion of Per Share Merger Consideration or in lieu of fractional shares shall be paid to any such holder, until the surrender of such Certificate (or uncertificated shares of Class L Common Stock and SCCII Preferred Stock) or other relevant provisions are followed in accordance with this Article III. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or uncertificated shares of Class L Common Stock and SCCII Preferred Stock), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, (A) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(i) and (B) the amount of dividends or other distributions declared on the shares of Parent Common Stock with a record date after the applicable Merger Effective Time and a payment date prior to such surrender that is payable with respect to such whole shares of Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the applicable Merger Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ix) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or short-term obligations guaranteed by the United States or backed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to this Section 3.2. No investment of the Exchange Fund shall relieve Parent, the Surviving Company or the Exchange Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of Class L Common Stock and SCCII Preferred Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(d) (i) If applicable, for all purposes of this Section 3.2 and for U.S. federal income tax purposes, and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), a holder of Class L Common Stock will be treated as having surrendered, in exchange for the Aggregate Stockholder Cash Consideration to be paid to such holder pursuant to Section 3.1, a number of shares of Class L Common Stock evidenced by Certificates (which are specifically identified by such stockholder in the Letter of Transmittal to be the Certificates exchanged for such stockholder’s Aggregate Stockholder Cash Consideration) equal to the product of (A) the total number of shares of Class L Common Stock held by such stockholder and converted into the right to receive the Per Share Merger 1 Consideration pursuant to this Agreement and (B) the Cash Ratio.

(ii) If applicable, for all purposes of this Section 3.2 and for U.S. federal income tax purposes, and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), a holder of SCCII Preferred Stock will be treated as having surrendered, in exchange for the Aggregate Stockholder Cash Consideration to be paid to such holder pursuant to Section 3.1, a number of shares of SCCII Preferred Stock evidenced by Certificates (which are specifically identified by such stockholder in the Letter of Transmittal to be the Certificates exchanged for such stockholder’s Aggregate Stockholder Cash Consideration) equal to the product of (A) the total number of shares of SCCII Preferred Stock held by such stockholder and converted into the right to receive the Per Share Merger 2 Consideration pursuant to this Agreement and (B) the Cash Ratio.

Section 3.3. Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Consolidated Capital Stock that are outstanding immediately prior to the Effective Time or the Merger 2 Effective Time, as the case may be, and which are held by stockholders who shall have not voted in favor of Merger 1 or Merger 2 or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration, if any. Such stockholders instead shall only be entitled to receive payment of the appraised value of such shares of Consolidated Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such shares of Consolidated Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Effective Time or the Merger 2 Effective Time, as applicable, for the right to receive, without any interest thereon, the Per Share Merger Consideration to which such shares of Consolidated Capital Stock are entitled pursuant to this Agreement, if any, upon surrender in the manner provided in Section 3.2. The Company shall (a) give Parent prompt notice of any notice or demand for appraisal or payment for shares of Consolidated Capital Stock or any withdrawals of such demands received by the Company, (b) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands and (c) not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle any such demands. Any payments made with respect to the Dissenting Shares shall be made from the cash accounts of the Company that exist immediately prior to the Effective Time.

Section 3.4. Treatment of Company Stock Options; Company Appreciation Units; Company Restricted Stock Units.

(a) Immediately prior to the Effective Time, each outstanding and unvested Company Stock Option (other than any such Company Stock Option that is an Underwater Option), and each outstanding and unvested Company Appreciation Unit (other than any Company Appreciation Unit that is an Underwater Appreciation Unit) shall, without any further action on the part of any holder thereof, become fully vested, and shall be treated as a Vested Option and Vested Appreciation Unit, respectively, pursuant to this Section 3.4.

(b) At the Effective Time, each outstanding Vested Option (other than any such Vested Option that is an Underwater Option) shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive (i) no consideration with respect to each share of Class A Common Stock underlying such Vested Option, (ii)(A) the Per Share Merger 1 Consideration with respect to each Net Option/Appreciation Unit Class L Share relating to such Vested Option net of (B) the Applicable Withholding Amount and (iii)(A) the Per Share Merger 2 Consideration with respect to each Net Option/Appreciation Unit Preferred Share relating to such Vested Option net of (B) the Applicable Withholding Amount, and all such Vested Options shall otherwise cease to be outstanding, shall be canceled and cease to exist. The Applicable Withholding Amounts covered under this Section 3.4(b) shall be applied pro rata to reduce (x) the aggregate amount payable in cash in respect of the cancelation of such holder’s Vested Options and (y) the aggregate amount payable in Parent Common Stock in respect of the cancelation of such holder’s Vested Options (based on the Parent Measurement Price); provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Stock Option to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(c) At the Effective Time, each outstanding Vested Appreciation Unit (other than any such Vested Appreciation Unit that is an Underwater Appreciation Unit) shall, without any further action on the part of any holder thereof, in accordance with the terms thereof, to the extent not vested, vest, be cancelled and the holder thereof shall be entitled to receive (i) no consideration with respect to each share of Class A Common Stock underlying such Vested Option, (ii)(A) the Per Share Merger 1 Consideration with respect to each Net Option/Appreciation Unit Class L Share relating to such Vested Appreciation Unit net of (B) the Applicable Withholding Amount and (iii)(A) the Per Share Merger 2 Consideration with respect to each Net Option/Appreciation Unit Preferred Share relating to such Vested Appreciation Unit net of (B) the Applicable Withholding Amount, and all such Vested Appreciation Units shall otherwise cease to be outstanding, shall be canceled and cease to exist. The Applicable Withholding Amounts covered under this Section 3.4(c) shall be applied pro rata to reduce (x) the aggregate amount payable in cash in respect of the cancelation of such holder’s Vested Appreciation Units and (y) the aggregate amount payable in Parent Common Stock in respect of the cancelation of such holder’s Vested Appreciation Units (based on the Parent Measurement Price); provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Appreciation Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(d) Each Underwater Option and each Underwater Appreciation Unit shall be canceled and cease to exist immediately prior to the Effective Time, with no consideration therefor.

(e) Except as set forth in Section 3.4(f), at the Effective Time, by virtue of Merger 1 and Merger 2, each Unvested RSU outstanding immediately prior to the Effective Time shall be converted into that number of restricted share units of Parent Common Stock (“Converted RSUs”) equal to the quotient (rounded to the nearest whole number of restricted share units) obtained by dividing (A) the Company Equity Award Aggregate Value by (B) the Parent Measurement Price. Any Converted RSUs issued pursuant to this Section 3.4(e) shall be subject to the same terms and conditions as were applicable under such Company Restricted Stock Units (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(f) Notwithstanding Section 3.4(e), if the Closing occurs prior to January 1, 2016, then immediately prior to the Effective Time, each Unvested RSU set forth on Section 3.4(f) of the Company Disclosure Schedule shall, without any further action on the part of any holder thereof, become fully vested, and shall be treated as a Vested RSU pursuant to this Section 3.4. At the Effective Time, each outstanding Vested RSU shall, without any further action on the part of any holder thereof, be canceled and converted into the right to receive (i) no consideration with respect to each share of Class A Common Stock underlying such Vested RSU, (ii)(A) the Per Share Merger 1 Consideration for each share of Class L Common Stock underlying such Vested RSU net of (B) the Applicable Withholding Amount and (iii)(A) the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock underlying such Vested RSU net of (B) the Applicable Withholding Amount. The Applicable Withholding Amounts covered under this Section 3.4(f) shall be applied pro rata to reduce (x) the aggregate amount payable in cash in respect of the cancelation of such holder’s Vested RSUs and (y) the aggregate amounts payable in Parent Common Stock in respect of the cancelation of such holder’s Vested RSUs (based on the Parent Measurement Price); provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Restricted Stock Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(g) Prior to the Effective Time, the Company and SCCII shall take all actions necessary to effectuate the provisions set forth in this Section 3.4; provided that no action taken by the Company or SCCII shall be required to be irrevocable until immediately prior to the Effective Time. The parties shall, to the extent necessary, cooperate in good faith prior to the Effective Time to minimize the tax impact of the provisions set forth in this Section 3.4 with respect to Company Stock Options, Company Restricted Stock Units and Company Appreciation Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 3.5. Further Action. If at any time after the Effective Time, any further action is necessary to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and SCCII, the directors and officers of the Surviving Company are fully authorized in the name of the Company, SCCII and the Merger Subs to take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement, in each case filed with and made publicly available on or after January 1, 2014 (excluding, in each case, any disclosures set forth in any risk factor section and in any other section to the extent that they are cautionary, predictive or forward-looking in nature, and excluding any exhibits thereto), or (b) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent and the Merger Subs prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of the Company’s covenants contained herein; provided that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided further that the disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 4.1. Corporate Organization.

(a) The Company is a corporation duly organized and validly existing as an entity in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as it is now being conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) SCCII is a corporation duly organized and validly existing as an entity in good standing under the Laws of the State of Delaware. SCCII has the corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as it is now being conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) True, correct and complete copies of the certificate of incorporation of the Company (the “Company Charter”) and of SCCII (the “SCCII Charter”) and the bylaws of the Company (the “Company Bylaws”) and of SCCII (the “SCCII Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(d) Each other Company Subsidiary (i) is duly organized and validly existing as an entity in good standing under the Laws of the jurisdiction in which it is chartered or organized, (ii) is duly qualified to do business as a foreign corporation or foreign organization or other entity and in good standing under the Laws of each jurisdiction where its ownership or leasing of its properties or the conduct of its business requires such qualification and (iii) has full corporate or other organizational power and authority to own or lease, as the case may be, and to operate its properties and to conduct its business as now conducted, except in each of (i) — (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 35,000,000 shares of Class A-1 Common Stock, of which, as of July 31, 2015 (the “Cap Rep Date”), 34,849,657.1600 shares were issued and outstanding, (ii) 35,000,000 shares of Class A-2 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (iii) 35,000,000 shares of Class A-3 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (iv) 29,000,000 shares of Class A-4 Common Stock, of which, as of the Cap Rep Date, 28,393,650.8300 shares were issued and outstanding, (v) 35,000,000 shares of Class A-5 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (vi) 22,000,000 shares of Class A-6 Common Stock, of which, as of the Cap Rep Date, 21,295,238.1000 shares were issued and outstanding, (vii) 35,000,000 shares of Class A-7 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (viii) 324,000,000 shares of Class A-8 Common Stock, of which, as of the Cap Rep Date, 35,000,365.3612 shares were issued and outstanding, and (ix) 50,000,000 shares of Class L Common Stock, of which, as of the Cap Rep Date, 28,770,835.5123 shares were issued and outstanding. The authorized capital stock of SCCII consists of (i) 1,000 shares of SCCII Common Stock, of which, as of the Cap Rep Date, 100 shares were issued and outstanding, and (ii) 14,999,000 shares of SCCII Preferred Stock, of which, as of the Cap Rep Date, 7,583,463.0162 shares were issued and outstanding. As of the Cap Rep Date, 5,395,768.3669 shares of Consolidated Capital Stock were held in the Company’s or SCCII’s treasury, as applicable, consisting of 2,627,577.6219 shares of Class A Common Stock, 291,585.0907 shares of Class L Common Stock and 2,476,605.6543 shares of SCCII Preferred Stock. As of the Cap Rep Date, no shares of Consolidated Capital Stock were reserved for issuance except for under the Company Equity Plan. All of the issued and outstanding shares of Consolidated Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) As of the Cap Rep Date, (i) Company Stock Options to acquire shares of Consolidated Capital Stock, consisting of 377,506.0349 shares of SCCII Preferred Stock, 1,432,217.0305 shares of Class L Common Stock and 15,415,329.3453 shares of Class A Common Stock, were outstanding pursuant to the Company Equity Plan or otherwise, (ii) Company Restricted Stock Units, consisting of 353,974.0067 shares of SCCII Preferred Stock, 1,342,939.0632 shares of Class L Common Stock and 12,086,451.5686 shares of Class A Common Stock, were outstanding pursuant to the Company Equity Plan or otherwise and (iii) Company Appreciation Units, consisting 181,474.2786 shares of SCCII Preferred Stock, 688,493.7680 shares of Class L Common Stock and 6,196,443.9116 shares of Class A Common Stock, were outstanding pursuant to the Company Equity Plan or otherwise. All shares of Consolidated Capital Stock that may be issued upon the exercise or settlement of the Company Stock Options, the settlement of the Company Restricted Stock Units, and the settlement of outstanding Company Appreciation Units will be, when issued in accordance with the terms thereof, duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. With respect to the Company Equity Awards, (i) each grant thereof was duly authorized by all necessary corporate action, including, as applicable, approval by the Company’s board of directors, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the Company Equity Plan, (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements (including the related notes) all other applicable Laws, (iv) no modifications have been made to any such grants, (v) the per share exercise price or base price, as applicable, of each Company Stock Option and Company Appreciation Unit was not less than the fair market value of a share of Consolidated Capital Stock on the applicable date of grant and (vi) the treatment of the Company Equity Awards provided in Section 3.4 is permitted under all applicable Laws and the terms and conditions of the Company Equity Plan and the applicable award agreements.

(c) Except pursuant to this Agreement, the Company Equity Plan, the Company Stockholders Agreement, and any Company Equity Awards, neither the Company nor SCCII has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Consolidated Capital Stock or any other securities of the Company or SCCII or any securities representing the right to purchase or otherwise receive any shares of Consolidated Capital Stock or other securities. The Company has provided Parent with a true and complete list (the “Equity Awards List”) of all Company Stock Options, Company Restricted Stock Units and Company Appreciation Units outstanding under the Company Equity Plan or otherwise as of the Cap Rep Date, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price or base price, as applicable, for each such Company Stock Option and Company Appreciation Unit. Since the Cap Rep Date through the date hereof, neither the Company nor SCCII has (i) issued any Consolidated Capital Stock or other securities, other than pursuant to Company Equity Awards outstanding on the Cap Rep Date or (ii) issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the Company Equity Plan or otherwise.

(d) Except as set forth on Section 4.2(d) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than those Liens in effect under the Company Credit Agreements), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 4.2(d) of the Company Disclosure Schedule, no such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other security of any Subsidiary. No Company Subsidiary owns any Consolidated Capital Stock or other equity interest in the Company or SCCII.

(e) Except for the Company Stock Options, Company Restricted Stock Units and Company Appreciation Units, neither the Company nor any Subsidiary has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, income or any other attribute of or related to the Company or any of its Subsidiaries.

(f) There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which equity holders of the Company or its Subsidiaries may vote.

(g) Except as set forth on Section 4.2(g) of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any Company Subsidiary is a party, or by which it is bound, with respect to the governance of the Company or any Company Subsidiary or the voting or transfer of any Consolidated Capital Stock.

(h) Other than the Subsidiaries, the Company does not have, directly or indirectly, any equity interest in any other Person.

(i) The aggregate Indebtedness for borrowed money of the Company and the Company Subsidiaries as of the date hereof is detailed in Section 4.2(i) of the Company Disclosure Schedule.

(j) As of the Cap Rep Date, Section 4.2(j) of the Company Disclosure Schedule sets forth the name of each record holder of the shares of Consolidated Capital Stock and the number of shares of each such class of Consolidated Capital Stock held of record by each such holder.

Section 4.3. Authority; No Violation.

(a) Each of the Company and SCCII has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Required Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and SCCII of the transactions contemplated hereby have been duly, validly and unanimously approved by the boards of directors of the Company and SCCII, respectively. This Agreement has been duly and validly executed and delivered by the Company and SCCII and (assuming due authorization, execution and delivery by Parent and each Merger Sub) constitutes the valid and binding obligation of the Company and SCCII, enforceable against the Company and SCCII in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) The boards of directors of the Company and SCCII have adopted resolutions, by the unanimous written consent of the directors in lieu of a meeting, (i) adopting and approving this Agreement and the transactions contemplated hereby, (ii) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders and SCCII and its stockholders, respectively, (iii) recommending that the Company’s stockholders and SCCII’s stockholders adopt this Agreement and the transactions contemplated hereby, and (iv) directing that this Agreement and the transactions contemplated by this Agreement be submitted to the Company’s and SCCII’s stockholders, respectively, for approval and adoption. As of the date hereof, none of the aforesaid actions by the board of directors of the Company or SCCII has been amended, rescinded or modified.

(c) The approval of this Agreement and the transactions contemplated by this Agreement by (i) the written consent of stockholders holding a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock, (ii) the written consent of stockholders holding a majority of all the votes entitled to be cast by holders of outstanding SCCII Common Stock, (iii) the affirmative vote or written consent of the Majority Principal Investors (as defined in the Company Charter) and (iv) the approval of the Requisite Principal Investors (as such term is defined in the Company Principal Investor Agreement) pursuant to Section 2.2 of the Company Principal Investor Agreement (collectively, the “Required Stockholder Approval”), are the only other corporate proceedings on the part of the Company and SCCII necessary to approve this Agreement and to consummate the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by the Company or SCCII nor the consummation by the Company or SCCII of the transactions contemplated hereby, nor compliance by the Company or SCCII with any of the terms or provisions of this Agreement, will, (i) assuming the Required Stockholder Approval is obtained, violate any provision of the Company Charter, the Company Bylaws, the SCCII Charter, the SCCII Bylaws or any equivalent organizational documents of any other Company Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 shall have been duly obtained and/or made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (A) violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or (C) cause the suspension or revocation of any Company Permit; except for such violations, conflicts, breaches, defaults, suspensions or revocations with respect to clause (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of the Company’s representations and warranties set forth in this Section 4.3 is based on the accuracy of Parent’s representations and warranties in Section 5.14, the Company’s representations and warranties in this Section 4.3 shall be limited to the extent affected by any inaccuracy in Section 5.14.

Section 4.4. Consents and Approvals. Except for (a) the filing with the SEC of the Form S-4 and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Support and Standstill Agreements, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, (c) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (d) such filings and approvals as are required to be made or obtained under the Securities Act, and the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and approval of the listing of such Parent Common Stock on the NYSE, (e) such filings, consents and approvals of Governmental Entities as may be set forth on Section 4.4 of the Company Disclosure Schedule, (f) the Required Stockholder Approval, and (g) such filings or notices required under the rules and regulations of the NYSE and (h) such other consent, approvals, filings or registrations the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no consents or approvals of, filings or registrations with, or notices to any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable exchange or self-regulatory organization, including FINRA (each a “Governmental Entity”), are necessary in connection with (i) the execution and delivery by the Company or SCCII of this Agreement and (ii) the consummation by the Company of Merger 1 and by SCCII of Merger 2 and the other transactions contemplated by this Agreement.

Section 4.5. Reports. Since January 1, 2013, each of the Company, SCCII and SDS has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act (the forms, documents, statements and reports so filed with the SEC since January 1, 2013 under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “Company Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Company Reports complied, and each of the Company Reports filed subsequent to the date of this Agreement will comply, in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and rules and regulations promulgated under each of them, as applicable. Other than SCCII and SDS and the Company Broker-Dealer, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Company Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof. The Company has made available to Parent correct and complete copies of all material correspondence with the SEC since January 1, 2014. To the Knowledge of the Company, as of the date hereof, other than in connection with the Company’s contemplated initial public offering and the registration statement on Form S-1 filed in connection therewith, none of the Company Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 4.6. Financial Statements. The financial statements (including the related notes) contained in the Company Reports (the “Company Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of their consolidated operations and cash flows and changes in stockholders’ equity for the respective fiscal periods then ended, as applicable, except as may be indicated in the notes to such Company Financial Statements and subject to normal year-end audit adjustments in the case of unaudited financial statements, which adjustments would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; each Company Financial Statement complied at the time it was filed as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto; and each Company Financial Statement has been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

Section 4.7. Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Mergers or related transactions contemplated by this Agreement, other than fees payable to Goldman, Sachs & Co. and JPMorgan Securities LLC and any other fees payable to any other broker or finder identified to Parent prior to the Closing Date which are taken into consideration in the calculation of Excess Company Transaction Fees.

Section 4.8. Absence of Certain Changes or Events. Since December 31, 2014, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for actions taken in connection with this Agreement, and (b) there has not been any Company Material Adverse Effect. Except as set forth on Section 4.8 of the Company Disclosure Schedule, since December 31, 2014, through the date hereof, the Company has not taken any action that would be prohibited by Section 6.1(b) if taken after the date hereof (other than actions referred to in Section 6.1(b)(ix) which were taken in the ordinary course of business).

Section 4.9. Legal Proceedings.

(a) Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, there are no (i) actions, claims, suits, arbitrations, investigations (including governmental and regulatory investigations) to the Knowledge of the Company or proceedings (including trademark oppositions, cancellations or objections) (each, an “Action”) pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any Company Subsidiary, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”) against the Company or any Company Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate with other related matters arising from the same transaction or series of transactions, reasonably be expected to exceed $5 million in potential liability. As of the date hereof, there is no Action pending against (or, to the Knowledge of the Company, threatened against) the Company or any Company Subsidiary that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Mergers.

(b) Except as set forth on Section 4.9(b) of the Company Disclosure Schedule and except for matters disclosed on Form BD of the Company Broker-Dealer, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2012, ordered to pay any civil money penalty by, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity, that currently restricts the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since January 1, 2012, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement, in each case under this Section 4.9(b), which would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10. Taxes and Tax Returns. Each of the Company and the Company Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax

Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements. The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither the Company nor any Company Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. All assessments for Taxes of the Company or any Company Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no material disputes, audits, examinations or proceedings pending, or written claims asserted, for Taxes upon the Company or any Company Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than the Tax Sharing Agreement and any other agreement or arrangement that (a) are exclusively between or among the Company and the Company Subsidiaries, (b) will terminate as of the Effective Time or (c) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes). Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any Person (other than the Company, any Company Subsidiary, AS Spinco or any AS Spinco Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Other than with respect to the Distribution (as such term is used in the Tax Sharing Agreement), neither the Company nor any Company Subsidiary has been within the past two years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any Company Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

This Section 4.10 and Section 4.11 represent the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Tax matters.

Section 4.11. Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Schedule includes a true and complete list of all material Company Benefit Plans and all material Company Employment Agreements.

(b) With respect to each material Company Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each Company Plan document (or a summary thereof if such Company Plan is an unwritten plan) and all amendments thereto, including all material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the IRS, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each material Company Employment Agreement and all amendments thereto.

(c) With respect to each Company Plan: (i) the Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all

Laws applicable to such Company Plans; (ii) each Company Plan has been established, administered and funded in all material respects in accordance with its terms and (iii) each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Company Qualified Plans”) (A)(1) has received a favorable determination letter from the IRS with respect to such qualification or (2) is a standardized prototype plan that is the subject of a favorable opinion letter from the IRS on which the Company is entitled to rely, and (B) unless clause (A)(2) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the tax-exempt status of its related trust.

(d) (i) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full and there does not now exist, nor, to the Knowledge of the Company do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any Company Subsidiary following the Effective Time; and (iv) no Company Benefit Plan provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any Company Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or (v) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, there are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefits claims). No Company Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity.

(g) All Company Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 4.12. Compliance with Law; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary is, and at all times since the later of January 1, 2012, or its respective date of formation or organization has been, in compliance with all applicable Laws and is not in default under or in violation of any applicable Laws. Since January 1, 2012, neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity of any material violation of any applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) The Company and the Company Subsidiaries are in possession of all licenses, certificates, permits and other authorizations issued by the appropriate Governmental Entities (collectively, “Permits”) necessary for the Company and the Company Subsidiaries to conduct their respective businesses (the “Company Permits”); (ii) all Company Permits are in full force and effect; and (iii) the Company and the Company Subsidiaries are not, and since January 1, 2012 have not been, in, and have not received written notice of, a violation or breach of, or default under, any Company Permit.

(c) This Section 4.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 4.10) and Employee Benefits (which are the subject of Section 4.11).

Section 4.13. Certain Contracts.

(a) Except as set forth in the exhibit index to any Company Report, or as set forth on Section 4.13 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by:

(i) any Contract relating to the incurrence or guarantee of Indebtedness by the Company or any Company Subsidiary in an amount in excess in the aggregate of $25,000,000;

(ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii) any joint venture or partnership agreement related to the formation, creation, operation or management of any joint venture or partnership that is material to the Company and the Company Subsidiaries, taken as a whole;

(iv) any material Contract with one of the top ten (10) customers of the Company and the Company Subsidiaries, taken as a whole, as determined by revenue of the Company and the Company Subsidiaries during the 12 months ended December 31, 2014;

(v) any material Contract with one of the top ten (10) vendors to the Company and the Company Subsidiaries, taken as a whole, as determined by expenditures by the Company and the Company Subsidiaries during the 12 months ended December 31, 2014;

(vi) any Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $25 million pursuant to which the Company or any of the Company Subsidiaries has continuing material “earn-out” or other payment obligations and any Contract entered into subsequent to June 1, 2012 relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $25 million pursuant to which the Company or any of the Company Subsidiaries has continuing material indemnification obligations, except, in each case, for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory);

(vii) any Contract that (a) materially restricts the ability of the Company and the Company Subsidiaries to engage or compete in any material business or material product line or compete with any person in any material geographical area or to solicit any customers (other than distribution agreements entered into in the ordinary course of business), or (b) to the Company’s Knowledge, limits the ability of Parent or any Parent Subsidiaries (other than the Company or any Company Subsidiary) to do so following the Closing;

(viii) any Contract that provides for any material payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries or all or substantially all of their assets, other than any Company Benefit Plan set forth in Section 4.11(a) of the Company Disclosure Schedule;

(ix) any Contract that grants any right of first refusal or right of first offer or similar right with respect to any assets or businesses of the Company and its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

(x) any material Company IP Contract.

Each such Contract described in clauses (i) – (x) is referred to herein as a “Company Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, each Company Material Contract is valid and binding on the Company (or, to the extent a Company Subsidiary is a party, such Company Subsidiary) and, to the Knowledge of the Company, any other party thereto, and is in full force and effect and enforceable against the Company or the Company Subsidiary, as applicable (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party, is in breach or default under any Company Material Contract, and no event has occurred or condition exists which, with notice or the passage of time or both, would constitute such a breach or default. Neither the Company nor any Company Subsidiary has received notice of any material violation or default under any Company Material Contract by any other party thereto. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts.

Section 4.14. Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries under GAAP or in the notes thereto, except for (a) liabilities that are reflected or reserved against on the consolidated balance sheet of the Company as of March 31, 2015 included in the Company Financial Statements or the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Financial Statements and (c) liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.15. Environmental Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, investigations by any Person or Governmental Entity (including, without limitation, any of the foregoing seeking to impose actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries (“Environmental Claims”) that are reasonably likely to result in the imposition of any liability or obligation under Environmental Laws or regarding any hazardous substance or waste, or pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries, and all past Environmental Claims formerly pending against the Company or any of the Company Subsidiaries have been finally and fully resolved, (ii) neither the Company nor any Company Subsidiary is subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws, (iii) the Company and each Company Subsidiary is in compliance with all, and has not violated any, applicable Environmental Laws, including obtaining and complying with all Permits required pursuant to Environmental Laws, (iv) neither the Company nor any Company Subsidiary has received any written communication from any Governmental Entity alleging that the Company or any Company Subsidiary is not in compliance with any Environmental Laws, and, to the Knowledge of the Company, there are no circumstances or conditions at any properties owned, leased, operated or used by the Company or any Company Subsidiary that could result in noncompliance with any Environmental Laws, (v) neither the Company nor any Company Subsidiary has used, treated, stored, disposed of, arranged for or, to the Knowledge of the Company, permitted the disposal of, transported, handled, or released, or, to the Knowledge of the Company, exposed any person to any Hazardous Materials, or, to the Knowledge of the Company, owned, leased, or operated any property or facility that is contaminated by any Hazardous Materials so as to give rise to any liabilities under Environmental Laws, (vi) neither the Company nor any Company Subsidiary is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby: (a) to perform a site assessment for Hazardous Materials, (b) to remove or remediate Hazardous Materials, (c) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (d) to alter, modify, renew, change or update any Permit required or necessary for the Company’s or any Company Subsidiary’s operations or business under Environmental Law.

Section 4.16. Real Property.

(a) Each of the Company and the Company Subsidiaries has good title free and clear of all Liens other than Permitted Liens to the real property set forth on Section 4.16(a) of the Company Disclosure Schedule (the “Company Owned Properties”). The Company has not received written notice of any unremedied violation of the Company Owned Properties and all improvements on the Company Owned Properties and the operations therein conducted conform to and comply with all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, licenses and permits and other regulations (including the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, except for possible nonconforming uses or violations that individually, or in the aggregate, have not had and would not result in a Company Material Adverse Effect. To the Company’s Knowledge, the Company Owned Properties and all buildings, structures, improvements and fixtures located on the Company Owned Properties have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each lease pursuant to which the Company or any Company Subsidiary leases any material real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Company Leases”; the property covered by Company Leases under which the Company is a lessee is referred to herein as the “Leased Real Property”) and is valid, binding and enforceable against the Company or an applicable Company Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no defaults by the Company or any Company Subsidiary, as applicable, under any of the Company Leases other than those which would not, individually or in the aggregate, reasonably be expected to result in the termination of such Company Leases and have a Company Material Adverse Effect. Each Leased Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17. State Takeover Laws. Each of the Company and SCCII has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and each Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and the Merger Subs herein, no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Charter, the Company Bylaws, the SCCII Charter or the SCCII Bylaws, would (a) prohibit or restrict the Company’s or SCCII’s ability to perform their respective obligations under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger or their ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger, or any provision hereof or thereof, or (c) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger.

Section 4.18. Internal Controls.

(a) None of the Company or the Company Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or the Company Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committees of each of the Company and SCCII (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and the audit committee of the board of directors of the Company and a copy has previously been made available to Parent. As of the date hereof, to the Knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since December 31, 2014 through the date hereof, (i) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of the officers, directors, employees or agents to the boards of directors of the Company or any committee thereof or to any director or officer of the Company.

Section 4.19. Insurance. The Company and the Company Subsidiaries, taken as a whole, are insured against such losses and risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practice and are sufficient for compliance with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in breach or default of any insurance policies maintained by the Company or any Company Subsidiary or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy, and there is no material claim pending under such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies.

Section 4.20. Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth, as of July 31, 2015, a true and complete list of the Company IP (other than that described in clause (iv) of the definition thereof) material to the Company and the Company Subsidiaries, taken as a whole, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction. All Intellectual Property disclosed in Section 4.20(a) of the Company Disclosure Schedule, other than pending applications, are subsisting and, to the Company’s Knowledge, are valid and enforceable.

(b) (i) Either the Company or a Company Subsidiary owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all material Company IP used in their respective businesses as currently conducted free and clear of any Liens, and all such rights shall survive the consummation of the transactions contemplated in this Agreement on substantially similar terms as such rights existed prior to Closing; (ii) there are no pending and, to the Knowledge of the Company, since January 1, 2012, there have not been any threatened, claims by any Person alleging infringement, misappropriation or other violation by the Company or any Company Subsidiary of any other Person’s Intellectual Property, in each case, which are material to any business unit of the Company subject to such claim; (iii) there are no pending or, to the Knowledge of the Company, threatened material Actions challenging the validity or enforceability of any of the Owned Business Intellectual Property or Inbound Intellectual Property Licenses to which the Company or a Company Subsidiary is a party, or ownership by the Company or any Company Subsidiary of any of the Owned Business Intellectual Property; (iv) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not misappropriate, infringe or otherwise violate in any respect any Intellectual Property of any other Person except where the potential damages, costs or other losses (including any penalties) related to such misappropriation, infringement or violation (including as relates to the loss of use of the Intellectual Property underlying such misappropriation, infringement or violation) would not be material to any applicable business unit of the Company which misappropriated, infringed or otherwise violated such

Intellectual Property; (v) neither the Company nor any Company Subsidiary has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the Company IP since January 1, 2012; and (vi) to the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Company IP owned by the Company or a Company Subsidiary where the potential damages, costs or other losses (including any penalties) related to such misappropriation, infringement or violation (including as relates to the loss of use of the Intellectual Property underlying such misappropriation, infringement or violation) would be material to any applicable business unit of the Company which utilizes such Company IP.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and any relevant Subsidiary owns or has a valid right to access and use all Company IT Assets. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company IT Assets used to provide software or services, directly or indirectly, to customers of the Company and the Company Subsidiaries (i) are in satisfactory working order, reasonably sufficient to meet current capacity, and to the extent they were developed by or on behalf of the Company or any Company Subsidiary, are substantially free from programming errors or defects; (ii) to the extent they are under the control of the Company or any Company Subsidiary, (A) have commercially reasonable security arrangements and systems support designed to protect against the risk of material error, breakdown, failure or security breach occurring and (B) are configured and maintained in a commercially reasonable manner designed to protect against the presence of viruses, worms or other similar malicious code that disrupt or adversely affect the functionality, or provide unauthorized access, of the Company IT Assets; and (iii) have not suffered any security breach in the last three (3) years in a manner that impaired the Company’s or the Company Subsidiaries’ ability to deliver the Company’s core products and services to their respective customers or that applicable Laws require disclosure to any Governmental Entity, as applicable.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company IP owned by the Company or the Company Subsidiaries is not subject to any pending or outstanding Action or Order, and to the Knowledge of the Company there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use such Company IP, or that would restrict, impair or otherwise adversely affect the Company’s or the Company Subsidiaries’ use thereof or their rights thereto.

(e) Except as set forth in Section 4.20(e) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, all Employees and independent contractors who have contributed to or participated in the development of any of the Business Intellectual Property owned or purported to be owned by the Company or its Subsidiaries and have executed an agreement that includes assignment to the Company or a Company Subsidiary of all Intellectual Property in any work, materials or inventions they have created or developed within the scope of their employment (to the extent such rights did not otherwise vest with the Company or any Subsidiary under applicable Law). Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have taken commercially reasonable steps to protect, preserve and maintain the value and proprietary nature of any Trade Secrets included in the Owned Business Intellectual Property, and operate a system of commercially reasonable internal controls designed to protect any proprietary and confidential information from unauthorized access, disclosure and use, and to the Company’s Knowledge, there has been no prior unauthorized disclosure to any third-party of any of the Company’s or Company Subsidiaries’ confidential or proprietary information that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(f) Except as set forth in Section 4.20(f) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, none of the Company Software contains, is derived from, or is distributed, integrated, or bundled with software subject to any license commonly referred to as a “copyleft” or “open source” license (“Open Source Software”) that, as used, modified, integrated, bundled, or distributed by the Company or Company Subsidiary: (i) requires or conditions the use or distribution of such Company Software on the disclosure, licensing or distribution of any source code for any portion of the Company Software; or (ii) otherwise imposes an obligation on the Company or Company Subsidiary to distribute any Company Software on a royalty-free basis.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, no third party has any right to disclose, deliver, license, sell, sublicense, or otherwise transfer any right to or in any Company Source Code, whether by Contract or otherwise, other than pursuant to customary source code escrow provisions intended to protect any such customer against the Company’s or any Company Subsidiary’s insolvency or other customary release conditions.

Section 4.21. Affiliate Transactions. Other than (a) as disclosed in Section 4.21 of the Company Disclosure Schedule, (b) the Company Employment Agreements, (c) any transaction under any Company Benefit Plan, (d) any Contracts with Affiliates (or any of their portfolio companies, including AS Spinco and its subsidiaries) entered into in the ordinary course of business on arms’-length terms in which one party is a customer of the other or (e) as contemplated by this Agreement, there are no transactions, Contracts, arrangements or understandings, or series of related transactions, Contracts, arrangements or understandings, nor are there any currently proposed transactions, Contracts, arrangements or understandings, or series of related transactions, Contracts, arrangements or understandings, between the Company and/or any Company Subsidiary, on the one hand, and any (i) officer or director of the Company or any Company Subsidiary, (ii) stockholder who beneficially owns five percent (5%) or more of the shares of any class of Consolidated Capital Stock or (iii) Affiliate of the Company or any of the foregoing Persons in (i) or (ii) (other than any Company Subsidiary), on the other hand, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act (an agreement with respect to any of the foregoing, an “Affiliate Agreement”).

Section 4.22. Company Ownership of Parent Securities. Neither the Company nor any Company Subsidiary beneficially owns any shares of Parent Common Stock or any options, warrants or other rights to acquire Parent Common Stock.

Section 4.23. Broker-Dealer, Investment Adviser and Transfer Agent Subsidiaries.

(a) The Company Broker-Dealer is and has been, since January 1, 2013, (i) duly registered as a broker-dealer under the Exchange Act and registered, licensed or qualified in all jurisdictions where such registration, licensing or qualification is so required by applicable Law and (ii) a member of FINRA and each other exchange or self-regulatory organization in which its membership is required by applicable Law in order to conduct its business as now conducted. Company Investment Adviser is registered with the SEC as an investment adviser under the Advisers Act, and is a member in good standing of such other organizations in which its membership is required by applicable Law in order to conduct its business. Company UK Broker-Dealer is and has been, since January 1, 2013, (i) duly authorized by the Financial Conduct Authority (or its predecessor regulator, the Financial Services Authority) and under any applicable Law of the United Kingdom and is registered, licensed or qualified in all jurisdictions where such registration, licensing or qualification is so required and (ii) a member of each exchange or self-regulatory organization to which its membership is required by applicable Law in order to conduct its business. Company Transfer Agent is and has been, since February 6, 2015, duly registered as a transfer agent under the Exchange Act. Since January 1, 2013, neither the Company nor any of the Company Subsidiaries, other than the Company Registered Subsidiaries, is or has been required to be registered as a broker-dealer, investment adviser or transfer agent in any jurisdiction or with any exchange or self-regulatory organization.

(b) The officers and employees of, and any other person associated with, each Company Registered Subsidiary who are or were required to be licensed or registered for the activities conducted by them on behalf of each Company Registered Subsidiary are or have been since January 2, 2015, in the case of the Company Investment Adviser, since February 6, 2015, in the case of the Company Transfer Agent, and since January 1, 2013, in the case of the other Company Registered Subsidiaries, duly licensed or registered in each state or jurisdiction in which and with each Governmental Entity with whom such licensing or registration is so required.

(c) Since January 2, 2015, the Company Investment Adviser, since February 6, 2015, the Company Transfer Agent, and since January 1, 2013, the other Company Registered Subsidiaries have filed all material registrations, reports and statements in a timely manner, together with any amendments required by applicable Law to be made with respect thereto, that were required to be filed under any applicable Law, with any applicable Governmental Entity (collectively, the “Company Regulatory Reports”). As of their respective dates, each Company Regulatory Report complied in all material respects with applicable Law. To the Knowledge of the Company, none of the Company Registered Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect of term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound.

(d) Except as disclosed in any Form BD filed by Company Broker-Dealer, neither Company Broker-Dealer nor, to the Knowledge of the Company, any “associated person” (as defined in section 3(a)(18) of the Exchange Act) thereof is subject to a “statutory disqualification” (as defined in section 3(a)(39) of the Exchange Act) or subject to a disqualification which would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of Company Broker-Dealer. Company Investment Adviser and, to the Knowledge of the Company, every “person associated” (within the meaning of the Advisers Act) with Company Investment Adviser are not ineligible pursuant to Section 203(e) or (f) of the Advisers Act to act as an investment adviser or as a person associated with a registered investment adviser. Except as disclosed in any Form BD or Form ADV filed by any Company Registered Subsidiary, as applicable, there is no Action pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in Company Broker-Dealer, Company Investment Adviser, or any of their respective “associated persons” (as defined in the Exchange Act or the Advisers Act, as applicable) becoming ineligible to act in such capacity.

(e) As measured as of the last day of the month ending immediately preceding the date hereof and as of the last day of the month immediately preceding the Closing Date, Company Broker-Dealer has or will have net capital (as defined in Rule 15c3-1 under the Exchange Act) that (i) satisfies the minimum net capital requirements of the Exchange Act and the Laws of any jurisdiction in which Company Broker-Dealer conducts business and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act. As measured as of the last day of the month ending immediately preceding the date hereof and as of the last day of the month immediately preceding the Closing Date, Company UK Broker-Dealer has or will have net capital that satisfies the minimum net capital requirements promulgated by the Financial Conduct Authority and the applicable Laws of any jurisdiction in which Company UK Broker-Dealer conducts business.

Section 4.24. Foreign Corrupt Practices Act.

(a) None of the Company or any Company Subsidiaries, any of their respective officers or employees, or, to the Knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has, since January 1, 2012, (i) made or offered to make or received any direct or indirect payments in material violation of any applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal in any material respect under any applicable Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in material violation of any applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010). There are no pending internal investigations and, to the Knowledge of the Company, no pending or threatened Actions, in each case, regarding any action or any allegation of any action described above.

(b) The operations of the Company and the Company Subsidiaries are and have been conducted at all times since January 1, 2012 in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. No Action by or before any Governmental Entity that is material to the Company and the Company Subsidiaries, taken as a whole, with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(c) None of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective Representatives or Affiliates (nor any Person acting on behalf of any of the foregoing) is currently subject to any material sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. No Action by or before any Governmental Entity that is material to the Company and the Company Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of the Company, threatened.

Section 4.25. Data Privacy.

(a) The Company and the Company Subsidiaries have been in material compliance with all applicable privacy policies, terms of use and data protection laws and regulations (“Data Protection Laws”) with respect to the collection, storage, use, and dissemination of Personal Data, and have implemented and maintained an information security program that is in material compliance with all applicable Data Protection Laws in all material respects and includes administrative, technical and physical safeguards intended to protect against reasonably anticipated threats or hazards to the privacy, security, integrity and confidentiality of Personal Data of customers.

(b) Except as disclosed in Section 4.25(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, for the three (3) years prior to the date hereof, there has been no (i) destruction or misuse of Personal Data, (ii) inadvertent, unauthorized and/or unlawful processing, disclosure, access, alteration, corruption, transfer, sale or rental, destruction, or use of Personal Data, in each case, that was not disclosed as required by applicable Law, or (iii) any other act or omission that compromised the security, confidentiality, or integrity of Personal Data, in the case of each of clauses (i), (ii) and (iii), which (x) has caused a material disruption to the Company and the Company Subsidiaries, taken as a whole, or (y) that would require under applicable Data Protection Laws that the Company or such Company Subsidiary notify its customers thereof. There are no complaints, Actions, fines or other penalties pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary in connection with any such incidents as described in (i), (ii), and (iii).

(c) Since January 1, 2012, neither the Company nor, to the Knowledge of the Company, any Company Subsidiary has received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential material violation of any Data Protection Laws by the Company or a Company Subsidiary, nor, to the Knowledge of the Company, is the Company or any Company Subsidiary under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Laws.

(d) This Section 4.25 represents the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Data Privacy matters.

Section 4.26. Labor Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2013, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Additionally, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or any Company Subsidiary or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary; and (iii) there are no charges with respect to or relating to the Company or any Company Subsidiary pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes and (ii) each of the Company and each Company Subsidiary has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and none of the Company or any Company Subsidiary currently employs, or, since January 1, 2013, has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

Section 4.27. No Other Representations or Warranties. Except for the representations and warranties made pursuant to Article V of this Agreement and in the certificate to be delivered pursuant to Section 7.3(d), each of the Company and SCCII acknowledges that neither Parent or any Merger Sub nor any other Person on behalf of Parent or any Merger Sub makes any other express or implied representation or warranty with respect to Parent or any Merger Sub or with respect to any other information provided to the Company or SCCII, including any information, documents, projections, forecasts or other material made available to the Company or SCCII in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (a) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement, in each case filed with and made publicly available on or after January 1, 2014 (excluding, in each case, any disclosures set forth in any risk factor section and in any other section to the extent that they are cautionary, predictive or forward-looking in nature, and excluding any exhibits thereto), or (b) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent and the Merger Subs to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V, or to one or more of Parent’s covenants contained herein; provided, that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided further, that the disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section of the Parent Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), Parent and each Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1. Corporate Organization.

(a) Parent is a corporation duly organized and validly existing as an entity in good standing under the Laws of the State of Georgia. Parent has the corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as it is now being conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) True, correct and complete copies of the articles of incorporation or Parent (the “Parent Charter”) and bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(c) Each Parent Subsidiary (including the Merger Subs) (i) is duly organized and validly existing as an entity in good standing under the Laws of the jurisdiction in which it is chartered or organized, (ii) is duly qualified to do business as a foreign corporation or other foreign organization or other entity and in good standing under the Laws of each jurisdiction where its ownership or leasing of its properties or the conduct of its business requires such qualification and (iii) has full corporate or other organizational power and authority to own or lease, as the case may be, and to operate its properties and to conduct its business as now conducted, except in each of (i) — (iii) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Merger Sub (i) was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, (ii) since its date of formation, has not engaged in any activities nor conducted its operation other than in connection with or as contemplated by this Agreement and (iii) is and will continue to be a direct and wholly owned Subsidiary of Parent at all times through the Effective Time. True and complete copies of (i) Merger Sub 1’s certificate of incorporation and bylaws, (ii) Merger Sub 2’s certificate of formation and limited liability company agreement and (iii) Merger Sub 3’s certificate of incorporation and bylaws, each as in effect as of the date of this Agreement, have previously been made available to the Company.

Section 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, of which, as of July 31, 2015, 281,582,501 shares were issued and outstanding, and 200,000,000 shares of preferred stock, par value $.01 per share (the “Parent Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of July 31, 2015, 106,308,777 shares of Parent Common Stock were held in Parent’s treasury. As of the date hereof, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for under the employee and director stock plans of Parent set forth on Section 5.2 of the Parent Disclosure Schedule (the “Parent Stock Plans”). As of July 31, 2015, (i) 14,112,018 options to acquire shares of Parent Common Stock (“Parent Stock Options”) were outstanding pursuant to the Parent Stock Plans or otherwise, (ii) 49,736 restricted share units of Parent Common Stock (“Parent Restricted Share Units”) were outstanding pursuant to the Parent Stock Plans or otherwise and (iii) 1,559,939 stock appreciation units in respect of Parent Common Stock (“Parent Stock Units”) were outstanding and unsettled pursuant to the Parent Stock Plans or otherwise. All of the issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the Parent Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are, or will be, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) The authorized capital stock of Merger Sub 1 consists of 100 shares of Merger Sub 1 Common Stock. All shares of Merger Sub 1 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by Parent free and clear of any Liens. The total equity interests in Merger Sub 2 consist of 100 Merger Sub 2 Units. All Merger Sub 2 Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by Parent free and clear of any Liens. The authorized capital stock of Merger Sub 3 consists of 100 shares of Merger Sub 3 Common Stock. All shares of Merger Sub 3 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by Parent free and clear of any Liens.

(c) Except pursuant to this Agreement and the Parent Stock Plans, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, shares of Merger Sub 1 Common Stock, Merger Sub 2 Units or shares of Merger Sub 3 Common Stock or any other equity securities of Parent or any Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, shares of Merger Sub 1 Common Stock, Merger Sub 2 Units or shares of Merger Sub 3 Common Stock. Parent has provided the Company with a true and complete list of all Parent Stock Options, Parent Restricted Share Units and Parent Stock Units outstanding under the Parent Stock Plans or otherwise as of July 31, 2015, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price or base price, as applicable, for each such Parent Stock Option; since March 31, 2015, through the date hereof, Parent has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Parent Stock Plans or otherwise. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights.

Section 5.3. Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Parent. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) The board of directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) adopting and approving this Agreement and the transactions contemplated hereby and (ii) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Parent and its shareholders. No other corporate proceedings or shareholder approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to be issued in the Mergers.

(c) Each Merger Sub has full corporate power or limited liability company power, as applicable, and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub 1, the sole member of Merger Sub 2 and the sole stockholder of Merger Sub 3, as applicable (which approvals shall be provided promptly (and in no event more than 24 hours) following the execution of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved and this Agreement will be duly and validly adopted by written consent of by the sole stockholders of Merger Sub 1 and Merger Sub 3 and the sole member of Merger Sub 2, respectively, immediately following the execution of this Agreement and no other proceedings on the part of any Merger Sub are necessary to authorize the execution and delivery of this Agreement by such Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Merger Sub and (assuming due authorization, execution and delivery by the Company and SCCII) constitutes the valid and binding obligation of each Merger Sub, enforceable against such Merger Sub in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(d) Neither the execution and delivery of this Agreement by Parent or any Merger Sub, nor the consummation by Parent or any Merger Sub of the transactions contemplated hereby, nor compliance by Parent or any Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter or the Parent Bylaws or any equivalent organizational documents of any Parent Subsidiary, (ii) violate any provision of Merger Sub 1’s certificate of incorporation or bylaws, (iii) violate any provision of Merger Sub 2’s certificate of formation or limited liability company agreement, (iv) violate any provision of Merger Sub 3’s certificate of incorporation or bylaws or (v) assuming that the consents, approvals and filings referred to in Section 5.4 shall have been duly obtained and/or made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (A) violate any Law applicable to Parent, any Parent Subsidiary or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any Parent Subsidiary under, any of the terms, conditions or provisions of any Contract to which Parent or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or (C) cause the suspension or revocation of any Permit; except for such violations, conflicts, breaches, defaults, suspensions or revocations with respect to clause (v) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e) Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of Parent’s representations and warranties set forth in this Section 5.3 is based on the accuracy of the Company’s representations and warranties in Section 4.22, Parent’s representations and warranties in this Section 5.3 shall be limited to the extent affected by any inaccuracy in Section 4.22.

Section 5.4. Consents and Approvals. Except for (a) the filing with the SEC of the Form S-4 and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Support and Standstill Agreements, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, (c) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (d) such filings and approvals as are required to be made or obtained under the Securities Act, and the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and approval of the listing of such Parent Common Stock on the NYSE, (e) such filings, consents and approvals of Governmental Entities as may be set forth on Section 5.4 of the Parent Disclosure Schedule, (g) adoption of this Agreement by the written consent of the sole stockholders of Merger Sub 1 and Merger Sub 3 and the sole member of Merger Sub 2 and (g) such filings or notices required under the rules and regulations of the NYSE the failure of which to be made or obtained, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent or any Merger Sub of this Agreement and (ii) the consummation by Parent or any Merger Sub of any of the Mergers and the other transactions contemplated by this Agreement.

Section 5.5. Reports. Since January 1, 2013, Parent has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act (the forms, documents, statements and reports so filed with the SEC since January 1, 2013 under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “Parent Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Parent Reports complied, and each of the Parent Reports filed subsequent to the date of this Agreement will comply, in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated under each of them, as applicable. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Parent Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent Report has been amended or superseded by a later Parent Report filed prior to the date hereof. Parent has made available to the Company correct and complete copies of all material correspondence with the SEC since January 1, 2014. As of the date hereof, none of the Parent Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 5.6. Financial Statements. The financial statements (including the related notes) contained in the Parent Reports (the “Parent Financial Statements”) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof or the results of the consolidated operations and cash flows and changes in stockholders’ equity for the respective fiscal periods then ended, as applicable, except as may be indicated in the notes to such Parent Financial Statements and subject to normal year-end audit adjustments in the case of unaudited financial statements, which adjustments would not, individually or in the aggregate, reasonably be expected to be materially adverse to Parent; each Parent Financial Statement complied at the time it was filed as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto; and each Parent Financial Statement has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

Section 5.7. Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Mergers or related transactions contemplated by this Agreement, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Centerview Partners LLC.

Section 5.8. Absence of Certain Changes or Events. Since December 31, 2014, (i) Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for actions taken in connection with this Agreement, and (ii) there has not been any Parent Material Adverse Effect. Except as set forth on Section 5.8 of the Parent Disclosure Schedule, since December 31, 2014, through the date hereof, Parent has not taken any action that would be prohibited by Section 6.1(d) if taken after the date hereof.

Section 5.9. Legal Proceedings. There are no (i) Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any Parent Subsidiary, or any of their respective properties, at law or in equity, or (ii) Orders against Parent or any Parent Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending against (or, to the Knowledge of Parent, threatened against) Parent or any Merger Sub that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Mergers.

Section 5.10. Compliance with Law; Permits; Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary is, and at all times since the later of January 1, 2013, or its respective date of formation or organization has been, in compliance with all applicable Laws and is not in default under or in violation of any applicable Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent or any Parent Subsidiary has been named in (i) any regulatory or self-regulatory enforcement Action, (ii) cease and desist order, or (iii) consent and settlement and Parent and the Parent Subsidiaries have not been subject to any formal investigation by a regulatory or administrative body.

Section 5.11. Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected on a consolidated balance sheet of Parent and the Parent Subsidiaries under GAAP or in the notes thereto, except for (a) liabilities that are reflected or reserved against on the consolidated balance sheet of Parent as of March 31, 2015 included in the Parent Financial Statements or the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Parent Financial Statements and (c) liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.12. State Takeover Laws. Each of Parent and each Merger Sub has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties made by the Company herein, no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Parent Charter or the Parent Bylaws, would (a) prohibit or restrict Parent’s or such Merger Sub’s ability to perform their respective obligations under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger or their ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger, or any provision hereof or thereof, or (c) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger.

Section 5.13. Parent Ownership of Company Securities. Neither Parent nor any Parent Subsidiaries beneficially owns any shares of Consolidated Capital Stock or any options, warrants or other rights to acquire Consolidated Capital Stock.

Section 5.14. Financing. Parent has delivered to the Company true and correct copies of an executed commitment letter, together with the related fee letter (subject to customary redactions), each in effect as of the date of this Agreement from the financial institutions party thereto (together, as they may be amended, modified or replaced in accordance with this Section 5.14, the “Debt Commitment Letter”), to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (together with any replacement debt financing in respect thereof, being collectively referred to as the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and to the Knowledge of Parent, no amendment or modification of the Debt Commitment Letter that will reduce the amount of Debt Financing or materially increase the conditionality of such Debt Financing is contemplated, provided, however, Parent may amend, supplement, modify or replace the Debt Commitment Letter as in effect at the date hereof (a) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, (b) to increase the amount of indebtedness, (c) to effectuate “flex” terms or (d) to replace the commitment under the Debt Commitment Letter by the amount of the commitment obtained on the Term Facility Effective Date as contemplated by the Debt Commitment Letter. As of the date of this Agreement, the commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect and, to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated other than expressly contemplated thereunder. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable (in accordance with its terms) obligation of Parent and, to the Knowledge of Parent, as of the date hereof, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter, together with available cash on hand at Parent and the Company, will, in the aggregate, be sufficient for Parent and the Company to pay all of the amounts required to be provided by Parent for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of any of the Mergers, all related fees and expenses required to be paid as of the date of the consummation of the Mergers and the funds to be provided by (or on behalf of) Parent to the Company to enable the Company to fund the repayment or refinancing of the Company Credit Agreements. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter (other than original issue discount provisions as part of the “flex” terms). As of the date of this Agreement and assuming satisfaction or waiver (to the extent permitted by law) of the conditions to Parent’s and Merger Subs’ obligation to consummate the Mergers, (a) no event has occurred which (with or without notice, lapse of time or both) could constitute a default or breach or failure to satisfy a condition by Parent under the terms and conditions of the Debt Commitment Letter and (b) Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent on a timely basis or that the Debt Financing will not be available to Parent on the date of the Closing.

Section 5.15. No Other Information. Each of Parent and each Merger Sub acknowledges that the Company makes no representations or warranties to Parent, any Merger Sub or any Parent Subsidiary as to any matter whatsoever except as expressly made pursuant to this Agreement. The representations and warranties made pursuant to this Agreement are made solely by the Company, and no stockholder or Representative of the Company shall have any responsibility or liability related thereto.

Section 5.16. Access to Information; Disclaimer. Each of Parent and each Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company made pursuant to this Agreement and the Support and Standstill Agreements and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and each Merger Sub further acknowledges and agrees that none of the Company, SCCII or any of their stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty except pursuant to this Agreement concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations.

Section 5.17. No Other Representations or Warranties. Except for the representations and warranties made pursuant to Article IV of this Agreement, in the certificate to be delivered pursuant to Section 7.2(e) and the Support and Standstill Agreements, each of Parent and each Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty to Parent, any Merger Sub or any Parent Subsidiary with respect to the Company or with respect to any other information provided to Parent or any Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or any Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1. Interim Operations of the Company and Parent.

(a) During the period from the date of this Agreement until the Effective Time (except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Schedule), the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and the Company Subsidiaries shall use reasonable best efforts to (A) preserve intact their current business organization and (B) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of the Company Subsidiaries with respect to matters addressed specifically by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such specific provision.

(b) Except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of the Company Subsidiaries will:

(i) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii) except for shares of Consolidated Capital Stock to be issued or delivered pursuant to the exercise or settlement of equity-based awards granted pursuant to the Company Equity Plan that are outstanding as of the date hereof, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of (A) any share capital of any class or any other ownership interest of the Company or any of the Company Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any share capital or any other ownership interest of the Company or any of the Company Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire share capital or any other ownership interest of the Company or any of the Company Subsidiaries or any

securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any share capital or any other ownership interest of the Company or any of the Company Subsidiaries, or (B) any other securities of the Company or any of the Company Subsidiaries in respect of, in lieu of, or in substitution for, Consolidated Capital Stock outstanding on the date hereof or any capital stock, share capital, other ownership interests, securities or rights in any Subsidiary of the Company (including SCCII);

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding shares of Consolidated Capital Stock (except in respect of the payment of any Applicable Withholding Amount or exercise price in connection with the exercise or settlement of outstanding Company Equity Awards);

(iv) split, combine, subdivide or reclassify any shares of Consolidated Capital Stock or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any shares of Consolidated Capital Stock or otherwise make any payments to stockholders of the Company in their capacity as such;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than the Mergers;

(vi) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction), other than acquisitions, sales or dispositions among the Company and any of the Company Subsidiaries;

(vii) incur, redeem, prepay, defease, cancel, or, in any material respect, modify any Indebtedness (excluding Indebtedness incurred in the ordinary course of business of the type covered by clauses (c) and (d) of the definition thereof), or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than (A) incurrence of Indebtedness for working capital which does not exceed $25,000,000, in the aggregate at any time outstanding, (B) letters of credit issued and maintained by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice and reimbursement obligations in respect thereof, (C) performance bonds issued in the ordinary course of business consistent with past practice or (D) prepayments of Indebtedness in the ordinary course of business consistent with past practice without premium;

(viii) make any material capital expenditures that are not provided for in the Company’s 2015 capital expenditures plan provided to Parent in writing prior to the date of this Agreement;

(ix) (A) grant any increases in the compensation of any employees whose total target annual cash compensation is in excess of $200,000 (or the equivalent thereof where denominated in foreign currencies), directors or executive officers, other than any compensation increase to such individuals in connection with the customary annual compensation review undertaken by the Company and the Company Subsidiaries if the Closing has not occurred prior to March 31, 2016 (subject to consultation with Parent with respect to that review), which increase would be applicable solely from and after April 1, 2016 or (B) grant any increase in the compensation of any employees whose total target annual cash compensation is less than $200,000 (or the equivalent thereof where denominated in foreign currencies), other than to individual employees in the ordinary course of business or any compensation increase to such employees in connection with the customary annual compensation review undertaken by the Company and the Company Subsidiaries if the Closing has not occurred prior to March 31, 2016 (subject to consultation with Parent with respect to that review), which increase would be applicable solely from and after April 1, 2016 or (C) enter into any new or amend any existing employment or severance agreements with any employee whose total target annual cash compensation is in excess of $200,000

(or the equivalent thereof where denominated in foreign currencies), director or executive officer, other than with respect to entering into any agreements with new hires in those certain foreign jurisdictions where such agreements are entered into upon commencement of employment in the ordinary course of business;

(x) except as required by law or the terms of each Company Benefit Plan as of the date hereof, terminate or materially amend any existing Company Benefit Plans or enter into any plan that if it existed as of the date hereof would be a Company Benefit Plan, other than, in each case, to the extent constituting a Change of Control Payment;

(xi) change (A) in any material respect any of the accounting methods used by the Company unless required by GAAP, SEC rules and regulations or applicable Law or (B) with respect to the Company Subsidiaries, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

(xii) change any material method of Tax accounting, make or change any material Tax election, amend any material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xiii) make any non-monetary settlement of any Action that would materially restrict the operation of any of the Company’s or the Company Subsidiaries’ material business lines or material product lines or the Company and the Company Subsidiaries in any material territory or geography;

(xiv) except with respect to Taxes (which shall be covered by Section 6.1(b)(xii)), settle (a) any Action made or pending against the Company or any Company Subsidiary by any Governmental Entity, other than the settlement of Actions solely for monetary damages for an amount for each Action or series of related Actions not in excess of $250,000, or (b) any material Action made or pending against the Company or any Company Subsidiaries, other than the settlement of Actions (other than those initiated by a Governmental Entity) in the ordinary course of business consistent with past practice for an amount for each Action or series of related Actions not in excess of the greater of (A) $3,000,000 and (B) the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the Company Reports;

(xv) enter into any new line of business unrelated to an existing line of business of the Company or any Company Subsidiary;

(xvi) other than in the ordinary course of business, (a) modify or amend in any material respect, or transfer, novate, assign or terminate, any Company Material Contract, (b) enter into any successor agreement to an expiring Company Material Contract that changes the terms of the expiring Company Material Contract or (c) enter into any new agreement that would have been considered a Company Material Contract if it were entered into at or prior to the date hereof; or

(xvii) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) During the period from the date of this Agreement until the earlier of the Effective Time (except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Parent Disclosure Schedule), the business of Parent and the Parent Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice; provided, however, that no action by Parent or any of the Parent Subsidiaries with respect to matters addressed specifically by any provision of Section 6.1(d) shall be deemed a breach of this Section 6.1(c) unless such action would constitute a breach of such specific provision.

(d) Except (i) as may be required by Law, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of the Parent Subsidiaries will:

(i) amend the certificate of incorporation or bylaws of Parent;

(ii) other than in the ordinary course of business consistent with past practice and except for shares of Parent Common Stock to be issued or delivered pursuant to the (A) Parent Equity Plans or exercise or settlement of equity-based awards granted pursuant to the Parent Equity Plans or (B) in connection with acquisitions consistent with past practice, and except for the issuance, grant or delivery of equity-based awards granted pursuant to the Parent Equity Plans in the ordinary course of business consistent with past practice, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of (1) any share capital of any class or any other ownership interest of Parent or any of Parent Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any share capital or any other ownership interest of Parent or any of the Parent Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire share capital or any other ownership interest of Parent or any of the Parent Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any share capital or any other ownership interest of Parent or any of the Parent Subsidiaries, or (2) any other securities of Parent or any of the Parent Subsidiaries in respect of, in lieu of, or in substitution for, Parent Common Stock outstanding on the date hereof or any capital stock, share capital, other ownership interests, securities or rights in any Company Subsidiary (other than, in the case of (1) or (2), any such issuances, sales and dispositions to Parent or any other Parent Subsidiary);

(iii) split, combine, subdivide or reclassify any shares of Parent Common Stock or declare, set aside for payment or pay any dividend (other than Parent’s regular quarterly dividend paid at times that are consistent with past practice, which dividends during the period through December 31, 2015 shall not exceed $0.26 per share per quarter and may thereafter be increased consistent with past practice) (whether in cash, stock or property or any combination thereof) or other distribution in respect of any shares of Parent Common Stock or otherwise make any payments to stockholders of the Parent in their capacity as such;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent;

(v) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any of the Mergers, in connection with, or in compliance with, the HSR Act and other Antitrust Laws, (B) materially delay or materially adversely affect Parent’s ability to obtain the Debt Financing or any Alternative Financing (including adversely affecting Parent’s ability to satisfy the conditions to the Debt Financing or any Alternative Financing) on the date on which the Closing would otherwise occur in accordance with Section 2.2, or (C) otherwise materially delay, prevent or impede the consummation of any of the Mergers and the other transactions contemplated hereby;

(vi) change (A) in any material respect any of the accounting methods used by the Company unless required by GAAP, SEC rules and regulations or applicable Law or (B) with respect to the Parent Subsidiaries, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

(vii) change any material method of Tax accounting, make or change any material Tax election, amend any material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund; or

(viii) enter into any Contract, commitment or arrangement to do any of the foregoing.

Section 6.2. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and the Company Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Final Effective Time, to the properties, books, Contracts, data, files, information and records of the Company and the Company Subsidiaries, and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Parent Representatives all information concerning the business, operations, properties, assets and personnel of the Company and the Company Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of the Company Subsidiaries to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or the Company Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any Company Subsidiaries is a party (provided the Company shall use reasonable best efforts to develop reasonable alternative arrangements to provide such access or information to Parent, potentially including, to the extent reasonable, targeted redactions, provision of information to counsel to review and summarize for Parent or use of a ‘clean room’ environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) or (iii) constitute a waiver of the attorney-client or other privilege held by the Company or any Company Subsidiary. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, the Company Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement).

Section 6.3. Exclusivity. The Company and its Affiliates shall not, and shall cause the Company Subsidiaries and their respective Representatives not to, directly or indirectly, (a) (i) solicit, (ii) initiate, (iii) knowingly encourage or assist, or (iv) respond to the submission of any proposal or offer from any third-party relating, with respect to the Company or any of the Company Subsidiaries, to any (w) liquidation, dissolution or recapitalization, (x) merger or consolidation, (y) acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any of the Company Subsidiaries or (z) similar transaction or business combination (a “Competing Transaction”), nor (b) participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other third-party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage, any effort or attempt by any Person to pursue or effect a Competing Transaction nor (c) enter into any agreement with respect to a Competing Transaction, except, in the cases of clauses (a)(iv) (and clause (a)(iii) to the extent an action described in clause (a)(iv) would also constitute an action described in clause (a)(iii)) and (b), to the extent failure to do so would be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law. Any information described in the foregoing clause shall only be provided pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall, and shall instruct all Representatives acting on its and its Affiliates’ behalf to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing. As soon as reasonably practicable after the date hereof, the Company shall instruct each Person (other than Parent and the Merger Subs and their representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such Person to acquire the Company (or any portion thereof) to promptly return or destroy all such information, subject to the terms of such confidentiality agreement.

Section 6.4. Employee Benefits.

(a) For the benefit of employees of the Company and the Company Subsidiaries (the “Employees”), as of the Effective Time, and for a period of at least twelve (12) months thereafter, Parent agrees to (i) provide or cause the Parent Subsidiaries (including the Surviving Company) to provide each Employee with base salary or wage rates that, in the aggregate, are not less than those in effect for such Employee immediately prior to the Effective Time and (ii) in Parent’s sole discretion (which may be exercised on a plan by plan basis) either, (A) maintain or cause the Parent Subsidiaries (including the Surviving Company) to maintain the Company Benefit Plans (excluding the Company Equity Plan, any defined benefit pension plan and any retiree medical plan, but including the Company’s severance practices as described on Section 6.4(a) of the Company Disclosure Schedule) at the benefit levels that are, in the aggregate, no less favorable than are in effect as of immediately prior to the Effective Time, or (B) provide or cause the Parent Subsidiaries (including the Surviving Company) to provide employee benefits (excluding the Company Equity Plan, any defined benefit pension plan and any retiree medical plan, but including severance entitlements) that, in the aggregate, are no less favorable to each Employee than those in effect for similarly-situated employees of Parent or any of the Parent Subsidiaries.

(b) With respect to each Parent Benefit Plan (including, for the purposes of this Section 6.4, any plan of the Surviving Company which would be a Parent Benefit Plan) following the Effective Time and in which any of the Employees participate, and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of, and entitlement to, benefits (but not for accrual of defined benefit pension benefits) and all other purposes, service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and the Parent Subsidiaries. Parent shall use reasonable best efforts to cause each applicable Parent Benefit Plan to waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not included under the corresponding Company Benefit Plan. The Employees shall be given credit under the applicable Parent Benefit Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.4 with respect to employees of the Company and the Company Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including employees, former employees, any participant or any beneficiary thereof in any Company Benefit Plan, Company Employment Agreement, Parent Benefit Plan or Parent Employment Agreement or (ii) to continued employment with the Company and the Company Subsidiaries, Parent or the Surviving Company. Notwithstanding anything in this Section 6.4 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, Company Employment Agreement, Parent Benefit Plan, Parent Employment Agreement or any other employee benefit plans of the Company or Parent.

(d) Bonus Plans

(i) All fiscal year 2015 bonus amounts under annual bonus cash incentive plans of the Company and its Subsidiaries, will be calculated consistent with past practice and paid in the ordinary course of business to the eligible Employees with such bonus amounts calculated based on actual results and performance achieved in respect of fiscal year 2015 prior to the Closing Date and for the period following the Closing Date until the end of fiscal year 2015, in order to ensure the Company’s actual results and performance can be accurately determined, Parent will maintain separate records for the Company for such purpose; provided that, any actions or decisions made by Parent following the Closing Date that materially adversely affect the actual results and performance of the Company for fiscal year 2015 shall be disregarded for purposes of determining the bonus amounts payable in respect of fiscal year 2015. Such fiscal year 2015 bonus amounts shall be paid in the ordinary course of business but no later than March 15, 2016 in the case of Employees who are subject to U.S. taxation

(and, so long as an Employee was employed as of the Closing Date and was not thereafter terminated for “cause” and did not resign, without regard to whether such Employee is employed on the payment date).

(ii) To the extent that the Closing Date occurs in fiscal year 2016, Employees shall be eligible to participate (A) prior to the Closing Date, in the Company’s annual bonus cash incentive plans with such bonus amounts calculated based on target performance and pro rated for the number of days in fiscal year 2016 that have occurred prior to the Closing Date, with the fiscal year targets and budget under such plans to be set in consultation with Parent and (B) following the Closing Date, in the Parent’s applicable annual bonus or cash incentive plans for similarly-situated employees of Parent or any of the Parent Subsidiaries, with such amounts calculated based on performance and pro rated for the number of days in fiscal year 2016 that have occurred following the Closing Date; provided that, in the case of (B) Parent will establish individual target incentive amounts for each Employee that are, on a pro-rata basis, at least 80% of each such Employee’s target annual incentive amount for fiscal year 2015; provided further, that, in each case, that an Employee must be employed on the applicable payment date in 2017 in order to receive a bonus payment under any such Company or Parent plans in respect of fiscal year 2016.

Section 6.5. Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to the Company and Parent, respectively. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements.

Section 6.6. Directors’ and Officers’ Insurance and Indemnification.

(a) For six (6) years from and after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of the Company Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the same extent such Persons are currently entitled to indemnification in such capacities under the organizational documents of the Company or such Company Subsidiary, as applicable, and applicable Law, and Parent shall, and shall cause the Surviving Company to, promptly advance expenses as incurred to such Persons to the same extent such Persons are currently entitled to such advancement in such capacities thereunder. Each of Parent and each Merger Sub agrees that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of directors and officers of the Company and the Company Subsidiaries in such capacities and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of the Company Subsidiaries’ respective certificate of incorporation and bylaws (or comparable organizational or governing documents) or in any indemnification agreement, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) fulfill and honor such obligations to the maximum extent permitted by applicable Law. In addition, for a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, cause the limited liability company agreement (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation or bylaws (or other similar organizational documents) of the Company and the Company Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies. If the Company or the Surviving Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Company shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or (ii) Parent will provide, or cause the Surviving Company to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) This Section 6.6 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be binding on all successors and assigns of Parent, each Merger Sub, the Company and the Surviving Company. Parent hereby guarantees the payment and performance by the Surviving Company of the indemnification and other obligations pursuant to this Section 6.6 and limited liability company agreement of the Surviving Company.

(d) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7. Preparation of Registration Statements.

(a) Following the date of this Agreement, Parent shall promptly prepare, with the cooperation and assistance of (and after review by) the Company and its counsel and accountant and cause to be filed with the SEC, a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Mergers (the “Form S-4” or “Registration Statement”). Parent shall use its reasonable best efforts to file the Form S-4 with the SEC as promptly as reasonably practicable after the date of this Agreement and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, and the Registration Statement shall include all information reasonably requested by such other party to be included therein. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration

Statement and shall provide the Company with copies of any correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement. Notwithstanding the foregoing, prior to filing or mailing the Registration Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company an opportunity to review and comment on such document or response, (ii) shall consider in good faith all comments reasonably proposed by the Company and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock included in the Per Share Merger Consideration for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with any of the Mergers and the issuance of the shares of Parent Common Stock included in the Per Share Merger Consideration.

(b) Each of Parent and each Merger Sub agrees that none of the information supplied or to be supplied by or on behalf of Parent or any Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in a Registration Statement, which is required to be described in an amendment of, or a supplement to, the Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.7(b) shall limit the obligations of any party under Section 6.7(a).

(c) The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in a Registration Statement, which is required to be described in an amendment of, or a supplement to, such Registration Statement, the Company shall promptly notify Parent of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to such Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.7(c) shall limit the obligations of any party under Section 6.7(a).

(d) The Company and SCCII shall solicit the Required Stockholder Approval via written consent as soon as prudently practicable after the Form S-4 becomes effective. In connection therewith, as promptly as practicable after the Form S-4 becomes effective, the board of directors of the Company shall set a record date for determining the stockholders entitled to provide such written consent. The prospectus included in the Form S-4 shall also constitute a consent solicitation statement for the foregoing written consent (the “Consent Solicitation Statement/Prospectus”). As promptly as practicable after the Form S-4 becomes effective, the Company and SCCII shall cause the Consent Solicitation Statement/Prospectus to be mailed to their respective holders, along with the Letter of Transmittal. The Company shall, through its board of directors, recommend to its stockholders that they give the Required Stockholder Approval and shall include such recommendation in such consent solicitation, subject to the board of directors right to effect a change in recommendation if required pursuant to the board of directors’ fiduciary duties under applicable Law. The Company will provide Parent with copies of all stockholder consents it receives. If the Required Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare (subject to the reasonable approval of Parent) and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.

(e) Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Mergers, and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

(f) Promptly following the date of this Agreement, and in any event within five (5) Business Days of the date hereof, the Company shall file a registration withdrawal request with the SEC in respect of the Company’s Registration Statement on Form S-1 and exhibits in connection with a possible initial public offering. From the date hereof until the earlier of (i) the termination of this Agreement pursuant to Section 8.1, or (ii) the Final Effective Time, other than in connection with compliance with the immediately preceding sentence, the Company shall and shall cause each Company Subsidiary and all of their respective Affiliates and Representatives to cease incurring any costs, fees or expenses of any third parties in connection with an initial public offering of the Company or any Company Subsidiary.

Section 6.8. Regulatory Matters.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, to make all other filings required by applicable foreign Antitrust Laws identified in Section 6.8(a)(i) of the Parent Disclosure Schedule (collectively, “Foreign Antitrust Approvals”) and to make all filings identified in Section 6.8(a)(ii) of the Company Disclosure Schedule (collectively, “Regulatory Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) days of the date of this Agreement and such filings shall request early termination of the applicable waiting period under the HSR Act, (ii) for applicable Foreign Antitrust Approvals shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within twenty (20) days of the date of this Agreement and (iii) for applicable Regulatory Approvals shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within ten (10) Business Days of the date of this Agreement) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required in connection with the Foreign Antitrust Approvals or any other Antitrust Law or any Regulatory Approvals. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws or any such Regulatory Approvals. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings, telephone calls or discussions with any Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals, (ii) give each other an opportunity to participate in each of such meetings, telephone calls or discussions, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals, (iv) if any Governmental Entity initiates a substantive oral communication in connection with or relating to any Antitrust Laws or any Regulatory Approvals, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals and (vi) provide each other with copies of all written communications to or from any Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, each of Parent and each Merger Sub agrees, and shall cause each of the Parent Subsidiaries, to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other supranational, foreign, national, federal or state law, regulation or decree designed to prohibit, restrict or regulate actions related to competition, antitrust, merger control or foreign investment, including for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”) or the applicable Laws associated with any Regulatory Approvals, and to enable all waiting periods under applicable Antitrust Laws or any Regulatory Approvals to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws or the applicable Laws associated with any Regulatory Approvals that may be asserted by any Governmental Entity, in each case, to cause the Mergers and the other transactions contemplated hereby to occur prior to the Termination Date (any such action, a “Clearance Action”); provided that, using reasonable best efforts shall include but not be limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the share capital, assets, rights, products, services or businesses of Parent, each Merger Sub and the Parent Subsidiaries or the Company and the Company Subsidiaries or any interests or interests therein, (iii) taking or committing to take actions that after the Closing Date would limit Parent’s freedom of action with respect to, or its ability to retain, one or more of the assets, rights, products, services or businesses of Parent, each Merger Sub, the Company and the Company Subsidiaries or any interest or interests therein and (iv) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided that nothing contained in this Section 6.8(a) shall require Parent or any Merger Sub to, or permit the Company or any Company Subsidiary to (without Parent consent), (A) take any Clearance Action (1) which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operation or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (2) which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operation or financial condition of Parent and the Parent Subsidiaries, taken as a whole, assuming for this purpose that Parent and the Parent Subsidiaries were, in the aggregate, the same size and had the same aggregate results of operations and financial condition as the Company and the Company Subsidiaries do as of the applicable date of determination, or (B) make any divestitures or take other actions or remedies, in each case, not conditioned on the consummation of the Closing.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws and the applicable Laws associated with any Regulatory Approvals which shall be governed by Section 6.8(a), the Company, each of Parent and any Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided that in connection therewith none of the Company or the Company Subsidiaries will without the prior written consent of Parent, make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Mergers required under any applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. Each of the Company and Parent shall use its reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.8(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.8(a).

Section 6.9. Section 16 Matters. Prior to the Effective Time, the board of directors of the Company, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act), shall adopt a resolution consistent with the interpretive guidance of the SEC in the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) providing that the disposition of Consolidated Capital Stock, Company Stock Options, Company Appreciation Units, Performance-Based Appreciation Units, Performance-Based Options, Performance-Based RSUs and Company Restricted Stock Units resulting from the transactions contemplated by this Agreement by any officer or director of the Company who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to securities of the Company shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act. Prior to the Effective Time, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act), shall adopt a resolution consistent with the interpretative guidance of the SEC in the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) providing that the acquisition of Parent Common Stock and Converted RSUs pursuant to this Agreement by any officer or director of the Company who may become subject to the reporting requirements of Section 16 of the Exchange Act with respect to securities of Parent shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

Section 6.10. Filing of Form S-8; Listing of Additional Shares. Parent agrees to file no later than the Effective Time a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Common Stock issuable with respect to Converted RSUs and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted RSUs assumed in accordance with this Agreement remain outstanding. Parent shall at times ensure that there will remain a sufficient amount of unissued Parent Common Stock to meet its share issuance obligations under the Converted RSUs. Parent shall also use its reasonable best efforts to take any action required to be taken by it under any applicable state securities Laws in connection with the conversion of the Company Restricted Stock Units into Converted RSUs and Parent’s certificate of incorporation in order to duly authorize the grant of such rights to subscribe for shares in its share capital free of preemptive rights at or prior to the Effective Time, and the Company shall furnish to Parent any information concerning the Company and holders of the Company Restricted Stock Units as may be reasonably requested by Parent in connection with any such action. Parent shall take all action necessary to cause the Parent Common Stock to be issuable upon the vesting of the Converted RSUs, to be approved for listing on the NYSE at or prior to the Effective Time.

Section 6.11. Vote of SCCII Common Stock. Prior to the Effective Time, the Company shall cause all outstanding shares of SCCII Common Stock to be voted to approve Merger 2 and the other transactions contemplated hereby in accordance with the DGCL and any applicable agreements, either by written consent or at a meeting of the holders thereof duly called and held.

Section 6.12. Treatment of Existing Indebtedness of the Company.

(a) The Company shall, at Parent’s written request, promptly prepare a conditional notice of optional redemption (a “Redemption Notice”) for all of the outstanding principal amount of any or all series of the Notes pursuant to the requisite provisions of the applicable indenture conditioned on the occurrence of the Closing and any other conditions specified by Parent. Parent’s written request shall specify the requested date of the Redemption Notice and the requested redemption date, in each case in accordance with each applicable indenture. The Company shall provide Parent with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. The Company shall use its reasonable best efforts to cause the trustee under the applicable indenture to give any such Redemption Notice to holders of the Notes on the Company’s behalf, and shall timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. On or prior to the redemption date, Parent shall deposit with the trustee under the applicable indentures cash or cash equivalents sufficient to effect such redemption as required pursuant to the term of the applicable indenture. In connection with any redemption contemplated by this Section 6.12, the Company shall, at the written request of the Parent, take such actions, in each case, solely to the extent conditioned on Closing and other conditions specified by Parent, as are required by it pursuant to the terms of the related indenture to facilitate the discharge of the indenture in connection with any such redemption at or following the Effective Time, to the extent such discharge and/or defeasance are permitted by such indenture.

(b) On or prior to the second (2nd) Business Day prior to the Effective Time, the Company shall deliver to Parent copies of customary payoff letters, lien terminations and other instruments of discharge, from each administrative agent or other similar agent under the Company Credit Agreements in the event it is to be refinanced at Closing evidencing, among other things, the payoff of existing indebtedness of the Company and the Company Subsidiaries on the Closing Date and the release of related Liens and other security interests on the Closing Date.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company and the Company Subsidiaries, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and the Company Subsidiaries, as applicable, in connection with the actions of the Company, the Company Subsidiaries and their respective Representatives contemplated by this Section 6.12, and (ii) acknowledges and agrees that the Company, the Company Subsidiaries or their respective Representatives shall not be required to incur any liability to any person prior to the Effective Time with respect to any actions of the Company, the Company Subsidiaries and their respective Representatives contemplated by this Section 6.12. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the actions contemplated by this Section 6.12, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Company’s bad faith or willful misconduct, as finally determined by a court of competent jurisdiction.

Section 6.13. Financing.

(a) To the extent that the Parent does not have cash currently available that is sufficient to enable it to consummate the Merger, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Mergers, all related fees and expenses required to be paid as of the date of the consummation of the Mergers and the funds to be provided by (or on behalf of) Parent to the Company to enable the Company to fund the repayment or refinancing of the Notes (if elected by Parent) and the Company Credit Agreements. In furtherance of the foregoing, Parent shall use its reasonable best efforts to cause the Financing Sources to comply with their obligations under any applicable debt commitment letters, including the Debt Commitment Letter, or definitive financing agreements and to fund, subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter or other definitive financing agreements, on or before the Closing Date any financing required to consummate the transactions contemplated hereby. Parent shall keep the Company informed when so reasonably requested by the Company and in reasonable detail of the status of its efforts to arrange any financing required in connection with the consummation of the transactions contemplated hereby, including any Debt Financing, and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to any material developments concerning the status of such financing, including any Debt Financing, and the proposed funding date thereunder.

(b) Notwithstanding anything to the contrary contained herein, Parent’s obligations hereunder are not subject to any condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Mergers and the transactions contemplated by this Agreement, including the payment of any fees and expenses and repayment or refinancing of the Notes (if elected by Parent) and the Company Credit Agreements.

Section 6.14. Financing Cooperation.

(a) Prior to the Closing Date and subject to Section 6.14(c), the Company shall provide, and shall use reasonable best efforts to cause its Company Subsidiaries and Representatives to provide, on a timely basis, to Parent all cooperation reasonably requested by Parent that is necessary and customary in connection with the Debt Financing, including the New Notes (as defined in the Debt Commitment Letter), or any replacement, amended, modified or alternative financing elected by Parent and including any financing to refinance (at Parent’s option) the Notes (collectively with the Debt Financing, the “Available Financing”). Without limiting the generality of the foregoing, such cooperation and reasonable best efforts for purposes of this Section 6.14(a) in any event shall include to: (i) provide Parent and the Financing Sources and their respective agents with (A) the financial statements and other financial information regarding the Company and the Company Subsidiaries identified in clauses (A) and (B) of clause (iv) (notwithstanding the provisos of clause (iv)) of Exhibit D of the Debt Commitment Letter (as in effect on the date hereof) and (B) such financial information related to the Company and its Subsidiaries as is reasonably required by Parent for Parent to produce the pro forma financial statements identified in clause (C) of clause (iv) (notwithstanding the provisos of clause (iv)) of Exhibit D of the Debt Commitment Letter as of the date hereof (or any similar pro forma financial statements required in connection with any Available Financing) and specified in writing by Parent to the Company; provided that the Company and the Company Subsidiaries shall have no obligation to prepare or provide any pro forma financial statements or projections (all information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) participate (including by making members of senior management with appropriate seniority and expertise, reasonably available to participate alongside senior management of Parent) in customary syndication and marketing activities, including sessions with the ratings agencies, in connection with the Available Financing; (iii) reasonably cooperate with the Financing Sources’ and their respective agents’ customary due diligence; (iv) reasonably cooperate with the marketing efforts for any portion of the Available Financing, including using its reasonable best efforts to assist the financing sources in involving the Company’s existing lending and investment banking relationships in any syndication efforts in connection with the Available Financing; (v) assisting Parent in Parent’s preparation of customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, prospectuses and prospectus supplements under the Securities Act and other materials in connection with a syndicated bank financing, securities offering or other debt offering in connection with such Available Financing to the extent relating to the Company and the Company Subsidiaries; (vi) assist Parent with Parent’s preparation of pro forma financial statements and pro forma financial information; (vii) instruct its certified independent auditors to provide (x) consent to use of their reports in any materials relating to the Available Financing, including SEC filings and offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon in accordance with normal customary practice and (y) customary auditors reports and comfort letters (including “negative assurances” comfort) with respect to financial information relating to the Company and the Company Subsidiaries in customary form; (viii) use reasonable best efforts to provide (including using reasonable best efforts to obtain such documents from its advisors) customary certificates and other customary closing documents as may be reasonably requested by Parent or the Financing Sources; (ix) cause the taking of corporate actions within the control of the Company reasonably necessary to permit the completion of the Available Financing; (x) to the extent necessary, use reasonable best efforts to facilitate the pledging of collateral and executing and delivering pledge and security documents (and any other documents or instruments required for the creation and perfection of security interests in the collateral securing the Available Financing) or other definitive financing documents reasonably requested by Parent or the Financing Sources (including guarantees and other deliverables), provided, however, that no obligation of the Company or any of the Company Subsidiaries under any such agreement or instrument under this clause (x) shall be effective until the Closing Date; (xi) so long as such information is reasonably requested by Parent at least 10 Business Days prior to the Closing Date, use reasonable best efforts to provide, at least five (5) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information with respect to the Company and the Company Subsidiaries and reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (xii) provide to Parent such pertinent information reasonably requested by Parent, and update such information, describing the Company or its Subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the Available Financing such that, after giving effect to such updates, (A) such information, when taken as a whole along with the Company Reports filed by the Company since January 1, 2014 through such date, does not contain as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (B) the financial statements and other financial information included in such updated information and the Required Information are sufficiently current pursuant to Rule 3-12 under Regulation S-X to the extent applicable and permit the Company’s independent auditors to issue a customary comfort letter, including customary “negative assurance” comfort (in accordance with normal practices and procedures).

(b) Parent shall promptly, upon request by the Company, reimburse the Company, the Company Subsidiaries and each of their Affiliates, as applicable, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, the Company Subsidiaries or any of their Affiliates, as applicable, in connection with the cooperation of the Company, the Company Subsidiaries and any of their Affiliates, as applicable, contemplated by this Section 6.14. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their Affiliates (and its and their Representatives) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Available Financing and any information used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from (i) historical information provided by the Company or any Company Subsidiary or (ii) the bad faith or willful misconduct of the Company or any Company Subsidiary, as finally determined by a court of competent jurisdiction.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.14 that would (i) unreasonably interfere with the business or ongoing operations of the Company and the Company Subsidiaries, (ii) in connection with any Available Financing other than the Debt Financing contemplated by the Debt Commitment Letter (including, for the avoidance of doubt, the New Notes (as defined in the Debt Commitment Letter)) as in effect on the date hereof and referenced in Section 5.14, impose on the Company or any of the Company Subsidiaries or any of its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives, any meaningfully greater burden, obligation, time commitment or other commitment than those that had already been (or would have been) imposed on them in the context of the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof and referenced in Section 5.14, (iii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (iv) require the Company or any of the Company Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Available Financing prior to the Closing or have any obligation of the Company under any agreement, certificate, document or instrument be effective until the Closing, (v) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (vi) conflict with the organizational documents of the Company or any of the Company Subsidiaries or any Laws, (vii) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of the Company Subsidiaries is a party, (viii) provide access to or disclose information that the Company or any of the Company Subsidiaries determines would jeopardize any attorney–client privilege of the Company or any of the Company Subsidiaries, (ix) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or (x) authorize any corporate action of the Company or any of the Company Subsidiaries that would become effective prior to the Closing.

(d) Parent acknowledges and agrees that, other than out-of-pocket costs and expenses subject to reimbursement pursuant to this Section 6.14, neither the Company nor any of the Company Subsidiaries and Representatives shall have any responsibility for, or incur any liability to, any Person under, any Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.14; provided, however, that this Section 6.14(d) is not intended to override or mitigate the Company’s obligations under this Agreement, including without limitation, Section 6.14(a). All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by Parent or its Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.15. Termination of Affiliate Agreements. At or prior to the Effective Time, unless otherwise directed in writing by Parent or provided elsewhere herein, the Company shall terminate, or otherwise amend to exclude the Company and any of the Company Subsidiaries as a party thereto (and terminate all obligations or liabilities of the Company and any of the Company Subsidiaries or their respective officers, directors, employees, agents and other Representatives thereunder), all Affiliate Agreements, and all amounts due and payable thereunder and any and all future obligations owing thereunder shall be cancelled, in each case (a) except for those Affiliate Agreements and amounts due and payable thereunder as of the Effective Time as set forth on Section 6.15 of the Company Disclosure Schedule and (b) those certain provisions of and obligations and liabilities under such Affiliate Agreement that expressly survive such termination by their terms.

Section 6.16. Section 280G. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) that the Company, in good faith, determines would receive payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”), waivers that provide that no Parachute Payments with respect to such “disqualified individual” shall, in the absence of 280G Stockholder Approval (as defined below), be payable to or retained by such “disqualified individual” to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such “disqualified individual” (the “280G Waivers”). Following the execution of the 280G Waivers, and prior to the Closing Date, the Company shall hold a vote to obtain approval by its stockholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” to receive or retain any Parachute Payments (the “280G Stockholder Approval”). The Company shall provide Parent, at least five (5) Business Days prior to submission to the Company’s stockholders, copies of the documents prepared by the Company in connection with this Section 6.16 and the calculations prepared under Section 280G of the Code, upon which the stockholder vote is being sought.

Section 6.17. Non-Consenting Stockholders. The Company shall prepare and mail an appraisal notice as and to the extent required pursuant to Section 262 of the DGCL to any holder of Consolidated Capital Stock that has not consented to or voted for the adoption of this Agreement and the transactions contemplated by this Agreement that complies with applicable Law. The Company shall (a) provide Parent an opportunity to review and comment on such appraisal notice (including the proposed final version of such document) and (b) shall consider in good faith all comments reasonably proposed by Parent.

Section 6.18. Company Qualified Plan Termination. Prior to, but contingent upon the occurrence of, the Closing and effective as of at least one (1) Business Day prior to the Closing Date, the Company shall take all actions as are necessary to terminate the Company Qualified Plans in accordance with their terms and the requirements of applicable Laws and provide Parent with copies of documents effecting such terminations prior to the Closing Date. Parent and its Affiliates and the Company will use reasonable best efforts, upon the request of any Company employee, to facilitate a direct transfer of an eligible rollover distribution (as defined in section 401(a)(31) of the Code), including any portion of such distribution attributable to outstanding promissory notes, from any Company Qualified Plan to a Parent Benefit Plan that is a “qualified plan” within the meaning of Section 401(a) of the Code.

Section 6.19. No Parent Shareholder Approval. Parent shall not take any action which would cause the vote of the holders of any class or series of capital stock or other equity interests of Parent to be necessary to adopt this Agreement or to consummate any of the transaction contemplated by this Agreement, including the issuance of the shares of Parent Common Stock to be issued in the Mergers.

Section 6.20. Parent Representation Letters. Parent will promptly inform Willkie Farr & Gallagher LLP in writing and provide written notice to the Company, in each case, in accordance with Section 9.3 if prior to the Effective Time, it has reason to believe that any of the statements set forth in the form of Parent Representation Letter attached hereto as Exhibit F are or have become untrue or incorrect in any respect or that it will be unable to deliver the Parent Representation Letter at or immediately prior to the Closing.

ARTICLE VII

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of the Company and SCCII, on the one hand, and Parent and the Merger Subs, on the other hand, to consummate the Mergers are subject to the satisfaction (or waiver by the Company, Parent and the Merger Subs, if permissible under applicable Law) of the following conditions:

(a) the Required Stockholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or any Merger Sub shall have enacted, issued, promulgated, enforced or entered any Law then in effect or issued an order, decree or ruling or taken any other material action, enjoining or otherwise prohibiting consummation of any of the Mergers substantially on the terms contemplated by this Agreement, in each case whether temporary, preliminary or permanent; provided that any Law, order, decree or ruling with respect to foreign Antitrust Laws other than those set forth on Section 7.1(c) of the Company Disclosure Schedule shall be disregarded for purposes of this Section 7.1(b);

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or otherwise been terminated, and the Foreign Antitrust Approvals set forth on Section 7.1(c) of the Company Disclosure Schedule shall have been obtained, and (ii) the Regulatory Approvals shall have been received or obtained by the applicable Person; provided, that this condition will be deemed to be satisfied with respect to the required FINRA approval if, prior to the end of the 30-day period after the initial FINRA filing is submitted (or, if such filing is rejected pursuant to NASD Rule 1017(d), prior to the end of the 30-day period after an amended filing is accepted by FINRA), FINRA has not directed the parties not to complete the sale of the Company Broker-Dealer (or, if such a direction is issued, it no longer is in effect);

(d) the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC, and the Consent Solicitation Statement/Prospectus contained therein shall have been sent to the holders of Consolidated Capital Stock not less than the period prior to the Effective Time required by General Instruction A.2 to Form S-4; and

(e) the Parent Common Stock issuable in the Mergers shall have been authorized for listing on the NYSE upon official notice of issuance.

Section 7.2. Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or waiver by Parent and the Merger Subs) of the following further conditions:

(a) each of the representations and warranties of the Company (i) set forth in Section 4.2(a), Section 4.2(b), Section 4.2(f), Section 4.2(i), and Sections 4.3(a) – (c), shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.2(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to Company Material Adverse Effect, “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Willkie Farr & Gallagher LLP shall not have been informed in writing in accordance with Section 9.3 by any Person who signed the Company Representation Letter or a Sponsor Representation Letter that any of the statements made in the letter signed by such Person are or have become untrue or incorrect in any respect; provided, however, that this condition will be deemed satisfied with respect to the Parent Related Representations in the event that at or immediately prior to the Closing, Parent does not execute and deliver to Willkie Farr & Gallagher LLP (with a copy to the Company) the Parent Representation Letter;

(d) Since December 31, 2014 there shall not (i) have occurred or come into existence and (ii) be continuing a Company Material Adverse Effect; and

(e) Parent shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

Section 7.3. Conditions to the Obligations of the Company. The obligations of the Company and SCCII to consummate the Mergers are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and the Merger Subs, (i) set forth in Section 5.2(a), Section 5.2(b) and Sections 5.3(a) – (c) shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.3(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to Parent Material Adverse Effect, “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) each of Parent and each Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or such Merger Sub, as the case may be, at or prior to the Closing; and

(c) Since December 31, 2014 there shall not (i) have occurred or come into existence and (ii) be continuing a Parent Material Adverse Effect; and

(d) the Company shall have received a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4. Frustration of Closing Conditions. None of the Company, Parent or any Merger Sub may rely, either as a basis for not consummating the Mergers or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Mergers and the other transactions contemplated hereby, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by a material breach of this Agreement by such party, or in the case of Parent or any Merger Sub, by either Parent or any Merger Sub.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Mergers contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Required Stockholder Approval:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Mergers shall not have occurred on or prior to June 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or prior to such date; or

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or any Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case, such that the condition set forth in Section 7.1(b) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.8; or

(c) by the Company if (i) the Company is not in material breach of any of its obligations hereunder and (ii) either (A) Parent or the Merger Subs fail to complete the transactions contemplated hereby when required to in accordance with Section 2.2 or (B) Parent or any Merger Sub is otherwise in breach of any of its respective representations, warranties or obligations hereunder that would render any condition set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) not to be satisfied, and, in the case of this clause (B) only, such breach is either (1) not capable of being cured prior to the Termination Date or (2) if curable, is not cured within the earlier of (I) twenty (20) Business Days after the giving of written notice by the Company to Parent and (II) three (3) Business Days prior to the Termination Date; or

(d) by Parent:

(i) if (A) none of Parent or any Merger Sub is in material breach of any of their respective obligations hereunder and (B) the Company is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is either (1) not capable of being cured prior to the Termination Date or (2) if curable, is not cured within the earlier of (I) twenty (20) Business Days after the giving of written notice by Parent to the Company and (II) three (3) Business Days prior to the Termination Date; or

(ii) if stockholders of the Company representing at least eighty-four percent (84%) of each of the outstanding Class L Common Stock, Class A Common Stock SCCII Preferred Stock do not enter into Support and Standstill Agreements substantially in the form attached as Exhibit C hereto (“Support and Standstill Agreements”) within 24 hours following the date hereof; or

(iii) if the Required Stockholder Approval shall not have been obtained by the 25th Business Day following the effectiveness of the Form S-4 (provided that the Form S-4 continues to be effective throughout such 25-Business Day period).

Section 8.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, any Merger Sub, the Company or SCCII or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, the Merger Subs, the Company and SCCII, the obligations pursuant to the Confidentiality Agreement, this Section 8.2, Article IX, Section 6.12(c), Section 6.14(b) and the last sentence of Section 6.2. In the event of the termination of this Agreement in accordance with Section 8.1, nothing contained in this Section 8.2 shall relieve Parent, any Merger Sub, the Company or SCCII of any liability for damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the Company or SCCII from Parent or the Merger Subs, including for any Willful Breach, such damages can be based on the actual and/or potential damages incurred by the Company’s and/or SCCII’s stockholders and/or the holders of the Company Stock Options, Company Restricted Stock Units and Company Appreciation Units, as applicable, in the event such stockholders or holders of Company Equity Awards would not receive the benefit of the bargain negotiated by the Company and SCCII on their behalf as set forth in this Agreement, taking into consideration relevant matters including other combination or other opportunities and the time value of money) resulting from Fraud or Willful Breach prior to such termination by any party hereto. The parties hereto acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.11.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after receipt of the Required Stockholder Approval contemplated hereby, by written agreement signed by each of the parties hereto, by action taken by each of their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after receipt of the Required Stockholder Approval, no such amendment, modification or supplement shall reduce or change the Per Share Merger Consideration or adversely affect the rights of the Company’s or SCCII’s stockholders, as applicable, hereunder without re-obtaining the applicable component of the Required Stockholder Approval; provided further that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 9.1, 9.6, 9.8, 9.9, 9.11, 9.12, 9.17 or 9.18 (and in each case any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) without the prior written consent of the Financing Sources.

Section 9.2. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

Section 9.3. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or any Merger Sub, to:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
	Attention:	Michael P. Oates, Marc M. Mayo
	Email:	michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Attention:	Robert S. Rachofsky
Adam M. Turteltaub
	Email:	rrachofsky@willkie.com; aturteltaub@willkie.com

(b)	if to the Company or SCCII, to:

SunGard
680 East Swedesford Road
Wayne, PA 19087
	Attention:	Charles Neral
Victoria Silbey
	Email:	Charles.Neral@sungard.com; victoria.silbey@sungard.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	William R. Dougherty
Elizabeth A. Cooper
Email:	wdougherty@stblaw.com; ecooper@stblaw.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 9.3; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4. Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to sections of the Company Disclosure Schedule or Parent Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement (including, the Company Disclosure Schedule or the Parent Disclosure Schedule) or be given any effect in interpreting this Agreement (including the Company Disclosure Schedule or the Parent Disclosure Schedule).

Section 9.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and the exhibits and instruments referred to herein), that certain Common Interest and Information Sharing Agreement, dated August 2, 2015, that certain agreement reached on July 21, 2015 with respect to joint defense, and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except for (i) the rights of the Company’s stockholders and SCCII’s stockholders to receive the Per Share Merger Consideration and the rights of the holders of the Company Stock Options, Company Restricted Stock Units and Company Appreciation Units to receive the Per Share Merger Consideration and the Converted RSUs, as the case may be, following the Effective Time in accordance with Article III, (ii) as provided in Section 6.6 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions), (iii) as provided in Section 6.12(c) and Section 6.14(b) (which is intended for the benefit of Affiliates of the Company and the Company Subsidiaries (in addition to the Company and the Company Subsidiaries), all of whom shall be third-party beneficiaries of these provisions) and (iv) as provided in Sections 9.1, 9.6, 9.8, 9.9, 9.11, 9.12, 9.17 and 9.18, the Financing Sources shall be third-party beneficiaries of these provisions, are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

Section 9.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8. Governing Law. This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, any Merger Sub, the Company or SCCII in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9. Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, the personal jurisdiction of any United States federal court located in the State of Delaware or any other Delaware state court) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, such action may be brought any United States federal court located in the State of Delaware or any other Delaware state court); provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction. Notwithstanding anything herein to the contrary, each of the parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing, the Available Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 9.10 shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vii) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State and (viii) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements. As used in this Section 9.9, “Action” means any lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity.

Section 9.10. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Mergers will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof (including the parties’ obligations to consummate the Mergers, and Parent’s obligation to pay, and the right to receive the applicable Per Share Merger Consideration by the stockholders of the Company and SCCII and the holders of Vested Equity Awards) and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity. In no event shall the Company or any of its Affiliates be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 9.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise), other than by Parent or any of its Subsidiaries following the Closing, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 9.12 shall be void.

Section 9.13. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Mergers, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Mergers or any of the other transactions contemplated hereby is consummated.

Section 9.14. Transfer Taxes. Any and all transfer, sales, use, excise, goods and services, health services, conveyance, recording or any other similar fees or taxes (including, without limitation, title recording or filing fees, mutation taxes and other amounts payable in respect of transfer filings), and all documentary or other stamp taxes, arising out of or related to the transactions contemplated by this Agreement shall be borne by Parent. For the avoidance of doubt, any stamp or transfer taxes payable to the State of New York or New York City shall be paid by Parent and Parent shall be entitled to any rebates or refunds of such State of New York or New York City stamp or transfer taxes.

Section 9.15. Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16. Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17. WAIVER OF JURY TRIAL. EACH OF PARENT, EACH MERGER SUB, THE COMPANY AND SCCII HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ANY MERGER SUB, THE COMPANY OR SCCII IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF OR DISPUTES AGAINST ANY FINANCING SOURCE.

Section 9.18. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. None of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or other Available Financing, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources.

Section 9.19. Release. Effective upon the Closing, Parent, on its own behalf and on behalf of the Surviving Company and each of the Company Subsidiaries (each of the foregoing, a “Releasing Party”), hereby releases and forever discharges each stockholder of the Company and SCCII who is party to the Support and Standstill Agreement or who delivers a Letter of Transmittal containing a release of Parent and its Affiliates (including the Company and Company Subsidiaries), and each of the equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of such stockholders (each of the foregoing, a “Released Party”), from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Releasing Parties had, now has or may in the future have, at law or in equity, against any Released Party in any way arising out of, in connection with, pertaining to or by reason of (a) their respective status as such (or as a director of the Company or any Company Subsidiary or a fiduciary of any employee benefit plan of the Company or of any of its present or former Subsidiaries) or (b) any acts or omissions, or alleged acts or omissions, by any of them in their respective capacities as such, which acts or omissions existed or occurred at or prior to the Closing (each, a “Released Claim”); provided, however, that the Releasing Parties expressly do not release their rights and interests (i) under (A) this Agreement, the Support and Standstill Agreement or the Registration Rights Agreement or (B) the Confidentiality Agreement, (ii) with respect to claims, actions, causes of action or any liabilities that arise as a result of Fraud, intentional misrepresentation, willful misconduct or criminal act by the Released Party or (iii) with respect to any claim of, or liability to, the Company or any Company Subsidiary (or any successor thereof) against any Released Party to the extent resulting from the Released Party’s status as an employee of the Company or any Company Subsidiary. Each of Parent and each Merger Sub covenants and agrees that it will honor such release and will not, and will cause the Surviving Company and its Subsidiaries not to, take any action inconsistent therewith (including commencing any litigation with respect to, or directly or indirectly transferring to another Person, any Released Claim). This Section 9.19 shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Released Parties, and shall be binding on all successors and permitted assigns of Parent and the Surviving Company.

Section 9.20. Attorney-Client Privilege. Parent waives and shall not assert, and agrees after the Closing to cause the Company and its Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication between any Simpson Thacher & Bartlett LLP (“ST&B”) and any stockholder of the Company who enters into a Support and Standstill Agreement or the Company or any Company Subsidiary made in connection with the negotiation, preparation, execution, delivery or performance of a Support and Standstill Agreement or the Registration Rights Agreement, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such stockholders (and, if requested by Parent, may be waived on behalf of all such stockholders by the stockholders set forth on Section 9.20 of the Company Disclosure Schedule); provided that communications between ST&B and the Company or any Company Subsidiary that do not pertain to the negotiation, preparation, execution, delivery or performance of such shall pass to the Company, the Company Subsidiaries and Parent.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, SCCII, Parent and each Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUNGARD

By:	/s/ Russell P. Fradin
	Name:	Russell P. Fradin
	Title:	President and Chief Executive Officer

SUNGARD CAPITAL CORP. II

By:	/s/ Russell P. Fradin
	Name:	Russell P. Fradin
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

SEAHAWK MERGER SUB 1, INC.

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

SEAHAWK MERGER SUB, LLC

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

SEAHAWK MERGER SUB 3, INC.

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

EXECUTION VERSION

SUPPORT AND STANDSTILL AGREEMENT

This Support and Standstill Agreement (this “Agreement”) is made and entered into as of August 12, 2015, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A. On August 12, 2015, SunGard, a Delaware corporation (the “Company”), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SCCII entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub 1 with and into the Company, the merger of Merger 1 Surviving Corporation with and into Merger Sub 2, the merger of Merger Sub 3 with and into SCCII and the merger of Merger 2 Surviving Corporation with and into Merger Sub 2 (collectively the “Mergers”).

B. The Stockholders agree to enter into this Agreement with respect to (x) all Class A Common Stock of the Company, par value $0.001 per share, and Class L Common Stock of the Company, par value $0.001 per share (collectively, the “Company Common Stock”) and all 11.5% Cumulative Preferred Stock, par value $0.001 per share (the “SCCII Preferred Stock”) of SCCII that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record and (y) from and after the Effective Time, all Voting Stock (as defined below) that each Stockholder owns, beneficially or of record, or thereafter acquires.

C. The Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock and SCCII Preferred Stock as are indicated opposite each of their names on Schedule A attached hereto.

D. Substantially concurrently herewith, certain other stockholders of the Company and SCCII have entered into Support and Standstill Agreements with Parent in the form hereof (the “Other Stockholders”)

E. Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

“Final Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the one hundred eighty (180) day anniversary of the Effective Time.

“Initial Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the ninety (90) day anniversary of the Effective Time.

“Permissible Group Activities” shall mean forming, joining or in any way participating in a 13D Group (a) solely between or among the Stockholders and/or any of the Other Stockholders, but solely, in respect of the disposition of their respective Voting Stock, or (b) between or among the Stockholders and their affiliates who have executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, solely in respect of Voting Stock acquired by such Stockholders and such affiliates as consideration pursuant to the Merger Agreement.

“Seahawk Securities” means, collectively, any Company Common Stock or SCCII Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period beginning at the Effective Time and ending on the date when the Stockholders party to this Agreement no longer Beneficially Own an aggregate of at least 0.5% of the Voting Stock of Parent.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

“Voting Stock” shall mean shares of the common stock, par value $0.01, of Parent (“Parent Common Stock”) and any other securities of Parent having the ordinary power to vote in the election of members of the Board of Directors of Parent.

2. Agreement to Retain the Company Common Stock and the SCCII Preferred Stock.

2.1 No Transfer of Seahawk Securities. Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Seahawk Securities or (b) deposit any Seahawk Securities into a voting trust or enter into a voting agreement with respect to Seahawk Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Seahawk Securities to any other Stockholder or any affiliate of any such Stockholders if the transferee of such Seahawk Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Stockholder agrees that any Seahawk Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Seahawk Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the “Form S-4”). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the “Company Statement”), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Mergers for purposes of Delaware Law, the Company Charter and as required under the Company Principal Investor Agreement or otherwise to achieve the Required Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seahawk Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Seahawk Securities that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Required Stockholder Approval and the consummation of the Mergers.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or as required under the Company Principal Investor Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Seahawk Securities (to the extent such Seahawk Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company, SCCII or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Agreement Not to Exercise Appraisal Rights; Litigation. The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Seahawk Securities that may arise in connection with the Mergers or the Merger

Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, SCCII or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Standstill and Additional Post-Effective Time Covenants.

5.1 Standstill. During the Standstill Period, each Stockholder agrees that it will not, without the prior written consent of Parent, directly or indirectly:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by Parent such as a stock dividend, stock split or subdivision of Voting Stock or any acquisition as a result of any Permissible Group Activities), (i) in the case of such Stockholder, Beneficial Ownership of any Voting Stock of Parent other than such Voting Stock of Parent received by it or another Stockholder as consideration pursuant to the terms of the Merger Agreement, and (ii) in the case of any such Stockholder, Beneficial Ownership of any Voting Stock of Parent if after giving effect to such acquisition such Stockholder would Beneficially Own more than 5% of the outstanding shares of Voting Stock of Parent;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities Exchange Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock of Parent;

(c) separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of Parent), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving Parent or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of Parent or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of, or joint venture or other partnership with respect to, material assets, or the liquidation or dissolution of Parent;

(d) form, join or in any way participate in a 13D Group (other than any Permissible Group Activities);

(e) present at any annual meeting or any special meeting of Parent’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in Parent’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by such Stockholder in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(g) issue, or cause to be issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency) in support of or against any solicitation described in clause (b) above;

(h) make any request or investigate under Sections 14-2-1602, 14-2-1603 and 14-2-720 of the Georgia Business Corporation Code; or

(i) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that any Stockholder may confidentially request Parent to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by Parent or such Stockholder.

5.2 [Reserved].

5.3 Release. Effective as of the Effective Time, each Stockholder, on behalf of itself and its successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, such Persons’ creditors, representatives, agents, affiliates and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, the Merger Subs, the Company and each of their respective Subsidiaries, and each of their respective direct or indirect directors, officers, employees, partners, equityholders, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist at the Effective Time (“Claims”), which such Releasing Parties, or any of them, had, has, or may have arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising out of or relating to or accruing from (x) their ownership of equity securities of the Company or any of its Subsidiaries or (y) the Amended and Restated Management Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I LLC, Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P. and any other Affiliate Agreement terminated pursuant to Section 6.15 of the Merger Agreement (other than any provision of any such Affiliate Agreement which survives pursuant to Section 6.15 of the Merger Agreement); provided, however, that nothing in this Section 5.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (A) as an officer or director of any of the Company or any of its Subsidiaries with respect to any Claims or rights to indemnification under such entities’ certificate of incorporation or by-laws (or equivalent organizational documents), each as amended to date, or under applicable law, (B) as an employee of the Company or any of its Subsidiaries or (C) pursuant to this Agreement, the Merger Agreement, the Registration Rights Agreement and any other agreement entered into in connection with any of the foregoing (if a party thereto), (the “Release”). Such Stockholder acknowledges that the consideration payable to such Stockholder as a result of the Mergers provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Such Stockholder agrees that it will not, and will cause the Releasing Parties not to, institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Agreement. Such Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made such Stockholder’s own independent analysis and decision to enter into this Release.

5.4 Non-Solicitation. Each Stockholder shall not, for a period of one (1) year after the Effective Time, directly or indirectly (a) encourage, induce or otherwise solicit (or in any manner, attempt to encourage, induce or solicit) any member of executive management of the Company set forth on Schedule B hereto to terminate such Person’s employment with the Company or any of its Subsidiaries, or (b) hire any such Person; provided that the foregoing shall not be violated by (i) general advertising not targeted at any such Person, or (ii) soliciting or hiring any Person who has been terminated by the Company.

5.5 Transfer Restrictions.

(a) No Transfer of Voting Stock. (i) During the Initial Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Initial Lock-Up Period, such Stockholder shall be permitted to Transfer up to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and (ii) during the Final Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Final Lock-Up Period, such Stockholder shall be permitted, to Transfer up to fifty percent (50%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, less any shares so transferred during the Initial Lock-Up Period. For the avoidance of doubt, following the expiration of the Final Lock-Up Period, there shall be no restrictions under this Agreement on Transfers of any Voting Stock acquired pursuant to the terms of the Merger Agreement by the Stockholders other than as provided in Section 5.5(c).

(b) The limitations set forth in Section 5.5(a) shall not apply to (w) any Transfer as to which Parent gives its written consent, (x) any underwritten public offering or marketed block trade to an unaffiliated third party or (y) any Transfer to another Stockholder or any of their affiliates who has executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (z) any Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding Parent Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of Parent is in effect or (y) the board of directors of Parent has affirmatively publicly recommended to Parent’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation (any such transaction, an “Approved Change of Control”. Each Stockholder will advise Parent on reasonable request as to the number of shares of Voting Stock then held by such Stockholder.

(c) During the Standstill Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any of the Voting Stock or any other equity security of Parent or any of its Subsidiaries without the prior written consent of Parent to any Person (other than Parent) who prior to or after giving effect to such Transfer would, to the knowledge of such Stockholder, Beneficially Own five percent (5%) or more of the Voting Stock of Parent (including any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock within sixty (60) days of such Transfer), other than (i) in the case of an investment fund, to a limited partner of such fund in connection with pro rata distributions to all limited partners of such investment fund, (ii) block trades to investors who immediately following such trade would be eligible to report their holding on Schedule 13G, (iii) underwriters in connection with underwritten offerings or financial institutions as intermediaries in block trades and (iv) in connection with and Approved Change of Control.

(d) Unpermitted Transfers. Any Transfer or attempted Transfer in violation of this Section 5.5 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5.6 Legend on Securities. At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement; provided that no such notation or instructions shall apply to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and provided further that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer (i) ninety (90) days following the Closing Date, from an additional twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder, and (ii) six (6) months following the Closing Date, from the remaining shares of Voting Stock acquired by such Stockholder.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Ownership of the Company Common Stock and the SCCII Preferred Stock. As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock and the SCCII Preferred Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) created by the Company Principal Investor Agreement, the Company Registration Rights Agreement or the Company Stockholders Agreement or (iii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock and all SCCII Preferred Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company or SCCII, other than the shares of Company Common Stock and SCCII Preferred Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company or SCCII, except pursuant to the Company Principal Investor Agreement and the Company Stockholders Agreement or as set forth on Schedule A opposite such Stockholder’s name.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock or SCCII Preferred Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Absence of Other Voting Agreement. Except for this Agreement, the Merger Agreement, the Company Principal Investor Agreement and the Company Stockholders Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder (other than as contemplated by this Agreement).

7. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of the Company or of SCCII from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of SCCII, as the case may be. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Company Common Stock or SCCII Preferred Stock.

8. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 6 shall terminate and have no further force and effect immediately as of and following the Effective Time.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock or Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock and Voting Stock shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock, SCCII Preferred Stock or Voting Stock except as otherwise provided herein.

10. Exclusivity. Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.3 of the Merger Agreement as if they were parties thereto.

11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

11.5 Specific Performance; Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)	if to any Stockholder, to: c/o Bain Capital, LLC John Hancock Tower 200 Clarendon Street Boston, Massachusetts 02116
	Attention:	Ian Loring
E-mail: iloring@baincapital.com

with a concurrent copy to (which shall not be considered notice): Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
	Attention:	William R. Dougherty, Esq. Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(ii)	if to Parent, to: Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, FL 32204
	Attention:	Michael P. Oates Marc M. Mayo
Email: michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a concurrent copy to (which shall not be considered notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
	Attention:	Robert S. Rachofsky, Esq. Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 11.6; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.6. Nothing in this Section 11.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

11.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF

DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

11.8 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

11.13 Legal Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

11.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (or, in the case of costs and expenses of the Stockholders incurred prior to the Effective Time, the Company), whether or not any of the transactions contemplated hereby are consummated.

11.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.16 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates or platforms to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the activities of Bain Capital, LLC or any of its affiliates (other than the Stockholders); provided that it shall be considered a breach of this Agreement if any affiliate of any of the Stockholders takes any action at the direction or instruction of any of the Stockholders that would be a breach of this Agreement if such action was taken directly by such Stockholder.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary S. Norcross
Name:	Gary S. Norcross
Title:	President and Chief Executive Officer

[Signature page to Support and Standstill Agreement]

In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

BAIN CAPITAL INTEGRAL INVESTORS, LLC

By:	Bain Capital Investors, LLC,
its administrative member

By:	*
	Name:	Ian K. Loring
	Title:	Managing Director

BCIP TCV, LLC

By:	Bain Capital Investors, LLC,
its administrative member

By:	*
	Name:	Ian K. Loring
	Title:	Managing Director

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Ian K. Loring
Name: Ian K. Loring

[Signature page to Support and Standstill Agreement]

ANNEX C

EXECUTION VERSION

SUPPORT AND STANDSTILL AGREEMENT

This Support and Standstill Agreement (this “Agreement”) is made and entered into as of August 12, 2015, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A. On August 12, 2015, SunGard, a Delaware corporation (the “Company”), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SCCII entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub 1 with and into the Company, the merger of Merger 1 Surviving Corporation with and into Merger Sub 2, the merger of Merger Sub 3 with and into SCCII and the merger of Merger 2 Surviving Corporation with and into Merger Sub 2 (collectively the “Mergers”).

B. The Stockholders agree to enter into this Agreement with respect to (x) all Class A Common Stock of the Company, par value $0.001 per share, and Class L Common Stock of the Company, par value $0.001 per share (collectively, the “Company Common Stock”) and all 11.5% Cumulative Preferred Stock, par value $0.001 per share (the “SCCII Preferred Stock”) of SCCII that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record and (y) from and after the Effective Time, all Voting Stock (as defined below) that each Stockholder owns, beneficially or of record, or thereafter acquires.

C. The Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock and SCCII Preferred Stock as are indicated opposite each of their names on Schedule A attached hereto.

D. Substantially concurrently herewith, certain other stockholders of the Company and SCCII have entered into Support and Standstill Agreements with Parent in the form hereof (the “Other Stockholders”)

E. Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

“Final Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the one hundred eighty (180) day anniversary of the Effective Time.

“Initial Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the ninety (90) day anniversary of the Effective Time.

“Permissible Group Activities” shall mean forming, joining or in any way participating in a 13D Group (a) solely between or among the Stockholders and/or any of the Other Stockholders, but solely, in respect of the disposition of their respective Voting Stock, or (b) between or among the Stockholders and their affiliates who have executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, solely in respect of Voting Stock acquired by such Stockholders and such affiliates as consideration pursuant to the Merger Agreement.

“Seahawk Securities” means, collectively, any Company Common Stock or SCCII Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period beginning at the Effective Time and ending on the date when the Stockholders party to this Agreement no longer Beneficially Own an aggregate of at least 0.5% of the Voting Stock of Parent.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

“Voting Stock” shall mean shares of the common stock, par value $0.01, of Parent (“Parent Common Stock”) and any other securities of Parent having the ordinary power to vote in the election of members of the Board of Directors of Parent.

2. Agreement to Retain the Company Common Stock and the SCCII Preferred Stock.

2.1 No Transfer of Seahawk Securities. Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Seahawk Securities or (b) deposit any Seahawk Securities into a voting trust or enter into a voting agreement with respect to Seahawk Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Seahawk Securities to any other Stockholder or any affiliate of any such Stockholders if the transferee of such Seahawk Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Stockholder agrees that any Seahawk Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Seahawk Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the “Form S-4”). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the “Company Statement”), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Mergers for purposes of Delaware Law, the Company Charter and as required under the Company Principal Investor Agreement or otherwise to achieve the Required Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seahawk Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Seahawk Securities that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Required Stockholder Approval and the consummation of the Mergers.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or as required under the Company Principal Investor Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Seahawk Securities (to the extent such Seahawk Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company, SCCII or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Agreement Not to Exercise Appraisal Rights; Litigation. The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Seahawk Securities that may arise in connection with the Mergers or the Merger

Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, SCCII or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Standstill and Additional Post-Effective Time Covenants.

5.1 Standstill. During the Standstill Period, each Stockholder agrees that it will not, without the prior written consent of Parent, directly or indirectly:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by Parent such as a stock dividend, stock split or subdivision of Voting Stock or any acquisition as a result of any Permissible Group Activities), (i) in the case of such Stockholder, Beneficial Ownership of any Voting Stock of Parent other than such Voting Stock of Parent received by it or another Stockholder as consideration pursuant to the terms of the Merger Agreement, and (ii) in the case of any such Stockholder, Beneficial Ownership of any Voting Stock of Parent if after giving effect to such acquisition such Stockholder would Beneficially Own more than 5% of the outstanding shares of Voting Stock of Parent;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities Exchange Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock of Parent;

(c) separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of Parent), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving Parent or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of Parent or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of, or joint venture or other partnership with respect to, material assets, or the liquidation or dissolution of Parent;

(d) form, join or in any way participate in a 13D Group (other than any Permissible Group Activities);

(e) present at any annual meeting or any special meeting of Parent’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in Parent’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by such Stockholder in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(g) issue, or cause to be issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency) in support of or against any solicitation described in clause (b) above;

(h) make any request or investigate under Sections 14-2-1602, 14-2-1603 and 14-2-720 of the Georgia Business Corporation Code; or

(i) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that any Stockholder may confidentially request Parent to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by Parent or such Stockholder.

5.2 [Reserved].

5.3 Release. Effective as of the Effective Time, each Stockholder, on behalf of itself and its successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, such Persons’ creditors, representatives, agents, affiliates and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, the Merger Subs, the Company and each of their respective Subsidiaries, and each of their respective direct or indirect directors, officers, employees, partners, equityholders, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist at the Effective Time (“Claims”), which such Releasing Parties, or any of them, had, has, or may have arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising out of or relating to or accruing from (x) their ownership of equity securities of the Company or any of its Subsidiaries or (y) the Amended and Restated Management Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I LLC, Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P. and any other Affiliate Agreement terminated pursuant to Section 6.15 of the Merger Agreement (other than any provision of any such Affiliate Agreement which survives pursuant to Section 6.15 of the Merger Agreement); provided, however, that nothing in this Section 5.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (A) as an officer or director of any of the Company or any of its Subsidiaries with respect to any Claims or rights to indemnification under such entities’ certificate of incorporation or by-laws (or equivalent organizational documents), each as amended to date, or under applicable law, (B) as an employee of the Company or any of its Subsidiaries or (C) pursuant to this Agreement, the Merger Agreement, the Registration Rights Agreement and any other agreement entered into in connection with any of the foregoing (if a party thereto), (the “Release”). Such Stockholder acknowledges that the consideration payable to such Stockholder as a result of the Mergers provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Such Stockholder agrees that it will not, and will cause the Releasing Parties not to, institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Agreement. Such Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made such Stockholder’s own independent analysis and decision to enter into this Release.

5.4 Non-Solicitation. Each Stockholder shall not, for a period of one (1) year after the Effective Time, directly or indirectly (a) encourage, induce or otherwise solicit (or in any manner, attempt to encourage, induce or solicit) any member of executive management of the Company set forth on Schedule B hereto to terminate such Person’s employment with the Company or any of its Subsidiaries, or (b) hire any such Person; provided that the foregoing shall not be violated by (i) general advertising not targeted at any such Person, or (ii) soliciting or hiring any Person who has been terminated by the Company.

5.5 Transfer Restrictions.

(a) No Transfer of Voting Stock. (i) During the Initial Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Initial Lock-Up Period, such Stockholder shall be permitted to Transfer up to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and (ii) during the Final Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Final Lock-Up Period, such Stockholder shall be permitted, to Transfer up to fifty percent (50%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, less any shares so transferred during the Initial Lock-Up Period. For the avoidance of doubt, following the expiration of the Final Lock-Up Period, there shall be no restrictions under this Agreement on Transfers of any Voting Stock acquired pursuant to the terms of the Merger Agreement by the Stockholders other than as provided in Section 5.5(c).

(b) The limitations set forth in Section 5.5(a) shall not apply to (w) any Transfer as to which Parent gives its written consent, (x) any underwritten public offering or marketed block trade to an unaffiliated third party or (y) any Transfer to another Stockholder or any of their affiliates who has executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (z) any Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding Parent Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of Parent is in effect or (y) the board of directors of Parent has affirmatively publicly recommended to Parent’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation (any such transaction, an “Approved Change of Control”. Each Stockholder will advise Parent on reasonable request as to the number of shares of Voting Stock then held by such Stockholder.

(c) During the Standstill Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any of the Voting Stock or any other equity security of Parent or any of its Subsidiaries without the prior written consent of Parent to any Person (other than Parent) who prior to or after giving effect to such Transfer would, to the knowledge of such Stockholder, Beneficially Own five percent (5%) or more of the Voting Stock of Parent (including any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock within sixty (60) days of such Transfer), other than (i) in the case of an investment fund, to a limited partner of such fund in connection with pro rata distributions to all limited partners of such investment fund, (ii) block trades to investors who immediately following such trade would be eligible to report their holding on Schedule 13G, (iii) underwriters in connection with underwritten offerings or financial institutions as intermediaries in block trades and (iv) in connection with and Approved Change of Control.

(d) Unpermitted Transfers. Any Transfer or attempted Transfer in violation of this Section 5.5 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5.6 Legend on Securities. At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement; provided that no such notation or instructions shall apply to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and provided further that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer (i) ninety (90) days following the Closing Date, from an additional twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder, and (ii) six (6) months following the Closing Date, from the remaining shares of Voting Stock acquired by such Stockholder.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Ownership of the Company Common Stock and the SCCII Preferred Stock. As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock and the SCCII Preferred Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) created by the Company Principal Investor Agreement, the Company Registration Rights Agreement or the Company Stockholders Agreement or (iii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock and all SCCII Preferred Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company or SCCII, other than the shares of Company Common Stock and SCCII Preferred Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company or SCCII, except pursuant to the Company Principal Investor Agreement and the Company Stockholders Agreement or as set forth on Schedule A opposite such Stockholder’s name.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock or SCCII Preferred Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Absence of Other Voting Agreement. Except for this Agreement, the Merger Agreement, the Company Principal Investor Agreement and the Company Stockholders Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder (other than as contemplated by this Agreement).

7. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of the Company or of SCCII from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of SCCII, as the case may be. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Company Common Stock or SCCII Preferred Stock.

8. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 6 shall terminate and have no further force and effect immediately as of and following the Effective Time.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock or Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock and Voting Stock shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock, SCCII Preferred Stock or Voting Stock except as otherwise provided herein.

10. Exclusivity. Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.3 of the Merger Agreement as if they were parties thereto.

11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

11.5 Specific Performance; Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)	if to any Stockholder, to:

c/o Blackstone Management Partners IV L.L.C.
345 Park Avenue, 31st Floor
New York, NY 10154
	Attention:	David Johnson
E-mail: dave.johnson@blackstone.com

with a concurrent copy to (which shall not be considered notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attention:	William R. Dougherty, Esq.
Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(ii)	if to Parent, to:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
	Attention:	Michael P. Oates
Marc M. Mayo
Email: michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Robert S. Rachofsky, Esq.
Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 11.6; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.6. Nothing in this Section 11.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

11.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

11.8 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

11.13 Legal Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

11.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (or, in the case of costs and expenses of the Stockholders incurred prior to the Effective Time, the Company), whether or not any of the transactions contemplated hereby are consummated.

11.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.16 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates or platforms to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. or any of its affiliates (other than the Stockholders); provided that it shall be considered a breach of this Agreement if any affiliate of any of the Stockholders takes any action at the direction or instruction of any of the Stockholders that would be a breach of this Agreement if such action was taken directly by such Stockholder.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary S. Norcross
Name:	Gary S. Norcross
Title:	President and Chief Executive Officer

[Signature page to Support and Standstill Agreement]

In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

BLACKSTONE CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS IV-A L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE PARTICIPATION PARTNERSHIP IV L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE GT COMMUNICATIONS PARTNERS L.P.

By:	Blackstone Communications Management Associates I L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE FAMILY COMMUNICATIONS PARTNERSHIP L.P.

By:	Blackstone Communications Management Associates I L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ David L. Johnson
Name: David L. Johnson

[Signature page to Support and Standstill Agreement]

ANNEX D

EXECUTION VERSION

SUPPORT AND STANDSTILL AGREEMENT

This Support and Standstill Agreement (this “Agreement”) is made and entered into as of August 12, 2015, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A. On August 12, 2015, SunGard, a Delaware corporation (the “Company”), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SCCII entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub 1 with and into the Company, the merger of Merger 1 Surviving Corporation with and into Merger Sub 2, the merger of Merger Sub 3 with and into SCCII and the merger of Merger 2 Surviving Corporation with and into Merger Sub 2 (collectively the “Mergers”).

B. The Stockholders agree to enter into this Agreement with respect to (x) all Class A Common Stock of the Company, par value $0.001 per share, and Class L Common Stock of the Company, par value $0.001 per share (collectively, the “Company Common Stock”) and all 11.5% Cumulative Preferred Stock, par value $0.001 per share (the “SCCII Preferred Stock”) of SCCII that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record and (y) from and after the Effective Time, all Voting Stock (as defined below) that each Stockholder owns, beneficially or of record, or thereafter acquires.

C. The Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock and SCCII Preferred Stock as are indicated opposite each of their names on Schedule A attached hereto.

D. Substantially concurrently herewith, certain other stockholders of the Company and SCCII have entered into Support and Standstill Agreements with Parent in the form hereof (the “Other Stockholders”)

E. Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

“Final Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the one hundred eighty (180) day anniversary of the Effective Time.

“Initial Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the ninety (90) day anniversary of the Effective Time.

“Permissible Group Activities” shall mean forming, joining or in any way participating in a 13D Group (a) solely between or among the Stockholders and/or any of the Other Stockholders, but solely, in respect of the disposition of their respective Voting Stock, or (b) between or among the Stockholders and their affiliates who have executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, solely in respect of Voting Stock acquired by such Stockholders and such affiliates as consideration pursuant to the Merger Agreement.

“Seahawk Securities” means, collectively, any Company Common Stock or SCCII Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period beginning at the Effective Time and ending on the date when the Stockholders party to this Agreement no longer Beneficially Own an aggregate of at least 0.5% of the Voting Stock of Parent.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

“Voting Stock” shall mean shares of the common stock, par value $0.01, of Parent (“Parent Common Stock”) and any other securities of Parent having the ordinary power to vote in the election of members of the Board of Directors of Parent.

2. Agreement to Retain the Company Common Stock and the SCCII Preferred Stock.

2.1 No Transfer of Seahawk Securities. Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Seahawk Securities or (b) deposit any Seahawk Securities into a voting trust or enter into a voting agreement with respect to Seahawk Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Seahawk Securities to any other Stockholder or any affiliate of any such Stockholders if the transferee of such Seahawk Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Stockholder agrees that any Seahawk Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Seahawk Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the “Form S-4”). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the “Company Statement”), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Mergers for purposes of Delaware Law, the Company Charter and as required under the Company Principal Investor Agreement or otherwise to achieve the Required Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seahawk Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Seahawk Securities that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Required Stockholder Approval and the consummation of the Mergers.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or as required under the Company Principal Investor Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Seahawk Securities (to the extent such Seahawk Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company, SCCII or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Agreement Not to Exercise Appraisal Rights; Litigation. The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Seahawk Securities that may arise in connection with the Mergers or the Merger

Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, SCCII or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Standstill and Additional Post-Effective Time Covenants.

5.1 Standstill. During the Standstill Period, each Stockholder agrees that it will not, without the prior written consent of Parent, directly or indirectly:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by Parent such as a stock dividend, stock split or subdivision of Voting Stock or any acquisition as a result of any Permissible Group Activities), (i) in the case of such Stockholder, Beneficial Ownership of any Voting Stock of Parent other than such Voting Stock of Parent received by it or another Stockholder as consideration pursuant to the terms of the Merger Agreement, and (ii) in the case of any such Stockholder, Beneficial Ownership of any Voting Stock of Parent if after giving effect to such acquisition such Stockholder would Beneficially Own more than 5% of the outstanding shares of Voting Stock of Parent;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities Exchange Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock of Parent;

(c) separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of Parent), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving Parent or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of Parent or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of, or joint venture or other partnership with respect to, material assets, or the liquidation or dissolution of Parent;

(d) form, join or in any way participate in a 13D Group (other than any Permissible Group Activities);

(e) present at any annual meeting or any special meeting of Parent’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in Parent’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by such Stockholder in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(g) issue, or cause to be issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency) in support of or against any solicitation described in clause (b) above;

(h) make any request or investigate under Sections 14-2-1602, 14-2-1603 and 14-2-720 of the Georgia Business Corporation Code; or

(i) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that any Stockholder may confidentially request Parent to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by Parent or such Stockholder.

5.2 [Reserved].

5.3 Release. Effective as of the Effective Time, each Stockholder, on behalf of itself and its successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, such Persons’ creditors, representatives, agents, affiliates and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, the Merger Subs, the Company and each of their respective Subsidiaries, and each of their respective direct or indirect directors, officers, employees, partners, equityholders, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist at the Effective Time (“Claims”), which such Releasing Parties, or any of them, had, has, or may have arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising out of or relating to or accruing from (x) their ownership of equity securities of the Company or any of its Subsidiaries or (y) the Amended and Restated Management Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I LLC, Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P. and any other Affiliate Agreement terminated pursuant to Section 6.15 of the Merger Agreement (other than any provision of any such Affiliate Agreement which survives pursuant to Section 6.15 of the Merger Agreement); provided, however, that nothing in this Section 5.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (A) as an officer or director of any of the Company or any of its Subsidiaries with respect to any Claims or rights to indemnification under such entities’ certificate of incorporation or by-laws (or equivalent organizational documents), each as amended to date, or under applicable law, (B) as an employee of the Company or any of its Subsidiaries or (C) pursuant to this Agreement, the Merger Agreement, the Registration Rights Agreement and any other agreement entered into in connection with any of the foregoing (if a party thereto), (the “Release”). Such Stockholder acknowledges that the consideration payable to such Stockholder as a result of the Mergers provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Such Stockholder agrees that it will not, and will cause the Releasing Parties not to, institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Agreement. Such Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made such Stockholder’s own independent analysis and decision to enter into this Release.

5.4 Non-Solicitation. Each Stockholder shall not, for a period of one (1) year after the Effective Time, directly or indirectly (a) encourage, induce or otherwise solicit (or in any manner, attempt to encourage, induce or solicit) any member of executive management of the Company set forth on Schedule B hereto to terminate such Person’s employment with the Company or any of its Subsidiaries, or (b) hire any such Person; provided that the foregoing shall not be violated by (i) general advertising not targeted at any such Person, or (ii) soliciting or hiring any Person who has been terminated by the Company.

5.5 Transfer Restrictions.

(a) No Transfer of Voting Stock. (i) During the Initial Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Initial Lock-Up Period, such Stockholder shall be permitted to Transfer up to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and (ii) during the Final Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Final Lock-Up Period, such Stockholder shall be permitted, to Transfer up to fifty percent (50%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, less any shares so transferred during the Initial Lock-Up Period. For the avoidance of doubt, following the expiration of the Final Lock-Up Period, there shall be no restrictions under this Agreement on Transfers of any Voting Stock acquired pursuant to the terms of the Merger Agreement by the Stockholders other than as provided in Section 5.5(c).

(b) The limitations set forth in Section 5.5(a) shall not apply to (w) any Transfer as to which Parent gives its written consent, (x) any underwritten public offering or marketed block trade to an unaffiliated third party or (y) any Transfer to another Stockholder or any of their affiliates who has executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (z) any Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding Parent Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of Parent is in effect or (y) the board of directors of Parent has affirmatively publicly recommended to Parent’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation (any such transaction, an “Approved Change of Control”. Each Stockholder will advise Parent on reasonable request as to the number of shares of Voting Stock then held by such Stockholder.

(c) During the Standstill Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any of the Voting Stock or any other equity security of Parent or any of its Subsidiaries without the prior written consent of Parent to any Person (other than Parent) who prior to or after giving effect to such Transfer would, to the knowledge of such Stockholder, Beneficially Own five percent (5%) or more of the Voting Stock of Parent (including any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock within sixty (60) days of such Transfer), other than (i) in the case of an investment fund, to a limited partner of such fund in connection with pro rata distributions to all limited partners of such investment fund, (ii) block trades to investors who immediately following such trade would be eligible to report their holding on Schedule 13G, (iii) underwriters in connection with underwritten offerings or financial institutions as intermediaries in block trades and (iv) in connection with and Approved Change of Control.

(d) Unpermitted Transfers. Any Transfer or attempted Transfer in violation of this Section 5.5 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5.6 Legend on Securities. At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement; provided that no such notation or instructions shall apply to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and provided further that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer (i) ninety (90) days following the Closing Date, from an additional twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder, and (ii) six (6) months following the Closing Date, from the remaining shares of Voting Stock acquired by such Stockholder.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Ownership of the Company Common Stock and the SCCII Preferred Stock. As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock and the SCCII Preferred Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) created by the Company Principal Investor Agreement, the Company Registration Rights Agreement or the Company Stockholders Agreement or (iii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock and all SCCII Preferred Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company or SCCII, other than the shares of Company Common Stock and SCCII Preferred Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company or SCCII, except pursuant to the Company Principal Investor Agreement and the Company Stockholders Agreement or as set forth on Schedule A opposite such Stockholder’s name.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock or SCCII Preferred Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Absence of Other Voting Agreement. Except for this Agreement, the Merger Agreement, the Company Principal Investor Agreement and the Company Stockholders Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder (other than as contemplated by this Agreement).

7. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of the Company or of SCCII from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of SCCII, as the case may be. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Company Common Stock or SCCII Preferred Stock.

8. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 6 shall terminate and have no further force and effect immediately as of and following the Effective Time.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock or Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock and Voting Stock shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock, SCCII Preferred Stock or Voting Stock except as otherwise provided herein.

10. Exclusivity. Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.3 of the Merger Agreement as if they were parties thereto.

11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

11.5 Specific Performance; Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)	if to any Stockholder, to:

c/o Goldman, Sachs & Co 200 West Street New York, New York 10282
	Attention:	Sanjeev Mehra
E-mail: sanjeev.mehra@gs.com

with a concurrent copy to (which shall not be considered notice):

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
	Attention:	William R. Dougherty, Esq.
Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(ii)	if to Parent, to:

Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, FL 32204
	Attention:	Michael P. Oates
Marc M. Mayo
Email: michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
	Attention:	Robert S. Rachofsky, Esq.
Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 11.6; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.6. Nothing in this Section 11.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

11.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

11.8 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

11.13 Legal Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

11.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (or, in the case of costs and expenses of the Stockholders incurred prior to the Effective Time, the Company), whether or not any of the transactions contemplated hereby are consummated.

11.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.16 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates or platforms to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary, (A) none of the provisions of this Agreement shall in any way limit the activities of Goldman, Sachs & Co. and its affiliates (other than the Stockholders party to this Agreement) relating to, and (B) Goldman, Sachs & Co. and its affiliates (other than the Stockholders party to this Agreement) may engage in, any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities and for the avoidance of doubt, any Parent Common Stock acquired by Goldman, Sachs & Co. and its affiliates (other than the Stockholders party to this Agreement) after the date hereof in connection with any of the foregoing activities shall not be deemed to be subject to the terms of this Agreement.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary S. Norcross
Name:	Gary S. Norcross
Title:	President and Chief Executive Officer

[Signature Page to Support and Standstill Agreement]

In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

GS CAPITAL PARTNERS 2000, L.P.			GS CAPITAL PARTNERS V FUND, L.P.

By:	GS Advisors 2000, L.L.C.,		By:	GSCP V Advisors, L.L.C.,
	its General Partner			its General Partner

By:	*		By:	*
	Name:	Sanjeev Mehra		Name:	Sanjeev Mehra
	Title:	Vice President		Title:	Managing Director

GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.			GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

By:	GS Employee Funds 2000 GP, L.L.C.,		By:	GS Advisors V, L.L.C.,
	its General Partner			its General Partner

By:	*		By:	*
	Name:	Sanjeev Mehra		Name:	Sanjeev Mehra
	Title:	Vice President		Title:	Managing Director

GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.			GS CAPITAL PARTNERS V GMBH & CO. KG

By:	GS Advisors 2000, L.L.C.,		By:	GS Advisors V L.L.C.,
	its General Partner			its Managing Limited Partner

By:	*		By:	*
	Name:	Sanjeev Mehra		Name:	Sanjeev Mehra
	Title:	Vice President		Title:	Managing Director

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.			GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By:	GS Employee Funds 2000 GP, L.L.C., its General Partner		By:	Goldman, Sachs Management GP GmbH, its General Partner

By:	*		By:	/s/ Michael Schramm
	Name:	Sanjeev Mehra		Name:	Michael Schramm
	Title:	Vice President		Title:	Managing Director

GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.			By:	/s/ Dr. Arne Lawall
By:	GSCP V Offshore Advisors, L.L.C.,			Name: Title:	Dr. Arne Lawall Executive Director
its General Partner

By:	*
	Name:	Sanjeev Mehra
	Title:	Managing Director

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Sanjeev Mehra
Name:	Sanjeev Mehra

[Signature page to Support and Standstill Agreement]

ANNEX E

EXECUTION VERSION

SUPPORT AND STANDSTILL AGREEMENT

This Support and Standstill Agreement (this “Agreement”) is made and entered into as of August 12, 2015, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A. On August 12, 2015, SunGard, a Delaware corporation (the “Company”), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SCCII entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub 1 with and into the Company, the merger of Merger 1 Surviving Corporation with and into Merger Sub 2, the merger of Merger Sub 3 with and into SCCII and the merger of Merger 2 Surviving Corporation with and into Merger Sub 2 (collectively the “Mergers”).

B. The Stockholders agree to enter into this Agreement with respect to (x) all Class A Common Stock of the Company, par value $0.001 per share, and Class L Common Stock of the Company, par value $0.001 per share (collectively, the “Company Common Stock”) and all 11.5% Cumulative Preferred Stock, par value $0.001 per share (the “SCCII Preferred Stock”) of SCCII that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record and (y) from and after the Effective Time, all Voting Stock (as defined below) that each Stockholder owns, beneficially or of record, or thereafter acquires.

C. The Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock and SCCII Preferred Stock as are indicated opposite each of their names on Schedule A attached hereto.

D. Substantially concurrently herewith, certain other stockholders of the Company and SCCII have entered into Support and Standstill Agreements with Parent in the form hereof (the “Other Stockholders”)

E. Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

“Final Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the one hundred eighty (180) day anniversary of the Effective Time.

“Initial Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the ninety (90) day anniversary of the Effective Time.

“Permissible Group Activities” shall mean forming, joining or in any way participating in a 13D Group (a) solely between or among the Stockholders and/or any of the Other Stockholders, but solely, in respect of the disposition of their respective Voting Stock, or (b) between or among the Stockholders and their affiliates who have executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, solely in respect of Voting Stock acquired by such Stockholders and such affiliates as consideration pursuant to the Merger Agreement.

“Seahawk Securities” means, collectively, any Company Common Stock or SCCII Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period beginning at the Effective Time and ending on the date when the Stockholders party to this Agreement no longer Beneficially Own an aggregate of at least 0.5% of the Voting Stock of Parent.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

“Voting Stock” shall mean shares of the common stock, par value $0.01, of Parent (“Parent Common Stock”) and any other securities of Parent having the ordinary power to vote in the election of members of the Board of Directors of Parent.

2. Agreement to Retain the Company Common Stock and the SCCII Preferred Stock.

2.1 No Transfer of Seahawk Securities. Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Seahawk Securities or (b) deposit any Seahawk Securities into a voting trust or enter into a voting agreement with respect to Seahawk Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Seahawk Securities to any other Stockholder or any affiliate of any such Stockholders if the transferee of such Seahawk Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Stockholder agrees that any Seahawk Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Seahawk Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the “Form S-4”). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the “Company Statement”), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Mergers for purposes of Delaware Law, the Company Charter and as required under the Company Principal Investor Agreement or otherwise to achieve the Required Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seahawk Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Seahawk Securities that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Required Stockholder Approval and the consummation of the Mergers.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or as required under the Company Principal Investor Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Seahawk Securities (to the extent such Seahawk Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company, SCCII or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Agreement Not to Exercise Appraisal Rights; Litigation. The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Seahawk Securities that may arise in connection with the Mergers or the Merger Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, SCCII or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Standstill and Additional Post-Effective Time Covenants.

5.1 Standstill. During the Standstill Period, each Stockholder agrees that it will not, without the prior written consent of Parent, directly or indirectly:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by Parent such as a stock dividend, stock split or subdivision of Voting Stock or any acquisition as a result of any Permissible Group Activities), (i) in the case of such Stockholder, Beneficial Ownership of any Voting Stock of Parent other than such Voting Stock of Parent received by it or another Stockholder as consideration pursuant to the terms of the Merger Agreement, and (ii) in the case of any such Stockholder, Beneficial Ownership of any Voting Stock of Parent if after giving effect to such acquisition such Stockholder would Beneficially Own more than 5% of the outstanding shares of Voting Stock of Parent;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities Exchange Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock of Parent;

(c) separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of Parent), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving Parent or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of Parent or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of, or joint venture or other partnership with respect to, material assets, or the liquidation or dissolution of Parent;

(d) form, join or in any way participate in a 13D Group (other than any Permissible Group Activities);

(e) present at any annual meeting or any special meeting of Parent’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in Parent’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by such Stockholder in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(g) issue, or cause to be issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency) in support of or against any solicitation described in clause (b) above;

(h) make any request or investigate under Sections 14-2-1602, 14-2-1603 and 14-2-720 of the Georgia Business Corporation Code; or

(i) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that any Stockholder may confidentially request Parent to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by Parent or such Stockholder.

5.2 [Reserved].

5.3 Release. Effective as of the Effective Time, each Stockholder, on behalf of itself and its successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, such Persons’ creditors, representatives, agents, affiliates and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, the Merger Subs, the Company and each of their respective Subsidiaries, and each of their respective direct or indirect directors, officers, employees, partners, equityholders, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist at the Effective Time (“Claims”), which such Releasing Parties, or any of them, had, has, or may have arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising out of or relating to or accruing from (x) their ownership of equity securities of the Company or any of its Subsidiaries or (y) the Amended and Restated Management Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I LLC, Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P. and any other Affiliate Agreement terminated pursuant to Section 6.15 of the Merger Agreement (other than any provision of any such Affiliate Agreement which survives pursuant to Section 6.15 of the Merger Agreement); provided, however, that nothing in this Section 5.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (A) as an officer or director of any of the Company or any of its Subsidiaries with respect to any Claims or rights to indemnification under such entities’ certificate of incorporation or by-laws (or equivalent organizational documents), each as amended to date, or under applicable law, (B) as an employee of the Company or any of its Subsidiaries or (C) pursuant to this Agreement, the Merger Agreement, the Registration Rights Agreement and any other agreement entered into in connection with any of the foregoing (if a party thereto), (the “Release”). Such Stockholder acknowledges that the consideration payable to such Stockholder as a result of the Mergers provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Such Stockholder agrees that it will not, and will cause the Releasing Parties not to, institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Agreement. Such Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made such Stockholder’s own independent analysis and decision to enter into this Release.

5.4 Non-Solicitation. Each Stockholder shall not, for a period of one (1) year after the Effective Time, directly or indirectly (a) encourage, induce or otherwise solicit (or in any manner, attempt to encourage, induce or solicit) any member of executive management of the Company set forth on Schedule B hereto to terminate such Person’s employment with the Company or any of its Subsidiaries, or (b) hire any such Person; provided that the foregoing shall not be violated by (i) general advertising not targeted at any such Person, or (ii) soliciting or hiring any Person who has been terminated by the Company.

5.5 Transfer Restrictions.

(a) No Transfer of Voting Stock. (i) During the Initial Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Initial Lock-Up Period, such Stockholder shall be permitted to Transfer up to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and (ii) during the Final Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Final Lock-Up Period, such Stockholder shall be permitted, to Transfer up to fifty percent (50%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, less any shares so transferred during the Initial Lock-Up Period. For the avoidance of doubt, following the expiration of the Final Lock-Up Period, there shall be no restrictions under this Agreement on Transfers of any Voting Stock acquired pursuant to the terms of the Merger Agreement by the Stockholders other than as provided in Section 5.5(c).

(b) The limitations set forth in Section 5.5(a) shall not apply to (w) any Transfer as to which Parent gives its written consent, (x) any underwritten public offering or marketed block trade to an unaffiliated third party or (y) any Transfer to another Stockholder or any of their affiliates who has executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (z) any Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding Parent Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of Parent is in effect or (y) the board of directors of Parent has affirmatively publicly recommended to Parent’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation (any such transaction, an “Approved Change of Control”. Each Stockholder will advise Parent on reasonable request as to the number of shares of Voting Stock then held by such Stockholder.

(c) During the Standstill Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any of the Voting Stock or any other equity security of Parent or any of its Subsidiaries without the prior written consent of Parent to any Person (other than Parent) who prior to or after giving effect to such Transfer would, to the knowledge of such Stockholder, Beneficially Own five percent (5%) or more of the Voting Stock of Parent (including any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock within sixty (60) days of such Transfer), other than (i) in the case of an investment fund, to a limited partner of such fund in connection with pro rata distributions to all limited partners of such investment fund, (ii) block trades to investors who immediately following such trade would be eligible to report their holding on Schedule 13G, (iii) underwriters in connection with underwritten offerings or financial institutions as intermediaries in block trades and (iv) in connection with and Approved Change of Control.

(d) Unpermitted Transfers. Any Transfer or attempted Transfer in violation of this Section 5.5 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5.6 Legend on Securities. At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement; provided that no such notation or instructions shall apply to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and provided further that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer (i) ninety (90) days following the Closing Date, from an additional twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder, and (ii) six (6) months following the Closing Date, from the remaining shares of Voting Stock acquired by such Stockholder.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Ownership of the Company Common Stock and the SCCII Preferred Stock. As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock and the SCCII Preferred Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) created by the Company Principal Investor Agreement, the Company Registration Rights Agreement or the Company Stockholders Agreement or (iii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock and all SCCII Preferred Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company or SCCII, other than the shares of Company Common Stock and SCCII Preferred Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company or SCCII, except pursuant to the Company Principal Investor Agreement and the Company Stockholders Agreement or as set forth on Schedule A opposite such Stockholder’s name.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock or SCCII Preferred Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Absence of Other Voting Agreement. Except for this Agreement, the Merger Agreement, the Company Principal Investor Agreement and the Company Stockholders Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder (other than as contemplated by this Agreement).

7. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of the Company or of SCCII from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of SCCII, as the case may be. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Company Common Stock or SCCII Preferred Stock.

8. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 6 shall terminate and have no further force and effect immediately as of and following the Effective Time.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock or Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock and Voting Stock shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock, SCCII Preferred Stock or Voting Stock except as otherwise provided herein.

10. Exclusivity. Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.3 of the Merger Agreement as if they were parties thereto.

11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

11.5 Specific Performance; Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)	if to any Stockholder, to:

c/o Kohlberg Kravis Roberts & Co L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
	Attention:	David Sorkin
E-mail: david.sorkin@kkr.com

with a concurrent copy to (which shall not be considered notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attention:	William R. Dougherty, Esq.
Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(ii)	if to Parent, to:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
	Attention:	Michael P. Oates
Marc M. Mayo
Email: michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Robert S. Rachofsky, Esq.
Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 11.6; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.6. Nothing in this Section 11.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

11.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

11.8 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

11.13 Legal Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

11.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (or, in the case of costs and expenses of the Stockholders incurred prior to the Effective Time, the Company), whether or not any of the transactions contemplated hereby are consummated.

11.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.16 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates or platforms to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the activities of Kohlberg Kravis Roberts & Co L.P. or any of its affiliates (other than the Stockholders); provided that it shall be considered a breach of this Agreement if any affiliate of any of the Stockholders takes any action at the direction or instruction of any of the Stockholders that would be a breach of this Agreement if such action was taken directly by such Stockholder.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary S. Norcross
Name:	Gary S. Norcross
Title:	President and Chief Executive Officer

[Signature Page to Support and Standstill Agreement]

In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P.,
its General Partner
By:	KKR Millennium GP LLC,
its General Partner

By:	*
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

KKR PARTNERS III, L.P.

By:	KKR GP III LLC,
its General Partner

By:	*
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ William J. Janetschek
Name:	William J. Janetschek

[Signature page to Support and Standstill Agreement]

ANNEX F

EXECUTION VERSION

SUPPORT AND STANDSTILL AGREEMENT

This Support and Standstill Agreement (this “Agreement”) is made and entered into as of August 12, 2015, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A. On August 12, 2015, SunGard, a Delaware corporation (the “Company”), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SCCII entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub 1 with and into the Company, the merger of Merger 1 Surviving Corporation with and into Merger Sub 2, the merger of Merger Sub 3 with and into SCCII and the merger of Merger 2 Surviving Corporation with and into Merger Sub 2 (collectively the “Mergers”).

B. The Stockholders agree to enter into this Agreement with respect to (x) all Class A Common Stock of the Company, par value $0.001 per share, and Class L Common Stock of the Company, par value $0.001 per share (collectively, the “Company Common Stock”) and all 11.5% Cumulative Preferred Stock, par value $0.001 per share (the “SCCII Preferred Stock”) of SCCII that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record and (y) from and after the Effective Time, all Voting Stock (as defined below) that each Stockholder owns, beneficially or of record, or thereafter acquires.

C. The Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock and SCCII Preferred Stock as are indicated opposite each of their names on Schedule A attached hereto.

D. Substantially concurrently herewith, certain other stockholders of the Company and SCCII have entered into Support and Standstill Agreements with Parent in the form hereof (the “Other Stockholders”)

E. Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

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“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

“Final Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the one hundred eighty (180) day anniversary of the Effective Time.

“Initial Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the ninety (90) day anniversary of the Effective Time.

“Permissible Group Activities” shall mean forming, joining or in any way participating in a 13D Group (a) solely between or among the Stockholders and/or any of the Other Stockholders, but solely, in respect of the disposition of their respective Voting Stock, or (b) between or among the Stockholders and their affiliates who have executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, solely in respect of Voting Stock acquired by such Stockholders and such affiliates as consideration pursuant to the Merger Agreement.

“Seahawk Securities” means, collectively, any Company Common Stock or SCCII Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period beginning at the Effective Time and ending on the date when the Stockholders party to this Agreement no longer Beneficially Own an aggregate of at least 0.5% of the Voting Stock of Parent.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

“Voting Stock” shall mean shares of the common stock, par value $0.01, of Parent (“Parent Common Stock”) and any other securities of Parent having the ordinary power to vote in the election of members of the Board of Directors of Parent.

2. Agreement to Retain the Company Common Stock and the SCCII Preferred Stock.

2.1 No Transfer of Seahawk Securities. Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Seahawk Securities or (b) deposit any Seahawk Securities into a voting trust or enter into a voting agreement with respect to Seahawk Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Seahawk Securities to any other Stockholder or any affiliate of any such Stockholders if the transferee of such Seahawk Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

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2.2 Additional Purchases. Until the Expiration Time, each Stockholder agrees that any Seahawk Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Seahawk Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the “Form S-4”). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the “Company Statement”), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Mergers for purposes of Delaware Law, the Company Charter and as required under the Company Principal Investor Agreement or otherwise to achieve the Required Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seahawk Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Seahawk Securities that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Required Stockholder Approval and the consummation of the Mergers.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or as required under the Company Principal Investor Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Seahawk Securities (to the extent such Seahawk Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company, SCCII or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Agreement Not to Exercise Appraisal Rights; Litigation. The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to

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demand appraisal of any Seahawk Securities that may arise in connection with the Mergers or the Merger Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, SCCII or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Standstill and Additional Post-Effective Time Covenants.

5.1 Standstill. During the Standstill Period, each Stockholder agrees that it will not, without the prior written consent of Parent, directly or indirectly:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by Parent such as a stock dividend, stock split or subdivision of Voting Stock or any acquisition as a result of any Permissible Group Activities), (i) in the case of such Stockholder, Beneficial Ownership of any Voting Stock of Parent other than such Voting Stock of Parent received by it or another Stockholder as consideration pursuant to the terms of the Merger Agreement, and (ii) in the case of any such Stockholder, Beneficial Ownership of any Voting Stock of Parent if after giving effect to such acquisition such Stockholder would Beneficially Own more than 5% of the outstanding shares of Voting Stock of Parent;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities Exchange Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock of Parent;

(c) separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of Parent), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving Parent or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of Parent or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of, or joint venture or other partnership with respect to, material assets, or the liquidation or dissolution of Parent;

(d) form, join or in any way participate in a 13D Group (other than any Permissible Group Activities);

(e) present at any annual meeting or any special meeting of Parent’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in Parent’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by such Stockholder in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(g) issue, or cause to be issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency) in support of or against any solicitation described in clause (b) above;

(h) make any request or investigate under Sections 14-2-1602, 14-2-1603 and 14-2-720 of the Georgia Business Corporation Code; or

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(i) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that any Stockholder may confidentially request Parent to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by Parent or such Stockholder.

5.2 [Reserved].

5.3 Release. Effective as of the Effective Time, each Stockholder, on behalf of itself and its successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, such Persons’ creditors, representatives, agents, affiliates and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, the Merger Subs, the Company and each of their respective Subsidiaries, and each of their respective direct or indirect directors, officers, employees, partners, equityholders, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist at the Effective Time (“Claims”), which such Releasing Parties, or any of them, had, has, or may have arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising out of or relating to or accruing from (x) their ownership of equity securities of the Company or any of its Subsidiaries or (y) the Amended and Restated Management Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I LLC, Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P. and any other Affiliate Agreement terminated pursuant to Section 6.15 of the Merger Agreement (other than any provision of any such Affiliate Agreement which survives pursuant to Section 6.15 of the Merger Agreement); provided, however, that nothing in this Section 5.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (A) as an officer or director of any of the Company or any of its Subsidiaries with respect to any Claims or rights to indemnification under such entities’ certificate of incorporation or by-laws (or equivalent organizational documents), each as amended to date, or under applicable law, (B) as an employee of the Company or any of its Subsidiaries or (C) pursuant to this Agreement, the Merger Agreement, the Registration Rights Agreement and any other agreement entered into in connection with any of the foregoing (if a party thereto), (the “Release”). Such Stockholder acknowledges that the consideration payable to such Stockholder as a result of the Mergers provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Such Stockholder agrees that it will not, and will cause the Releasing Parties not to, institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Agreement. Such Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made such Stockholder’s own independent analysis and decision to enter into this Release.

5.4 Non-Solicitation. Each Stockholder shall not, for a period of one (1) year after the Effective Time, directly or indirectly (a) encourage, induce or otherwise solicit (or in any manner, attempt to encourage, induce or solicit) any member of executive management of the Company set forth on Schedule B hereto to terminate such Person’s employment with the Company or any of its Subsidiaries, or (b) hire any such Person; provided that the foregoing shall not be violated by (i) general advertising not targeted at any such Person, or (ii) soliciting or hiring any Person who has been terminated by the Company.

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5.5 Transfer Restrictions.

(a) No Transfer of Voting Stock. (i) During the Initial Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Initial Lock-Up Period, such Stockholder shall be permitted to Transfer up to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and (ii) during the Final Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Final Lock-Up Period, such Stockholder shall be permitted, to Transfer up to fifty percent (50%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, less any shares so transferred during the Initial Lock-Up Period. For the avoidance of doubt, following the expiration of the Final Lock-Up Period, there shall be no restrictions under this Agreement on Transfers of any Voting Stock acquired pursuant to the terms of the Merger Agreement by the Stockholders other than as provided in Section 5.5(c).

(b) The limitations set forth in Section 5.5(a) shall not apply to (w) any Transfer as to which Parent gives its written consent, (x) any underwritten public offering or marketed block trade to an unaffiliated third party or (y) any Transfer to another Stockholder or any of their affiliates who has executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (z) any Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding Parent Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of Parent is in effect or (y) the board of directors of Parent has affirmatively publicly recommended to Parent’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation (any such transaction, an “Approved Change of Control”. Each Stockholder will advise Parent on reasonable request as to the number of shares of Voting Stock then held by such Stockholder.

(c) During the Standstill Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any of the Voting Stock or any other equity security of Parent or any of its Subsidiaries without the prior written consent of Parent to any Person (other than Parent) who prior to or after giving effect to such Transfer would, to the knowledge of such Stockholder, Beneficially Own five percent (5%) or more of the Voting Stock of Parent (including any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock within sixty (60) days of such Transfer), other than (i) in the case of an investment fund, to a limited partner of such fund in connection with pro rata distributions to all limited partners of such investment fund, (ii) block trades to investors who immediately following such trade would be eligible to report their holding on Schedule 13G, (iii) underwriters in connection with underwritten offerings or financial institutions as intermediaries in block trades and (iv) in connection with and Approved Change of Control.

(d) Unpermitted Transfers. Any Transfer or attempted Transfer in violation of this Section 5.5 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

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5.6 Legend on Securities. At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement; provided that no such notation or instructions shall apply to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and provided further that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer (i) ninety (90) days following the Closing Date, from an additional twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder, and (ii) six (6) months following the Closing Date, from the remaining shares of Voting Stock acquired by such Stockholder.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Ownership of the Company Common Stock and the SCCII Preferred Stock. As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock and the SCCII Preferred Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) created by the Company Principal Investor Agreement, the Company Registration Rights Agreement or the Company Stockholders Agreement or (iii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock and all SCCII Preferred Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company or SCCII, other than the shares of Company Common Stock and SCCII Preferred Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company or SCCII, except pursuant to the Company Principal Investor Agreement and the Company Stockholders Agreement or as set forth on Schedule A opposite such Stockholder’s name.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock or SCCII Preferred Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Absence of Other Voting Agreement. Except for this Agreement, the Merger Agreement, the Company Principal Investor Agreement and the Company Stockholders Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder (other than as contemplated by this Agreement).

7. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of the Company or of SCCII from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of SCCII, as the case may be. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Company Common Stock or SCCII Preferred Stock.

8. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 6 shall terminate and have no further force and effect immediately as of and following the Effective Time.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock or Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock and Voting Stock shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock, SCCII Preferred Stock or Voting Stock except as otherwise provided herein.

10. Exclusivity. Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.3 of the Merger Agreement as if they were parties thereto.

11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.2 shall not limit any covenant

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or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

11.5 Specific Performance; Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)		if to any Stockholder, to:

c/o Providence Equity L.L.C.
9 West 57th Street
Suite 4700
New York, NY 10019
	Attention:	R. Davis Noell
E-mail: D.Noell@provequity.com

with a concurrent copy to (which shall not be considered notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attention:	William R. Dougherty, Esq.
Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(ii)		if to Parent, to:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
	Attention:	Michael P. Oates
Marc M. Mayo
Email: michael.oates @fisglobal.com; marc.mayo@fisglobal.com

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with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Robert S. Rachofsky, Esq.
Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 11.6; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.6. Nothing in this Section 11.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

11.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

11.8 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

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RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

11.13 Legal Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

11.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (or, in the case of costs and expenses of the Stockholders incurred prior to the Effective Time, the Company), whether or not any of the transactions contemplated hereby are consummated.

11.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.16 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the

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transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates or platforms to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the activities of Providence Equity L.L.C. or any of its affiliates (other than the Stockholders); provided that it shall be considered a breach of this Agreement if any affiliate of any of the Stockholders takes any action at the direction or instruction of any of the Stockholders that would be a breach of this Agreement if such action was taken directly by such Stockholder.

[Remainder of Page Intentionally Left Blank]

F-12

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary S. Norcross
Name:	Gary S. Norcross
Title:	President and Chief Executive Officer

[Signature Page to Support and Standstill Agreement]

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In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

PROVIDENCE EQUITY PARTNERS V LP

By:	Providence Equity GP V LP,
its General Partner
By:	Providence Equity Partners V L.L.C.,
its General Partner

By:	*
	Name:	R. Davis Noell
	Title:	Authorized Signatory

PROVIDENCE EQUITY PARTNERS V-A LP

By:	Providence Equity GP V LP,
its General Partner
By:	Providence Equity Partners V L.L.C.,
its General Partner

By:	*
	Name:	R. Davis Noell
	Title:	Authorized Signatory

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ R. Davis Noell
Name: R. Davis Noell

[Signature page to Support and Standstill Agreement]

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ANNEX G

EXECUTION VERSION

SUPPORT AND STANDSTILL AGREEMENT

This Support and Standstill Agreement (this “Agreement”) is made and entered into as of August 12, 2015, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A. On August 12, 2015, SunGard, a Delaware corporation (the “Company”), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SCCII entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub 1 with and into the Company, the merger of Merger 1 Surviving Corporation with and into Merger Sub 2, the merger of Merger Sub 3 with and into SCCII and the merger of Merger 2 Surviving Corporation with and into Merger Sub 2 (collectively the “Mergers”).

B. The Stockholders agree to enter into this Agreement with respect to (x) all Class A Common Stock of the Company, par value $0.001 per share, and Class L Common Stock of the Company, par value $0.001 per share (collectively, the “Company Common Stock”) and all 11.5% Cumulative Preferred Stock, par value $0.001 per share (the “SCCII Preferred Stock”) of SCCII that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record and (y) from and after the Effective Time, all Voting Stock (as defined below) that each Stockholder owns, beneficially or of record, or thereafter acquires.

C. The Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock and SCCII Preferred Stock as are indicated opposite each of their names on Schedule A attached hereto.

D. Substantially concurrently herewith, certain other stockholders of the Company and SCCII have entered into Support and Standstill Agreements with Parent in the form hereof (the “Other Stockholders”)

E. Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

“Final Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the one hundred eighty (180) day anniversary of the Effective Time.

“Initial Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the ninety (90) day anniversary of the Effective Time.

“Permissible Group Activities” shall mean forming, joining or in any way participating in a 13D Group (a) solely between or among the Stockholders and/or any of the Other Stockholders, but solely, in respect of the disposition of their respective Voting Stock, or (b) between or among the Stockholders and their affiliates who have executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, solely in respect of Voting Stock acquired by such Stockholders and such affiliates as consideration pursuant to the Merger Agreement.

“Seahawk Securities” means, collectively, any Company Common Stock or SCCII Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period beginning at the Effective Time and ending on the date when the Stockholders party to this Agreement no longer Beneficially Own an aggregate of at least 0.5% of the Voting Stock of Parent.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

“Voting Stock” shall mean shares of the common stock, par value $0.01, of Parent (“Parent Common Stock”) and any other securities of Parent having the ordinary power to vote in the election of members of the Board of Directors of Parent.

2. Agreement to Retain the Company Common Stock and the SCCII Preferred Stock.

2.1 No Transfer of Seahawk Securities. Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Seahawk Securities or (b) deposit any Seahawk Securities into a voting trust or enter into a voting agreement with respect to Seahawk Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Seahawk Securities to any other Stockholder or any affiliate of any such Stockholders if the transferee of such Seahawk Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Stockholder agrees that any Seahawk Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Seahawk Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the “Form S-4”). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the “Company Statement”), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Mergers for purposes of Delaware Law, the Company Charter and as required under the Company Principal Investor Agreement or otherwise to achieve the Required Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seahawk Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Seahawk Securities that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Required Stockholder Approval and the consummation of the Mergers.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or as required under the Company Principal Investor Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Seahawk Securities (to the extent such Seahawk Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company, SCCII or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Agreement Not to Exercise Appraisal Rights; Litigation. The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Seahawk Securities that may arise in connection with the Mergers or the Merger Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, SCCII or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Standstill and Additional Post-Effective Time Covenants.

5.1 Standstill. During the Standstill Period, each Stockholder agrees that it will not, without the prior written consent of Parent, directly or indirectly:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by Parent such as a stock dividend, stock split or subdivision of Voting Stock or any acquisition as a result of any Permissible Group Activities), (i) in the case of such Stockholder, Beneficial Ownership of any Voting Stock of Parent other than such Voting Stock of Parent received by it or another Stockholder as consideration pursuant to the terms of the Merger Agreement, and (ii) in the case of any such Stockholder, Beneficial Ownership of any Voting Stock of Parent if after giving effect to such acquisition such Stockholder would Beneficially Own more than 5% of the outstanding shares of Voting Stock of Parent;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities Exchange Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock of Parent;

(c) separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of Parent), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving Parent or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of Parent or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of, or joint venture or other partnership with respect to, material assets, or the liquidation or dissolution of Parent;

(d) form, join or in any way participate in a 13D Group (other than any Permissible Group Activities);

(e) present at any annual meeting or any special meeting of Parent’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in Parent’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by such Stockholder in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(g) issue, or cause to be issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency) in support of or against any solicitation described in clause (b) above;

(h) make any request or investigate under Sections 14-2-1602, 14-2-1603 and 14-2-720 of the Georgia Business Corporation Code; or

(i) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that any Stockholder may confidentially request Parent to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by Parent or such Stockholder.

5.2 [Reserved].

5.3 Release. Effective as of the Effective Time, each Stockholder, on behalf of itself and its successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, such Persons’ creditors, representatives, agents, affiliates and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, the Merger Subs, the Company and each of their respective Subsidiaries, and each of their respective direct or indirect directors, officers, employees, partners, equityholders, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist at the Effective Time (“Claims”), which such Releasing Parties, or any of them, had, has, or may have arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising out of or relating to or accruing from (x) their ownership of equity securities of the Company or any of its Subsidiaries or (y) the Amended and Restated Management Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I LLC, Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P. and any other Affiliate Agreement terminated pursuant to Section 6.15 of the Merger Agreement (other than any provision of any such Affiliate Agreement which survives pursuant to Section 6.15 of the Merger Agreement); provided, however, that nothing in this Section 5.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (A) as an officer or director of any of the Company or any of its Subsidiaries with respect to any Claims or rights to indemnification under such entities’ certificate of incorporation or by-laws (or equivalent organizational documents), each as amended to date, or under applicable law, (B) as an employee of the Company or any of its Subsidiaries or (C) pursuant to this Agreement, the Merger Agreement, the Registration Rights Agreement and any other agreement entered into in connection with any of the foregoing (if a party thereto), (the “Release”). Such Stockholder acknowledges that the consideration payable to such Stockholder as a result of the Mergers provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Such Stockholder agrees that it will not, and will cause the Releasing Parties not to, institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Agreement. Such Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made such Stockholder’s own independent analysis and decision to enter into this Release.

5.4 Non-Solicitation. Each Stockholder shall not, for a period of one (1) year after the Effective Time, directly or indirectly (a) encourage, induce or otherwise solicit (or in any manner, attempt to encourage, induce or solicit) any member of executive management of the Company set forth on Schedule B hereto to terminate such Person’s employment with the Company or any of its Subsidiaries, or (b) hire any such Person; provided that the foregoing shall not be violated by (i) general advertising not targeted at any such Person, or (ii) soliciting or hiring any Person who has been terminated by the Company.

5.5 Transfer Restrictions.

(a) No Transfer of Voting Stock. (i) During the Initial Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Initial Lock-Up Period, such Stockholder shall be permitted to Transfer up to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and (ii) during the Final Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Final Lock-Up Period, such Stockholder shall be permitted, to Transfer up to fifty percent (50%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, less any shares so transferred during the Initial Lock-Up Period. For the avoidance of doubt, following the expiration of the Final Lock-Up Period, there shall be no restrictions under this Agreement on Transfers of any Voting Stock acquired pursuant to the terms of the Merger Agreement by the Stockholders other than as provided in Section 5.5(c).

(b) The limitations set forth in Section 5.5(a) shall not apply to (w) any Transfer as to which Parent gives its written consent, (x) any underwritten public offering or marketed block trade to an unaffiliated third party or (y) any Transfer to another Stockholder or any of their affiliates who has executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (z) any Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding Parent Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of Parent is in effect or (y) the board of directors of Parent has affirmatively publicly recommended to Parent’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation (any such transaction, an “Approved Change of Control”. Each Stockholder will advise Parent on reasonable request as to the number of shares of Voting Stock then held by such Stockholder.

(c) During the Standstill Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any of the Voting Stock or any other equity security of Parent or any of its Subsidiaries without the prior written consent of Parent to any Person (other than Parent) who prior to or after giving effect to such Transfer would, to the knowledge of such Stockholder, Beneficially Own five percent (5%) or more of the Voting Stock of Parent (including any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock within sixty (60) days of such Transfer), other than (i) in the case of an investment fund, to a limited partner of such fund in connection with pro rata distributions to all limited partners of such investment fund, (ii) block trades to investors who immediately following such trade would be eligible to report their holding on Schedule 13G, (iii) underwriters in connection with underwritten offerings or financial institutions as intermediaries in block trades and (iv) in connection with and Approved Change of Control.

(d) Unpermitted Transfers. Any Transfer or attempted Transfer in violation of this Section 5.5 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5.6 Legend on Securities. At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement; provided that no such notation or instructions shall apply to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and provided further that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer (i) ninety (90) days following the Closing Date, from an additional twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder, and (ii) six (6) months following the Closing Date, from the remaining shares of Voting Stock acquired by such Stockholder.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Ownership of the Company Common Stock and the SCCII Preferred Stock. As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock and the SCCII Preferred Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) created by the Company Principal Investor Agreement, the Company Registration Rights Agreement or the Company Stockholders Agreement or (iii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock and all SCCII Preferred Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company or SCCII, other than the shares of Company Common Stock and SCCII Preferred Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company or SCCII, except pursuant to the Company Principal Investor Agreement and the Company Stockholders Agreement or as set forth on Schedule A opposite such Stockholder’s name.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock or SCCII Preferred Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Absence of Other Voting Agreement. Except for this Agreement, the Merger Agreement, the Company Principal Investor Agreement and the Company Stockholders Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder (other than as contemplated by this Agreement).

7. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of the Company or of SCCII from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of SCCII, as the case may be. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Company Common Stock or SCCII Preferred Stock.

8. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 6 shall terminate and have no further force and effect immediately as of and following the Effective Time.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock or Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock and Voting Stock shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock, SCCII Preferred Stock or Voting Stock except as otherwise provided herein.

10. Exclusivity. Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.3 of the Merger Agreement as if they were parties thereto.

11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

11.5 Specific Performance; Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)	if to any Stockholder, to: c/o Silver Lake Partners 9 West 57th Street, 32nd Floor New York, NY 10019
	Attention:	Andrew J. Schader
E-mail: Andy.Schader@SilverLake.com

with a concurrent copy to (which shall not be considered notice): Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
	Attention:	William R. Dougherty, Esq. Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(ii)	if to Parent, to: Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, FL 32204
	Attention:	Michael P. Oates Marc M. Mayo
Email: michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a concurrent copy to (which shall not be considered notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Robert S. Rachofsky, Esq. Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 11.6; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.6. Nothing in this Section 11.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

11.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

11.8 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

11.13 Legal Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

11.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (or, in the case of costs and expenses of the Stockholders incurred prior to the Effective Time, the Company), whether or not any of the transactions contemplated hereby are consummated.

11.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.16 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates or platforms to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the activities of Silver Lake Group, L.L.C. or any of its affiliates (other than the Stockholders); provided that it shall be considered a breach of this Agreement if any affiliate of any of the Stockholders takes any action at the direction or instruction of any of the Stockholders that would be a breach of this Agreement if such action was taken directly by such Stockholder.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary S. Norcross
Name:	Gary S. Norcross
Title:	President and Chief Executive Officer

[Signature Page to Support and Standstill Agreement]

In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:	*
	Name:	Greg Mondre
	Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:	*
	Name:	Greg Mondre
	Title:	Managing Director

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Greg Mondre
Name: Greg Mondre

[Signature page to Support and Standstill Agreement]

ANNEX H

EXECUTION VERSION

SUPPORT AND STANDSTILL AGREEMENT

This Support and Standstill Agreement (this “Agreement”) is made and entered into as of August 12, 2015, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

A. On August 12, 2015, SunGard, a Delaware corporation (the “Company”), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and SCCII entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub 1 with and into the Company, the merger of Merger 1 Surviving Corporation with and into Merger Sub 2, the merger of Merger Sub 3 with and into SCCII and the merger of Merger 2 Surviving Corporation with and into Merger Sub 2 (collectively the “Mergers”).

B. The Stockholders agree to enter into this Agreement with respect to (x) all Class A Common Stock of the Company, par value $0.001 per share, and Class L Common Stock of the Company, par value $0.001 per share (collectively, the “Company Common Stock”) and all 11.5% Cumulative Preferred Stock, par value $0.001 per share (the “SCCII Preferred Stock”) of SCCII that the Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record and (y) from and after the Effective Time, all Voting Stock (as defined below) that each Stockholder owns, beneficially or of record, or thereafter acquires.

C. The Stockholders are the owners of, and have either sole or shared voting power over, such number of shares of Company Common Stock and SCCII Preferred Stock as are indicated opposite each of their names on Schedule A attached hereto.

D. Substantially concurrently herewith, certain other stockholders of the Company and SCCII have entered into Support and Standstill Agreements with Parent in the form hereof (the “Other Stockholders”)

E. Each of Parent and the Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act) Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Securities Exchange Act.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof.

“Final Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the one hundred eighty (180) day anniversary of the Effective Time.

“Initial Lock-Up Period” shall mean the period from the Effective Time to the date that is one day past the ninety (90) day anniversary of the Effective Time.

“Permissible Group Activities” shall mean forming, joining or in any way participating in a 13D Group (a) solely between or among the Stockholders and/or any of the Other Stockholders, but solely, in respect of the disposition of their respective Voting Stock, or (b) between or among the Stockholders and their affiliates who have executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, solely in respect of Voting Stock acquired by such Stockholders and such affiliates as consideration pursuant to the Merger Agreement.

“Seahawk Securities” means, collectively, any Company Common Stock or SCCII Preferred Stock, any securities convertible into or exchangeable for any of the foregoing, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period beginning at the Effective Time and ending on the date when the Stockholders party to this Agreement no longer Beneficially Own an aggregate of at least 0.5% of the Voting Stock of Parent.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding (a) entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and (b) any transfer which may otherwise be deemed to have occurred as a result of Permissible Group Activities.

“Voting Stock” shall mean shares of the common stock, par value $0.01, of Parent (“Parent Common Stock”) and any other securities of Parent having the ordinary power to vote in the election of members of the Board of Directors of Parent.

2. Agreement to Retain the Company Common Stock and the SCCII Preferred Stock.

2.1 No Transfer of Seahawk Securities. Until the Expiration Time, each Stockholder agrees not to (a) Transfer any Seahawk Securities or (b) deposit any Seahawk Securities into a voting trust or enter into a voting agreement with respect to Seahawk Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Stockholder may Transfer any such Seahawk Securities to any other Stockholder or any affiliate of any such Stockholders if the transferee of such Seahawk Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

2.2 Additional Purchases. Until the Expiration Time, each Stockholder agrees that any Seahawk Securities that such Stockholder purchases or otherwise hereinafter acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (other than by virtue of Permissible Group Activities) after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Stockholder as of the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Seahawk Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Agreement to Consent and Approve.

3.1 Following the date hereof, Parent intends to file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Merger (the “Form S-4”). Hereafter until the Expiration Time, each Stockholder agrees that except as otherwise agreed with Parent, promptly following the Form S-4 being declared effective by the SEC and receipt by such Stockholder of the proxy statement, information statement, consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Required Stockholder Approval included as a prospectus/consent solicitation in the Form S-4 (the “Company Statement”), such Stockholder shall execute and deliver a written consent adopting the Merger Agreement and approving the Mergers for purposes of Delaware Law, the Company Charter and as required under the Company Principal Investor Agreement or otherwise to achieve the Required Stockholder Approval, substantially in the form attached hereto as Exhibit A, and that it will thereafter not revoke, withdraw or repudiate such written consent. Such written consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Hereafter until the Expiration Time, no Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Seahawk Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Seahawk Securities that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, including the receipt of the Required Stockholder Approval and the consummation of the Mergers.

3.2 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Company Common Stock to adopt the Merger Agreement or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or as required under the Company Principal Investor Agreement is sought, each Stockholder shall vote (or cause to be voted) all shares of Company Common Stock currently or hereinafter owned by such Stockholder in favor of the foregoing.

3.3 Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which any Stockholder’s vote, consent or other approval (including by written consent) is sought, each Stockholder shall vote (or cause to be voted) all Seahawk Securities (to the extent such Seahawk Securities are then entitled to vote thereon), currently or hereinafter owned by such Stockholder against and withhold consent with respect to any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of all or substantially all of the assets, tender offer, exchange offer, reorganization, recapitalization, dissolution, liquidation or winding up of, by or involving the Company, SCCII or any of the Company Subsidiaries. No Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Agreement Not to Exercise Appraisal Rights; Litigation. The Stockholders shall not exercise, and hereby irrevocably and unconditionally waive, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Seahawk Securities that may arise in connection with the Mergers or the Merger

Agreement. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, SCCII or the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Standstill and Additional Post-Effective Time Covenants.

5.1 Standstill. During the Standstill Period, each Stockholder agrees that it will not, without the prior written consent of Parent, directly or indirectly:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by Parent such as a stock dividend, stock split or subdivision of Voting Stock or any acquisition as a result of any Permissible Group Activities), (i) in the case of such Stockholder, Beneficial Ownership of any Voting Stock of Parent other than such Voting Stock of Parent received by it or another Stockholder as consideration pursuant to the terms of the Merger Agreement, and (ii) in the case of any such Stockholder, Beneficial Ownership of any Voting Stock of Parent if after giving effect to such acquisition such Stockholder would Beneficially Own more than 5% of the outstanding shares of Voting Stock of Parent;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities Exchange Commission), or seek to advise or influence any Person with respect to the voting of any Voting Stock of Parent;

(c) separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of Parent), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving Parent or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of Parent or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of, or joint venture or other partnership with respect to, material assets, or the liquidation or dissolution of Parent;

(d) form, join or in any way participate in a 13D Group (other than any Permissible Group Activities);

(e) present at any annual meeting or any special meeting of Parent’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek the removal of any member of the Board;

(f) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in Parent’s proxy card for an annual meeting or a special meeting) or deposit any of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by such Stockholder in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(g) issue, or cause to be issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the Securities and Exchange Commission or any other governmental agency) in support of or against any solicitation described in clause (b) above;

(h) make any request or investigate under Sections 14-2-1602, 14-2-1603 and 14-2-720 of the Georgia Business Corporation Code; or

(i) request Parent or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 5.1; provided that any Stockholder may confidentially request Parent to amend or waive any provision of this Section 5.1 in a manner that would not be reasonably likely to require public disclosure by Parent or such Stockholder.

5.2 [Reserved].

5.3 Release. Effective as of the Effective Time, each Stockholder, on behalf of itself and its successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, such Persons’ creditors, representatives, agents, affiliates and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, the Merger Subs, the Company and each of their respective Subsidiaries, and each of their respective direct or indirect directors, officers, employees, partners, equityholders, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist at the Effective Time (“Claims”), which such Releasing Parties, or any of them, had, has, or may have arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising out of or relating to or accruing from (x) their ownership of equity securities of the Company or any of its Subsidiaries or (y) the Amended and Restated Management Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, Bain Capital Partners, LLC, Blackstone Communications Advisors I LLC, Blackstone Management Partners IV L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners L.L.C., Silver Lake Management Company, L.L.C. and TPG GenPar IV, L.P. and any other Affiliate Agreement terminated pursuant to Section 6.15 of the Merger Agreement (other than any provision of any such Affiliate Agreement which survives pursuant to Section 6.15 of the Merger Agreement); provided, however, that nothing in this Section 5.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (A) as an officer or director of any of the Company or any of its Subsidiaries with respect to any Claims or rights to indemnification under such entities’ certificate of incorporation or by-laws (or equivalent organizational documents), each as amended to date, or under applicable law, (B) as an employee of the Company or any of its Subsidiaries or (C) pursuant to this Agreement, the Merger Agreement, the Registration Rights Agreement and any other agreement entered into in connection with any of the foregoing (if a party thereto), (the “Release”). Such Stockholder acknowledges that the consideration payable to such Stockholder as a result of the Mergers provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Such Stockholder agrees that it will not, and will cause the Releasing Parties not to, institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Agreement. Such Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made such Stockholder’s own independent analysis and decision to enter into this Release.

5.4 Non-Solicitation. Each Stockholder shall not, for a period of one (1) year after the Effective Time, directly or indirectly (a) encourage, induce or otherwise solicit (or in any manner, attempt to encourage, induce or solicit) any member of executive management of the Company set forth on Schedule B hereto to terminate such Person’s employment with the Company or any of its Subsidiaries, or (b) hire any such Person; provided that the foregoing shall not be violated by (i) general advertising not targeted at any such Person, or (ii) soliciting or hiring any Person who has been terminated by the Company.

5.5 Transfer Restrictions.

(a) No Transfer of Voting Stock. (i) During the Initial Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Initial Lock-Up Period, such Stockholder shall be permitted to Transfer up to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and (ii) during the Final Lock-Up Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any such Voting Stock or interest therein or agree to or consummate any economic equivalent transactions (e.g. sell puts), provided, however, that during the Final Lock-Up Period, such Stockholder shall be permitted, to Transfer up to fifty percent (50%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, less any shares so transferred during the Initial Lock-Up Period. For the avoidance of doubt, following the expiration of the Final Lock-Up Period, there shall be no restrictions under this Agreement on Transfers of any Voting Stock acquired pursuant to the terms of the Merger Agreement by the Stockholders other than as provided in Section 5.5(c).

(b) The limitations set forth in Section 5.5(a) shall not apply to (w) any Transfer as to which Parent gives its written consent, (x) any underwritten public offering or marketed block trade to an unaffiliated third party or (y) any Transfer to another Stockholder or any of their affiliates who has executed a joinder to this Agreement reasonably satisfactory to Parent (but in no event more restrictive than the terms of this Agreement), evidencing such affiliate’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder and (z) any Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than a majority of the then-outstanding Parent Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of Parent is in effect or (y) the board of directors of Parent has affirmatively publicly recommended to Parent’s shareholders that such shareholders tender into such offer and has not publicly withdrawn or changed such recommendation (any such transaction, an “Approved Change of Control”. Each Stockholder will advise Parent on reasonable request as to the number of shares of Voting Stock then held by such Stockholder.

(c) During the Standstill Period, each Stockholder agrees, with respect to any Voting Stock acquired pursuant to the terms of the Merger Agreement, not to Transfer any of the Voting Stock or any other equity security of Parent or any of its Subsidiaries without the prior written consent of Parent to any Person (other than Parent) who prior to or after giving effect to such Transfer would, to the knowledge of such Stockholder, Beneficially Own five percent (5%) or more of the Voting Stock of Parent (including any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock within sixty (60) days of such Transfer), other than (i) in the case of an investment fund, to a limited partner of such fund in connection with pro rata distributions to all limited partners of such investment fund, (ii) block trades to investors who immediately following such trade would be eligible to report their holding on Schedule 13G, (iii) underwriters in connection with underwritten offerings or financial institutions as intermediaries in block trades and (iv) in connection with and Approved Change of Control.

(d) Unpermitted Transfers. Any Transfer or attempted Transfer in violation of this Section 5.5 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5.6 Legend on Securities. At the Effective Time, Parent may make a notation on its records or give instructions to any transfer agents or registrars for the Voting Stock in order to implement the restrictions on Transfer set forth in this Agreement; provided that no such notation or instructions shall apply to twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder pursuant to the terms of the Merger Agreement, and provided further that Parent shall remove any such notation and/or cause any such transfer agent or registrar to remove any such restrictions on Transfer (i) ninety (90) days following the Closing Date, from an additional twenty-five percent (25%) of the aggregate number of shares of Voting Stock acquired by such Stockholder, and (ii) six (6) months following the Closing Date, from the remaining shares of Voting Stock acquired by such Stockholder.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other applicable Law affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 Ownership of the Company Common Stock and the SCCII Preferred Stock. As of the date hereof, such Stockholder is the owner of the shares of Company Common Stock and the SCCII Preferred Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) created by the Company Principal Investor Agreement, the Company Registration Rights Agreement or the Company Stockholders Agreement or (iii) as disclosed on Schedule A. Such Stockholder has and will have until the Expiration Time either sole or shared voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, over all shares of Company Common Stock and all SCCII Preferred Stock currently or hereinafter owned by such Stockholder. As of the date hereof, such Stockholder does not own any capital stock or other voting securities of the Company or SCCII, other than the shares of Company Common Stock and SCCII Preferred Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Company or SCCII, except pursuant to the Company Principal Investor Agreement and the Company Stockholders Agreement or as set forth on Schedule A opposite such Stockholder’s name.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock or SCCII Preferred Stock owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Absence of Other Voting Agreement. Except for this Agreement, the Merger Agreement, the Company Principal Investor Agreement and the Company Stockholders Agreement, such Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Company Common Stock, SCCII Preferred Stock or other equity securities of the Company or SCCII owned by such Stockholder (other than as contemplated by this Agreement).

7. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any of the Stockholders’ designees serving on the board of directors of the Company or of SCCII from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of SCCII, as the case may be. Each Stockholder is entering into this Agreement solely in its capacity as the owner of such Stockholder’s shares of Company Common Stock or SCCII Preferred Stock.

8. Termination. Except as set forth herein with respect to specific provisions hereof, this Agreement shall not terminate and shall remain in full force and effect until fully performed by the parties hereto; provided that this Agreement shall terminate at such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof; provided further that Sections 2, 3 and 6 shall terminate and have no further force and effect immediately as of and following the Effective Time.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock or Voting Stock. All rights, ownership and economic benefits of and relating to the Stockholders’ shares of Company Common Stock, SCCII Preferred Stock and Voting Stock shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the shares of Company Common Stock, SCCII Preferred Stock or Voting Stock except as otherwise provided herein.

10. Exclusivity. Until the Expiration Time, each Stockholder agrees to comply with the obligations applicable to Affiliates of the Company pursuant to Section 6.3 of the Merger Agreement as if they were parties thereto.

11. Miscellaneous.

11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.3 shall be void.

11.4 Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

11.5 Specific Performance; Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

11.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(i)	if to any Stockholder, to:

c/o TPG Global, LLC 301 Commerce Street Suite 3300 Fort Worth, TX 76102
	Attention:	Clive D. Bode
E-mail: cbode@tpg.com

with a concurrent copy to (which shall not be considered notice): Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
	Attention:	William R. Dougherty, Esq. Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(ii)	if to Parent, to:

Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, FL 32204
	Attention:	Michael P. Oates Marc M. Mayo
Email: michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a concurrent copy to (which shall not be considered notice): Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
	Attention:	Robert S. Rachofsky, Esq. Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 11.6; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.6 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.6. Nothing in this Section 11.6 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

11.7 APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

11.8 WAIVER OF JURY TRIAL. EACH OF PARENT AND THE STOCKHOLDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Effect of Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

11.13 Legal Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

11.14 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (or, in the case of costs and expenses of the Stockholders incurred prior to the Effective Time, the Company), whether or not any of the transactions contemplated hereby are consummated.

11.15 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

11.16 Other Stockholder Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of each Stockholder’s affiliates and other platforms trade securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such affiliates or platforms to trade securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit the activities of TPG Global, LLC or any of its affiliates (other than the Stockholders); provided that it shall be considered a breach of this Agreement if any affiliate of any of the Stockholders takes any action at the direction or instruction of any of the Stockholders that would be a breach of this Agreement if such action was taken directly by such Stockholder.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary S. Norcross
Name:	Gary S. Norcross
Title:	President and Chief Executive Officer

[Signature Page to Support and Standstill Agreement]

In witness whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

TPG PARTNERS IV, L.P.

By:	TPG GenPar IV, L.P., its General Partner
By:	TPG Advisors IV, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

T3 PARTNERS II, L.P.

By:	T3 GenPar II, L.P., its General Partner
By:	T3 Advisors II, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

T3 PARALLEL II, L.P.

By:	T3 GenPar II, L.P., its General Partner
By:	T3 Advisors II, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

TPG SOLAR III LLC

By:	TPG Partners III, L.P., its Managing Member
By:	TPG GenPar III, L.P., its General Partner
By:	TPG Advisors III, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

TPG SOLAR CO-INVEST LLC

By:	TPG GenPar IV, L.P., its Managing Member
By:	TPG Advisors IV, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Clive D. Bode
Name: Clive D. Bode

[Signature page to Support and Standstill Agreement]

ANNEX I

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

Dated as of August 12, 2015

i

REGISTRATION RIGHTS AGREEMENT, dated as of August 12, 2015 (this “Agreement”), among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and each of the persons whose name appears on the signature pages hereto

W I T N E S S E T H:

WHEREAS, on the date hereof, the Company, SunGard, a Delaware corporation (“Seahawk”), SunGard Capital Corp. II, a Delaware corporation (“SCCII”), Seahawk Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub 1”), Seahawk Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub 2”), and Seahawk Merger Sub 3, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub 3”), intend to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub 1 will be merged with and into Seahawk, followed by a merger of Seahawk with and into Merger Sub 2, and Merger Sub 3 will be merged with and into SCCII, followed by a merger of SCCII with and into Merger Sub 2 (collectively, the “Mergers”) with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, each share of outstanding common stock of Seahawk, par value $0.01 per share and each outstanding share of preferred stock of SCCII shall be converted in the Mergers into (i) shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and/or (ii) cash, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, in connection with the Mergers, the Sponsors are expected to receive shares of Company Common Stock (the shares of Company Common Stock received by the Sponsors in the Mergers, the “Shares”); and

WHEREAS, the Company has agreed to grant the Sponsors registration rights in respect of the Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REGISTRATION

1.1. Demand Registrations.

(a) Subject to the terms and conditions hereof, solely during any period when the Company is not eligible under Applicable Law to register Registrable Securities on Form S-3 pursuant to Section 1.3, or when the Company is so eligible but has failed to comply with its obligations under Section 1.3, any Demand Stockholders (“Requesting Stockholders”) shall be entitled to make an unlimited number of written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Stockholders that equals or is greater than the Registrable Amount (a “Demand Registration”). Thereupon the Company will, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 1.1(b), but subject to Section 1.1(g); and

(iii) all shares of Company Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 1.1, but subject to Section 1.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Company Common Stock, if any, to be so registered.

(b) A Demand shall specify (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Requesting Stockholder(s). Within three (3) Business Days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within ten (10) days after the Company’s notice required by this paragraph has been given, subject to Section 1.1(g). Each such written request shall comply with the requirements of a Demand as set forth in this Section 1.1(b).

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least one hundred eighty (180) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to one hundred eighty (180) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Stockholders.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Stockholders.

(e) The Company shall not be obligated to (i) subject to Section 1.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within six months of a “firm commitment” Underwritten Offering in which all Demand Stockholders were offered “piggyback” rights pursuant to Section 1.2 (subject to Section 1.2(b)) and at least 90% of the number of Registrable Securities requested by such Requesting Stockholders to be included in such Demand Registration were included and sold, (B) within six months of the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement), or (C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements; provided, that the Company shall use its reasonable best efforts to obtain such financial statements as promptly as practicable.

(f) The Company shall be entitled to postpone (upon written notice to the Requesting Stockholders) the filing or the effectiveness of a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period, the Company shall deliver to the Requesting Stockholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in the definition of Blackout Period are met.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Requesting Stockholders, which, in the opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Requesting Stockholders on the basis of the number of such Registrable Securities requested to be included by such Requesting Stockholders; (ii) second, up to the number of Registrable Securities requested to be included in such Demand Registration by other Demand Stockholders, pro rata on the basis of the amount of such Registrable Securities requested to be included by such holders; (iii) third, securities the Company proposes to sell; and (iv) fourth, all other securities of the Company duly requested to be included in such registration statement by other persons, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Requesting Stockholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such approval not to be unreasonably withheld, conditioned or delayed).

1.2. Piggyback Registrations.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register any Company Common Stock under the Securities Act for its own account or for the account of other persons who are not Demand Stockholders (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) if the Registrable Securities are then registered pursuant to a Shelf Registration Statement or (iv) pursuant to Section 1.1) (a “Piggyback Registration”), the Company shall give all Demand Stockholders prompt written notice thereof (but not less than ten days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Company Common Stock proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Company Common Stock, in each case to the extent then known. Subject to Section 1.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Demand Stockholders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within ten (10) days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advises the Company that, in its opinion, the inclusion of all the shares of Company Common Stock sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have shares of Company Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of shares of Company Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such shares of Company Common Stock as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of shares of Company Common Stock to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Company Common Stock sought to be registered by each Other Demanding Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock to be sold by the Company and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers.

(c) For clarity, in connection with any Underwritten Offering under this Section 1.2, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register any shares of Company Common Stock as set forth in this Section 1.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Company Common Stock, the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that Demand Stockholders may continue the registration as a Demand Registration pursuant to the terms of Section 1.1.

1.3. Shelf Registration Statement.

(a) Unless the Company is not a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the effective time of the Mergers or otherwise ineligible to offer securities under or file with automatic effectiveness, the Company shall file, as promptly as reasonable practicable following the effective time of the Mergers (which, for the avoidance of doubt, shall be within five (5) Business Days of the effective time of the Mergers), a registration statement on Form S-3 or any successor form thereto (“Form S-3”) providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”) in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering all Registrable Securities then held by the Demand Stockholders. If the Company is not expected to be a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) immediately following the effective time of the Mergers, then, subject to the availability of a registration statement on Form S-3 to the Company, any of the Demand Stockholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use reasonable best efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Shelf Registration Statement relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Stockholders that equals or is greater than the Registrable Amount.

(b) Within ten (10) days after receipt of a Shelf Notice pursuant to Section 1.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration

Statement by delivering to the Company a written request to so participate within ten (10) days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 1.3(d), the Company will use its reasonable best efforts to keep a Shelf Registration Statement continuously effective until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (ii) the date on which this Agreement terminates pursuant to Section 3.1.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the Demand Stockholders requesting registration or whose Registrable Securities are registered under the Shelf Registration Statement, to require such Demand Stockholders to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period, the Company shall deliver to such Demand Stockholders a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in the definition of Blackout Period are met. After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) At any time that a Shelf Registration Statement is effective, if one or more Demand Stockholders deliver a notice to the Company (a “Take-Down Notice”) stating that such Demand Stockholder(s) intend to sell a Registrable Amount of Registrable Securities on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), the Company shall promptly, and in a manner reasonably agreed with such Demand Stockholder(s) amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other Demand Stockholders pursuant to this Section 1.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) unless the Take-Down Notice is executed by or on behalf of all the Demand Stockholders (even if all the Demand Stockholders are not participating in such Marketed Underwritten Shelf Offering), the Company shall forward the Take-Down Notice to all other Demand Stockholders whose Registrable Securities are included on the Shelf Registration Statement and the Company and such proposing Demand Stockholder(s) shall permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Stockholder(s) and the Company within five (5) days after delivery of the Take-Down Notice to such holder; and

(ii) any Marketed Underwritten Shelf Offering shall be subject to the provisions of Section 1.1(e)(ii) as if such Marketed Underwritten Shelf Offering were a Demand Registration (provided, that references therein to six months shall be deemed to refer to four months).

1.4. Withdrawal Rights. Any Demand Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Stockholder seeking to register Registrable Securities notice to such effect and, within ten (10) days following the mailing of such notice, such Demand Stockholders still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

1.5. Holdback Agreements. (a) In connection with any Underwritten Offering in which a Demand Stockholder participates pursuant to Section 1.2, each such Demand Stockholder agrees to enter into customary agreements, including such customary carve-outs and limitations as any such Demand Stockholder may reasonably request, restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the “pricing” of such Underwritten Offering) and continuing for not more than the lesser of (i) the period to which the Company (subject to customary carve-outs and limitations) is restricted and (ii) sixty (60) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, or such lesser period as is required by the lead managing underwriter(s). Any discretionary waiver or termination of the requirements under the foregoing provisions made by the Company or applicable lead managing underwriter(s) shall apply to each Demand Stockholder on a pro rata basis.

(b) If any Demand Registration involves an Underwritten Offering or in the event of a Marketed Underwritten Shelf Offering, the Company will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days, after the date of such Underwritten Offering or Marketed Underwritten Shelf Offering, as applicable, except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering or Marketed Underwritten Shelf Offering, as applicable.

1.6. Registration Procedures.

(a) If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 1.1, Section 1.2 or Section 1.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article I provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Stockholders which are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s) and their counsel, if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel a reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Stockholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with Applicable Law;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article I, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 1.6(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(iv) furnish to the Selling Stockholders and each underwriter, if any, of the securities being sold by such Selling Stockholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholders;

(v) use reasonable best efforts to register or qualify or cooperate with the Selling Stockholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Stockholders and any underwriter of the securities being sold by such Selling Stockholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Stockholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Stockholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market;

(vii) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the Selling Stockholder(s) thereof to consummate the disposition of such Registrable Securities;

(viii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Section 1.9 hereof with respect to all parties to be indemnified pursuant to said Section except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as are reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement. The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder;

(x) in connection with an Underwritten Offering, use reasonable best efforts to obtain for the Selling Stockholders and underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Stockholders and underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(xi) make available for inspection by the Selling Stockholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Stockholders or underwriter (collectively, the “Inspectors”), such financial and other records, pertinent corporate documents and instruments of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries (and use its reasonable best efforts to cause its auditors) to participate in customary due diligence calls and to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this clause (xi) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Stockholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xii) as promptly as practicable notify in writing the Selling Stockholder and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 1.6(a)(ix) cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Stockholder, promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 1.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xiii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiv) cooperate with the Selling Stockholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Stockholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Stockholders and the underwriters in the offering, marketing or selling of the Registrable Securities.

(b) The Company may require each Selling Stockholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Stockholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 1.6(a)(xii), such Selling Stockholder shall forthwith discontinue such Selling Stockholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.6(a)(xii), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 1.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the Demand Stockholders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or any successor form), the Company shall:

(i) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements;

(iii) furnish to any Demand Stockholder, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such Demand Stockholder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available); and

(iv) otherwise provide such Demand Stockholder with such customary assistance as is reasonably requested.

1.7. Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article I, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 1.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121), (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a Demand Stockholder) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses of the Company incurred in connection with any “road show” and (f) reasonable and documented fees and disbursements of one counsel for all Demand Stockholders whose Registrable Securities are included in a registration statement, which counsel shall be selected by, in the case of a Demand Registration, the Requesting Stockholders, in the case of a Shelf Offering, the Demand Stockholder(s) requesting such offering, or in the case of any other registration, the holders of a majority of the Registrable Securities being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective. In connection with the

Company’s performance of its obligations under this Article I, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Stockholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Stockholder’s Registrable Securities pursuant to any registration.

1.8. Miscellaneous.

(a) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including, to the extent applicable, a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights, the terms of which are senior to or conflict with the rights granted to the holders of Registrable Securities hereunder to any other Person, or enter into any other agreements that conflict with the rights granted to the holders of Registrable Securities under this Agreement (except to the extent contemplated under the definition of “Blackout Period”), without the prior written consent of Demand Stockholders holding a majority of the Registrable Securities then held by all Demand Stockholders.

1.9. Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by Law, each Selling Stockholder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Stockholder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 1.9(a)) will reimburse each such Selling Stockholder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Selling Stockholder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any Selling Stockholder expressly for use therein.

(b) In connection with any registration statement in which a Selling Stockholder is participating, without limitation as to time, each such Selling Stockholder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 1.9(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding such Selling Stockholder furnished to the Company by such Selling Stockholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Stockholder shall be liable under this Section 1.9(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there are defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either of which events the indemnified party shall be promptly reimbursed by the indemnifying party for the reasonable fees and expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the sale of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Stockholder shall be required to make a contribution in excess of the amount received by such Selling Stockholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE II

DEFINITIONS

2.1. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” means, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), (b) for the avoidance of doubt, if such specified Person is an investment fund, any other investment fund, the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, and (c) if such specified Person is a natural Person, any family member of such natural Person. “Controlled” and “controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of any Sponsor include any “portfolio company” (as such term is customarily used among institutional investors) of any Sponsor.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person, its assets, properties, operations or business.

“Beneficial Owner” or “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Blackout Period” means in the event that the Company determines in good faith that the registration or sale of Registrable Securities would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company, a period of up to 60 days; provided, that a Blackout Period may not occur more than twice in any period of 12 consecutive months and no more than 60 days in a 180 day period.

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Demand” has the meaning set forth in Section 1.1(a).

“Demand Registration” has the meaning set forth in Section 1.1(a).

“Demand Stockholder” means any Sponsor that holds Registrable Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-3” has the meaning set forth in Section 1.3(a).

“Free Writing Prospectus” has the meaning set forth in Section 1.6(a)(iv).

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable exchange or self-regulatory organization, including FINRA.

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute, treaty, code, rule, by-law, writ, injunction, decision, arbitration award, franchise, license, agency requirement, permit or other award of any Governmental Authority, or any policy, guideline, notice or protocol, in each case, to the extent that it has the force of law.

“Losses” has the meaning set forth in Section 1.9(a).

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 1.3(e).

“Merger Agreement” has the meaning set forth in the recitals.

“Other Demanding Sellers” has the meaning set forth in Section 1.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 1.2(b).

“Permitted Transferee” means, with respect to any Sponsor, any affiliate of such Sponsor that executes a joinder hereto and becomes a party to the Support and Standstill Agreement (as defined in the Merger Agreement) to which such Sponsor is a party.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 1.2(a).

“Piggyback Registration” has the meaning set forth in Section 1.2(a).

“Piggyback Seller” has the meaning set forth in Section 1.2(a).

“Records” has the meaning set forth in Section 1.6(a)(xi).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $500 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

“Registrable Securities” means the Shares held by the Sponsors immediately following the effective time of the Mergers and any shares of Company Common Stock received by the Sponsors in respect of the Shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided, that any such Shares shall cease to be Registrable Securities when (i) they are sold by the Sponsors pursuant to an effective registration statement under the Securities Act, (ii) they have been sold by the Sponsors pursuant to Rule 144 under the Securities Act or (iii) they shall have ceased to be outstanding.

“Requested Information” has the meaning set forth in Section 1.8(a).

“Requesting Stockholders” has the meaning set forth in Section 1.1(a).

“Restricted Period” has the meaning set forth in Section 1.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning set forth in Section 1.6(a)(i).

“Shares” has the meaning set forth in the recitals.

“Shelf Notice” has the meaning set forth in Section 1.3(a).

“Shelf Offering” has the meaning set forth in Section 1.3(e).

“Shelf Registration Statement” has the meaning set forth in Section 1.3(a).

“Sponsors” means (a) each of the Persons whose name appears on the signature pages hereto, (b) any Permitted Transferee of any of the Persons referenced in clause (a) to which Shares are transferred by such Person referenced in clause (a) and (c) any Permitted Transferee of any of the Persons included in clause (b) of this definition to which Shares are transferred by such Person.

“Take-Down Notice” has the meaning set forth in Section 1.3(e).

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

2.2. Interpretation. Whenever used herein, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Annex, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles, Sections and Annexes of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Annexes, and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding shares of Company Common Stock by reason of stock dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

ARTICLE III

MISCELLANEOUS

3.1. Term. This Agreement will be effective as of effective time of the Mergers and shall terminate (i) on the earliest of (a) the date on which the Merger Agreement is terminated in accordance with its terms without the Mergers having been consummated, (b) the fourth anniversary of the date on which the Mergers are consummated, and (c) the date when the Demand Stockholders Beneficially Own in the aggregate Shares constituting less than 3% of the outstanding shares of Company Common Stock, or (ii) with respect to any or all of the Sponsors, by written notice at any time by such Sponsor or Sponsors to the Company; provided, that in the event of any termination pursuant to this clause (ii), any such Sponsor or Sponsors shall not sell any Shares during any Blackout Period pending at the time of such termination. Sections 1.9 and Articles II and III shall survive any termination.

3.2. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) If to any Sponsor, to such Sponsor at the address indicated on Schedule A hereto, with a concurrent copy to (which shall not be considered notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	William R. Dougherty, Esq. Elizabeth A. Cooper, Esq.
Email: wdougherty@stblaw.com; ecooper@stblaw.com

(b) if to the Company, to:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention:	Michael P. Oates
Marc M. Mayo
Email: michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a concurrent copy to (which shall not be considered notice):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Robert S. Rachofsky, Esq.
Adam M. Turteltaub, Esq.
Email: rrachofsky@willkie.com; aturteltaub@willkie.com

3.3. Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (i) the Company and (ii) Sponsors Beneficially Owning a majority of the Shares then Beneficially Owned by all Sponsors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

3.4. Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 3.4 shall be void.

3.5. Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

3.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

3.7. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, the Support and Standstill Agreement and the Confidentiality Agreement (each as defined in the Merger Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

3.8. APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE SPONSORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION.

3.9. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE SPONSORS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE SPONSORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

3.10. Specific Performance. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

3.11. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 1.9 are intended third party beneficiaries of Section 1.9.

3.12. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Sponsor (or any of their heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

[Signature Page to Registration Rights Agreement]

BAIN CAPITAL INTEGRAL INVESTORS, LLC

By:	Bain Capital Investors, LLC,
its administrative member

By:	*
	Name:	Ian K. Loring
	Title:	Managing Director

BCIP TCV, LLC

By:	Bain Capital Investors, LLC,
its administrative member

By:	*
	Name:	Ian K. Loring
	Title:	Managing Director

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Ian K. Loring
Name: Ian K. Loring

[Signature Page to Registration Rights Agreement]

BLACKSTONE CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS IV-A L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE PARTICIPATION PARTNERSHIP IV L.P.

By:	Blackstone Management Associates IV L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE GT COMMUNICATIONS PARTNERS L.P.

By:	Blackstone Communications Management Associates I L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

BLACKSTONE FAMILY COMMUNICATIONS PARTNERSHIP L.P.

By:	Blackstone Communications Management Associates I L.L.C., its General Partner

By:	*
	Name:	David L. Johnson
	Title:	Authorized Person

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ David L. Johnson
Name: David L. Johnson

[Signature Page to Registration Rights Agreement]

GS CAPITAL PARTNERS 2000, L.P.			GS CAPITAL PARTNERS V FUND, L.P.

By:	GS Advisors 2000, L.L.C.,		By:	GSCP V Advisors, L.L.C.,
	its General Partner			its General Partner

By:	*		By:	*
	Name:	Sanjeev Mehra		Name:	Sanjeev Mehra
	Title:	Vice President		Title:	Managing Director

GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.			GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

By:	GS Employee Funds 2000 GP, L.L.C.,		By:	GS Advisors V, L.L.C.,
	its General Partner			its General Partner

By:	*		By:	*
	Name:	Sanjeev Mehra		Name:	Sanjeev Mehra
	Title:	Vice President		Title:	Managing Director

GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.			GS CAPITAL PARTNERS V GMBH & CO. KG

By:	GS Advisors 2000, L.L.C.,		By:	GS Advisors V L.L.C.,
	its General Partner			its Managing Limited Partner

By:	*		By:	*
	Name:	Sanjeev Mehra		Name:	Sanjeev Mehra
	Title:	Vice President		Title:	Managing Director

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.			GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

By:	GS Employee Funds 2000 GP, L.L.C., its General Partner		By:	Goldman, Sachs Management GP GmbH, its General Partner

By:	*		By:	/s/ Michael Schramm
	Name:	Sanjeev Mehra		Name:	Michael Schramm
	Title:	Vice President		Title:	Managing Director

GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.			By:	/s/ Dr. Arne Lawall
By:	GSCP V Offshore Advisors, L.L.C.,			Name: Title:	Dr. Arne Lawall Executive Director
its General Partner

By:	*
	Name:	Sanjeev Mehra
	Title:	Managing Director

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Sanjeev Mehra
Name: Sanjeev Mehra

[Signature Page to Registration Rights Agreement]

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P.,
its General Partner
By:	KKR Millennium GP LLC,
its General Partner

By:	*
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

KKR PARTNERS III, L.P.

By:	KKR GP III LLC,
its General Partner

By:	*
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ William J. Janetschek
Name: William J. Janetschek

[Signature Page to Registration Rights Agreement]

PROVIDENCE EQUITY PARTNERS V LP

By:	Providence Equity GP V LP,
its General Partner
By:	Providence Equity Partners V L.L.C.,
its General Partner

By:	*
	Name:	R. Davis Noell
	Title:	Authorized Signatory

PROVIDENCE EQUITY PARTNERS V-A LP

By:	Providence Equity GP V LP,
its General Partner
By:	Providence Equity Partners V L.L.C.,
its General Partner

By:	*
	Name:	R. Davis Noell
	Title:	Authorized Signatory

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ R. Davis Noell
Name: R. Davis Noell

[Signature Page to Registration Rights Agreement]

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:	*
	Name:	Greg Mondre
	Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C.,
its General Partner

By:	*
	Name:	Greg Mondre
	Title:	Managing Director

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Greg Mondre
Name: Greg Mondre

[Signature Page to Registration Rights Agreement]

TPG PARTNERS IV, L.P.

By:	TPG GenPar IV, L.P., its General Partner
By:	TPG Advisors IV, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

T3 PARTNERS II, L.P.

By:	T3 GenPar II, L.P., its General Partner
By:	T3 Advisors II, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

T3 PARALLEL II, L.P.

By:	T3 GenPar II, L.P., its General Partner
By:	T3 Advisors II, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

TPG SOLAR III LLC

By:	TPG Partners III, L.P., its Managing Member
By:	TPG GenPar III, L.P., its General Partner
By:	TPG Advisors III, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

TPG SOLAR CO-INVEST LLC

By:	TPG GenPar IV, L.P., its Managing Member
By:	TPG Advisors IV, Inc., its General Partner

By:	*
	Name:	Clive D. Bode
	Title:	Vice President

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Clive D. Bode
Name: Clive D. Bode

[Signature Page to Registration Rights Agreement]

ANNEX J

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, , §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7

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